Form 10-K, Exhibit 13
period 1995-12-31
QNB CORP
filed 1996-03-28
CIK 750558

MANAGEMENT'S DISCUSSION AND ANALYSIS                                     8

CONSOLIDATED BALANCE SHEETS                                             27

CONSOLIDATED STATEMENTS OF INCOME                                       28

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY                         29

CONSOLIDATED STATEMENTS OF CASH FLOWS                                   30

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                              31

INDEPENDENT AUDITOR'S REPORT                                            40

CORPORATE INFORMATION                                                   40

DIRECTORS, OFFICERS & OFFICE LOCATIONS                                  41

CONSOLIDATED FINANCIAL REVIEW

The intention of this section is to provide the reader with a better understanding of the consolidated results of operations and financial condition of QNB Corp. and its wholly owned subsidiary, The Quakertown National Bank, for the years 1995, 1994 and 1993. The results of operations and financial condition discussed herein are presented on a consolidated basis and the consolidated entity is referred to herein as "QNB." This section should be read in conjunction with the financial statements and notes beginning on page 27. Tabular information is presented in thousands of dollars, except per share data.

QNB Corp. (the "Corporation") is a bank holding company headquartered in Quakertown, Pennsylvania, which provides a full range of commercial and retail banking services through its banking subsidiary, The Quakertown National Bank (the "Bank"), a 118 year old community bank with locations in Upper Bucks, Northern Montgomery and Southern Lehigh Counties.


RESULTS OF OPERATIONS

For the financial services industry, which primarily includes commercial banks, thrift institutions, insurance companies, brokerage firms and mutual fund companies, 1995 was an exciting year--a year of change. Megamergers of some of the largest banks in the country, record inflows of cash into mutual funds, record highs in the stock markets, and deposit insurance premium reductions and refunds for most commercial banks were a few of the major events that impacted the financial services industry.

To sustain its competitive position, QNB implemented strategies throughout 1995 to strengthen the balance sheet and position itself for future growth and increased profitability. These strategies included a corporate re-engineering, a further strengthening of the allowance for possible loan losses, and a realignment of a segment of the investment portfolio to enhance future yields. Net income for 1995 reflects the results of these actions in the form of lower earnings. Net income for 1995 was $1,687,000 or $1.19 per share. This represents a decrease of 15.8 percent from net income reported in 1994.

Net income in 1994 was $2,004,000 or $1.41 per share, an increase of 13.5 percent from net income, before a change in accounting principle, reported in 1993. The strong improvement in operating income in 1994 was a result of solid growth in the net interest margin and significant reductions in nonperforming assets. Net income in 1994 was also positively impacted by reduced operating expenses, partially accomplished through a corporate restructuring program. Net income in 1993, after a change in accounting principle, was $1,818,000 or $1.28 per share. Effective January 1, 1993, QNB adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." As a result of this accounting change, QNB recorded a cumulative benefit of $52,000 in 1993. The effect of this change added $.03 to earnings per share in 1993.

Two important measures of profitability in the banking industry are an institution's return on average assets and return on average shareholders' equity. Return on average assets and return on average shareholders' equity were
 .63 percent and 8.46 percent, respectively, in 1995 compared with .77 percent and 10.56 percent in 1994 and .73 percent and 10.06 percent in 1993.


NET INTEREST INCOME

Net interest income is the primary source of operating income for QNB. Net interest income is interest income, dividends, and fees on earning assets, less interest expense incurred for funding sources. Earning assets primarily include loans, investment securities and Federal funds sold. Sources used to fund these assets include deposits, borrowed funds and shareholders' equity. Net interest income is affected by changes in interest rates, the volume and mix of earning assets and interest-bearing liabilities, and the amount of earning assets funded by noninterest-bearing deposits and shareholders' equity.

For purposes of this discussion, interest income, and the average yield earned on loans and investment securities, is adjusted to a tax-equivalent basis as detailed in the Average Balances, Rates, and Interest Income and Expense Summary that appears on page 25. This provides a basis for comparison of tax-exempt loans and investments with taxable loans and investments by giving effect to interest earned on tax-exempt loans and investments by an amount equivalent to the Federal income taxes which would have been paid if the interest earned on those assets were taxable at the statutory tax rate of 34 percent.

The net interest rate spread is the difference between average rates received on earning assets and the average rates paid on interest-bearing liabilities, while the net interest rate margin includes interest-free sources of funds.

On a fully tax-equivalent basis, net interest income for 1995 decreased $35,000 or .3 percent to $11,772,000. This slight decline in net interest income is a result of a narrowing net interest rate spread and net interest rate margin which decreased to 4.16 percent and 4.64 percent in 1995 from 4.52 percent and
4.89 percent in 1994. The decline in the net interest rate spread and the net interest rate margin offset a 5.0 percent increase in average earning assets.

Total interest income increased $1,843,000 in 1995 to $20,109,000. Higher volumes of earning assets accounted for $739,000 of the increase in interest income, while higher interest rates on earning assets accounted for $1,104,000 of the increase. The yield on earning assets increased 37 basis points to 7.93 percent with the average rates on Federal funds sold, investment securities and loans increasing 175 basis points, 24 basis points and 51 basis points, respectively during 1995. The increase in the yield on earning assets was due to the increase in interest rates during 1994 and the beginning of 1995. For example, the prime rate, the index on which many loans are priced, increased from 6.00 percent on January 1, 1994, to 9.00 percent by February 1995. This rate subsequently declined to 8.75 percent in July 1995 and to 8.50 percent in December 1995. The average prime rate increased from 7.13 percent in 1994 to
8.83 percent in 1995. QNB's interest rate sensitivity position prevented full benefit from these increases, as it holds many loans and securities that either have fixed rates or had repriced, for a fixed period of time, when interest rates were lower.

Nonaccrual loans of $4,488,000 in 1995 and $3,905,000 in 1994 resulted in the non-recognition of $320,000 and $254,000 in interest for the respective periods. Nonaccrual loans are included in the impact of rate changes.

Earning assets averaged $253,503,000 and $241,478,000 in 1995 and 1994. While loan demand did increase during the fourth quarter of 1995, it remained on average relatively flat for most of 1995. This resulted in funding sources being directed into investment securities during the year. Average investment securities increased $12,015,000 or 14.3 percent. Since investment securities generally have lower yields than loans, the increase in average investment securities relative to average loans has negatively impacted the yield on earning assets and the net interest margin. It is the goal of management during 1996 to reposition QNB's balance sheet by increasing average loans and decreasing average investment securities, which should positively impact the net interest margin.

Total interest expense increased $1,878,000 in 1995 to $8,337,000. A 4.0 percent increase in average interest-bearing liabilities resulted in an increase in interest expense of $543,000, while higher interest rates contributed $1,335,000 to the increase in total interest expense. The rates paid on interest-bearing liabilities increased 73 basis points to 3.77 percent for 1995. Average interest rates on NOW accounts, money market accounts, savings accounts and time deposits increased 33 basis points, 12 basis points, 2 basis points and 115 basis points, respectively. Interest rates paid on interest-bearing deposits lagged the rates received on earning assets when rates increased during 1994 and the first part of 1995. As interest rates declined since their peak in the first quarter of 1995, interest rates on earning assets also reacted more rapidly to the decline than interest rates on interest-bearing liabilities. The increase in the cost of interest-bearing liabilities is also a result of a change in the mix of deposits as customers moved their balances from lower paying savings and money market accounts to higher paying time deposits. As a result, average time deposits increased $20,356,000 while average money market and savings accounts decreased $15,868,000 and $2,900,000, respectively.


RATE-VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME (TAX-EQUIVALENT BASIS)

--------------------------------------------------------------------------------------------------------------------------------
                                                                    1995 vs. 1994                          1994 vs. 1993
--------------------------------------------------------------------------------------------------------------------------------

                                                            Change due to           Total          Change due to          Total
                                                           Volume        Rate      Change        Volume        Rate      Change
--------------------------------------------------------------------------------------------------------------------------------

Interest income:
Interest-bearing balances...............................   $ (1)          __      $   (1)        $   1       $  (1)         __
Federal funds sold......................................     (2)      $   98          96            (4)         72       $  68
Investment securities:
   Taxable .............................................    659          281         940           436        (262)        174
   Tax-exempt ..........................................     73          (46)         27            94         (57)         37
Loans...................................................     10          771         781            56         (77)        (21)
-------------------------------------------------------------------------------------------------------------------------------

     Total interest income..............................    739        1,104       1,843           583        (325)        258
-------------------------------------------------------------------------------------------------------------------------------
Interest expense:
NOW accounts............................................     77          123         200            73        (293)       (220)
Money market accounts...................................   (421)          47        (374)         (177)       (173)       (350)
Savings.................................................    (65)           8         (57)           78        (241)       (163)
Time ...................................................    566          908       1,474           112          34         146
Time over $100,000......................................    306          225         531           122          74         196
Short-term borrowings...................................     80           24         104             7          (6)          1
-------------------------------------------------------------------------------------------------------------------------------

     Total interest expense.............................    543        1,335       1,878           215        (605)       (390)
-------------------------------------------------------------------------------------------------------------------------------

Net interest income.....................................   $196       $ (231)     $  (35)        $ 368       $ 280       $ 648
================================================================================================================================

Variances which were not specifically attributed to volume or rate were allocated proportionately between volume and rate. The marginal Federal corporate tax rate of 34 percent was used. Nonperforming assets are treated as a change due to rate.



NET INTEREST INCOME (CONTINUED)

Management expects the net interest margin to continue to decline during 1996 as a result of anticipated lower interest rates, particularly the Federal funds rate, the prime rate and Treasury yields, which will negatively impact the yield on earning assets. Funding costs will not decline to the same magnitude because the competition for deposits will keep the rates paid on interest-bearing liabilities close to current levels. The repositioning of the balance sheet, as discussed above, should help reduce the impact of lower interest rates on the net interest margin. At the end of January 1996 the Federal Reserve Bank decreased the Federal funds rate by 25 basis points to 5.25 percent. The prime rate also declined by 25 basis points to 8.25 percent.

Net interest income for 1994 increased $648,000 or 5.8 percent from 1993 to $11,807,000. The increase resulted from an improvement in the net interest rate spread and net interest rate margin from 4.42 percent and 4.79 percent in 1993 to 4.52 percent and 4.89 percent in 1994, respectively, coupled with 3.7 percent growth in average earning assets. Lower levels of nonperforming assets, including nonaccrual loans and other real estate owned, also aided in the improvement of net interest income.

Total interest income increased $258,000 in 1994 to $18,266,000. Higher volumes of earning assets accounted for $583,000 of the increase in interest income, while lower interest rates on earning assets partially offset the positive impact by $325,000. The yield on earning assets decreased 17 basis points with the average rate on average investment securities and average loans decreasing 37 basis points and 5 basis points, respectively, during 1994. This was somewhat offset by a 126 basis point increase in the average rate earned on Federal funds sold. QNB experienced a decline in the average yield on investments and loans despite the frequent upward pressure placed on short-term interest rates, particularly the Federal funds rate and discount rate, by the Federal Reserve Bank. During 1994 the prime rate increased from 6.00 percent to 8.50 percent. The average prime rate increased from 6.00 percent in 1993 to 7.13 percent in 1994.

                                   [GRAPHIC]

     In the printed version there is a column graph depicting the following data points.

                        INTEREST INCOME/INTEREST EXPENSE
                      (in thousands, tax equivalent basis)

                         Interest Income                    Interest Expense
1995                          $20,109                            $ 8,337
1994                          $18,266                            $ 6,459
1993                          $18,008                            $ 6,849
1992                          $19,461                            $ 8,787
1991                          $21,099                            $11,518


NET INTEREST MARGIN COMPARISON
-----------------------------------------------------------------------------
                                               1995     1994     1993
-----------------------------------------------------------------------------

Rate on earning assets..............          7.93%     7.56%    7.73%
Rate paid on
   interest-bearing liabilities.....          3.77      3.04     3.31
-----------------------------------------------------------------------------

Net interest rate spread............          4.16      4.52     4.42
Effect of
   noninterest-bearing liabilities..           .48       .37      .37
-----------------------------------------------------------------------------

Net interest rate margin............          4.64%     4.89%    4.79%
=============================================================================

Earning assets averaged $241,478,000 and $232,883,000 in 1994 and 1993. Loan demand remained relatively flat for all of 1994, resulting in funding sources being directed into investment securities during the year. Average investment securities increased $8,045,000 or 10.6 percent, while average loans increased $650,000 or .4 percent.

Total interest expense decreased $390,000 in 1994 to $6,459,000. A 2.7 percent increase in average interest-bearing liabilities resulted in an increase in interest expense of $215,000. This was offset by a $605,000 decrease in interest expense as a result of lower interest rates on these liabilities, particularly interest paid on NOW accounts, money market accounts and savings accounts. However, interest rates on time deposits trended upward during 1994, particularly in the fourth quarter. Average interest rates on NOW accounts, money market accounts and savings accounts decreased 88 basis points, 31 basis points and 63 basis points, respectively, while average interest rates on time deposits increased 13 basis points. As a result of rates increasing on time deposits while rates on other interest-bearing liabilities decreased, average time deposits increased $6,000,000 while all other interest-bearing liabilities decreased $676,000.


PROVISION FOR POSSIBLE LOAN LOSSES

The provision for possible loan losses represents management's determination of the amount necessary to be charged to operations to bring the allowance for possible loan losses to a level considered adequate in relation to the risk of possible losses in the loan portfolio. Actual loan losses, net of recoveries, serve to reduce the allowance. The provision was $1,010,000 in 1995 compared to $600,000 and $470,000 in 1994 and 1993, respectively. The primary reason for the higher provision for loan losses in 1995 was the increase in the amount of charge-offs of loans collateralized by real estate, both residential and commercial. Since approximately 78 percent of the loan portfolio is collateralized by real estate, charge-offs of real estate collateralized loans have a significant impact on the allowance for loan loss model, which is heavily weighted for historical charge-offs. Management's decision to strengthen the balance sheet by increasing the coverage of the allowance for possible


                                                                                                   Change from Prior Year
NON-INTEREST INCOME COMPARISON                                                                 1995                   1994
------------------------------------------------------------------------------------------------------------------------------------

                                                1995         1994         1993           Amount    Percent       Amount   Percent
------------------------------------------------------------------------------------------------------------------------------------

Fees for services to customers............    $  904       $  840       $  832            $  64         7.6 %     $   8        1.0 %
Mortgage servicing fees...................       229          241          250              (12)       (5.0)         (9)      (3.6)
Net (loss) gain on investment securities..       (79)         215          566             (294)     (136.7)       (351)     (62.0)
Net gain on sale of loans.................       108           __          635              108       100.0        (635)    (100.0)
Other operating income....................       231          302          201              (71)      (23.5)        101       50.2
------------------------------------------------------------------------------------------------------------------------------------

     Total................................    $1,393       $1,598       $2,484            $(205)      (12.8)%     $(886)     (35.7)%
====================================================================================================================================


loan losses to nonperforming loans and total loans also contributed to the higher provision for possible loan losses. The increase in the provision in 1994 was the result of the sudden deterioration of several related unsecured commercial loans.


NON-INTEREST INCOME

QNB, through its core banking business, generates various fees and service charges. Total non-interest income is composed of service charges on deposit accounts, mortgage servicing fees, gains on the sale of investment securities, gains on the sale of residential mortgage loans and student loans, and other miscellaneous fee income. Total non-interest income was $1,393,000 in 1995, compared to $1,598,000 in 1994 and $2,484,000 in 1993.

Fees for services to customers, the largest component of total non-interest income, is primarily comprised of service charges on deposit accounts. These fees increased $64,000 or 7.6 percent in 1995. Charges related to a greater volume of overdrafts, as well as an increase in the overdraft fee in November of 1995, account for approximately $32,000 of the increase. In 1995, the implementation of a transaction fee for customers that use an out-of-network ATM increased service charge income by $22,000. A reduction in waived service charges of approximately $16,000 also added to the increase in total service charge income. Partially offsetting these positive factors were lower monthly fees and transaction fees on business deposit accounts, which decreased $24,000. Higher interest rates created higher earnings credits for businesses to use to help offset their monthly fees and transaction costs.

Fees for services to customers increased $8,000 or 1.0 percent from 1993 to 1994. Charges related to a greater volume of overdrafts and increased check printing fees offset the decline in monthly and transaction fees on deposit accounts, particularly business accounts. QNB reviews all service charges and fee schedules related to its products and services on an annual basis. QNB prices its products and services competitively.

While QNB sells a majority of its residential mortgages in the secondary market, it retains servicing rights. A normal servicing fee is retained on all loans sold and serviced. Mortgage servicing fees decreased $12,000 or 5.0 percent in 1995 to $229,000. This followed a decrease of $9,000 or 3.6 percent in 1994 to $241,000. The level of mortgages serviced decreased $5,699,000 to $79,908,000 at December 31, 1995. This 6.7 percent decrease in mortgages serviced from year-end 1994 to year-end 1995 followed a 2.3 percent decline between 1993 and 1994. The average balance of mortgages serviced for others decreased 5.2 percent in 1995 to $83,152,000. The decrease in the volume of mortgages serviced for others during 1995 is a result of fewer residential mortgage originations and management's decision to retain 15 and 20 year mortgages, which would have been sold in prior years.

In May 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 122 (SFAS No. 122), "Accounting for Mortgage Servicing Rights," which is effective for QNB beginning January 1, 1996. SFAS No. 122 requires the recognition of separate assets relating to the rights to service mortgage loans based on their fair value if it is practicable to estimate the value. Additionally, the fair value of servicing assets will be required to be measured at each reporting date to determine any potential impairment. The Statement applies prospectively to transactions entered into in 1996; therefore, there will be no cumulative effect upon adoption of this Statement. This Statement is not expected to have a significant effect on the financial position or results of operations of QNB.

Net losses on investment securities were $79,000 in 1995, while net gains on investment securities were $215,000 and $566,000 in 1994 and 1993, respectively. To assist in increasing future profitability, QNB sold approximately $7,885,000 of lower yielding investment securities at a loss of $79,000 in the fourth quarter of 1995 and reinvested the proceeds in higher yielding investment securities which will provide for higher interest income in future years.

Net gains on the sale of approximately $16,426,000 in debt securities available-for-sale were $47,000 in 1994, while net gains on the sale of approximately $15,779,000 in debt securities held-for-sale were $490,000 in 1993. Although the dollar volumes of debt securities sold are comparable, the rapidly rising interest rate environment encountered during 1994 eroded the gains that had accumulated in the portfolio. The sales transactions executed in 1994 were primarily in response to liquidity needs, while the transactions in 1993 were executed to moderately restructure the portfolio, improve cash flow and to maximize the use of the yield curve as well as for liquidity reasons.

                                                                                                Change from Prior Year
                                                                                                ----------------------
NON-INTEREST EXPENSE COMPARISON                                                             1995                   1994
---------------------------------------------------------------------------------------------------------------------------------
                                             1995         1994         1993           Amount    Percent       Amount   Percent
---------------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits.........    $5,343       $5,307      $ 5,247            $  36          .7  %    $  60        1.1 %
Net occupancy expense..................       675          693          599              (18)       (2.6)         94       15.7
Furniture and equipment expense........       721          764          728              (43)       (5.6)         36        4.9
Insurance expense......................       404          688          676             (284)      (41.3)         12        1.8
Other real estate owned expense........       356          186        1,068              170        91.4        (882)     (82.6)
Other expense..........................     2,040        2,081        2,227              (41)       (2.0)       (146)      (6.6)
---------------------------------------------------------------------------------------------------------------------------------

     Total.............................    $9,539       $9,719      $10,545            $(180)       (1.9)%     $(826)      (7.8)%
=================================================================================================================================

NON-INTEREST INCOME (CONTINUED)

There were no sales of investment securities held-to-maturity during any of the three years. QNB owns a small portfolio of marketable equity securities. There were no sales of these securities in 1995. During 1994 and 1993, $129,000 and $78,000 of these securities were sold at gains of $168,000 and $76,000, respectively. At December 31, 1995, these securities had an amortized cost of $139,000 and a market value of $309,000.

The net gain on the sale of loans was $108,000 in 1995. There were no gains on the sale of loans in 1994 and $635,000 in gains in 1993. Included within the 1995 amount are gains on the sale of student loans of $68,000. QNB sold approximately $2,558,000 of student loans to SallieMae in June of 1995. Since then, QNB changed the manner in how it originates and sells student loans to SallieMae. This change provides a lower cost method of originating student loans while also providing an opportunity for gains on the sale of the originated loans. The amount of the gain depends upon the size and volume of loans originated. There were no gains on the sale of student loans in 1994 or 1993.

The net gain on residential mortgage sales is directly related to the volume of mortgages sold and the timing of the sales relative to the interest rate environment. Net gains on the sale of residential mortgages were $40,000 in 1995, zero in 1994 and $635,000 in 1993. Volatile interest rate swings have had a major impact on the volume of mortgages originated and the gains recorded on the sale of these mortgages. A historically low interest rate environment during 1993 resulted in a large volume of mortgage refinancing activity and the opportunity for significant gains on the sale of these loans. Rapidly rising interest rates during 1994 negatively impacted the volume of mortgages originated and sold and the profits earned on these sales. A downturn in rates at the end of the first quarter of 1995 and during the rest of the year provided a better opportunity for originating and selling mortgages at a gain. QNB sold approximately $2,598,000, $10,934,000 and $35,280,000 of residential mortgages in the secondary market in 1995, 1994 and 1993, respectively. Management decided in 1995 to sell primarily only 30 year fixed rate mortgage originations. If interest rates continue to decline, QNB anticipates an increase in the volume of mortgages originated and sold and higher profits on these sales in 1996.

Other operating income was $231,000, $302,000 and $201,000 in 1995, 1994 and
1993, respectively. Net gains on the sale of other real estate owned accounted for $82,000 of the amount reported in 1994. There were no net gains in 1995 or 1993. An increase in merchant charge card income, ATM card income and mutual fund commissions offset a decline in consumer loan insurance commissions in 1995. The increase in merchant charge card income is a result of an increase in the volume of transactions processed, while higher ATM card income is the result of an increase in the number of cards outstanding as well as an increase in the annual fee charged. During the third quarter of 1995, QNB began offering retail investment products through a third party vendor. QNB received commissions of approximately $3,000 for these transactions in 1995. QNB anticipates an increase in other operating income in 1996 as a result of higher ATM card income, safe deposit box income and investment product commissions.


NON-INTEREST EXPENSE

Non-interest expense is comprised of costs related to salaries and employee benefits, net occupancy, furniture and equipment, insurance, other real estate owned and various other operating expenses. The reduction of non-interest expense that began in 1994 continued in 1995 as total non-interest expense declined 1.9 percent to $9,539,000. This followed a 7.8 percent decline between 1994 and 1993.

Salaries and benefits expense is the largest component of non-interest expense. Salaries and benefits expense has increased slightly over the last three years, recording a .7 percent increase in 1995 to $5,343,000. This followed a 1.1 percent increase in 1994. Salary expense increased $11,000 or .3 percent in 1995 to $4,261,000 and $39,000 or .9 percent in 1994 to $4,250,000.

During both 1995 and 1994 corporate re-engineering plans were implemented to reduce the number of employees. As a result the number of full-time equivalent employees was reduced from 153 at December 31, 1993 to 134 at December 31, 1995. The cost of the reorganizations was approximately $244,000 in 1995 and $113,000 in 1994. If the cost of the severance packages was excluded, salary expense would have declined by approximately $120,000 or 2.9 percent in 1995 and $76,000 or 1.8 percent in 1994.

Employee benefits increased $25,000 in 1995 to $1,082,000. The 2.4 percent increase is primarily the result of higher medical, life and disability insurance costs and higher state unemployment taxes. Lower retirement plan expense in 1995, a result of the reduction in the number of employees and the corresponding reduction in eligible compensation, partially offset these increases.

Employee benefits increased $23,000 in 1994 to $1,057,000. Approximately $11,000 of the increase is related to QNB's defined contribution plans. QNB's contribution to the money purchase pension plan decreased $13,000. This was primarily the result of the reorganization that was implemented during 1994 and the corresponding reduction in eligible compensation. Offsetting this was a $24,000 increase in the expense related to the 401(k) profit sharing plan. This plan was amended April 1, 1993 to provide a matching company contribution limited to 3.0 percent of compensation, in addition to a discretionary profit sharing contribution. The increase is a result of having an extra quarter's expense in 1994. Higher expense for employer payroll taxes and life, disability and vision insurance premiums also contributed to the increase, while lower medical insurance costs offset some of these increases.

QNB anticipates that salaries and benefits expense will decrease in 1996 as the cost savings of both reorganization plans are realized. Also positively impacting these expenses are lower projected medical insurance premiums.

In October 1995, Statement of Financial Accounting Standards No. 123 (SFAS No.
123), "Accounting for Stock-Based Compensation" was issued. SFAS No. 123, which is effective January 1, 1996, provides an alternative method of accounting for stock-based compensation arrangements. This method is based on the fair value of the stock-based compensation determined by an option pricing model utilizing various assumptions regarding the underlying attributes of the options and QNB's stock, rather than the existing method of accounting for stock-based compensation which is provided in Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees." The FASB encourages entities to adopt the fair value based method, but does not require the adoption of this method. For those entities that continue to apply APB No. 25, pro forma disclosure of the effects, if adopted, of SFAS No. 123 on net income and earnings per share would be required in the 1996 financial statements. QNB will continue to apply APB No. 25; and therefore, there will be no impact on its financial position and results of operations.

Net occupancy expense decreased $18,000 or 2.6 percent in 1995 to $675,000. A $41,000 decrease in building repairs and maintenance expense offset increases in utilities expense, security expense and real estate taxes totaling $19,000. Net occupancy expense will likely increase in 1996 as a result of costs associated with maintaining the buildings during the severe winter of 1996, and general increases in utility and real estate taxes.

Net occupancy expense increased $94,000 or 15.7 percent in 1994 to $693,000. Expenses related to repairs and maintenance of QNB's facilities increased $46,000 while branch rent and utilities increased $11,000 and $28,000, respectively. The addition of a new branch, renovations of existing locations and maintenance associated with a severe winter contributed to the increases in 1994. Depreciation expense on QNB's facilities also increased $8,000 in 1994. The purchase of a new branch and the renovation and expansion of space at QNB's operations center account for the majority of this increase.

Furniture and equipment expense was $721,000, $764,000 and $728,000 for the years ended 1995, 1994 and 1993, respectively. Depreciation expense on furniture and equipment decreased $36,000 to $446,000 in 1995. QNB uses an accelerated method of depreciation on its furniture and equipment. This provides for higher expense in the earlier years of an asset's life. QNB purchased approximately $143,000 of furniture and equipment in 1995 compared to $628,000 in 1994 and $552,000 in 1993. The decline in the amount of furniture and equipment purchased, along with lower depreciation expense as an asset ages, account for the decrease. Also positively impacting total furniture and equipment expense was lower expense of $13,000 related to equipment maintenance. Furniture and equipment expense should decline again in 1996 as a result of lower depreciation costs.

The increase in furniture and equipment expense in 1994 was primarily the result of an increase in depreciation expense of $88,000. This was partially offset by lower costs for equipment maintenance and equipment rentals of $25,000 and $22,000, respectively. The increase in depreciation expense in 1994 is primarily related to the purchase of a new mainframe computer and the purchase of furniture and equipment for a new branch and the expanded operations center.

Insurance expense, primarily premiums paid to the Federal Deposit Insurance Corporation (F.D.I.C.), was $404,000, $688,000 and $676,000 for the years ended 1995, 1994 and 1993, respectively. F.D.I.C. premiums account for $306,000, $588,000 and $576,000 of total insurance expense for the three years. In August 1995, the F.D.I.C. announced that the Bank Insurance Fund (BIF) had met its legally set coverage ratios as of May 1995, and as a result F.D.I.C. premiums for "well capitalized" institutions decreased by 83 percent starting with the third quarter of 1995 assessment. In addition, since the BIF met its required ratios in May, the F.D.I.C. refunded approximately $37,000 of the premium QNB paid during the second quarter of 1995.

                                   [GRAPHIC]

     In the printed document there appears a column graph depicting the following data points:

Non-Interest Expense
  (in thousands)

1995       $ 9,539
1994       $ 9,719
1993       $10,545
1992       $ 9,184
1991       $ 8,224

NON-INTEREST EXPENSE (CONTINUED)

The F.D.I.C. has been granted unlimited assessment authority to increase or decrease premiums under the Federal Deposit Insurance Corporation Act of 1991. Effective in 1993, F.D.I.C. insurance premiums were based on assigned risk classifications. For 1996, the current F.D.I.C. assessment is expected to be $2,000, which represents a significant reduction from previous years. This amount could increase if Congress attaches language to a debt ceiling extension bill to recapitalize the Savings Association Insurance Fund (SAIF) and eventually merge this fund with the BIF. Congress may also make all insured institutions assume responsibility for the Financing Corp. (FICO) obligations.

Other real estate owned expense increased $170,000 in 1995 to $356,000. Other real estate owned expense for 1994 was $186,000 a dramatic reduction of $882,000 from the amount reported in 1993. Net losses on writedowns and sales of properties account for $149,000 of the increase in 1995. In 1994, QNB recorded $82,000 of net gains on other real estate owned. These gains are reflected in other non-interest income. Expenses related to the maintenance of other real estate owned, which consists of insurance, utilities and real estate taxes, increased approximately $21,000 when comparing 1995 to 1994. Prior years' real estate taxes on one property account for most of the increase. Other real estate owned expense in 1993 includes $527,000 in writedowns and losses on properties owned and sold. Higher expenses relating to the management of a greater number of properties also contributed to the significant expense in 1993.

The primary components of other expense are marketing, supplies, professional fees, postage, telecommunications, Comptroller of the Currency expense and state taxes. Other expense was $2,040,000 in 1995, $2,081,000 in 1994 and $2,227,000
in 1993. The continuing improvement in other non-interest expense is a result of a bankwide effort to monitor expenses. The improvement in 1995 is a result of a reduction in costs associated with third party vendors and consultants, ATM network fees, and marketing costs, primarily advertising. Partially offsetting these positive factors were increases in legal expense, sales department expense, state tax expense and costs for check printing. The increase in sales department expense was related to costs associated with the training of customer service representatives and tellers. QNB will continue to invest in training for its employees so that they can further improve on the quality of service that QNB provides to its loyal customer base. The increase in check printing costs is a result of a deposit account promotion. At the end of 1994 and during 1995 QNB offered a free NOW account to customers; as part of the promotion customers received their first supply of checks free.

The primary reasons for the 6.6 percent decrease in other expense in 1994 were the reductions in costs related to professional service fees and meetings and conferences. The decline in nonperforming assets contributed to the reduction in legal expense by $156,000 in 1994. As part of the attempt to reduce costs in 1994, QNB was able to reduce expenses related to meetings and overnight conferences by approximately $48,000. Offsetting some of these savings were higher sales and marketing expense which increased $46,000 in 1994. Increased advertising necessitated by the opening of a new branch and the introduction of a new theme, "Your Future is Our Future," contributed to this increase.


INCOME TAXES

Effective January 1, 1993, QNB adopted Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." SFAS No. 109 requires a change from the deferred method of accounting for income taxes of Accounting Principles Board Opinion No. 11 (APB No. 11) to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enacted date. The effect of adopting SFAS No. 109 was a cumulative benefit of $52,000 in 1993. As permitted by the Statement, prior financial statements have not been restated to reflect the change in accounting method.

Applicable income taxes and effective tax rates were $536,000 or 24.1 percent for 1995 compared to $681,000 or 25.4 percent for 1994, and $517,000 or 22.6 percent for 1993. The decrease in the effective tax rate between 1994 and 1995 is primarily the result of an increase in the percentage of QNB's income which is derived from non-taxable loans and investments. The lower effective tax rate in 1993 relative to 1994 is primarily the impact of the alternative minimum tax credit of $55,000 realized in 1993.

FINANCIAL CONDITION

The completion of several large bank mergers as well as the announcement of several others during 1994 and 1995 changed the landscape in which QNB operates. QNB's primary competition in the banking segment of the financial services industry is comprised of a large regional bank, several large community banks and a thrift institution. The contraction of the banking industry and the increased demand for loans by financial institutions has led to increased price competition for both deposits and loans. Record highs in the stock markets as well as record inflows of cash into mutual funds have also had a direct impact in the competition for deposits.

As a result, QNB experienced only modest growth in both 1995 and 1994. Total assets at year-end 1995 were $276,049,000, compared with $268,260,000 at December 31, 1994, an increase of 2.9 percent. This followed growth of 4.4 percent in 1994. Average total assets increased 4.0 percent or $10,489,000 in 1995 to $269,833,000. Average total assets increased 3.6 percent or $9,056,000 in 1994 to $259,344,000. Total loans at December 31, 1995 were $155,957,000, an increase of 1.3 percent from December 31, 1994. This followed a .8 percent increase from December 31, 1993. Average total loans increased .1 percent in 1995 and .4 percent in 1994. Funding sources, which include deposits and short-term borrowings, increased 1.8 percent from year-end 1994 to year-end 1995 and 5.1 percent from year-end 1993 to year-end 1994. Average funding sources increased 4.0 percent in 1995 and 3.5 percent in 1994. The following discussion will further detail QNB's financial condition during 1995 and 1994.


INVESTMENT SECURITIES AND OTHER
SHORT-TERM INVESTMENTS

Investment policies, approved annually by QNB's Board of Directors, include strict standards regarding permissible investment categories, credit quality, maturity intervals and investment concentrations. At both December 31, 1995 and 1994, approximately 90 percent of QNB's investment securities were either U.S. Government debt securities or U.S. Government agency issued mortgage-backed securities.

QNB did not hold any securities which, in the aggregate from any issuer (excluding the U.S. Government and its agencies), were in excess of 10 percent of shareholders' equity. In addition, Federal funds sold, which would be affected by the economic status of the banking industry, are short-term in nature and sold to banks with a minimum "A" rating at the date of the sale.

Average investment securities increased $12,015,000 or 14.3 percent to $96,042,000 in 1995 compared with a $8,045,000 or 10.6 percent increase in 1994. Average Federal funds sold decreased .8 percent in 1995 to $5,598,000 and 2.1 percent in 1994 to $5,643,000. The trend of higher interest rates which began in 1994 came to an end as interest rates peaked during the beginning of 1995. Economic indicators pointed to a slowing of the United States economy in 1995. These statistics in conjunction with low inflation and the desire for Congress to enact a balanced budget created an environment for lower interest rates. While the bond market reacted with lower interest rates in all maturity sectors, the yield curve became flatter as the spread between short-term rates and long-term rates narrowed. For example, for the period between October 1989 and August 1995, the average spread between the one year Treasury and the ten year Treasury was 177 basis points with a low of 2 basis points in October 1989, and a high of 329 basis points in October of 1992. Toward the end of 1995 this spread was approximately 52 basis points and the yield on the 30 year Treasury had fallen below 6.00 percent. In this interest rate environment QNB invested primarily in callable U.S. Government agency securities, mortgage-backed securities and tax-exempt state and municipal securities. Callable securities are investments that, for example, have maturities of five years but can be called by the issuer after one year. These bonds provide a higher yield than traditional agency bonds.

While interest rates rose during 1994, the yield curve became flatter as short-term interest rates increased to a greater degree than medium and long-term rates. This created an environment which favored investing in short-term securities, adjustable rate securities, short-term mortgage-backed securities with a high level of cash flow and "step-up" bonds. "Step-up" bonds are callable U.S. Government agency securities with predetermined increasing coupons.

Management anticipates reductions in the size of the securities portfolio during 1996. This will be accomplished through scheduled maturities and anticipated repayments. These funds will be used to fuel anticipated loan growth.

At December 31, 1995 and 1994, investment securities totaling $37,551,000 and $38,470,000 were pledged as collateral for repurchase agreements, public deposits and other deposits as provided by law.

On December 31, 1993, QNB adopted Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities." The Statement requires that these securities be classified into three categories. Securities that QNB has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses, net of tax, excluded from earnings and reported as a separate component of shareholders' equity. Management determines the appropriate classification of securities at the time of purchase. At the time of adoption, QNB reclassified securities as deemed appropriate by management. QNB held no trading securities as of December 31, 1995 and 1994.


INVESTMENT PORTFOLIO HISTORY

------------------------------------------------------------------------------------------------------------------------------------
December 31,                                                                                  1995            1994           1993
------------------------------------------------------------------------------------------------------------------------------------
Investment Securities Available-for-Sale
U.S. Treasuries...........................................................................    $12,732        $ 13,301        $13,201
U.S. Government agencies..................................................................     40,415          34,152         36,543
Mortgage-backed securities................................................................      1,859           1,932          3,867
Other securities..........................................................................        374             453            755
------------------------------------------------------------------------------------------------------------------------------------

   Total investment securities available-for-sale.........................................    $55,380        $ 49,838        $54,366
------------------------------------------------------------------------------------------------------------------------------------

Investment Securities Held-to-Maturity
U.S. Treasuries...........................................................................    $ 2,006        $  2,017             __
State and municipal securities............................................................      9,531           7,253        $ 7,369
Mortgage-backed securities................................................................     30,900          26,288         20,447
Other securities..........................................................................         78              78             78
------------------------------------------------------------------------------------------------------------------------------------

   Total investment securities held-to-maturity...........................................    $42,515        $ 35,636        $27,894
------------------------------------------------------------------------------------------------------------------------------------

   Total investment securities............................................................    $97,895        $ 85,474        $82,260
====================================================================================================================================



INVESTMENT PORTFOLIO WEIGHTED AVERAGE YIELDS

--------------------------------------------------------------------------------------------------------------------------
                                                              Under          1-5          5-10      Over 10
December 31, 1995                                            1 Year        Years         Years        Years      Total
--------------------------------------------------------------------------------------------------------------------------
Investment Securities Available-For-Sale
U.S. Treasuries:
   Fair value...........................................     $6,566      $ 6,166           __           __     $12,732
   Weighted average yield...............................       6.04%        6.25%                                 6.14%
U.S. Government agencies:
   Fair value...........................................     $1,512      $30,354      $ 8,549           __     $40,415
   Weighted average yield...............................       6.94%        6.07%        6.64%                    6.22%
Mortgage-backed securities:
   Fair value...........................................         __      $   888      $   971           __     $ 1,859
   Weighted average yield...............................                    6.94%        5.60%                    6.23%
Other securities:
   Fair value...........................................     $  321      $    53           __           __     $   374
   Weighted average yield...............................       8.58%        7.50%                                 8.31%
------------------------------------------------------------------------------------------------------------------------
Total fair value........................................     $8,399      $37,461      $ 9,520           __     $55,380
Weighted average yield .................................       6.25%        6.12%        6.53%                    6.21%
------------------------------------------------------------------------------------------------------------------------

Investment Securities Held-to-Maturity
U.S. Treasuries:
   Amortized cost.......................................     $2,006           __           __           __     $ 2,006
   Weighted average yield...............................       7.28%                                              7.28%
State and municipal securities:
   Amortized cost.......................................     $  270      $   155      $ 9,106           __     $ 9,531
   Weighted average yield...............................       6.28%        7.71%        7.39%                    7.36%
Mortgage-backed securities:
   Amortized cost.......................................     $3,701      $23,737      $ 3,462           __     $30,900
   Weighted average yield...............................       7.41%        6.43%        6.50%                    6.55%
Other securities:
   Amortized cost.......................................     $   78           __           __           __     $    78
   Weighted average yield...............................       6.00%                                              6.00%
------------------------------------------------------------------------------------------------------------------------

Total amortized cost....................................     $6,055      $23,892      $12,568           __     $42,515
Weighted average yield .................................       7.30%        6.44%        7.14%                    6.77%
--------------------------------------------------------------------------------------------------------------------------

Securities are assigned to categories based on stated contractual maturity except for mortgage-backed securities which are based on anticipated payment periods. See interest rate sensitivity section for practical payment and repricing characteristics. Tax-exempt securities were adjusted to a tax-equivalent basis and are based on the marginal Federal corporate tax rate of 34 percent.


INVESTMENTS AVAILABLE-FOR-SALE

Investment securities available-for-sale include securities that management intends to use as part of its asset/liability management strategy. They may be sold in response to changes in market interest rates and related changes in the security's prepayment risk or in response to the need for liquidity. The available-for-sale portfolio is primarily comprised of U.S. Treasuries and U.S. Government agencies due to their high degree of liquidity. Also chosen were certain mortgage-backed securities to ensure QNB's ability to react to changes in prepayment activity. At December 31, 1995, the fair value of investment securities available-for-sale was $55,380,000 or $336,000 above the amortized cost of $55,044,000. This compares to a fair value of $49,838,000 or $2,808,000 below the amortized cost of $52,646,000 at December 31, 1994. Falling interest rates during 1995 increased the value of the portfolio, while rising interest rates during 1994 negatively impacted the value of the portfolio. An unrealized holding gain, net of taxes, of $222,000 was recorded as an increase to shareholders' equity at December 31, 1995, and an unrealized holding loss, net of taxes, of $1,853,000 was recorded as a decrease to shareholders' equity at December 31, 1994. The available-for-sale portfolio had a weighted average maturity of approximately 3 years and 5 months and 2 years and 11 months and a weighted average tax-equivalent yield of 6.21 percent and 5.93 percent at December 31, 1995 and 1994, respectively.

The weighted average maturities are based on the stated contractual maturity of all securities except for mortgage-backed securities which are based on estimated average life. The maturity of the portfolio may be shorter because of call features in many of the debt securities and because of prepayments on mortgage-backed securities. The interest rate sensitivity analysis on page 24 reflects the expected maturity distribution of the securities portfolio based upon estimated likely call dates and anticipated cash flows assuming management's most likely interest rate environment. The expected weighted average life of the available-for-sale portfolio is 1 year and 4 months.


INVESTMENTS HELD-TO-MATURITY

Investment securities held-to-maturity are recorded at amortized cost. Included in this portfolio are state and municipal securities and most mortgage-backed securities. They are designated as held-to-maturity as they represent a large component of QNB's core earnings and are not purchased specifically for liquidity. The mortgage-backed securities with the highest degree of yield and average life stability are included in this classification. In December 1994, a U.S. Treasury security was purchased and classified in this portfolio due to its short maturity. At December 31, 1995 and 1994, the amortized cost of investment securities held-to-maturity was $42,515,000 and $35,636,000 and the fair value was $42,861,000 and $33,781,000, respectively. The held-to-maturity portfolio had a weighted average maturity of approximately 3 years and 8 months and 3 years and 10 months and a weighted average tax-equivalent yield of 6.77 percent and 6.83 percent at December 31, 1995 and 1994, respectively.

LOANS

QNB's primary function and responsibility is to accept deposits and to make loans to meet the credit needs of the communities it serves. Loans are the most significant component of earning assets. Inherent within the lending function is the evaluation and acceptance of credit risk and interest rate risk along with the opportunity cost of alternative deployment of funds. QNB manages credit risk associated with its lending activities through portfolio diversification, underwriting policies and procedures, and loan monitoring practices.

QNB's commercial lending activity is focused on small businesses within the local community. Commercial and industrial loans represent commercial purpose loans that are either secured by collateral other than real estate or unsecured. Real estate commercial loans include commercial purpose loans collateralized at least in part by commercial real estate. These loans may not be for the expressed purpose of conducting commercial real estate transactions. Real estate residential loans include loans secured by one-to-four family units. These loans include home equity loans, loans to individuals for residential mortgages and commercial purpose loans. Prior to 1995, substantially all originations of residential mortgage loans were sold in the secondary market. Beginning in 1995, QNB decided it would sell primarily only 30 year mortgages in the secondary market.

The loan portfolio composition remained substantially unchanged from year-end 1994 except for a moderate increase in the proportion of commercial and industrial loans and real estate residential loans, and a moderate decrease in consumer loans. Loans, net of unearned income, increased $1,964,000 to $155,957,000 at December 31, 1995. Commercial and industrial loans, construction loans and real estate residential loans increased $2,403,000, $1,388,000 and $3,853,000, respectively. Real estate commercial loans and consumer loans decreased $2,647,000 and $2,670,000, respectively. The increase in residential real estate loans is primarily a result of both the change in strategy in selling loans in the secondary market and an aggressive fixed rate home equity loan promotion offered during 1995. Included in real estate residential loans at December 31, 1995 and 1994 are $661,000 and $174,000 of residential mortgage loans held-for-sale. The decline in consumer loans is the result of the sale of approximately $2,558,000 of student loans to SallieMae. QNB continues to pursue new commercial banking relationships and to develop new residential mortgage products and consumer loan products to meet the needs of the community.

Average loans for 1995 increased modestly over 1994 levels to $151,839,000 from $151,726,000. The proportion of average loans to average earning assets decreased to 59.9 percent in 1995 compared with 62.8 percent a year ago. Growth in the loan portfolio was also impacted by the level of nonperforming assets.

LOANS (CONTINUED)

Management's primary focus during recent years has been asset quality and the reduction of nonperforming assets. QNB has made great strides in reducing the level of nonperforming assets. While one of QNB's goals is to continue to reduce the amount of nonperforming assets, it will now focus on developing new lending relationships as well as strengthening existing relationships. Management expects the ratio of average loans to average earning assets to increase in 1996 as a result of loan growth achieved through a formal business development program.


NONPERFORMING ASSETS

Nonperforming assets are defined as accruing loans past due 90 days or more, nonaccruing loans, restructured loans and other real estate owned. QNB continues to make significant progress in reducing its level of nonperforming assets. Total nonperforming assets were $5,535,000 at December 31, 1995, their lowest level since 1990. This represents a reduction of 16.1 percent from the December 31, 1994 balance of $6,599,000 and a 53.5 percent reduction from their highest level recorded in April 1993. Nonperforming assets at December 31, 1995 represent 2.01 percent of total assets, an improvement from 2.46 percent of total assets at December 31, 1994.

Generally, the accrual of interest income on loans is discontinued when, in management's judgement, reasonable doubt exists as to the full, timely collection of interest or principal. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management's judgement as to the collectibility of principal. The accrual of interest income on commercial loans is generally discontinued when a loan is past due 90 days or more. In most instances, consumer loans are charged-off when payments are 120 days past due.

Included in the loan portfolio are loans on nonaccrual status of $4,488,000 and $3,905,000 at December 31, 1995 and 1994. If interest had been accrued throughout the period, interest income

                                   [GRAPHIC]

      In the printed version there appears a column graph with the following data points:

Nonperforming Assets
  (in thousands)

1995     $ 5,535
1994     $ 6,599
1993     $ 8,221
1992     $10,328
1991     $ 9,585

for the years ended December 31, 1995 and 1994, would have increased approximately $320,000 and $245,000, respectively. The amount of interest income on these loans included in net income in 1995 and 1994 was $220,000 and $182,000.

There were no restructured loans as of December 31, 1995 or 1994, as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," that have not already been included in loans past due 90 days or more or nonaccrual loans.

Other real estate owned totaled $775,000 at December 31, 1995 and $1,973,000 at December 31, 1994. This real estate is recorded at the fair value of the property less estimated costs to sell. The decrease was the result of the sale of a property, with a book value of $1,215,000 at December 31, 1994, during the second quarter of 1995.

Loans not included in past due, nonaccrual or restructured categories, but where known information about possible credit problems causes management to be uncertain as to the ability of the borrowers to comply with the present loan repayment terms totaled $2,592,000 and $3,513,000 at December 31, 1995 and 1994.


ALLOWANCE FOR POSSIBLE LOAN LOSSES

The determination of an appropriate level of the allowance for possible loan losses is based upon an analysis of the risk inherent in QNB's loan portfolio. Management uses various tools to assess the adequacy of the allowance for possible loan losses. One tool is a model recommended by the Office of the Comptroller of the Currency. This model considers a number of relevant factors including: historical loan loss experience, the assigned risk rating of the credit, current and projected credit worthiness of the borrower, current value of the underlying collateral, levels of and trends in delinquencies and nonaccrual loans, trends in volume and terms of loans, concentrations of credit, and national and local economic trends and conditions. Other tools include ratio analysis and peer group analysis.

QNB utilizes a risk weighting system that assigns a risk code to every commercial loan. This risk weighting system is supplemented with a program that encourages account officers to identify potentially deteriorating loan situations. The officer analysis program is used to complement the on-going analysis of the loan portfolio performed by the loan review officer. In addition, QNB has a committee that meets quarterly to review the adequacy of the allowance for possible loan losses based on the current and projected status of all relevant factors pertaining to the loan portfolio.

In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for possible loan losses. They may require additions to the allowance based upon their judgements about information available to them at the time of examination.


LOAN PORTFOLIO

-------------------------------------------------------------------------------------------------------------------------
December 31,                                                       1995        1994        1993        1992         1991
-------------------------------------------------------------------------------------------------------------------------

Commercial and industrial..................................     $ 27,002    $ 24,599    $ 20,405    $ 18,245     $ 24,127
Agricultural...............................................        2,451       2,823       1,268       1,726        2,245
Construction...............................................        6,641       5,253       6,019       4,199        3,171
Real estate-commercial*....................................       51,368      54,015      56,510      83,069       82,143
Real estate-residential*...................................       61,339      57,486      59,154      38,531       35,767
Consumer...................................................        7,538      10,208       9,830      10,050        9,744
-------------------------------------------------------------------------------------------------------------------------

   Total loans.............................................      156,339     154,384     153,186     155,820      157,197
Less unearned income.......................................          382         391         422         470          415
-------------------------------------------------------------------------------------------------------------------------

   Total loans, net of unearned income ....................     $155,957    $153,993    $152,764    $155,350     $156,782
=========================================================================================================================

* Reclassification of approximately $17,861,000 from real estate-commercial to real estate-residential occurred in 1993.


LOAN MATURITIES AND INTEREST SENSITIVITY

-------------------------------------------------------------------------------------------------------------------
                                                                       Under          1-5         Over
December 31, 1995                                                     1 Year        Years      5 Years        Total
-------------------------------------------------------------------------------------------------------------------
Commercial and industrial......................................      $ 8,613       $12,337     $ 6,052     $ 27,002
Agricultural...................................................          750            17       1,684        2,451
Construction...................................................        3,693         2,948          __        6,641
Real estate-commercial.........................................        4,707         7,985      38,676       51,368
Real estate-residential........................................       10,159        16,236      34,944       61,339
Consumer.......................................................        2,540         4,662         336        7,538
-------------------------------------------------------------------------------------------------------------------

   Total.......................................................      $30,462       $44,185     $81,692     $156,339
===================================================================================================================

Demand loans, loans having no stated schedule of repayment and no stated maturity, are included in under one year.

The following shows the amount of loans due after one year that have fixed, variable or adjustable interest rates at December 31, 1995:

Loans with fixed predetermined interest rates    $ 54,209
Loans with variable or adjustable interest rates $ 71,668


NONPERFORMING ASSETS

------------------------------------------------------------------------------------------------------------------------------------
December 31,                                                             1995         1994          1993         1992         1991
------------------------------------------------------------------------------------------------------------------------------------
Loans past due 90 days or more not on nonaccrual status
   Commercial and industrial.......................................    $   66       $    5            __     $      6       $   47
   Construction....................................................        __          299            __           __           __
   Real estate-commercial..........................................       107          100       $   191          643          100
   Real estate-residential.........................................        96          313           253          230          622
   Consumer........................................................         3            4            78           67           61
------------------------------------------------------------------------------------------------------------------------------------

     Total loans past due 90 days or more and accruing.............       272          721           522          946          830

Loans accounted for on a nonaccrual basis
   Commercial and industrial.......................................       120          123           312          849          308
   Construction....................................................       686          846         1,132          165           __
   Real estate-commercial..........................................     2,588        1,157         2,097        4,474        5,964
   Real estate-residential.........................................     1,084        1,755         1,543           __           __
   Consumer........................................................        10           24            11           23           __
------------------------------------------------------------------------------------------------------------------------------------

     Total nonaccrual loans........................................     4,488        3,905         5,095        5,511        6,272

Other real estate owned............................................       775        1,973         2,604        3,871        2,483
------------------------------------------------------------------------------------------------------------------------------------

     Total nonperforming assets....................................    $5,535       $6,599       $ 8,221     $ 10,328       $9,585
====================================================================================================================================

Total as a percent of total assets.................................      2.01%        2.46%        3.20%        4.04%         4.14%

ALLOWANCE FOR POSSIBLE LOAN LOSS ALLOCATION

------------------------------------------------------------------------------------------------------------------------------------
December 31,                                    1995               1994              1993               1992               1991
------------------------------------------------------------------------------------------------------------------------------------

                                                  Percent            Percent           Percent            Percent            Percent
                                                    Gross              Gross             Gross              Gross              Gross
                                           Amount   Loans    Amount    Loans    Amount   Loans    Amount    Loans    Amount    Loans
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of period applicable to:
   Commercial and industrial............  $  792    17.3%   $  749    15.9%   $  936     13.3%   $  696     11.7%   $  543    15.4%
   Agricultural.........................      13     1.6        12     1.8        11       .9        12      1.1        15     1.4
   Construction.........................      43     4.2        56     3.4        53      3.9       198      2.7       186     2.0
   Real estate-commercial...............     363    32.9       535    35.0       436     36.9     1,344     53.3     1,476    52.3
   Real estate-residential..............     547    39.2       289    37.3       273     38.6       230     24.7       215    22.7
   Consumer.............................      44     4.8        36     6.6        97      6.4       247      6.5       300     6.2
   Unallocated..........................     582               347               415                201                 91
-----------------------------------------------------------------------------------------------------------------------------------

     Total..............................  $2,384   100.0%   $2,024   100.0%   $2,221    100.0%   $2,928    100.0%   $2,826   100.0%
====================================================================================================================================

Gross loans represent loans before unamortized net loan fees. Percentage gross loans lists the percentage of each loan type to total loans.


ALLOWANCE FOR POSSIBLE LOAN LOSSES

------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                            1995           1994           1993            1992         1991
------------------------------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses:
Balance, January 1............................................    $  2,024       $ 2,221       $  2,928       $  2,826    $  1,870

Charge-offs
   Commercial and industrial..................................           4           567          1,038            278         261
   Agricultural...............................................          __            __             __             __           1
   Real estate-commercial.....................................         320           222            115            102          47
   Real estate-residential....................................         325            62             82             48          __
   Consumer...................................................          54            38             66             88         161
------------------------------------------------------------------------------------------------------------------------------------

   Total charge-offs..........................................         703           889          1,301            516         470

Recoveries
   Commercial and industrial..................................          12            55            106              6          42
   Real estate-commercial.....................................          10            11             __             __          __
   Real estate-residential....................................           4             3              3              3          __
   Consumer...................................................          27            23             15             16          10
------------------------------------------------------------------------------------------------------------------------------------

   Total recoveries...........................................          53            92            124             25          52
------------------------------------------------------------------------------------------------------------------------------------

Net charge-offs...............................................        (650)         (797)         (1,177)         (491)       (418)

Provision for possible loan losses............................       1,010           600            470            593       1,374
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31..........................................    $  2,384      $  2,024       $  2,221       $  2,928    $  2,826
====================================================================================================================================

Total loans:
   Average....................................................    $151,839      $151,726       $151,076       $156,982    $159,296
   Year-end...................................................     155,957       153,993        152,764        155,350     156,782

Ratios:
Net charge-offs to:
   Average loans..............................................         .43%          .53%           .78%           .31%        .26%
   Loans at year-end..........................................         .42           .52            .77            .32         .27
   Allowance for possible loan losses.........................       27.27         39.38          52.99          16.77       14.79
   Provision for possible loan losses.........................       64.36        132.83         250.43          82.80       30.42

Allowance for possible loan losses to:
   Average loans..............................................        1.57%         1.33%          1.47%          1.87%       1.77%
   Loans at year-end..........................................        1.53          1.31           1.45           1.88        1.80



ALLOWANCE FOR POSSIBLE LOAN LOSSES (CONT.)

QNB adopted Statement of Financial Accounting Standards No. 114 (SFAS No. 114), "Accounting by Creditors for Impairment of a Loan" as amended by Statement of Financial Accounting Standards No. 118 (SFAS No. 118), "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" during the first quarter of 1995. Under the new standard, a loan is considered impaired, based on current information and events, if it is probable that QNB will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The adoption of SFAS Nos. 114 and 118 resulted in no additional provision for loan losses.

At December 31, 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS Nos. 114 and 118 totaled $4,345,000, of which $3,733,000 related to loans with no valuation allowance and $612,000 related to loans with a corresponding valuation allowance of approximately $179,000. Most of the loans identified as impaired are collateral-dependent.

Net charge-offs were $650,000 in 1995 compared with $797,000 in 1994 and $1,177,000 in 1993. This level of charge-offs represents .43 percent of average loans in 1995, compared with .53 percent and .78 percent in 1994 and 1993, respectively. The improvement in the net charge-off levels reflects QNB's loan recovery efforts and the continued improvement in overall asset quality. The amount of net charge-offs is expected to continue to decline in 1996.

The allowance for possible loan losses was $2,384,000 at December 31, 1995, which represents 1.53 percent of total loans, compared to $2,024,000 and 1.31 percent of total loans at December 31, 1994. While the allowance is allocated to specific loans or loan categories, the total allowance is considered available for losses in the entire loan portfolio. While QNB believes that its allowance is adequate to cover losses in the loan portfolio, there remain inherent uncertainties regarding future economic events and their potential impact on asset quality.


DEPOSITS

QNB primarily attracts deposits from within its market area by offering various deposit products, including demand deposits, NOW accounts, money market accounts, savings accounts and certificates of deposit.

Total deposits increased .8 percent to $242,887,000 at December 31, 1995, from $240,896,000 at year-end 1994. An analysis of the change in average deposits provides a more meaningful measure of deposit change. Average total deposits increased 2.9 percent in 1995 and 3.5 percent in 1994. Average noninterest-bearing deposits increased 4.3 percent to $26,416,000 in 1995. This followed an 11.2 percent increase in 1994. Noninterest-bearing deposits are an important source of funds for QNB because they are low cost. Average NOW accounts increased 12.5 percent in 1995 to $37,335,000 and 8.6 percent in 1994 to $33,197,000. The increase in NOW accounts is primarily the result of obtaining the deposit relationship of a local school district in 1995 and the impact of free NOW account promotions in both 1994 and 1995. Average time deposits increased 25.5 percent in 1995 and 8.1 percent in 1994, while average money market accounts decreased 28.2 percent and 9.7 percent for the same time periods. The change in the mix of deposits is a result of changing interest rates. QNB offers a money market product that requires a minimum investment of $25,000 and pays interest similar to a short-term time deposit, while providing


AVERAGE DEPOSITS BY MAJOR CLASSIFICATION

----------------------------------------------------------------------------------------------------------------------------------
December 31,                                               1995                         1994                        1993
----------------------------------------------------------------------------------------------------------------------------------

                                                    Balance     Rate             Balance     Rate            Balance      Rate
----------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits...................     $26,416       __            $ 25,334       __           $ 22,784        __
NOW accounts...................................      37,335      2.20%            33,197     1.87%            30,558      2.75%
Money market accounts..........................      40,392      2.77             56,260     2.65             62,275      2.96
Savings........................................      35,044      2.27             37,944     2.25             35,244      2.88
Time ..........................................      84,340      5.19             70,582     4.12             67,750      4.07
Time deposits of $100,000 or more..............      15,986      6.04              9,388     4.63              6,220      3.84
----------------------------------------------------------------------------------------------------------------------------------

     Total.....................................    $239,513      3.37%          $232,705     2.71%          $224,831      2.98%
==================================================================================================================================

MATURITY OF TIME DEPOSITS OF $100,000 OR MORE

-----------------------------------------------------------------------------------------------------------------------
December 31,                                           1995                       1994                        1993
-----------------------------------------------------------------------------------------------------------------------
Three months or less...........................     $ 2,815                     $ 6,609                      $1,750
Over three months through six months...........       4,508                       3,115                         994
Over six months through twelve months..........       2,062                         824                         304
Over twelve months.............................       5,067                       6,398                       1,369
-----------------------------------------------------------------------------------------------------------------------

     Total.....................................     $14,452                     $16,946                      $4,417
=======================================================================================================================


DEPOSITS (CONTINUED)

complete liquidity. When interest rates were declining many depositors were utilizing this investment vehicle as an alternative to time deposits. As interest rates on time deposits increased and outperformed rates on this product in 1995 and 1994, customers transferred their deposits from money market accounts to time deposits.

LIQUIDITY

Liquidity represents an institution's ability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and demands of depositors. QNB tries to manage the coordination of its mix of cash, Federal funds sold, investment securities and loans in order to match the volatility, seasonality, interest sensitivity and growth trends of its deposit funds. Liquidity is provided from asset sources through maturities and repayments of loans and investment securities, net interest income and fee income. The portfolio of investments available-for-sale and QNB's policy of selling certain residential mortgage originations and student loans in the secondary market also provide a source of liquidity.

Cash and due from banks, Federal funds sold, available-for-sale securities and loans held-for-sale totaled $71,898,000 at December 31, 1995 and $72,844,000 on average for 1995. This is expected to be adequate to meet normal fluctuations in loan demand and deposit withdrawals. The Bank will be considering membership to the Federal Home Loan Bank during 1996. This would provide QNB with an additional source of liquidity.

The consolidated statements of cash flows present the changes in cash and cash equivalents from operating, investing and financing activities. QNB's cash and cash equivalents increased $1,523,000 to $12,950,000 at year-end 1995, compared to $11,427,000 at year-end 1994. After adjusting net income for non-cash transactions, operating activities provided $3,190,000 in cash flow in 1995, compared to $2,964,000 in 1994.

Net cash used by investing activities of $5,657,000 in 1995 resulted largely from the growth in the investment portfolio and the slight increase in loans outstanding. Net usage from purchases, sales, maturities and calls of investment securities was $9,471,000. Investing activities which provided cash during 1995 were the sale of student loans, residential mortgage loans and other real estate owned which provided cash of $2,626,000, $2,638,000 and $1,320,000, respectively. A $5,493,000 decrease in Federal funds sold also provided cash in 1995. Net cash used by investing activities of $11,713,000 in 1994 resulted largely from the expansion of the investment portfolio and the $3,014,000 increase in Federal funds sold.

Growth in noninterest-bearing deposits and short-term borrowings of $3,692,000 and $2,562,000 was primarily responsible for the cash provided from financing activities of $3,990,000 in 1995. A decline in interest-bearing deposits, primarily money market accounts and savings accounts, and the payment of dividends were financing activities which used cash in 1995. An increase in NOW accounts and time deposits minimized the impact of the decline in money market and savings accounts. Growth in deposits, both noninterest-bearing and interest-bearing, and short-term borrowings were primarily responsible for the increase in net cash provided by financing activities of $11,540,000 in 1994.


CAPITAL ADEQUACY

A strong capital position is fundamental to support continued growth and profitability, to serve the needs of depositors, and to yield an attractive return for shareholders. QNB's shareholders' equity at December 31, 1995 was $20,866,000 or 7.56 percent of total assets, compared to shareholders' equity of $17,784,000 or 6.63 percent at year-end December 31, 1994. At December 31, 1995, shareholders' equity included a positive adjustment of $222,000 related to the unrealized holding gains, net of taxes, on investment securities available-for-sale, while shareholders' equity at December 31, 1994 included a negative adjustment of $1,853,000. Without these adjustments shareholders' equity to total assets would have been 7.48 percent and 7.32 percent at December 31, 1995 and 1994.

CAPITAL ANALYSIS
-----------------------------------------------------------------------------
      December 31,                                         1995        1994
-----------------------------------------------------------------------------

      Tier I
      Shareholders' equity.......................       $ 20,866    $ 17,784
      Net unrealized securities (gains) losses...           (222)      1,853
-----------------------------------------------------------------------------

      Total Tier I risk-based capital............         20,644      19,637

      Tier II
      Allowable portion of the allowance
        for possible loan losses.................          2,125       2,024
-----------------------------------------------------------------------------

      Total risk-based capital...................       $ 22,769    $ 21,661
=============================================================================

      Risk-weighted assets.......................       $169,701    $169,336
=============================================================================


      Capital Ratios
-----------------------------------------------------------------------------
      December 31,                                         1995       1994
-----------------------------------------------------------------------------

      Tier I capital/risk-weighted assets                 12.16%      11.60%
      Total risk-based capital/risk-weighted assets       13.42       12.79
      Tier I capital/total assets (leverage ratio)         7.48        7.32


                                   [GRAPHIC]

     In the printed document a column graph appears depicting the following data points:


Capital Ratios

                                 1995      1994     1993     1992     1991
                                 ----      ----     ----     ----     ----
Tier I Capital                  12.16%    11.60%   10.98%   10.13%    9.21%
Tier I Minimum                   4.00%     4.00%    4.00%    4.00%    4.00%
Total Capital                   13.42%    12.79%   12.23%   11.38%   10.47%
Total Minimum                    8.00%     8.00%    8.00%    8.00%    8.00%

Shareholders' equity averaged $19,933,000 during 1995, an increase of 5.0 percent compared to 1994. The ratio of average total equity to average total assets improved slightly to 7.39 percent for 1995, compared to 7.32 percent for 1994. Book value per share rose to $14.66 at year-end 1995 from $12.53 the prior year. The market price was $29.00 bid and $31.00 ask at December 31, 1995, compared with $20.50 bid and $22.25 ask at the prior year-end.

QNB is subject to various regulatory capital requirements as issued by Federal regulatory authorities. Regulatory capital is defined in terms of Tier I capital (shareholders' equity excluding unrealized gains or losses on available-for-sale securities), Tier II capital which includes a portion of the allowance for loan losses, and total capital (Tier I plus Tier II). Risk-based capital ratios are expressed as a percentage of risk-weighted assets. Risk-weighted assets are determined by assigning various weights to all assets and off-balance sheet arrangements, such as letters of credit and loan commitments, based on associated risk. Regulators have also adopted minimum Tier I leverage ratio standards, which measure the ratio of Tier I capital to total assets.

The minimum regulatory capital ratios are 4.00 percent for Tier I, 8.00 percent for total risk-based capital and 3.00 percent for leverage. Under the requirements, QNB has a Tier I capital ratio of 12.16 percent and 11.60 percent, a total risk-based ratio of 13.42 percent and 12.79 percent and a leverage ratio of 7.48 percent and 7.32 percent at December 31, 1995 and 1994, respectively.

The Federal Deposit Insurance Corporation Improvement Act of 1991 established five capital level designations ranging from "well capitalized" to "critically undercapitalized." At December 31, 1995 and 1994 QNB met the "well capitalized" criteria which requires minimum Tier I and total risk-based capital ratios of
6.00 percent and 10.00 percent, respectively, and a Tier I leverage ratio of
5.00 percent.

INTEREST RATE SENSITIVITY

Since the assets and liabilities of QNB have diverse repricing characteristics that influence net interest income, management analyzes interest sensitivity through the use of gap analysis and simulation models. Interest rate sensitivity management seeks to minimize the effect of interest rate changes on net interest margins and interest rate spreads, and to provide growth in net interest income through periods of changing interest rates. The Asset/Liability Management Committee (ALCO) is responsible for managing interest rate risk and for evaluating the impact of changing interest rate conditions on net interest income.

Gap analysis measures the difference between volumes of rate-sensitive assets and liabilities and quantifies these repricing differences for various time intervals. Static gap analysis describes interest rate sensitivity at a point in time. However, it alone does not accurately measure the magnitude of changes in net interest income since changes in interest rates do not impact all categories of assets and liabilities equally or simultaneously. Interest rate sensitivity analysis also involves assumptions on certain categories of assets and deposits. For purposes of interest rate sensitivity analysis, assets and liabilities are stated at either their contractual maturity, estimated likely call date, or earliest repricing opportunity. Mortgage-backed securities and amortizing loans are scheduled based on their anticipated cash flow. Savings accounts, including passbook, statement savings, money market, and NOW accounts, do not have a stated maturity or repricing term and can be withdrawn or repriced at any time. This may impact QNB's margin if more expensive alternative sources of deposits are required to fund loans or deposit runoff. Management projects the repricing characteristics of these accounts based on historical performance and assumptions that it believes reflect their rate sensitivity. A positive gap results when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A negative gap results when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets.

QNB primarily focuses on the management of the one year interest rate sensitivity gap. At December 31, 1995, interest earning assets scheduled to mature, or likely to be called, repriced or repaid in one year were $116,175,000. Interest sensitive liabilities scheduled to mature or reprice within one year were $105,786,000. The one year cumulative gap, which reflects QNB's interest sensitivity over a period of time, was a positive $10,389,000 at December 31, 1995. The cumulative one-year gap equals 4.05 percent of total earning assets. This positive or asset sensitive gap will generally benefit QNB in a rising interest rate environment, while falling interest rates will negatively impact QNB.

INTEREST RATE SENSITIVITY (CONTINUED)

During 1995, QNB began using a simulation model to assess the impact of changes in interest rates on net interest income. The model reflects management's assumptions related to asset yields and rates paid on liabilities, deposit sensitivity and the size, composition and maturity or repricing characteristics of the balance sheet. The assumptions are based on what management believes at that time to be the most likely interest rate environment. Management also evaluates the impact of higher and lower interest rates.

Actual results may differ from simulated results due to various factors including time, magnitude and frequency of interest rate changes, the relationship or spread between various rates, loan pricing and deposit sensitivity, and asset/liability strategies. Based on management's estimate of balance sheet growth and composition and interest rates for the next year, net interest income in 1996 is expected to increase by approximately 4.2 percent compared with 1995 net interest income. The projected increase in net interest income is primarily the result of forecasted growth in total assets and a change in the composition of earning assets, with the loan to earning assets ratio increasing. These factors will be partially offset by a slight decrease in the net interest margin. One of the assumptions in the model was a 25 basis point decrease in the Federal funds rate and the prime rate. These occurred at the end of January 1996.

If interest rates are 100 basis points higher than management's most likely interest rate environment, the simulation model projects net interest income for the next twelve months to exceed the most likely scenario by 1.5 percent. Conversely, if interest rates are 100 basis points lower, net interest income for the most likely scenario would decline by 1.9 percent.


INTEREST RATE SENSITIVITY
---------------------------------------------------------------------------------------------------------------------------------
                                               Within       3 to 6      6 months      1 to 3       3 to 5       After
December 31, 1995                            3 months       months    to  1 year       years        years     5 years      Total
---------------------------------------------------------------------------------------------------------------------------------
Assets
Federal funds sold.......................     $ 2,907           __           __           __          __          __     $  2,907
Investment securities....................       8,992      $10,031     $ 16,854    $  39,167    $ 10,095    $ 12,756       97,895
Loans....................................      54,509        6,685       16,197       44,109      12,699      21,758      155,957
---------------------------------------------------------------------------------------------------------------------------------

Total rate sensitive assets..............      66,408       16,716       33,051       83,276      22,794      34,514     $256,759
Total cumulative assets..................     $66,408      $83,124     $116,175    $ 199,451    $222,245    $256,759
=================================================================================================================================

Liabilities
Savings deposits.........................     $13,365      $ 8,989     $ 17,581    $  59,269    $ 10,967          __     $110,171
Time deposits less than $100,000.........      19,021       10,760       16,586       35,237       4,758    $     20       86,382
Time deposits over $100,000..............       2,815        4,508        2,062        3,102       1,837         128       14,452
Short-term borrowings....................      10,099           __           __           __          __          __       10,099
---------------------------------------------------------------------------------------------------------------------------------

Total rate sensitive liabilities.........      45,300       24,257       36,229       97,608      17,562         148     $221,104
Total cumulative liabilities.............     $45,300      $69,557     $105,786    $ 203,394    $220,956    $221,104
=================================================================================================================================

Gap during period........................     $21,108      $(7,541)    $ (3,178)   $ (14,332)   $  5,232    $ 34,366     $ 35,655
=================================================================================================================================

Cumulative gap...........................     $21,108      $13,567     $ 10,389    $  (3,943)   $  1,289    $ 35,655
=================================================================================================================================

Cumulative gap/earning assets............        8.22%        5.28%        4.05%       (1.54)%       .50%      13.89%
=================================================================================================================================

Cumulative gap ratio.....................        1.47          1.20        1.10          .98        1.01        1.16
=================================================================================================================================






AVERAGE BALANCES, RATES, AND INTEREST INCOME AND EXPENSE SUMMARY
(TAX-EQUIVALENT BASIS)

------------------------------------------------------------------------------------------------------------------------------------
                                                   1995                             1994                             1993
------------------------------------------------------------------------------------------------------------------------------------
                                        Average Average                  Average Average                 Average  Average
                                        Balance    Rate   Interest       Balance    Rate   Interest      Balance     Rate   Interest
------------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-bearing balances............  $     24     3.10%  $     1     $      82     2.65%  $     2     $     59     2.80%   $     2
Federal funds sold...................     5,598     5.91       331         5,643     4.16       235        5,766     2.90        167
Investment securities
   Taxable...........................    87,916     6.25     5,495        76,810     5.93     4,555       69,827     6.27      4,381
   Tax-exempt........................     8,126     7.46       606         7,217     8.02       579        6,155     8.81        542
------------------------------------------------------------------------------------------------------------------------------------

     Total investment  securities....    96,042     6.35     6,101        84,027     6.11     5,134       75,982     6.48      4,923
Loans, net of unearned income........   151,839     9.01    13,676       151,726     8.50    12,895      151,076     8.55     12,916
------------------------------------------------------------------------------------------------------------------------------------

     Total earning assets............   253,503     7.93    20,109       241,478     7.56    18,266      232,883     7.73     18,008

Cash and due from banks..............     8,497                            8,148                           8,131
Allowance for possible loan losses...    (2,232)                          (2,119)                         (2,706)
Other assets.........................    10,065                           11,837                          11,980
------------------------------------------------------------------------------------------------------------------------------------

     Total assets....................  $269,833     7.45%              $ 259,344     7.04%              $250,288     7.19%
====================================================================================================================================


Liabilities and
Shareholders' Equity
Interest-bearing deposits
NOW accounts.........................  $ 37,335     2.20%      820     $  33,197     1.87%      620     $ 30,558     2.75%       840
Money market deposit accounts........    40,392     2.77     1,119        56,260     2.65     1,493       62,275     2.96      1,843
Savings accounts.....................    35,044     2.27       795        37,944     2.25       852       35,244     2.88      1,015
Time deposits........................    84,340     5.19     4,380        70,582     4.12     2,906       67,750     4.07      2,760
Time deposits of $100,000 or more....    15,986     6.04       966         9,388     4.63       435        6,220     3.84        239
------------------------------------------------------------------------------------------------------------------------------------

     Total interest-bearing deposits.   213,097     3.79     8,080       207,371     3.04     6,306      202,047     3.31      6,697
Short-term borrowings................     7,955     3.23       257         5,225     2.93       153        4,987     3.05        152
------------------------------------------------------------------------------------------------------------------------------------

     Total interest-bearing
         liabilities.................   221,052     3.77     8,337       212,596     3.04     6,459     207,034      3.31      6,849
------------------------------------------------------------------------------------------------------------------------------------

Noninterest-bearing deposits.........    26,416                           25,334                          22,784
Other liabilities....................     2,432                            2,434                           2,405
Shareholders' equity.................    19,933                           18,980                          18,065
------------------------------------------------------------------------------------------------------------------------------------

     Total liabilities and
       shareholders' equity..........  $269,833     3.09%              $ 259,344     2.49%              $250,288     2.74%
====================================================================================================================================

Net interest rate spread.............               4.16%                            4.52%                           4.42%
====================================================================================================================================

Margin/net interest income...........               4.64%  $11,772                   4.89%  $11,807                  4.79%   $11,159
====================================================================================================================================

SELECTED FINANCIAL AND OTHER DATA

--------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                   1995           1994           1993            1992           1991
--------------------------------------------------------------------------------------------------------------------------------
Income and Expense
Interest income....................................   $ 19,716       $ 17,865        $17,663        $ 19,127       $ 20,690
Interest expense...................................      8,337          6,459          6,849           8,787         11,518
--------------------------------------------------------------------------------------------------------------------------------

Net interest income................................     11,379         11,406         10,814          10,340          9,172
Provision for possible loan losses.................      1,010            600            470             593          1,374
Non-interest income................................      1,393          1,598          2,484           2,364          1,681
Non-interest expense...............................      9,539          9,719         10,545           9,184          8,224
--------------------------------------------------------------------------------------------------------------------------------

Income before income taxes and cumulative
  effect of change in accounting principle  .......      2,223          2,685          2,283           2,927          1,255
Provision for income taxes.........................        536            681            517             566            230
--------------------------------------------------------------------------------------------------------------------------------

Income before cumulative effect of change
  in accounting principle..........................      1,687          2,004          1,766           2,361          1,025
--------------------------------------------------------------------------------------------------------------------------------

Cumulative effect of change
  in tax accounting method.........................         __             __             52              __             __
--------------------------------------------------------------------------------------------------------------------------------

Net income.........................................   $  1,687       $  2,004        $ 1,818        $  2,361       $  1,025
================================================================================================================================

Per Share Data
Net income before cumulative effect of
  change in accounting principle...................     $ 1.19         $ 1.41         $ 1.25          $ 1.67         $  .73
Cumulative effect of change
  in tax accounting method.........................         __             __            .03              __             __
Net income.........................................       1.19           1.41           1.28            1.67            .73
Book value.........................................      14.66          12.53          13.31           12.14          10.94
Cash dividends.....................................        .50            .50            .50             .50            .50
Average common shares outstanding..................  1,421,378      1,417,395      1,415,828       1,414,160      1,413,208

Balance Sheet at Year-end
Loans, net.........................................  $ 153,573      $ 151,969       $150,543       $ 152,422      $ 153,956
Investment securities available-for-sale...........     55,380         49,838         54,366              __             __
Investment securities held-to-maturity.............     42,515         35,636         27,894          76,375         49,930
Other earning assets...............................      2,915          8,439          5,395             926          8,983
Total assets.......................................    276,049        268,260        257,062         255,380        231,613
Deposits...........................................    242,887        240,896        231,125         231,185        208,510
Other interest-bearing liabilities.................     10,099          7,537          5,179           4,354          4,128
Shareholders' equity...............................     20,866         17,784         18,859          17,176         15,461

Selected Financial Ratios
Net interest margin................................       4.64%          4.89%          4.79%           4.68%          4.52%
Net income as a percentage of:
   Average total assets............................        .63            .77            .73             .97            .45
   Average shareholders' equity....................       8.46          10.56          10.06           14.05           6.61
Average shareholders' equity
   to average total assets ........................       7.39           7.32           7.22            6.88           6.83
Dividend payout ratio..............................      42.13          35.36          38.95           29.94          68.88

CONSOLIDATED BALANCE SHEETS                                                                              QNB CORP. AND SUBSIDIARY
                                                                                                                (in thousands)
------------------------------------------------------------------------------------------------------------------------------------
December 31,                                                                                          1995             1994
------------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks...........................................................................  $  12,950       $  11,427
Federal funds sold................................................................................      2,907           8,400
Investment securities
   available-for-sale.............................................................................     55,380          49,838
   held-to-maturity (market value $42,861 and $33,781)............................................     42,515          35,636
Total loans, net of unearned income of $382 and $391..............................................    155,957         153,993
   Allowance for possible loan losses.............................................................     (2,384)         (2,024)
------------------------------------------------------------------------------------------------------------------------------------

   Net loans ....................................................................................     153,573         151,969
Premises and equipment, net.......................................................................      4,536           4,906
Other real estate owned...........................................................................        775           1,973
Accrued interest receivable ......................................................................      1,943           1,682
Other assets......................................................................................      1,470           2,429
------------------------------------------------------------------------------------------------------------------------------------

Total assets......................................................................................  $ 276,049       $ 268,260
====================================================================================================================================

Liabilities
Deposits
   Demand, noninterest-bearing....................................................................  $  31,882       $  28,190
   NOW accounts...................................................................................     39,477          34,283
   Money market accounts..........................................................................     36,853          44,059
   Savings........................................................................................     33,841          36,354
   Time...........................................................................................     86,382          81,064
   Time over $100,000.............................................................................     14,452          16,946
------------------------------------------------------------------------------------------------------------------------------------

   Total deposits.................................................................................    242,887         240,896
Short-term borrowings.............................................................................     10,099           7,537
Accrued interest payable..........................................................................      1,040           1,082
Other liabilities.................................................................................      1,157             961
------------------------------------------------------------------------------------------------------------------------------------

 Total liabilities................................................................................    255,183         250,476
------------------------------------------------------------------------------------------------------------------------------------

Commitments and contingencies

Shareholders' Equity
Common stock, par value $1.25 per share;
   authorized 5,000,000 shares; issued 1,423,838 shares and 1,419,700 shares......................      1,780           1,774
Surplus...........................................................................................      4,283           4,258
Retained earnings.................................................................................     14,581          13,605
Unrealized holding gains (losses), net of taxes,
   on investment securities available-for-sale....................................................        222          (1,853)
------------------------------------------------------------------------------------------------------------------------------------

Total shareholders' equity........................................................................     20,866          17,784
------------------------------------------------------------------------------------------------------------------------------------

Total liabilities and shareholders' equity........................................................  $ 276,049       $ 268,260
====================================================================================================================================

     The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME                                                                   QNB CORP. AND SUBSIDIARY
                                                                                       (in thousands, except per share data)
----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                                        1995         1994         1993
----------------------------------------------------------------------------------------------------------------------------------
Interest Income
Interest and fees on loans................................................................   $ 13,492     $ 12,691      $12,757
Interest and dividends on investment securities available-for-sale........................      3,537        3,134           __
Interest and dividends on investment securities held-for-sale.............................         __           __        1,104
Interest and dividends on investment securities held-to-maturity:
     Taxable..............................................................................      1,956        1,423        3,277
     Tax-exempt...........................................................................        400          382          358
Interest on Federal funds sold............................................................        331          235          167
----------------------------------------------------------------------------------------------------------------------------------

         Total interest income............................................................     19,716       17,865       17,663
----------------------------------------------------------------------------------------------------------------------------------

Interest Expense
Interest on deposits
     NOW accounts.........................................................................        820          620          840
     Money market accounts................................................................      1,119        1,493        1,843
     Savings..............................................................................        795          852        1,015
     Time.................................................................................      4,380        2,906        2,760
     Time over $100,000...................................................................        966          435          239
Interest on short-term borrowings.........................................................        257          153          152
----------------------------------------------------------------------------------------------------------------------------------

         Total interest expense...........................................................      8,337        6,459        6,849
----------------------------------------------------------------------------------------------------------------------------------

         Net interest income..............................................................     11,379       11,406       10,814
Provision for possible loan losses........................................................      1,010          600          470
----------------------------------------------------------------------------------------------------------------------------------

         Net interest income after provision for possible loan losses....................      10,369       10,806       10,344
----------------------------------------------------------------------------------------------------------------------------------

Non-Interest Income
Fees for services to customers...........................................................         904          840          832
Mortgage servicing fees..................................................................         229          241          250
Net (loss) gain on investment securities.................................................         (79)         215          566
Net gain on sale of loans................................................................         108           __          635
Other operating income...................................................................         231          302          201
----------------------------------------------------------------------------------------------------------------------------------

         Total non-interest income.......................................................      1,393        1,598        2,484
---------------------------------------------------------------------------------------------------------------------------------

Non-Interest Expense
Salaries and employee benefits...........................................................      5,343        5,307        5,247
Net occupancy expense....................................................................        675          693          599
Furniture and equipment expense..........................................................        721          764          728
Insurance expense........................................................................        404          688          676
Other real estate owned expense..........................................................        356          186        1,068
Other expense............................................................................      2,040        2,081        2,227
---------------------------------------------------------------------------------------------------------------------------------

         Total non-interest expense......................................................      9,539        9,719       10,545
---------------------------------------------------------------------------------------------------------------------------------

     Income before income taxes and cumulative effect
       of change in accounting principle ................................................      2,223        2,685        2,283
     Provision for income taxes..........................................................        536          681          517
---------------------------------------------------------------------------------------------------------------------------------

     Income before cumulative effect of change in accounting principle...................      1,687        2,004        1,766
---------------------------------------------------------------------------------------------------------------------------------

     Cumulative effect of change in tax accounting method................................         __           __           52
---------------------------------------------------------------------------------------------------------------------------------

     Net Income..........................................................................   $  1,687     $  2,004      $ 1,818
=================================================================================================================================

     Net income per share before cumulative effect of change in accounting principle.....     $ 1.19        $1.41        $1.25
---------------------------------------------------------------------------------------------------------------------------------

     Cumulative effect of change in tax accounting method................................         __           __          .03
---------------------------------------------------------------------------------------------------------------------------------

     Net Income Per Share................................................................     $ 1.19        $1.41        $1.28
=================================================================================================================================

     Average Common Shares Outstanding...................................................  1,421,378    1,417,395    1,415,828
=================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.


CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY                                    QNB CORP. AND SUBSIDIARY
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Unrealized
                                                     Number        Common              Retained   Treasury    Holding
(in thousands, except share data)                  of Shares        Stock    Surplus   Earnings    Stock    Gain (Loss)       Total
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1992.......................  1,414,616      $ 1,768    $ 4,208   $ 11,200         __           __     $17,176


Net income.......................................         __           __         __      1,818         __           __       1,818
Cash dividends paid
   ($.50 per share)..............................         __           __         __       (708)        __           __        (708)
Stock issue - 401(k) plan........................      1,712            2         29         __         __           __          31
Stock options exercised..........................        784            1         __         __         __           __           1
Unrealized holding gains,
  net of taxes, on investment
  securities available-for-sale..................         __           __         __         __         __       $  541         541
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1993.......................  1,417,112        1,771      4,237     12,310         __          541      18,859
------------------------------------------------------------------------------------------------------------------------------------


Net income.......................................         __           __         __      2,004         __           __       2,004
Cash dividends paid
   ($.50 per share)..............................         __           __         __       (709)        __           __        (709)
Treasury stock acquired..........................       (800)          __         __         __      $ (15)          __         (15)
Stock issue - 401(k) plan........................        568           __          5         __          6           __          11
Stock options exercised..........................      2,820            3         16         __          9           __          28
Change in net unrealized holding
   gains (losses), net of taxes,
   on investment securities available-for-sale..          __           __         __         __         __       (2,394)     (2,394)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1994.......................  1,419,700        1,774      4,258     13,605         __       (1,853)     17,784
------------------------------------------------------------------------------------------------------------------------------------


Net income.......................................         __           __         __      1,687         __           __       1,687
Cash dividends paid
   ($.50 per share)..............................         __           __         __       (711)        __           __        (711)
Stock issue - 401(k) plan........................        462            1         10         __         __           __          11
Stock options exercised..........................      3,676            5         15         __         __           __          20
Change in net unrealized holding
   gains (losses), net of taxes,
    on investment securities available-for-sale..         __           __         __         __         __        2,075       2,075
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1995.......................  1,423,838      $ 1,780    $ 4,283   $ 14,581         __       $  222     $20,866
====================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS                                                                   QNB CORP. AND SUBSIDIARY
                                                                                                              (in thousands)
------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                                                1995        1994        1993
------------------------------------------------------------------------------------------------------------------------------------
Operating Activities
   Net income....................................................................................  $  1,687    $  2,004    $  1,818
   Adjustments to reconcile net income to net cash provided by operating activities
     Provision for possible loan losses..........................................................     1,010         600         470
     Depreciation and amortization...............................................................       602         636         540
     Securities losses (gains)...................................................................        79        (215)       (566)
     Net gain on sale of loans...................................................................      (108)         __        (635)
     Gain on disposal of premises and equipment..................................................       (10)         __          __
     Writedowns, net of losses (gains) on sales of other real estate owned.......................       149         (82)        527
     Deferred income tax provision...............................................................        21         169          18
     Change in income taxes payable..............................................................       146        (132)        174
     Net (increase) decrease in interest and dividends receivable................................      (261)       (114)        208
     Net amortization of premiums and discounts..................................................       115         258         393
     Net (decrease) increase in interest payable.................................................       (42)        180        (607)
     Other, net .................................................................................      (198)       (340)       (217)
------------------------------------------------------------------------------------------------------------------------------------

     Net cash provided by operating activities...................................................     3,190       2,964       2,123
------------------------------------------------------------------------------------------------------------------------------------

Investing Activities
   Proceeds from maturities and calls of investment securities
     available-for-sale..........................................................................    13,026      13,208          __
     held-for-sale...............................................................................        __          __      12,970
     held-to-maturity............................................................................     2,928       5,055       2,436
   Proceeds from sales of investment securities
     available-for-sale..........................................................................     8,888      16,758          __
     held-for-sale...............................................................................        __          __      16,423
   Purchase of investment securities
     available-for-sale..........................................................................   (24,501)    (29,027)         __
     held-for-sale...............................................................................        __          __     (29,303)
     held-to-maturity............................................................................    (9,812)    (12,880)     (7,418)
   Net decrease (increase) in Federal funds sold.................................................     5,493      (3,014)     (4,486)
   Proceeds from sales of student loans..........................................................     2,626          __          __
   Proceeds from sales of residential mortgages..................................................     2,638      10,934      35,915
   Originations of residential mortgages held-for-sale...........................................    (3,859)         __          __
   Net increase in loans.........................................................................    (4,182)    (13,683)    (35,155)
   Net purchases of premises and equipment.......................................................      (222)       (804)     (1,065)
   Proceeds from the sale of other real estate owned.............................................     1,320       1,740       2,130
------------------------------------------------------------------------------------------------------------------------------------

     Net cash used by investing activities.......................................................    (5,657)    (11,713)     (7,553)
------------------------------------------------------------------------------------------------------------------------------------

Financing Activities
   Net increase in noninterest-bearing deposits..................................................     3,692       1,119         807
   Net (decrease) increase in interest-bearing deposits..........................................    (1,701)      8,652        (867)
   Net increase in short-term borrowings.........................................................     2,562       2,358         825
   Cash dividends paid...........................................................................      (711)       (709)       (708)
   Proceeds from issuance of common stock........................................................        31          39          32
   Acquisition of treasury stock.................................................................        __         (15)         __
   Other, net....................................................................................       117          96        (224)
------------------------------------------------------------------------------------------------------------------------------------

     Net cash provided (used) by financing activities............................................     3,990      11,540        (135)
------------------------------------------------------------------------------------------------------------------------------------

     Increase (decrease) in cash and cash equivalents............................................     1,523       2,791      (5,565)
     Cash and cash equivalents at beginning of year..............................................    11,427       8,636      14,201
------------------------------------------------------------------------------------------------------------------------------------

     Cash and cash equivalents at end of year....................................................  $ 12,950    $ 11,427    $  8,636
====================================================================================================================================

Supplemental Cash Flow Disclosures
   Interest paid.................................................................................  $  8,379    $  6,279    $  7,456
   Income taxes paid.............................................................................       370         655         300
   Non-Cash Transactions
     Transfer of loans to other real estate owned................................................       271         723       1,284
     Transfer of investment securities to investment securities
       held-for-sale and available-for-sale .....................................................        __          __      53,176
     Change in net unrealized holding gains (losses), net of taxes, on investment securities.....     2,075      (2,394)        541

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business
--------------------------------------------------------------------------------

QNB Corp. through its subsidiary bank, The Quakertown National Bank, provides a full range of banking services to individual and corporate customers through its branch banking system located in Upper Bucks, Northern Montgomery and Southern Lehigh Counties in Pennsylvania. The Quakertown National Bank is subject to competition from other financial institutions and other financial services companies with respect to these services and customers. QNB Corp. is also subject to the regulations of certain federal agencies and undergoes periodic examinations by such regulatory authorities.

Basis of Financial Statement Presentation
--------------------------------------------------------------------------------

The consolidated financial statements include the accounts of QNB Corp. and its wholly owned subsidiary, The Quakertown National Bank (QNB). Such statements have been prepared in accordance with generally accepted accounting principles and general practice within the banking industry. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. Tabular information other than per share data is presented in thousands of dollars.

Investment Securities
--------------------------------------------------------------------------------

Effective December 31, 1993, QNB adopted Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities." The Statement requires that debt and equity securities be classified into three categories. Management determines the appropriate classification of securities at the time of purchase. Securities that QNB has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses, net of tax, excluded from earnings and reported as a separate component of shareholders' equity.

Available-for-sale securities include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in market interest rates and related changes in the securities prepayment risk or to meet liquidity needs.

Gains and losses on sales of investment securities are computed on the specific identification method and included in non-interest income.

Loans
--------------------------------------------------------------------------------

Loans are stated at the principal amount outstanding, net of unearned income and net deferred loan fees and costs. Interest income is accrued on the principal amount outstanding. Generally, the accrual of interest income on loans is discontinued if certain factors indicate reasonable doubt as to the timely collectibility of such interest. Past due loans on which the accrual of interest income has been discontinued are designated as nonaccrual. At the time a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest income in the current period. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management's judgement as to the collectibility of principal. Loans are returned to accrual status when factors indicating doubtful collectibility on a timely basis no longer exist. The accrual of interest income on commercial purpose loans is generally discontinued when a loan is past due 90 days or more. In most instances, consumer loans are charged off after they become 120 days past due.

During the first quarter of 1995, QNB adopted Statements of Financial Accounting Standards No. 114 and No. 118 (SFAS No. 114 and No. 118), "Accounting by Creditors for Impairment of a Loan." Under the requirements of these Statements, recognition of an impairment in the performance of a loan is required when it is probable that all amounts, including both principal and interest, will not be collected in accordance with the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Impairment criteria are applied to the loan portfolio exclusive of smaller homogeneous loans such as residential mortgage and consumer loans which are evaluated collectively for impairment. The adoption of SFAS Nos. 114 and 118 resulted in no additional provision for loan losses.

Residential mortgages held-for-sale are carried at the lower of aggregate cost or market value. Gains and losses on residential mortgages held-for-sale are included in non-interest income.

Loan origination fees and related direct costs are deferred and amortized to income over the term of the respective loan and loan commitment period as a yield adjustment.

Allowance for Possible Loan Losses
--------------------------------------------------------------------------------

The provision for possible loan losses charged to operating expense reflects the amount deemed appropriate by management to produce an adequate reserve to meet the present and foreseeable risk characteristics of the existing loan portfolio. Management's judgement is based on the evaluation of individual loans, past experience, the assessment of current economic conditions, and other relevant factors. Loan losses are charged directly against the allowance and recoveries on previously charged-off loans are added to the allowance.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Significant estimates are made by management in determining the allowance for possible loan losses. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, results of internal loan reviews, borrowers' perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows, and other relevant factors. Since the allowance for possible loan losses is dependent, to a great extent, on conditions that may be beyond QNB's control, it is at least reasonably possible that management's estimates of the allowance for possible loan losses could differ in the near term.

Premises and Equipment
--------------------------------------------------------------------------------

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated principally on an accelerated or straight-line basis over the estimated useful lives of the assets as follows: buildings--10 to 40 years, and equipment--3 to 10 years, or, in the case of leasehold improvements, over the term of the lease. Expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses upon disposition are reflected in earnings as realized.

Other Real Estate Owned
--------------------------------------------------------------------------------

Other real estate owned is comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Other real estate owned is recorded at the lower of the carrying value of the loan or the fair value of the property. Loan losses arising from the acquisition of such properties are charged against the allowance for possible loan losses. After acquisition, such properties are carried at the lower of cost or the fair value minus estimated costs to sell. Holding expenses related to the operation and maintenance of properties are expensed as incurred. Gains and losses upon disposition are reflected in earnings as realized.

Income Taxes
--------------------------------------------------------------------------------

QNB Corp. and its subsidiary file a consolidated Federal income tax return and the amount of income tax expense or benefit is computed and allocated on a separate return basis. Effective January 1, 1993, QNB adopted Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period which includes the enacted date.

Net Income Per Share
--------------------------------------------------------------------------------

Net income per share is calculated on the basis of the weighted average number of shares outstanding, after giving retroactive effect to the four-for-one stock split paid on July 15, 1994. Shares issued upon the exercise of stock options are excluded from the computation since the effect on net income per share would be insignificant. Fully diluted per common share data is not presented because there are no material differences between those amounts and the primary per share data as presented.

Statement of Cash Flows
--------------------------------------------------------------------------------

Cash and cash equivalents for purposes of this statement consist of cash and due from banks.

Interest Rate Risk
--------------------------------------------------------------------------------

The earnings of QNB depend primarily upon the level of net interest income, which is the difference between interest earned on its interest-earning assets, such as loans and investments, and the interest paid on its interest-bearing liabilities, such as deposits and short-term borrowings. Accordingly, the operations of QNB are subject to risks and uncertainties surrounding its exposure to changes in the interest rate environment. QNB assesses the impact of changes in interest rates through the use of a simulation model.

Use of Estimates
--------------------------------------------------------------------------------
In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates.

NOTE 2 -STOCK SPLIT

On June 7, 1994, QNB declared a four-for-one stock split, which was distributed July 15, 1994, to shareholders of record as of July 1, 1994. The number of shares and per share amounts have been restated to reflect this event.

NOTE 3 - CASH AND DUE FROM BANKS

Included in cash and due from banks are reserves in the form of deposits with the Federal Reserve Bank of $536,000 and $225,000 to satisfy federal regulatory requirements as of December 31, 1995 and 1994.

NOTE 4 - INVESTMENT SECURITIES

Available-For-Sale

On December 31, 1993, QNB adopted Financial Accounting Standards No. 115 (SFAS No. 115) "Accounting for Certain Investments in Debt and Equity Securities." As discussed in Note 1, SFAS No. 115 requires investment securities available-for-sale to be reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. The amortized cost and estimated fair values of investment securities available-for-sale at December 31, 1995 and 1994 were as follows:


-----------------------------------------------------------------------------------------------------------------------------------

December 31,                                              1995                                             1994
                                                   Gross        Gross                                Gross     Gross
                                      Aggregate  unrealized   unrealized              Aggregate   unrealized  unrealized
                                         fair    holding       holding   Amortized       fair      holding     holding    Amortized
                                        value      gains       losses       cost         value      gains      losses       cost
-----------------------------------------------------------------------------------------------------------------------------------

U.S. Treasury.......................   $ 12,732      $ 139      $   2   $ 12,595       $13,301          __     $  398      $13,699
U.S. Government agencies............     40,415        195        156     40,376        34,152        $  1      2,282       36,433
Mortgage-backed securities..........      1,859         12         25      1,872         1,932          __        178        2,110
Other securities....................        374        173         __        201           453          52          3          404
-----------------------------------------------------------------------------------------------------------------------------------

Total investment securities
   available-for-sale...............   $ 55,380      $ 519      $ 183   $ 55,044       $49,838        $ 53     $2,861      $52,646
===================================================================================================================================

The amortized cost and estimated fair value of debt securities available-for-sale by contractual maturity at December 31, 1995 are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.
--------------------------------------------------------------------------------
                                                       Aggregate
                                                            fair    Amortized
December 31, 1995                                          value         cost
--------------------------------------------------------------------------------

Due in one year or less..............................    $ 8,078      $ 8,024
Due after one year through five years................     36,573       36,489
Due after five years through ten years...............      8,549        8,508
Due after ten years..................................         __           __
Mortgage-backed securities...........................      1,859        1,872
--------------------------------------------------------------------------------

Total investment securities available-for-sale ......    $55,059      $54,893
================================================================================

Proceeds from sales of investment securities available-for-sale are as follows:

---------------------------------------------------------------------------------------
                                                         1995         1994       1993
---------------------------------------------------------------------------------------
Proceeds.......................................        $8,888      $16,758          __
Gross gains....................................             1          238          __
Gross losses...................................            88           23          __

Held-To-Maturity

Investment securities classified as held-to-maturity are reported at amortized cost. The amortized cost and estimated fair values of investment securities held-to-maturity at December 31, 1995 and 1994 were as follows:

------------------------------------------------------------------------------------------------------------------------------------
December 31,                                              1995                                                 1994
                                                     Gross      Gross                                    Gross      Gross
                                                unrealized unrealized  Aggregate                    unrealized unrealized  Aggregate
                                      Amortized    holding    holding       fair         Amortized     holding    holding       fair
                                           cost      gains     losses      value              cost       gains     losses      value
------------------------------------------------------------------------------------------------------------------------------------

U.S. Treasury.......................   $  2,006      $  23         __   $  2,029           $ 2,017          __     $    9    $ 2,008
State and municipal securities......      9,531        201      $   1      9,731             7,253          $5        315      6,943
Mortgage-backed securities..........     30,900        254        131     31,023            26,288          __      1,536     24,752
Other securities....................         78         __         __         78                78          __         __         78
------------------------------------------------------------------------------------------------------------------------------------

Total investment securities
   held-to-maturity.................   $ 42,515      $ 478      $ 132   $ 42,861           $35,636          $5     $1,860    $33,781
====================================================================================================================================

The amortized cost and estimated fair values of debt securities held-to-maturity by contractual maturity at December 31, 1995 are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.

-------------------------------------------------------------------------------
                                                       Aggregate
                                            Amortized       fair
 December 31, 1995                               cost      value
-------------------------------------------------------------------------------

Due in one year or less...................    $ 2,276    $ 2,300
Due  after one year through five years....        155        160
Due  after five years through ten years...      9,106      9,300
Due after ten years.......................         __         __
Mortgage-backed securities................     30,900     31,023
-------------------------------------------------------------------------------

Total investment securities held-to-maturity  $42,437    $42,783
===============================================================================

There were no sales of investment securities classified as held-to-maturity during 1995, 1994 or 1993.

NOTE 5 - LOANS
------------------------------------------------------------------------------
December 31,                                  1995        1994
------------------------------------------------------------------------------

Commercial and industrial..............   $ 27,002    $ 24,599
Agricultural...........................      2,451       2,823
Construction...........................      6,641       5,253
Real estate-commercial.................     51,368      54,015
Real estate-residential................     61,339      57,486
Consumer...............................      7,538      10,208
------------------------------------------------------------------------------

Total loans............................    156,339     154,384
Less unearned income...................        382         391
------------------------------------------------------------------------------

Total loans, net of unearned income ...   $155,957    $153,993
================================================================================

Real estate commercial loans include all loans collateralized at least in part by commercial real estate. These loans may not be for the expressed purpose of conducting commercial real estate transactions.

Included in real estate residential loans at December 31, 1995 and 1994, are $661,000 and $174,000 of residential mortgage loans held-for-sale.

At December 31, 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS Nos. 114 and 118 totaled $4,345,000, of which $3,733,000 related to loans with no valuation allowance and $612,000 related to loans with a corresponding valuation allowance of approximately $179,000. Most of the loans identified as impaired are collateral-dependent. For the year ended December 31, 1995, the average recorded investment in impaired loans was approximately $3,676,000. QNB recognized $220,000 of interest income on these loans in 1995.

Included within the loan portfolio are loans on nonaccrual status of $4,488,000 and $3,905,000 at December 31, 1995 and 1994, respectively. If interest had been accrued throughout the period, interest income for the years ended December 31, 1995, 1994 and 1993, would have increased approximately $320,000, $254,000 and $369,000, respectively. The amount of interest income on these loans that was included in net income in 1995, 1994 and 1993 was $220,000, $182,000 and $171,000, respectively.

QNB generally lends in its trade area which is comprised of Quakertown and surrounding communities. To a large extent QNB makes loans collateralized at least in part by real estate. Its lending activities could be affected by changes in the general economy, the regional economy, or real estate values.

In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122 (SFAS No. 122), "Accounting for Mortgage Servicing Rights," which is effective for QNB beginning January 1, 1996. SFAS No. 122 requires the recognition of separate assets relating to the rights to service mortgage loans based on their fair value if it is practicable to estimate the value. Additionally, the fair value of servicing assets will be required to be measured at each reporting date to determine any potential impairment. The Statement applies prospectively to transactions entered into in 1996; therefore, there will be no cumulative effect upon adoption of this Statement. This Statement is not expected to have a significant effect on the financial position or results of operations of QNB.

NOTE 6 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

Activity in the allowance for possible loan losses is shown below:

--------------------------------------------------------------------------------
December 31,                           1995      1994      1993
--------------------------------------------------------------------------------

Balance at beginning of year........$ 2,024    $2,221   $ 2,928
--------------------------------------------------------------------------------

Charge-offs.........................   (703)     (889)   (1,301)
Recoveries..........................     53        92       124
--------------------------------------------------------------------------------

Net charge-offs.....................   (650)     (797)   (1,177)
Provision for possible loan losses..  1,010       600       470
--------------------------------------------------------------------------------

Balance at end of year..............$ 2,384    $2,024   $ 2,221
================================================================================


NOTE 7 - PREMISES AND EQUIPMENT

Premises and equipment, stated at cost less accumulated depreciation and amortization, are summarized below:

--------------------------------------------------------------------------------
December 31,                                     1995      1994
--------------------------------------------------------------------------------

Land and buildings..........................  $ 4,817   $ 4,819
Furniture and equipment.....................    4,362     4,634
Leasehold improvements......................      469       412
--------------------------------------------------------------------------------

Book value..................................    9,648     9,865
Accumulated depreciation and amortization...   (5,112)   (4,959)
--------------------------------------------------------------------------------

Net book value..............................  $ 4,536   $ 4,906
================================================================================

Depreciation and amortization expense on premises and equipment amounted to $602,000, $636,000 and $540,000, for the years ended December 31, 1995, 1994 and
1993, respectively.

Rental expense on operating leases amounted to approximately $133,000, $147,000 and $157,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Most leases have options for renewal. Required minimum annual rentals due on noncancelable leases expiring after one year approximate $271,000 in the aggregate at December 31, 1995. Future minimum annual rental payments due on noncancelable leases for each of the years 1996 through 2000 are approximately $116,000, $79,000, $39,000, $29,000 and $4,000, respectively.

NOTE 8 - SHORT-TERM BORROWINGS

Short-term borrowings at December 31, 1995 and 1994, consisted of Treasury tax and loan notes, approximating $203,000 and $600,000 respectively, and securities sold under agreement to repurchase, approximating $9,896,000 and $6,937,000, respectively. The repurchase agreements were collateralized by U.S. Treasury and U.S. Government agency securities with an amortized cost of $11,162,000 and $6,394,000 and a fair value of $11,171,000 and $6,073,000 at December 31, 1995 and 1994, respectively. The agreements had a weighted average interest rate of
3.01 percent and 2.96 percent at December 31, 1995 and 1994, and matured within 30 days.

NOTE 9 - INCOME TAXES

As discussed in Note 1, QNB adopted SFAS No. 109 effective January 1, 1993. The effect of adopting the new Statement was a cumulative benefit of $52,000 in 1993. The components of the provision for income taxes are as follows:

--------------------------------------------------------------------------------
Year Ended December 31,                 1995      1994     1993
-------------------------------------------------------------------------------

Federal income taxes
  currently payable.................    $515      $512     $499
Deferred income taxes...............      21       169       18
--------------------------------------------------------------------------------

Net provision.......................    $536      $681     $517
================================================================================

At December 31, 1995, 1994 and 1993, the tax effects of temporary differences that represent the significant portion of deferred tax assets and liabilities are as follows:

--------------------------------------------------------------------------------
Year Ended December 31,                        1995      1994      1993
--------------------------------------------------------------------------------

Deferred tax assets
   Allowance for possible loan losses......    $569      $446      $513
   Other real estate owned reserves........      22       126       176
   Deferred compensation...................     149       154       155
   Deferred loan fees......................      20        44        82
   Net unrealized holding losses on
     investment securities
     available-for-sale....................      __       954        __
   Other...................................       6        __         3
--------------------------------------------------------------------------------

     Total deferred tax assets.............     766     1,724       929

Deferred tax liabilities
   Net unrealized holding gains on
     investment securities
     available-for-sale....................     114        __       279
   Other...................................      45        28        30
--------------------------------------------------------------------------------

     Total deferred tax liabilities........     159        28       309
--------------------------------------------------------------------------------

   Net deferred tax asset before
      allowance............................     607     1,696       620
   SFAS No. 109 valuation allowance........      __        __        __
--------------------------------------------------------------------------------

   Net deferred tax asset
     after allowance.......................    $607    $1,696      $620
================================================================================

The net deferred tax asset is included in other assets on the consolidated balance sheet.

A reconciliation between the statutory and effective tax rate for net income was as follows:

-------------------------------------------------------------------------------
Year Ended December 31,                 1995      1994     1993
-------------------------------------------------------------------------------

Provision at statutory rate.........   $ 756     $ 913    $ 776
Tax-exempt interest income..........    (260)     (264)    (227)
Alternative minimum tax (credit)....      __        __      (55)
Other...............................      40        32       23
-------------------------------------------------------------------------------

Total provision.....................   $ 536     $ 681    $ 517
===============================================================================

NOTE 10 - SHAREHOLDERS' EQUITY

Dividends payable by QNB Corp. and its bank subsidiary are subject to various limitations imposed by statutes, regulations and policies adopted by bank regulatory agencies. Under current regulations regarding dividend availability, the bank subsidiary may declare dividends in 1996 to the holding company totaling $2,421,000, plus additional amounts equal to the net profit earned by the bank subsidiary for the period from January 1, 1996, through the date of declaration, less dividends previously declared in 1996.

NOTE 11 - EMPLOYEE BENEFIT PLANS

QNB maintains a money purchase defined contribution plan which covers all employees who meet the age and service requirements. QNB makes contributions to the money purchase plan equivalent to 5 percent of total compensation (as defined by the plan). QNB contributed and expensed $174,393, $178,225 and $191,400 to this plan in 1995, 1994 and 1993, respectively. QNB also has a 401(k) profit sharing plan pursuant to the provisions of 401(k) of the Internal Revenue Code. The plan covers substantially all employees who meet the age and service requirements. The 401(k) plan provides for elective employee contributions up to 9 percent of compensation and a matching company contribution limited to 3 percent. QNB makes contributions to the profit sharing plan as directed by its Board of Directors. For 1995, 1994 and 1993 QNB contributed and expensed $100,195, $102,686 and $78,566, respectively, to the 401(k) profit sharing plan. The plan was amended in 1993 to increase the elective employee contribution from a maximum of 5 percent to a maximum of 9 percent and to add the company matching contribution.

NOTE 12 - STOCK OPTION PLAN

QNB sponsors a Stock Option Plan (the "Plan") administered by a committee which consists of three or more members of QNB's Board of Directors. The Plan provides to key employees the granting of either (i) Non-Qualified Stock Options (NQSOs) or (ii) Incentive Stock Options (ISOs). The exercise price of an option is the fair market value of QNB's common stock at the date of grant. The plan authorizes the issuance of 82,000 shares. ISOs expire 5 years from the date of grant. Changes in total options outstanding during 1995, 1994 and 1993, were as follows:

--------------------------------------------------------------------------------
                                        Number    Exercise Price
                                     of Options       per Option
--------------------------------------------------------------------------------
Outstanding at December 31, 1992         26,400  $15.83 to $17.63
     ISOs Exercised                      (4,200)            15.83
--------------------------------------------------------------------------------

Outstanding at December 31, 1993         22,200   16.38 to  17.63
     ISOs Exercised                      (8,400)  16.38 to  19.50
     ISOs Granted                         9,400             19.50
--------------------------------------------------------------------------------

Outstanding at December 31, 1994         23,200   16.50 to  19.50
     ISOs Exercised                      (9,440)  16.50 to  21.00
     ISOs Granted                         9,200             21.00
--------------------------------------------------------------------------------

Exercisable at December 31, 1995         22,960  $16.88 to $21.00
================================================================================

In October 1995, Statement of Financial Accounting Standards No. 123 (SFAS No.
123), "Accounting for Stock-Based Compensation," was issued. SFAS No. 123, which is effective January 1, 1996, provides an alternative method of accounting for stock-based compensation arrangements. This method is based on fair value of the stock-based compensation determined by an option pricing model utilizing various assumptions regarding the underlying attributes of the options and QNB's stock, rather than the existing method of accounting for stock-based compensation which is provided in Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees." The Financial Accounting Standards Board encourages entities to adopt the fair value based method, but does not require the adoption of this method. For those entities that continue to apply APB No. 25, pro forma disclosure of the effects, if adopted, of SFAS No. 123 on net income and earnings per share would be required in the 1996 financial statements. QNB will continue to apply APB No. 25; and therefore, there will be no impact on the financial position and results of operations.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

In the normal course of business there are various legal proceedings, commitments, and contingent liabilities which are not reflected in the financial statements. Management does not anticipate any material losses as a result of these transactions and activities. They include, among other things, commitments to extend credit and standby letters of credit. Outstanding standby letters of credit amounted to $2,941,000 and $1,912,000 and commitments to extend credit totaled $28,683,000 and $29,756,000 at December 31, 1995 and 1994, respectively. The maximum exposure to credit loss, which represents the possibility of sustaining a loss due to the failure of the other parties to a financial instrument to perform according to the terms of the contract, is represented by the contractual amount of these instruments. QNB uses the same lending standards and policies in making credit commitments as it does for on-balance sheet instruments. The activity is controlled through credit approvals, control limits, and monitoring procedures.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. QNB evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the customer. Collateral varies but may include real estate, accounts receivable, marketable securities, pledged deposits, inventory or equipment.

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk and collateral policy involved in issuing letters of credit are essentially the same as those involved in extending loan commitments. The amount of collateral obtained is based on management's credit evaluation of the customer. Collateral varies but may include real estate, accounts receivable, marketable securities, pledged deposits, inventory or equipment.


NOTE  14 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires all entities to disclose the estimated fair value of its financial instrument assets and liabilities. For QNB, as for most financial institutions, approximately 98 percent of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. Many of these financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. Therefore, significant estimations and present value calculations were made by QNB for the purpose of this disclosure.

Estimated fair values have been determined by QNB using the best available data and an estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates it is presumed that estimated fair values generally approximate the recorded book balances. The estimation methodologies used, the estimated fair values, and recorded book balances at December 31, 1995 and 1994 were as follows:

The carrying amounts of cash and due from banks and Federal funds sold approximate fair value because of the short maturity of these instruments.

------------------------------------------------------------------------------------------------------------------------------------
December 31,                                                               1995                                      1994
------------------------------------------------------------------------------------------------------------------------------------

                                                                Estimated         Recorded                Estimated         Recorded
                                                               Fair Value     Book Balance               Fair Value     Book Balance
------------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks.......................................   $ 12,950          $12,950                 $ 11,427          $11,427
Federal funds sold............................................      2,907            2,907                    8,400            8,400

Investment securities actively traded in a secondary market have been valued using quoted available market prices. Investments available-for-sale are carried at fair value.

------------------------------------------------------------------------------------------------------------------------------------
December 31,                                                               1995                                      1994
------------------------------------------------------------------------------------------------------------------------------------
                                                                Estimated         Recorded                Estimated         Recorded
                                                               Fair Value     Book Balance               Fair Value     Book Balance
------------------------------------------------------------------------------------------------------------------------------------
Investment securities available-for-sale......................   $ 55,380          $55,380                 $ 49,838          $49,838
Investment securities held-to-maturity........................     42,861           42,515                   33,781           35,636


Deposits and short-term borrowings with stated maturities have been valued using the present value discounted cash flow with a discount rate approximating the current market for similar liabilities.

------------------------------------------------------------------------------------------------------------------------------------
December 31,                                                               1995                                      1994
------------------------------------------------------------------------------------------------------------------------------------
                                                                Estimated         Recorded                Estimated         Recorded
                                                               Fair Value     Book Balance               Fair Value     Book Balance
------------------------------------------------------------------------------------------------------------------------------------

Deposits with stated maturities...............................  $ 101,360         $100,834                 $ 94,508          $98,010
Short-term borrowings.........................................     10,089           10,099                    7,537            7,537


Deposits with no stated maturities have an estimated fair value equal to the amount payable on demand which is the recorded book balance.

------------------------------------------------------------------------------------------------------------------------------------
December 31,                                                               1995                                      1994
------------------------------------------------------------------------------------------------------------------------------------
                                                                Estimated         Recorded                Estimated         Recorded
                                                               Fair Value     Book Balance               Fair Value     Book Balance
------------------------------------------------------------------------------------------------------------------------------------

Deposits with no stated maturities............................  $ 142,053         $142,053                $ 142,886         $142,886


     The net loan portfolio has been valued using the present value of the estimated discounted cash flows. The discount rate used in these calculations is the Treasury yield curve adjusted for non-interest operating costs, credit loss and assumed prepayment risk.

------------------------------------------------------------------------------------------------------------------------------------
December 31,                                                               1995                                      1994
------------------------------------------------------------------------------------------------------------------------------------

                                                                Estimated         Recorded                Estimated         Recorded
                                                               Fair Value     Book Balance               Fair Value     Book Balance
------------------------------------------------------------------------------------------------------------------------------------
Net loans.....................................................  $ 158,355         $153,573                $ 142,246         $151,969

NOTE  14 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values.

There is no material difference between the notional amount and the estimated fair value of off-balance sheet items which total $31,624,000 and $31,668,000 at December 31, 1995 and 1994. These are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

Management is concerned that reasonable comparability between institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values. Therefore, these values may not be realized. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of QNB.


NOTE 15 - RELATED PARTY TRANSACTIONS

The following table presents the amounts due from directors, principal officers, and their related interests. All of these transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Also, they did not involve a more than normal risk of collectibility or present any other unfavorable features.

--------------------------------------------------------------------------------
Balance, December 31, 1994..........................   $  5,070
New loans...........................................     11,782
Repayments and other changes........................    (12,226)
--------------------------------------------------------------------------------

Balance, December 31, 1995..........................   $  4,626
================================================================================

QNB allowed its directors to defer a portion of their compensation. The amount of deferred compensation accrued as of December 31, 1995 and 1994, was $439,000 and $454,000, respectively.


NOTE 16 - PARENT COMPANY
FINANCIAL INFORMATION

Condensed financial statements of QNB Corp. only:

Balance Sheets
--------------------------------------------------------------------------------
December 31,                                     1995      1994
--------------------------------------------------------------------------------
Assets
Cash and due from banks                      $      8  $     39
Investment securities available-for-sale..        309       191
Investment in subsidiary .................     20,597    17,572
Other assets..............................         10        __
--------------------------------------------------------------------------------

Total assets..............................    $20,924  $ 17,802
================================================================================

Liabilities
Other liabilities.........................    $    58  $     18
Shareholders' equity
Common stock .............................      1,780     1,774
Surplus...................................      4,283     4,258
Retained earnings.........................     14,581    13,605
Unrealized holding gains (losses),
     net of taxes, on investment
    securities available-for-sale.........        222    (1,853)
--------------------------------------------------------------------------------

Total liabilities and shareholders' equity    $20,924   $17,802
================================================================================


Statements of Income
--------------------------------------------------------------------------------
Year Ended December 31,                          1995        1994         1993
--------------------------------------------------------------------------------

Dividends from subsidiary.................     $  673      $  496       $  481
Interest and dividend income..............         10          15           17
Securities gains..........................         __         168           76
--------------------------------------------------------------------------------

   Total income...........................        683         679          574

   Expenses...............................         34          14            5
--------------------------------------------------------------------------------

   Income before applicable
   income taxes and equity in
   undistributed income of subsidiary.....        649         665          569
Income taxes (benefit)....................        (10)         54           26
--------------------------------------------------------------------------------

   Income before equity in
   undistributed income of subsidiary ....        659         611          543
Equity in undistributed
 income of subsidiary.....................      1,028       1,393        1,275
--------------------------------------------------------------------------------

   Net income.............................     $1,687      $2,004       $1,818
================================================================================

Statements of Cash Flows
---------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                    1995          1994          1993
---------------------------------------------------------------------------------------------------------------
Operating Activities
   Net income........................................................   $ 1,687       $ 2,004       $ 1,818
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Equity in undistributed income from subsidiary..................    (1,028)       (1,393)       (1,275)
     Securities gains................................................        __          (168)          (76)
     (Increase) decrease in other assets.............................       (10)           __            12
     (Decrease) increase in other liabilities........................        __           (26)           26
---------------------------------------------------------------------------------------------------------------

       Net cash provided by operating activities.....................       649           417           505
---------------------------------------------------------------------------------------------------------------

Investing Activities
   Proceeds from sale of investment securities.......................        __           297           154
---------------------------------------------------------------------------------------------------------------

       Net cash provided by investing activities.....................        __           297           154
---------------------------------------------------------------------------------------------------------------

Financing Activities
   Cash dividends paid...............................................      (711)         (709)         (708)
   Stock issue - 401(k) plan and stock options exercised.............        31            40            32
   Acquisition of treasury stock.....................................        __           (15)           __
---------------------------------------------------------------------------------------------------------------

       Net cash used by financing activities.........................      (680)         (684)         (676)
---------------------------------------------------------------------------------------------------------------

       (Decrease) increase in cash and cash equivalents..............       (31)           30           (17)
       Cash and cash equivalents at beginning of year................        39             9            26
---------------------------------------------------------------------------------------------------------------

       Cash and cash equivalents at end of year......................   $     8       $    39       $     9
===============================================================================================================

NOTE 17 - CONSOLIDATED QUARTERLY FINANCIAL DATA (unaudited):
------------------------------------------------------------------------------------------------------------------------------------
                                                     Quarters Ending 1995                         Quarters Ending 1994
                                           March 31    June 30   Sept. 30    Dec. 31    March 31    June 30   Sept. 30    Dec. 31
-----------------------------------------------------------------------------------------------------------------------------------

Interest income...........................  $4,707     $4,899     $5,061     $5,049      $4,203     $4,430     $4,546     $4,686
Interest expense..........................   1,933      2,057      2,175      2,172       1,469      1,527      1,627      1,836
-----------------------------------------------------------------------------------------------------------------------------------

Net interest income.......................   2,774      2,842      2,886      2,877       2,734      2,903      2,919      2,850
Provision for possible loan losses........     250        560        100        100         100        100        300        100
Non-interest income.......................     324        414        341        314         384        433        348        433
Non-interest expense......................   2,465      2,717      2,196      2,161       2,542      2,395      2,427      2,355
-----------------------------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes ........     383        (21)       931        930         476        841        540        828
Provision (benefit) for income taxes .....      81        (16)       214        257         109        236        108        228
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Net Income (loss).........................  $  302     $   (5)    $  717     $  673      $  367     $  605     $  432     $  600
===================================================================================================================================

Net Income Per Share......................  $  .21         __     $  .50     $  .48      $  .26     $  .43     $  .30     $  .42
===================================================================================================================================


                          INDEPENDENT AUDITOR'S REPORT

      To the Board of Directors and Shareholders of QNB Corp:

We have audited the accompanying consolidated balance sheets of QNB Corp. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of QNB Corp. and subsidiary as of December 31, 1995 and 1994, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, QNB Corp. adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and No. 109, "Accounting for Income Taxes" in 1993.

      /s/ Coopers & Lybrand L.L.P.

      Coopers & Lybrand L.L.P.
      2400 Eleven Penn Center
      Philadelphia, Pennsylvania
      January 25, 1996


                             CORPORATE INFORMATION

ANNUAL MEETING

The Annual Meeting of Shareholders of QNB Corp. will be held at the offices of The Quakertown National Bank, 320 West Broad Street, Quakertown, PA on May 7, 1996, at 11:00 a.m.

MARKET MAKERS

As of December 31, 1995, the following firms made a market in QNB Corp. common stock:

      Legg Mason Wood Walker, Inc.
      Allentown, PA 18105
      Ryan, Beck & Company
      West Orange, NJ 07052
      Wheat First Butcher Singer
      Quakertown, PA 18951

TRANSFER AGENT

      Registrar and Transfer Company
      10 Commerce Drive
      Cranford, NJ 07016-3572
      (800) 456-0596

FORM 10-K

A copy of QNB Corp.'s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, is available, without charge to shareholders, by writing Tara E. Zuck, QNB Corp., P.O. Box 9005, Quakertown, PA 18951-9005.

AUDITORS

      Coopers & Lybrand L.L.P.
      2400 Eleven Penn Center
      Philadelphia, PA 19103

STOCK INFORMATION

QNB Corp. common stock is traded in the over-the-counter market. Quotations for QNB Corp. common stock appear in the pink sheets published by the National Quotations Bureau, Inc.

The following table sets forth representative high and low bid and ask stock prices for QNB Corp. common stock on a quarterly basis during 1995 and 1994:

--------------------------------------------------------------------------------

                                                           Cash
                           High               Low       Dividend
                       Bid      Ask      Bid      Ask  Per Share
--------------------------------------------------------------------------------

1995
First Quarter      $ 22 1/2  $ 23 1/2   $ 20 1/2  $ 22 1/4    $ .125
Second Quarter       25        26         22 3/4    23 3/4      .125
Third Quarter        27 1/2    29 1/2     26 1/2    27 3/4      .125
Fourth Quarter       29        31         27 1/4    28          .125

1994
First Quarter      $ 19 1/8  $ 19 7/8   $ 19      $ 19 1/2    $ .125
Second Quarter       19 5/8    20 1/4     19 1/8    19 7/8      .125
Third Quarter        20 1/4    22 1/4     19 5/8    20 1/4      .125
Fourth Quarter       20 1/2    22 1/4     20 1/4    21 1/2      .125
--------------------------------------------------------------------------------