Form 10-K, Exhibit 13
period 1996-12-31
QNB CORP
filed 1997-03-27
CIK 750558

FINANCIAL REVIEW CONTENTS                              QNB Corp. and Subsidiary



            Management's Discussion and Analysis                8

            Consolidated Balance Sheets                        26

            Consolidated Statements of Income                  27

            Consolidated Statements of Shareholders' Equity    28

            Consolidated Statements of Cash Flows              29

            Notes to Consolidated Financial Statements         30

            Independent Auditor's Report                       39

            Corporate Information                              39

            Directors, Officers & Office Locations             40

MANAGEMENT'S DISCUSSION AND ANALYSIS                   QNB Corp. and Subsidiary


CONSOLIDATED FINANCIAL REVIEW

The intention of this section is to provide the reader with a better understanding of the consolidated results of operations and financial condition of QNB Corp. and its wholly owned subsidiary, The Quakertown National Bank, for the years 1996, 1995 and 1994. The results of operations and financial condition discussed herein are presented on a consolidated basis and the consolidated entity is referred to herein as "QNB." QNB's consolidated financial condition and results of operations consist almost entirely of The Quakertown National Bank's financial condition and results of operations. This section should be read in conjunction with the financial statements and notes beginning on page
26. Current performance may not be indicative of future performance. Tabular information is presented in thousands, except share data.

QNB Corp. (the "Corporation") is a bank holding company headquartered in Quakertown, Pennsylvania, which provides a full range of commercial and retail banking services through its banking subsidiary, The Quakertown National Bank (the "Bank"), a 119 year old community bank with locations in Upper Bucks, Northern Montgomery and Southern Lehigh Counties.

In addition to historical information, this management discussion and analysis contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Corporation undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q to be filed by the Corporation in 1997, and any Current Reports on Form 8-K filed by the Corporation.


RESULTS OF OPERATIONS
In 1995's Annual Report management described the strategies implemented by QNB to enhance its position in the extremely competitive financial services industry. These strategies included a corporate reorganization, a further strengthening of the allowance for possible loan losses, and a realignment of a segment of the investment portfolio to enhance future yields. These strategies were implemented to strengthen the balance sheet and position the company for future growth and increased profitability. As a direct result of these actions, as well as the continued reduction in non-performing assets and non-interest expense, QNB reported record earnings in 1996 of $2,801,000 or $1.97 per share. This represents an increase of $1,114,000 or 66.0 percent from the net income of $1,687,000 or $1.19 per share reported in 1995. Net income in 1994 was $2,004,000 or $1.41 per share. The lower net income in 1995 reflects the costs associated with implementing the strategies mentioned above. Non-performing assets, non-interest expense and the efficiency ratio all improved during each of the three years.

Two important measures of profitability in the banking industry are an institution's return on average assets and return on average shareholders' equity. Return on average assets and return on average shareholders' equity were
1.02 percent and 12.94 percent, respectively, in 1996 compared with .63 percent and 8.46 percent in 1995 and .77 percent and 10.56 percent in 1994.


NET INTEREST INCOME
Net interest income is the primary source of operating income for QNB. Net interest income is interest income, dividends, and fees on earning assets, less interest expense incurred for funding sources. Earning assets primarily include loans, investment securities and Federal funds sold. Sources used to fund these assets include deposits, borrowed funds and shareholders' equity. Net interest income is affected by changes in interest rates, the volume and mix of earning assets and interest-bearing liabilities, and the amount of earning assets funded by non-interest-bearing deposits and shareholders' equity.

For purposes of this discussion, interest income, and the average yield earned on loans and investment securities, is adjusted to a tax-equivalent basis as detailed in the Average Balances, Rates, and Interest Income and Expense Summary that appears on page 24. This provides a basis for comparison of tax-exempt loans and investments with taxable loans and investments by giving effect to interest earned on tax-exempt loans and investments by an amount equivalent to the Federal income taxes which would have been paid if the interest earned on those assets were taxable at the statutory tax rate of 34 percent.

The net interest rate spread is the difference between average rates received on earning assets and average rates paid on interest-bearing liabilities, while the net interest rate margin includes interest-free sources of funds.

On a fully tax-equivalent basis, net interest income for 1996 increased $99,000 or .8 percent to $11,871,000. A 1.9 percent increase in average earning assets offset a decline in both the net interest rate spread and net interest rate margin. The net interest rate spread decreased to 4.06 percent in 1996 from 4.16 percent in 1995 while the net interest rate margin decreased to 4.58 percent in 1996 from 4.64 percent in 1995. A 6.3 percent increase in non-interest-bearing deposits reduced the impact of lower yielding earning assets on the net interest margin and is a major reason that the net interest rate margin did not decline to the same degree as the net interest rate spread.

It is necessary to review the changes in market interest rates during 1996 to understand the impact of interest rates on interest income. Market interest rates were volatile during 1996 as expectations regarding interest rates changed. Most economists entered the year believing that the economy was poised to head into a recession and that the Federal Reserve would be forced to lower interest rates. At the end of January 1996 the Federal Reserve did just that by lowering the Federal funds rate 25 basis points to 5.25 percent. The national prime rate also dropped 25 basis points to 8.25 percent at that time. This would be the only Federal Reserve action with respect to interest rates during 1996. In February, as it became apparent that the economy was stronger than expected, wage pressures emerged as a concern and market interest rates began to head upward, with the peak in interest rates coming during the summer. In the fall, interest rates headed back down as it appeared likely that the Federal Reserve would not raise

MANAGEMENT'S DISCUSSION AND ANALYSIS                   QNB Corp. and Subsidiary

interest rates during 1996. As an example of the volatility during the year, the benchmark 30-year Treasury bond yield started the year at
5.95 percent and moved as high as 7.20 percent in July before finishing the year at 6.64 percent.

Total interest income increased $175,000 in 1996 to $20,284,000. The Rate-Volume Analysis table below highlights the impact of changing rates and volumes on total interest income and interest expense. Lower rates on earning assets, particularly the rates earned on loans, negatively impacted total interest income by approximately $301,000. The yield on earning assets decreased 10 basis points to 7.83 percent with the average rates on Federal funds sold, held-to-maturity investment securities and loans decreasing 60 basis points, 14 basis points and 22 basis points, respectively, during 1996. The yield on available-for-sale investment securities increased 21 basis points during the year. The increase in the yield on these securities is the result of the realignment of the portfolio that took place in the fourth quarter of 1995; investing more in callable agency securities which provide a higher yield than non-callable agencies; and, slightly lengthening the average life of the portfolio. The decrease in the yield on loans can be attributed in part to the drop in the prime rate. The average prime rate for 1996 was 8.27 percent, a decrease of 56 basis points from the average prime rate for 1995. QNB's yield on its loan portfolio did not decline proportionately, since only approximately 20 percent of the entire portfolio reprices immediately with the prime rate. During 1996, the amount of fixed rate loans as a percentage of total loans increased. To mitigate the interest rate risk associated with fixed rates, many of these loans have call options. Higher volumes of earning assets, particularly loans and held-to-maturity investment securities, account for $476,000 of the increase in interest income. One of the primary goals of management during 1996 was to increase the amount of loans outstanding. Average loans increased $3,336,000 or
2.2 percent, and contributed $317,000 of the increase in interest income related to volume.

Non-accrual loans of $2,700,000 in 1996 and $4,488,000 in 1995 resulted in the non-recognition of $265,000 and $320,000 in interest income for the respective periods. Non-accrual loans are included in the impact of rate changes.

Total interest expense increased $76,000 in 1996 to $8,413,000. A .6 percent increase in average interest-bearing liabilities resulted in an increase in interest expense of $116,000. Interest rates on total interest-bearing liabilities were basically unchanged from 1995 at 3.77 percent. While the overall rate paid on interest-bearing liabilities did not change, the mix of deposits as well as the rates paid on the different products did change. While average NOW account balances increased 4.3 percent to $38,936,000, the rate paid on these accounts declined by 39 basis points to 1.81 percent. A portion of these accounts are indexed to the Federal funds rate, and the reduction in that rate during 1996 accounts for the decline in the yield on NOW accounts. The interest rate on money market accounts was basically unchanged during 1996. As a result, the average balance in these accounts decreased by $4,091,000 or 10.1 percent. Customers moved their balances from these accounts to higher paying time deposits. Time deposits were more sensitive to rising rates as financial institutions were more likely to increase rates on these deposits as opposed to non-maturity deposits. Time deposits under $100,000 increased $4,868,000 or 5.8 percent while the rate paid on these deposits increased 17 basis points to 5.36 percent.

Management expects the net interest margin to decline slightly during 1997 as a result of increased competition for both loans and deposits. One of QNB's goals for 1997 is deposit growth and increased market share. Over the past five years deposit growth has been modest, averaging about 2.5 percent. The achievement of this goal may require an increase in the rates paid on money market and NOW accounts, which would negatively impact the net interest margin. Also negatively



RATE-VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME (TAX-EQUIVALENT BASIS)
------------------------------------------------------------------------------------------------------------------------------
                                                                   1996 vs. 1995                          1995 vs. 1994
------------------------------------------------------------------------------------------------------------------------------
                                                            Change due to         Total         Change due to            Total
                                                          Volume      Rate       Change      Volume        Rate         Change
------------------------------------------------------------------------------------------------------------------------------
Interest income:
Interest-bearing balances .........................         __          __          __       $  (1)           __        $   (1)
Federal funds sold ................................      $ (50)      $ (29)      $ (79)         (2)       $   98            96
Investment securities available-for-sale ..........       (217)        117        (100)        282           120           402
Investment securities held-to-maturity:
  Taxable .........................................        244         (50)        194         383           155           538
  Tax-exempt ......................................        182         (17)        165          73           (46)           27
Loans .............................................        317        (322)         (5)         10           771           781
------------------------------------------------------------------------------------------------------------------------------

    Total interest income .........................        476        (301)        175         745         1,098         1,843
------------------------------------------------------------------------------------------------------------------------------

Interest expense:
NOW accounts ......................................         35        (148)       (113)         77           123           200
Money market accounts .............................       (110)          2        (108)       (421)           47          (374)
Savings ...........................................         (3)        (20)        (23)        (65)            8           (57)
Time ..............................................        261         158         419         566           908         1,474
Time over $100,000 ................................        (80)        (23)       (103)        306           225           531
Short-term borrowings .............................         13          (9)          4          80            24           104
------------------------------------------------------------------------------------------------------------------------------

    Total interest expense ........................        116         (40)         76         543         1,335         1,878
------------------------------------------------------------------------------------------------------------------------------

Net interest income ...............................      $ 360       $(261)      $  99       $ 202        $ (237)       $  (35)
==============================================================================================================================

Variances which were not specifically attributed to volume or rate were allocated proportionately between volume and rate. Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the marginal Federal corporate tax rate of 34 percent. Non-performing assets are treated as a change due to rate.

MANAGEMENT'S DISCUSSION AND ANALYSIS                   QNB Corp. and Subsidiary
impacting the net interest margin is the increased competition for both retail and commercial loans. This increased competition has reduced the rates charged for these loans. Another goal of management continues to be an increase in the loan-to-deposit ratio. An increase in the amount of loans should help lessen the impact on the net interest margin of higher deposit rates and declining loan rates, as QNB can generally yield more on its loans than it can on its investment securities.

Net interest income for 1995 decreased $35,000 or .3 percent to $11,772,000, from $11,807,000 reported in 1994. This slight decline in net interest income was a result of a narrowing net interest rate spread and net interest rate margin, which decreased to 4.16 percent and 4.64 percent in 1995 from 4.52 percent and 4.89 percent in 1994. The decline in the net interest rate spread and the net interest rate margin offset a 5.0 percent increase in average earning assets during 1995.

When comparing 1995 to 1994, total interest income increased $1,843,000 to $20,109,000. Higher volumes of earning assets accounted for $745,000 of the increase in interest income, while higher interest rates on earning assets accounted for $1,098,000 of the increase. The yield on earning assets increased 37 basis points to 7.93 percent with the average rates on Federal funds sold, investment securities and loans increasing 175 basis points, 24 basis points and 51 basis points, respectively, during 1995. The increase in the yield on earning assets was due to the increase in interest rates during 1994 and the beginning of 1995. For example, the prime rate, the index on which many loans are priced, increased from 6.00 percent on January 1, 1994, to 9.00 percent by February 1995. This rate subsequently declined to 8.75 percent in July 1995 and to 8.50 percent in December 1995. The average prime rate increased from 7.13 percent in 1994 to 8.83 percent in 1995. QNB's interest rate sensitivity position during this period prevented full benefit from these increases, as it held many loans and securities that either have fixed rates or had repriced, for a fixed period of time, when interest rates were lower.



                                    [GRAPH]

In the printed version there appears a Bar Chart depicting the following information:

                         1992      1993      1994      1995      1996
                         ----      ----      ----      ----      ----
Net Interest Income    $10,674    $11,159   $11,807   $11,772   $11,871



NET INTEREST MARGIN COMPARISON
--------------------------------------------------------------------------------
                                        1996       1995       1994
--------------------------------------------------------------------------------
Rate on earning assets...............   7.83%      7.93%      7.56%
Rate paid on
 interest-bearing liabilities........   3.77       3.77       3.04
--------------------------------------------------------------------------------
Net interest rate spread.............   4.06       4.16       4.52
Effect of
 interest-free sources of funds......    .52        .48        .37
--------------------------------------------------------------------------------
Net interest rate margin.............   4.58%      4.64%      4.89%
--------------------------------------------------------------------------------

Earning assets averaged $253,503,000 and $241,478,000, respectively, in 1995 and 1994. While loan demand did increase during the fourth quarter of 1995, it remained on average relatively flat for most of 1995. This resulted in funding sources being directed into investment securities during the year. Average investment securities increased $12,015,000 or 14.3 percent. Since investment securities generally have lower yields than loans, the increase in average investment securities relative to average loans has negatively impacted the yield on earning assets and the net interest margin.

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


PROVISION FOR POSSIBLE LOAN LOSSES
The provision for possible loan losses represents management's determination of the amount necessary to be charged to operations to bring the allowance for possible loan losses to a level considered adequate in relation to the risk of possible losses in the loan portfolio. Actual loan losses, net of recoveries, serve to reduce the allowance. The provision was $400,000 in 1996 compared to $1,010,000 and $600,000 in 1995 and 1994, respectively. QNB was able to reduce the provision in 1996 because of continuing improvement in asset quality and the substantial reduction in charged-off loans. Net charge-offs for 1996 were $199,000 versus $650,000 for 1995 and $797,000 for 1994. The primary reason for the significant provision for loan losses in 1995 was the increase in the amount of charged-off loans collateralized by real estate, both residential and commercial. Since the majority of the loan portfolio is collateralized by real estate, charge-offs of real estate collateralized loans have a significant impact on the

MANAGEMENT'S DISCUSSION AND ANALYSIS                   QNB Corp. and Subsidiary



                                                                                          Change from Prior Year
                                                                                          ----------------------
NON-INTEREST INCOME COMPARISON                                                         1996                    1995
---------------------------------------------------------------------------------------------------------------------------
                                             1996        1995        1994       Amount      Percent       Amount    Percent
---------------------------------------------------------------------------------------------------------------------------
Fees for services to customers ...........  $1,095      $  927      $  866       $168        18.1%        $  61        7.0 %
Mortgage servicing fees ..................     208         229         241        (21)       (9.2)          (12)      (5.0)
Net gain (loss) on investment securities .     102         (79)        215        181          __          (294)    (136.7)
Net gain on sale of loans ................      89         108          __        (19)      (17.6)          108      100.0
Other operating income ...................     356         208         276        148        71.2           (68)     (24.6)
---------------------------------------------------------------------------------------------------------------------------
    Total ................................  $1,850      $1,393      $1,598       $457        32.8%        $(205)     (12.8)%
===========================================================================================================================


allowance for loan loss model, which is heavily weighted for historical charge-offs. Management's decision to strengthen the balance sheet by increasing the coverage of the allowance for possible loan losses to non-performing loans and total loans also contributed to the higher provision for possible loan losses in 1995. Management anticipates the provision for possible loan losses in 1997 to remain near 1996 levels if asset quality continues to improve as expected.


NON-INTEREST INCOME
QNB, through its core banking business, generates various fees and service charges. Total non-interest income is composed of service charges on deposit accounts, mortgage servicing fees, gains on the sale of investment securities, gains on the sale of residential mortgage loans and student loans, and other miscellaneous fee income. QNB reviews all service charges and fee schedules related to its products and services on an annual basis. QNB prices its products and services competitively. The continual development of new products and services should help generate additional non-interest income. Total non-interest income was $1,850,000 in 1996, compared to $1,393,000 in 1995 and $1,598,000 in
1994.

Fees for services to customers, the largest component of total non-interest income, is primarily comprised of service charges on deposit accounts. These fees increased $168,000 or 18.1 percent in 1996. Charges related to overdrafts account for approximately $128,000 of the increase in fee income. QNB increased the overdraft fee in November of 1995. Also during 1995, QNB implemented a transaction fee for customers that use an out-of-network ATM. The income generated by this fee increased by approximately $7,000 or 33.3 percent. This is a result of the fee being in place for an entire year, and an increase in volume. QNB does not surcharge for the use of its ATM machines. Service charges on business deposit accounts, monthly fees and transaction activity fees, increased $24,000 or 18.1 percent in 1996. A reduction in the earnings credit rate resulted in businesses paying for more of their services.

Fees for services to customers increased $61,000 or 7.0 percent from 1994 to 1995. Charges related to a greater volume of overdrafts, as well as an increase in the overdraft fee in November of 1995, accounted for approximately $32,000 of the increase. The implementation of a transaction fee for customers that use an out-of-network ATM increased service charge income by $22,000. A reduction in waived service charges of approximately $16,000 also added to the increase in total service charge income. Partially offsetting these positive factors were lower monthly fees and transaction fees on business deposit accounts, which decreased $24,000. Higher interest rates created higher earnings credits for businesses to help offset their monthly fees and transaction costs.

To date, when QNB sells its residential mortgages in the secondary market, it retains servicing rights. A normal servicing fee is retained on all loans sold and serviced. Mortgage servicing fees decreased $21,000 or 9.2 percent in 1996, to $208,000. This followed a decrease of $12,000 or 5.0 percent in 1995, to $229,000. The level of mortgages serviced decreased $6,495,000 to $73,413,000 at December 31, 1996. This 8.1 percent decrease in mortgages serviced from year-end 1995 to year-end 1996 followed a 6.7 percent decline between 1994 and 1995. The average balance of mortgages serviced for others decreased 8.3 percent in 1996 to $76,260,000 and 5.2 percent in 1995 to $83,152,000. The decrease in the volume of mortgages serviced for others during both 1996 and 1995 was a result of fewer residential mortgage originations and management's decision to retain 15 and 20 year mortgages, which would have been sold in prior years. Management anticipates that mortgage servicing fees will continue to decline as principal reductions outpace loans sold.

Effective January 1, 1996 QNB adopted Statement of Financial Accounting Standards No. 122 (SFAS No. 122), "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires the recognition of separate assets relating to the rights to service mortgage loans based on their fair value if it is practicable to estimate the value. Additionally, the fair value of servicing assets is required to be measured at each reporting date to determine any potential impairment. SFAS No. 122 applies to transactions entered into in 1996; therefore, there is no cumulative effect adjustment upon adoption of this statement. SFAS No. 122 did not have a significant effect on the financial position, equity or results of operations of QNB in 1996.

QNB recorded net gains on the sale of investment securities of $102,000 in 1996. Sales of equity securities, with a cost of $75,000, netted a $77,000 gain. Sales of approximately $18,350,000 in available-for-sale debt securities netted a gain of $25,000. During the second quarter of 1996 QNB sold approximately $5,500,000 in U.S. Treasury and agency securities. QNB took advantage of a steep slope in the short end of the Treasury yield curve to "pre-fund" bonds that were maturing over the next year and a half and reinvested in bonds in the three to four year range. This allowed QNB to record a profit on the sale of $23,000 and also to increase the overall book yield of the portfolio. During the third and fourth quarters QNB sold approximately $12,850,000 of U.S. Treasury and agency securities and netted a gain of $2,000. These sales were for liquidity purposes and were in direct response to the seasonality of a customer's deposits.

Net losses on investment securities were $79,000 in 1995, while net gains on investment securities were $215,000 in 1994. To assist in increasing future profitability, QNB sold approximately $7,885,000 of lower yielding investment securities at a loss of $79,000 in the fourth

MANAGEMENT'S DISCUSSION AND ANALYSIS                   QNB Corp. and Subsidiary
quarter of 1995 and reinvested the proceeds in higher yielding investment securities which would provide for higher interest income in future years. Net gains on the sale of approximately $16,426,000 in debt securities available-for-sale were $47,000 in 1994. The sales transactions executed in 1994 were primarily in response to liquidity needs. Also during 1994, the Corporation sold $129,000 of marketable equity securities at a gain of $168,000.

QNB owns a small portfolio of marketable equity securities. At December 31, 1996, these securities had an amortized cost of $468,000 and a market value of $693,000. Management anticipates realizing some of this gain during 1997.

Student and residential mortgage loans to be sold are identified at time of origination. The net gain on the sale of loans was $89,000 and $108,000 in 1996 and 1995, respectively. There were no gains on the sale of loans in 1994. Included within these amounts are gains on the sale of student loans of $32,000 and $68,000. QNB sold approximately $1,495,000 of loans to SallieMae during 1996. In June of 1995 QNB sold approximately $2,558,000 of student loans to SallieMae. Since then, QNB changed the manner in which it originates and sells student loans to SallieMae. This change provides a lower cost method of originating student loans while also providing an opportunity for gains on the sale of the originated loans. The amount of the gain depends upon the size and volume of loans originated.

The net gain on residential mortgage sales is directly related to the volume of mortgages sold and the timing of the sales relative to the interest rate environment. Net gains on the sale of residential mortgages were $57,000 in 1996, $40,000 in 1995 and zero in 1994. Volatile interest rate swings have had a major impact on the volume of mortgages originated and the gains recorded on the sale of these mortgages. QNB was operating in contrasting interest rate cycles during 1996 and 1995. Higher rates at the end of 1994 and the beginning of 1995 negatively impacted the volume of mortgages originated and sold. A downturn in rates at the end of the first quarter and during the second and third quarters of 1995 provided the environment to sell mortgages at a gain. Interest rates reached their low during the beginning of 1996 before rapidly increasing towards the end of February and throughout the second quarter and most of the third quarter of 1996. This rapid increase in rates created a loss on the mortgages sold or held for sale during the first half of the year. The Federal Reserve Bank's inaction with respect to rates, as well as economic information released towards the end of summer caused interest rates to fall dramatically which enabled QNB to sell mortgages at a gain in the third and fourth quarters of 1996. Rapidly rising interest rates during 1994 negatively impacted the volume of mortgages originated and sold and the profits earned on these sales. QNB sold approximately $3,512,000, $2,598,000 and $10,934,000 of residential mortgages in the secondary market in 1996, 1995 and 1994, respectively. Management decided in 1995 to sell primarily only 30-year fixed rate mortgage originations. The implementation of SFAS No. 122 increased the gain on the sale of residential mortgages in 1996 by approximately $41,000.

Other operating income was $356,000, $208,000 and $276,000 in 1996, 1995 and
1994, respectively. Net gains on the sale of other real estate owned and rental income on other real estate owned account for $67,000 and $20,000 of the increase in 1996. During the third quarter of 1995, QNB began offering retail investment products through a third party vendor. QNB received commissions of $30,000 in 1996 versus $3,000 in 1995. Commission income on the sale of consumer loan life and disability insurance contributed approximately $16,000 more to other operating income in 1996. Increased loan volume, in addition to a more concerted sales effort resulted in the increased commissions. Higher ATM card income, a result of an increase in the number of cards outstanding as well as an increase in the annual fee charged, resulted in a $13,000 increase in income. Other operating income in 1995 included a $10,000 gain on the sale of equipment. There were no equipment sales during 1996 or 1994. Included in other operating income in 1994 was a net gain on the sale of other real estate owned of $82,000. QNB anticipates an increase in other operating income in 1997 as a result of fees received on the newly introduced check card, increased rental income on other real estate owned as a result of properties foreclosed upon late in 1996, and higher commissions on the sale of retail investment products.


NON-INTEREST EXPENSE
Non-interest expense is comprised of costs related to salaries and employee benefits, net occupancy, furniture and equipment, marketing, supplies, professional fees, insurance, other real estate owned and various other operating expenses. The positive trend of expense reduction that began in 1994 continued for the third consecutive year. Total non-interest expense declined
5.6 percent in 1996 to $9,004,000. This followed a 1.9 percent decline in 1995 and a 7.8 percent decline in 1994.

Salaries and benefits expense is the largest component of non-interest expense. Salaries and benefits expense for 1996 declined $200,000 or 3.7 percent, to $5,143,000. Salary expense for 1996 decreased by $141,000 to $4,120,000 while benefits expense decreased by $59,000


                                                                                           Change from Prior Year
                                                                                           ----------------------
NON-INTEREST EXPENSE COMPARISON                                                        1996                     1995
---------------------------------------------------------------------------------------------------------------------------
                                                1996      1995        1994      Amount      Percent       Amount    Percent
---------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits............     $5,143    $5,343      $5,307     $(200)       (3.7)%       $  36        .7 %
Net occupancy expense.....................        687       675         693        12         1.8           (18)     (2.6)
Furniture and equipment expense...........        697       721         764       (24)       (3.3)          (43)     (5.6)
Marketing expense.........................        287       247         256        40        16.2            (9)     (3.5)
Supplies expense..........................        209       222         226       (13)       (5.9)           (4)     (1.8)
Professional fees.........................        160       263         249      (103)      (39.2)           14       5.6
Insurance expense.........................        104       404         688      (300)      (74.3)         (284)    (41.3)
Other real estate owned expense...........        253       356         186      (103)      (28.9)          170      91.4
Other expense.............................      1,464     1,308       1,350       156        11.9           (42)     (3.1)
---------------------------------------------------------------------------------------------------------------------------
    Total.................................     $9,004    $9,539      $9,719     $(535)       (5.6)%       $(180)     (1.9)%
===========================================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS                   QNB Corp. and Subsidiary


to $1,023,000. The reduction in salary expense relates to the reorganization plan implemented during the second quarter of 1995. The cost of the severance packages expensed in 1995 was approximately $244,000. If the severance expense was excluded from 1995 figures, salary expense in 1996 would have increased by approximately 2.6 percent as a result of performance increases and a slight increase in the number of full-time equivalent employees. The decrease in benefits expense is also directly related to the decline in the number of employees resulting from the reorganization. Payroll tax expense declined by $14,000 as a result of lower salary expense. Medical premiums declined by $57,000 while life and disability premiums declined by $7,000. Lower rates for medical premiums also positively impacted the amount of benefits expense. Partially offsetting these reductions was an increase in pension expense of approximately $13,000 and higher unemployment taxes of $6,000.

Salaries and benefits expense increased .7 percent or $36,000 to $5,343,000 when comparing 1995 to 1994. This followed a 1.1 percent increase in 1994 to $5,307,000. Salary expense increased $11,000 or .3 percent in 1995 to $4,261,000 and $39,000 or .9 percent in 1994 to $4,250,000.

During both 1995 and 1994 corporate reorganization plans were implemented to improve communication and efficiency. As a result the number of full-time equivalent employees was reduced from 153 at December 31, 1993, to 134 at December 31, 1995. The cost of the reorganizations was approximately $244,000 in 1995 and $113,000 in 1994. If the cost of the severance packages was excluded, salary expense would have declined by approximately $120,000 or 2.9 percent in 1995 and $76,000 or 1.8 percent in 1994.

Employee benefits increased $25,000 in 1995 to $1,082,000. The 2.4 percent increase is primarily the result of higher medical, life and disability insurance costs and higher state unemployment taxes. Lower retirement plan expense in 1995, a result of the reduction in the number of employees and the corresponding reduction in eligible compensation, partially offset these increases.

Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation" became effective January 1, 1996. SFAS No. 123 provides an alternative method of accounting for stock-based compensation arrangements. This method is based on the fair value of the stock-based compensation determined by an option pricing model utilizing various assumptions regarding the underlying attributes of the options and QNB's stock, rather than the existing method of accounting for stock-based compensation which is provided in Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees." The Financial Accounting Standards Board (FASB) encourages entities to adopt the fair value based method, but does not require the adoption of this method. QNB continues to apply APB No. 25 and related Interpretations in accounting for its Stock Option Plan. Therefore, there was no impact on its financial position, equity and results of operations.

Net occupancy expense increased $12,000 or 1.8 percent in 1996 to $687,000. Increases in utilities costs, building insurance premiums, real estate taxes and higher rental expense for branch locations contributed to the increase in 1996. A decline in depreciation expense for owned buildings and leasehold improvements offset some of the impact of the higher costs. Net occupancy expense decreased $18,000 or 2.6 percent in 1995 to $675,000. A $41,000 decrease in building repairs and maintenance expense offset increases in utilities expense, security expense and real estate taxes totaling $19,000. The higher repairs and maintenance cost in 1994 was a result of renovations to several existing locations as well as maintenance associated with damage to buildings caused by a severe winter. Net occupancy expense will likely increase slightly in 1997 as a result of increases in utility costs, insurance costs, real estate taxes, and branch rent expense.

Furniture and equipment expense was $697,000, $721,000 and $764,000 for the years ended 1996, 1995 and 1994, respectively. Depreciation expense on furniture and equipment continues to decline. Depreciation expense on furniture and equipment decreased $74,000 in 1996 to $372,000. This followed a decrease of $36,000 to $446,000 in 1995. QNB uses an accelerated method of depreciation on its furniture and equipment. This provides for higher expense in the earlier years of an asset's life. QNB purchased approximately $326,000 of furniture and equipment in 1996 compared to $143,000 in 1995, $628,000 in 1994 and $552,000 in
1993. The smaller amounts of furniture and equipment purchased in the past two years, along with lower depreciation expense as an asset ages, accounted for the decrease. Partially offsetting the reduction in depreciation expense in 1996 was an increase in equipment maintenance costs of $44,000. These costs have increased as a result of more equipment being placed under maintenance agreements as well as an increase in maintenance needed as the equipment ages. Furniture and equipment expense may increase in 1997 as a result of higher depreciation expense associated with QNB's expansion of its investment in new technology and as older equipment is replaced.

Marketing expense increased $40,000 or 16.2 percent in 1996, to $287,000. A more focused marketing strategy using targeted mailings as well as an increase in specific product advertising directed at customers of consolidating banks contributed to the increase. The promotion and advertising of QNB's new products: Youth Trek, Account Access and check cards, also contributed to the increase in marketing expense. Marketing expense in 1995 was $247,000, a decrease of $9,000 from the $256,000 reported in 1994. Increased advertising necessitated by the opening of a new branch location and the introduction of a new theme, "Your Future is Our Future," contributed to the higher marketing expense in 1994.

Supplies expense was $209,000, $222,000 and $226,000 for the years ended 1996, 1995 and 1994, respectively. A more aggressive competitive bidding process in addition to improved monitoring procedures and a reduction in the number of employees contributed to the decline in supplies expense. This trend should continue in 1997 as a result of benefits achieved through the competitive bidding process.

Professional fees include legal, accounting and consulting expense. These costs showed dramatic improvement in 1996, declining $103,000 to $160,000. Legal expense and accounting expense declined $40,000 and $31,000, respectively, while consulting expense declined $32,000. Less reliance on legal counsel for loan workout situations resulting from the improvement in asset quality reduced the amount of legal expense. Costs associated with outplacement services for terminated employees was the primary reason for the higher consulting expense in 1995. Professional fees expense was $263,000 and $249,000 in 1995 and 1994. Higher legal costs relating to asset quality account for the increase in 1995. These costs should show further improvement in 1997 as the reliance on legal counsel lessens if asset quality improves as expected.

MANAGEMENT'S DISCUSSION AND ANALYSIS                   QNB Corp. and Subsidiary



                                    [GRAPH]

In the printed version there appears a Bar Chart depicting the following information:

                         1992      1993      1994      1995      1996
                         ----      ----      ----      ----      ----
Non-Interest Expense    $9,184   $10,545    $9,719    $9,539    $9,004



NON-INTEREST EXPENSE (CONTINUED)

Insurance expense, which includes Federal Deposit Insurance Corporation (FDIC) premiums, was $104,000, $404,000 and $688,000 for the years ended 1996, 1995 and
1994, respectively. The FDIC has been granted unlimited assessment authority to increase or decrease premiums under the Federal Deposit Insurance Corporation Act of 1991. FDIC insurance premiums are based on assigned risk classifications. FDIC premiums account for $2,000, $306,000 and $588,000 of total insurance expense for the three years. In August 1995, the FDIC announced that the Bank Insurance Fund (BIF) had met its legally set coverage ratios as of May 1995, and as a result FDIC premiums for "well capitalized" institutions decreased by 83 percent starting with the third quarter assessment. In addition, since the BIF met its required ratios in May, the FDIC refunded approximately $37,000 of the premium QNB paid during the second quarter of 1995. By obtaining the coverage ratios, the FDIC premiums for "well capitalized" institutions in 1996 were eliminated except for the legally set annual minimum of $2,000. This minimum has subsequently been eliminated in 1997. However, as a result of the Deposit Insurance Act of 1996, QNB will contribute to the payment of Financing Corporation (FICO) obligations. The FICO rate is not tied to the FDIC risk classifications. QNB anticipates these payments to be approximately $33,000 for 1997.

Other real estate owned expense in 1996 was $253,000, a decrease of $103,000 from the $356,000 reported in 1995. Other real estate owned expense for 1994 was $186,000. Included in other real estate owned expense in 1995 were net losses on write-downs and sales of properties of $149,000. In 1996 and 1994, QNB recorded $67,000 and $82,000 of net gains on other real estate owned. These gains are reflected in other non-interest income. Expenses related to the maintenance of other real estate owned, which consists of insurance, utilities and real estate taxes, increased approximately $46,000 when comparing 1996 to 1995 and $21,000 when comparing 1995 to 1994. The payment of real estate taxes on a group of properties foreclosed upon in the fourth quarter of 1996 accounts for the increase from 1995. The payment of real estate taxes on one property accounts for most of the increase between 1995 and 1994.

The major categories that comprise other expense are postage, telecommunications costs, Comptroller of the Currency expense, state taxes and loan related costs. Other expense was $1,464,000 in 1996, $1,308,000 in 1995 and $1,350,000 in 1994.
One reason for the increase between 1996 and 1995 is the increase in loan related costs. These costs, which include property appraisals, credit reports and expense associated with foreclosures and repossessions, increased approximately $80,000 in 1996. The increase in foreclosure costs is related to the payment of real estate taxes and insurance for several loans where the borrower failed to make the payments. Costs associated with the development and production of the new check card were $34,000 in 1996. Postage expense increased in 1996 by approximately $29,000. A significant portion of this increase was related to direct mail marketing promotions.

The reduction in other expense between 1995 and 1994 can be attributed to a reduction in ATM network fees, costs associated with third party vendors and loan related costs. Partially offsetting these positive factors were increases in sales department expense and costs for check printing. The increase in sales department expense was related to costs associated with the training of customer service representatives and tellers. QNB will continue to invest in training for its employees so that they can further improve the quality of service that QNB provides to its customer base. The increase in check printing costs was a result of a deposit account promotion. At the end of 1994 and during 1995 QNB offered a free NOW account to customers. As part of the promotion, customers received their first supply of checks free.


INCOME TAXES
QNB uses the asset and liability method of Statement of Financial Accounting Standard No. 109 (SFAS No. 109), "Accounting for Income Taxes," to provide for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Applicable income taxes and effective tax rates were $1,048,000 or 27.2 percent for 1996 compared to $536,000 or 24.1 percent for 1995, and $681,000 or 25.4 percent for 1994. The increase in the effective tax rate in 1996 is a result of higher pre-tax income and a decrease in the percentage of income derived from non-taxable loans and investments. The decrease in the effective tax rate between 1994 and 1995 was primarily the result of an increase in the percentage of QNB's income which was derived from non-taxable loans and investments.

MANAGEMENT'S DISCUSSION AND ANALYSIS                   QNB Corp. and Subsidiary


FINANCIAL CONDITION
The completion of several large bank mergers during 1995 and 1996 changed the landscape in which QNB operates. QNB's primary competition in the banking segment of the financial services industry is comprised of a large regional bank, several large community banks and a thrift institution. The consolidation of the banking industry and the increased availability of loans by financial institutions has led to increased price competition for both deposits and loans. Record highs in the stock markets as well as record inflows of cash into mutual funds have also had a direct impact on the competition for deposits.

As a result, QNB experienced only modest growth in both 1996 and 1995. Total assets at year-end 1996 were $280,447,000, compared with $276,049,000 at December 31, 1995, an increase of 1.6 percent. This followed growth of 2.9 percent in 1995. Despite the modest level of growth over the last few years, QNB's market share of deposits continues to increase. Average total assets increased 1.7 percent or $4,700,000 in 1996 to $274,533,000. Average total assets increased 4.0 percent or $10,489,000 in 1995 to $269,833,000. Total loans at December 31, 1996 were $159,278,000, an increase of 2.1 percent from December 31, 1995. This followed a 1.3 percent increase from December 31, 1994. Average total loans increased 2.2 percent in 1996 and .1 percent in 1995. Funding sources, which include deposits and short-term borrowings, increased 1.0 percent from year-end 1995 to year-end 1996 and 1.8 percent from year-end 1994 to year-end 1995. Average funding sources increased 1.2 percent in 1996 and 4.0 percent in 1995. The following discussion will further detail QNB's financial condition during 1996 and 1995.


INVESTMENT SECURITIES AND OTHER
SHORT-TERM INVESTMENTS
Investment policies, approved annually by QNB's Board of Directors, include strict standards regarding permissible investment categories, credit quality, maturity intervals and investment concentrations. At both December 31, 1996 and 1995, approximately 90 percent of QNB's investment securities were either U.S. Government or Government agency debt securities, or U.S. Government agency issued mortgage-backed securities.

QNB did not hold any securities which, in the aggregate from any issuer (excluding the U.S. Government and its agencies), were in excess of 10 percent of shareholders' equity. In addition, Federal funds sold, which would be affected by the economic status of the banking industry, are short-term in nature and sold to banks with a minimum "A" rating at the date of the sale.

Average investment securities increased $2,334,000 or 2.4 percent to $98,376,000 in 1996 compared with a $12,015,000 or 14.3 percent increase in 1995. Average Federal funds sold decreased 15.5 percent in 1996 to $4,731,000 and .8 percent in 1995 to $5,598,000. The significant reduction in the rate of growth in the investment portfolio in 1996 was a result of slower growth in funding sources and an increase in average loans. Total investment securities at December 31, 1996 and 1995 were $95,478,000 and $97,895,000. While the average growth rate of the portfolio was low, the amount of activity in the portfolio was not. Over $42,000,000 of the portfolio matured, was called or was sold during the year. Purchases during the year were approximately $40,000,000. Despite the amount of activity, the composition of the portfolio did not change significantly. The percentage of U.S. Treasury securities declined to approximately 10.0 percent of the portfolio from 15.0 percent while mortgage-backed securities increased to
36.8 percent from 33.5 percent. State and municipal securities increased to 11.1 percent from 9.7 percent of the portfolio at December 31, 1996 and 1995, respectively. The reduction in the amount of U.S. Treasury securities was primarily a result of a decrease in the amount of securities required to be pledged. Management anticipates that the investment portfolio will continue to experience high levels of activity with slow overall growth in 1997.

At December 31, 1996 and 1995, investment securities totaling $34,381,000 and $37,551,000 were pledged as collateral for repurchase agreements, public deposits and other deposits as provided by law.

QNB accounts for its investments based on Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities." The Statement requires that these securities be classified into three categories. Securities that QNB has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses, net of tax, excluded from earnings and reported as a separate component of shareholders' equity. Management determines the appropriate classification of securities at the time of purchase. QNB held no trading securities as of December 31, 1996 and 1995.


INVESTMENTS AVAILABLE-FOR-SALE
Investment securities available-for-sale include securities that management intends to use as part of its asset/liability management strategy. They may be sold in response to changes in market interest rates and related changes in the security's prepayment risk or in response to the need for liquidity. The available-for-sale portfolio is primarily comprised of U.S. Treasuries and U.S. Government agencies due to their high degree of liquidity. Also chosen were certain mortgage-backed securities to ensure QNB's ability to react to changes in prepayment activity. At December 31, 1996, the fair value of investment securities available-for-sale was $52,779,000 or $170,000 above the amortized cost of $52,609,000. This compares to a fair value of $55,380,000 or $336,000 below the amortized cost of $55,044,000 at December 31, 1995. An unrealized holding gain, net of taxes, of $112,000 and $222,000 was recorded as an increase to shareholders' equity at December 31, 1996 and 1995, respectively. The available-for-sale portfolio had a weighted average maturity of approximately 4 years and 1 month and 3 years and 5 months and a weighted average tax-equivalent yield of 6.38 percent and 6.21 percent at December 31, 1996 and 1995, respectively.

The weighted average maturity is based on the stated contractual maturity of all securities except for mortgage-backed securities which are based on estimated average life. The maturity of the portfolio may be shorter because of call features in many of the debt securities and because of prepayments on mortgage-backed securities. The interest rate sensitivity analysis on page 23 reflects the expected maturity distribution of the securities portfolio based upon estimated call dates and anticipated cash flows assuming management's most likely interest rate environment. The expected weighted average life of the available-for-sale portfolio was 2 years and 1 month at December 31, 1996, and 1 year and 4 months at December 31, 1995, based on these assumptions.

MANAGEMENT'S DISCUSSION AND ANALYSIS                   QNB Corp. and Subsidiary



INVESTMENT PORTFOLIO HISTORY
--------------------------------------------------------------------------------------------------------------------
December 31,                                                             1996              1995               1994
--------------------------------------------------------------------------------------------------------------------
Investment Securities Available-for-Sale
U.S. Treasuries ................................................       $ 9,555            $12,732            $13,301
U.S. Government agencies .......................................        39,422             40,415             34,152
Mortgage-backed securities .....................................         3,045              1,859              1,932
Equity and other debt securities ...............................           757                374                453
--------------------------------------------------------------------------------------------------------------------
  Total investment securities available-for-sale ...............       $52,779            $55,380            $49,838
--------------------------------------------------------------------------------------------------------------------
Investment Securities Held-to-Maturity
U.S. Treasuries ................................................            __            $ 2,006            $ 2,017
State and municipal securities .................................       $10,563              9,531              7,253
Mortgage-backed securities .....................................        32,058             30,900             26,288
Equity securities ..............................................            78                 78                 78
--------------------------------------------------------------------------------------------------------------------
  Total investment securities held-to-maturity .................       $42,699            $42,515            $35,636
--------------------------------------------------------------------------------------------------------------------
  Total investment securities ..................................       $95,478            $97,895            $85,474
====================================================================================================================



INVESTMENT PORTFOLIO WEIGHTED AVERAGE YIELDS
-----------------------------------------------------------------------------------------------------------------------------
                                                                   Under        1-5          5-10          Over 10
December 31, 1996                                                 1 Year       Years        Years           Years     Total
-----------------------------------------------------------------------------------------------------------------------------
Investment Securities Available-for-Sale
U.S. Treasuries:
  Fair value.................................................     $4,029      $ 5,526            __           __     $ 9,555
  Weighted average yield.....................................       6.13%        6.09%                                  6.11%
U.S. Government agencies:
  Fair value.................................................         __      $26,869       $12,553           __     $39,422
  Weighted average yield.....................................                    6.08%         7.24%                    6.45%
Mortgage-backed securities:
  Fair value.................................................     $  543      $ 2,502            __           __     $ 3,045
  Weighted average yield.....................................       7.00%        6.32%                                  6.44%
Equity and other debt securities:
  Fair value.................................................     $  705      $    52            __           __     $   757
  Weighted average yield.....................................       6.13%        7.50%                                  6.26%
-----------------------------------------------------------------------------------------------------------------------------
Total fair value.............................................     $5,277      $34,949       $12,553           __     $52,779
Weighted average yield ......................................       6.22%        6.10%         7.24%                    6.38%
-----------------------------------------------------------------------------------------------------------------------------
Investment Securities Held-to-Maturity
State and municipal securities:
  Amortized cost.............................................         __      $ 1,501       $ 9,062           __     $10,563
  Weighted average yield.....................................                    7.52%         7.30%                    7.33%
Mortgage-backed securities:
  Amortized cost.............................................     $2,879      $28,692       $   487           __     $32,058
  Weighted average yield.....................................       6.81%        6.42%         6.85%                    6.46%
Equity securities:
  Amortized cost.............................................     $   78           __            __           __     $    78
  Weighted average yield.....................................       6.00%                                               6.00%
-----------------------------------------------------------------------------------------------------------------------------
Total amortized cost.........................................     $2,957      $30,193       $ 9,549           __     $42,699
Weighted average yield ......................................       6.78%        6.48%         7.28%                    6.68%
-----------------------------------------------------------------------------------------------------------------------------

Securities are assigned to categories based on stated contractual maturity except for mortgage-backed securities which are based on anticipated payment periods. See interest rate sensitivity section for practical payment and repricing characteristics. Tax-exempt securities were adjusted to a tax-equivalent basis and are based on the marginal Federal corporate tax rate of 34 percent. Weighted average yields on investment securities available-for-sale are based on historical cost.

MANAGEMENT'S DISCUSSION AND ANALYSIS                   QNB Corp. and Subsidiary

INVESTMENTS HELD-TO-MATURITY
Investment securities held-to-maturity are recorded at amortized cost. Included in this portfolio are state and municipal securities and most mortgage-backed securities. They are designated as held-to-maturity as they represent a large component of QNB's core earnings and are purchased with the intent and ability to hold to maturity. Certain mortgage-backed securities with the highest degree of yield and average life stability are included in this classification. At December 31, 1996 and 1995, the amortized cost of investment securities held-to-maturity was $42,699,000 and $42,515,000 and the fair value was $42,760,000 and $42,861,000, respectively. The held-to-maturity portfolio had a weighted average maturity of approximately 3 years and 6 months and 3 years and 8 months and a weighted average tax-equivalent yield of 6.68 percent and 6.77 percent at December 31, 1996 and 1995, respectively.


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

QNB's commercial lending activity is focused on small businesses within the local community. Commercial and industrial loans represent commercial purpose loans that are either secured by collateral other than real estate or unsecured. Real estate commercial loans include commercial purpose loans collateralized at least in part by commercial real estate. These loans may not be for the expressed purpose of conducting commercial real estate transactions. Real estate residential loans include loans secured by one-to-four family units. These loans include home equity loans, loans to individuals for residential mortgages and commercial purpose loans. Prior to 1995, substantially all originations of loans to individuals for residential mortgages were sold in the secondary market. Beginning in 1995, QNB decided it would sell primarily only 30-year mortgages in the secondary market. Included in real estate residential loans at December 31, 1996 and 1995 are $103,000 and $661,000 of residential mortgage loans held-for-sale.

The loan portfolio composition remained relatively unchanged from year-end 1995. Loans collateralized by commercial and residential properties increased from
72.1 percent of the portfolio at December 31, 1995 to 77.5 percent of the portfolio at December 31, 1996. Commercial and industrial loans declined to 14.4 percent of the portfolio at year-end 1996 versus 17.3 percent at December 31, 1995. Construction loans and consumer loans also declined from 4.2 and 4.8 percent at year-end 1995 to 2.3 percent and 4.0 percent at December 31, 1996, respectively.

Loans, net of unearned income, increased $3,321,000 to $159,278,000 at December 31, 1996. Loans secured by commercial real estate and residential real estate increased $6,221,000 and $4,864,000, respectively. Commercial and industrial loans, construction loans and consumer loans decreased $4,029,000, $3,001,000 and $1,061,000, respectively. The increase in loans secured by commercial real estate is a function of management's desire to obtain real estate collateral whenever possible, and to increase total loans outstanding. QNB booked several large new loans secured by commercial properties during 1996. The increase in residential real estate loans is the result of the change in strategy in selling loans in the secondary market, and a new plan to accept a small percentage of quality loans that are nonconforming to Freddie Mac standards and therefore are not salable to them. These include loans that have excess land value or loans that exceed a dollar threshold. QNB originated $2,679,000 of non-conforming loans during 1996. An aggressive fixed rate home equity loan promotion offered during 1996 also impacted the growth of loans secured by residential real estate. The increase in home equity loans also negatively impacted the amount of consumer loans outstanding. Customers chose to benefit from the competitive rate of the home equity loans as well as the tax deductibility of the interest by paying off other loans with home equity loans. QNB continues to pursue new commercial banking relationships and to develop new residential mortgage products and consumer loan products to meet the needs of the community.



                                    [GRAPH]

In the printed version there appears a Pie Chart depicting the following information:
                                    Loans
                                    -----
Commercial & Industrial            $22,973
Agricultural                        $2,828
Construction                        $3,640
Real Estate -- Commercial          $57,589
Real Estate -- Residential         $66,203
Consumer                            $6,477


Management's primary focus during recent years has been asset quality and the reduction of non-performing assets. QNB has made great strides in reducing the level of non-performing assets. While one of QNB's goals in 1997 is to continue to reduce the amount of non-performing assets, its primary focus will be loan and deposit growth. This will be accomplished through the expansion of its formal business development and calling program started in 1996. This program includes lending personnel and branch personnel. The focus of this program is to both develop new lending and deposit relationships as well as to strengthen existing relationships.


NON-PERFORMING ASSETS
Non-performing assets are defined as accruing loans past due 90 days or more, non-accruing loans, restructured loans and other real estate owned. QNB continues to make significant progress in reducing its level of non-performing assets. The table on the next page shows the dramatic improvement in non-performing assets over the past five years. Total non-performing assets were $4,260,000 at December 31, 1996, their lowest level since 1990. This represents a reduction of 23.0 percent from the December 31, 1995 balance of $5,535,000 and a 64.2 percent reduction from their highest level recorded in April 1993. Non-performing assets at December 31, 1996 represent 1.52 percent of total assets, an improvement from 2.01 percent of total assets at December 31, 1995. It is management's goal to reduce non-performing assets to under 1.00 percent of total assets.

Non-accrual loans are those on which the accrual of interest has ceased. Commercial loans are placed on non-accrual status immediately if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more and collateral is insufficient to cover principal and interest. Interest accrued, but not collected at the date a loan is placed on non-accrual status, is reversed and charged against interest income. Subsequent cash receipts are applied either to

MANAGEMENT'S DISCUSSION AND ANALYSIS                   QNB Corp. and Subsidiary
the outstanding principal or recorded as interest income, depending on management's assessment of ultimate collectibility of principal and interest. Loans are returned to an accrual status when the borrower's ability to make periodic principal and interest payments has returned to normal (i.e. - brought current with respect to principal or interest or restructured) and the paying capacity of the borrower and/or the underlying collateral is deemed sufficient to cover principal and interest. Consumer loans, including residential mortgage loans, are not automatically placed on non-accrual status when principal or interest payments are 90 days past due, but; in most instances, are charged-off when deemed uncollectible or after reaching 120 days past due.

Included in the loan portfolio are loans on non-accrual status of $2,700,000 and $4,488,000 at December 31, 1996 and 1995. The significant decline in non-accrual loans is a result of several factors: the payment of loans by borrowers, the foreclosure and movement to other real estate owned for subsequent disposition, and the sale of a group of loans. These activities were performed with minimal loss to QNB. If interest had been accrued throughout the period, interest income for the years ended December 31, 1996 and 1995, would have increased approximately $265,000 and $320,000, respectively. The amount of interest income on these loans included in net income in 1996 and 1995 was $50,000 and $220,000.



                                    [GRAPH]

In the printed version there appears a Bar Chart depicting the following information:

                         1992      1993      1994      1995      1996
                         ----      ----      ----      ----      ----
Non-Performing Assets  $10,328    $8,221    $6,599    $5,535    $4,260


There were no restructured loans as of December 31, 1996 or 1995, as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," that have not already been included in loans past due 90 days or more or non-accrual loans.

Other real estate owned totaled $1,395,000 at December 31, 1996 and $775,000 at December 31, 1995. This real estate is recorded at the fair value of the property less estimated costs to sell.

Loans not included in past due, non-accrual or restructured categories, but where known information about possible credit problems causes management to be uncertain as to the ability of the borrowers to comply with the present loan repayment terms totaled $1,721,000 and $2,592,000 at December 31, 1996 and 1995, respectively.


ALLOWANCE FOR POSSIBLE LOAN LOSSES
The determination of an appropriate level of the allowance for possible loan losses is based upon an analysis of the risk inherent in QNB's loan portfolio. Management uses various tools to assess the adequacy of the allowance for possible loan losses. One tool is a model recommended by the Office of the Comptroller of the Currency. This model considers a number of relevant factors including: historical loan loss experience, the assigned risk rating of the credit, current and projected credit worthiness of the borrower, current value of the underlying collateral, levels of and trends in delinquencies and non-accrual loans, trends in volume and terms of loans, concentrations of credit, and national and local economic trends and conditions. Other tools include ratio analysis and peer group analysis.

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

During the first quarter of 1995, QNB adopted Statement of Financial Accounting Standards No. 114 (SFAS No. 114), "Accounting by Creditors for Impairment of a Loan" as amended by Statement of Financial Accounting Standards No. 118 (SFAS No. 118), "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures". Under this standard, a loan is considered impaired, based on current information and events, if it is probable that QNB will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The adoption of SFAS Nos. 114 and 118 resulted in no additional provision for loan losses.

At December 31, 1996 and 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS Nos. 114 and 118 totaled $2,604,000 and $4,345,000, respectively, of which $1,288,000 and $3,733,000 related to loans with no valuation allowance and $1,316,000 and $612,000 related to loans with corresponding valuation allowances of approximately $408,000 and $179,000. Most of the loans identified as impaired are collateral-dependent.

Net charge-offs were $199,000 in 1996 compared with $650,000 in 1995 and $797,000 in 1994. This level of charge-offs represents .13 percent of average loans in 1996, compared with .43 percent and .53 percent in 1995 and 1994, respectively. The improvement in the net charge-off level reflects QNB's loan recovery efforts and the continued improvement in overall asset quality.

The allowance for possible loan losses was $2,585,000 at December 31, 1996, which represents 1.62 percent of total loans, compared to $2,384,000 and 1.53 percent of total loans at December 31, 1995. While the allowance is allocated to specific loans or loan categories, the total allowance is considered available for losses in the entire loan portfolio. While QNB believes that its allowance is adequate to cover losses in the loan portfolio, there remain inherent uncertainties regarding future economic events and their potential impact on asset quality.

MANAGEMENT'S DISCUSSION AND ANALYSIS                   QNB Corp. and Subsidiary


LOAN PORTFOLIO
------------------------------------------------------------------------------------------------------
December 31,                            1996          1995          1994          1993          1992
------------------------------------------------------------------------------------------------------
Commercial and industrial ......      $ 22,973      $ 27,002      $ 24,599      $ 20,405      $ 18,245
Agricultural ...................         2,828         2,451         2,823         1,268         1,726
Construction ...................         3,640         6,641         5,253         6,019         4,199
Real estate-commercial* ........        57,589        51,368        54,015        56,510        83,069
Real estate-residential* .......        66,203        61,339        57,486        59,154        38,531
Consumer .......................         6,477         7,538        10,208         9,830        10,050
------------------------------------------------------------------------------------------------------
  Total loans ..................       159,710       156,339       154,384       153,186       155,820
Less unearned income ...........           432           382           391           422           470
------------------------------------------------------------------------------------------------------
  Total loans, net of
    unearned income ............      $159,278      $155,957      $153,993      $152,764      $155,350
======================================================================================================

* Reclassification of approximately $17,861,000 from real estate-commercial to real estate-residential occurred in 1993.



LOAN MATURITIES AND INTEREST SENSITIVITY
-----------------------------------------------------------------------------------
                                      Under         1-5         Over
December 31, 1996                    1 Year        Years      5 Years        Total
-----------------------------------------------------------------------------------
Commercial and industrial ....      $ 7,444      $11,581      $ 3,948      $ 22,973
Agricultural .................          502           12        2,314         2,828
Construction .................        3,631            9           __         3,640
Real estate-commercial .......        5,803        8,648       43,138        57,589
Real estate-residential ......        9,925       18,406       37,872        66,203
Consumer .....................        2,466        3,751          260         6,477
-----------------------------------------------------------------------------------
  Total ......................      $29,771      $42,407      $87,532      $159,710
===================================================================================

Demand loans, loans having no stated schedule of repayment and no stated maturity, are included in under one year.


The following shows the amount of loans due after one year that have fixed, variable or adjustable interest rates at December 31, 1996:

Loans with fixed predetermined interest rates      $64,242
Loans with variable or adjustable interest rates   $65,697



NON-PERFORMING ASSETS
----------------------------------------------------------------------------------------------------------------------
December 31,                                                 1996         1995          1994         1993         1992
----------------------------------------------------------------------------------------------------------------------
Loans past due 90 days or more not on non-accrual status
  Commercial and industrial...............................     __        $  66        $    5           __      $     6
  Construction............................................     __           __           299           __           __
  Real estate-commercial..................................     __          107           100      $   191          643
  Real estate-residential................................. $  162           96           313          253          230
  Consumer................................................      3            3             4           78           67
----------------------------------------------------------------------------------------------------------------------
    Total loans past due 90 days or more and accruing ....    165          272           721          522          946

Loans accounted for on a non-accrual basis
  Commercial and industrial...............................     43          120           123          312          849
  Construction............................................     __          686           846        1,132          165
  Real estate-commercial..................................  1,790        2,588         1,157        2,097        4,474
  Real estate-residential.................................    867        1,084         1,755        1,543           __
  Consumer................................................     __           10            24           11           23
----------------------------------------------------------------------------------------------------------------------
    Total non-accrual loans...............................  2,700        4,488         3,905        5,095        5,511

Other real estate owned...................................  1,395          775         1,973        2,604        3,871
----------------------------------------------------------------------------------------------------------------------
    Total non-performing assets........................... $4,260       $5,535        $6,599      $ 8,221      $10,328
======================================================================================================================
Total as a percent of total assets........................   1.52%        2.01%         2.46%        3.20%        4.04%

MANAGEMENT'S DISCUSSION AND ANALYSIS                   QNB Corp. and Subsidiary



ALLOWANCE FOR POSSIBLE LOAN LOSS ALLOCATION
-----------------------------------------------------------------------------------------------------------------------------------
December 31,                                  1996              1995              1994               1993                1992
-----------------------------------------------------------------------------------------------------------------------------------
                                                 Percent           Percent            Percent            Percent            Percent
                                                  Gross             Gross              Gross              Gross              Gross
                                         Amount   Loans   Amount    Loans    Amount    Loans    Amount    Loans     Amount   Loans
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of period applicable to:
  Commercial and industrial............  $  115   14.4%   $  792    17.3%    $  749    15.9%    $  936    13.3%    $  696     11.7%
  Agricultural.........................      13    1.8        13     1.6         12     1.8         11      .9         12      1.1
  Construction.........................      34    2.3        43     4.2         56     3.4         53     3.9        198      2.7
  Real estate-commercial...............     643   36.1       363    32.9        535    35.0        436    36.9      1,344     53.3
  Real estate-residential..............     378   41.4       547    39.2        289    37.3        273    38.6        230     24.7
  Consumer.............................      39    4.0        44     4.8         36     6.6         97     6.4        247      6.5
  Unallocated..........................   1,363              582                347                415                201
-----------------------------------------------------------------------------------------------------------------------------------
    Total..............................  $2,585  100.0%   $2,384   100.0%    $2,024   100.0%    $2,221   100.0%    $2,928    100.0%
===================================================================================================================================

Gross loans represent loans before unamortized net loan fees. Percentage gross loans lists the percentage of each loan type to total loans.



ALLOWANCE FOR POSSIBLE LOAN LOSSES
-----------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                      1996           1995           1994            1993         1992
-----------------------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses:
Balance, January 1...................................       $2,384         $2,024         $2,221          $2,928       $2,826

Charge-offs
  Commercial and industrial..........................           44              4            567           1,038          278
  Real estate-commercial.............................          115            320            222             115          102
  Real estate-residential............................           52            325             62              82           48
  Consumer...........................................           48             54             38              66           88
-----------------------------------------------------------------------------------------------------------------------------
  Total charge-offs..................................          259            703            889           1,301          516

Recoveries
  Commercial and industrial..........................           35             12             55             106            6
  Real estate-commercial.............................           __             10             11              __           __
  Real estate-residential............................            8              4              3               3            3
  Consumer...........................................           17             27             23              15           16
-----------------------------------------------------------------------------------------------------------------------------
  Total recoveries...................................           60             53             92             124           25
-----------------------------------------------------------------------------------------------------------------------------
Net charge-offs......................................         (199)          (650)          (797)         (1,177)        (491)

Provision for possible loan losses...................          400          1,010            600             470          593
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31.................................       $2,585         $2,384         $2,024         $ 2,221       $2,928
=============================================================================================================================
Total loans:
  Average............................................     $155,175       $151,839       $151,726        $151,076     $156,982
  Year-end...........................................      159,278        155,957        153,993         152,764      155,350

Ratios:
Net charge-offs to:
  Average loans......................................          .13%           .43%            .53%           .78%         .31%
  Loans at year-end..................................          .12            .42             .52            .77          .32
  Allowance for possible loan losses.................         7.70          27.27           39.38          52.99        16.77
  Provision for possible loan losses.................        49.75          64.36          132.83         250.43        82.80

Allowance for possible loan losses to:
  Average loans......................................         1.67%          1.57%           1.33%          1.47%        1.87%
  Loans at year-end..................................         1.62           1.53            1.31           1.45         1.88

MANAGEMENT'S DISCUSSION AND ANALYSIS                   QNB Corp. and Subsidiary

DEPOSITS
QNB primarily attracts deposits from within its market area by offering various deposit products, including demand deposits, NOW accounts, money market accounts, savings accounts and certificates of deposit.

Total deposits increased 1.6 percent to $246,744,000 at December 31, 1996, from $242,887,000 at year-end 1995. An analysis of the change in average deposits provides a more meaningful measure of deposit change. Average total deposits increased 1.1 percent in 1996 and 2.9 percent in 1995. Average non-interest-bearing deposits increased 6.3 percent to $28,072,000 in 1996. This followed a 4.3 percent increase in 1995. Non-interest-bearing deposits are an important source of funds for QNB because they are low cost. Average NOW accounts increased 4.3 percent in 1996 to $38,936,000 and 12.5 percent in 1995 to $37,335,000. The increase in NOW accounts is primarily the result of obtaining the deposit relationship of a local school district in 1995 and the impact of free NOW account promotions in both 1995 and 1996. Average time deposits increased 3.5 percent in 1996 and 25.5 percent in 1995, while average money market accounts decreased 10.1 percent and 28.2 percent for the same time periods. The change in the mix of deposits from money market accounts to time deposits started in 1994 as rates on time deposits began to increase and substantially outperform bank money market products. The yield on QNB's money market accounts was basically unchanged during 1996. Time deposits were more sensitive to rising rates as financial institutions were more likely to increase rates on these deposits as opposed to non-maturity deposits. In order to generate deposit growth in 1997 it is likely that QNB will increase its rates on its money market and NOW account products. Additional deposit growth will be accomplished through time deposit promotions and the business development program.


LIQUIDITY
Liquidity represents an institution's ability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and demands of depositors. QNB tries to manage the coordination of its mix of cash, Federal funds sold, investment securities and loans in order to match the volatility, seasonality, interest sensitivity and growth trends of its deposit funds. Liquidity is provided from asset sources through maturities and repayments of loans and investment securities, net interest income and fee income. The portfolio of investments available-for-sale and QNB's policy of selling certain residential mortgage originations and student loans in the secondary market also provide sources of liquidity.

Cash and due from banks, Federal funds sold, available-for-sale securities and loans held-for-sale totaled $71,821,000 at December 31, 1996 and $71,898,000 at December 31, 1995. These sources were adequate to meet seasonal deposit withdrawals during 1996 and should be adequate to meet normal fluctuations in loan demand and deposit withdrawals. The Bank will be considering membership in the Federal Home Loan Bank during 1997. This would provide QNB with an additional source of liquidity.

The consolidated statements of cash flows present the changes in cash and cash equivalents from operating, investing and financing activities. QNB's cash and cash equivalents decreased $491,000 to $12,459,000 at December 31, 1996. This follows increases in 1995 and 1994 of $1,523,000 and $2,791,000, respectively. After adjusting net income for non-cash transactions, operating activities provided $3,453,000 in cash flow in 1996, compared to $3,307,000 in 1995.

Net cash used by investing activities of $5,595,000 in 1996 is primarily a result of loan growth and an increase in Federal funds sold. Net activity in the investment portfolio provided $2,305,000, while the sale of loans and other real estate owned provided cash of $5,096,000 and $1,072,000, respectively. Net cash used by investing activities of $5,657,000 in 1995 resulted largely from the growth in the investment portfolio and the slight increase in loans outstanding. Net usage from purchases, sales, maturities and calls of investment securities was $9,471,000. Investing activities which provided cash during 1995 were the sale of student loans, residential mortgage loans and other real estate owned which provided cash of $2,626,000, $2,638,000 and $1,320,000, respectively. A $5,493,000 decrease in Federal funds sold also provided cash in 1995.

Cash provided by financing activities of $1,651,000 in 1996 was a result of growth in time deposits of $8,177,000. This offset withdrawals of money market accounts of $5,006,000, a decrease in short-term borrowings of $1,424,000 and the payment of $797,000 in common stock dividends. Growth in non-interest-bearing deposits and


AVERAGE DEPOSITS BY MAJOR CLASSIFICATION
------------------------------------------------------------------------------------------------------------
Year Ended December 31,                              1996                    1995                  1994
------------------------------------------------------------------------------------------------------------
                                             Balance      Rate       Balance     Rate      Balance      Rate
------------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits ...........   $ 28,072      __         $ 26,416      __      $ 25,334       __
NOW accounts ............................     38,936      1.81%        37,335    2.20%       33,197     1.87%
Money market accounts ...................     36,301      2.78         40,392    2.77        56,260     2.65
Savings .................................     34,932      2.20         35,044    2.27        37,944     2.25
Time ....................................     89,208      5.36         84,340    5.19        70,582     4.12
Time deposits of $100,000 or more........     14,633      5.88         15,986    6.04         9,388     4.63
------------------------------------------------------------------------------------------------------------
    Total ...............................   $242,082      3.36%      $239,513    3.37%     $232,705     2.71%
============================================================================================================



MATURITY OF TIME DEPOSITS OF $100,000 OR MORE
------------------------------------------------------------------------------------------------------------
Year Ended December 31,                        1996                     1995                 1994
------------------------------------------------------------------------------------------------------------
Three months or less.....................    $ 3,083                  $ 2,815              $ 6,609
Over three months through six months.....      3,615                    4,508                3,115
Over six months through twelve months....      1,797                    2,062                  824
Over twelve months.......................      5,638                    5,067                6,398
------------------------------------------------------------------------------------------------------------
    Total................................    $14,133                  $14,452              $16,946
============================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS                   QNB Corp. and Subsidiary
short-term borrowings of $3,692,000 and $2,562,000 was primarily responsible for the cash provided from financing activities of $3,873,000 in 1995. A decline in interest-bearing deposits, primarily money market accounts and savings accounts, and the payment of dividends were financing activities which used cash in 1995. An increase in NOW accounts and time deposits minimized the impact of the decline in money market and savings accounts.


CAPITAL ADEQUACY
A strong capital position is fundamental to support continued growth and profitability, to serve the needs of depositors, and to yield an attractive return for shareholders. QNB's shareholders' equity at December 31, 1996 was $22,775,000 or 8.12 percent of total assets, compared to shareholders' equity of $20,866,000 or 7.56 percent at year-end December 31, 1995. At December 31, 1996, shareholders' equity included a positive adjustment of $112,000 related to the unrealized holding gains, net of taxes, on investment securities available-for-sale, while shareholders' equity at December 31, 1995 included a positive adjustment of $222,000. Without these adjustments shareholders' equity to total assets would have been 8.08 percent and 7.48 percent at December 31, 1996 and 1995, respectively.

CAPITAL ANALYSIS
--------------------------------------------------------------------------------
December 31,                                               1996           1995
--------------------------------------------------------------------------------
Tier I
Shareholders' equity .............................     $ 22,775       $ 20,866
Net unrealized securities gains ..................         (112)          (222)
------------------------------------------------------------------------------
Total Tier I risk-based capital ..................       22,663         20,644

Tier II
Allowable portion of the allowance
  for possible loan losses .......................        2,160          2,125
------------------------------------------------------------------------------
Total risk-based capital .........................     $ 24,823       $ 22,769
==============================================================================
Risk-weighted assets .............................     $172,348       $169,701
==============================================================================

Capital Ratios
------------------------------------------------------------------------------
December 31, .....................................         1996           1995
------------------------------------------------------------------------------
Tier I capital/risk-weighted assets ..............        13.15%         12.16%
Total risk-based capital/risk-weighted assets ....        14.40          13.42
Tier I capital/total assets (leverage ratio) .....         8.14           7.48


Shareholders' equity averaged $21,653,000 during 1996, an increase of 8.6 percent compared to 1995. The ratio of average total equity to average total assets improved to 7.89 percent for 1996, compared to 7.39 percent for 1995. The increase in the equity to asset ratio is a function of significantly higher net income, an increase in capital retention despite a 12.0 percent increase in the cash dividend and slow asset growth.

The Corporation is subject to restrictions on the payment of dividends to its stockholders pursuant to the Pennsylvania Business Corporation Law as amended (the "BCL"). The BCL operates generally to preclude dividend payments if the effect thereof would render the Corporation insolvent, as defined. As a practical matter, the Corporation's payment of dividends is contingent upon its ability to obtain funding in the form of dividends from the Bank. Payment of dividends to the Corporation by the Bank is subject to the restrictions set forth in the National Bank Act. Generally, the National Bank Act would permit the Bank to declare dividends in 1997 of approximately $2,732,000, plus an amount equal to the net profits of the Bank in 1997 up to the date of any such dividend declaration.

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



                                    [GRAPH]

In the printed version there appears a Bar Chart depicting the following information:

                         1992      1993      1994      1995      1996
                         ----      ----      ----      ----      ----
Total risk based
  capital/risk-
  weighted assets        11.38%    12.23%    12.79%    13.42%    14.40%


The minimum regulatory capital ratios are 4.00 percent for Tier I, 8.00 percent for total risk-based capital and 3.00 percent for leverage. Under the requirements, QNB has a Tier I capital ratio of 13.15 percent and 12.16 percent, a total risk-based ratio of 14.40 percent and 13.42 percent and a leverage ratio of 8.14 percent and 7.48 percent at December 31, 1996 and 1995, respectively.

The Federal Deposit Insurance Corporation Improvement Act of 1991 established five capital level designations ranging from "well capitalized" to "critically undercapitalized." At December 31, 1996 and 1995 QNB met the "well capitalized" criteria which requires minimum Tier I and total risk-based capital ratios of
6.00 percent and 10.00 percent, respectively, and a Tier I leverage ratio of
5.00 percent.


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

MANAGEMENT'S DISCUSSION AND ANALYSIS                   QNB Corp. and Subsidiary


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

QNB primarily focuses on the management of the one year interest rate sensitivity gap. At December 31, 1996, interest-earning assets scheduled to mature, or likely to be called, repriced or repaid in one year were $91,221,000. Interest sensitive liabilities scheduled to mature or reprice within one year were $92,893,000. The one year cumulative gap, which reflects QNB's interest sensitivity over a period of time, was a negative $1,672,000 at December 31, 1996. The cumulative one-year gap equals (.64) percent of total earning assets. This negative or liability sensitive gap will generally benefit QNB in a falling interest rate environment, while rising interest rates could negatively impact QNB.

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

Actual results may differ from simulated results due to various factors including time, magnitude and frequency of interest rate changes, the relationship or spread between various rates, loan pricing and deposit sensitivity, and asset/liability strategies. Based on management's estimate of balance sheet growth and composition and interest rates for the next year, net interest income in 1997 is expected to increase compared with 1996 net interest income. The projected increase in net interest income is primarily the result of forecasted growth in total assets and a change in the composition of earning assets, with the loan to earning assets ratio increasing. These factors will be partially offset by a slight decrease in the net interest margin.

If interest rates are 100 basis points lower than management's most likely interest rate environment, the simulation model projects net interest income for the next twelve months to exceed the most likely scenario. Conversely, if interest rates are 100 basis points higher, net interest income for the most likely scenario would decline slightly. These results are consistent with the results of the gap analysis described above.

OTHER ITEMS
Management is not aware of any current specific recommendations by regulatory authorities or proposed legislation, which if they were implemented, would have a material adverse effect upon the liquidity, capital resources, or results of operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have, a negative impact on QNB's results of operations.


INTEREST RATE SENSITIVITY
---------------------------------------------------------------------------------------------------------------------------------
                                           Within       4 to 6      7 months       1 to 3       3 to 5        After
December 31, 1996                         3 months      months     to 1 year        years        years       5 years       Total
---------------------------------------------------------------------------------------------------------------------------------
Assets
Federal funds sold .....................  $ 6,480           __            __            __           __           __     $  6,480
Investment securities ..................    5,761      $ 5,066      $  4,829      $ 37,852     $ 15,411     $ 26,559       95,478
Loans ..................................   46,161        7,599        15,325        49,900       22,669       17,624      159,278
---------------------------------------------------------------------------------------------------------------------------------
Total rate sensitive assets ............   58,402       12,665        20,154        87,752       38,080       44,183     $261,236
Total cumulative assets ................  $58,402      $71,067      $ 91,221      $178,973     $217,053     $261,236
=================================================================================================================================
Liabilities
NOW, money market and savings deposits..  $ 5,421      $ 2,093      $ 12,052      $ 58,050     $ 14,042     $ 14,042     $105,700
Time deposits less than $100,000 .......   23,107       15,141        17,909        36,387        2,316           18       94,878
Time deposits over $100,000 ............    3,083        3,615         1,797         4,833          677          128       14,133
Short-term borrowings ..................    8,675           __            __            __           __           __        8,675
---------------------------------------------------------------------------------------------------------------------------------
Total rate sensitive liabilities .......   40,286       20,849        31,758        99,270       17,035       14,188     $223,386
Total cumulative liabilities ...........  $40,286      $61,135      $ 92,893      $192,163     $209,198     $223,386
=================================================================================================================================
Gap during period ......................  $18,116      $(8,184)     $(11,604)     $(11,518)    $ 21,045     $ 29,995     $ 37,850
=================================================================================================================================
Cumulative gap .........................  $18,116      $ 9,932      $ (1,672)     $(13,190)    $  7,855     $ 37,850
=================================================================================================================================
Cumulative gap/earning assets ..........     6.93%        3.80%         (.64)%       (5.05)%       3.01%       14.49%
=================================================================================================================================
Cumulative gap ratio ...................     1.45         1.16           .98           .93         1.04         1.17
=================================================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS                   QNB Corp. and Subsidiary



AVERAGE BALANCES, RATES, AND INTEREST INCOME AND EXPENSE SUMMARY
(TAX-EQUIVALENT BASIS)
-----------------------------------------------------------------------------------------------------------------------------------
                                                     1996                            1995                          1994
-----------------------------------------------------------------------------------------------------------------------------------
                                          Average   Average              Average    Average              Average  Average
                                          Balance     Rate   Interest    Balance      Rate    Interest   Balance    Rate   Interest
-----------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-bearing balances............... $     26     2.35%   $     1    $     24     3.10%   $     1    $     82     2.65% $     2
Federal funds sold .....................    4,731     5.31        252       5,598     5.91        331       5,643     4.16      235
Investment securities
  available-for-sale ...................   54,810     6.28      3,449      58,497     6.07      3,549      53,678     5.86    3,147
Investment securities held-to-maturity:
  Taxable ..............................   33,035     6.46      2,140      29,419     6.61      1,946      23,132     6.09    1,408
  Tax-exempt ...........................   10,531     7.30        771       8,126     7.46        606       7,217     8.02      579
-----------------------------------------------------------------------------------------------------------------------------------
    Total investment securities ........   98,376     6.45      6,360      96,042     6.35      6,101      84,027     6.11    5,134
Loans, net of unearned income ..........  155,175     8.79     13,671     151,839     9.01     13,676     151,726     8.50   12,895
-----------------------------------------------------------------------------------------------------------------------------------
    Total earning assets ...............  258,308     7.83     20,284     253,503     7.93     20,109     241,478     7.56   18,266

Cash and due from banks ................    9,011                           8,497                           8,148
Allowance for possible loan losses .....   (2,499)                         (2,232)                         (2,119)
Other assets ...........................    9,713                          10,065                          11,837
-----------------------------------------------------------------------------------------------------------------------------------
    Total assets ....................... $274,533     7.37%              $269,833     7.45%              $259,344     7.04%
===================================================================================================================================

Liabilities and
Shareholders' Equity
Interest-bearing deposits
NOW accounts ........................... $ 38,936     1.81%       707    $ 37,335     2.20%       820    $ 33,197     1.87%     620
Money market deposit accounts ..........   36,301     2.78      1,011      40,392     2.77      1,119      56,260     2.65    1,493
Savings accounts .......................   34,932     2.20        772      35,044     2.27        795      37,944     2.25      852
Time deposits ..........................   89,208     5.36      4,799      84,340     5.19      4,380      70,582     4.12    2,906
Time deposits of $100,000 or more ......   14,633     5.88        863      15,986     6.04        966       9,388     4.63      435
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing deposits ....  214,010     3.80      8,152     213,097     3.79      8,080     207,371     3.04    6,306
Short-term borrowings ..................    8,317     3.13        261       7,955     3.23        257       5,225     2.93      153
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities .  222,327     3.77      8,413     221,052     3.77      8,337     212,596     3.04    6,459
-----------------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits ..........   28,072                          26,416                          25,334
Other liabilities ......................    2,481                           2,432                           2,434
Shareholders' equity ...................   21,653                          19,933                          18,980
-----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and
     shareholders' equity............... $274,533     3.06%             $ 269,833     3.09%              $259,344     2.49%
===================================================================================================================================
Net interest rate spread ...............              4.06%                           4.16%                           4.52%
===================================================================================================================================
Margin/net interest income .............              4.58%   $11,871                 4.64%   $11,772                 4.89% $11,807
===================================================================================================================================

Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the marginal Federal corporate tax rate of 34 percent. Non-accrual loans are included in earning assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS                   QNB Corp. and Subsidiary



SELECTED FINANCIAL AND OTHER DATA
-----------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                   1996           1995           1994            1993           1992
-----------------------------------------------------------------------------------------------------------------------------
Income and Expense
Interest income......................................   $ 19,816       $ 19,716       $ 17,865        $ 17,663       $ 19,127
Interest expense.....................................      8,413          8,337          6,459           6,849          8,787
-----------------------------------------------------------------------------------------------------------------------------
Net interest income.................................      11,403         11,379         11,406          10,814         10,340
Provision for possible loan losses...................        400          1,010            600             470            593
Non-interest income..................................      1,850          1,393          1,598           2,484          2,364
Non-interest expense.................................      9,004          9,539          9,719          10,545          9,184
-----------------------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative
  effect of change in accounting principle  .........      3,849          2,223          2,685           2,283          2,927
Provision for income taxes...........................      1,048            536            681             517            566
-----------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of change
  in accounting principle............................      2,801          1,687          2,004           1,766          2,361
-----------------------------------------------------------------------------------------------------------------------------
Cumulative effect of change
  in tax accounting method...........................         __             __             __              52             __
-----------------------------------------------------------------------------------------------------------------------------
Net income...........................................   $  2,801       $  1,687        $ 2,004        $  1,818       $  2,361
=============================================================================================================================

Per Share Data
Net income before cumulative effect of
  change in accounting principle.....................     $ 1.97         $ 1.19         $ 1.41          $ 1.25         $ 1.67
Cumulative effect of change
  in tax accounting method...........................         __             __             __             .03             __
Net income...........................................       1.97           1.19           1.41            1.28           1.67
Book value...........................................      15.97          14.66          12.53           13.31          12.14
Cash dividends.......................................        .56            .50            .50             .50            .50
Average common shares outstanding....................  1,424,112      1,421,378      1,417,395       1,415,828      1,414,160

Balance Sheet at Year-end
Loans, net of unearned income........................  $ 159,278      $ 155,957       $153,993       $ 152,764      $ 155,350
Investment securities available-for-sale.............     52,779         55,380         49,838          54,366             __
Investment securities held-to-maturity...............     42,699         42,515         35,636          27,894         76,375
Other earning assets.................................      6,488          2,915          8,439           5,395            926
Total assets.........................................    280,447        276,049        268,260         257,062        255,380
Deposits.............................................    246,744        242,887        240,896         231,125        231,185
Other interest-bearing liabilities...................      8,675         10,099          7,537           5,179          4,354
Shareholders' equity.................................     22,775         20,866         17,784          18,859         17,176

Selected Financial Ratios
Net interest margin..................................       4.58%          4.64%          4.89%           4.79%          4.68%
Net income as a percentage of:
  Average total assets...............................       1.02            .63            .77             .73            .97
  Average shareholders' equity.......................      12.94           8.46          10.56           10.06          14.05
Average shareholders' equity
  to average total assets ...........................       7.89           7.39           7.32            7.22           6.88
Dividend payout ratio................................      28.47          42.13          35.36           38.95          29.94

CONSOLIDATED BALANCE SHEETS                            QNB Corp. and Subsidiary


                                                                                                            (in thousands)
------------------------------------------------------------------------------------------------------------------------------
December 31,                                                                                            1996            1995
------------------------------------------------------------------------------------------------------------------------------

Assets
Cash and due from banks............................................................................   $ 12,459        $ 12,950
Federal funds sold.................................................................................      6,480           2,907
Investment securities
    available-for-sale.............................................................................     52,779          55,380
    held-to-maturity (market value $42,760 and $42,861)............................................     42,699          42,515
Total loans, net of unearned income of $432 and $382...............................................    159,278         155,957
    Allowance for possible loan losses.............................................................     (2,585)         (2,384)
------------------------------------------------------------------------------------------------------------------------------

         Net loans.................................................................................    156,693         153,573
Premises and equipment, net........................................................................      4,358           4,536
Other real estate owned............................................................................      1,395             775
Accrued interest receivable .......................................................................      1,689           1,943
Other assets.......................................................................................      1,895           1,470
------------------------------------------------------------------------------------------------------------------------------

Total assets.......................................................................................   $280,447        $276,049
==============================================================================================================================


Liabilities
Deposits
    Demand, non-interest-bearing...................................................................   $ 32,033        $ 31,882
    NOW accounts...................................................................................     39,566          39,477
    Money market accounts..........................................................................     31,847          36,853
    Savings........................................................................................     34,287          33,841
    Time ..........................................................................................     94,878          86,382
    Time over $100,000.............................................................................     14,133          14,452
------------------------------------------------------------------------------------------------------------------------------

         Total deposits............................................................................    246,744         242,887
Short-term borrowings..............................................................................      8,675          10,099
Accrued interest payable...........................................................................      1,012           1,040
Other liabilities..................................................................................      1,241           1,157
------------------------------------------------------------------------------------------------------------------------------

Total liabilities..................................................................................    257,672         255,183
------------------------------------------------------------------------------------------------------------------------------

Commitments and contingencies

Shareholders' Equity
Common stock, par value $1.25 per share;
    authorized 5,000,000 shares; issued 1,425,951 shares and 1,423,838 shares......................      1,782           1,780
Surplus............................................................................................      4,296           4,283
Retained earnings..................................................................................     16,585          14,581
Unrealized holding gains, net of taxes,
    on investment securities available-for-sale....................................................        112             222
------------------------------------------------------------------------------------------------------------------------------

Total shareholders' equity.........................................................................     22,775          20,866
------------------------------------------------------------------------------------------------------------------------------

Total liabilities and shareholders' equity.........................................................   $280,447        $276,049
==============================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME                       QNB Corp. and Subsidiary


                                                                                  (in thousands, except share data)
------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                           1996         1995         1994
------------------------------------------------------------------------------------------------------------------
Interest Income
Interest and fees on loans.....................................................  $13,470      $13,492      $12,691
Interest and dividends on investment securities available-for-sale.............    3,445        3,547        3,149
Interest and dividends on investment securities held-to-maturity:
    Taxable....................................................................    2,140        1,946        1,408
    Tax-exempt.................................................................      509          400          382
Interest on Federal funds sold.................................................      252          331          235
------------------------------------------------------------------------------------------------------------------
         Total interest income.................................................   19,816       19,716       17,865
------------------------------------------------------------------------------------------------------------------
Interest Expense
Interest on deposits
    NOW accounts...............................................................      707          820          620
    Money market accounts......................................................    1,011        1,119        1,493
    Savings....................................................................      772          795          852
    Time ......................................................................    4,799        4,380        2,906
    Time over $100,000.........................................................      863          966          435
Interest on short-term borrowings..............................................      261          257          153
------------------------------------------------------------------------------------------------------------------
         Total interest expense................................................    8,413        8,337        6,459
------------------------------------------------------------------------------------------------------------------
         Net interest income...................................................   11,403       11,379       11,406
Provision for possible loan losses.............................................      400        1,010          600
------------------------------------------------------------------------------------------------------------------
         Net interest income after provision for possible loan losses..........   11,003       10,369       10,806
------------------------------------------------------------------------------------------------------------------
Non-Interest Income
Fees for services to customers.................................................    1,095          927          866
Mortgage servicing fees........................................................      208          229          241
Net gain (loss) on investment securities.......................................      102          (79)         215
Net gain on sale of loans......................................................       89          108           __
Other operating income.........................................................      356          208          276
------------------------------------------------------------------------------------------------------------------
         Total non-interest income.............................................    1,850        1,393        1,598
------------------------------------------------------------------------------------------------------------------
Non-Interest Expense
Salaries and employee benefits.................................................    5,143        5,343        5,307
Net occupancy expense..........................................................      687          675          693
Furniture and equipment expense................................................      697          721          764
Marketing expense..............................................................      287          247          256
Supplies expense...............................................................      209          222          226
Professional fees..............................................................      160          263          249
Insurance expense..............................................................      104          404          688
Other real estate owned expense................................................      253          356          186
Other expense..................................................................    1,464        1,308        1,350
------------------------------------------------------------------------------------------------------------------
         Total non-interest expense............................................    9,004        9,539        9,719
------------------------------------------------------------------------------------------------------------------
    Income before income taxes  ...............................................    3,849        2,223        2,685
Provision for income taxes.....................................................    1,048          536          681
------------------------------------------------------------------------------------------------------------------
    Net Income.................................................................  $ 2,801      $ 1,687      $ 2,004
==================================================================================================================
    Net Income Per Share.......................................................  $  1.97      $  1.19      $  1.41
==================================================================================================================
    Average Common Shares Outstanding..........................................1,424,112    1,421,378    1,417,395
==================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY        QNB Corp. and Subsidiary



-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                               Unrealized
                                                    Number        Common                Retained    Treasury     Holding
(in thousands, except share data)                  of Shares       Stock    Surplus     Earnings     Stock     Gain (Loss)   Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993 .....................   1,417,112      $1,771     $4,237      $12,310       __       $   541     $18,859


Net income .....................................          __          __         __        2,004       __            __       2,004
Cash dividends paid
  ($.50 per share) .............................          __          __         __         (709)      __            __        (709)
Treasury stock acquired ........................        (800)         __         __           __     $(15)           __         (15)
Stock issue - 401(k) plan ......................         568          __          5           __        6            __          11
Stock issued for options exercised .............       2,820           3         16           __        9            __          28
Change in net unrealized holding
  gains (losses), net of taxes,
   on investment securities available-for-sale..          __          __         __           __       __        (2,394)     (2,394)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994 .....................   1,419,700       1,774      4,258       13,605       __        (1,853)     17,784
-----------------------------------------------------------------------------------------------------------------------------------


Net income .....................................          __          __         __        1,687       __            __       1,687
Cash dividends paid
  ($.50 per share) .............................          __          __         __         (711)      __            __        (711)
Stock issue - 401(k) plan ......................         462           1         10           __       __            __          11
Stock issued for options exercised .............       3,676           5         15           __       __            __          20
Change in net unrealized holding
  gains (losses), net of taxes,
   on investment securities available-for-sale..          __          __         __           __       __         2,075       2,075
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995 .....................   1,423,838       1,780      4,283       14,581       __           222      20,866
-----------------------------------------------------------------------------------------------------------------------------------

Net income .....................................          __          __         __        2,801       __            __       2,801
Cash dividends paid
  ($.56 per share) .............................          __          __         __         (797)      __            __        (797)
Stock issue - 401(k) plan ......................         435          __         14           __       __            __          14
Stock issued for options exercised .............       1,678           2         (1)          __       __            __           1
Change in net unrealized holding
  gains (losses), net of taxes,
   on investment securities available-for-sale..          __          __         __           __       __          (110)       (110)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996 .....................   1,425,951      $1,782     $4,296      $16,585       __        $  112    $ 22,775
===================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS                  QNB Corp. and Subsidiary


                                                                                                        (in thousands)
------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                                          1996        1995        1994
------------------------------------------------------------------------------------------------------------------------------
Operating Activities
  Net income................................................................................   $ 2,801     $ 1,687     $ 2,004
  Adjustments to reconcile net income to net cash provided by operating activities
    Provision for possible loan losses......................................................       400       1,010         600
    Depreciation and amortization...........................................................       521         602         636
    Securities (gains) losses ..............................................................      (102)         79        (215)
    Net gain on sale of loans...............................................................       (89)       (108)         __
    Gain on disposal of premises and equipment..............................................        __         (10)         __
    Writedowns, net of losses (gains) on sales of other real estate owned...................       (67)        149         (82)
    Deferred income tax provision...........................................................       (69)         21         169
    Change in income taxes payable..........................................................      (183)        146        (132)
    Net decrease (increase) in interest and dividends receivable............................       254        (261)       (114)
    Net amortization of premiums and discounts..............................................        48         115         258
    Net (decrease) increase in interest payable.............................................       (28)        (42)        180
    Increase in other assets ...............................................................      (196)       (198)       (340)
    Increase in other liabilities...........................................................       163         117          96
------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities...............................................     3,453       3,307       3,060
------------------------------------------------------------------------------------------------------------------------------
Investing Activities
  Proceeds from maturities and calls of investment securities
    available-for-sale......................................................................    16,170      13,026      13,208
    held-to-maturity........................................................................     7,531       2,928       5,055
  Proceeds from sales of investment securities
    available-for-sale......................................................................    18,526       8,888      16,758
  Purchase of investment securities
    available-for-sale......................................................................   (32,233)    (24,501)    (29,027)
    held-to-maturity........................................................................    (7,689)     (9,812)    (12,880)
  Net (increase) decrease in Federal funds sold.............................................    (3,573)      5,493      (3,014)
  Proceeds from sales of student loans......................................................     1,527       2,626          __
  Proceeds from sales of residential mortgages..............................................     3,569       2,638      10,934
  Originations of residential mortgages held-for-sale.......................................    (3,069)     (3,859)         __
  Net increase in loans.....................................................................    (7,083)     (4,182)    (13,683)
  Net purchases of premises and equipment...................................................      (343)       (222)       (804)
  Proceeds from the sale of other real estate owned.........................................     1,072       1,320       1,740
------------------------------------------------------------------------------------------------------------------------------
    Net cash used by investing activities...................................................    (5,595)     (5,657)    (11,713)
------------------------------------------------------------------------------------------------------------------------------
Financing Activities
  Net increase in non-interest-bearing deposits.............................................       151       3,692       1,119
  Net increase (decrease) in interest-bearing deposits......................................     3,706      (1,701)      8,652
  Net (decrease) increase in short-term borrowings..........................................    (1,424)      2,562       2,358
  Cash dividends paid.......................................................................      (797)       (711)       (709)
  Proceeds from issuance of common stock....................................................        15          31          39
  Acquisition of treasury stock.............................................................        __          __         (15)
------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by financing activities...............................................     1,651       3,873      11,444
------------------------------------------------------------------------------------------------------------------------------
    (Decrease) increase in cash and cash equivalents........................................      (491)      1,523       2,791
    Cash and cash equivalents at beginning of year..........................................    12,950      11,427       8,636
------------------------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents at end of year................................................  $ 12,459    $ 12,950     $11,427
==============================================================================================================================

Supplemental Cash Flow Disclosures
  Interest paid.............................................................................  $  8,441    $  8,379     $ 6,279
  Income taxes paid.........................................................................     1,250         370         655
  Non-Cash Transactions
    Transfer of loans to other real estate owned............................................     1,625         271         723
    Change in net unrealized holding gains (losses), net of taxes, on investment securities.      (110)      2,075      (2,394)


The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS             QNB Corp. and Subsidiary

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

Basis of Financial Statement Presentation
--------------------------------------------------------------------------------
The consolidated financial statements include the accounts of QNB Corp. and its wholly owned subsidiary, The Quakertown National Bank (QNB). Such statements have been prepared in accordance with generally accepted accounting principles and general practice within the banking industry. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. Tabular information other than share data is presented in thousands of dollars. Certain previously reported amounts have been reclassified to conform to current presentation standards. These reclassifications had no effect on net income.

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

Investment Securities
--------------------------------------------------------------------------------
Investment securities that QNB has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses, net of tax, excluded from earnings and reported as a separate component of shareholders' equity. Management determines the appropriate classification of securities at the time of purchase.

Available-for-sale securities include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in market interest rates and related changes in the securities' prepayment risk or to meet liquidity needs.

Premiums and discounts on debt securities are recognized in interest income using a constant yield method. Gains and losses on sales of investment securities are computed on the specific identification method and included in non-interest income.

Loans
--------------------------------------------------------------------------------
Loans are stated at the principal amount outstanding, net of deferred loan fees and costs. Interest income is accrued on the principal amount outstanding. Loan origination fees and related direct costs are deferred and amortized to income over the term of the respective loan and loan commitment period as a yield adjustment.

Non-accrual loans are those on which the accrual of interest has ceased. Commercial loans are placed on non-accrual status immediately if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more and collateral is insufficient to cover principal and interest. Interest accrued, but not collected at the date a loan is placed on non-accrual status, is reversed and charged against interest income. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest income, depending on management's assessment of ultimate collectibility of principal and interest. Loans are returned to an accrual status when the borrower's ability to make periodic principal and interest payments has returned to normal (i.e. - brought current with respect to principal or interest or restructured) and the paying capacity of the borrower and/or the underlying collateral is deemed sufficient to cover principal and interest. Consumer loans, including residential mortgage loans, are not automatically placed on non-accrual status when principal or interest payments are 90 days past due, but; in most instances, are charged-off when deemed uncollectible or after reaching 120 days past due.

Residential mortgages held-for-sale are carried at the lower of aggregate cost or market value. Gains and losses on residential mortgages held-for-sale are included in non-interest income.

Effective January 1, 1996 QNB adopted Statement of Financial Accounting Standards No. 122 (SFAS No. 122), "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires the recognition of separate assets relating to the rights to service mortgage loans based on their fair value if it is practicable to estimate the value. Additionally, the fair value of servicing assets is required to be measured at each reporting date to determine any potential impairment. SFAS No. 122 applies to transactions entered into in 1996, therefore, there is no cumulative effect adjustment upon adoption of this statement. SFAS No. 122 did not have a significant effect on the financial position, equity or results of operations of QNB.

Allowance for Possible Loan Losses
--------------------------------------------------------------------------------
The provision for possible loan losses charged to operating expense reflects the amount deemed appropriate by management to produce an adequate reserve to meet the present and foreseeable risk characteristics of the existing loan portfolio. Management's judgement is based on the evaluation of individual loans, past experience, the assessment of current economic conditions, and other relevant factors. Loan losses are charged directly against the allowance for loan losses and recoveries on previously charged-off loans are added to the allowance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS             QNB Corp. and Subsidiary

Significant estimates are made by management in determining the allowance for possible loan losses. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, results of internal loan reviews, borrowers' perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows, and other relevant factors. Since the allowance for possible loan losses is dependent, to a great extent, on conditions that may be beyond QNB's control, it is at least reasonably possible that management's estimates of the allowance for possible loan losses, and actual results could differ in the near term.

In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for possible loan losses. They may require additions to the allowance based upon their judgements about information available to them at the time of examination.

QNB adopted Statements of Financial Accounting Standards No. 114 and No. 118 (SFAS No. 114 and No. 118), "Accounting by Creditors for Impairment of a Loan" and amendment thereto effective January 1, 1995. Under the requirements of these Statements, recognition of impairment in the performance of a loan is required when it is probable that all amounts, including both principal and interest, will not be collected in accordance with the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Impairment criteria are applied to the loan portfolio exclusive of smaller homogeneous loans such as residential mortgage and consumer loans which are evaluated collectively for impairment. The adoption of SFAS Nos. 114 and 118 resulted in no additional provision for loan losses.

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

Other Real Estate Owned
--------------------------------------------------------------------------------
Other real estate owned is comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Other real estate owned is recorded at the lower of the carrying value of the loan or the fair value of the property. Loan losses arising from the acquisition of such properties are charged against the allowance for possible loan losses. After acquisition, such properties are carried at the lower of cost or fair value minus estimated costs to sell. Holding expenses related to the operation and maintenance of properties are expensed as incurred. Gains and losses upon disposition are reflected in earnings as realized.

Income Taxes
--------------------------------------------------------------------------------
QNB Corp. and its subsidiary file a consolidated Federal income tax return and the amount of income tax expense or benefit is computed and allocated on a separate return basis. To provide for income taxes, QNB uses the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period which includes the enactment date.

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


NOTE 2 - STOCK SPLIT
On June 7, 1994, QNB declared a four-for-one stock split, which was distributed July 15, 1994, to shareholders of record as of July 1, 1994. The number of shares and per share amounts have been restated to reflect this event.


NOTE 3 - CASH AND DUE FROM BANKS
Included in cash and due from banks are reserves in the form of deposits with the Federal Reserve Bank of $509,000 and $536,000 to satisfy federal regulatory requirements as of December 31, 1996 and 1995.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS             QNB Corp. and Subsidiary

NOTE 4 - INVESTMENT SECURITIES
Available-For-Sale
The amortized cost and estimated fair values of investment securities available-for-sale at December 31, 1996 and 1995 were as follows:


-----------------------------------------------------------------------------------------------------------------------------------
December 31,                                          1996                                                1995
                                                Gross       Gross                                   Gross      Gross
                                  Aggregate   unrealized  unrealized                Aggregate     unrealized  unrealized
                                    fair       holding     holding    Amortized        fair        holding     holding    Amortized
                                    value       gains      losses        cost         value         gains      losses        cost
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury..................... $ 9,555      $  42      $  13       $ 9,526       $12,732         $139       $  2       $12,595
U.S. Government agencies..........  39,422        149        197        39,470        40,415          195        156        40,376
Mortgage-backed securities........   3,045          1         39         3,083         1,859           12         25         1,872
Equity and other debt securities..     757        227         __           530           374          173         __           201
-----------------------------------------------------------------------------------------------------------------------------------
Total investment securities
  available-for-sale.............. $52,779      $ 419      $ 249       $52,609       $55,380         $519       $183       $55,044
===================================================================================================================================

The amortized cost and estimated fair value of debt securities available-for-sale by contractual maturity at December 31, 1996 are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.

-------------------------------------------------------------------------------
                                                    Aggregate
                                                       fair       Amortized
December 31, 1996                                     value          cost
-------------------------------------------------------------------------------

Due in one year or less.........................    $ 4,029        $ 4,015
Due after one year through five years...........     32,447         32,583
Due after five years through ten years..........     12,553         12,448
Due after ten years.............................         __             __
Mortgage-backed securities......................      3,045          3,083
-------------------------------------------------------------------------------
Total investment securities available-for-sale .    $52,074        $52,129
===============================================================================


Proceeds from sales of investment securities available-for-sale are as follows:

-------------------------------------------------------------------------------
                                                1996         1995         1994
-------------------------------------------------------------------------------
Proceeds..................................... $18,526      $ 8,888      $16,758
Gross gains..................................     122            1          238
Gross losses.................................      20           88           23


Held-To-Maturity
The amortized cost and estimated fair values of investment securities held-to-maturity at December 31, 1996 and 1995 were as follows:


------------------------------------------------------------------------------------------------------------------------------
December 31,                                         1996                                            1995
                                              Gross       Gross                                Gross       Gross
                                            unrealized  unrealized  Aggregate               unrealized   unrealized  Aggregate
                                 Amortized   holding     holding      fair       Amortized    holding     holding      fair
                                   cost       gains      losses       value        cost        gains      losses       value
------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury..................       __         __         __           __       $ 2,006        $ 23        __      $ 2,029
State and municipal securities.  $10,563       $136       $ 16      $10,683         9,531         201      $  1        9,731
Mortgage-backed securities.....   32,058        129        188       31,999        30,900         254       131       31,023
Equity securities..............       78         __         __           78            78          __        __           78
------------------------------------------------------------------------------------------------------------------------------
Total investment securities
  held-to-maturity.............  $42,699       $265       $204      $42,760       $42,515        $478      $132      $42,861
==============================================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS             QNB Corp. and Subsidiary

The amortized cost and estimated fair values of debt securities held-to-maturity by contractual maturity at December 31, 1996 are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.

                                                                   Aggregate
                                                   Amortized         fair
December 31, 1996                                     cost          value
--------------------------------------------------------------------------------
Due in one year or less.....................             --              --
Due after one year through five years.......        $ 1,501        $  1,521
Due after five years through ten years......          9,062           9,162
Due after ten years.........................             --              --
Mortgage-backed securities..................         32,058          31,999
--------------------------------------------------------------------------------
Total investment securities held-to-maturity        $42,621         $42,682
================================================================================

There were no sales of investment securities classified as held-to-maturity during 1996, 1995 or 1994.

NOTE 5 - LOANS
-------------------------------------------------------------------------------
December 31,                                               1996          1995
-------------------------------------------------------------------------------
Commercial and industrial .............................  $ 22,973      $ 27,002
Agricultural ..........................................     2,828         2,451
Construction ..........................................     3,640         6,641
Real estate-commercial ................................    57,589        51,368
Real estate-residential ...............................    66,203        61,339
Consumer ..............................................     6,477         7,538
-------------------------------------------------------------------------------
Total loans ...........................................   159,710       156,339
Less unearned income ..................................       432           382
-------------------------------------------------------------------------------
Total loans, net of unearned income ...................  $159,278      $155,957
===============================================================================

Real estate commercial loans include all loans collateralized at least in part by commercial real estate. These loans may not be for the expressed purpose of conducting commercial real estate transactions.

Included in real estate residential loans at December 31, 1996 and 1995, are $103,000 and $661,000 of residential mortgage loans held-for-sale.

At December 31, 1996 and 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS Nos. 114 and 118 totaled $2,604,000 and $4,345,000, respectively, of which $1,288,000 and $3,733,000 related to loans with no valuation allowance and $1,316,000 and $612,000 related to loans with a corresponding valuation allowance of approximately $408,000 and $179,000. Most of the loans identified as impaired are collateral-dependent. For the years ended December 31, 1996 and 1995, the average recorded investment in impaired loans was approximately $4,288,000 and $3,676,000. QNB recognized $50,000 and $220,000 of interest income on these loans in 1996 and 1995.

Included within the loan portfolio are loans on non-accrual status of $2,700,000 and $4,488,000 at December 31, 1996 and 1995, respectively. If interest had been accrued throughout the period, interest income for the years ended December 31, 1996, 1995 and 1994, would have increased approximately $265,000, $320,000 and $254,000, respectively. The amount of interest income on these loans that was included in net income in 1996, 1995 and 1994 was $50,000, $220,000 and $182,000, respectively.

QNB generally lends in its trade area which is comprised of Quakertown and surrounding communities. To a large extent QNB makes loans collateralized at least in part by real estate. Its lending activities could be affected by changes in the general economy, the regional economy, or real estate values.


NOTE 6 - ALLOWANCE FOR POSSIBLE LOAN LOSSES
Activity in the allowance for possible loan losses is shown below:
--------------------------------------------------------------------------------
December 31,                                     1996         1995         1994
--------------------------------------------------------------------------------
Balance at beginning of year ............     $ 2,384      $ 2,024      $ 2,221
--------------------------------------------------------------------------------
Charge-offs .............................        (259)        (703)        (889)
Recoveries ..............................          60           53           92
--------------------------------------------------------------------------------
Net charge-offs .........................        (199)        (650)        (797)
Provision for possible loan losses ......         400        1,010          600
--------------------------------------------------------------------------------
Balance at end of year ..................     $ 2,585      $ 2,384      $ 2,024
================================================================================


NOTE 7 - PREMISES AND EQUIPMENT
Premises and equipment, stated at cost less accumulated depreciation and amortization, are summarized below:

--------------------------------------------------------------------------------
December 31,                                             1996              1995
--------------------------------------------------------------------------------
Land and buildings .........................          $ 4,835           $ 4,817
Furniture and equipment ....................            4,658             4,362
Leasehold improvements .....................              469               469
--------------------------------------------------------------------------------
Book value .................................            9,962             9,648
Accumulated depreciation
   and amortization ........................           (5,604)           (5,112)
--------------------------------------------------------------------------------
Net book value .............................          $ 4,358           $ 4,536
================================================================================

Depreciation and amortization expense on premises and equipment amounted to $521,000, $602,000 and $636,000, for the years ended December 31, 1996, 1995 and
1994, respectively.

Rental expense on operating leases amounted to approximately $131,000, $133,000 and $147,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Most leases have options for renewal. Required minimum annual rentals due on non-cancelable leases expiring after one year approximate $266,000 in the aggregate at December 31, 1996. Future minimum annual rental payments due on non-cancelable leases for each of the years 1997 through 2001 are approximately $105,000, $63,000, $52,000, $27,000 and $19,000, respectively.


NOTE 8 - TIME DEPOSITS
The aggregate amount of time deposits including deposits in denominations of $100,000 or more was $109,011,000 and $100,834,000 at December 31, 1996 and
1995, respectively. The scheduled maturities of time deposits as of December 31, 1996 for the years 1997 through 2001 and thereafter are approximately $62,524,000, $33,270,000, $10,077,000, $2,910,000, $83,000 and $147,000,
respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS             QNB Corp. and Subsidiary

NOTE 9 - SHORT-TERM BORROWINGS
--------------------------------------------------------------------------------
                                               Securities
                                               Sold under          Other
                                               Agreements       Short-term
December 31,                                to Repurchase(a)   Borrowings(b)
--------------------------------------------------------------------------------
1996
Balance ...................................     $ 8,156         $   519
Maximum indebtedness at any month end .....      13,118             600
Daily average indebtedness outstanding ....       7,832             485
Average rate paid for the year ............        3.01%           5.19%
Average rate on period-end borrowings .....        3.01            5.15
--------------------------------------------------------------------------------
1995
Balance ...................................     $ 9,896         $   203
Maximum indebtedness at any month end .....      11,328             600
Daily average indebtedness outstanding ....       7,417             538
Average rate paid for the year ............        3.06%           5.61%
Average rate on period-end borrowings .....        3.01            5.15
================================================================================

(a) Securities sold under agreements to repurchase mature within 30 days. The repurchase agreements were collateralized by U.S. Treasury and U.S. Government agency securities with an amortized cost of $9,831,000 and $11,162,000 and a fair value of $9,821,000 and $11,171,000 at December 31, 1996 and 1995,
respectively.

(b) Other short-term borrowings include Treasury tax and loan notes and Federal Reserve borrowings.


NOTE 10 - INCOME TAXES

The components of the provision for income taxes are as follows:
--------------------------------------------------------------------------------
Year Ended December 31,                1996        1995         1994
--------------------------------------------------------------------------------

Federal income taxes
  currently payable ............      $1,117      $  515      $  512
Deferred income taxes ..........         (69)         21         169
--------------------------------------------------------------------------------
Net provision ..................      $1,048      $  536      $  681
================================================================================

At December 31, 1996, 1995 and 1994, the tax effects of temporary differences that represent the significant portion of deferred tax assets and liabilities are as follows:

--------------------------------------------------------------------------------
Year Ended December 31,                                  1996     1995     1994
--------------------------------------------------------------------------------
Deferred tax assets
        Allowance for possible loan losses ..........   $  637   $  569   $  446
        Other real estate owned reserves ............       21       22      126
        Deferred compensation .......................      143      149      154
        Deferred loan fees ..........................       40       20       44
        Net unrealized holding losses on
                investment securities
                  available-for-sale ................       __       __      954
        Other .......................................       __        6       __
--------------------------------------------------------------------------------
                Total deferred tax assets ...........      841      766    1,724

Deferred tax liabilities
        Net unrealized holding gains on
                investment securities
                  available-for-sale ................       58      114       __
        Other .......................................       51       45       28
--------------------------------------------------------------------------------
                Total deferred tax liabilities ......      109      159       28
--------------------------------------------------------------------------------

        Net deferred tax asset ......................   $  732   $  607   $1,696
================================================================================

The realizability of deferred tax assets is dependent upon a variety of factors, including the generation of future taxable income, the existence of taxes paid and recoverable, the reversal of deferred tax liabilities and tax planning strategies. Based upon these and other factors, management believes it is more likely than not that QNB will realize the benefits of these deferred tax assets. The net deferred tax asset is included in other assets on the consolidated balance sheet.

A reconciliation between the statutory and effective tax rate for net income was as follows:
--------------------------------------------------------------------------------
Year Ended December 31,                   1996        1995      1994
--------------------------------------------------------------------------------
Provision at statutory rate ........     $1,309     $  756     $  913
Tax-exempt interest income .........       (270)      (229)      (242)
Other ..............................          9          9         10
--------------------------------------------------------------------------------

Total provision ....................     $1,048     $  536     $  681
================================================================================


NOTE 11 - EMPLOYEE BENEFIT PLANS

QNB maintains a money purchase defined contribution plan which covers all employees who meet the age and service requirements. QNB makes contributions to the money purchase plan equivalent to 5 percent of total compensation (as defined by the plan). QNB contributed and expensed $187,595, $174,393 and $178,225 to this plan in 1996, 1995 and 1994, respectively. QNB also has a 401(k) profit sharing plan pursuant to the provisions of 401(k) of the Internal Revenue Code. The plan covers substantially all employees who meet the age and service requirements. The 401(k) plan provides for elective employee contributions up to 9 percent of compensation and a matching company contribution limited to 3 percent. QNB makes contributions to the profit sharing plan as directed by its Board of Directors. For 1996, 1995 and 1994, QNB contributed and expensed $100,792, $100,195 and $102,686, respectively, to the 401(k) profit sharing plan.

At QNB's annual meeting of Shareholders held on May 7, 1996, the Employee Stock Purchase Plan (the "Plan") was approved by the shareholders. The Plan offers eligible employees an opportunity to purchase from the Corporation shares of QNB Corp. Common Stock at a 5 percent discount from fair market value (as defined by the plan). The Plan authorizes the issuance of 25,000 shares. The initial offering period of the Plan commenced on December 1, 1996 and as such no shares were issued under the Plan as of December 31, 1996.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS             QNB Corp. and Subsidiary

NOTE 12 - STOCK OPTION PLAN

QNB sponsors a Stock Option Plan (the "Plan") administered by a committee which consists of three or more members of QNB's Board of Directors. The Plan provides to key employees the granting of either (i) Non-Qualified Stock Options (NQSOs) or (ii) Incentive Stock Options (ISOs). The exercise price of an option is the fair market value of QNB's common stock at the date of grant. The plan authorizes the issuance of 82,000 shares. ISOs expire 5 years from the date of grant. Changes in total options outstanding during 1996, 1995 and 1994, were as follows:

--------------------------------------------------------------------------------
                                Number      Exercise Price       Average
                             of Options      per Option      Exercise Price
--------------------------------------------------------------------------------
December 31, 1993 ..........   22,200     $ 16.38 - $17.63     $  16.99
        ISOs Exercised .....   (8,400)      16.38 -  19.50        17.10
        ISOs Granted .......    9,400                19.50        19.50
--------------------------------------------------------------------------------
December 31, 1994 ..........   23,200       16.50 -  19.50        17.96
        ISOs Exercised .....   (9,440)      16.50 -  21.00        18.00
        ISOs Granted .......    9,200                21.00        21.00
--------------------------------------------------------------------------------
December 31, 1995 ..........   22,960       16.88 -  21.00        19.17
        ISOs Exercised .....   (3,410)      16.88 -  17.63        16.89
        ISOs Granted .......    9,200                29.50        29.50
--------------------------------------------------------------------------------
December 31, 1996 ..........   28,750     $ 17.63 - $29.50     $  22.75
================================================================================

The following table summarizes information about stock options outstanding at December 31, 1996:

                                              Exercisable
                               -------------------------------------------
                                                              Average
        Exercise Price Range    Options  Average Life(1)   Exercise Price
--------------------------------------------------------------------------------
        $ 17.63 - $ 19.50       11,750        1.56            $18.61
          21.00 -   29.50       17,000        3.59             25.60
--------------------------------------------------------------------------------
          Total                 28,750        2.76            $22.74
================================================================================

(1) Average contractual life remaining in years

Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation," became effective January 1, 1996. SFAS No. 123 provides an alternative method of accounting for stock-based compensation arrangements. This method is based on fair value of the stock-based compensation determined by an option pricing model utilizing various assumptions regarding the underlying attributes of the options and QNB's stock, rather than the existing method of accounting for stock-based compensation which is provided in Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees." The Financial Accounting Standards Board encourages entities to adopt the fair value based method, but does not require the adoption of this method.

QNB applies APB No. 25 and related Interpretations in accounting for the Plan. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1996 and 1995: dividend yield of 2.5 percent for both years; expected volatility of 20 percent for both years; risk-free interest rates of 5.32 percent and 7.86 percent for 1996 and 1995 options, respectively; and expected lives of five years for both years. Had compensation cost for the Plan been determined consistent with SFAS No. 123, QNB's net income and earnings per share would have been reduced to the pro forma amounts indicated as follows:

--------------------------------------------------------------------------------
                                                  1996          1995
--------------------------------------------------------------------------------
Net income         As Reported...........       $ 2,801       $ 1,687
                   Pro forma ............         2,763         1,654
Earnings per share As Reported...........          1.97          1.19
                   Pro forma ............          1.94          1.16
================================================================================


NOTE 13 - COMMITMENTS AND CONTINGENCIES

In the normal course of business there are various legal proceedings, commitments, and contingent liabilities which are not reflected in the financial statements. Management does not anticipate any material losses as a result of these transactions and activities. They include, among other things, commitments to extend credit and standby letters of credit. Outstanding standby letters of credit amounted to $1,583,000 and $2,941,000 and commitments to extend credit totaled $33,883,000 and $28,683,000 at December 31, 1996 and 1995, respectively. The maximum exposure to credit loss, which represents the possibility of sustaining a loss due to the failure of the other parties to a financial instrument to perform according to the terms of the contract, is represented by the contractual amount of these instruments. QNB uses the same lending standards and policies in making credit commitments as it does for on-balance sheet instruments. The activity is controlled through credit approvals, control limits, and monitoring procedures.

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

The amount of collateral obtained for letters of credit and commitments to extend credit is based on management's credit evaluation of the customer. Collateral varies but may include real estate, accounts receivable, marketable securities, pledged deposits, inventory or equipment.


NOTE 14 - RELATED PARTY TRANSACTIONS
The following table presents the amounts due from directors, principal officers, and their related interests. All of these transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Also, they did not involve a more than normal risk of collectibility or present any other unfavorable features.

--------------------------------------------------------------------------------
Balance, December 31, 1995...............................          $   4,626
New loans................................................             11,381
Repayments and other changes.............................            (12,652)
--------------------------------------------------------------------------------
Balance, December 31, 1996...............................          $   3,355
================================================================================

QNB allowed its directors to defer a portion of their compensation. The amount of deferred compensation accrued as of December 31, 1996 and 1995, was $422,000 and $439,000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS             QNB Corp. and Subsidiary

NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENT

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires all entities to disclose estimated fair values for its financial instruments, whether or not recognized in the balance sheet. For QNB, as for most financial institutions, substantially all of its assets and liabilities are considered financial instruments as defined by SFAS No. 107.

Estimates of fair value are made at a specific point in time, based upon, where available, relevant market prices and information about the financial instrument. Such estimates do not include any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. For a substantial portion of the Company's financial instruments, no quoted market exists. Therefore, estimates of fair value are necessarily based on a number of significant assumptions regarding the amount and timing of estimated future cash flows which are discounted to reflect varying degrees of risk. Given the uncertainties surrounding these assumptions, the reported fair values may not represent actual values of financial instruments that could have been realized as of year-end or that will be realized in the future. Use of different assumptions or methodologies is likely to result in significantly different fair value estimates.

Under SFAS No. 107, the fair value of non-interest bearing demand deposits, NOW accounts, money market accounts and savings accounts is equal to the carrying amount because these deposits have no stated maturity. This approach to estimating fair value excludes the significant benefit that results from the low-cost funding provided by such deposit liabilities, as compared to alternative sources of funding. As a consequence SFAS No. 107 may distort the actual fair value of a banking organization that is a going concern.

The estimated fair values and carrying amounts are summarized as follows:

----------------------------------------------------------------------------------------------
December 31,                                             1996                   1995
----------------------------------------------------------------------------------------------
                                                 Estimated    Carrying   Estimated  Carrying
                                                 Fair Value    Amount   Fair Value   Amount
----------------------------------------------------------------------------------------------
Financial Assets
        Cash and due from banks ................   $ 12,459   $ 12,459   $ 12,950   $ 12,950
        Federal funds sold .....................      6,480      6,480      2,907      2,907
        Investment securities
          available-for-sale ...................     52,779     52,779     55,380     55,380
        Investment securities
          held-to-maturity .....................     42,760     42,699     42,861     42,515
        Net loans ..............................    157,679    156,693    158,355    153,573

Financial Liabilities
        Deposits with no stated maturities .....    137,733    137,733    142,053    142,053
        Deposits with stated maturities ........    109,307    109,011    101,360    100,834
        Short-term borrowings ..................      8,673      8,675     10,089     10,099

The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at December 31, 1996 and 1995.

Cash and due from banks and Federal funds sold:
Current carrying amounts approximate estimated fair value.

Investment securities:
Current quoted market prices were used to determine fair value.

Loans:
Fair values were estimated using the present value of the estimated cash flows, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Deposit liabilities:
The fair value of deposits with no stated maturity (e.g. demand deposits, NOW accounts, money market accounts and savings accounts) are by definition, equal to the amount payable on demand at the reporting date (i.e. their carrying amounts). Deposits with a stated maturity (time deposits) have been valued using the present value of cash flows discounted at rates approximating the current market for similar deposits.

Short-term borrowings:
Short-term borrowings have been valued using the present value of cash flows discounted at rates approximating the current market for similar liabilities.

Off-balance-sheet instruments:
Off-balance-sheet instruments are primarily comprised of loan commitments which are generally priced at market at the time of funding. Fees on commitments to extend credit and standby letters of credit are deemed to be immaterial and these instruments are expected to be settled at face value or expire unused. It is impractical to assign any fair value to these instruments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS             QNB Corp. and Subsidiary

NOTE 16 - PARENT COMPANY FINANCIAL INFORMATION

Condensed financial statements of QNB Corp. only:

Balance Sheets
--------------------------------------------------------------------------------
December 31,                                                1996          1995
--------------------------------------------------------------------------------
Assets
Cash and due from banks ............................       $     8       $     8
Investment securities available-for-sale ...........           694           309
Investment in subsidiary ...........................        22,155        20,597
Other assets .......................................             5            10
--------------------------------------------------------------------------------
Total assets .......................................       $22,862       $20,924
================================================================================
Liabilities
Other liabilities ..................................       $    87       $    58
Shareholders' equity
Common stock .......................................         1,782         1,780
Surplus ............................................         4,296         4,283
Retained earnings ..................................        16,585        14,581
Unrealized holding gains (losses),
        net of taxes, on investment
          securities available-for-sale ............           112           222
--------------------------------------------------------------------------------
Total liabilities and shareholders' equity .........       $22,862       $20,924
================================================================================


Statements of Income
--------------------------------------------------------------------------------
Year Ended December 31,                      1996       1995       1994
--------------------------------------------------------------------------------
Dividends from subsidiary ...............   $1,098     $  673     $  496
Interest and dividend income ............       14         10         15
Securities gains ........................       77         __        168
Other income ............................        2         __         __
--------------------------------------------------------------------------------
        Total income ....................    1,191        683        679

        Expenses ........................       99         34         14
--------------------------------------------------------------------------------
Income before applicable income
        taxes and equity in undistributed
          income of subsidiary ..........    1,092        649        665
Income taxes (benefit) ..................       (5)       (10)        54
--------------------------------------------------------------------------------
Income before equity in undistributed
        income of subsidiary ............    1,097        659        611
Equity in undistributed
        income of subsidiary ............    1,704      1,028      1,393
--------------------------------------------------------------------------------

        Net income ......................   $2,801     $1,687     $2,004
================================================================================



Statements of Cash Flows

-----------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                       1996            1995               1994
-----------------------------------------------------------------------------------------------------------------------
Operating Activities
        Net income .....................................................     $2,801          $ 1,687           $ 2,004
                Adjustments to reconcile net income to net cash
                provided by operating activities:
                Equity in undistributed income from subsidiary .........     (1,704)          (1,028)           (1,393)
                Securities gains .......................................        (77)              --              (168)
                Decrease (increase) in other assets ....................          5              (10)               --
                Increase (decrease) in other liabilities ...............          9               --               (25)
-----------------------------------------------------------------------------------------------------------------------
                        Net cash provided by operating activities ......      1,034              649               418
-----------------------------------------------------------------------------------------------------------------------
Investing Activities
        Purchase of investment securities ..............................       (404)              --                --
        Proceeds from sale of investment securities ....................        152               --               297
-----------------------------------------------------------------------------------------------------------------------
                        Net cash (used) provided by investing
                          activities ...................................       (252)              --               297
-----------------------------------------------------------------------------------------------------------------------
Financing Activities
        Cash dividends paid ............................................       (797)             (711)            (709)
        Stock issue - 401(k) plan and stock options exercised ..........         15                31               39
        Acquisition of treasury stock ..................................         --                --              (15)
-----------------------------------------------------------------------------------------------------------------------
                        Net cash used by financing activities ..........       (782)              (680)           (685)
-----------------------------------------------------------------------------------------------------------------------
                        (Decrease) increase in cash and cash equivalents         --                (31)             30
                        Cash and cash equivalents at beginning of year .          8                 39               9
-----------------------------------------------------------------------------------------------------------------------
                        Cash and cash equivalents at end of year .......     $    8             $    8         $    39
=======================================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS             QNB Corp. and Subsidiary

NOTE 17 - CONSOLIDATED QUARTERLY FINANCIAL DATA (unaudited):

----------------------------------------------------------------------------------------------------------------
                                               Quarters Ending 1996                 Quarters Ending 1995
                                      March 31  June 30 Sept. 30  Dec. 31    March 31 June 30  Sept. 30  Dec. 31
----------------------------------------------------------------------------------------------------------------
Interest income ....................   $4,840   $4,896   $5,031   $5,049      $4,707   $4,899   $5,061   $5,049
Interest expense....................    2,041    2,014    2,174    2,184       1,933    2,057    2,175    2,172
----------------------------------------------------------------------------------------------------------------
Net interest income ................    2,799    2,882    2,857    2,865       2,774    2,842    2,886    2,877
Provision for possible loan losses..      100      100      100      100         250      560      100      100
Non-interest income ................      496      380      427      547         329      418      332      314
Non-interest expense ...............    2,140    2,200    2,271    2,393       2,470    2,721    2,187    2,161
----------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes ..    1,055      962      913      919         383      (21)     931      930
Provision (benefit) for income taxes      294      262      245      247          81      (16)     214      257
----------------------------------------------------------------------------------------------------------------
Net Income (loss) ..................   $  761   $  700   $  668   $  672      $  302   $   (5)   $ 717   $  673
================================================================================================================
Net Income Per Share ...............   $  .53   $  .49   $  .48   $  .47      $  .21       --   $  .50   $  .48
================================================================================================================

NOTE 18 - REGULATORY RESTRICTIONS
Dividends payable by QNB Corp. and its bank subsidiary are subject to various limitations imposed by statutes, regulations and policies adopted by bank regulatory agencies. Under current regulations regarding dividend availability, the bank subsidiary may declare dividends in 1997 to the holding company totaling $2,732,000, plus additional amounts equal to the net profit earned by the bank subsidiary for the period from January 1, 1997, through the date of declaration, less dividends previously declared in 1997.

QNB is subject to regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate actions by regulators that could have an effect on the company's financial statements. Under the framework for prompt corrective action, the company must meet capital guidelines that involve quantitative measures of the company's assets, liabilities, and certain off-balance-sheet items. The company's capital amounts and classification are also subject to qualitative judgements by the regulators. Management believes, as of December 31, 1996, that the company meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the Federal Reserve Bank and the Comptroller of the Currency considered the company to be "well capitalized" under the regulatory framework. To be categorized as well capitalized, the company must maintain minimum ratios set forth in the table. There are no conditions or events since that notification that management believes have changed the company's category. The company's actual capital amounts and ratios are presented below:

                                                                              Capital Levels
---------------------------------------------------------------------------------------------------------------------
                                                             Actual       Adequately Capitalized   Well Capitalized
                                                       ------------------ ---------------------- --------------------
As of December 31, 1996                                Amount       Ratio    Amount      Ratio   Amount        Ratio
---------------------------------------------------------------------------------------------------------------------

Total risk-based capital (to risk weighted assets):(1)
        Consolidated ...............................   $24,823      14.40%  $ 13,788      8.00%  $ 17,235      10.00%
        Quakertown National Bank ...................    24,345      14.16     13,750      8.00     17,188      10.00
Tier I capital (to risk weighted assets):(1)
        Consolidated ...............................    22,663      13.15      6,894      4.00     10,341       6.00
        Quakertown National Bank ...................    22,191      12.91      6,875      4.00     10,313       6.00
Tier I capital (to average assets):(1)
        Consolidated ...............................    22,663       8.14      8,357      3.00     13,928       5.00
        Quakertown National Bank ...................    22,191       7.98      8,342      3.00     13,903       5.00
======================================================================================================================

(1) As defined by the regulators

INDEPENDENT AUDITOR'S REPORT

LOGO

To the Board of Directors and Shareholders of QNB Corp:

We have audited the accompanying consolidated balance sheet of QNB Corp. and subsidiary as of December 31, 1996, and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The accompanying consolidated financial statements of QNB Corp. and subsidiary as of December 31, 1995 and for each of the years in the two year period ended December 31, 1995, were audited by other auditors whose report thereon dated January 25, 1996, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1996 consolidated financial statements referred to above present fairly, in all material respects, the financial position of QNB Corp. and subsidiary as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP


KPMG Peat Marwick LLP
January 27, 1997



CORPORATE INFORMATION


ANNUAL MEETING
The Annual Meeting of Shareholders of QNB Corp. will be held at the offices of The Quakertown National Bank, 320 West Broad Street, Quakertown, PA on May 6, 1997, at 11:00 a.m.

MARKET MAKERS
As of December 31, 1996, the following firms made a market in QNB Corp. common stock:

Legg Mason Wood Walker, Inc.           Ryan, Beck & Company
Allentown, PA 18105                    West Orange, NJ 07052

Wheat First Butcher Singer
Quakertown, PA 18951

TRANSFER AGENT
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572
(800) 368-5948

FORM 10-K
A copy of QNB Corp.'s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, is available, without charge to shareholders, by writing Tara E. Zuck, QNB Corp., P.O. Box 9005, Quakertown, PA 18951-9005.

The Annual Report and other Company reports are also filed electronically through the Electronic Data Gathering, Analysis, and Retrieval System ("EDGAR") which performs automated collection, validation, indexing, acceptance, and forwarding of submissions to the Securities and Exchange Commission (SEC) and is accessible by the public using the Internet at http://www.sec.gov./edgarhp.htm.

AUDITORS
KPMG Peat Marwick LLP
1600 Market Street
Philadelphia, PA 19103

STOCK INFORMATION
QNB Corp. common stock is traded in the over-the-counter market. Quotations for QNB Corp. common stock appear in the pink sheets published by the National Quotations Bureau, Inc.

The following table sets forth representative high and low bid and ask stock prices for QNB Corp. common stock on a quarterly basis during 1996 and 1995:

----------------------------------------------------------------------------------------------
                                 High                              Low                Cash
                         --------------------              --------------------     Dividend
                         Bid              Ask              Bid              Ask     Per Share
----------------------------------------------------------------------------------------------

1996
First Quarter        $  35            $  36 1/2         $ 29 1/8         $ 30 1/2     $  .14
Second Quarter          32 1/4           33 1/2           32 1/4           33 1/2        .14
Third Quarter           32 1/4           33 1/4           32 1/4           33            .14
Fourth Quarter          32 1/2           33 5/8           32 1/4           33            .14

1995
First Quarter        $  22 1/2       $   23 1/2        $  20 1/2         $ 22 1/4     $ .125
Second Quarter          25               26               22 3/4           23 3/4       .125
Third Quarter           27 1/2           29 1/2           26 1/2           27 3/4       .125
Fourth Quarter          29               31               27 1/4           28           .125
----------------------------------------------------------------------------------------------

DIRECTORS, OFFICERS & OFFICE LOCATIONS

DIRECTORS OF QNB CORP. AND
THE QUAKERTOWN NATIONAL BANK
Norman L. Baringer
Thomas J. Bisko
Kenneth F. Brown, Jr.
Dennis Helf *
Donald T. Knauss
G. Arden Link*
Charles M. Meredith, III
Philip D. Miller**
Gary S. Parzych
Henry L. Rosenberger
Edgar L. Stauffer

*    Director of The Quakertown National Bank only.
**   Director Emeritus of The Quakertown National Bank and
     Director of QNB Corp.

OFFICERS OF QNB CORP.
Philip D. Miller, Chairman of the Board
Thomas J. Bisko, President/Treasurer/CEO
Robert C. Werner, Vice President
Bret H. Krevolin, Chief Accounting Officer
Charles M. Meredith, III, Secretary
Tara E. Zuck, Assistant Secretary

EXECUTIVE MANAGEMENT
OF THE QUAKERTOWN NATIONAL BANK
Thomas J. Bisko, President/Chief Executive Officer
Robert C. Werner, Executive Vice President/Chief Operating Officer
Bret H. Krevolin, Senior Vice President/Chief Financial Officer/Cashier Bryan S. Lebo, Senior Vice President, Lending
Mary Ann Smith, Senior Vice President, Operations
Charles M. Meredith, III, Secretary

OFFICERS OF THE QUAKERTOWN NATIONAL BANK
Stephen W. Bauder, Assistant Vice President, Commercial Lending
Robert D. Beck, IT Department Director
Linda M. Berean, Programmer/Analyst
Jane S. Cygan, Loan Origination Officer
Walter C. Derr, Senior Vice President, Lending
Paul T. Dotzman, Assistant Vice President, Commercial Lending
Michael J. Fina, Esq., Vice President/Special Assets Officer
Fawn L. Frankenfield-Rupp, Retail Loan Documentation Supervisor
Lynn C. Geesaman, Assistant Vice President, Loan Services
Joseph C. Giacini, Programmer/Analyst, Technical Operations Supervisor Heather J. Gossler, Vice President, Branch Administration
Linda A. Grawe, Vice President, Retail Lending
Scott W. Groner, Information Technology Officer
Patrick D. Iampietro, Controller
Shari L. Jarrell, Loan Services Officer
Carl P. Kessler, Assistant Vice President, Security/Compliance
Richard J. King Jr., Assistant Vice President, Commercial Lending
Thomas R. Klee, Credit Department Manager
Christine S. Knerr, Banking Officer, Electronic Banking
Stacy A. Moyer, Human Resources Administrator
Ray C. Myers, Loan Review Officer
Scott G. Orzehoski, Assistant Vice President, Commercial Lending
Lisa A. Otery, Banking Officer, Deposit Services
Jean L. Quier, Banking Officer, IRA/Savings
David W. Quinn, Assistant Vice President/Internal Auditor
Charles E. Rairdon, Collection Officer
Shirley A. Rhodes, Assistant Cashier, General Ledger
Brian K. Schaffer, Marketing Director
Maryann S. Thompson, Commercial Loan Documentation Supervisor
Robert L. Wieand, Vice President, Commercial Lending


OFFICE LOCATIONS
MAIN OFFICE
10 North Third Street
Quakertown, PA 18951
(215) 538-5651
Carol J. Schroding, Assistant Vice President/Branch Manager
April B. Donahue, Banking Officer

COUNTRY SQUARE OFFICE
Country Square Shopping Center
240 South West End Boulevard
Quakertown, PA 18951
(215) 538-5692
Jacquelin N. Kunsman, Branch Manager
Sharon L. Rotenberger, Banking Officer

DUBLIN VILLAGE OFFICE
Dublin Village Plaza
161 North Main Street
Dublin, PA 18917
(215) 249-9600
Jeffrey S. MacWhorter, Branch Manager

COOPERSBURG OFFICE
51 South Third Street
Coopersburg, PA 18036
(610) 282-1697
Jeanette M. Shurow, Branch Manager

PENNSBURG OFFICE
Pennsburg Square Shopping Center
410-420 Pottstown Avenue
Pennsburg, PA 18073
(215) 679-0401
Brian L. Heilman, Branch Manager

PERKASIE OFFICE
607 Chestnut Street
Perkasie, PA 18944
(215) 257-0126
Deborah K. McDonald, Branch Manager
Linda E. Nicholson, Banking Officer

TOWNE BANK CENTER
320 West Broad Street
Quakertown, PA 18951
(215) 538-5600