Form 10-K, Exhibit 13
period 1997-12-31
QNB CORP
filed 1998-03-27
CIK 750558

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS

                                                                           (in thousands, except per share data)
--------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                     1997           1996           1995            1994           1993
--------------------------------------------------------------------------------------------------------------------------------
Financial Performance
Net interest income                                     $ 12,056       $ 11,403        $11,379        $ 11,406       $ 10,814
Provision for loan losses                                    400            400          1,010             600            470
Non-interest income                                        1,995          1,850          1,393           1,598          2,484
Non-interest expense                                       9,267          9,004          9,539           9,719         10,545
Net income                                                 3,131          2,801          1,687           2,004          1,818

Per Share Data:
Net income - basic                                          2.19           1.97           1.19            1.41           1.28
Net income - diluted                                        2.18           1.95           1.18            1.41           1.28
Book value                                                 18.05          15.97          14.66           12.53          13.31
Cash dividends                                               .64            .56            .50             .50            .50

Selected Average Balances
Total assets                                           $ 288,698      $ 274,533       $269,833       $ 259,344      $ 250,288
Total earning assets                                     272,226        258,308        253,503         241,478        232,883
Investment securities                                    107,087         98,376         96,042          84,027         75,982
Loans, net of unearned income                            161,096        155,175        151,839         151,726        151,076
Deposits                                                 253,366        242,082        239,513         232,705        224,831
Shareholders' equity                                      23,886         21,653         19,933          18,980         18,065


Balance Sheet Data
Total assets                                           $ 305,772      $ 280,447       $276,049       $ 268,260      $ 257,062
Investment securities available-for-sale                  75,920         52,779         55,380          49,838         54,366
Investment securities held-to-maturity                    40,400         42,699         42,515          35,636         27,894
Loans, net of unearned income                            167,720        159,278        155,957         153,993        152,764
Deposits                                                 267,166        246,744        242,887         240,896        231,125
Shareholders' equity                                      25,832         22,775         20,866          17,784         18,859

Selected Ratios
Return on average assets                                    1.08%          1.02%            .63%           .77%           .73%
Return on average shareholders' equity                     13.11          12.94            8.46          10.56          10.06
Net interest margin                                         4.60           4.58            4.64           4.89           4.79
Average shareholders' equity to average total assets        8.27           7.89            7.39           7.32           7.22

                                       1

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
TABLE OF CONTENTS

      --------------------------------------------------------------
      Management's Discussion and Analysis                         7
      Consolidated Balance Sheets                                 28
      Consolidated Statements of Income                           29
      Consolidated Statements of Shareholders' Equity             30
      Consolidated Statements of Cash Flows                       31
      Notes to Consolidated Financial Statements                  32
      Independent Auditor's Report                                42
      Corporate Information                                       42
      Board of Directors                                          43
      Directors, Officers & Office Locations                      44
      --------------------------------------------------------------



--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


AVERAGE BALANCES, RATES, AND INTEREST INCOME AND EXPENSE SUMMARY
(TAX-EQUIVALENT BASIS)

                                                   1997                             1996                             1995
------------------------------------------------------------------------------------------------------------------------------------

                                      Average     Average              Average   Average                Average  Average
                                      Balance      Rate   Interest     Balance     Rate   Interest      Balance    Rate    Interest
------------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-bearing balances           $       40     3.70%  $     2     $      26     2.35%  $     1     $     24     3.10%   $     1
Federal funds sold                       4,003     5.50       220         4,731     5.31       252        5,598     5.91        331
Investment securities
 available-for-sale:
  Taxable                               64,272     6.52     4,190        54,810     6.28     3,449       58,497     6.07      3,549
  Tax-exempt                               404     8.17        33             -       -          -            -        -          -
Investment securities
 held-to-maturity:
  Taxable                               31,862     6.39     2,038        33,035     6.46     2,140       29,419     6.61      1,946
  Tax-exempt                            10,549     7.33       773        10,531     7.30       771        8,126     7.46        606
------------------------------------------------------------------------------------------------------------------------------------
    Total investment securities        107,087     6.57     7,034        98,376     6.45     6,360       96,042     6.35      6,101
Loans, net of unearned income          161,096     8.90    14,342       155,175     8.79    13,671      151,839     9.01     13,676
------------------------------------------------------------------------------------------------------------------------------------
    Total earning assets               272,226     7.93    21,598       258,308     7.83    20,284      253,503     7.93     20,109
Cash and due from banks                  9,584                            9,011                           8,497
Allowance for loan losses               (2,673)                          (2,499)                         (2,232)
Other assets                             9,561                            9,713                          10,065
------------------------------------------------------------------------------------------------------------------------------------
    Total assets                    $  288,698     7.48%              $ 274,533     7.37%              $269,833     7.45%
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and
Shareholders' Equity
Interest-bearing deposits
NOW accounts                        $   40,262     1.75%      706     $  38,936     1.81%      707     $ 37,335     2.20%       820
Money market deposit accounts           33,218     2.86       951        36,301     2.78     1,011       40,392     2.77      1,119
Savings accounts                        35,215     2.17       765        34,932     2.20       772       35,044     2.27        795
Time deposits                           97,944     5.48     5,365        89,208     5.36     4,799       84,340     5.19      4,380
Time deposits of $100,000 or more       16,502     5.86       968        14,633     5.88       863       15,986     6.04        966
------------------------------------------------------------------------------------------------------------------------------------

    Total interest-bearing deposits    223,141     3.92     8,755       214,010     3.80     8,152      213,097     3.79      8,080
Short-term borrowings                    8,911     3.48       311         8,317     3.13       261        7,955     3.23        257
------------------------------------------------------------------------------------------------------------------------------------

    Total interest-bearing liabilities 232,052     3.91     9,066       222,327     3.77     8,413      221,052     3.77      8,337
------------------------------------------------------------------------------------------------------------------------------------

Non-interest-bearing deposits           30,225                           28,072                          26,416
Other liabilities                        2,535                            2,481                           2,432
Shareholders' equity                    23,886                           21,653                          19,933
------------------------------------------------------------------------------------------------------------------------------------

    Total liabilities and
      shareholders' equity          $  288,698     3.14%              $ 274,533     3.06%              $269,833     3.09%
------------------------------------------------------------------------------------------------------------------------------------

Net interest rate spread                           4.02%                            4.06%                           4.16%
------------------------------------------------------------------------------------------------------------------------------------

Margin/net interest income                         4.60%  $12,532                   4.58%  $11,871                  4.64%   $11,772
------------------------------------------------------------------------------------------------------------------------------------

Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the marginal Federal corporate tax rate of 34 percent. Non-accrual loans are included in earning assets.

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


CONSOLIDATED FINANCIAL REVIEW

The intent of this section is to provide the reader with a better understanding of the consolidated results of operations and financial condition of QNB Corp. and its wholly owned subsidiary, The Quakertown National Bank, for the years 1997, 1996 and 1995. The results of operations and financial condition discussed herein are presented on a consolidated basis and the consolidated entity is referred to herein as "QNB." QNB's consolidated financial condition and results of operations consist almost entirely of The Quakertown National Bank's financial condition and results of operations. This section should be read in conjunction with the financial statements and notes beginning on page 28. Current performance may not be indicative of future performance. Tabular information is presented in thousands, except share data.

QNB Corp. (the "Corporation") is a bank holding company headquartered in Quakertown, Pennsylvania, which provides a full range of commercial and retail banking services through its banking subsidiary, The Quakertown National Bank (the "Bank"), a 120 year old community bank with locations in Upper Bucks, Northern Montgomery and Southern Lehigh Counties.

In addition to historical information, this management discussion and analysis contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Corporation undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q to be filed by the Corporation in 1998, and any Current Reports on Form 8-K filed by the Corporation.


RESULTS OF OPERATIONS

QNB's performance for 1997 was highlighted by the second consecutive year of record earnings, strong asset and deposit growth; with assets surpassing the three hundred million mark, and continued improvement in asset quality. During the fourth quarter of 1997 the Bank completed its acquisition of the deposits of the Quakertown office of First Lehigh Bank. QNB's earnings for 1997 were $3,131,000, an 11.8 percent increase from the $2,801,000 reported in 1996. This represents basic earnings per share of $2.19 for 1997, compared to $1.97 for 1996. On a diluted basis, earnings per share was $2.18 and $1.95 for 1997 and 1996, respectively. The results for 1997 reflect higher net interest income achieved through growth in earning assets and a slight increase in the net interest margin. A 7.8 percent increase in non-interest income also positively contributed to the results. Despite a 2.9 percent increase in non-interest expense in 1997, QNB's efficiency ratio continues to improve. Net income for 1995 was $1,687,000 or $1.19 per share basic and $1.18 on a diluted basis. The lower net income in 1995 reflects the costs associated with implementing strategies to strengthen the balance sheet and position of the company for future growth and increased profitability in the extremely competitive financial services industry. These strategies included a corporate reorganization and a strengthening of the allowance for loan losses. The record earnings recorded in 1997 and 1996 reflect the results of these actions.

In February 1997, the Financial Accounting Standards Board issued Statement No. 128 (SFAS No. 128), "Earnings per Share." SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options and is computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per share gives effect to all dilutive potential common shares that were outstanding during the period. All earnings per share amounts for all periods have been presented to conform to SFAS No. 128 requirements.

Two important measures of profitability in the banking industry are an institution's return on average assets and return on average shareholders' equity. Return on average assets and return on average shareholders' equity were
1.08 percent and 13.11 percent, respectively, in 1997 compared with 1.02 percent and 12.94 percent in 1996 and .63 percent and 8.46 percent in 1995.


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

For purposes of this discussion, interest income, and the average yield earned on loans and investment securities, is adjusted to a tax-equivalent basis as detailed in the Average Balances, Rates, and Interest Income and Expense Summary that appears on page 7. This provides a basis for comparison of tax-exempt loans and investments with taxable loans and investments by giving effect to interest earned on tax-exempt loans and investments by an amount equivalent to the Federal income taxes which would have been paid if the interest earned on those assets were taxable at the statutory tax rate of 34 percent.

The net interest rate spread is the difference between average rates received on earning assets and average rates paid on interest-bearing liabilities, while the net interest rate margin includes interest-free sources of funds.

On a fully tax-equivalent basis, net interest income for 1997 increased $661,000 or 5.6 percent to $12,532,000. A 5.4 percent increase in average earning assets in conjunction with a slight increase in the net interest margin account for the growth in net interest income. While the net interest margin increased by two basis points, the net interest rate spread declined by four basis points. The net interest rate spread decreased to 4.02 percent in 1997 from 4.06 percent in 1996 while the net interest rate margin increased to 4.60 percent in 1997 from
4.58 percent in 1996. The impact of rates paid on interest-bearing liabilities increasing to a greater degree than the rates earned on assets was reduced by a
7.7 percent increase in non-interest-bearing deposits.

It is necessary to review the changes in market interest rates during 1997 and 1996 to understand the impact of interest rates on interest income. Market interest rates were volatile during 1997 and 1996 as expectations regarding interest rates changed. The yield on the 30-year

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


Treasury bond began 1997 at 6.64 percent and rose during much of the spring, hitting 7.17 percent in early April on concern that the Federal Reserve would raise interest rates repeatedly during the year to combat inflation caused by the economy's strong growth and low unemployment rate. In fact, the Federal Reserve only raised rates once at the end of March, increasing the Federal funds rate 25 basis points to 5.50 percent, taking back the decrease of January 1996. At the same time the prime rate increased 25 basis points to 8.50 percent. The interest rate levels achieved in April 1997 were as high as they would go for the year, as future inflation reports showed that despite the economy's strength and the tight labor market, inflation was falling. The result was falling interest rates and a flattening of the yield curve. The 30-year Treasury bond ended the year at 5.92 percent, only a 27 basis point spread from the two-year Treasury bond which finished the year at 5.65 percent. This spread was 76 basis points at the end of 1996 when the yield on the two-year bond was 5.88 percent.

The interest rate cycle of 1997 contrasts to what occurred during 1996. Most economists entered 1996 believing that the economy was poised to head into a recession and that the Federal Reserve would be forced to lower interest rates. At the end of January 1996 the Federal Reserve did just that by lowering the Federal funds rate 25 basis points to 5.25 percent. The national prime rate also dropped 25 basis points to 8.25 percent at that time. This would be the only Federal Reserve action with respect to interest rates during 1996. In February, as it became apparent that the economy was stronger than expected, wage pressures emerged as a concern and market interest rates began to head upward, with the peak in interest rates coming during the summer. In the fall, interest rates headed back down as it appeared likely that the Federal Reserve would not raise interest rates during 1996. As an example of the volatility during the year, the benchmark 30-year Treasury bond yield started the year at 5.95 percent and moved as high as 7.20 percent in July before finishing the year at 6.64 percent.

Total interest income increased $1,314,000 in 1997 to $21,598,000. The Rate-Volume Analysis table below highlights the impact of changing rates and volumes on total interest income and interest expense. Growth in earning assets contributed $991,000 to the increase in interest income, with higher securities volume accounting for $540,000 of the increase and higher loan volume accounting for $491,000 of the increase. Average investments increased $8,711,000 or 8.9 percent, while average loans increased $5,921,000 or 3.8 percent. Higher interest rates contributed $323,000 to the increase in interest income. The yield on earning assets increased 10 basis points to 7.93 percent with the average rates on investment securities and loans increasing 12 basis points and 11 basis points, respectively, during 1997. The increase in the yield on investment securities occurred primarily in the available-for-sale portfolio. The yield on this portfolio increased 25 basis points to 6.53 percent. The purchase of approximately $500,000 of 15 year municipal securities and some five to ten year callable agency bonds with two to three years of call protection contributed to the increase in yield. Many of these bonds were purchased in the first half of the year when interest rates were higher and had yields over 7.00 percent. A slight lengthening of the available-for-sale portfolio also occurred as a result of these purchases. The yield on the taxable portion of the held-to-maturity portfolio decreased by approximately 7 basis points resulting from maturities and paydowns on some higher yielding mortgage-backed securities.


  RATE-VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME (TAX-EQUIVALENT BASIS)

---------------------------------------------------------------------------------------------------------------------------
                                                                1997 vs. 1996                          1996 vs. 1995
---------------------------------------------------------------------------------------------------------------------------

                                                        Change due to         Total          Change due to          Total
                                                      Volume        Rate      Change        Volume        Rate      Change
---------------------------------------------------------------------------------------------------------------------------
Interest income:
Interest-bearing balances                                  -      $    1      $    1             -           -           -
Federal funds sold                                    $  (40)          8         (32)        $ (50)     $  (29)     $  (79)
Investment securities available-for-sale:
  Taxable                                                587         154         741          (217)        117        (100)
  Tax-exempt                                              33           -          33             -           -           -
Investment securities held-to-maturity:
  Taxable                                                (80)        (22)       (102)          244         (50)        194
  Tax-exempt                                               -           2           2           182         (17)        165
Loans                                                    491         180         671           317        (322)         (5)
---------------------------------------------------------------------------------------------------------------------------
    Total interest income                                991         323       1,314           476        (301)        175
---------------------------------------------------------------------------------------------------------------------------
Interest expense:
NOW accounts                                              23         (24)         (1)           35        (148)       (113)
Money market accounts                                    (88)         28         (60)         (110)          2        (108)
Savings                                                    5         (12)         (7)           (3)        (20)        (23)
Time                                                     458         108         566            261        158         419
Time over $100,000                                       108          (3)        105           (80)        (23)       (103)
Short-term borrowings                                     19          31          50            13          (9)          4
---------------------------------------------------------------------------------------------------------------------------
    Total interest expense                               525         128         653           116         (40)         76
---------------------------------------------------------------------------------------------------------------------------
Net interest income                                   $  466      $  195      $  661         $ 360      $ (261)     $   99
---------------------------------------------------------------------------------------------------------------------------

Variances which were not specifically attributed to volume or rate were allocated proportionately between volume and rate. Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the marginal Federal corporate tax rate of 34 percent. Non-performing assets are treated as a change due to rate.

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


NET INTEREST INCOME (CONTINUED)

The 11 basis point increase in the yield on loans can be attributed in part to the increase in the prime rate. The average prime rate for 1997 was 8.44 percent, an increase of 17 basis points from the average prime rate for 1996. QNB's yield on its loan portfolio did not increase proportionately, since only approximately 19 percent of the entire portfolio reprices immediately with changes in the prime rate. As occurred during 1996, the amount of fixed rate loans as a percentage of total loans increased.


                                [GRAPHIC OMITTED]


Non-accrual loans of $1,209,000 in 1997 and $2,700,000 in 1996 resulted in the non-recognition of $154,000 and $265,000 in interest income for the respective periods. Non-accrual loans are included in the impact of rate changes.

Total interest expense increased $653,000 or 7.8 percent in 1997 to $9,066,000. A 4.4 percent increase in average interest-bearing liabilities resulted in an increase in interest expense of $525,000. This increase was primarily in the area of time deposits with average balances increasing by 10.2 percent and interest expense increasing by $566,000. An 8.5 percent decline in average money market account balances caused interest expense on money market accounts to decline by approximately $88,000 during 1997.

The impact of changing interest rates accounted for approximately a $128,000 increase in interest expense. The rate paid on total interest-bearing liabilities increased to 3.91 percent in 1997 from 3.77 percent in 1996. The increase in the rate paid on interest-bearing liabilities was the result of higher rates on time deposits and a change in rate structure on money market accounts and cash management accounts included in short-term borrowings. During the first quarter of 1997, QNB introduced a 30-month certificate of deposit that enables the holder to increase the interest rate twice during the term of the certificate, should rates offered on the 30-month time deposits increase. As a result of this promotion QNB experienced a small shift of funds from lower yielding non-maturity deposits to higher yielding time deposits. During the third quarter of 1997 QNB changed the rate structure on money market accounts and cash management accounts to a tiered structure that pays a higher rate of interest on higher balances. The largest impact was on the cash management account, which was increased significantly to compete with brokerage house and mutual fund money market products. The rate on time deposit accounts increased to 5.53 percent in 1997 from 5.44 percent in 1996, while the rate paid on short-term borrowings increased to 3.48 percent from 3.13 percent during the same time period. While Treasury rates declined during the second half of 1997, rates on certificates of deposit remained stable as the competition for funding sources remained fierce.

When comparing 1996 to 1995 net interest income on a fully tax-equivalent basis increased $99,000 or .8 percent to $11,871,000. A 1.9 percent increase in average earning assets offset a decline in both the net interest rate spread and net interest rate margin. The net interest rate spread decreased to 4.06 percent in 1996 from 4.16 percent in 1995 while the net interest rate margin decreased to 4.58 percent in 1996 from 4.64 percent in 1995. A 6.3 percent increase in non-interest-bearing deposits reduced the impact of lower yielding earning assets on the net interest margin and was a major reason that the net interest rate margin did not decline to the same degree as the net interest rate spread.

Total interest income increased $175,000 in 1996 to $20,284,000. Lower rates on earning assets, particularly the rates earned on loans, negatively impacted total interest income by approximately $301,000. The yield on earning assets decreased 10 basis points to 7.83 percent with the average rates on Federal funds sold, held-to-maturity investment securities and loans decreasing 60 basis points, 14 basis points and 22 basis points, respectively, during 1996. The yield on available-for-sale investment securities increased 21 basis points during the year. The increase in the yield on these securities is the result of the realignment of the portfolio that took place in the fourth quarter of 1995; investing more in callable agency securities which provide a higher yield than non-callable agencies, while slightly lengthening the average life of the portfolio. The decrease in the yield on loans can be attributed in part to the drop in the prime rate. The average prime rate for 1996 was 8.27 percent, a decrease of 56 basis points from the average prime rate for 1995. QNB's yield on its loan portfolio did not decline proportionately, since only approximately 20 percent of the entire portfolio reprices immediately with the prime rate.

Higher volumes of earning assets, particularly loans and held-to-maturity investment securities, accounted for $476,000 of the increase in interest income. One of the goals of management during 1996 was to increase the amount of loans outstanding. Average loans increased $3,336,000 or 2.2 percent, and contributed $317,000 of the increase in interest income related to volume.

Total interest expense increased $76,000 in 1996 to $8,413,000. A .6 percent increase in average interest-bearing liabilities resulted in an increase in interest expense of $116,000. Interest rates on total interest-bearing liabilities were basically unchanged from 1995 at 3.77 percent. While the overall rate paid on interest-bearing liabilities did not change, the mix of deposits as well as the rates paid on the various products did change. While average NOW account balances increased 4.3 percent to $38,936,000, the rate paid on these accounts declined by 39 basis points to 1.81 percent. A portion of these accounts are indexed to the Federal funds rate, and the reduction in that rate during 1996 accounted for the decline in the yield on NOW accounts. The interest rate on money market accounts was basically unchanged during 1996. As a result, the average balance in these accounts decreased by $4,091,000 or 10.1 percent. Customers moved their balances from these accounts to higher paying time deposits. Time deposits were more sensitive to rising rates as financial institutions

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

were more likely to increase rates on these deposits as opposed to non-maturity deposits. Time deposits under $100,000 increased $4,868,000 or 5.8 percent while the rate paid on these deposits increased 17 basis points to 5.36 percent.

Management expects the net interest margin to decline during 1998 as a result of lower yields on earning assets, particularly investment securities and loans. A decline in Treasury rates may cause some of the callable agency bonds to be called and reinvested in lower yielding securities. Lower interest rates would also cause an increase in the amount of mortgages refinanced, which would cause prepayments to increase on both mortgage-backed securities and mortgage loans. The extreme competition for loans is causing the pricing of loans to decline for both new and existing commercial customers. If QNB can achieve its primary goals of loan growth and an increase in the loan-to-deposit ratio, the impact on interest income and the net interest margin of lower rates may be lessened, as QNB can generally yield more on its loans than on its investment securities. On the deposit side, management anticipates that rates will remain near current levels as the competition for funding sources remains strong.


PROVISION FOR LOAN LOSSES

The provision for loan losses represents management's determination of the amount necessary to be charged to operations to bring the allowance for loan losses to a level considered adequate in relation to the risk of possible losses in the loan portfolio. Actual loan losses, net of recoveries, serve to reduce the allowance. The provision was $400,000 in both 1997 and 1996 compared to $1,010,000 in 1995. Despite a slightly higher amount of loan charge-offs in 1997, QNB was able to maintain the provision at the same level that was recorded in 1996 because of continuing improvement in asset quality. Net charge-offs for 1997 were $315,000 versus $199,000 for 1996 and $650,000 for 1995. The primary reason for the significant provision for loan losses in 1995 was the increase in the amount of charged-off loans collateralized by real estate, both residential and commercial. Since the majority of the loan portfolio is collateralized by real estate, charge-offs of real estate collateralized loans have a significant impact on the allowance for loan loss model, which is heavily weighted for historical charge-offs. Management's decision to strengthen the balance sheet by increasing the coverage of the allowance for loan losses to non-performing loans and total loans also contributed to the higher provision for loan losses in 1995. Management anticipates that the provision for loan losses in 1998 will remain near the amounts recorded for the past two years despite the expected continuing improvement in asset quality and expected reduction in loan charge-offs. Anticipated loan growth will make any reduction in the provision for loan losses unlikely.


NON-INTEREST INCOME

QNB, through its core banking business, generates various fees and service charges. Total non-interest income is composed of service charges on deposit accounts, mortgage servicing fees, gains on the sale of investment securities, gains on the sale of residential mortgage loans and student loans, and other miscellaneous fee income. QNB reviews all service charges and fee schedules related to its products and services on an annual basis. QNB has not materially changed these schedules during 1997 or 1996. QNB prices its products and services competitively. The continual development of new products and services should help generate additional non-interest income. Total non-interest income was $1,995,000 in 1997, compared to $1,850,000 in 1996 and $1,393,000 in 1995.

Fees for services to customers, the largest component of total non-interest income, are primarily comprised of service charges on deposit accounts. These fees declined $19,000 or 1.7 percent during 1997 to $1,076,000. A lower volume of overdraft charges and a decrease in fees related to reduced volume usage of out-of-network ATM machines were the primary reasons for the decline during the year. QNB does not surcharge for the use of its ATM machines.

Fees for services to customers increased $168,000 or 18.1 percent from 1995 to 1996. Charges related to overdrafts account for approximately $128,000 of the increase in fee income. QNB increased the overdraft fee in November of 1995. Also during 1995, QNB implemented a transaction fee for customers that use an out-of-network ATM. The income generated by this fee increased by approximately $7,000 or 33.3 percent. This is a result of the fee being in place for an entire year, and an increase in volume. Service charges on business deposit accounts, monthly fees and transaction activity fees, increased $24,000 or 18.1 percent in 1996. A reduction in the earnings credit rate resulted in businesses paying for more of their services.

To date, when QNB sells its residential mortgages in the secondary market, it retains servicing rights. A normal servicing fee is retained on all loans sold and serviced. Mortgage servicing fees decreased $27,000 or 13.0 percent in 1997, to $181,000. This followed a decrease of $21,000 or 9.2 percent in 1996, to $208,000. The level of mortgages serviced decreased $5,630,000 to $67,783,000 at December 31, 1997. This 7.7 percent decrease in mortgages serviced from year-end 1996 to year-end 1997 followed an 8.1 percent decline between 1995 and 1996. The average balance of mortgages serviced for others decreased 7.7 percent in 1997 to $70,370,000 and 8.3 percent in 1996 to $76,260,000. The decrease in the volume of mortgages serviced for others during both 1997 and 1996 was a result of fewer residential mortgage originations and management's decision to retain 15 and 20 year mortgages, which would have been sold in prior years.

Management anticipates that mortgage-servicing fees will continue to decline as principal reductions outpace loans sold. The volume of mortgage originations and sales should increase during 1998 as a result of mortgage refinances due to the decline in interest rates and management's decision to start selling 20 year mortgage originations again.

In June 1996, SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," was issued. This Statement is effective for transactions entered into after December 31, 1996 and is required to be applied prospectively. This Statement superceded SFAS No. 122 "Accounting for Mortgage Servicing Rights" which was effective January 1, 1996.

SFAS No. 125 requires an entity to recognize its obligation to service financial assets that are retained in a transfer of assets in the form of a servicing asset or liability. The servicing asset or liability is to be amortized in proportion to and over the period of net servicing income or loss. Servicing assets and liabilities are to be assessed for impairment based on their fair value. The adoption of this Statement did not have a material impact on the Corporation's financial position or results of operations.

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

NON-INTEREST INCOME (CONTINUED)

Net gain on the sale of investment securities was $134,000 in 1997.
This amount represents gains on the sale of marketable equity securities of $159,000 netted against a net loss of $25,000 on the sale of debt securities. During the fourth quarter of 1997, QNB sold approximately $4,000,000 in low yielding securities at a loss of $31,000. These securities had an average yield of 5.29 percent. The proceeds of this sale were used to fund higher yielding loans, which were booked at the end of the year. This replacement of lower yielding securities with higher yielding loans should benefit QNB in 1998. Earlier in the year approximately $9,500,000 of U.S. Treasury and agency securities were sold for liquidity purposes at a gain of $6,000.

QNB recorded net gains on the sale of investment securities of $102,000 in 1996. Sales of equity securities, with a cost of $75,000, netted a $77,000 gain. Sales of approximately $18,350,000 in available-for-sale debt securities netted a gain of $25,000. During the second quarter of 1996 QNB sold approximately $5,500,000 in U.S. Treasury and agency securities. QNB took advantage of a steep slope in the short end of the Treasury yield curve to "pre-fund" bonds that were maturing over the next year and a half and reinvested in bonds in the three to four year range. This allowed QNB to record a profit on the sale of $23,000, and also to increase the overall book yield of the portfolio. During the third and fourth quarters QNB sold approximately $12,850,000 of U.S. Treasury and agency securities and netted a gain of $2,000. These sales were for liquidity purposes and were in direct response to the seasonality of one customer's deposits.

Net losses on investment securities were $79,000 in 1995. To assist in increasing future profitability, QNB sold approximately $7,885,000 of lower yielding investment securities at a loss of $79,000 in the fourth quarter of 1995 and reinvested the proceeds in higher yielding investment securities which would provide for higher interest income in future years.

The Corporation owns a portfolio of marketable equity securities, consisting of stocks of other financial institutions. At December 31, 1997, these securities had an amortized cost of $1,266,000 and a market value of $1,975,000. Management anticipates realizing some of this gain during 1998.

Student and residential mortgage loans to be sold are identified at time of origination. The net gain on the sale of loans was $81,000, $89,000 and $108,000 in 1997, 1996 and 1995, respectively. Included within these amounts are gains on the sale of student loans of $35,000, $32,000 and $68,000, respectively. QNB sold approximately $1,464,000 and $1,495,000 of loans to SallieMae during 1997 and 1996. In June 1995 QNB sold approximately $2,558,000 of student loans to SallieMae. Since then, QNB changed the manner in which it originates and sells student loans to SallieMae. This change provides a lower cost method of originating student loans while also providing an opportunity for gains on the sale of the originated loans. The amount of the gain depends upon the size and type of loans originated.

The net gain on residential mortgage sales is directly related to the volume of mortgages sold and the timing of the sales relative to the interest rate environment. Net gains on the sale of residential mortgages were $46,000 in 1997, $57,000 in 1996 and $40,000 in 1995. Significant interest rate swings have had a major impact on the volume of mortgages originated and the gains recorded on the sale of these mortgages. QNB sold approximately $2,493,000, $3,512,000 and $2,598,000 of residential mortgages in the secondary market in 1997, 1996 and 1995, respectively. Management decided in 1995 to sell primarily only 30-year fixed rate mortgage originations. However, during the third quarter of 1997 declining interest rates provided an opportunity to sell some lower yielding 15 and 20 year mortgages that had been in portfolio. As mentioned previously, it is management's intention to sell both 20 and 30-year originations during 1998. If rates remain low or decline further and the volume of mortgage refinancing activity increases, gains on the sale of mortgages should increase in 1998. However, if rates were to increase prior to the sale of the originated mortgages, a loss could occur since these loans are accounted for at the lower of cost or market. The implementation of SFAS No. 122 as superceded by SFAS No. 125 increased the gain on the sale of residential mortgages in 1997 and 1996 by approximately $25,000 and $41,000.

Other operating income was $523,000, $356,000 and $208,000 in 1997, 1996 and
1995, respectively. The $167,000 or 46.9 percent increase between 1997 and 1996 is primarily the result of increases in the following areas: rental income on other real estate owned, check card fee income, ATM interchange income and merchant processing income. Rental income on other real estate owned increased $113,000 from 1996. Most of the properties foreclosed on at the end of 1996 and during 1997 provide rental income. This source of income will decline during 1998 as the properties are sold. Income on the check card introduced in December 1996 accounts for an additional $67,000 of the increase in other income. The increase in ATM interchange income is a result of QNB's practice of not surcharging ATM customers. QNB receives a fee from the non-customer's bank when non-customers use a QNB machine. The volume of these non-customer transactions has increased as a result of other banks in the market area surcharging transactions. Merchant processing income provided an additional $26,000 in income during 1997. At the end of 1996, QNB analyzed its merchant processing operations and adjusted the pricing of the service to make it more profitable. Partially offsetting these increases was the impact of the gain on the sale of other real estate owned of $67,000 recorded in 1996. During 1997, QNB had losses of $25,000 on the sale of other real estate owned. These losses are included in other real estate owned expense.

When comparing 1996 to 1995 other operating income increased $148,000. Net gains on the sale of other real estate owned and rental income on other real estate owned account for $67,000 and $20,000,

                                                                                             Change from Prior Year
                                                                                    ------------------------------------------
NON-INTEREST INCOME COMPARISON                                                            1997                   1996
------------------------------------------------------------------------------------------------------------------------------
                                           1997         1996         1995           Amount    Percent       Amount   Percent
------------------------------------------------------------------------------------------------------------------------------
Fees for services to customers           $1,076       $1,095       $  927            $ (19)       (1.7)%     $ 168       18.1 %
Mortgage servicing fees                     181          208          229              (27)      (13.0)        (21)      (9.2)
Net gain (loss) on investment securities    134          102          (79)              32        31.4         181         --
Net gain on sale of loans                    81           89          108               (8)       (9.0)        (19)     (17.6)
Other operating income                      523          356          208              167        46.9         148       71.2
-------------------------------------------------------------------------------------------------------------------------------
    Total                                $1,995       $1,850       $1,393            $ 145         7.8 %     $ 457       32.8 %
-------------------------------------------------------------------------------------------------------------------------------

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


                                                                                            Change from Prior Year
                                                                                            ----------------------
NON-INTEREST EXPENSE COMPARISON                                                            1997                    1996
-------------------------------------------------------------------------------------------------------------------------------
                                           1997         1996         1995           Amount    Percent       Amount   Percent
-------------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits           $5,411       $5,185       $5,369            $ 226         4.4%      $(184)      (3.4)%
Net occupancy expense                       666          687          675              (21)       (3.1)         12        1.8
Furniture and equipment expense             697          697          721                -          -          (24)      (3.3)
Marketing expense                           303          287          247               16         5.6          40       16.2
Supplies expense                            180          209          222              (29)      (13.9)        (13)      (5.9)
Professional fees                           180          160          263               20        12.5        (103)     (39.2)
Insurance expense                           104          104          404                -          -         (300)     (74.3)
Other real estate owned expense             273          253          356               20         7.9        (103)     (28.9)
Other expense                             1,453        1,422        1,282               31         2.2         140       10.9
-------------------------------------------------------------------------------------------------------------------------------
    Total                                $9,267       $9,004       $9,539            $ 263         2.9%      $(535)      (5.6)%
-------------------------------------------------------------------------------------------------------------------------------

respectively, of the increase in 1996. During the third quarter of 1995, QNB began offering retail investment products through a third party vendor. QNB received commissions of $30,000 in 1996 versus $3,000 in 1995. Commission income on the sale of consumer loan life and disability insurance contributed approximately $16,000 more to other operating income in 1996. Increased loan volume, in addition to a more concerted sales effort, resulted in the increased commissions. Higher ATM card income, a result of an increase in the number of cards outstanding as well as an increase in the annual fee charged, resulted in a $13,000 increase in income. Other operating income in 1995 included a $10,000 gain on the sale of equipment. There were no equipment sales during 1996.


NON-INTEREST EXPENSE

Non-interest expense is comprised of costs related to salaries and employee benefits, net occupancy, furniture and equipment, marketing, supplies, professional fees, insurance, other real estate owned and various other operating expenses. The trend of expense reduction that began in 1994 came to an end in 1997 as total non-interest expense increased 2.9 percent to $9,267,000. Total non-interest expense declined 5.6 percent in 1996 to $9,004,000 and 1.9 percent in 1995 to $9,539,000. Despite the slight increase in 1997, total non-interest expense is significantly below levels reported between 1993 and 1995.

Salaries and benefits expense is the largest component of non-interest expense. Salaries and benefits expense for 1997 increased $226,000 or 4.4 percent to $5,411,000. Salary expense for 1997 increased by $192,000 or 4.7 percent to $4,312,000, while benefits expense increased by $34,000 to $1,099,000. If the impact of bank-wide performance bonuses and severance pay are excluded, the increase to salary expense for 1997 is $19,000 or .5 percent.

The increase in benefits expense in 1997 is partially a result of higher payroll related taxes. Social security and Medicare taxes increased approximately $15,000 while state unemployment taxes increased by approximately $26,000. The increase in state unemployment taxes is the outcome of a higher rate resulting from the corporate reorganizations of 1994 and 1995. This rate and therefore the expense should decline in 1998. Another factor in the increase in benefit expense relates to QNB's retirement plans, whose costs increased by approximately $18,000 in 1997. This increase was a result of an increase in eligible wages and the costs of converting the plans to new investment funds and a new record-keeper. These conversion costs should be recouped through lower administration costs in 1998. Partially offsetting these increases were lower costs related to disability and life insurance premiums, which declined by approximately $17,000. A change in insurance carrier accounted for the decrease. Expense for employee education also decreased by $13,000 in 1997 as a result of several employees completing their programs in 1996.

Salaries and benefits expense for 1996 declined $184,000 or 3.4 percent, to $5,185,000 when compared to 1995. Salary expense for 1996 decreased by $141,000 to $4,120,000 while benefits expense decreased by $43,000 to $1,065,000. The reduction in salary expense related to the reorganization plan implemented during the second quarter of 1995. The cost of the severance packages expensed in 1995 was approximately $244,000. If the severance expense were excluded from 1995 figures, salary expense in 1996 would have increased by approximately 2.6 percent as a result of performance increases and a slight increase in the number of full-time equivalent employees. The decrease in benefits expense is also directly related to the decline in the number of employees resulting from the reorganization. Payroll tax expense declined by $14,000 as a result of lower salary expense. Medical premiums declined by $57,000 while life and disability premiums declined by $7,000. Lower rates for medical premiums also positively impacted the amount of benefits expense. Partially offsetting these reductions was an increase in pension expense of approximately $13,000, higher unemployment taxes of $6,000 and higher education expense of $16,000.

Net occupancy expense decreased $21,000 or 3.1 percent in 1997 to $666,000. Declines in building depreciation expense and building repairs and maintenance expense offset the impact of higher utility costs. Depreciation expense and repairs and maintenance costs declined by $17,000 and $21,000, respectively, while utility costs increased by $12,000. When comparing 1996 to 1995, net occupancy expense increased $12,000 or 1.8 percent to $687,000. Increases in utility costs, building insurance premiums, real estate taxes and higher rental expense for branch locations contributed to the increase in 1996. A decline in depreciation expense for owned buildings and leasehold improvements offset some of the impact of the higher costs. Net occupancy expenses will likely increase slightly in 1998 as a result of increases in utility costs, insurance costs, real estate taxes, and branch rent expense. Depreciation expense and building repairs and maintenance expense will also likely increase as some proposed projects are completed.

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

NON-INTEREST EXPENSE (CONTINUED)

Furniture and equipment expense was $697,000 for both 1997 and 1996 and $721,000 for 1995. Depreciation expense on furniture and equipment continues to decline. Depreciation expense on furniture and equipment decreased $13,000 in 1997 to $359,000. This followed decreases of $74,000 in 1996 and $36,000 in 1995. QNB uses an accelerated method of depreciation on its furniture and equipment. This provides for higher expense in the earlier years of an asset's life. QNB purchased approximately $200,000 of furniture and equipment in 1997 compared to $326,000 in 1996 and $143,000 in 1995. Furniture and equipment purchases for 1994 and 1993 totaled $1,108,000. The smaller amounts of furniture and equipment purchased in the past three years, along with lower depreciation expense as an asset ages, account for the decline in depreciation expense over the years. Offsetting the reduction in depreciation expense in both 1997 and 1996 was an increase in equipment maintenance costs, which increased $18,000 in 1997 after increasing $44,000 between 1995 and 1996. These costs have increased as a result of more equipment being placed under maintenance agreements, as well as an increase in maintenance needed as the equipment ages. Furniture and equipment expense may increase in 1998 as a result of higher depreciation expense associated with QNB's expansion of its investment in new technology and as older equipment is replaced.

Marketing expense increased $16,000 or 5.6 percent in 1997 to $303,000. A significant donation to a local non-profit organization accounts for most of the increase. When comparing 1996 to 1995, marketing expense increased $40,000 or
16.2 percent to $287,000. A more focused marketing strategy using targeted mailings as well as an increase in specific product advertising directed at customers of consolidating banks contributed to the increase. The promotion and advertising of QNB's new products: Youth Trek, Account Access and check cards, also contributed to the increase in marketing expense in 1996. Advertising expense is anticipated to increase in 1998 as QNB targets the customers impacted by the pending merger of two large regional banks.


                                [GRAPHIC OMITTED]


Supplies expense was $180,000, $209,000 and $222,000 for the years ended 1997, 1996 and 1995, respectively. A more aggressive competitive bidding process in addition to improved monitoring procedures and a reduction in the number of employees contributed to the decline in supplies expense. This trend should continue in 1998 as a result of benefits achieved through the competitive bidding process as well as the replacement of purchased forms with in-house laser printed documents.

Professional fees include legal, accounting and consulting expense. These fees increased $20,000 or 12.5 percent to $180,000 for 1997. Legal and accounting costs associated with the purchase of deposits from First Lehigh Bank contributed to the increase. When comparing 1996 to 1995, professional fees showed dramatic improvement, declining $103,000 to $160,000. Legal expense and accounting expense declined $40,000 and $31,000, respectively, while consulting expense declined $32,000. Less reliance on legal counsel for loan workout situations resulting from the improvement in asset quality reduced the amount of legal expense. Costs associated with outplacement services for terminated employees were the primary reason for the higher consulting expense in 1995.

Insurance expense, which includes Federal Deposit Insurance Corporation (FDIC) premiums as well as directors and officers liability insurance, banker's bond and worker's compensation insurance, was $104,000 in both 1997 and 1996 and $404,000 in 1995. The FDIC has been granted unlimited assessment authority to increase or decrease premiums under the Federal Deposit Insurance Corporation Act of 1991. FDIC insurance premiums are based on assigned risk classifications. FDIC premiums account for $31,000, $2,000 and $306,000 of total insurance expense for the three years. In August 1995, the FDIC announced that the Bank Insurance Fund (BIF) had met its legally set coverage ratios as of May 1995, and as a result FDIC premiums for "well capitalized" institutions were dramatically reduced starting with the third quarter of 1995 assessment. By achieving the coverage ratios, the FDIC premiums for "well capitalized" institutions in 1996 were eliminated except for the legally set annual minimum of $2,000. This minimum was subsequently eliminated in 1997. However, as a result of the Deposit Insurance Act of 1996, QNB contributes to the payment of the Financing Corporation (FICO) obligations. Lower premiums for workers compensation and directors and officers insurance offset the increase in the F.D.I.C. assessment.

Other real estate owned expense increased $20,000 or 7.9 percent to $273,000 in 1997. The increase is primarily the result of net losses on the disposition or write-down of properties during the year. These net losses amounted to $25,000. Expenses related to the maintenance of the properties, which includes insurance, utilities, taxes and repairs expense decreased by $5,000 in 1997. Management anticipates a substantial reduction in these costs during 1998, as these costs are eliminated as properties are sold. Other real estate owned expense in 1996 was $253,000, a decrease of $103,000 from the $356,000 reported in 1995. Included in other real estate owned expense in 1995 were net losses on write-downs and sales of properties of $149,000. In 1996 QNB recorded $67,000 of net gains on other real estate owned. These gains are reflected in other non-interest income. Expenses related to the maintenance of other real estate owned increased approximately $46,000 when comparing 1996 to 1995. The payment of real estate taxes on a group of properties foreclosed upon in the fourth quarter of 1996 accounts for the increase from 1995.

The major categories that comprise other expense are postage, telecommunications costs, Comptroller of the Currency expense, state taxes and loan related costs. Other expense was $1,453,000 in 1997, $1,422,000 in 1996 and $1,282,000 in 1995.
The 2.2 percent increase in 1997 is a result of a number of factors including an increase

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

in directors fees, state taxes, ATM and check card expense and fraud losses. The increase in directors fees of $28,000 resulted from an increase in the number of Bank directors and the fees paid per meeting. Costs related to the startup, distribution and maintenance of the check card account for $12,000 of the increase. The amortization of the deposit premium, which is being amortized over 10 years, contributed to the increase in other expense and will have an even greater impact in 1998. These increases were partially offset by lower loan appraisal costs and foreclosure costs.

One reason for the increase between 1996 and 1995 was the increase in loan related costs. These costs, which include property appraisals, credit reports and expense associated with foreclosures and repossessions, increased approximately $80,000 in 1996. The increase in foreclosure costs is related to the payment of real estate taxes and insurance for several loans where the borrower failed to make the payments. Costs associated with the development and production of the new check card were $34,000 in 1996. Postage expense increased in 1996 by approximately $29,000. A significant portion of this increase was related to direct mail marketing promotions.


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

Applicable income taxes and effective tax rates were $1,253,000 or 28.6 percent for 1997 compared to $1,048,000 or 27.2 percent for 1996, and $536,000 or 24.1 percent for 1995. The increases in the effective tax rate are a result of higher pre-tax income and a decrease in the percentage of income derived from non-taxable loans and investments.


FINANCIAL CONDITION

The consolidation of the financial services industry that began in 1995 continued in 1996 and 1997, with the completion of and announcement of many mergers. What had initially started as primarily bank mergers has now broadened to include the consolidation of banks with brokerage houses, savings institutions, credit card companies and mortgage banking firms. The largest pending merger that will impact QNB is the combination of CoreStates Bank with First Union Bank. CoreStates has locations in every market in which QNB operates. QNB will use this merger as an opportunity to attract current CoreStates customers, by stressing the advantages of banking with a locally owned community bank. These mergers have changed the landscape in which QNB operates. QNB's primary competition in the banking segment of the financial services industry is comprised of a large regional bank, several large community banks and a thrift institution. The consolidation of the banking industry and the increased availability of loans from all types of companies in the financial services industry have led to increased price competition for both deposits and loans. Insurance companies have become a major competitor in the lending arena. Record highs in the stock markets as well as record inflows of cash into mutual funds have also had a direct impact on the competition for deposits.

In spite of this increased competition, QNB was able, for the first time in years, to experience significant balance sheet growth in 1997. Total assets at year-end 1997 were $305,772,000, compared with $280,447,000 at December 31, 1996, an increase of 9.0 percent. This followed growth rates of 1.6 percent and
2.9 percent in 1996 and 1995. The growth in 1997 was enhanced by the purchase of approximately $6,800,000 of deposits from the Quakertown office of First Lehigh Bank on October 30, 1997. Excluding this purchase assets would have increased by
6.6 percent.

Average total assets increased 5.2 percent or $14,165,000 in 1997 to $288,698,000. This followed an increase in average total assets of 1.7 percent or $4,700,000 in 1996. Total loans at December 31, 1997 were $167,720,000, an increase of 5.3 percent from December 31, 1996. This followed a 2.1 percent increase from December 31, 1995. Average total loans increased 3.8 percent in 1997 and 2.2 percent in 1996. Loan growth was and remains one of the primary goals of QNB. Funding sources, which include deposits and short-term borrowings, increased 8.7 percent from year-end 1996 to year-end 1997 and 1.0 percent from year-end 1995 to year-end 1996. Excluding the purchase of deposits, funding sources would have increased by 6.0 percent in 1997. Average funding sources increased 4.7 percent in 1997 and 1.2 percent in 1996. The following discussion will further detail QNB's financial condition during 1997 and 1996.


INVESTMENT SECURITIES AND OTHER
SHORT-TERM INVESTMENTS

Investment policies, approved by QNB's Board of Directors, include strict standards regarding permissible investment categories, credit quality, maturity intervals and investment concentrations. Total investment securities at December 31, 1997 and 1996 were $116,320,000 and $95,478,000. At both December 31, 1997 and 1996, approximately 90 percent of QNB's investment securities were either U.S. Government or U.S. Government agency debt securities, or U.S. Government agency issued mortgage-backed securities.

QNB did not hold any securities which, in the aggregate from any issuer (excluding the U.S. Government and its agencies), were in excess of 10 percent of shareholders' equity. In addition, Federal funds sold, which would be affected by the economic status of the banking industry, are short-term in nature and sold to banks with a minimum "A" rating at the date of the sale.

Average investment securities increased $8,711,000 or 8.9 percent to $107,087,000 in 1997 compared with a $2,334,000 or 2.4 percent increase in 1996. Average Federal funds sold decreased 15.4 percent in 1997 to $4,003,000 and 15.5 percent in 1996 to $4,731,000. The increase in the size of the investment portfolio in 1997 was fueled by the growth in average funding sources, which increased by $11,878,000. This growth was enhanced by the previously discussed purchase of approximately $6,800,000 in deposits from another financial institution. The amount of activity in the investment portfolio remained high with over $31,000,000 in maturities, calls or sales and over $51,000,000 in purchases during 1997.

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

INVESTMENT PORTFOLIO HISTORY
---------------------------------------------------------------------------------------------------------------------------------
December 31,                                                                                1997            1996           1995
---------------------------------------------------------------------------------------------------------------------------------
Investment Securities Available-for-Sale
U.S. Treasuries                                                                         $  9,633        $  9,555        $12,732
U.S. Government agencies                                                                  55,586          39,422         40,415
State and municipal securities                                                               511               -              -
Mortgage-backed securities                                                                 8,152           3,045          1,859
Equity and other debt securities                                                           2,038             757            374
---------------------------------------------------------------------------------------------------------------------------------
  Total investment securities available-for-sale                                        $ 75,920        $ 52,779        $55,380
---------------------------------------------------------------------------------------------------------------------------------
Investment Securities Held-to-Maturity
U.S. Treasuries                                                                                -               -        $ 2,006
State and municipal securities                                                          $ 10,136        $ 10,563          9,531
Mortgage-backed securities                                                                30,186          32,058         30,900
Equity securities                                                                             78              78             78
---------------------------------------------------------------------------------------------------------------------------------
  Total investment securities held-to-maturity                                          $ 40,400        $ 42,699        $42,515
---------------------------------------------------------------------------------------------------------------------------------
  Total investment securities                                                           $116,320        $ 95,478        $97,895
---------------------------------------------------------------------------------------------------------------------------------


INVESTMENT PORTFOLIO WEIGHTED AVERAGE YIELDS
-------------------------------------------------------------------------------------------------------------------------------
                                                                   Under         1-5         5-10        Over 10
December 31, 1997                                                 1 Year        Years        Years        Years        Total
-------------------------------------------------------------------------------------------------------------------------------
Investment Securities Available-for-Sale
U.S. Treasuries:
  Fair value                                                     $   501      $ 9,132             -            -     $  9,633
  Weighted average yield                                            5.70%        6.19%                                   6.16%
U.S. Government agencies:
  Fair value                                                     $   498      $21,041      $ 34,047            -     $ 55,586
  Weighted average yield                                            5.43%        6.40%         7.02%                     6.77%
State and municipal securities:
  Fair value                                                           -            -             -     $    511     $    511
  Weighted average yield                                                                                    8.21%        8.21%
Mortgage-backed securities:
  Fair value                                                     $    21      $ 7,126      $  1,005            -     $  8,152
  Weighted average yield                                            8.46%        6.74%         6.75%                     6.75%
Equity and other debt securities:
  Fair value                                                     $ 1,987      $    51             -            -     $  2,038
  Weighted average yield                                            4.46%        7.87%                                   4.59%
-------------------------------------------------------------------------------------------------------------------------------
Total fair value                                                 $ 3,007      $37,350      $ 35,052     $    511     $ 75,920
Weighted average yield                                              4.86%        6.42%         7.01%        8.21%        6.66%
-------------------------------------------------------------------------------------------------------------------------------
Investment Securities Held-to-Maturity
State and municipal securities:
  Amortized cost                                                       -      $ 1,986      $  8,150            -     $ 10,136
  Weighted average yield                                                         7.66%         7.24%                     7.32%
Mortgage-backed securities:
  Amortized cost                                                 $10,339      $19,694      $    153            -     $ 30,186
  Weighted average yield                                            6.19%        6.62%         7.00%                     6.48%
Equity securities:
  Amortized cost                                                 $    78            -             -            -     $     78
  Weighted average yield                                            6.00%                                                6.00%
-------------------------------------------------------------------------------------------------------------------------------
Total amortized cost                                             $10,417      $21,680      $  8,303            -     $ 40,400
Weighted average yield                                              6.19%        6.72%        7.24%                      6.69%
-------------------------------------------------------------------------------------------------------------------------------

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

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

INVESTMENT SECURITIES (CONTINUED)

The low rate of growth in the investment portfolio in 1996 was a result of slower growth in funding sources and an increase in average loans. While the average growth rate of the portfolio was low, the amount of activity in the portfolio was not. Over $42,000,000 of the portfolio matured, was called or was sold during the year. Purchases during the year were approximately $40,000,000.

Despite the amount of activity during 1997, the composition of the portfolio did not change significantly. U.S. Government agency securities increased to 47.8 percent of the portfolio at December 31, 1997, from 41.3 percent of the portfolio at December 31, 1996. The percentage of U.S. Treasury securities declined to approximately 8.3 percent of the portfolio from 10.0 percent while mortgage-backed securities decreased to 33.0 percent from 36.8 percent. State and municipal securities decreased to 9.2 percent from 11.1 percent of the portfolio at December 31, 1997 and 1996, respectively. The increase in the percentage of the portfolio in U.S. Government agency securities is a result of management's opinion that the callable agency sector in which QNB was active provided greater value than other alternative investments. Management anticipates that investment portfolio activity will remain high during 1998, due to the relatively low interest rate environment, as some callable agency bonds are called and prepayments increase on mortgage-backed securities. The growth in the investment portfolio should be minimal in 1998 as anticipated loan growth replaces some of the maturities and calls of securities.


                                [GRAPHIC OMITTED]


At December 31, 1997 and 1996, investment securities totaling $36,510,000 and $34,381,000 were pledged as collateral for repurchase agreements, public deposits and other deposits as provided by law.

QNB accounts for its investments by classifying its securities into three categories. Securities that QNB has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses, net of tax, excluded from earnings and reported as a separate component of shareholders' equity. Management determines the appropriate classification of securities at the time of purchase. QNB held no trading securities as of December 31, 1997 and 1996.

INVESTMENTS AVAILABLE-FOR-SALE

Investment securities available-for-sale includes securities that management intends to use as part of its asset/liability management strategy. They may be sold in response to changes in market interest rates and related changes in the security's prepayment risk or in response to the need for liquidity. The available-for-sale portfolio is primarily comprised of U.S. Treasuries and U.S. Government agencies due to their high degree of liquidity. Also included are certain mortgage-backed securities to ensure QNB's ability to react to changes in prepayment activity. At December 31, 1997, the fair value of investment securities available-for-sale was $75,920,000 or $1,323,000 above the amortized cost of $74,597,000. This compares to a fair value of $52,779,000 or $170,000 above the amortized cost of $52,609,000 at December 31, 1996. An unrealized holding gain, net of taxes, of $873,000 and $112,000 was recorded as an increase to shareholders' equity at December 31, 1997 and 1996, respectively. The available-for-sale portfolio had a weighted average maturity of approximately 5 years and 4 years and 1 month and a weighted average tax-equivalent yield of
6.66 percent and 6.38 percent at December 31, 1997 and 1996, respectively.

The weighted average maturity is based on the stated contractual maturity of all securities except for mortgage-backed securities, which are based on estimated average life. The maturity of the portfolio may be shorter because of call features in many of the debt securities and because of prepayments on mortgage-backed securities. The interest rate sensitivity analysis on page 25 reflects the expected maturity distribution of the securities portfolio based upon estimated call dates and anticipated cash flows assuming management's most likely interest rate environment. The expected weighted average life of the available-for-sale portfolio was 1 year and 10 months at December 31, 1997, and 2 years and 1 month at December 31, 1996, based on these assumptions. The expected weighted average maturity declined despite the lengthening of the stated average maturity because of the callable nature of the securities and the decline in interest rates at the end of 1997, which makes these call features more likely to be exercised.


INVESTMENTS HELD-TO-MATURITY

Investment securities held-to-maturity are recorded at amortized cost. Included in this portfolio are state and municipal securities with original maturities less than 10 years and most mortgage-backed securities. They are designated as held-to-maturity as they represent a large component of QNB's core investment earnings and are purchased with the intent and ability to hold to maturity. Certain mortgage-backed securities with the highest degree of yield and average life stability are included in this classification. At December 31, 1997 and 1996, the amortized cost of investment securities held-to-maturity was $40,400,000 and $42,699,000 and the fair value was $40,713,000 and $42,760,000, respectively. The held-to-maturity portfolio had a weighted average maturity of approximately 2 years and 10 months and 3 years and 6 months and a weighted average tax-equivalent yield of 6.69 percent and 6.68 percent at December 31, 1997 and 1996, respectively.

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

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


                                [GRAPHIC OMITTED]


QNB has comprehensive policies and procedures which define and govern both commercial and retail loan origination and management of risk. All loans are underwritten in a manner that emphasizes the borrowers' capacity to pay. The measurement of capacity to pay delineates the potential risk of nonpayment or default. The higher potential for default determines the need for and amount of collateral required. QNB makes unsecured loans when the capacity to pay is considered substantial. As capacity lessens, collateral is required to provide a secondary source of repayment and to mitigate the risk of loss. Various policies and procedures provide guidance to the lenders on such factors as amount, terms, price, maturity and appropriate collateral levels. Each risk factor is considered critical to assuring that QNB receives an adequate return for the risk undertaken, and that the risk of loss is minimized.

QNB effectively manages the risk associated with commercial loans, which generally have balances larger than retail loans, by having lenders work in tandem with credit underwriting personnel. To further assess loan portfolio quality, a Loan Committee and the Board of Directors approve loans that meet certain qualifications.

QNB's commercial lending activity is focused on small businesses within the local community. Commercial and industrial loans represent commercial purpose loans that are either secured by collateral other than real estate or unsecured. Real estate commercial loans include commercial purpose loans collateralized at least in part by commercial real estate. These loans may not be for the expressed purpose of conducting commercial real estate transactions. Real estate residential loans include loans secured by one-to-four family units. These loans include home equity loans, loans to individuals for residential mortgages and commercial purpose loans. Prior to 1995, substantially all originations of loans to individuals for residential mortgages were sold in the secondary market. Beginning in 1995, QNB decided it would sell primarily only 30-year mortgages in the secondary market. This has been further modified in 1997 to include the sale of 20 year residential mortgages. Included in real estate residential loans at December 31, 1997 and 1996 are $481,000 and $103,000 of residential mortgage loans held-for-sale.

The loan portfolio composition changed slightly from year-end 1996. Loans collateralized by commercial and residential properties decreased to 75.1 percent of the portfolio at December 31, 1997 from 77.5 percent of the portfolio at December 31, 1996. Commercial and industrial loans increased to 19.5 percent of the portfolio at year-end 1997 from 14.4 percent at December 31, 1996. Construction loans and consumer loans declined from 2.3 and 4.0 percent at year-end 1996 to .5 percent and 3.2 percent at December 31, 1997, respectively.

QNB's commercial loans are not considered to be concentrated, except those loans to real estate developers and investors which account for $25,688,000 or 15.3 percent of the loan portfolio. Concentration is based upon Standard Industrial Classification codes used for bank regulatory purposes and is considered to be 10 percent or more of total loans in any particular industry. Diversification is achieved through lending to various industries located within the market area. This diversification is believed to reduce investment risk associated with changes in economic conditions. At December 31, 1997, the ten largest commercial customers of QNB had outstanding balances of $21,556,000 and unexercised commitments of $7,044,000.

Loans, net of unearned income, increased $8,442,000 to $167,720,000 at December 31, 1997. The commercial and industrial loan category showed the largest increase with outstandings increasing $9,821,000 to $32,794,000. Loans secured by commercial real estate and residential real estate increased $1,194,000 and $1,418,000, respectively from December 31, 1996 to 1997. These were the categories that had shown the largest increase the previous year. Construction loans and consumer loans decreased $2,827,000 and $1,165,000, respectively. Growth in loans during 1997 was primarily focused upon increasing loans for commercial purposes. The increase in the commercial and industrial category is a direct result of this focus. Although a certain amount of these loans are considered unsecured, the majority are secured by non-real estate collateral such as equipment, vehicles, accounts receivable and inventory. While the growth in loans secured by commercial real estate was not as significant in 1997 as it was in 1996, the growth is net of some larger relationships that paid off their loans during the year and other relationships that were transferred to other real estate owned during the year.

The increase in residential real estate loans that began in 1995 is the result of the change in strategy in selling loans in the secondary market, and a new plan to accept a small percentage of quality loans that are nonconforming to Freddie Mac standards and therefore are not salable to them. These include loans that have excess land value, loans that exceed a dollar threshold or loans where the debt to income ratio slightly exceeds Freddie Mac's guidelines but where QNB has had an ongoing relationship with the customer. Aggressive fixed rate home equity loan promotions and pricing during 1997 and 1996 also impacted the growth of loans secured by residential real estate. The increase in home equity loans also negatively impacted the amount of consumer loans outstanding. Customers chose to benefit from the competitive rate of home equity loans as well as the tax deductibility of the interest, by paying off other loans with home equity loans. Additionally, consumer loans outstanding continued to decline as a result of the decision made in 1995 to discontinue indirect vehicle lending through automobile dealers.

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

LOAN PORTFOLIO
--------------------------------------------------------------------------------------------------------------------------------
December 31,                                                          1997         1996         1995         1994         1993
--------------------------------------------------------------------------------------------------------------------------------
Commercial and industrial                                         $  32,794    $  22,973    $  27,002    $  24,599     $ 20,405
Agricultural                                                          2,845        2,828        2,451        2,823        1,268
Construction                                                            813        3,640        6,641        5,253        6,019
Real estate-commercial                                               58,783       57,589       51,368       54,015       56,510
Real estate-residential                                              67,621       66,203       61,339       57,486       59,154
Consumer                                                              5,312        6,477        7,538       10,208        9,830
--------------------------------------------------------------------------------------------------------------------------------
  Total loans                                                       168,168      159,710      156,339      154,384      153,186
Less unearned income                                                    448          432          382          391          422
--------------------------------------------------------------------------------------------------------------------------------
  Total loans, net of unearned income                             $ 167,720    $ 159,278    $ 155,957    $ 153,993     $152,764
--------------------------------------------------------------------------------------------------------------------------------

LOAN MATURITIES AND INTEREST SENSITIVITY
--------------------------------------------------------------------------------------------------------------------------------
                                                                                   Under         1-5         Over
December 31, 1997                                                                 1 Year        Years      5 Years       Total
--------------------------------------------------------------------------------------------------------------------------------
Commercial and industrial                                                       $ 11,876     $ 16,690     $  4,228     $ 32,794
Agricultural                                                                         522          442        1,881        2,845
Construction                                                                         798           15            -          813
Real estate-commercial                                                             8,419        9,221       41,143       58,783
Real estate-residential                                                            9,667       16,600       41,354       67,621
Consumer                                                                           2,080        3,015          217        5,312
--------------------------------------------------------------------------------------------------------------------------------
  Total                                                                         $ 33,362     $ 45,983     $ 88,823     $168,168
--------------------------------------------------------------------------------------------------------------------------------

Demand loans, loans having no stated schedule of repayment and no stated maturity, are included in under one year.


The following shows the amount of loans due after one year that have fixed, variable or adjustable interest rates at December 31, 1997:

Loans with fixed predetermined interest rates          $74,672
Loans with variable or adjustable interest rates       $60,134


NON-PERFORMING ASSETS
------------------------------------------------------------------------------------------------------------------------------
December 31,                                                        1997         1996          1995         1994         1993
------------------------------------------------------------------------------------------------------------------------------
Loans past due 90 days or more not on non-accrual status
  Commercial and industrial                                       $   99            -       $    66      $     5            -
  Construction                                                         -            -             -          299            -
  Real estate-commercial                                               -            -           107          100       $  191
  Real estate-residential                                             60       $  162            96          313          253
  Consumer                                                             -            3             3            4           78
------------------------------------------------------------------------------------------------------------------------------
    Total loans past due 90 days or more and accruing                159          165           272          721          522

Loans accounted for on a non-accrual basis
  Commercial and industrial                                           25           43           120          123          312
  Construction                                                         -            -           686          846        1,132
  Real estate-commercial                                             744        1,790         2,588        1,157        2,097
  Real estate-residential                                            440          867         1,084        1,755        1,543
  Consumer                                                             -            -            10           24           11
------------------------------------------------------------------------------------------------------------------------------
    Total non-accrual loans                                        1,209        2,700         4,488        3,905        5,095

Other real estate owned                                            1,564        1,395           775        1,973        2,604
------------------------------------------------------------------------------------------------------------------------------
    Total non-performing assets                                   $2,932       $4,260       $ 5,535      $ 6,599       $8,221
------------------------------------------------------------------------------------------------------------------------------
Total as a percent of total assets                                   .96%        1.52%         2.01%        2.46%        3.20%


QNB Corp. and Subsidiary
--------------------------------------------------------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

ALLOWANCE FOR LOAN LOSS ALLOCATION
--------------------------------------------------------------------------------------------------------------------------------
December 31,                               1997               1996              1995               1994               1993
--------------------------------------------------------------------------------------------------------------------------------
                                              Percent            Percent           Percent            Percent            Percent
                                               Gross              Gross             Gross              Gross              Gross
                                      Amount   Loans    Amount    Loans    Amount   Loans    Amount    Loans    Amount    Loans
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of period applicable to:
  Commercial and industrial           $  205   19.5%    $  115    14.4%    $  792   17.3%    $  749    15.9%     $ 936    13.3%
  Agricultural                            13    1.7         13     1.8         13    1.6         12     1.8         11      .9
  Construction                             3     .5         34     2.3         43    4.2         56     3.4         53     3.9
  Real estate-commercial                 354   34.9        643    36.1        363   32.9        535    35.0        436    36.9
  Real estate-residential                215   40.2        378    41.4        547   39.2        289    37.3        273    38.6
  Consumer                                37    3.2         39     4.0         44    4.8         36     6.6         97     6.4
  Unallocated                          1,843             1,363                582               347                415
--------------------------------------------------------------------------------------------------------------------------------

    Total                             $2,670  100.0%    $2,585  100.0%     $2,384  100.0%    $2,024   100.0%     $2,221  100.0%
--------------------------------------------------------------------------------------------------------------------------------

Gross loans represent loans before unamortized net loan fees. Percentage gross loans lists the percentage of each loan type to total loans.


ALLOWANCE FOR LOAN LOSSES
-----------------------------------------------------------------------------------------------------------------------------
                                                              1997           1996           1995            1994         1993
-----------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses:
Balance, January 1                                        $  2,585       $  2,384       $  2,024        $  2,221     $  2,928

Charge-offs
  Commercial and industrial                                     16             44              4             567        1,038
  Construction                                                  10              -              -               -            -
  Real estate-commercial                                        99            115            320             222          115
  Real estate-residential                                      189             52            325              62           82
  Consumer                                                      30             48             54              38           66
-----------------------------------------------------------------------------------------------------------------------------
  Total charge-offs                                            344            259            703             889        1,301

Recoveries
  Commercial and industrial                                      7             35             12              55          106
  Construction                                                   1              -              -               -            -
  Real estate-commercial                                         -              -             10              11            -
  Real estate-residential                                        9              8              4               3            3
  Consumer                                                      12             17             27              23           15
-----------------------------------------------------------------------------------------------------------------------------
  Total recoveries                                              29             60             53              92          124
-----------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                               (315)          (199)          (650)           (797)       (1,177)

Provision for loan losses                                      400            400          1,010             600          470
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31                                      $  2,670       $  2,585       $  2,384        $  2,024     $  2,221
-----------------------------------------------------------------------------------------------------------------------------
Total loans:
  Average                                                 $161,096       $155,175       $151,839        $151,726     $151,076
  Year-end                                                 167,720        159,278        155,957         153,993      152,764

Ratios:
Net charge-offs to:
  Average loans                                                .20%           .13%            .43%           .53%         .78%
  Loans at year-end                                            .19            .12             .42            .52          .77
  Allowance for loan losses                                  11.80           7.70           27.27          39.38        52.99
  Provision for loan losses                                  78.75          49.75           64.36         132.83       250.43

Allowance for loan losses to:
  Average loans                                               1.66%          1.67%           1.57%          1.33%        1.47%
  Loans at year-end                                           1.59           1.62            1.53           1.31         1.45
  Non-performing loans                                      195.20          90.20           50.10          43.80        39.50

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

LOANS (CONTINUED)

Management's primary focus during recent years has been asset quality and the reduction of non-performing assets. While one of QNB's goals in 1998 is to continue to reduce the amount of non-performing assets, its primary focus will be loan and deposit growth. This will be accomplished through an aggressive business development and calling program encompassing lending personnel, branch personnel and executive management. The focus of this program is to both develop new lending and deposit relationships as well as to strengthen existing relationships.


NON-PERFORMING ASSETS

Non-performing assets are defined as accruing loans past due 90 days or more, non-accruing loans, restructured loans and other real estate owned. QNB continues to make significant progress in reducing its level of non-performing assets. The table on page 19 shows the dramatic improvement in non-performing assets over the past five years. QNB achieved its goal in 1997 to reduce total non-performing assets to less than 1.00 percent of total assets. Total non-performing assets were $2,932,000 at December 31, 1997, or .96 percent of total assets. This represents a reduction of 31.2 percent from the December 31, 1996 balance of $4,260,000. Non-performing assets at December 31, 1996 represented 1.52 percent of total assets. It is management's goal to continue to reduce the level of non-performing assets in 1998 through the sale of other real estate owned.

Non-accrual loans are those on which the accrual of interest has ceased. Commercial loans are placed on non-accrual status immediately if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more and collateral is insufficient to protect principal and interest. Interest accrued, but not collected at the date a loan is placed on non-accrual status, is reversed and charged against interest income. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest income, depending on management's assessment of ultimate collectibility of principal and interest. Loans are returned to an accrual status when the borrower's ability to make periodic principal and interest payments has returned to normal (i.e. - brought current with respect to principal or interest, or restructured) and the paying capacity of the borrower and/or the underlying collateral is deemed sufficient to protect principal and interest. Consumer loans, including residential mortgage loans, are not automatically placed on non-accrual status when principal or interest payments are 90 days past due, but in most instances, consumer loans are charged-off when deemed uncollectible or after reaching 120 days past due.

Included in the loan portfolio are loans on non-accrual status of $1,209,000 and $2,700,000 at December 31, 1997 and 1996. The significant decline in non-accrual loans is a result of several factors including the payment of loans by borrowers, the foreclosure and movement to other real estate owned or through charge-off. These activities were performed with minimal loss to QNB. If interest had been accrued throughout the period, interest income for the years ended December 31, 1997, 1996 and 1995 would have increased approximately $154,000, $265,000 and $320,000, respectively. The amount of interest income on these loans included in net income in 1997, 1996 and 1995 was $7,000, $50,000 and $220,000, respectively. There were no restructured loans as of December 31, 1997 or 1996, as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," that have not already been included in loans past due 90 days or more or non-accrual loans.

Other real estate owned totaled $1,564,000 at December 31, 1997 and $1,395,000 at December 31, 1996. This real estate is recorded at the fair value of the property less estimated costs to sell. $735,000 of the balance at December 31, 1997 is under agreement of sale and is expected to settle in the first quarter of 1998.

Loans not included in past due, non-accrual or restructured categories, but where known information about possible credit problems causes management to be uncertain as to the ability of the borrowers to comply with the present loan repayment terms totaled $2,022,000 and $1,721,000 at December 31, 1997 and 1996, respectively.


ALLOWANCE FOR LOAN LOSSES

The determination of an appropriate level of the allowance for loan losses is based upon an analysis of the risk inherent in QNB's loan portfolio. Management uses various tools to assess the adequacy of the allowance for loan losses. One tool is a model recommended by the Office of the Comptroller of the Currency. This model considers a number of relevant factors including: historical loan loss experience, the assigned risk rating of the credit, current and projected credit worthiness of the borrower, current value of the underlying collateral, levels of and trends in delinquencies and non-accrual loans, trends in volume and terms of loans, concentrations of credit, and national and local economic trends and conditions. Other tools include ratio analysis and peer group analysis.

QNB utilizes a risk weighting system that assigns a risk code to every commercial loan. This risk weighting system is supplemented with a program that encourages account officers to identify potentially deteriorating loan situations. The officer analysis program is used to complement the on-going analysis of the loan portfolio performed by the loan review officer. In addition, QNB has a committee that meets quarterly to review the adequacy of the allowance for loan losses based on the current and projected status of all relevant factors pertaining to the loan portfolio. In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for loan losses. They may require additions to the allowance based upon their judgements about information available to them at the time of examination.

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

At December 31, 1997 and 1996, the recorded investment in loans for which impairment has been recognized totaled $1,123,000 and $2,604,000, respectively. The entire balance of loans defined as impaired as of December 31, 1997 required no valuation allowance while $1,288,000 of the loans identified as of December 31, 1996 required no valuation allowance. As of December 31, 1996 $1,316,000 of loans required a valuation allowance of approximately $408,000. Most of the loans identified as impaired are collateral-dependent. For the years ended December 31, 1997, 1996 and 1995, the average recorded investment in impaired loans was approximately

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


ALLOWANCE FOR LOAN LOSSES (CONTINUED)

$2,105,000, $4,288,000 and $3,676,000, respectively. QNB recognized $86,000,
$50,000 and $220,000 of interest income on these loans in 1997, 1996 and 1995, respectively.

Net charge-offs were $315,000 in 1997 compared with $199,000 in 1996 and $650,000 in 1995. This level of charge-offs represents .20 percent of average loans in 1997, compared with .13 percent and .43 percent in 1996 and 1995, respectively. The increase in the level of charge-offs in 1997 relates to the charge-off and write-down on transfer of loans to other real estate owned of two groups of investment property loans to two different borrowers. These loans account for $204,000 of the charge-offs in 1997. The improvement in the net charge-off level between 1996 and 1995 reflects QNB's loan recovery efforts and the continued improvement in overall asset quality.

The allowance for loan losses was $2,670,000 at December 31, 1997, which represents 1.59 percent of total loans, compared to $2,585,000 and 1.62 percent of total loans at December 31, 1996. While the allowance is allocated to specific loans or loan categories, the total allowance is considered available for losses in the entire loan portfolio. While QNB believes that its allowance is adequate to cover losses in the loan portfolio, there remain inherent uncertainties regarding future economic events and their potential impact on asset quality.


DEPOSITS

QNB primarily attracts deposits from within its market area by offering various deposit products, including demand deposits, NOW accounts, money market accounts, savings accounts and certificates of deposit.

Total deposits increased 8.3 percent to $267,166,000 at December 31, 1997, from $246,744,000 at year-end 1996. The purchase of approximately $6,800,000 in deposits from First Lehigh Bank contributed to this increase. An analysis of the change in average deposits provides a more meaningful measure of deposit change. Average total deposits increased 4.7 percent in 1997 and 1.1 percent in 1996. Average non-interest-bearing deposits increased 7.7 percent to $30,225,000 in 1997. This followed a 6.3 percent increase in 1996. Non-interest-bearing deposits are an important source of funds for QNB because they are low cost. Average NOW accounts increased 3.4 percent in 1997 to $40,262,000 and 4.3 percent in 1996 to $38,936,000. The increase in NOW account balances is primarily the result of obtaining the deposit relationship of a local school district and the impact of NOW account promotions. Average time deposits increased 10.2 percent in 1997 and 3.5 percent in 1996, while average money market accounts decreased 8.5 percent and 10.1 percent for the same time periods. Approximately $4,600,000 of the increase in time deposits was a result of the purchase of deposits. Also positively impacting time deposit balances was a promotion introduced during the first quarter of 1997 that enables the holder of a 30-month certificate of deposit to increase the interest rate twice during the term of the certificate, should rates offered on the 30-month time deposits increase. The change in the mix of deposits from money market accounts to time deposits started in 1994 as rates on time deposits began to increase and substantially outperform bank money market products. To help retain and attract money market accounts, QNB, during the third quarter of 1997 changed the rate structure on these accounts to a tiered structure that pays a higher rate of interest on higher balances. To continue to attract and retain deposits, QNB will have to be competitive with respect to rates and will have to continuously develop new products that appeal to customers.

LIQUIDITY

Liquidity represents an institution's ability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and demands of depositors. QNB manages its mix of cash, Federal funds sold, investment securities and loans in order to match the volatility, seasonality, interest sensitivity and growth trends of its deposit funds. Liquidity is provided from asset sources through maturities and repayments of loans and investment securities, net interest income and fee income. The portfolio of investment securities available-for-sale and QNB's policy of selling certain residential mortgage originations and student loans in the secondary market also provide sources of liquidity.

Cash and due from banks, Federal funds sold, available-for-sale securities and loans held-for-sale totaled $91,915,000 at December 31, 1997 and $72,730,000 at December 31, 1996. These sources were adequate to meet seasonal deposit withdrawals during 1997 and should be adequate to meet normal fluctuations in loan demand and deposit withdrawals. The Bank is currently in the process of applying for membership in the Federal Home Loan Bank. This would provide QNB with an additional source of liquidity through the ability to borrow both short-term and longer term funds from the Federal Home Loan Bank.

The consolidated statements of cash flows present the changes in cash and cash equivalents from operating, investing and financing activities. QNB's cash and cash equivalents increased $115,000 to $12,574,000 at December 31, 1997. This follows a decrease in 1996 of $491,000 and an increase in 1995 of $1,523,000. After adjusting net income for non-cash transactions, operating activities provided $3,034,000 in cash flow in 1997, compared to $3,453,000 in 1996 and $3,307,000 in 1995. An increase in interest receivable and an increase in other assets, primarily the deposit premium, account for the decline in cash provided by operating activities in 1997.

Net cash used by investing activities of $24,171,000 in 1997 was primarily a result of the purchase of investment securities exceeding the maturity, call or sale of securities, and loan growth. Purchases of investment securities totaled over $51,000,000 while proceeds from securities were only $31,595,000. Net loan outstandings increased by over $8,000,000. A decrease in Federal funds sold of $4,458,000 funded some of this activity in 1997. Net cash used by investing activities of $5,595,000 in 1996 was primarily a result of loan growth and an increase in Federal funds sold. Net activity in the investment portfolio provided $2,305,000, while the sale of loans and other real estate owned provided cash of $5,096,000 and $1,072,000, respectively. Net cash used by investing activities of $5,657,000 in 1995 resulted largely from the growth in the investment portfolio and the slight increase in loans outstanding. Net usage from purchases, sales, maturities and calls of investment securities was $9,471,000. Investing activities which provided cash during 1995 were the sale of student loans, residential mortgage loans and other real estate owned which provided cash of $2,626,000, $2,638,000 and $1,320,000, respectively. A
$5,493,000 decrease in Federal funds sold also provided cash in 1995.

Cash provided by financing activities of $21,252,000 in 1997 was a result of strong deposit growth. Non-interest-bearing deposits increased $6,659,000 while interest-bearing deposits increased $13,763,000. Increased marketing and business development activities along with competitive rates and products contributed to the growth in deposits. The purchase of $6,800,000 in deposits also contributed to the increase in financing activities. A 14.3 percent increase in the

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

AVERAGE DEPOSITS BY MAJOR CLASSIFICATION


------------------------------------------------------------------------------------------------------------------------
                                                      1997                         1996                        1995
------------------------------------------------------------------------------------------------------------------------
                                               Balance     Rate            Balance     Rate            Balance      Rate
------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits                 $ 30,225       -            $ 28,072        -           $ 26,416         -
NOW accounts                                    40,262     1.75%            38,936     1.81%            37,335      2.20%
Money market accounts                           33,218     2.86             36,301     2.78             40,392      2.77
Savings                                         35,215     2.17             34,932     2.20             35,044      2.27
Time                                            97,944     5.48             89,208     5.36             84,340      5.19
Time deposits of $100,000 or more               16,502     5.86             14,633     5.88             15,986      6.04
------------------------------------------------------------------------------------------------------------------------
    Total                                     $253,366     3.46%          $242,082     3.36%          $239,513      3.37%
------------------------------------------------------------------------------------------------------------------------

MATURITY OF TIME DEPOSITS OF $100,000 OR MORE
------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                          1997                        1996                        1995
------------------------------------------------------------------------------------------------------------------------
Three months or less                           $ 3,189                    $  3,083                     $ 2,815
Over three months through six months             3,396                       3,615                       4,508
Over six months through twelve months            4,665                       1,797                       2,062
Over twelve months                               4,452                       5,638                       5,067
------------------------------------------------------------------------------------------------------------------------

    Total                                      $15,702                     $14,133                     $14,452
------------------------------------------------------------------------------------------------------------------------


cash dividend from $.56 to $.64 per share decreased the cash provided by financing activities. Cash provided by financing activities of $1,651,000 in 1996 was a result of growth in time deposits of $8,177,000. This offset withdrawals of money market accounts of $5,006,000, a decrease in short-term borrowings of $1,424,000 and the payment of $797,000 in common stock dividends. Growth in non-interest-bearing deposits and short-term borrowings of $3,692,000 and $2,562,000 was primarily responsible for the cash provided from financing activities of $3,873,000 in 1995. A decline in interest-bearing deposits, primarily money market accounts and savings accounts, and the payment of dividends were financing activities which used cash in 1995.


CAPITAL ADEQUACY

A strong capital position is fundamental to support continued growth and profitability, to serve the needs of depositors, and to yield an attractive return for shareholders. QNB's shareholders' equity at December 31, 1997 was $25,832,000 or 8.45 percent of total assets, compared to shareholders' equity of $22,775,000 or 8.12 percent at December 31, 1996. At December 31, 1997, shareholders' equity included a positive adjustment of $873,000 related to the unrealized holding gains, net of taxes, on investment securities available-for-sale, while shareholders' equity at December 31, 1996 included a positive adjustment of $112,000. Without these adjustments shareholders' equity to total assets would have been 8.16 percent and 8.08 percent at December 31, 1997 and 1996, respectively.


CAPITAL ANALYSIS
--------------------------------------------------------------------------------
December 31,                                             1997           1996
--------------------------------------------------------------------------------
Tier I
Shareholders' equity                                   $ 25,832       $ 22,775
Net unrealized securities gains                            (873)          (112)
Intangible assets                                          (505)             -
--------------------------------------------------------------------------------
Total Tier I risk-based capital                          24,454         22,663

Tier II
Allowable portion of the allowance
  for loan losses                                         2,271          2,160
--------------------------------------------------------------------------------
Total risk-based capital                               $ 26,725       $ 24,823
--------------------------------------------------------------------------------
Risk-weighted assets                                   $181,249       $172,348
--------------------------------------------------------------------------------

Capital Ratios
--------------------------------------------------------------------------------
December 31,                                             1997           1996
--------------------------------------------------------------------------------
Tier I capital/risk-weighted assets                     13.49%         13.15%
Total risk-based capital/risk-weighted assets           14.74          14.40
Tier I capital/average assets (leverage ratio)           8.23           8.14

Shareholders' equity averaged $23,886,000 during 1997, an increase of 10.36 percent compared to 1996. The ratio of average total equity to average total assets improved to 8.27 percent for 1997, compared to 7.89 percent for 1996. The increase in the equity to asset ratio is a function of significantly higher net income, an increase in capital retention despite a 14.3 percent increase in the cash dividend, and modest growth in average assets.

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

CAPITAL ADEQUACY (CONTINUED)

The Corporation is subject to restrictions on the payment of dividends to its stockholders pursuant to the Pennsylvania Business Corporation Law as amended (the "BCL"). The BCL operates generally to preclude dividend payments if the effect thereof would render the Corporation insolvent, as defined. As a practical matter, the Corporation's payment of dividends is contingent upon its ability to obtain funding in the form of dividends from the Bank. Payment of dividends to the Corporation by the Bank is subject to the restrictions set forth in the National Bank Act. Generally, the National Bank Act would permit the Bank to declare dividends in 1998 of approximately $3,108,000, plus an amount equal to the net profits of the Bank in 1998 up to the date of any such dividend declaration.




                               [GRAPHIC OMITTED]




QNB is subject to various regulatory capital requirements as issued by Federal regulatory authorities. Regulatory capital is defined in terms of Tier I capital (shareholders' equity excluding unrealized gains or losses on available-for-sale securities and intangible assets), Tier II capital which includes a portion of the allowance for loan losses, and total capital (Tier I plus Tier II). Risk-based capital ratios are expressed as a percentage of risk-weighted assets. Risk-weighted assets are determined by assigning various weights to all assets and off-balance sheet arrangements, such as letters of credit and loan commitments, based on associated risk. Regulators have also adopted minimum Tier I leverage ratio standards, which measure the ratio of Tier I capital to total assets. The minimum regulatory capital ratios are 4.00 percent for Tier I, 8.00 percent for total risk-based capital and 4.00 percent for leverage. Under the requirements, QNB has a Tier I capital ratio of 13.49 percent and 13.15 percent, a total risk-based ratio of 14.74 percent and 14.40 percent and a leverage ratio of 8.23 percent and 8.14 percent at December 31, 1997 and 1996, respectively.

The Federal Deposit Insurance Corporation Improvement Act of 1991 established five capital level designations ranging from "well capitalized" to "critically undercapitalized." At December 31, 1997 and 1996 QNB met the "well capitalized" criteria which requires minimum Tier I and total risk-based capital ratios of
6.00 percent and 10.00 percent, respectively, and a Tier I leverage ratio of
5.00 percent.


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

Gap analysis measures the difference between volumes of rate-sensitive assets and liabilities and quantifies these repricing differences for various time intervals. Static gap analysis describes interest rate sensitivity at a point in time. However, it alone does not accurately measure the magnitude of changes in net interest income since changes in interest rates do not impact all categories of assets and liabilities equally or simultaneously. Interest rate sensitivity analysis also involves assumptions on certain categories of assets and deposits. For purposes of interest rate sensitivity analysis, assets and liabilities are stated at their contractual maturity, estimated likely call date, or earliest repricing opportunity. Mortgage-backed securities and amortizing loans are scheduled based on their anticipated cash flow. Savings accounts, including passbook, statement savings, money market, and NOW accounts, do not have a stated maturity or repricing term and can be withdrawn or repriced at any time. This may impact QNB's margin if more expensive alternative sources of deposits are required to fund loans or deposit runoff. Management projects the repricing characteristics of these accounts based on historical performance and assumptions that it believes reflect their rate sensitivity. A positive gap results when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A negative gap results when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets.

QNB primarily focuses on the management of the one-year interest rate sensitivity gap. At December 31, 1997, interest-earning assets scheduled to mature or likely to be called, repriced or repaid in one year were $111,723,000. Interest sensitive liabilities scheduled to mature or reprice within one year were $108,353,000. The one year cumulative gap, which reflects QNB's interest sensitivity over a period of time, was a positive $3,370,000 at December 31, 1997. The cumulative one-year gap equals 1.18 percent of total earning assets. This positive or asset sensitive gap will generally benefit QNB in a rising interest rate environment, while falling interest rates could negatively impact QNB.

During 1995, QNB began using a simulation model to assess the impact of changes in interest rates on net interest income. The model reflects management's assumptions related to asset yields and rates paid on liabilities, deposit sensitivity, and the size, composition and maturity or repricing characteristics of the balance sheet. The assumptions are based on what management believes at that time to be the most likely interest rate environment. Management also evaluates the impact of higher and lower interest rates.

Actual results may differ from simulated results due to various factors including time, magnitude and frequency of interest rate changes, the relationship or spread between various rates, loan pricing and deposit sensitivity, and asset/liability strategies. Based on management's estimate of balance sheet growth and composition and interest rates for the next year, net interest income in 1998 is expected to increase


QNB Corp. and Subsidiary
-------------------------------------------------------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

INTEREST RATE SENSITIVITY
-------------------------------------------------------------------------------------------------------------------------------
                                         Within       4 to 6       7 months      1 to 3      3 to 5        After
December 31, 1997                       3 months      months       to 1 year      years       years       5 years        Total
-------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-bearing balances                $   129            -             -            -            -            -     $    129
Federal funds sold                         2,022            -             -            -            -            -        2,022
Investment securities                     17,582      $ 4,373      $ 15,256     $ 54,186     $ 13,667     $ 11,256      116,320
Loans                                     42,129       12,813        17,419       51,073       23,337       20,949      167,720
-------------------------------------------------------------------------------------------------------------------------------
Total rate sensitive assets               61,862       17,186        32,675      105,259       37,004       32,205     $286,191
Total cumulative assets                  $61,862      $79,048      $111,723     $216,982     $253,986     $286,191
-------------------------------------------------------------------------------------------------------------------------------
Liabilities
NOW, money market and savings deposits   $ 7,836      $ 2,271      $ 12,062     $ 60,675     $ 14,805     $ 13,676     $111,325
Time deposits less than $100,000          19,503       12,185        32,904       32,806        4,026           23      101,447
Time deposits over $100,000                3,189        3,396         4,665        4,323          129            -       15,702
Short-term borrowings                     10,342            -             -            -            -            -       10.342
-------------------------------------------------------------------------------------------------------------------------------
Total rate sensitive liabilities          40,870       17,852        49,631       97,804       18,960       13,699     $238,816
Total cumulative liabilities             $40,870      $58,722      $108,353     $206,157     $225,117     $238,816
-------------------------------------------------------------------------------------------------------------------------------
Gap during period                        $20,992      $  (666)     $(16,956)    $  7,455     $ 18,044     $ 18,506     $ 47,375
-------------------------------------------------------------------------------------------------------------------------------
Cumulative gap                           $20,992      $20,326      $  3,370     $ 10,825     $ 28,869     $ 47,375
-------------------------------------------------------------------------------------------------------------------------------
Cumulative gap/earning assets               7.33%        7.10%         1.18%        3.78%       10.09%       16.55%
-------------------------------------------------------------------------------------------------------------------------------
Cumulative gap ratio                        1.51         1.35          1.03         1.05         1.13         1.20
-------------------------------------------------------------------------------------------------------------------------------

compared with 1997 net interest income. The projected increase in net interest income is primarily the result of forecasted growth in total assets and a change in the composition of earning assets, with the loan to earning assets ratio increasing. These factors will be partially offset by a slight decrease in the net interest margin.

If interest rates are 100 basis points lower than management's most likely interest rate environment, the simulation model projects net interest income for the next twelve months to slightly exceed the most likely scenario. Conversely, if interest rates were 100 basis points higher, net interest income for the most likely scenario would decline slightly. These results are inconsistent with the results of the gap analysis described above. The inconsistency results from the fact that gap analysis looks at a point in time and does not consider that assets and liabilities react differently to changing rates with respect to prepayments and calls. Gap analysis also does not consider that interest rates on assets and liabilities do not change by the same magnitude when interest rates change. Simulation analysis considers these factors as well as other detailed assumptions.

Management believes that the assumptions utilized in evaluating the vulnerability of QNB's net interest income to changes in interest rates approximate actual experience; however, the interest rate sensitivity of QNB's assets and liabilities as well as the estimated effect of changes in interest rates on net interest income could vary substantially if different assumptions are used or actual experience differs from the experience on which the assumptions were based.

In the event QNB should experience a mismatch in its desired gap ranges or an excessive decline in its net interest income subsequent to an immediate and sustained change in interest rate, it has a number of options which it could utilize to remedy such a mismatch. QNB could restructure its investment portfolio through sale or purchase of securities with more favorable repricing attributes. It could also emphasize loan products with appropriate maturities or repricing attributes, or it could attract deposits or obtain borrowings with desired maturities.

The nature of QNB's current operation is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Corporation nor the Bank owns trading assets. At December 31, 1997, QNB did not have any hedging transactions in place such as interest rate swaps, caps or floors.

The table below summarizes estimated changes in net interest income over a twelve month period, under alternative interest rate scenarios.

--------------------------------------------------------------------------------
Change in Interest Rates    Net Interest Income   Dollar Change   Percent Change
--------------------------------------------------------------------------------
+300 Basis Points                $11,692             $(927)           (7.35)%
+200 Basis Points                 12,023              (596)           (4.72)
+100 Basis Points                 12,351              (268)           (2.12)
FLAT RATE                         12,619                 -                -
-100 Basis Points                 12,757               138             1.10
-200 Basis Points                 12,810               191             1.51
-300 Basis Points                 12,658                39              .31

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

IMPACT OF YEAR 2000

QNB is currently in the process of addressing the challenge that faces all users of automated systems, including information systems. Many computer systems process transactions based on two digits representing the year of transaction, rather than a full four digits. These computer systems may not operate properly when the last two digits become "00", as will occur on January 1, 2000. The problem could affect a wide variety of automated information systems, such as mainframe applications, personal computers, communication systems, environmental systems and other information systems.

At the beginning of 1997, QNB developed a five phase plan to address the year 2000 issue. These phases are Awareness, Assessment, Renovation, Validation and Implementation. The Awareness phase included the establishment of a team of employees, including executive management, and the development of strategies to make employees and customers aware of the situation. The Assessment phase included the identification of areas of operations critical for the delivery of products and services. This phase also included the inventory of all hardware and software applications and the identification of customer and vendor interdependencies. The majority of the programs and applications used by QNB are purchased from outside vendors. The vendors providing the software are responsible for maintenance of the systems and modifications to enable uninterrupted usage after December 31, 1999. These two phases have been completed.

The Renovation phase includes vendor certification, code enhancement, and hardware and software upgrades as needed. The vendor of QNB's core operating system has informed management that changes are approximately 80 percent complete and that certification of compliance should be received by June, 1998. The Validation phase includes testing of all of the impacted applications, both internally developed and third party provided. Testing of the systems has begun and will continue throughout 1998. Contingency plans, if any are needed, will be developed during 1998 to address any shortcomings that are identified. The Implementation phase includes incorporating all changes, achieving certification of year 2000 compliance and implementing contingency plans, if necessary. QNB's plan also includes reviewing any potential risks associated with the loan and investment portfolios due to the year 2000 issue. QNB's goal is to have the plan complete and be fully compliant by December 31, 1998.

Based on the currently available information, management does not anticipate that the cost to address year 2000 issues will have an impact on QNB's financial condition, results of operations, liquidity or capital resources. A significant portion of the anticipated costs are not expected to be incremental, but rather will represent the redeployment of existing information technology resources.


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


CONSOLIDATED QUARTERLY FINANCIAL DATA
----------------------------------------------------------------------------------------------------------------------------
                                                Quarters Ending 1997                        Quarters Ending 1996
                                      March 31   June 30  Sept. 30   Dec. 31       March 31    June 30   Sept. 30    Dec. 31
----------------------------------------------------------------------------------------------------------------------------
Interest income                        $5,063    $5,252    $5,398    $5,409         $4,840     $4,896     $5,031     $5,049
Interest expense                        2,162     2,247     2,301     2,356          2,041      2,014      2,174      2,184
----------------------------------------------------------------------------------------------------------------------------
Net interest income                     2,901     3,005     3,097     3,053          2,799      2,882      2,857      2,865
Provision for loan losses                 100       100       100       100            100        100        100        100
Non-interest income                       627       449       482       445            496        380        427        547
Non-interest expense                    2,279     2,254     2,238     2,504          2,140      2,200      2,271      2,393
----------------------------------------------------------------------------------------------------------------------------
Income before income taxes              1,149     1,100     1,241       894          1,055        962        913        919
Provision for income taxes                328       319       361       245            294        262        245        247
----------------------------------------------------------------------------------------------------------------------------
Net Income                             $  821    $  781    $  880    $  649         $  761     $  700     $  668       $672
----------------------------------------------------------------------------------------------------------------------------
Net Income Per Share - basic           $  .58    $  .55    $  .62    $  .45         $  .53     $  .49     $  .47      $ .47
---------------------------------------------------------------------------------------------------------------------------
Net Income Per Share - diluted         $  .57    $  .54    $  .61    $  .45         $  .53     $  .49     $  .47      $ .47
----------------------------------------------------------------------------------------------------------------------------

                                       26


QNB Corp. and Subsidiary
-----------------------------------------------------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

SELECTED FINANCIAL AND OTHER DATA
-----------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                   1997           1996           1995            1994           1993
-----------------------------------------------------------------------------------------------------------------------------
Income and Expense
Interest income                                        $  21,122      $  19,816      $  19,716       $  17,865      $  17,663
Interest expense                                           9,066          8,413          8,337           6,459          6,849
-----------------------------------------------------------------------------------------------------------------------------
Net interest income                                       12,056         11,403         11,379          11,406         10,814
Provision for loan losses                                    400            400          1,010             600            470
Non-interest income                                        1,995          1,850          1,393           1,598          2,484
Non-interest expense                                       9,267          9,004          9,539           9,719         10,545
-----------------------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative
  effect of change in accounting principle                 4,384          3,849          2,223           2,685          2,283
Provision for income taxes                                 1,253          1,048            536             681            517
-----------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of change
  in accounting principle                                  3,131          2,801          1,687           2,004          1,766
-----------------------------------------------------------------------------------------------------------------------------
Cumulative effect of change
  in tax accounting method                                     -              -              -               -             52
-----------------------------------------------------------------------------------------------------------------------------
Net income                                             $   3,131      $   2,801      $   1,687       $   2,004      $   1,818
-----------------------------------------------------------------------------------------------------------------------------
Per Share Data
Net income before cumulative effect of
  change in accounting principle                       $    2.19      $    1.97      $    1.19       $    1.41      $    1.25
Cumulative effect of change in tax accounting method           -              -              -               -            .03
Net income - basic                                          2.19           1.97           1.19            1.41           1.28
Net income - diluted                                        2.18           1.95           1.18            1.41           1.28
Book value                                                 18.05          15.97          14.66           12.53          13.31
Cash dividends                                               .64            .56            .50             .50            .50
Average common shares outstanding - basic              1,427,981      1,424,112      1,421,378       1,417,395      1,415,828
Average common shares outstanding - diluted            1,433,943      1,433,179      1,426,720       1,419,958      1,417,611

Balance Sheet at Year-end
Loans, net of unearned income                          $ 167,720      $ 159,278      $ 155,957       $ 153,993      $ 152,764
Investment securities available-for-sale                  75,920         52,779         55,380          49,838         54,366
Investment securities held-to-maturity                    40,400         42,699         42,515          35,636         27,894
Other earning assets                                       2,151          6,488          2,915           8,439          5,395
Total assets                                             305,772        280,447        276,049         268,260        257,062
Deposits                                                 267,166        246,744        242,887         240,896        231,125
Other interest-bearing liabilities                        10,342          8,675         10,099           7,537          5,179
Shareholders' equity                                      25,832         22,775         20,866          17,784         18,859

Selected Financial Ratios
Net interest margin                                         4.60%          4.58%          4.64%          4.89%          4.79%
Net income as a percentage of:
  Average total assets                                      1.08           1.02            .63            .77            .73
  Average shareholders' equity                             13.11          12.94           8.46          10.56          10.06
Average shareholders' equity to average total assets        8.27           7.89           7.39           7.32           7.22
Dividend payout ratio                                      29.22          28.47          42.13          35.36          38.95


QNB Corp. and Subsidiary
-----------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS

                                                                                        (in thousands)
-----------------------------------------------------------------------------------------------------------
December 31,                                                                         1997            1996
-----------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                            $ 12,574        $ 12,459
Federal funds sold                                                                    2,022           6,480
Investment securities
    available-for-sale                                                               75,920          52,779
    held-to-maturity (market value $40,713 and $42,760)                              40,400          42,699
Total loans, net of unearned income of $448 and $432                                167,720         159,278
    Allowance for loan losses                                                        (2,670)         (2,585)
-----------------------------------------------------------------------------------------------------------
         Net loans                                                                  165,050         156,693
Premises and equipment, net                                                           4,066           4,358
Other real estate owned                                                               1,564           1,395
Accrued interest receivable                                                           2,007           1,689
Other assets                                                                          2,169           1,895
-----------------------------------------------------------------------------------------------------------
Total assets                                                                       $305,772        $280,447
-----------------------------------------------------------------------------------------------------------

Liabilities
Deposits
    Demand, non-interest-bearing                                                   $ 38,692        $ 32,033
    NOW accounts                                                                     42,176          39,566
    Money market accounts                                                            32,520          31,847
    Savings                                                                          36,629          34,287
    Time                                                                            101,447          94,878
    Time over $100,000                                                               15,702          14,133
-----------------------------------------------------------------------------------------------------------
         Total deposits                                                             267,166         246,744
Short-term borrowings                                                                10,342           8,675
Accrued interest payable                                                              1,057           1,012
Other liabilities                                                                     1,375           1,241
-----------------------------------------------------------------------------------------------------------
Total liabilities                                                                   279,940         257,672
-----------------------------------------------------------------------------------------------------------

Commitments and contingencies

Shareholders' Equity
Common stock, par value $1.25 per share;
    authorized 5,000,000 shares; issued 1,431,240 shares and 1,425,951 shares         1,789           1,782
Surplus                                                                               4,369           4,296
Retained earnings                                                                    18,801          16,585
Unrealized holding gains, net of taxes,
    on investment securities available-for-sale                                         873             112
-----------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                           25,832          22,775
-----------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                         $305,772        $280,447
-----------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.


QNB Corp. and Subsidiary
-----------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME

                                                                               (in thousands, except share data)
-----------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                           1997         1996         1995
-----------------------------------------------------------------------------------------------------------------
Interest Income
Interest and fees on loans                                                      $14,141      $13,470      $13,492
Interest and dividends on investment securities:
    Taxable                                                                       6,229        5,585        5,493
    Tax-exempt                                                                      532          509          400
Interest on Federal funds sold                                                      220          252          331
-----------------------------------------------------------------------------------------------------------------
         Total interest income                                                   21,122       19,816       19,716
-----------------------------------------------------------------------------------------------------------------
Interest Expense
Interest on deposits
    NOW accounts                                                                    706          707          820
    Money market accounts                                                           951        1,011        1,119
    Savings                                                                         765          772          795
    Time                                                                          5,365        4,799        4,380
    Time over $100,000                                                              968          863          966
Interest on short-term borrowings                                                   311          261          257
-----------------------------------------------------------------------------------------------------------------
         Total interest expense                                                   9,066        8,413        8,337
-----------------------------------------------------------------------------------------------------------------
         Net interest income                                                     12,056       11,403       11,379
Provision for loan losses                                                           400          400        1,010
-----------------------------------------------------------------------------------------------------------------
         Net interest income after provision for loan losses                     11,656       11,003       10,369
-----------------------------------------------------------------------------------------------------------------
Non-Interest Income
Fees for services to customers                                                    1,076        1,095          927
Mortgage servicing fees                                                             181          208          229
Net gain (loss) on investment securities available-for-sale                         134          102          (79)
Net gain on sale of loans                                                            81           89          108
Other operating income                                                              523          356          208
-----------------------------------------------------------------------------------------------------------------
         Total non-interest income                                                1,995        1,850        1,393
-----------------------------------------------------------------------------------------------------------------
Non-Interest Expense
Salaries and employee benefits                                                    5,411        5,185        5,369
Net occupancy expense                                                               666          687          675
Furniture and equipment expense                                                     697          697          721
Marketing expense                                                                   303          287          247
Supplies expense                                                                    180          209          222
Professional fees                                                                   180          160          263
Insurance expense                                                                   104          104          404
Other real estate owned expense                                                     273          253          356
Other expense                                                                     1,453        1,422        1,282
-----------------------------------------------------------------------------------------------------------------
         Total non-interest expense                                               9,267        9,004        9,539
-----------------------------------------------------------------------------------------------------------------
    Income before income taxes                                                    4,384        3,849        2,223
Provision for income taxes                                                        1,253        1,048          536
-----------------------------------------------------------------------------------------------------------------
    Net Income                                                                  $ 3,131      $ 2,801      $ 1,687
-----------------------------------------------------------------------------------------------------------------
    Net Income Per Share - Basic                                                  $2.19        $1.97        $1.19
-----------------------------------------------------------------------------------------------------------------
    Net Income Per Share - Diluted                                                $2.18        $1.95        $1.18
-----------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.


QNB Corp. and Subsidiary
--------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Unrealized
                                                            Number       Common               Retained     Holding
(in thousands, except share data)                          of Shares     Stock      Surplus   Earnings    Gain (Loss)     Total
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                                 1,419,700     $1,774     $4,258    $13,605       $(1,853)     $17,784

Net income                                                         -          -          -      1,687             -        1,687
Cash dividends paid
  ($.50 per share)                                                 -          -          -       (711)            -         (711)
Stock issue - 401(k) plan                                        462          1         10          -             -           11
Stock issued for options exercised                             3,676          5         15          -             -           20
Change in net unrealized holding
  gains (losses), net of taxes,
     on investment securities available-for-sale                   -          -          -          -         2,075        2,075
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                                 1,423,838      1,780      4,283     14,581           222       20,866
--------------------------------------------------------------------------------------------------------------------------------

Net income                                                         -          -          -      2,801             -        2,801
Cash dividends paid
  ($.56 per share)                                                 -          -          -       (797)            -         (797)
Stock issue - 401(k) plan                                        435          -         14          -             -           14
Stock issued for options exercised                             1,678          2         (1)         -             -            1
Change in net unrealized holding
  gains (losses), net of taxes,
     on investment securities available-for-sale                   -          -          -          -          (110)        (110)
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                 1,425,951      1,782      4,296     16,585           112       22,775
--------------------------------------------------------------------------------------------------------------------------------

Net income                                                         -          -          -      3,131             -        3,131
Cash dividends paid
  ($.64 per share)                                                 -          -          -       (915)            -         (915)
Stock issued - 401(k) plan                                       311          -          9          -             -            9
Stock issued - Employee stock purchase plan                    1,154          2         34          -             -           36
Stock issued for options exercised                             3,824          5         30          -             -           35
Change in net unrealized holding
  gains (losses), net of taxes,
    on investment securities available-for-sale                    -          -          -          -           761          761
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                                 1,431,240     $1,789     $4,369    $18,801        $  873      $25,832
--------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.


QNB Corp. and Subsidiary
---------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                        (in thousands)
------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                                          1997        1996        1995
------------------------------------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                                                                   $ 3,131     $ 2,801     $ 1,687
  Adjustments to reconcile net income to net cash provided by operating activities
    Provision for loan losses                                                                      400         400       1,010
    Depreciation and amortization                                                                  491         521         602
    Securities (gains) losses                                                                     (134)       (102)         79
    Net gain on sale of loans                                                                      (81)        (89)       (108)
    Loss (gain) on disposal of premises and equipment                                                1           -         (10)
    Writedowns, net of losses (gains) on sales of other real estate owned                           25         (67)        149
    Deferred income tax provision                                                                  (24)        (69)         21
    Change in income taxes payable                                                                 (10)       (183)        146
    Net (increase) decrease in accrued interest and dividends receivable                          (318)        254        (261)
    Net amortization of premiums and discounts                                                       4          48         115
    Net increase (decrease) in accrued interest payable                                             45         (28)        (42)
    Increase in other assets                                                                      (630)       (196)       (198)
    Increase in other liabilities                                                                  134         163         117
------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                                    3,034       3,453       3,307
------------------------------------------------------------------------------------------------------------------------------
Investing Activities
  Proceeds from maturities and calls of investment securities
    available-for-sale                                                                          11,506      16,170      13,026
    held-to-maturity                                                                             6,170       7,531       2,928
  Proceeds from sales of investment securities
    available-for-sale                                                                          13,919      18,526       8,888
  Purchase of investment securities
    available-for-sale                                                                         (47,310)    (32,233)    (24,501)
    held-to-maturity                                                                            (3,844)     (7,689)     (9,812)
  Net decrease (increase) in Federal funds sold                                                  4,458      (3,573)      5,493
  Proceeds from sales of student loans                                                           1,499       1,527       2,626
  Proceeds from sales of residential mortgages                                                   2,539       3,569       2,638
  Originations of residential mortgages held-for-sale                                           (1,052)     (3,069)     (3,859)
  Net increase in loans                                                                        (12,284)     (7,083)     (4,182)
  Net purchases of premises and equipment                                                         (200)       (343)       (222)
  Proceeds from the sale of other real estate owned                                                428       1,072       1,320
------------------------------------------------------------------------------------------------------------------------------
    Net cash used by investing activities                                                      (24,171)     (5,595)     (5,657)
------------------------------------------------------------------------------------------------------------------------------
Financing Activities
  Net increase in non-interest-bearing deposits                                                  6,659         151       3,692
  Net increase (decrease) in interest-bearing deposits                                          13,763       3,706      (1,701)
  Net increase (decrease) in short-term borrowings                                               1,667      (1,424)      2,562
  Cash dividends paid                                                                             (915)       (797)       (711)
  Proceeds from issuance of common stock                                                            78          15          31
------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by financing activities                                                   21,252       1,651       3,873
------------------------------------------------------------------------------------------------------------------------------
    Increase (decrease) in cash and cash equivalents                                               115        (491)      1,523
    Cash and cash equivalents at beginning of year                                              12,459      12,950      11,427
------------------------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents at end of year                                                   $12,574     $12,459     $12,950
------------------------------------------------------------------------------------------------------------------------------
Supplemental Cash Flow Disclosures
  Interest paid                                                                                $ 9,021     $ 8,441     $ 8,379
  Income taxes paid                                                                              1,280       1,250         370
  Non-Cash Transactions
    Transfer of loans to other real estate owned                                                   622       1,625         271
    Change in net unrealized holding gains (losses), net of taxes, on investment securities        761        (110)      2,075

     The accompanying notes are an integral part of the consolidated financial statements.

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Loans
--------------------------------------------------------------------------------
Loans are stated at the principal amount outstanding, net of deferred loan fees and costs. Interest income is accrued on the principal amount outstanding. Loan origination and commitment fees and related direct costs are deferred and amortized to income over the term of the respective loan and loan commitment period as a yield adjustment.

Loans held-for-sale primarily consist of residential mortgages and are carried at the lower of aggregate cost or market value. Gains and losses on residential mortgages held-for-sale are included in non-interest income.

Non-performing Assets
--------------------------------------------------------------------------------
Non-performing assets are comprised of non-accrual loans and other real estate owned. Non-accrual loans are those on which the accrual of interest has ceased. Commercial loans are placed on non-accrual status immediately if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more and collateral is insufficient to cover principal and interest. Interest accrued, but not collected at the date a loan is placed on non-accrual status, is reversed and charged against interest income. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest income, depending on management's assessment of ultimate collectibility of principal and interest. Loans are returned to an accrual status when the borrower's ability to make periodic principal and interest payments has returned to normal (i.e. - brought current with respect to principal or interest or restructured) and the paying capacity of the borrower and/or the underlying collateral is deemed sufficient to cover principal and interest. Consumer loans, including residential mortgage loans, are not automatically placed on non-accrual status when principal or interest payments are 90 days past due, but; in most instances, are charged-off when deemed uncollectible or after reaching 120 days past due.

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

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Allowance for Loan Losses
--------------------------------------------------------------------------------
The provision for loan losses charged to operating expense reflects the amount deemed appropriate by management to produce an adequate reserve to meet the present and foreseeable risk characteristics of the existing loan portfolio. Management's judgement is based on the evaluation of individual loans, past experience, the assessment of current economic conditions, and other relevant factors. Loan losses are charged directly against the allowance for loan losses and recoveries on previously charged-off loans are added to the allowance.

Significant estimates are made by management in determining the allowance for loan losses. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, results of internal loan reviews, borrowers' perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows, and other relevant factors. Since the allowance for loan losses is dependent, to a great extent, on conditions that may be beyond QNB's control, it is at least reasonably possible that management's estimates of the allowance for loan losses, and actual results could differ in the near term.

In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for loan losses. They may require additions to the allowance based upon their judgements about information available to them at the time of examination.

Accounting for impairment in the performance of a loan is required when it is probable that all amounts, including both principal and interest, will not be collected in accordance with the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Impairment criteria are applied to the loan portfolio exclusive of smaller homogeneous loans such as residential mortgage and consumer loans which are evaluated collectively for impairment.

Transfers and Servicing of Financial Assets
--------------------------------------------------------------------------------
In June 1996, SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," was issued. This statement is effective for transactions entered into after December 31, 1996 and is required to be applied prospectively. This statement superceded SFAS No. 122, "Accounting for Mortgage Servicing Rights," which was effective January 1, 1996.

This Statement specifies when financial assets and liabilities are to be removed from an entity's financial statements and specifies the accounting for servicing assets and liabilities. Under SFAS No. 125, an entity recognizes only assets it controls and liabilities it has incurred, derecognizes assets only when control has been surrendered, and derecognizes liabilities only when they have been paid, or the entity is legally released from being the primary obligor under the liability judicially or by the creditor. SFAS No. 125 requires that the selling entity continue to carry retained interests, including servicing assets, relating to assets it has derecognized. Such retained interests are recorded based on the relative fair values of the retained interests and derecognized assets at the date of transfer. Transfers not meeting the criteria for sale recognition are accounted for as a secured borrowing with a pledge of collateral.

SFAS No. 125 requires an entity to recognize its obligation to service financial assets that are retained in a transfer of assets in the form of a servicing asset or liability. The servicing asset or liability is to be amortized in proportion to and over the period of net servicing income or loss. Servicing assets and liabilities are to be assessed for impairment based on their fair value. The adoption of this statement did not have a material impact on QNB's financial position or results of operations.

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

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net Income Per Share
--------------------------------------------------------------------------------
In February 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 128 (SFAS No. 128), "Earnings per Share." SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options and is computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per share gives effect to all dilutive potential common shares that were outstanding during the period. All earnings per share amounts for all periods have been presented to conform to SFAS No. 128 requirements.

Other Accounting Pronouncements
--------------------------------------------------------------------------------
In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires the inclusion of comprehensive income, either in a separate statement, or as part of a combined statement of income and comprehensive income in a full set of general-purpose financial statements.

Comprehensive income is defined as the change in equity of a business entity during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. For QNB, the primary component of comprehensive income is the unrealized holding gains or losses on available-for-sale investment securities.

SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. This Statement requires the presentation of information already contained in QNB's financial statements and therefore is not expected to have an impact on QNB's financial position or results of operations.

In June 1997, the FASB also issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the reporting of information about operating segments by public business enterprises in their annual and interim reports issued to shareholders.

SFAS No. 131 requires that a public business enterprise report financial and descriptive information including profit or loss, certain revenue and expense items, and segment assets, about its reportable operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.

SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. This Statement is a disclosure requirement and therefore is not expected to have an effect on QNB's financial position or results of operations.

Statement of Cash Flows
--------------------------------------------------------------------------------
Cash and cash equivalents for purposes of this statement consist of cash and due from banks.


NOTE 2 - EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share (share and per share data not in thousands):

--------------------------------------------------------------------------------
                                              1997         1996         1995
--------------------------------------------------------------------------------

Numerator for basic
  and diluted earnings
  per share - net income                     $3,131       $2,801       $1,687
--------------------------------------------------------------------------------

Denominator for basic
  earnings per share - weighted
  average shares outstanding              1,427,981    1,424,112    1,421,378
Effect of dilutive securities -
  employee stock options                      5,962        9,067        5,342
--------------------------------------------------------------------------------

Denominator for diluted earnings
  per share - adjusted weighted
  average shares outstanding              1,433,943    1,433,179    1,426,720
--------------------------------------------------------------------------------

Earnings per share - basic                   $ 2.19       $ 1.97       $ 1.19
Earnings per share - diluted                 $ 2.18       $ 1.95       $ 1.18
--------------------------------------------------------------------------------


NOTE 3 - ACQUISITION

On October 30, 1997, QNB completed its purchase of certain assets and liabilities of the Quakertown office of First Lehigh Bank. Included in the purchase were approximately $6,800,000 of deposits. The transaction was accounted for using the purchase method of accounting. The premium on deposits will be amortized over a 10 year period.


NOTE 4 - CASH AND DUE FROM BANKS

Included in cash and due from banks are reserves in the form of deposits with the Federal Reserve Bank of $1,481,000 and $509,000 to satisfy federal regulatory requirements as of December 31, 1997 and 1996.

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - INVESTMENT SECURITIES

Available-For-Sale

The amortized cost and estimated fair values of investment securities available-for-sale at December 31, 1997 and 1996 were as follows:


--------------------------------------------------------------------------------------------------------------------------------
December 31,                                          1997                                              1996
                                                Gross      Gross                                  Gross      Gross
                                  Aggregate  unrealized  unrealized                 Aggregate  unrealized  unrealized
                                    fair      holding     holding    Amortized        fair       holding     holding   Amortized
                                    value      gains       losses       cost          value       gains      losses       cost
--------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury                      $ 9,633    $   99          -       $ 9,534        $ 9,555       $ 42       $ 13      $ 9,526
U.S. Government agencies            55,586       497        $42        55,131         39,422        149        197       39,470
State and municipal securities         511        21          -           490              -          -          -            -
Mortgage-backed securities           8,152        55         17         8,114          3,045          1         39        3,083
Equity and other debt securities     2,038       710          -         1,328            757        227          -          530
--------------------------------------------------------------------------------------------------------------------------------
Total investment securities
  available-for-sale               $75,920    $1,382        $59       $74,597        $52,779       $419       $249      $52,609
--------------------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated fair value of debt securities available-for-sale by contractual maturity at December 31, 1997 are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.
--------------------------------------------------------------------------------
                                                         Aggregate
                                                           fair       Amortized
December 31, 1997                                          value        cost
--------------------------------------------------------------------------------
Due in one year or less                                   $   999      $ 1,001
Due after one year through five years                      30,224       30,069
Due after five years through ten years                     34,047       33,645
Due after ten years                                           511          490
Mortgage-backed securities                                  8,152        8,114
--------------------------------------------------------------------------------
Total debt securities available-for-sale                  $73,933      $73,319
--------------------------------------------------------------------------------

Proceeds from sales of investment securities available-for-sale are as follows:

--------------------------------------------------------------------------------
                                                1997         1996         1995
--------------------------------------------------------------------------------
Proceeds                                      $13,919      $18,526       $8,888
Gross gains                                       181          122            1
Gross losses                                       47           20           88

Held-To-Maturity
The amortized cost and estimated fair values of investment securities held-to-maturity at December 31, 1997 and 1996 were as follows:


--------------------------------------------------------------------------------------------------------------------------------
December 31,                                          1997                                              1996
                                               Gross       Gross                                  Gross      Gross
                                            unrealized  unrealized   Aggregate                 unrealized  unrealized  Aggregate
                                  Amortized   holding     holding      fair          Amortized   holding     holding     fair
                                    cost      gains       losses       value           cost       gains      losses      value
--------------------------------------------------------------------------------------------------------------------------------
State and municipal securities     $10,136     $171         $ 1       $10,306        $10,563       $136       $ 16      $10,683
Mortgage-backed securities          30,186      193          50        30,329         32,058        129        188       31,999
Equity securities                       78        -           -            78             78          -          -           78
--------------------------------------------------------------------------------------------------------------------------------
Total investment securities
  held-to-maturity                 $40,400     $364         $51       $40,713        $42,699       $265       $204      $42,760
--------------------------------------------------------------------------------------------------------------------------------

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and estimated fair values of debt securities held-to-maturity by contractual maturity at December 31, 1997 are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties. Mortgage-backed securities are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.

--------------------------------------------------------------------------------
                                                                      Aggregate
                                                          Amortized     fair
December 31, 1997                                           cost        value
--------------------------------------------------------------------------------

Due in one year or less                                          -          -
Due after one year through five years                      $ 1,986    $ 2,023
Due after five years through ten years                       8,150      8,283
Due after ten years                                              -          -
Mortgage-backed securities                                  30,186     30,329
--------------------------------------------------------------------------------
Total debt securities held-to-maturity                    $ 40,322    $40,635
--------------------------------------------------------------------------------

There were no sales of investment securities classified as held-to-maturity during 1997, 1996 or 1995. At December 31, 1997 and 1996, investment securities totaling $36,510,000 and $34,381,000 were pledged as collateral for repurchase agreements, public deposits and other deposits as provided by law.


NOTE 6 - LOANS
--------------------------------------------------------------------------------
December 31,                                               1997         1996
--------------------------------------------------------------------------------
Commercial and industrial                               $  32,794     $ 22,973
Agricultural                                                2,845        2,828
Construction                                                  813        3,640
Real estate-commercial                                     58,783       57,589
Real estate-residential                                    67,621       66,203
Consumer                                                    5,312        6,477
--------------------------------------------------------------------------------
Total loans                                               168,168      159,710
Less unearned income                                          448          432
--------------------------------------------------------------------------------
Total loans, net of unearned income                      $167,720     $159,278
--------------------------------------------------------------------------------

Real estate commercial loans include all loans collateralized at least in part by commercial real estate. These loans may not be for the expressed purpose of conducting commercial real estate transactions.

Included in real estate residential loans at December 31, 1997 and 1996, are $481,000 and $103,000 of residential mortgage loans held-for-sale. Included in consumer loans at these same dates are $918,000 and $909,000 of student loans held-for-sale.

At December 31, 1997 and 1996, the recorded investment in loans for which impairment has been recognized totaled $1,123,000 and $2,604,000, respectively. The entire balance of loans defined as impaired as of December 31, 1997 required no valuation allowance while $1,288,000 of the loans identified as of December 31, 1996 required no valuation allowance. As of December 31, 1996 $1,316,000 of loans required a valuation allowance of approximately $408,000. Most of the loans identified as impaired are collateral-dependent. For the years ended December 31, 1997, 1996 and 1995, the average recorded investment in impaired loans was approximately $2,105,000, $4,288,000 and $3,676,000, respectively. QNB recognized $86,000, $50,000 and $220,000 of interest income on these loans in 1997, 1996 and 1995, respectively.

Included within the loan portfolio are loans on non-accrual status of $1,209,000 and $2,700,000 at December 31, 1997 and 1996, respectively. If interest had been accrued throughout the period, interest income for the years ended December 31, 1997, 1996 and 1995, would have increased approximately $154,000, $265,000 and $320,000, respectively. The amount of interest income on these loans that was included in net income in 1997, 1996 and 1995 was $7,000, $50,000 and $220,000,
respectively.

QNB generally lends in its trade area which is comprised of Quakertown and surrounding communities. To a large extent QNB makes loans collateralized at least in part by real estate. Its lending activities could be affected by changes in the general economy, the regional economy, or real estate values.


NOTE 7 - ALLOWANCE FOR LOAN LOSSES
Activity in the allowance for loan losses is shown below:

--------------------------------------------------------------------------------
December 31,                                        1997       1996      1995
--------------------------------------------------------------------------------
Balance at beginning of year                       $2,585     $2,384    $2,024
--------------------------------------------------------------------------------
Charge-offs                                          (344)      (259)     (703)
Recoveries                                             29         60        53
--------------------------------------------------------------------------------
Net charge-offs                                      (315)      (199)     (650)
Provision for loan losses                             400        400     1,010
--------------------------------------------------------------------------------
Balance at end of year                             $2,670     $2,585    $2,384
--------------------------------------------------------------------------------


NOTE 8 - PREMISES AND EQUIPMENT
Premises and equipment, stated at cost less accumulated depreciation and amortization, are summarized below:

--------------------------------------------------------------------------------
December 31,                                                   1997      1996
--------------------------------------------------------------------------------
Land and buildings                                          $ 4,844     $4,835
Furniture and equipment                                       4,835      4,658
Leasehold improvements                                          469        469
--------------------------------------------------------------------------------
Book value                                                   10,148      9,962
Accumulated depreciation
   and amortization                                          (6,082)    (5,604)
--------------------------------------------------------------------------------
Net book value                                              $ 4,066     $4,358
--------------------------------------------------------------------------------

Depreciation and amortization expense on premises and equipment amounted to $491,000, $521,000 and $602,000, for the years ended December 31, 1997, 1996 and
1995, respectively.

Rental expense on operating leases amounted to approximately $152,000, $131,000 and $133,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Most leases have options for renewal. Future minimum annual rental payments due on non-cancelable leases for each of the years 1998 through 2002 are approximately $112,000, $97,000, $71,000, $64,000 and $30,000, respectively.


NOTE 9 - TIME DEPOSITS

The aggregate amount of time deposits including deposits in denominations of $100,000 or more was $117,149,000 and $109,011,000 at December 31, 1997 and
1996, respectively. The scheduled maturities of time deposits as of December 31, 1997 for the years 1998 through 2002 and thereafter are approximately $74,426,000, $31,790,000, $6,755,000, $3,897,000, $258,000 and $23,000,
respectively.

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - SHORT-TERM BORROWINGS
--------------------------------------------------------------------------------
                                                Securities
                                                Sold under           Other
                                                Agreements         Short-term
December 31,                                  to Repurchase(a)    Borrowings(b)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1997
Balance                                           $ 9,742            $ 600
Maximum indebtedness at any month end              10,405              653
Daily average indebtedness outstanding              8,307              603
Average rate paid for the year                       3.36%            5.20%
Average rate on period-end borrowings                3.59             5.25
--------------------------------------------------------------------------------
1996
Balance                                           $ 8,156            $ 519
Maximum indebtedness at any month end              13,118              600
Daily average indebtedness outstanding              7,832              485
Average rate paid for the year                       3.01%            5.19%
Average rate on period-end borrowings                3.01             5.15
--------------------------------------------------------------------------------

(a) Securities sold under agreements to repurchase mature within 30 days. The repurchase agreements were collateralized by U.S. Treasury and U.S. Government agency securities with an amortized cost of $11,060,000 and $9,831,000 and a fair value of $11,151,000 and $9,821,000 at December 31, 1997 and 1996,
respectively.

(b) Other short-term borrowings include Treasury tax and loan notes and Federal Reserve borrowings.


NOTE 11 - INCOME TAXES
The components of the provision for income taxes are as follows:

--------------------------------------------------------------------------------
Year Ended December 31,                             1997       1996       1995
--------------------------------------------------------------------------------
Federal income taxes
  currently payable                                $1,277     $1,117      $515
Deferred income taxes                                 (24)       (69)       21
--------------------------------------------------------------------------------
Net provision                                      $1,253     $1,048      $536
--------------------------------------------------------------------------------

At December 31, 1997, 1996 and 1995, the tax effects of temporary differences that represent the significant portion of deferred tax assets and liabilities are as follows:

--------------------------------------------------------------------------------
Year Ended December 31,                             1997       1996       1995
--------------------------------------------------------------------------------
Deferred tax assets
   Allowance for loan losses                        $666       $637       $569
   Other real estate owned reserves                   35         21         22
   Deferred compensation                             142        143        149
   Deferred loan fees                                 32         40         20
   Other                                               5          -          6
--------------------------------------------------------------------------------
     Total deferred tax assets                       880        841        766

Deferred tax liabilities
   Net unrealized holding gains on
     investment securities
       available-for-sale                            450         58        114
   Other                                              66         51         45
--------------------------------------------------------------------------------
     Total deferred tax liabilities                  516        109        159
--------------------------------------------------------------------------------
   Net deferred tax asset                           $364       $732       $607
--------------------------------------------------------------------------------

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

A reconciliation between the statutory and effective tax rate for net income was as follows:

--------------------------------------------------------------------------------
Year Ended December 31,                                1997      1996     1995
--------------------------------------------------------------------------------
Provision at statutory rate                           $1,491    $1,309    $756
Tax-exempt interest income                              (276)     (270)   (229)
Other                                                     38         9       9
--------------------------------------------------------------------------------
Total provision                                       $1,253    $1,048    $536
--------------------------------------------------------------------------------


NOTE 12 - EMPLOYEE BENEFIT PLANS

QNB maintains a money purchase defined contribution plan which covers all employees who meet the age and service requirements. QNB makes contributions to the money purchase plan equivalent to 5 percent of total compensation (as defined by the plan). QNB contributed and expensed $191,633, $187,595 and $174,393 to this plan in 1997, 1996 and 1995, respectively. QNB also has a 401(k) profit sharing plan pursuant to the provisions of 401(k) of the Internal Revenue Code. The plan covers substantially all employees who meet the age and service requirements. The 401(k) plan provides for elective employee contributions up to 9 percent of compensation and a matching company contribution limited to 3 percent. QNB makes contributions to the profit sharing plan as directed by its Board of Directors. For 1997, 1996 and 1995, QNB contributed and expensed $114,000, $100,792 and $100,195 respectively, to the 401(k) profit sharing plan.

QNB's Employee Stock Purchase Plan (the "Plan") offers eligible employees an opportunity to purchase from the Corporation shares of QNB Corp. Common Stock at a 5 percent discount from the lesser of fair market value on the first or last day of each offering period (as defined by the plan). The Plan authorizes the issuance of 25,000 shares. The initial offering period of the Plan commenced on December 1, 1996 and no shares were issued during 1996. During 1997, 1,154 shares were issued at $29.69 per share. The Plan is considered compensatory as defined by SFAS No. 123, "Accounting for Stock-Based Compensation," and as such a charge to earnings of $2,000 was recorded for the difference between the purchase price and the fair value on the date of issue.


NOTE 13 - RELATED PARTY TRANSACTIONS

The following table presents activity in the amounts due from directors, principal officers, and their related interests. All of these transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Also, they did not involve a more than normal risk of collectibility or present any other unfavorable features.

--------------------------------------------------------------------------------
Balance, December 31, 1996                                             $ 3,355
New loans                                                               13,733
Repayments and other changes                                           (10,354)
--------------------------------------------------------------------------------

Balance, December 31, 1997                                             $ 6,734
--------------------------------------------------------------------------------

QNB allowed its directors to defer a portion of their compensation. The amount of deferred compensation accrued as of December 31, 1997 and 1996, was $419,000 and $422,000, respectively.

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - STOCK OPTION PLAN

QNB sponsors a Stock Option Plan (the "Plan") administered by a committee which consists of three or more members of QNB's Board of Directors. The Plan provides to key employees the granting of either (i) Non-Qualified Stock Options (NQSOs) or (ii) Incentive Stock Options (ISOs). The exercise price of an option is the fair market value of QNB's common stock at the date of grant. The plan authorizes the issuance of 82,000 shares. ISOs expire 5 years from the date of grant. Changes in total options outstanding during 1997, 1996 and 1995, were as follows:

--------------------------------------------------------------------------------
                                  Number      Exercise Price        Average
                                of Options      per Option       Exercise Price
--------------------------------------------------------------------------------
December 31, 1994                23,200       $16.50-$19.50         $17.96
     ISOs Exercised              (9,440)       16.50- 21.00          18.00
     ISOs Granted                 9,200               21.00          21.00
-------------------------------------------------------------------------------
December 31, 1995                22,960        16.88- 21.00          19.17
     ISOs Exercised              (3,410)       16.88- 17.63          16.89
     ISOs Granted                 9,200               29.50          29.50
-------------------------------------------------------------------------------
December 31, 1996                28,750        17.63- 29.50          22.75
     ISOs Exercised              (6,150)       17.63- 29.50          18.09
     ISOs Granted                10,000               32.00          32.00
-------------------------------------------------------------------------------
December 31, 1997                32,600       $19.50-$32.00         $26.46
-------------------------------------------------------------------------------

The following table summarizes information about stock options outstanding at December 31, 1997:
                                                Exercisable
--------------------------------------------------------------------------------
                                                                    Average
Exercise Price Range                 Options   Average Life(1)   Exercise Price
--------------------------------------------------------------------------------
  $19.50-$21.00                      13,500         1.60            $20.31
   29.50- 32.00                      19,100         3.59             30.81
--------------------------------------------------------------------------------
   Total                             32,600         2.76            $26.46
--------------------------------------------------------------------------------

(1) Average contractual life remaining in years

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

QNB applies APB No. 25 and related Interpretations in accounting for the Plan. The following table sets forth pro forma net income and earnings per share as if compensation expense was recognized for stock options in accordance with SFAS No. 123.

--------------------------------------------------------------------------------
                                                       Reported      Pro forma
--------------------------------------------------------------------------------
Net income
     1997                                               $3,131        $3,082
     1996                                                2,801         2,763
     1995                                                1,687         1,654
Basic earnings per share
     1997                                               $ 2.19        $ 2.16
     1996                                                 1.97          1.94
     1995                                                 1.19          1.16
Diluted earnings per share
     1997                                               $ 2.18        $ 2.15
     1996                                                 1.95          1.93
     1995                                                 1.18          1.16
--------------------------------------------------------------------------------
For purposes of computing pro forma results QNB estimated the fair value of stock options on the date of the grant using the Black-Scholes option pricing model. The model requires the use of numerous assumptions, many of which are highly subjective in nature. Therefore, the pro forma results are, of a necessity, estimates of results of operations as if compensation expense had been recognized for all stock-based compensation plans and are not indicative of the impact on future periods. The following assumptions were used in the option pricing model for purposes of estimating pro forma results.

--------------------------------------------------------------------------------
Year ended December 31,                                1997      1996     1995
--------------------------------------------------------------------------------
Risk free interest rate                                6.29%     5.32%    7.86%
Dividend yield                                         2.50      2.50     2.50
Volatility                                            20.00     20.00    20.00
Expected life                                         5 yrs.    5 yrs.   5 yrs.
--------------------------------------------------------------------------------

The weighted average fair value of options granted during 1997, 1996 and 1995 was $7.34, $6.19 and $5.50, respectively.


NOTE 15 - COMMITMENTS AND CONTINGENCIES

In the normal course of business there are various legal proceedings, commitments, and contingent liabilities which are not reflected in the financial statements. Management does not anticipate any material losses as a result of these transactions and activities. They include, among other things, commitments to extend credit and standby letters of credit. Outstanding standby letters of credit amounted to $2,196,000 and $1,583,000 and commitments to extend credit totaled $34,925,000 and $33,883,000 at December 31, 1997 and 1996, respectively. The maximum exposure to credit loss, which represents the possibility of sustaining a loss due to the failure of the other parties to a financial instrument to perform according to the terms of the contract, is represented by the contractual amount of these instruments. QNB uses the same lending standards and policies in making credit commitments as it does for on-balance sheet instruments. The activity is controlled through credit approvals, control limits, and monitoring procedures.

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

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

All entities are required to disclose estimated fair values for their financial instruments, whether or not recognized in the balance sheet. For QNB, as for most financial institutions, substantially all of its assets and liabilities are considered financial instruments.

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

The fair value of non-interest bearing demand deposits, NOW accounts, money market accounts and savings accounts is equal to the carrying amount because these deposits have no stated maturity. This approach to estimating fair value excludes the significant benefit that results from the low-cost funding provided by such deposit liabilities, as compared to alternative sources of funding. As a consequence, the amounts disclosed may distort the actual fair value of a banking organization that is a going concern.

The estimated fair values and carrying amounts are summarized as follows:


------------------------------------------------------------------------------------------------------------
December 31,                                                   1997                            1996
------------------------------------------------------------------------------------------------------------
                                                   Estimated        Carrying        Estimated       Carrying
                                                   Fair Value        Amount         Fair Value       Amount
------------------------------------------------------------------------------------------------------------
Financial Assets
  Cash and due from banks                           $ 12,574        $ 12,574         $ 12,459        $12,459
  Federal funds sold                                   2,022           2,022            6,480          6,480
  Investment securities available-for-sale            75,920          75,920           52,779         52,779
  Investment securities held-to-maturity              40,713          40,400           42,760         42,699
  Net loans                                          166,449         165,050          157,679        156,693
  Accrued interest receivable                          2,007           2,007            1,689          1,689

Financial Liabilities
  Deposits with no stated maturities                 150,017         150,017          137,733        137,733
  Deposits with stated maturities                    117,474         117,149          109,307        109,011
  Short-term borrowings                               10,339          10,342            8,673          8,675
  Accrued interest payable                             1,057           1,057            1,012          1,102

The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at December 31, 1997 and 1996.

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

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - PARENT COMPANY FINANCIAL INFORMATION

Condensed financial statements of QNB Corp. only:

Balance Sheets
--------------------------------------------------------------------------------
December 31,                                                 1997         1996
--------------------------------------------------------------------------------
Assets
Cash and due from banks                                    $   129      $     8
Investment securities available-for-sale                     1,975          694
Investment in subsidiary                                    24,000       22,155
Other assets                                                     -            5
--------------------------------------------------------------------------------
Total assets                                               $26,104      $22,862
--------------------------------------------------------------------------------
Liabilities
Other liabilities                                          $   272      $    87
Shareholders' equity
Common stock                                                 1,789        1,782
Surplus                                                      4,369        4,296
Retained earnings                                           18,801       16,585
Unrealized holding gains (losses),
     net of taxes, on investment
     securities available-for-sale                             873          112
--------------------------------------------------------------------------------
Total liabilities and shareholders' equity                 $26,104      $22,862
--------------------------------------------------------------------------------


Statements of Income
--------------------------------------------------------------------------------
Year Ended December 31,                             1997       1996       1995
--------------------------------------------------------------------------------
Dividends from subsidiary                          $1,664    $ 1,098     $  673
Interest and dividend income                           31         14         10
Securities gains                                      159         77          -
Other income                                            1          2          -
--------------------------------------------------------------------------------
   Total income                                     1,855      1,191        683

   Expenses                                           106         99         34
--------------------------------------------------------------------------------
Income before applicable income
   taxes and equity in undistributed
     income of subsidiary                           1,749      1,092        649
Income taxes (benefit)                                 22         (5)       (10)
--------------------------------------------------------------------------------
Income before equity in undistributed
   income of subsidiary                             1,727      1,097        659
Equity in undistributed
   income of subsidiary                             1,404      1,704      1,028
--------------------------------------------------------------------------------
   Net income                                      $3,131     $2,801     $1,687
--------------------------------------------------------------------------------



Statements of Cash Flows
----------------------------------------------------------------------------------------------------
Year Ended December 31,                                            1997          1996         1995
----------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                                      $3,131        $2,801       $1,687
Adjustments to reconcile net income to net cash
    provided by operating activities:
    Equity in undistributed income from subsidiary                (1,404)       (1,704)      (1,028)
    Securities gains                                                (159)          (77)           -
    Decrease (increase) in other assets                                5             5          (10)
    Increase in other liabilities                                     23             9            -
----------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                    1,596         1,034          649
----------------------------------------------------------------------------------------------------
Investing Activities
  Purchase of investment securities                               (1,126)         (404)           -
  Proceeds from sale of investment securities                        488           152            -
----------------------------------------------------------------------------------------------------
      Net cash used by investing activities                         (638)         (252)           -
----------------------------------------------------------------------------------------------------
Financing Activities
  Cash dividends paid                                               (915)         (797)        (711)
  Stock issue                                                         78            15           31
----------------------------------------------------------------------------------------------------
      Net cash used by financing activities                         (837)         (782)        (680)
----------------------------------------------------------------------------------------------------
      Increase (decrease) in cash and cash equivalents               121             -          (31)
      Cash and cash equivalents at beginning of year                   8             8           39
----------------------------------------------------------------------------------------------------
      Cash and cash equivalents at end of year                    $  129        $    8       $     8
----------------------------------------------------------------------------------------------------

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - REGULATORY RESTRICTIONS

Dividends payable by QNB Corp. and its bank subsidiary are subject to various limitations imposed by statutes, regulations and policies adopted by bank regulatory agencies. Under current regulations regarding dividend availability, the bank subsidiary may declare dividends in 1998 to the holding company totaling $3,108,000, plus additional amounts equal to the net profit earned by the bank subsidiary for the period from January 1, 1998, through the date of declaration, less dividends previously declared in 1998.

QNB is subject to regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate actions by regulators that could have an effect on the company's financial statements. Under the framework for prompt corrective action, the company must meet capital guidelines that involve quantitative measures of the company's assets, liabilities, and certain off-balance-sheet items. The company's capital amounts and classification are also subject to qualitative judgements by the regulators. Management believes, as of December 31, 1997, that the company meets all capital adequacy requirements to which it is subject.

As of the most recent notification, the Federal Reserve Bank and the Comptroller of the Currency considered the company to be "well capitalized" under the regulatory framework. There are no conditions or events since that notification that management believes have changed the company's category. To be categorized as well capitalized, the company must maintain minimum ratios set forth in the table. The company's actual capital amounts and ratios are presented below:



                                                                                  Capital Levels
---------------------------------------------------------------------------------------------------------------------------
                                                            Actual            Adequately Capitalized       Well Capitalized
                                                      ------------------      ----------------------       ----------------
As of December 31, 1997                                Amount     Ratio           Amount     Ratio         Amount     Ratio
---------------------------------------------------------------------------------------------------------------------------
Total risk-based capital (to risk weighted assets):(1)
  Consolidated                                        $26,725     14.74%         $14,500     8.00%         $18,125    10.00%
  Quakertown National Bank                             25,348     14.07           14,417     8.00           18,022    10.00
Tier I capital (to risk weighted assets):(1)
  Consolidated                                         24,454     13.49            7,250     4.00           10,875     6.00
  Quakertown National Bank                             23,090     12.81            7,209     4.00           10,813     6.00
Tier I capital (to average assets):(1)
  Consolidated                                         24,454      8.23           11,879     4.00           14,848     5.00
  Quakertown National Bank                             23,090      7.81           11,829     4.00           14,786     5.00
---------------------------------------------------------------------------------------------------------------------------

                                                                                  Capital Levels
---------------------------------------------------------------------------------------------------------------------------
                                                            Actual            Adequately Capitalized       Well Capitalized
                                                      ------------------      ----------------------       ----------------
As of December 31, 1996                                Amount     Ratio           Amount     Ratio         Amount     Ratio
---------------------------------------------------------------------------------------------------------------------------
Total risk-based capital (to risk weighted assets):(1)
  Consolidated                                        $24,823     14.40%         $13,788     8.00%         $17,235    10.00%
  Quakertown National Bank                             24,345     14.16           13,750     8.00           17,188    10.00
Tier I capital (to risk weighted assets):(1)
  Consolidated                                         22,663     13.15            6,894     4.00           10,341     6.00
  Quakertown National Bank                             22,191     12.91            6,875     4.00           10,313     6.00
Tier I capital (to average assets):(1)
  Consolidated                                         22,663      8.14           11,143     4.00           13,928     5.00
  Quakertown National Bank                             22,191      7.98           11,123     4.00           13,903     5.00
---------------------------------------------------------------------------------------------------------------------------

(1) As defined by the regulators

QNB Corp. and Subsidiary
--------------------------------------------------------------------------------
INDEPENDENT AUDITOR'S REPORT

{LOGO]

To the Board of Directors and Shareholders of QNB Corp:

We have audited the accompanying consolidated balance sheets of QNB Corp. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying consolidated financial statements of QNB Corp. and subsidiary for the year ended December 31, 1995 were audited by other auditors whose report thereon dated January 25, 1996, expressed an unqualified opinion on those statements.

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

In our opinion, the 1997 and 1996 consolidated financial statements referred to above present fairly, in all material respects, the financial position of QNB Corp. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
January 28, 1998

--------------------------------------------------------------------------------
CORPORATE INFORMATION

ANNUAL MEETING

The Annual Meeting of Shareholders of QNB Corp. will be held at the offices of The Quakertown National Bank, 320 West Broad Street, Quakertown, PA on May 5, 1998, at 11:00 a.m.

MARKET MAKERS

As of December 31, 1997, the following firms made a market in QNB Corp. common stock:

Legg Mason Wood Walker, Inc.        Ryan, Beck & Company
Allentown, PA 18105                 Shrewsbury, NJ 07702

Wheat First Union
Quakertown, PA 18951

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

The following table sets forth representative high and low bid and ask stock prices for QNB Corp. common stock on a quarterly basis during 1997 and 1996:

--------------------------------------------------------------------------------
                                High                     Low              Cash
                           ----------------       -----------------     Dividend
                           Bid       Ask           Bid       Ask       Per Share
--------------------------------------------------------------------------------
1997
First Quarter             $32       $33           $31        $32         $.16
Second Quarter             31-1/4    33-1/4        31         32          .16
Third Quarter              32        33-3/4        31-1/4     33          .16
Fourth Quarter             32        34            29-1/2     33          .16

1996
First Quarter             $35       $36-1/2       $29-1/8    $30-1/2     $.14
Second Quarter             32-1/4    33-1/2        32-1/4     33-1/2      .14
Third Quarter              32-1/4    33-1/4        32-1/4     33          .14
Fourth Quarter             32-1/2    33-5/8        32-1/4     33          .14
--------------------------------------------------------------------------------

DIRECT DEPOSIT OF DIVIDENDS

Shareholders of record may elect to have dividends deposited directly to a checking or savings account at their financial institution. For additional information about Direct Deposit of Dividends, please write to: Tara E. Zuck, QNB Corp., P.O. Box 9005, Quakertown, PA 18951-9005.