Form 10-K, Exhibit 13
period 1998-12-31
QNB CORP
filed 1999-03-30
CIK 750558

QNB Corp. and Subsidiary

FINANCIAL HIGHLIGHTS

                                                                     (in thousands, except per share data)
--------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                    1998         1997         1996         1995        1994
--------------------------------------------------------------------------------------------------------------------

Financial Performance
Net interest income ................................    $ 12,621     $ 12,056     $ 11,403     $ 11,379     $ 11,406
Provision for loan losses ..........................         400          400          400        1,010          600
Non-interest income ................................       2,247        1,995        1,850        1,393        1,598
Non-interest expense ...............................       9,748        9,267        9,004        9,539        9,719
Net income .........................................       3,448        3,131        2,801        1,687        2,004

Per Share Data
Net income - basic .................................        2.41         2.19         1.97         1.19         1.41
Net income - diluted ...............................        2.39         2.18         1.95         1.18         1.41
Book value .........................................       19.77        18.05        15.97        14.66        12.53
Cash dividends .....................................         .72          .64          .56          .50          .50

Selected Average Balances
Total assets .......................................    $310,492     $288,698     $274,533     $269,833     $259,344
Total earning assets ...............................     292,000      272,226      258,308      253,503      241,478
Investment securities ..............................     116,241      107,087       98,376       96,042       84,027
Loans, net of unearned income ......................     169,800      161,096      155,175      151,839      151,726
Deposits ...........................................     271,690      253,366      242,082      239,513      232,705
Shareholders' equity ...............................      26,323       23,886       21,653       19,933       18,980

Balance Sheet Data
Total assets .......................................    $324,672     $305,772     $280,447     $276,049     $268,260
Investment securities available-for-sale ...........      70,088       75,920       52,779       55,380       49,838
Investment securities held-to-maturity .............      50,065       40,400       42,699       42,515       35,636
Loans, net of unearned income ......................     176,443      167,720      159,278      155,957      153,993
Deposits ...........................................     279,223      267,166      246,744      242,887      240,896
Shareholders' equity ...............................      28,338       25,832       22,775       20,866       17,784

Selected Ratios
Return on average assets ...........................        1.11%        1.08%        1.02%         .63%         .77%
Return on average shareholders' equity .............       13.10        13.11        12.94         8.46        10.56
Net interest margin ................................        4.51         4.60         4.58         4.64         4.89
Average shareholders' equity to average total assets        8.48         8.27         7.89         7.39         7.32


                                   [GRAPHIC]

In the printed version, there appears a bar graph, depicting the following plot points:

Net Income Per Share - Diluted

1994   $1.41
1995   $1.18
1996   $1.95
1997   $2.18
1998   $2.39


                                   [GRAPHIC]

In the printed version, there appears a bar graph, depicting the following plot points:
Book Value Per Share

1994   $12.53
1995   $14.66
1996   $15.97
1997   $18.05
1998   $19.77


                                  [GRAPHIC]

In the printed version, there appears a bar graph, depicting the following plot points:
Average Shareholders' Equity to Average Total Assets

1994   7.32%
1995   7.39%
1996   7.89%
1997   8.27%
1998   8.48%

                                                        QNB CORP. AND SUBSIDIARY

PRESIDENT'S MESSAGE

It was a year of tremendous achievement for QNB Corp. and its subsidiary, The Quakertown National Bank. Highlights included record financial performance and a strategic commitment to technology.

As stated in the previous report, it was our goal to increase net income by at least 10% over the 1997 level. I am pleased to report that we reached our goal. Net income of $3,448,000 represents an increase of 10.1% over the $3,131,000 reported in 1997. This converts to a return on average assets and return on average equity of 1.11% and 13.10% respectively. As a result, your dividend was increased by 12.5% to $.72 per share. I am also pleased to inform you that our financial performance was reflected in the enhanced value of your shares. The year end bid price as quoted by Ryan, Beck and Co. was $37 compared to $32 a year ago, an increase of 15.6%. The price equates to 15.5 times diluted earnings per share and 1.9 times the book value of a share. We also experienced a growth rate of 7.5% while remaining a well capitalized institution.

There were several reasons for our financial success. These included: increased net interest income, gains on the sale of residential mortgages and improvements in asset quality. Our growth can be attributed, in large part, to the ongoing consolidation trend among financial services companies. We continue to benefit from the fallout from mergers involving larger institutions. Small businesses and consumers who value personal service along with an excellent menu of products and services have chosen our institution as their principal financial services provider.

During 1998 we intensified our commitment to technology. We are acutely aware of the strategic importance of being in a position to operate as efficiently as possible and being able to provide cutting edge products and services being demanded by our current customers and prospective customers. During the year we installed a new telephone system, a wide area network and an interactive web site. We also decided to install a check imaging system which will become fully operational in early 1999. Each of these improvements is highlighted in the pages which follow. I encourage you to take the time to read about them.

Another major technological issue facing all of us today is the "Year 2000" computer bug. Many computer systems process transactions based on two digits representing the year of the transaction. Some systems may not recognize "00" as the year 2000 and as a result, may malfunction. I can assure you we have addressed the Year 2000 as one of our highest corporate priorities. We have been working on identifying and correcting those affected systems since January 1997. We are in the final stages of testing and intend to be ready for the Year 2000 by June 30, 1999.

The year was marked by another very significant event; the retirement of Philip
D. Miller as a Director Emeritus of the Bank and the Corporation. Mr. Miller's illustrious career with the organization spanned over thirty years. He was the chief executive officer of the bank from 1966 to 1988. He retained the title of Chairman of the Board until his retirement. I would personally like to thank him for his advice, counsel and friendship during the years we worked together. On behalf of the Board of Directors and all of the employees, we wish him health and happiness in retirement.

President's Photo appears in the printed copy

We look forward to 1999 with optimism and will continue to seek opportunities to add products and services which we believe will add value to the franchise.

As always, none of the achievements of the company would be possible without our skilled and dedicated employee base. I sincerely thank them and you, the shareholder, for your ongoing support. We are dedicated to the principles of community banking and to remaining a strong, profitable and independent financial institution.


/s/ Thomas J. Bisko
Thomas J. Bisko
President & CEO

                                                        QNB CORP. AND SUBSIDIARY

                      THIS PAGE WILL CONTAIN MARKETING COPY

                                                        QNB CORP. AND SUBSIDIARY


                      THIS PAGE WILL CONTAIN MARKETING COPY

                                                        QNB CORP. AND SUBSIDIARY


                      THIS PAGE WILL CONTAIN MARKETING COPY

                                                        QNB CORP. AND SUBSIDIARY


                      THIS PAGE WILL CONTAIN MARKETING COPY

                                                        QNB CORP. AND SUBSIDIARY


Management's Discussion and Analysis                                      7
Consolidated Balance Sheets                                              29
Consolidated Statements of Income                                        30
Consolidated Statements of Shareholders' Equity                          31
Consolidated Statements of Cash Flows                                    32
Notes to Consolidated Financial Statements                               33
Independent Auditor's Report                                             44
Corporate Information                                                    44
Directors, Officers & Office Locations                                   45


MANAGEMENT'S DISCUSSION AND ANALYSIS

Average Balances, Rates, and Interest Income and Expense Summary (TAX-EQUIVALENT BASIS)
                                                   1998                             1997                             1996
------------------------------------------------------------------------------------------------------------------------------------
                                        Average Average                  Average Average                 Average  Average
                                        Balance    Rate   Interest       Balance    Rate   Interest      Balance     Rate   Interest
------------------------------------------------------------------------------------------------------------------------------------

Assets
Interest-bearing balances............$       87     4.83%  $     4     $      40     3.70%  $     2     $     26     2.35%   $     1
Federal funds sold...................     5,872     5.34       314         4,003     5.50       220        4,731     5.31        252
Investment securities available-for-sale:
   Taxable...........................    71,040     6.51     4,624        64,272     6.52     4,190       54,810     6.28      3,449
   Tax-exempt........................       491     8.21        40           404     8.17        33            -        -          -
Investment securities held-to-maturity:
   Taxable...........................    31,778     6.44     2,048        31,862     6.39     2,038       33,035     6.46      2,140
   Tax-exempt........................    12,932     7.17       926        10,549     7.33       773       10,531     7.30        771
------------------------------------------------------------------------------------------------------------------------------------
     Total investment securities.....   116,241     6.57     7,638       107,087     6.57     7,034       98,376     6.45      6,360
Loans, net of unearned income........   169,800     8.71    14,796       161,096     8.90    14,342      155,175     8.79     13,671
------------------------------------------------------------------------------------------------------------------------------------
     Total earning assets............   292,000     7.79    22,752       272,226     7.93    21,598      258,308     7.83     20,284

Cash and due from banks..............    10,395                            9,584                           9,011
Allowance for loan losses............    (2,861)                          (2,673)                         (2,499)
Other assets.........................    10,958                            9,561                           9,713
------------------------------------------------------------------------------------------------------------------------------------
     Total assets....................$  310,492     7.33%              $ 288,698     7.48%              $274,533     7.37%
------------------------------------------------------------------------------------------------------------------------------------

Liabilities and
Shareholders' Equity
Interest-bearing deposits
Interest-bearing demand accounts.....$   41,988     1.37%      576     $  40,262     1.75%      706     $ 38,936     1.81%       707
Money market deposit accounts........    32,981     2.79       921        33,218     2.86       951       36,301     2.78      1,011
Savings accounts.....................    37,216     2.12       789        35,215     2.17       765       34,932     2.20        772
Time deposits........................   106,324     5.48     5,824        97,944     5.48     5,365       89,208     5.36      4,799
Time deposits of $100,000 or more....    19,502     5.73     1,117        16,502     5.86       968       14,633     5.88        863
------------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits.   238,011     3.88     9,227       223,141     3.92     8,755      214,010     3.80      8,152
Short-term borrowings................     9,468     3.66       347         8,911     3.48       311        8,317     3.13        261
------------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities 247,479     3.87     9,574       232,052     3.91     9,066      222,327     3.77      8,413
------------------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits........    33,679                           30,225                          28,072
Other liabilities....................     3,011                            2,535                           2,481
Shareholders' equity.................    26,323                           23,886                          21,653
------------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and
       shareholders' equity..........$  310,492     3.08%              $ 288,698     3.14%              $274,533     3.06%
------------------------------------------------------------------------------------------------------------------------------------
Net interest rate spread.............               3.92%                            4.02%                           4.06%
------------------------------------------------------------------------------------------------------------------------------------
Margin/net interest income...........               4.51%  $13,178                   4.60%  $12,532                  4.58%   $11,871
------------------------------------------------------------------------------------------------------------------------------------


Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the marginal Federal corporate tax rate of 34 percent.
Non-accrual loans are included in earning assets.

                                                        QNB CORP. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

CONSOLIDATED FINANCIAL REVIEW
The intent of this section is to provide the reader with a better understanding of the consolidated results of operations and financial condition of QNB Corp. and its wholly owned subsidiary, The Quakertown National Bank, for the years 1998, 1997 and 1996. The results of operations and financial condition discussed herein are presented on a consolidated basis and the consolidated entity is referred to herein as "QNB." QNB's consolidated financial condition and results of operations consist almost entirely of The Quakertown National Bank's financial condition and results of operations. This section should be read in conjunction with the financial statements and notes beginning on page 29. Current performance may not be indicative of future performance. Tabular information is presented in thousands, except share data.

QNB Corp. (the "Corporation") is a bank holding company headquartered in Quakertown, Pennsylvania, which provides a full range of commercial and retail banking services through its banking subsidiary, The Quakertown National Bank (the "Bank"), a 121 year old community bank with locations in Upper Bucks, Northern Montgomery and Southern Lehigh Counties.

In addition to historical information, this management discussion and analysis contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Corporation undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q to be filed by the Corporation in 1999, and any Current Reports on Form 8-K filed by the Corporation.

RESULTS OF OPERATIONS
QNB's performance for 1998 was highlighted by the third consecutive year of record earnings, strong asset and deposit growth, continued improvement in asset quality and appreciation in the stock price. QNB's earnings for 1998 were $3,448,000, a 10.1 percent increase from the $3,131,000 reported in 1997. This represents basic earnings per share of $2.41 for 1998, compared to $2.19 for 1997. On a diluted basis, earnings per share was $2.39 and $2.18 for 1998 and 1997, respectively. The results for 1998 reflect higher net interest income achieved through growth in earning assets. A 12.6 percent increase in non-interest income, primarily gains on the sale of residential mortgages, also positively contributed to the results. Despite a 5.2 percent increase in non-interest expense in 1998, QNB's overhead efficiency ratio, which represents non-interest expense divided by net operating revenue on a tax equivalent basis, continues to improve. Net income for 1996 was $2,801,000 or $1.97 per share basic and $1.95 per share on a diluted basis.

Two important measures of profitability in the banking industry are an institution's return on average assets and return on average shareholders' equity. Return on average assets and return on average shareholders' equity were
1.11 percent and 13.10 percent, respectively, in 1998 compared with 1.08 percent and 13.11 percent in 1997 and 1.02 percent and 12.94 percent in 1996.

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

For purposes of this discussion, interest income and the average yield earned on loans and investment securities is adjusted to a tax-equivalent basis as detailed in the Average Balances, Rates, and Interest Income and Expense Summary that appears on page 7. This provides a basis for comparison of tax-exempt loans and investments with taxable loans and investments by giving effect to interest earned on tax-exempt loans and investments by an amount equivalent to the Federal income taxes which would have been paid if the interest earned on those assets were taxable at the statutory tax rate of 34 percent.

The net interest rate spread is the difference between average rates received on earning assets and average rates paid on interest-bearing liabilities, while the net interest rate margin includes interest-free sources of funds.

On a fully tax-equivalent basis, net interest income for 1998 increased $646,000 or 5.2 percent to $13,178,000. A 7.3 percent increase in average earning assets offset a decrease in the net interest margin. The net interest margin declined by nine basis points, while the net interest rate spread declined by ten basis points. The net interest rate spread decreased to 3.92 percent in 1998 from 4.02 percent in 1997, while the net interest rate margin decreased to 4.51 percent in 1998 from 4.60 percent in 1997. The impact of rates paid on interest-bearing liabilities declining to a lesser degree than the rates earned on assets, especially loans, was reduced by an 11.4 percent increase in non-interest-bearing deposits.

It is necessary to review the changes in market interest rates during 1998 and 1997 to understand the impact of interest rates on interest income. Market interest rates, as represented by the U.S. Treasury yield curve, declined dramatically during 1998 as signs of a global economic crisis created a flight to quality in the U.S. Treasury market. Adding fuel to this decline was an environment of low inflation in the U.S. economy. In response to these events the Federal Reserve Bank lowered the Federal funds rate three times and 75 basis points between the end of September and the middle of November, from 5.50 percent to 4.75 percent. As rates declined during the year, the yield curve continued to flatten and even became inverted in the short-end. For example, at the end of June, 1998, the spread between the two-year Treasury bond and the 30-year Treasury bond was only 15 basis points, and the rate on the two-year bond was higher than the five and ten year bond. At the end of September, the 30-year bond was at 4.97 percent before finishing the year at 5.09 percent. One result of the decline in rates and the flattening of the yield curve was the widening of the spread on other investment securities, especially mortgage-backed securities. The yield on these securities did not decline to nearly the degree that Treasury securities declined. In response, QNB increased its purchase of mortgage-backed securities.

Market interest rates were volatile during 1997 as expectations regarding interest rates changed. The yield on the 30-year Treasury bond began 1997 at
6.64 percent and rose during much of the spring, reaching 7.17 percent in early

                                                        QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

April on concern that the Federal Reserve would raise interest rates repeatedly during the year to combat inflation caused by the economy's strong growth and low unemployment rate. In fact, the Federal Reserve only raised rates once at the end of March, increasing the Federal funds rate 25 basis points to 5.50 percent, taking back the decrease of January 1996. At the same time the prime rate increased 25 basis points to 8.50 percent. The interest rate levels achieved in April 1997 were as high as they would go for the year, as future inflation reports showed that despite the economy's strength and the tight labor market, inflation was falling. The result was declining interest rates and a flattening of the yield curve. The 30-year Treasury bond ended the year at 5.92 percent, only a 27 basis point spread from the two-year Treasury bond which finished the year at 5.65 percent. This spread was 76 basis points at the end of 1996 when the yield on the two-year bond was 5.88 percent.

Total interest income increased $1,154,000 in 1998 to $22,752,000. The Rate-Volume Analysis table below highlights the impact of changing rates and volumes on total interest income and interest expense. Growth in earning assets contributed $1,498,000 to the increase in interest income, with higher securities volume accounting for $617,000 of the increase and higher loan volume accounting for $775,000 of the increase. Average investments increased $9,154,000 or 8.5 percent, while average loans increased $8,704,000 or 5.4 percent.

Declining interest rates had a negative impact on interest income and the yield on earning assets, particularly loans. The decline in interest income resulting from lower yields on earning assets was $344,000 during 1998. The yield on earning assets decreased 14 basis points to 7.79 percent with the average rate on Federal funds sold and loans declining 16 basis points and 19 basis points, respectively, during 1998. The decline in the average yield on Federal funds sold is a direct result of the action taken by the Federal Reserve Bank in reducing the Federal funds rate. The yield on loans declined from 8.90 percent in 1997 to 8.71 percent in 1998, partially as a result of falling market interest rates. The prime rate dropped 75 basis points during the course of 1998, with the average prime rate for the year declining 8 basis points from
8.44 percent for 1997 to 8.36 percent in 1998. QNB's yield on its loan portfolio did not decrease proportionately, since only approximately 20 percent of the portfolio re-prices immediately with changes in the prime rate. Another factor in the decline in the yield on loans was the reduction in rates for existing commercial loan customers. The extreme competition for loans is causing the pricing of loans to decline significantly. Another result of the lower interest rate environment is the continuing trend for customers to select fixed rate rather than variable rate loans, both in the residential mortgage and commercial loan sectors.

The yield on the total investment portfolio was 6.57 percent for both 1998 and 1997. QNB was able to maintain the yield on the investment portfolio for the year despite falling interest rates. The sale of approximately $9,000,000 in securities with a weighted average yield of 5.80 percent at the end of 1997 and the beginning of 1998 assisted in the maintenance of the yield. These funds were reinvested in higher yielding securities with slightly longer maturities. Also helping to maintain the yield on the portfolio was the increase in the percentage of mortgage-backed securities and tax-exempt municipal securities in the portfolio. These types of securities tend to have higher yields. The yields

Rate-Volume Analysis of Changes in Net Interest Income (Tax-Equivalent Basis)
------------------------------------------------------------------------------------------------------------------------------------
                                                             1998 vs. 1997                           1997 vs. 1996
------------------------------------------------------------------------------------------------------------------------------------
                                                   Change due to            Total           Change due to                Total
                                                 Volume        Rate         Change        Volume        Rate             Change
------------------------------------------------------------------------------------------------------------------------------------
Interest income:
Interest-bearing balances ...............      $     2          --         $     2          --         $     1          $     1
Federal funds sold ......................          104       $   (10)           94       $   (40)            8              (32)
Investment securities available-for-sale:
       Taxable ..........................          441            (7)          434           587           154              741
       Tax-exempt .......................            7          --               7            33          --                 33
Investment securities held-to-maturity:
       Taxable ..........................           (5)           15            10           (80)          (22)            (102)
       Tax-exempt .......................          174           (21)          153          --               2                2
Loans ...................................          775          (321)          454           491           180              671
------------------------------------------------------------------------------------------------------------------------------------
         Total interest income ..........        1,498          (344)        1,154           991           323            1,314
------------------------------------------------------------------------------------------------------------------------------------
Interest expense:
Interest-bearing demand accounts ........           30          (160)         (130)           23           (24)              (1)
Money market accounts ...................           (7)          (23)          (30)          (88)           28              (60)
Savings .................................           44           (20)           24             5           (12)              (7)
Time ....................................          459          --             459           458           108              566
Time over $100,000 ......................          176           (27)          149           108            (3)             105
Short-term borrowings ...................           19            17            36            19            31               50
------------------------------------------------------------------------------------------------------------------------------------
         Total interest expense .........          721          (213)          508           525           128              653
------------------------------------------------------------------------------------------------------------------------------------
Net interest income .....................      $   777       $  (131)      $   646       $   466       $   195          $   661
------------------------------------------------------------------------------------------------------------------------------------


Variances which were not specifically attributed to volume or rate were allocated proportionately between volume and rate. Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the marginal Federal corporate tax rate of 34 percent. Non-performing assets are treated as a change due to rate.

                                                        QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

NET INTEREST INCOME (CONTINUED)
on these types of securities also did not decline to the same magnitude as Treasury securities during the year. The yield on the portfolio did decline throughout the year as the lower interest rate environment increased the prepayments on mortgage-backed securities and callable agency securities. The reinvestment of these proceeds has been at lower rates. QNB expects the yield on the portfolio to decline during 1999 as it anticipates that approximately $50,000,000 in investments currently yielding an average of 6.49 percent will mature or prepay and will be reinvested at lower rates.

Non-accrual loans of $506,000 in 1998 and $1,209,000 in 1997 resulted in the non-recognition of $70,000 and $154,000 in interest income for the respective periods. Non-accrual loans are included in the impact of rate changes.

Total interest expense increased $508,000 or 5.6 percent in 1998 to $9,574,000. A 6.6 percent increase in average interest-bearing liabilities resulted in an increase in interest expense of $721,000. This increase was primarily in the area of time deposits with average balances increasing by 9.9 percent and interest expense increasing by $635,000. A 4.3 percent increase in interest-bearing demand accounts and a 5.7 percent increase in average savings accounts contributed approximately $30,000 and $44,000 to the increase in interest expense.

Despite dramatically falling market interest rates as indicated by the Treasury yield curve, the rates paid on deposits and short-term borrowings did not decline to the same degree as rates on earning assets. This is a function of the strong competition among financial institutions for funding sources. The rate paid on total interest-bearing liabilities decreased to 3.87 percent in 1998 from 3.91 percent in 1997. The impact of changing interest rates resulted in interest expense declining by approximately $213,000 during 1998. The majority of this decline was in interest-bearing demand accounts which accounted for $160,000 of the savings. QNB was able to reduce the rate on these accounts as they are deemed to be relatively insensitive to changing interest rates. The average rate paid on interest-bearing demand accounts decreased from 1.75 percent in 1997 to 1.37 percent in 1998. The competition for funds is evidenced by the inability to reduce interest rates on certificates of deposit and short-term borrowings. The yield on time deposits less than $100,000 remained stable at 5.48 percent while the yield on short-term borrowings, primarily cash management accounts, actually increased from 3.48 percent in 1997 to 3.66 percent in 1998. During the third quarter of 1997, QNB changed the rate structure on money market accounts and cash management accounts to a tiered structure that pays a higher rate of interest on higher balances. The largest impact was on the cash management account, which was increased significantly to compete with brokerage accounts and mutual fund money market products.

When comparing 1997 to 1996, net interest income on a fully tax-equivalent basis increased $661,000 or 5.6 percent to $12,532,000. A 5.4 percent increase in average earning assets in conjunction with a slight increase in the net interest margin account for the growth in net interest income. While the net interest margin increased by two basis points, the net interest rate spread declined by four basis points. The net interest rate spread decreased to 4.02 percent in 1997 from 4.06 percent in 1996 while the net interest rate margin increased to
4.60 percent in 1997 from 4.58 percent in 1996. The impact of rates paid on interest-bearing liabilities increasing to a greater degree than the rates earned on assets was reduced by a 7.7 percent increase in non-interest-bearing deposits.

Total interest income increased $1,314,000 in 1997 to $21,598,000. Growth in earning assets contributed $991,000 to the increase in interest income, with higher securities volume accounting for $540,000 of the increase and higher loan volume accounting for $491,000 of the increase. Average investments increased $8,711,000 or 8.9 percent, while average loans increased $5,921,000 or 3.8 percent. Higher interest rates contributed $323,000 to the increase in interest income. The yield on earning assets increased 10 basis points to 7.93 percent with the average rates on investment securities and loans increasing 12 basis points and 11 basis points, respectively, during 1997. The increase in the yield on investment securities occurred primarily in the available-for-sale portfolio. The yield on this portfolio increased 25 basis points to 6.53 percent. The purchase of approximately $500,000 of 15 year municipal securities and some five to ten year callable agency bonds with two to three years of call protection contributed to the increase in yield. Many of these bonds were purchased in the first half of the year when interest rates were higher and had yields over 7.00 percent. A slight lengthening of the available-for-sale portfolio also occurred as a result of these purchases. The yield on the taxable portion of the held-to-maturity portfolio decreased by approximately seven basis points resulting from maturities and pay-downs on some higher yielding mortgage-backed securities.

The 11 basis point increase in the yield on loans can be attributed in part to the increase in the prime rate. The average prime rate for 1997 was 8.44 percent, an increase of 17 basis points from the average prime rate for 1996.




                                    [GRAPHIC]

In the printed version, there appears a bar graph, depicting the following plot points:

NET INTEREST INCOME
 (tax equivalent, in thousands)

1994   $11,807
1995   $11,772
1996   $11,871
1997   $12,532
1998   $13,178


Total interest expense in 1997 increased $653,000 or 7.8 percent to $9,066,000. A 4.4 percent increase in average interest-bearing liabilities resulted in an increase in interest expense of $525,000. This increase was primarily in the area of time deposits with average balances increasing by 10.2 percent and interest expense increasing by $566,000. An 8.5 percent decline in average money market account balances caused interest expense on money market accounts to decline by approximately $88,000 during 1997.

                                                        QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

The impact of changing interest rates accounted for approximately a $128,000 increase in interest expense. The rate paid on total interest-bearing liabilities increased to 3.91 percent in 1997 from 3.77 percent in 1996. The increase in the rate paid on interest-bearing liabilities was the result of higher rates on time deposits and a change in rate structure on money market accounts and cash management accounts, described previously. During the first quarter of 1997, QNB introduced a 30-month certificate of deposit that enables the holder to increase the interest rate twice during the term of the certificate, should rates offered on the 30-month time deposits increase. As a result of this promotion, QNB experienced a small shift of funds from lower yielding non-maturity deposits to higher yielding time deposits. The rate on time deposit accounts increased to 5.53 percent in 1997 from 5.44 percent in 1996, while the rate paid on short-term borrowings increased to 3.48 percent from 3.13 percent during the same time period. While Treasury rates declined during the second half of 1997, rates on certificates of deposit remained stable as the competition for funding sources remained fierce.

As a result of lower yields on earning assets, particularly investment securities and loans, Management expects the net interest margin to decline slightly during 1999. As mentioned previously, approximately $50,000,000 of investment securities may re-price at lower interest rates during 1999. In addition, the impact from the drop in the prime rate in the latter part of 1998, as well as the impact from the reduction in rates for existing commercial loan customers, will create more downward pressure on the total yield on loans. If QNB can achieve its primary goals of loan growth and an increase in the loan-to-deposit ratio, the impact on interest income and the net interest margin of lower rates may be lessened, as QNB can generally yield more on its loans than on its investment securities. On the deposit side, management anticipates that rates will remain near current levels as the competition for funding sources remains strong.

PROVISION FOR LOAN LOSSES
The provision for loan losses represents management's determination of the amount necessary to be charged to operations to bring the allowance for loan losses to a level considered adequate in relation to the risk of possible losses in the loan portfolio. Actual loan losses, net of recoveries, serve to reduce the allowance. The provision for loan losses was $400,000 for each of the three years ending December 31, 1998, 1997 and 1996. QNB had been able to maintain the provision at this amount as a result of negligible charge-offs, low levels of delinquency and continued improvement in asset quality. Net charge-offs amounted to $119,000 during 1998 compared to $315,000 in 1997 and $199,000 in 1996. This amounts to .07 percent, .20 percent and .13 percent of average loans during the corresponding three years.

NON-INTEREST INCOME
QNB, through its core banking business, generates various fees and service charges. Total non-interest income is composed of service charges on deposit accounts, mortgage servicing fees, gains on the sale of investment securities, gains on the sale of residential mortgage loans and student loans, and other miscellaneous fee income. QNB reviews all service charges and fee schedules related to its products and services on an annual basis. QNB has not materially changed these schedules during 1998, 1997 or 1996. QNB prices its products and services competitively. The continual development of new products and services should help generate additional non-interest income. Total non-interest income was $2,247,000 in 1998 compared to $1,995,000 in 1997, an increase of 12.6 percent. This followed an increase of 7.8 percent from the $1,850,000 recorded in 1996.

Fees for services to customers, the largest component of total non-interest income, are primarily comprised of service charges on deposit accounts. These fees increased $12,000 or 1.1 percent during 1998 to $1,088,000. This increase is primarily related to the collection of fees on check orders. During the third quarter of 1998, QNB restructured some of the features of its deposit products. One of the changes included the collection of fees on check reorders. Previously, most customers received free checks upon reorder. Also, as part of the product restructuring, many customers will now receive a free QNB Check Card. These customers previously paid an annual fee of $15. This will result in a reduction in the category of other non-interest income. Also positively impacting fee income in 1998 was an increase in income related to low balance savings accounts and an increase in income for charges related to the use of out-of-network Automated Teller Machines (ATMs). QNB does not currently surcharge for the use of its ATMs. Partially offsetting these increases was a decline in overdraft charges resulting from a lower volume of overdrafts. Overdraft income decreased approximately $26,000.

Fees for services to customers declined $19,000 or 1.7 percent to $1,076,000 when comparing 1997 to 1996. A lower volume of overdraft charges and a decrease in fees related to reduced volume usage of out-of-network ATMs were the primary reasons for the decline during the year.

To date, when QNB sells its residential mortgages in the secondary market, it retains servicing rights. A normal servicing fee is retained on all loans sold and serviced. Mortgage servicing fees decreased $25,000 or 13.8 percent in 1998, to $156,000. This followed a decrease of $27,000 or 13.0 percent in 1997, to $181,000. The level of mortgages serviced decreased $1,984,000 to $65,800,000 at December 31, 1998. This 2.9 percent decrease in mortgages serviced from year-end 1997 to year-end 1998 followed a 7.7 percent decline between 1996 and 1997. The average balance of mortgages serviced for others decreased 4.7 percent in 1998 to $67,046,000 and 7.7 percent in 1997 to $70,370,000. The decrease in the volume of mortgages serviced for others during 1998 is a result of payments, both recurring and from refinances, outpacing the origination and sale of new residential mortgages. The volume of mortgages serviced for others declined in 1998 despite a significant increase in the amount of mortgages sold during the year. QNB sold approximately $13,667,000 in mortgages during 1998 compared to only $2,493,000 during 1997. Management's decision to retain more 15 year mortgages, which would have been sold in prior years, has also reduced the amount of mortgages sold and serviced.

The amortization and impairment of the mortgage servicing asset recorded upon the sale of mortgages also contributed to the decrease in mortgage servicing fees during the year. QNB recognizes its obligation to service financial assets that are retained in a transfer of assets in the form of a servicing asset. The servicing asset is amortized in proportion to and over the period of net servicing income or loss. Servicing assets are assessed for impairment based on their fair value. The impact of amortization and impairment of the mortgage servicing asset was $36,000 in 1998 compared to $6,000 in 1997.

                                                        QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

NON-INTEREST INCOME (continued)
Management anticipates that mortgage-servicing fees may continue to decline as principal reductions outpace loans sold and the amount of amortization of the mortgage servicing asset increases. The volume of mortgage originations and sales may decrease during 1999 as a result of a slowdown in refinancing activity if mortgage interest rates increase. In addition, the amount of mortgages sold may also decrease if management decides to retain more 15 year mortgage originations.

The net gain on the sale of investment securities was $66,000 in 1998. This represents a decline of $68,000 from the gain recorded in 1997. Net gains on the sale of equity securities were $38,000, while net gains on debt securities were approximately $28,000 in 1998. The prepayment of agency securities that were originally purchased at a discount contributed approximately $22,000 to the gain on debt securities recorded in 1998. In addition, during the first quarter of 1998, QNB sold approximately $5,000,000 in lower yielding agency securities at a gain of $6,000. These securities had a weighted average yield of 5.81 percent. They were sold for liquidity purposes and to continue the repositioning of the portfolio that had begun during late 1997.

The net gain on the sale of investment securities was $134,000 in 1997. This amount represents gains on the sale of marketable equity securities of $159,000 netted against a net loss of $25,000 on the sale of debt securities. During the fourth quarter of 1997, QNB sold approximately $4,000,000 in lower yielding securities at a loss of $31,000. These securities had an average yield of 5.29 percent. The proceeds of this sale were used to fund higher yielding loans which were booked near the end of the year. Earlier in 1997, approximately $9,500,000 of U.S. Treasury and agency securities were sold for liquidity purposes at a gain of $6,000.

QNB recorded net gains on the sale of investment securities of $102,000 in 1996. Sales of equity securities, with a cost of $75,000, netted a $77,000 gain. Sales of approximately $18,350,000 in available-for-sale debt securities netted a gain of $25,000. During the second quarter of 1996, QNB sold approximately $5,500,000 in U.S. Treasury and agency securities. QNB took advantage of a steep slope in the short end of the Treasury yield curve to "pre-fund" bonds that were maturing over the next year and a half and reinvested in bonds in the three to four year range. This allowed QNB to record a profit on the sale of $23,000, and also to increase the overall book yield of the portfolio. During the third and fourth quarters, QNB sold approximately $12,850,000 of U.S. Treasury and agency securities and netted a gain of $2,000. These sales were for liquidity purposes and were in direct response to the seasonality of one customer's deposits.

The Corporation owns a portfolio of marketable equity securities, consisting of stocks of other financial institutions. At December 31, 1998, these securities had an amortized cost of $2,143,000 and a market value of $2,696,000.

Student and residential mortgage loans to be sold are identified at origination. The net gain on the sale of loans was $290,000, $81,000 and $89,000 in 1998, 1997 and 1996, respectively. Included within these amounts are gains on the sale of student loans of $38,000, $35,000 and $32,000, respectively. QNB sold approximately $1,599,000, $1,464,000 and $1,495,000 of loans to SallieMae during these three years. The amount of the gain depends upon the size and type of loans originated. The amount of income, both interest income and gains on the sale, may decline in the future depending upon action taken by the U.S. Government with regard to the allowable interest rate charged on student loans.

The net gain on residential mortgage sales is directly related to the volume of mortgages sold and the timing of the sales relative to the interest rate environment. Net gains on the sale of residential mortgages were $252,000 in 1998, $46,000 in 1997 and $57,000 in 1996. Significant interest rate swings have had a major impact on the volume of mortgages originated and the gains recorded on the sale of these mortgages. QNB sold approximately $13,667,000, $2,493,000 and $3,512,000 of residential mortgages in the secondary market in 1998, 1997 and 1996, respectively. Declining interest rates to record low levels during 1998 presented an opportunity for many borrowers to refinance their mortgages at lower rates. This provided an opportunity for QNB to originate and sell more mortgages. During 1998, QNB originated approximately $15,321,000 in mortgages held-for-sale. This compares to $1,052,000 in 1997 and $3,069,000 in 1996. The implementation of SFAS No. 122 as superceded by SFAS No. 125 increased the gain on the sale of residential mortgages in 1998, 1997 and 1996 by approximately $137,000, $25,000 and $41,000, respectively.

During the third quarter of 1997, declining interest rates provided an opportunity to sell, at a gain, some lower yielding 15 and 20 year mortgages that had been in the portfolio since 1995.

As of December 31, 1998 and 1997, residential mortgages held for sale were approximately $3,601,000 and $481,000, respectively. These loans are accounted for at the lower of cost or market. If mortgage rates remain low or decline further, the volume of mortgage refinancing activity may continue. However, if rates were to increase two events could occur; the amount of mortgage originations and sales could decline and a loss could occur if rates increased prior to the sale of the originated mortgages.

Other operating income was $647,000, $523,000 and $356,000 in 1998, 1997 and
1996, respectively. The $124,000 or 23.7 percent increase in 1998 is primarily the result of earnings on the cash surrender value of single premium life insurance policies that went into effect in September, 1998. These policies


                                                                                      Change from Prior Year
NON-INTEREST INCOME COMPARISON                                                    1998                      1997
---------------------------------------------------------------------------------------------------------------------------
                                        1998        1997        1996        Amount      Percent       Amount      Percent
---------------------------------------------------------------------------------------------------------------------------
Fees for services to customers ..      $1,088      $1,076      $1,095      $   12         1.1 %       $  (19)        (1.7)%
Mortgage servicing fees .........         156         181         208         (25)      (13.8)           (27)       (13.0)
Net gain on investment securities          66         134         102         (68)      (50.7)            32         31.4
Net gain on sale of loans .......         290          81          89         209       258.0             (8)        (9.0)
Other operating income ..........         647         523         356         124        23.7            167         46.9
---------------------------------------------------------------------------------------------------------------------------
     Total ......................      $2,247      $1,995      $1,850      $  252        12.6 %       $  145          7.8 %
---------------------------------------------------------------------------------------------------------------------------

                                       12

                                                        QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

                                                                                 Change from Prior Year
Non-Interest Expense Comparison                                                1998                   1997
--------------------------------------------------------------------------------------------------------------------
                                      1998         1997        1996       Amount    Percent      Amount     Percent
--------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits       $5,561      $5,411      $5,185      $  150         2.8%    $  226         4.4 %
Net occupancy expense .........         666         666         687          --          --        (21)       (3.1)
Furniture and equipment expense         735         697         697          38         5.5         --          --
Marketing expense .............         371         303         287          68        22.4         16         5.6
Other real estate owned expense         312         273         253          39        14.3         20         7.9
Other expense .................       2,103       1,917       1,895         186         9.7         22         1.2
--------------------------------------------------------------------------------------------------------------------
     Total ....................      $9,748      $9,267      $9,004      $  481         5.2%    $  263         2.9 %
--------------------------------------------------------------------------------------------------------------------


provided approximately $38,000 in tax-exempt income in 1998. Also contributing to the increase in other operating income were increases in Check Card and ATM interchange income of $39,000 and $16,000, respectively. These increases relate to higher usage of the Check Card and an increased usage of QNB's ATMs by non-QNB customers. QNB does not currently surcharge for the use of its machines and as a result has experienced increased activity. Most other banks in QNB's market area surcharge for the use of ATMs by non-customers. QNB receives a fee from the non-customer's bank when non-customers use a QNB machine. The recognition of fees from official checks increased approximately $18,000 when comparing 1998 to 1997. QNB entered an arrangement with a third party vendor for official check services in the latter part of 1997. A refund of State sales tax of $21,000, based on an appeal of previous years payments, and a reimbursement of prior years costs of approximately $15,000 related to a terminated bill pay product, also contributed to the increase in other operating income. Partially offsetting these increases is a decline in rental income on other real estate owned of $28,000. Most of the properties that generated rental income were disposed of during 1998.

The $167,000 or 46.9 percent increase between 1997 and 1996 is primarily the result of increases in the following areas: rental income on other real estate owned, check card fee income, ATM interchange income and merchant processing income. Rental income on other real estate owned increased $113,000 from 1996. Most of the properties foreclosed on at the end of 1996 and during 1997 provided rental income. Income on the check card introduced in December 1996 accounted for an additional $67,000 of the increase in other income. Merchant processing income provided an additional $26,000 in income during 1997. At the end of 1996, QNB analyzed its merchant processing operations and adjusted the pricing of the service to make it more profitable. Partially offsetting these increases was the impact of the gain on the sale of other real estate owned of $67,000 recorded in 1996. During 1997, QNB had losses of $25,000 on the sale of other real estate owned. These losses are included in other real estate owned expense.

NON-INTEREST EXPENSE
Non-interest expense is comprised of costs related to salaries and employee benefits, net occupancy, furniture and equipment, marketing, other real estate owned and various other operating expenses. Total non-interest expense in 1998 increased $481,000 or 5.2 percent to $9,748,000. This followed an increase of
2.9 percent between 1996 and 1997. Total non-interest expense for 1997 and 1996 was $9,267,000 and $9,004,000, respectively. Despite the increase in non-interest expense, QNB's overhead efficiency ratio, which represents non-interest expense divided by net operating revenue on a tax equivalent basis, continues to improve.

Salaries and benefits expense is the largest component of non-interest expense. Salaries and benefits expense for 1998 increased $150,000 or 2.8 percent to $5,561,000. Salary expense for 1998 increased by $182,000 or 4.2 percent to $4,494,000, while benefits expense decreased by $32,000 to $1,067,000. The increase in base salary expense is primarily related to performance increases and a slight increase in the number of full-time equivalent employees during 1998.

The decline in benefits expense during 1998 is a result of a decrease in employer paid health costs, a decline in the State unemployment tax rate and a reduction in expense related to employee education. With regard to health costs, savings related to lower medical and hospitalization premiums of $30,000 were partially offset by increases in dental and vision premiums of $11,000 in 1998. QNB expects health care expense in 1999 to remain near 1998 levels as increased premiums are offset by higher cost sharing by the employees. State unemployment taxes decreased by $24,000 in 1998 as a result of a reduction in the tax rate. The rate is based on unemployment experience and should continue to decline in 1999. Education expense decreased $12,000 or 42.6 percent in 1998. This is a result of the completion of courses of study by several employees in 1997 or early 1998. Partially offsetting these savings were higher employer paid Social Security and Medicare taxes resulting from an increase in salary expense and a small increase in life insurance premiums and pension expense.

Salary and benefits expense for 1997 increased $226,000 or 4.4 percent to $5,411,000. Salary expense for 1997 increased by $192,000 or 4.7 percent to $4,312,000, while benefits expense increased by $34,000 to $1,099,000. If the impact of bank-wide performance bonuses and severance pay are excluded, the increase to salary expense for 1997 was $19,000 or .5 percent.

The increase in benefits expense in 1997 is partially a result of higher payroll related taxes. Social Security and Medicare taxes increased approximately $15,000, while State unemployment taxes increased by approximately $26,000. The increase in State unemployment taxes is the outcome of a higher rate resulting from the corporate reorganizations of 1994 and 1995. Another factor in the increase in benefits expense relates to QNB's retirement plans, whose costs increased by approximately $18,000 in 1997. This increase was a result of an increase in eligible wages and the costs of converting the plans to new investment funds and a new record-keeper. Partially offsetting these increases were lower costs related to disability and life insurance premiums, which declined by approximately $17,000. A change in insurance carrier accounted for the decrease. Expense for employee education also decreased by $13,000 in 1997 as a result of several employees completing their programs in 1996.

                                                        QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

NON-INTEREST EXPENSE (continued)
Net occupancy expense was $666,000 for both 1998 and 1997. When comparing 1998 to 1997, utility costs declined by approximately $13,000 or 9.1 percent. These savings were a function of the relatively mild temperatures experienced during 1998. These savings were offset by small increases in branch rent expense, building taxes, maintenance and insurance.

When comparing 1997 to 1996, net occupancy expense decreased $21,000 or 3.1 percent from the $687,000 reported in 1996. Declines in building depreciation expense and building repairs and maintenance expense offset the impact of higher utility costs. Depreciation expense and repairs and maintenance costs declined by $17,000 and $21,000, respectively, while utility costs increased by $12,000.

Net occupancy expense will likely increase in 1999 as a result of costs related to the renovation and expansion of an existing branch location as well as the opening of a new branch location anticipated in the fall of 1999.

Furniture and equipment expense was $735,000 for 1998, an increase of $38,000 or
5.5 percent. The increase is a result of higher depreciation expense of $18,000 resulting primarily from the implementation of the first three phases of the wide-area network and the conversion to a new telephone system. Purchases of equipment amounted to approximately $957,000 in 1998. Also contributing to the increase in furniture and equipment expense were higher equipment maintenance costs of $23,000 or 7.8 percent. Some of this increase is a result of maintenance costs on a used mainframe system purchased for use in Year 2000 testing.

Furniture and equipment expense was $697,000 for both 1997 and 1996. Depreciation expense on furniture and equipment continued to decline during this period. Depreciation expense on furniture and equipment decreased $13,000 in 1997 to $359,000. This followed a decrease of $74,000 in 1996. QNB uses an accelerated method of depreciation on its furniture and equipment. This provides for higher expense in the earlier years of an asset's life. QNB purchased approximately $200,000 of furniture and equipment in 1997 compared to $326,000 in 1996 and $143,000 in 1995. Furniture and equipment purchases for 1994 and 1993 totaled $1,108,000. The smaller amounts of furniture and equipment purchased between 1995 and 1997, along with lower depreciation expense as an asset ages, account for the decline in depreciation expense during these years. Offsetting the reduction in depreciation expense in both 1997 and 1996 was an increase in equipment maintenance costs, which increased $18,000 in 1997 after increasing $44,000 in 1996. These costs have increased as a result of more equipment being placed under maintenance agreements, as well as an increase in maintenance needed as the equipment ages.

Furniture and equipment expense will increase significantly in 1999 as a result of higher depreciation expense associated with QNB's continued expansion of its investment in new technology. This will include the completion of the final phases of the wide-area network as well as implementation of a check imaging system during the first quarter of 1999. The expansion of the existing branch as well as the addition of a new branch location will also result in higher furniture and equipment expense.

Marketing expense increased $68,000 or 22.4 percent in 1998 to $371,000. Included within this variance is an increase in donations expense of 96.1 percent. This increase in donations resulted from two significant pledges made during 1998, including a $40,000 donation to the Main Street Program, a program designed for the revitalization of downtown Quakertown. Also contributing to the increase in marketing expense was higher advertising expense of $18,000 or 14.7 percent. During 1998, QNB used additional print, radio and billboard advertising to promote specific products and QNB's image of being an independent community bank, in light of the merger activity taking place in the industry and specifically within our marketplace. Marketing expense increased $16,000 or 5.6 percent in 1997 to $303,000. A significant donation to a local non-profit organization accounted for most of the increase.

Other real estate owned expense increased $39,000 or 14.3 percent to $312,000 in 1998. This followed an increase of $20,000 or 7.9 percent in 1997. The increase is primarily the result of the net losses on the disposition or write-down of properties during the year. Net losses amounted to $152,000 in 1998 compared to $25,000 in 1997. The loss in 1998 was primarily related to the write-down of two properties, one of which is currently under agreement of sale. Partially offsetting these losses were lower costs related to taxes, insurance and maintenance of the properties. These costs decreased $88,000 from 1997 to 1998 as a result of owning fewer properties. The increase in other real estate owned expense between 1996 and 1997 was primarily the result of net losses of $25,000 on the disposition or write-down of properties during 1997. Expenses related to the maintenance of the properties decreased by $5,000 in 1997.


                                   [GRAPHIC]

In the printed version, there appears a bar graph, depicting the following plot points:

EFFICIENCY RATIO

1994   72.50%
1995   72.46%
1996   65.62%
1997   63.79%
1998   63.20%


Management anticipates a substantial reduction in expenses related to other real estate owned during 1999, as these costs are eliminated as properties are sold. QNB owns significantly fewer properties than it did at the beginning of 1998. Other real estate owned at December 31, 1998 was $696,000 compared to $1,564,000 at December 31, 1997.

                                                        QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

The major categories that comprise other expense are postage, supplies, professional services, telecommunications costs, insurance expense, state taxes and loan related costs. Other expense was $2,103,000 in 1998, $1,917,000 in 1997 and $1,895,000 in 1996. One of the reasons for the increase between 1997 and 1998 was an $81,000 increase in the accrual for a director's deferred compensation plan. This increase reflects an adjustment to the interest rate assumption caused by the decline in market interest rates. The amortization of the deposit premium, relating to the acquisition completed during the fourth quarter of 1997, accounted for $43,000 of the increase. Increased supplies and postage expense accounted for $20,000 and $22,000, respectively, of the increase between 1997 and 1998.

The 1.1 percent increase in other expense between 1996 and 1997 was a result of a number of factors including an increase in directors fees, state taxes, ATM and check card expense and fraud losses. The increase in directors fees of $28,000 resulted from an increase in the number of Bank directors and the fees paid per meeting. Costs related to the start-up, distribution and maintenance of the check card account for $12,000 of the increase. The amortization of the deposit premium also contributed to the increase in other expense. These increases were partially offset by lower supplies expense of $29,000. A more aggressive competitive bidding process in addition to improved monitoring procedures contributed to this decline.

INCOME TAXES
QNB uses the asset and liability method to provide for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Applicable income taxes and effective tax rates were $1,272,000 or 26.9 percent for 1998 compared to $1,253,000 or 28.6 percent for 1997, and $1,048,000 or 27.2 percent for 1996. The reduction in the effective tax rate when comparing 1998 to 1997 is a result of an increase in income from tax-exempt municipal securities and loans, an increase in tax-exempt income from earnings on single premium life insurance and a larger tax credit from QNB's investment in a low income housing project. The increase in the effective tax rate between 1996 and 1997 was a result of higher pre-tax income and a decrease in the percentage of income derived from non-taxable loans and investments.

FINANCIAL CONDITION
The consolidation of the financial services industry that began in the mid 1990's took a different turn in 1998 with the announcement of several mergers that will dramatically change the landscape of the industry. What had initially started primarily as regional bank mergers, broadened to include the consolidation of banks with brokerage houses, savings institutions, credit card companies and mortgage banking firms, expanded to the next level in 1998. The mergers in 1999 moved to the national and international level with the announcement and completion of several huge events. The combination of Nations Bank with Bank America, Banker's Trust with Deutsche Bank AG and Citicorp with Travelers Group were a few of the more significant events of 1998. The Citigroup merger represents the combination of banking and insurance. The largest merger that impacted QNB was the combination of CoreStates Bank with First Union Bank. CoreStates had locations in every market in which QNB operates. QNB will continue to use this merger as an opportunity to attract former CoreStates customers by stressing the advantages of banking with a locally owned community bank. These mergers have changed the landscape in which QNB operates. QNB's primary competition in the banking segment of the financial services industry is comprised of a large super regional bank, several large community banks and a thrift institution. The consolidation of the banking industry and the increased availability of loans from all types of companies in the financial services industry have led to increased price competition for both deposits and loans. Insurance companies have become a major competitor in the lending arena. Continued strong performance of the stock markets as well as record inflows of cash into mutual funds have also had a direct impact on the competition for deposits.

In spite of this increased competition, QNB was able to experience significant balance sheet growth in 1998 and 1997. Total assets at year-end 1998 were $324,672,000, compared with $305,772,000 at December 31, 1997, an increase of
6.2 percent. This followed growth rates of 9.0 percent and 1.6 percent in 1997 and 1996. The growth in 1997 was enhanced by the purchase of approximately $6,800,000 of deposits from the Quakertown office of First Lehigh Bank on October 30, 1997. Excluding this purchase, assets would have increased by 6.6 percent in 1997. Other Assets increased as a result of the purchase of approximately $2,557,000 in single premium life insurance policies for executive officers and some directors of QNB. These policies earn between 5.85 percent and
6.00 percent tax free and replace the group term life insurance policies of the executive officers and enhance the funding side of the directors deferred compensation plan.

Average total assets increased 7.5 percent or $21,794,000 in 1998 to $310,492,000. This followed an increase in average total assets of 5.2 percent or $14,165,000 in 1997. Total loans at December 31, 1998 were $176,443,000, an increase of 5.2 percent from December 31, 1997. This followed a 5.3 percent increase from December 31, 1996 to December 31, 1997. Average total loans increased 5.4 percent in 1998 and 3.8 percent in 1997. Loan growth was and remains one of the primary goals of QNB. Funding sources, which include deposits and short-term borrowings, increased 5.8 percent from year-end 1997 to year-end 1998 and 8.7 percent from year-end 1996 to year-end 1997. Excluding the purchase of deposits, funding sources would have increased by 6.0 percent in 1997. Average funding sources increased 7.2 percent in 1998 and 4.7 percent in 1997. The following discussion will further detail QNB's financial condition during 1998 and 1997.
                                       15

                                                        QNB CORP. AND SUBSIDIARY


MANAGEMENT'S DISCUSSION AND ANALYSIS

INVESTMENT PORTFOLIO HISTORY
------------------------------------------------------------------------------------------------------------------------------
December 31,                                                                     1998                1997             1996
------------------------------------------------------------------------------------------------------------------------------
Investment Securities Available-for-Sale
U.S. Treasuries .....................................................         $  9,180             $  9,633          $  9,555
U.S. Government agencies ............................................           47,356               55,586            39,422
State and municipal securities ......................................              518                  511              --
Mortgage-backed securities ..........................................            9,338                8,152             3,045
Equity and other debt securities ....................................            3,696                2,038               757
------------------------------------------------------------------------------------------------------------------------------
   Total investment securities available-for-sale ...................         $ 70,088             $ 75,920          $ 52,779
------------------------------------------------------------------------------------------------------------------------------
Investment Securities Held-to-Maturity
State and municipal securities ......................................         $ 14,668             $ 10,136          $ 10,563
Mortgage-backed securities ..........................................           35,319               30,186            32,058
Equity securities ...................................................               78                   78                78
------------------------------------------------------------------------------------------------------------------------------
   Total investment securities held-to-maturity .....................         $ 50,065             $ 40,400          $ 42,699
------------------------------------------------------------------------------------------------------------------------------
   Total investment securities ......................................         $120,153             $116,320          $ 95,478
==============================================================================================================================


INVESTMENT PORTFOLIO WEIGHTED AVERAGE YIELDS
----------------------------------------------------------------------------------------------------------------------------
                                                         Under           1-5            5-10         Over 10
December 31, 1998                                       1 Year          Years           Years         Years          Total
----------------------------------------------------------------------------------------------------------------------------
Investment Securities Available-for-Sale
U.S. Treasuries:
   Fair value ..................................       $  4,550        $  4,630            --           --          $ 9,180
   Weighted average yield ......................           6.04%           6.33%                                       6.19%
U.S. Government agencies:
   Fair value ..................................           --          $ 14,624        $ 32,732         --          $47,356
   Weighted average yield ......................                           6.63%           6.67%                       6.66%
State and municipal securities:
   Fair value ..................................           --              --              --          $ 518        $   518
   Weighted average yield ......................                                                        8.21%          8.21%
Mortgage-backed securities:
   Fair value ..................................       $  2,915        $  3,472        $  2,951         --          $ 9,338
   Weighted average yield ......................           6.12%           6.62%           6.11%                       6.66%
Equity and other debt securities:
   Fair value ..................................       $  3,644        $     52            --           --          $ 3,696
   Weighted average yield ......................           4.74%           7.87%                                       4.80%
----------------------------------------------------------------------------------------------------------------------------
Total fair value ...............................       $ 11,109        $ 22,778        $ 35,683        $ 518        $70,088
Weighted average yield .........................           5.68%           6.57%           6.62%        8.21%          6.52%
----------------------------------------------------------------------------------------------------------------------------
Investment Securities Held-to-Maturity
State and municipal securities:
   Amortized cost ..............................           --          $  5,108        $  9,391        $ 169        $14,668
   Weighted average yield ......................                           8.21%           6.95%        6.52%          7.09%
Mortgage-backed securities:
   Amortized cost ..............................       $ 14,581        $ 19,738        $  1,000         --          $35,319
   Weighted average yield ......................           6.60%           6.51%           6.20%                       6.54%
Equity securities:
   Amortized cost ..............................       $     78            --              --           --          $    78
   Weighted average yield ......................           6.00%                                                       6.00%
----------------------------------------------------------------------------------------------------------------------------
Total amortized cost ...........................       $ 14,659        $ 24,846        $ 10,391        $ 169        $50,065
Weighted average yield .........................           6.60%           6.86%           6.88%        6.52%          6.70%
----------------------------------------------------------------------------------------------------------------------------


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

MANAGEMENT'S DISCUSSION AND ANALYSIS

INVESTMENT SECURITIES AND OTHER
SHORT-TERM INVESTMENTS

Investment policies, approved by QNB's Board of Directors, include strict standards regarding permissible investment categories, credit quality, maturity intervals and investment concentrations. Total investment securities at December 31, 1998 and 1997 were $120,153,000 and $116,320,000. At December 31, 1998 and
1997, approximately 85.1 percent and 89.1 percent of QNB's investment securities were either U.S. Government or U.S. Government agency debt securities, or U.S. Government agency issued mortgage-backed securities, primarily collateralized mortgage obligations.

QNB did not hold any securities which, in the aggregate from any issuer (excluding the U.S. Government and its agencies), were in excess of 10 percent of shareholders' equity. In addition, Federal funds sold, which would be affected by the economic status of the banking industry, are short-term in nature and sold to banks with a minimum "A" rating at the date of the sale.

Average investment securities increased $9,154,000 or 8.5 percent to $116,241,000 in 1998 compared with an $8,711,000 or 8.9 percent increase in 1997. Average Federal funds sold increased 47.7 percent in 1998 to $5,872,000, after decreasing 15.4 percent between 1997 and 1996. The increase in the size of the investment portfolio in both 1998 and 1997 was fueled by the growth in average funding sources, which increased by $18,881,000 and $11,878,000, respectively. This growth was enhanced by the previously discussed purchase of approximately $6,800,000 in deposits from another financial institution during the fourth quarter of 1997. The amount of activity in the investment portfolio remained high with over $49,100,000 in maturities, calls or sales and over $52,800,000 in purchases during 1998.

Despite the amount of activity during 1998, the composition of the portfolio did not change significantly. U.S. Government agency securities decreased to 39.4 percent of the portfolio at December 31, 1998, from 47.8 percent of the portfolio at December 31, 1997. The percentage of U.S. Treasury securities declined to approximately 7.6 percent of the portfolio from 8.3 percent, while agency issued mortgage-backed securities increased to 37.2 percent from 33.0 percent. State and municipal securities increased to 12.6 percent from 9.2 percent of the portfolio at December 31, 1998 and 1997, respectively. The decrease in the percentage of the portfolio in U.S. Government agency securities and the offsetting increase in mortgage-backed securities is a result of management's opinion that the mortgage-backed sector provided more value than the callable agency sector as rates declined in 1998. Management anticipates that investment portfolio activity will remain high during 1999 due to the relatively low interest rate environment, as some callable agency bonds are called and prepayments remain strong on mortgage-backed securities. The anticipated strategy entering 1999 is to continue to focus on the purchase of mortgage-backed securities and tax-exempt State and municipal securities. The growth in the investment portfolio should be minimal in 1999 as anticipated loan growth replaces some of the incoming cash flow from the securities.

At December 31, 1998 and 1997, investment securities totaling $44,715,000 and $36,510,000 were pledged as collateral for repurchase agreements, public deposits and other deposits as provided by law.

QNB accounts for its investments by classifying its securities into three categories. Securities that QNB has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses, net of tax, excluded from earnings and reported as a separate component of shareholders' equity. Management determines the appropriate classification of securities at the time of purchase. QNB held no trading securities as of December 31, 1998 and 1997.

                                   [GRAPHIC]

In the printed version, there appears a pie chart, depicting the following percentages:

                              INVESTMENT PORTFOLIO


U.S. Treasuries               7.6%
Equity securities             3.2%
State and municipal          12.6%
Mortgage-backed
  securities                 37.2%
U.S. Government
  agencies                   39.4%

                                                        QNB Corp. and Subsidiary

MANAGEMENT'S DISCUSSION AND ANALYSIS

INVESTMENTS AVAILABLE-FOR-SALE

Investment securities available-for-sale include securities that management intends to use as part of its asset/liability management strategy. They may be sold in response to changes in market interest rates and related changes in the security's prepayment risk or in response to the need for liquidity. The available-for-sale portfolio is primarily comprised of U.S. Treasuries and U.S. Government agencies due to their high degree of liquidity. Also included are certain mortgage-backed securities to ensure QNB's ability to react to changes in prepayment activity. At December 31, 1998, the fair value of investment securities available-for-sale was $70,088,000 or $1,387,000 above the amortized cost of $68,701,000. This compares to a fair value of $75,920,000 or $1,323,000 above the amortized cost of $74,597,000 at December 31, 1997. An unrealized holding gain, net of taxes, of $916,000 and $873,000 was recorded as an increase to shareholders' equity at December 31, 1998 and 1997, respectively. The available-for-sale portfolio had a weighted average maturity of approximately 4 years, 10 months and 5 years, and a weighted average tax-equivalent yield of
6.52 percent and 6.66 percent at December 31, 1998 and 1997, respectively.

The weighted average maturity is based on the stated contractual maturity of all securities except for mortgage-backed securities, which are based on estimated average life. The maturity of the portfolio may be shorter because of call features in many of the debt securities and because of prepayments on mortgage-backed securities. The interest rate sensitivity analysis on page 25 reflects the expected maturity distribution of the securities portfolio based upon estimated call dates and anticipated cash flows assuming management's most likely interest rate environment. The expected weighted average life of the available-for-sale portfolio was 1 year and 2 months at December 31, 1998, and 1 year and 10 months at December 31, 1997, based on these assumptions. The expected weighted average life declined to a greater degree than the weighted average maturity because of the callable nature of the securities and the decline in interest rates during 1998, which makes these call features more likely to be exercised.

INVESTMENTS HELD-TO-MATURITY

Investment securities held-to-maturity are recorded at amortized cost. Included in this portfolio are State and municipal securities with original maturities primarily of 10 years or less and most mortgage-backed securities. They are designated as held-to-maturity as they represent a large component of QNB's core investment earnings and are purchased with the intent and ability to hold to maturity. At December 31, 1998 and 1997, the amortized cost of investment securities held-to-maturity was $50,065,000 and $40,400,000, and the fair value was $50,473,000 and $40,713,000, respectively. The held-to-maturity portfolio had a weighted average maturity of approximately 3 years, 10 months and 2 years, 10 months, and a weighted average tax-equivalent yield of 6.70 percent and 6.69 percent at December 31, 1998 and 1997, respectively.

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



                                   [GRAPHIC]

In the printed version, there appears a bar chart, depicting the following percentages:

                                  TOTAL LOANS
                                 (in thousands)

1994           153,993
1995           155,957
1996           159,278
1997           167,720
1998           176,443



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

                                                        QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

LOAN PORTFOLIO

---------------------------------------------------------------------------------------------------------------------------------
December 31,                                               1998            1997            1996           1995             1994
---------------------------------------------------------------------------------------------------------------------------------
Commercial and industrial ..........................     $ 35,003        $ 32,794        $ 22,973        $ 27,002        $ 24,599
Agricultural .......................................        3,446           2,845           2,828           2,451           2,823
Construction .......................................          782             813           3,640           6,641           5,253
Real estate-commercial .............................       60,708          58,783          57,589          51,368          54,015
Real estate-residential ............................       71,052          67,621          66,203          61,339          57,486
Consumer ...........................................        5,864           5,312           6,477           7,538          10,208
---------------------------------------------------------------------------------------------------------------------------------
   Total loans .....................................      176,855         168,168         159,710         156,339         154,384
Less unearned income ...............................          412             448             432             382             391
---------------------------------------------------------------------------------------------------------------------------------
   Total loans, net of unearned income .............     $176,443        $167,720        $159,278        $155,957        $153,993
=================================================================================================================================

LOAN MATURITIES AND INTEREST SENSITIVITY

-----------------------------------------------------------------------------------------------------------------------
                                                          Under               1-5              Over
December 31, 1998                                        1 Year              Years            5 Years            Total
-----------------------------------------------------------------------------------------------------------------------
Commercial and industrial ..................            $ 16,963           $ 14,831          $  3,209          $ 35,003
Agricultural ...............................               1,385                316             1,745             3,446
Construction ...............................                 782               --                --                 782
Real estate-commercial .....................               9,936              9,789            40,983            60,708
Real estate-residential ....................               7,390             18,920            44,742            71,052
Consumer ...................................               2,521              3,164               179             5,864
-----------------------------------------------------------------------------------------------------------------------
   Total ...................................            $ 38,977           $ 47,020          $ 90,858          $176,855
=======================================================================================================================

Demand loans, loans having no stated schedule of repayment and no stated maturity, are included in under one year.

The following shows the amount of loans due after one year that have fixed, variable or adjustable interest rates at December 31, 1998:

Loans with fixed predetermined interest rates                    $80,769
Loans with variable or adjustable interest rates                 $57,109

NON-PERFORMING ASSETS
----------------------------------------------------------------------------------------------------------------------
December 31,                                                      1998       1997        1996      1995        1994
----------------------------------------------------------------------------------------------------------------------
Loans past due 90 days or more not on non-accrual status
   Commercial and industrial ............................          --       $   99        --       $   66      $    5
   Construction .........................................          --         --          --         --           299
   Real estate-commercial ...............................          --         --          --          107         100
   Real estate-residential ..............................        $    4         60      $  162         96         313
   Consumer .............................................             1       --             3          3           4
----------------------------------------------------------------------------------------------------------------------
     Total loans past due 90 days or more and accruing ..             5        159         165        272         721

Loans accounted for on a non-accrual basis
   Commercial and industrial ............................             9         25          43        120         123
   Construction .........................................          --         --          --          686         846
   Real estate-commercial ...............................           220        744       1,790      2,588       1,157
   Real estate-residential ..............................           277        440         867      1,084       1,755
   Consumer .............................................          --         --          --           10          24
----------------------------------------------------------------------------------------------------------------------
     Total non-accrual loans ............................           506      1,209       2,700      4,488       3,905
Other real estate owned .................................           696      1,564       1,395        775       1,973
----------------------------------------------------------------------------------------------------------------------
     Total non-performing assets ........................        $1,207     $2,932      $4,260     $5,535      $6,599
======================================================================================================================
Total as a percent of total assets ......................           .37%       .96%       1.52%      2.01%       2.46%

                                                        QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

ALLOWANCE FOR LOAN LOSS ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
December 31,                                    1998               1997             1996              1995              1994
------------------------------------------------------------------------------------------------------------------------------------
                                                   Percent            Percent           Percent           Percent           Percent
                                                    Gross              Gross             Gross             Gross             Gross
                                           Amount   Loans    Amount    Loans    Amount   Loans   Amount    Loans   Amount    Loans
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of period applicable to:
   Commercial and industrial ..........   $  269     19.8%  $  205     19.5%   $  115    14.4%  $  792      17.3%  $  749    15.9%
   Agricultural .......................       14      2.0       13      1.7        13     1.8       13       1.6       12     1.8
   Construction .......................        3       .4        3       .5        34     2.3       43       4.2       56     3.4
   Real estate-commercial .............      262     34.3      354     34.9       643    36.1      363      32.9      535    35.0
   Real estate-residential ............      273     40.2      215     40.2       378    41.4      547      39.2      289    37.3
   Consumer ...........................       33      3.3       37      3.2        39     4.0       44       4.8       36     6.6
   Unallocated ........................    2,097             1,843              1,363              582                347
------------------------------------------------------------------------------------------------------------------------------------
     Total ............................   $2,951    100.0%  $2,670    100.0%   $2,585   100.0%  $2,384     100.0%  $2,024   100.0%
====================================================================================================================================


Gross loans represent loans before unamortized net loan fees. Percent gross loans lists the percentage of each loan type to total loans.

ALLOWANCE FOR LOAN LOSSES
------------------------------------------------------------------------------------------------------------------------------------
                                                    1998               1997            1996               1995               1994
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses:
Balance, January 1 .......................       $   2,670         $   2,585         $   2,384         $   2,024         $   2,221

Charge-offs
   Commercial and industrial .............               8                16                44                 4               567
   Construction ..........................            --                  10              --                --                --
   Real estate-commercial ................              50                99               115               320               222
   Real estate-residential ...............              81               189                52               325                62
   Consumer ..............................              13                30                48                54                38
------------------------------------------------------------------------------------------------------------------------------------
   Total charge-offs .....................             152               344               259               703               889

Recoveries
   Commercial and industrial .............               8                 7                35                12                55
   Construction ..........................            --                   1              --                --                --
   Real estate-commercial ................               6              --                --                  10                11
   Real estate-residential ...............              10                 9                 8                 4                 3
   Consumer ..............................               9                12                17                27                23
------------------------------------------------------------------------------------------------------------------------------------
   Total recoveries ......................              33                29                60                53                92
------------------------------------------------------------------------------------------------------------------------------------
Net charge-offs ..........................            (119)             (315)             (199)             (650)             (797)
Provision for loan losses ................             400               400               400             1,010               600
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31 .....................       $   2,951         $   2,670         $   2,585         $   2,384         $   2,024
====================================================================================================================================
Total loans:
   Average ...............................       $ 169,800         $ 161,096         $ 155,175         $ 151,839         $ 151,726
   Year-end ..............................         176,443           167,720           159,278           155,957           153,993

Ratios:
Net charge-offs to:
   Average loans .........................             .07%              .20%              .13%              .43%              .53%
   Loans at year-end .....................             .07               .19               .12               .42               .52
   Allowance for loan losses .............            4.03             11.80              7.70             27.27             39.38
   Provision for loan losses .............           29.75             78.75             49.75             64.36            132.83

Allowance for loan losses to:
   Average loans .........................            1.74%             1.66%             1.67%             1.57%             1.33%
   Loans at year-end .....................            1.67              1.59              1.62              1.53              1.31
   Non-performing loans ..................          577.50            195.20             90.20             50.10             43.80

                                                        QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

LOANS (CONTINUED)

These loans may not be for the express purpose of conducting commercial real estate transactions. Real estate residential loans include loans secured by one-to-four family units. These loans include home equity loans, loans to individuals for residential mortgages, and commercial purpose loans. Substantially all originations of loans to individuals for residential mortgages with maturities of 20 years or greater are sold in the secondary market. Included in real estate residential loans at December 31, 1998 and 1997 are $3,601,000 and $481,000 of residential mortgage loans held-for-sale.
These loans are carried at the lower of aggregate cost or market.

The loan portfolio composition changed slightly from year-end 1997. Loans collateralized by commercial and residential properties decreased to 74.5 percent of the portfolio at December 31, 1998 from 75.1 percent of the portfolio at December 31, 1997. Commercial and industrial loans increased to 19.8 percent of the portfolio at year-end 1998 from 19.5 percent at December 31, 1997. Agricultural and consumer loans increased slightly from 1.7 and 3.2 percent at year-end 1997 to 2.0 percent and 3.3 percent at December 31, 1998, respectively.

QNB's commercial loans are not considered to be concentrated, except those loans to real estate developers and investors which account for $25,289,000 or 14.3 percent of the loan portfolio at December 31, 1998. This is down slightly from
15.3 percent at December 31, 1997. Concentration is based upon Standard Industrial Classification codes used for bank regulatory purposes, and is considered to be 10 percent or more of total loans. Diversification is achieved through lending to various industries located within the market area. This diversification is believed to reduce risk associated with changes in economic conditions.

Loans, net of unearned income, increased $8,723,000 to $176,443,000 at December 31, 1998. The commercial and industrial loan category continues to show growth, increasing $2,209,000 or 6.7 percent to $35,003,000 at December 31, 1998. This follows an increase of $9,821,000 or 42.8 percent between 1996 and 1997. Loans secured by commercial real estate and residential real estate increased $1,925,000 and $3,431,000, respectively from December 31, 1997 to 1998.
Agricultural loans and consumer loans increased $601,000 and $552,000, respectively. Growth in loans during both 1998 and 1997 was primarily focused upon increasing loans for commercial purposes. The increase in the commercial and industrial category is a direct result of this focus. Although a certain amount of these loans are considered unsecured, the majority are secured by non-real estate collateral such as equipment, vehicles, accounts receivable and inventory.

The increase in residential real estate loans that began in 1995 is the result of a change in strategy with respect to selling loans in the secondary market, and a new plan to accept a small percentage of quality loans that are nonconforming to Freddie Mac standards and therefore are not salable to them. These include loans that have excess land value, loans that exceed a dollar threshold or loans where the debt to income ratio slightly exceeds Freddie Mac's guidelines but where QNB has had an ongoing relationship with the customer. Included in residential real estate loans are residential mortgage loans held-for-sale of $3,601,000 and $481,000 at December 31, 1998 and 1997,
respectively. Excluding these loans held-for-sale, residential real estate loans increased $311,000 or .5 percent between 1997 and 1998.

Aggressive fixed rate home equity loan promotions and pricing during the past three years has also impacted the growth of loans secured by residential real estate. The increase in home equity loans has had a negative impact on the amount of consumer loans outstanding. Customers chose to benefit from the competitive rate of home equity loans as well as the tax deductibility of the interest by paying off other loans with home equity loans. Additionally, up until 1998, consumer loans outstanding had declined as a result of the decision made in 1995 to discontinue indirect vehicle lending through automobile dealers. The increase in consumer loans in 1998 is primarily the result of an increase in five year automobile loans. QNB has priced these loans aggressively to compete with other financial institutions and directly with automobile dealers.

Management's primary focus during recent years has been asset quality and the reduction of non-performing assets. With the successful achievement of this goal in 1997 and 1998, management's focus switched to loan and deposit growth. To help achieve these goals an aggressive business development and calling program encompassing lending personnel, branch personnel and executive management was developed and implemented. The focus of this program is to both develop new lending and deposit relationships as well as to strengthen existing relationships. The purchase of deposits in the fourth quarter of 1997 as well as the anticipated opening of a branch in a new geographic market in 1999 are other strategies that will help achieve these targets.

NON-PERFORMING ASSETS
Non-performing assets are defined as accruing loans past due 90 days or more, non-accruing loans, restructured loans and other real estate owned. QNB continues to make significant progress in reducing its level of non-performing assets. The table on page 19 shows the dramatic improvement in non-performing assets over the past five years. Total non-performing assets were $1,207,000 at December 31, 1998, or .37 percent of total assets. This represents a reduction of 58.8 percent from the December 31, 1997 balance of $2,932,000. Non-performing assets at December 31, 1997 represented .96 percent of total assets. The percentage of non-performing assets at December 31, 1998 are at historically low levels for QNB. It is management's goal to continue to maintain or even reduce the level of non-performing assets in 1999 through the sale of other real estate owned.

Non-accrual loans are those on which the accrual of interest has ceased. Commercial loans are placed on non-accrual status immediately if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more and collateral is insufficient to protect principal and interest. Interest accrued but not collected at the date a loan is placed on non-accrual status is reversed and charged against interest income. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest income, depending on management's assessment of ultimate collectibility of principal and interest. Loans are returned to an accrual status when the borrower's ability to make periodic principal and interest payments has returned to normal (i.e. - brought current with respect to principal and interest, or restructured) and the paying capacity of the borrower and/or the underlying collateral is deemed sufficient to protect principal and interest. Consumer loans are not automatically placed on non-accrual status when principal or interest payments are 90 days past due, but in most instances are charged-off when deemed uncollectible or after reaching 120 days past due.

                                                        QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

NON-PERFORMING ASSETS (CONTINUED)

Included in the loan portfolio are loans on non-accrual status of $506,000 and $1,209,000 at December 31, 1998 and 1997. The significant decline in non-accrual loans is a result of a few factors including the repayment of loans by borrowers and the foreclosure and movement to other real estate owned of other loans. These activities were performed with minimal loss to QNB. If interest had been accrued throughout the period, interest income for the years ended December 31, 1998, 1997 and 1996 would have increased approximately $70,000, $154,000 and $265,000, respectively. The amount of interest income on these loans included in net income in 1998, 1997 and 1996 was $17,000, $7,000 and $50,000, respectively.
There were no restructured loans as of December 31, 1998 or 1997, as defined in SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," that have not already been included in loans past due 90 days or more or non-accrual loans.

Other real estate owned totaled $696,000 at December 31, 1998 and $1,564,000 at December 31, 1997. This real estate is recorded at the fair value of the property less estimated costs to sell. At December 31, 1998, $92,000 of the balance is under agreement of sale and is expected to settle in the first quarter of 1999.

Loans not included in past due, non-accrual or restructured categories, but where known information about possible credit problems causes management to be uncertain as to the ability of the borrowers to comply with the present loan repayment terms totaled $1,225,000 and $2,022,000 at December 31, 1998 and 1997, respectively.

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

At December 31, 1998 and 1997, the recorded investment in loans for which impairment has been recognized totaled $439,000 and $1,123,000, respectively. The entire balance of loans defined as impaired as of December 31, 1997 required no valuation allowance, while $430,000 of the loans identified as of December 31, 1998 required no valuation allowance. As of December 31, 1998, $9,000 of loans required a valuation allowance of approximately $9,000. Most of the loans identified as impaired are collateral-dependent. For the years ended December 31, 1998, 1997 and 1996, the average recorded investment in impaired loans was approximately $945,000, $2,105,000 and $4,288,000, respectively. QNB recognized $133,000, $86,000 and $50,000 of interest income on these loans in 1998, 1997 and 1996, respectively.

Net charge-offs were $119,000 in 1998, compared with $315,000 in 1997 and $199,000 in 1996. This level of charge-offs represents .07 percent of average loans in 1998, compared with .20 percent and .13 percent in 1997 and 1996, respectively. Gross charge-offs in 1998 were $152,000. Approximately $81,000 of these charge-offs relate to a loan to one borrower. This loan is now in other real estate owned. The decline in net charge-offs in 1998 is a function of the dramatic improvement in loan quality. Non-performing loans, including delinquent loans, are at historically low levels for QNB. The increase in the level of charge-offs between 1996 and 1997 relates to the charge-off and write-down on transfer of loans to other real estate owned of two groups of investment property loans to two different borrowers. These loans accounted for $204,000 of the charge-offs in 1997.

The allowance for loan losses was $2,951,000 at December 31, 1998, which represents 1.67 percent of total loans, compared to $2,670,000 and 1.59 percent of total loans at December 31, 1997. While the allowance is allocated to specific loans or loan categories, the total allowance is considered available for losses in the entire loan portfolio. While QNB believes that its allowance is adequate to cover losses in the loan portfolio, inherent uncertainties remain regarding future economic events and their potential impact on asset quality.

                                                        QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

AVERAGE DEPOSITS BY MAJOR CLASSIFICATION
-------------------------------------------------------------------------------------------------------------------------------
                                                              1998                         1997                     1996
-------------------------------------------------------------------------------------------------------------------------------
                                                      Balance        Rate          Balance      Rate        Balance      Rate
-------------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits ...............        $ 33,679         --          $ 30,225        --       $ 28,072        --
Interest-bearing demand accounts ............          41,988        1.37%          40,262       1.75%       38,936       1.81%
Money market accounts .......................          32,981        2.79           33,218       2.86        36,301       2.78
Savings .....................................          37,216        2.12           35,215       2.17        34,932       2.20
Time ........................................         106,324        5.48           97,944       5.48        89,208       5.36
Time deposits of $100,000 or more ...........          19,502        5.73           16,502       5.86        14,633       5.88
-------------------------------------------------------------------------------------------------------------------------------
     Total ..................................        $271,690        3.40%        $253,366       3.46%     $242,082       3.36%
===============================================================================================================================


MATURITY OF TIME DEPOSITS OF $100,000 OR MORE

---------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                 1998               1997           1996
---------------------------------------------------------------------------------------------------------------
Three months or less .......................................          $ 3,204            $ 3,189        $ 3,083
Over three months through six months .......................            3,610              3,396          3,615
Over six months through twelve months ......................            6,445              4,665          1,797
Over twelve months .........................................            4,318              4,452          5,638
---------------------------------------------------------------------------------------------------------------
     Total .................................................          $17,577            $15,702        $14,133
===============================================================================================================

DEPOSITS

QNB primarily attracts deposits from within its market area by offering various deposit products, including demand deposits, interest-bearing demand accounts, money market accounts, savings accounts and certificates of deposit.

Total deposits increased 4.5 percent to $279,223,000 at December 31, 1998. The increase was centered primarily in time deposits, which increased $9,892,000 or
8.4 percent between 1997 and 1998. Attractive rates on time deposits relative to rates on other interest-bearing accounts along with the introduction of the "Flex12" certificate of deposit contributed to the increase in time deposits. The "Flex12" has a twelve month maturity, allows for one no-penalty withdrawal, enables the holder to add funds to the account and pays a competitive rate. As of December 31, 1998, balances in the "Flex12" account totaled approximately $17,517,000. Total deposits increased 8.3 percent to $267,166,000 at December 31, 1997, from $246,744,000 at year-end 1996. The purchase of approximately $6,800,000 in deposits from First Lehigh Bank during the fourth quarter of 1997 contributed to this increase.

An analysis of the change in average deposits provides a more meaningful measure of deposit change. Average total deposits increased 7.2 percent in 1998 and 4.7 percent in 1997. Average non-interest-bearing deposits increased 11.4 percent to $33,679,000 in 1998. This followed a 7.7 percent increase in 1997. Non-interest-bearing deposits are an important source of funds for QNB because they are low cost. Average interest-bearing demand accounts increased 4.3 percent in 1998 to $41,988,000 and 3.4 percent in 1997 to $40,262,000. The increase in non-interest-bearing deposit accounts and interest-bearing demand accounts is a result of a number of factors, including: the purchase of deposits noted previously, the successful results of the business development program, as well as the addition of new customers resulting from the recent merger activity. QNB has been able to capitalize on the frustration of some former CoreStates customers, many of whom were going through their second transition in a matter of a few years with the merger with First Union. Many of these customers wanted to return to a community bank for personalized customer service and reasonable fees.

Average savings account balances were $37,216,000 for 1998, an increase of 5.7 percent from 1997. The popularity of the "YouthTrek" children's savings program contributed to the increase in total savings accounts. This program stresses the importance of saving money and uses the motto "Your Future is Bright, When You Save For It." The program features are fun yet educational and have been embraced by numerous children in the community. As of December 31, 1998, there were 3,222 children participating in the program.

Average time deposits increased 9.9 percent in 1998 and 10.2 percent in 1997. Average time deposits represent approximately 46.3 percent of total average deposits for 1998. Included within the purchase of deposits in 1997 was approximately $4,600,000 of time deposits. As mentioned previously, the introduction of the "Flex12" certificate of deposit had a significant impact on the growth in time deposits in 1998. Positively impacting time deposit balances during 1997 was a promotion introduced during the first quarter that enabled the holder of a 30-month certificate of deposit to increase the interest rate twice during the term of the certificate, should rates offered on the 30-month time deposit increase. To continue to attract and retain deposits, QNB will have to be competitive with respect to rates and will have to continuously develop new products that appeal to customers.

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

                                                        QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS


LIQUIDITY (continued)

Cash and due from banks, Federal funds sold, available-for-sale securities and loans held-for-sale totaled $93,860,000 at December 31, 1998 and $91,915,000 at December 31, 1997. These sources were adequate to meet seasonal deposit withdrawals during 1998 and should be adequate to meet normal fluctuations in loan demand and deposit withdrawals. Approximately $44,715,000 and $36,510,000 of available-for-sale securities at December 31, 1998 and 1997 were pledged as collateral for repurchase agreements, public deposits and other deposits as provided by law. Additional sources of liquidity are provided by the Bank's membership in the Federal Home Loan Bank and a $5,000,000 unsecured Federal funds line granted by the Bank's correspondent.

The consolidated statements of cash flows present the changes in cash and cash equivalents from operating, investing and financing activities. QNB's cash and cash equivalents increased $1,446,000 to $14,020,000 at December 31, 1998. This follows an increase in 1997 of $115,000 and a decrease in 1996 of $491,000. After adjusting net income for non-cash transactions, operating activities provided $2,427,000 in cash flow in 1998, compared to $4,521,000 in 1997 and $3,953,000 in 1996. The origination of residential mortgages held-for-sale in excess of the proceeds from the sale of residential mortgages account for approximately $1,718,000 of the decline in cash provided by operating activities in 1998. This cash will be realized during the first quarter of 1999 with the sale of the $3,601,000 in mortgages held-for-sale as of December 31, 1998. Proceeds from the sale of residential mortgages in excess of originations of mortgages held-for-sale of $1,487,000 contributed to the increase in cash provided by operating activities in 1997. Partially offsetting this inflow of cash was an increase in interest receivable and an increase in other assets, primarily the deposit premium.

Net cash used by investing activities of $16,196,000 in 1998 was primarily the result of loan growth. The net increase in loans was $8,771,000 in 1998. The purchase of investment securities exceeding the maturity, call or sale of securities totaled $3,317,000 in 1998. An increase in Federal funds sold of $2,847,000 and the purchase of single premium life insurance for $2,557,000 were additional uses of cash. Proceeds from the sale of student loans and other real estate owned provided $1,637,000 and $1,016,000 in cash during 1998. Net cash used by investing activities of $25,658,000 in 1997 was primarily a result of the purchase of investment securities exceeding the maturity, call or sale of securities, and loan growth. Purchases of investment securities totaled over $51,000,000 while proceeds from securities were only $31,595,000. The net increase in loans was over $12,000,000. A decrease in Federal funds sold of $4,458,000 funded some of this activity in 1997. Net cash used by investing activities of $6,095,000 in 1996 was primarily a result of loan growth and an increase in Federal funds sold. Net activity in the investment portfolio provided $2,305,000, while the sale of student loans and other real estate owned provided cash of $1,527,000 and $1,072,000, respectively. QNB anticipates a high volume of cash activity from investing activities in 1999 as a result of significant anticipated cash flow from calls and prepayments on investment securities.

Cash provided by financing activities of $15,215,000 in 1998 was primarily the result of an increase in time deposits and repurchase agreements during the year. Time deposits increased $9,892,000, while outstanding balances on repurchase agreements increased $4,501,000. The popularity of the "Flex12" certificate of deposit, as discussed previously, was the catalyst for the growth in time deposits. A more competitive interest rate on the repurchase agreements provided the impetus for the growth in this product. A 12.5 percent increase in the cash dividend from $.64 to $.72 per share decreased the cash provided by financing activities. Cash provided by financing activities of $21,252,000 in 1997 was a result of strong deposit growth. Non-interest-bearing deposits increased $6,659,000 while interest-bearing deposits increased $13,763,000. Increased marketing and business development activities along with competitive rates and products contributed to the growth in deposits. The purchase of $6,800,000 in deposits also contributed to the increase in cash provided by financing activities. A 14.3 percent increase in the cash dividend from $.56 to $.64 per share decreased the cash provided by financing activities. Cash provided by financing activities of $1,651,000 in 1996 was a result of growth in time deposits of $8,177,000. This offset withdrawals from money market accounts of $5,006,000, a decrease in short-term borrowings of $1,424,000 and the payment of $797,000 in common stock dividends.

CAPITAL ADEQUACY

A strong capital position is fundamental to support continued growth and profitability, to serve the needs of depositors, and to yield an attractive return for shareholders. QNB's shareholders' equity at December 31, 1998 was $28,338,000 or 8.73 percent of total assets, compared to shareholders' equity of $25,832,000 or 8.45 percent at December 31, 1997. At December 31, 1998, shareholders' equity included a positive adjustment of $916,000 related to the unrealized holding gains, net of taxes, on investment securities available-for-sale, while shareholders' equity at December 31, 1997 included a positive adjustment of $873,000. Without these adjustments, shareholders' equity to total assets would have been 8.45 percent and 8.16 percent at December 31, 1998 and 1997, respectively.

CAPITAL ANALYSIS
------------------------------------------------------------------
December 31,                                 1998          1997
------------------------------------------------------------------
Tier I
Shareholders' equity .............      $  28,338       $  25,832
Net unrealized securities gains ..           (916)           (873)
Intangible assets ................           (451)           (505)
------------------------------------------------------------------
Total Tier I risk-based capital ..         26,971          24,454

Tier II
Allowable portion of the allowance
  for loan losses ................          2,411           2,271
------------------------------------------------------------------
Total risk-based capital .........      $  29,382       $  26,725
==================================================================
Risk-weighted assets .............      $ 192,344       $ 181,249
==================================================================

Capital Ratios
-----------------------------------------------------------------------
December 31,                                          1998       1997
-----------------------------------------------------------------------
Tier I capital/risk-weighted assets                  14.02%      13.49%
Total risk-based capital/risk-weighted assets        15.28       14.74
Tier I capital/average assets (leverage ratio)        8.58        8.23

Shareholders' equity averaged $26,323,000 during 1998, an increase of 10.2 percent compared to 1997. The ratio of average total equity to average total assets improved to 8.48 percent for 1998, compared to 8.27 percent for 1997. The increase in the equity to asset ratio is a function of a significantly higher net income, an increase in capital retention despite a 12.5 percent increase in the cash dividend, and modest growth in average assets.

                                                        QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS


INTEREST RATE SENSITIVITY

------------------------------------------------------------------------------------------------------------------------------
                                         Within     3 to 6       6 months       1 to 3       3 to 5        After
December 31, 1998                       3 months    months       to 1 year       years        years      5 years        Total
------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-bearing balances ..........    $   117        --            --            --           --           --       $    117
Federal funds sold .................      4,869        --            --            --           --           --          4,869
Investment securities* .............     18,447     $10,467      $ 21,895      $ 45,169     $ 12,266     $ 10,523      118,767
Loans ..............................     43,764      10,901        16,448        49,377       33,258       22,695      176,443
------------------------------------------------------------------------------------------------------------------------------
Total rate sensitive assets ........     67,197      21,368        38,343        94,546       45,524       33,218     $300,196
Total cumulative assets ............    $67,197     $88,565      $126,908      $221,454     $266,978     $300,196
==============================================================================================================================
Liabilities
Interest-bearing non-maturing
  deposits .........................    $12,170     $ 4,477      $  8,889      $ 57,031     $ 15,409     $ 15,123     $113,099
Time deposits less than $100,000....     19,188      17,049        38,541        21,371       13,315         --        109,464
Time deposits over $100,000 ........      3,314       3,610         6,335         1,947        2,371         --         17,577
Short-term borrowings ..............     14,491        --            --            --           --           --         14,491
==============================================================================================================================
Total rate sensitive
  liabilities ......................     49,163      25,136        53,765        80,349       31,095       15,123     $254,631
Total cumulative liabilities .......    $49,163     $74,299      $128,064      $208,413     $239,508     $254,631
==============================================================================================================================
Gap during period ..................    $18,034     $(3,768)     $(15,422)     $ 14,197     $ 14,429     $ 18,095     $ 45,565
==============================================================================================================================
Cumulative gap .....................    $18,034     $14,266      $ (1,156)     $ 13,041     $ 27,470     $ 45,565
==============================================================================================================================
Cumulative gap/earning assets ......       6.01%       4.75%         (.39)%       4.34%        9.15%       15.18%
==============================================================================================================================
Cumulative gap ratio ...............       1.37        1.19           .99         1.06         1.11         1.18
==============================================================================================================================

* Excludes unrealized holding gains on available-for-sale securities of $1,386.

The Corporation is subject to restrictions on the payment of dividends to its stockholders pursuant to the Pennsylvania Business Corporation Law as amended (the "BCL"). The BCL operates generally to preclude dividend payments if the effect thereof would render the Corporation insolvent, as defined. As a practical matter, the Corporation's payment of dividends is contingent upon its ability to obtain funding in the form of dividends from the Bank. Payment of dividends to the Corporation by the Bank is subject to the restrictions set forth in the National Bank Act. Generally, the National Bank Act would permit the Bank to declare dividends in 1999 of approximately $2,945,000, plus an amount equal to the net profits of the Bank in 1999 up to the date of any such dividend declaration.

QNB is subject to various regulatory capital requirements as issued by Federal regulatory authorities. Regulatory capital is defined in terms of Tier I capital (shareholders' equity excluding unrealized gains or losses on available-for-sale securities, and intangible assets), Tier II capital which includes a portion of the allowance for loan losses, and total capital (Tier I plus Tier II). Risk-based capital ratios are expressed as a percentage of risk-weighted assets. Risk-weighted assets are determined by assigning various weights to all assets and off-balance sheet arrangements, such as letters of credit and loan commitments, based on associated risk. Regulators have also adopted minimum Tier I leverage ratio standards, which measure the ratio of Tier I capital to total assets. The minimum regulatory capital ratios are 4.00 percent for Tier I, 8.00 percent for total risk-based capital and 4.00 percent for leverage. Under the requirements, QNB has a Tier I capital ratio of 14.02 percent and 13.49 percent, a total risk-based ratio of 15.28 percent and 14.74 percent, and a leverage ratio of 8.58 percent and 8.23 percent at December 31, 1998 and 1997, respectively.

The Federal Deposit Insurance Corporation Improvement Act of 1991 established five capital level designations ranging from "well capitalized" to "critically undercapitalized." At December 31, 1998 and 1997 QNB met the "well capitalized" criteria, which requires minimum Tier I and total risk-based capital ratios of
6.00 percent and 10.00 percent, respectively, and a leverage ratio of 5.00 percent.

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

Gap analysis measures the difference between volumes of rate-sensitive assets and liabilities and quantifies these repricing differences for various time intervals. Static gap analysis describes interest rate sensitivity at a point in time. However, it alone does not accurately measure the magnitude of changes in net interest income since changes in interest rates do not impact all categories of assets and liabilities equally or simultaneously. Interest rate sensitivity analysis also involves assumptions on certain categories of assets and deposits. For purposes of interest rate sensitivity analysis, assets and liabilities are stated at their contractual maturity, estimated likely call date, or earliest repricing opportunity. Mortgage-backed securities and amortizing loans are scheduled based on their anticipated cash flow. Savings accounts, including passbook, statement savings, money market, and interest-bearing demand accounts, do not have a stated maturity or repricing term and can be withdrawn or repriced at any time. This may impact QNB's margin if more expensive alternative sources of deposits are required to fund loans or deposit runoff.

                                                        QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

INTEREST RATE SENSITIVITY (CONTINUED)

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

QNB primarily focuses on the management of the one-year interest rate sensitivity gap. At December 31, 1998, interest-earning assets scheduled to mature or likely to be called, repriced or repaid in one year were $126,908,000. Interest-sensitive liabilities scheduled to mature or reprice within one year were $128,064,000. The one year cumulative gap, which reflects QNB's interest sensitivity over a period of time, was a negative $1,156,000 at December 31, 1998. The cumulative one-year gap equals -.39 percent of total earning assets. This slightly negative or liability sensitive gap will generally benefit QNB in a falling interest rate environment, while rising interest rates could negatively impact QNB.

QNB also uses a simulation model to assess the impact of changes in interest rates on net interest income. The model reflects management's assumptions related to asset yields and rates paid on liabilities, deposit sensitivity, and the size, composition and maturity or repricing characteristics of the balance sheet. The assumptions are based on what management believes at that time to be the most likely interest rate environment. Management also evaluates the impact of higher and lower interest rates.

Actual results may differ from simulated results due to various factors including time, magnitude and frequency of interest rate changes, the relationship or spread between various rates, loan pricing and deposit sensitivity, and asset/liability strategies. Based on management's estimate of balance sheet growth and composition and interest rates for the next year, net interest income in 1999 is expected to modestly increase compared with 1998 net interest income. The projected increase in net interest income is primarily the result of forecasted growth in total assets and a change in the composition of earning assets, with the loan-to-earning assets ratio increasing. These factors will be partially offset by a slight decrease in the net interest margin.

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

In the event QNB should experience a mismatch in its desired gap ranges or an excessive decline in its net interest income subsequent to an immediate and sustained change in interest rates, it has a number of options which it could utilize to remedy such a mismatch. QNB could restructure its investment portfolio through the sale or purchase of securities with more favorable repricing attributes. It could also emphasize loan products with appropriate maturities or repricing attributes, or it could attract deposits or obtain borrowings with desired maturities.

The nature of QNB's current operation is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Corporation nor the Bank owns trading assets. At December 31, 1998, QNB did not have any hedging transactions in place such as interest rate swaps, caps or floors.

The table below summarizes estimated changes in net interest income over a twelve month period, under various interest rate scenarios.

-------------------------------------------------------------------------------------------------------------------------
Change in Interest Rates                                   Net Interest Income       Dollar Change         Percent Change
-------------------------------------------------------------------------------------------------------------------------
December 31, 1998
+300 Basis Points .................................               $11,651              $(1,180)               (9.20)%
+200 Basis Points .................................                12,079                 (752)               (5.86)
+100 Basis Points .................................                12,507                 (324)               (2.53)
FLAT RATE .........................................                12,831                 --                    --
-100 Basis Points .................................                13,018                  187                 1.46
-200 Basis Points .................................                12,940                  109                  .85
-300 Basis Points .................................                12,653                 (178)               (1.39)
-------------------------------------------------------------------------------------------------------------------------
December 31, 1997
-------------------------------------------------------------------------------------------------------------------------
+300 Basis Points .................................               $11,692              $  (927)               (7.35)%
+200 Basis Points .................................                12,023                 (596)               (4.72)
+100 Basis Points .................................                12,351                 (268)               (2.12)
FLAT RATE .........................................                12,619                 --                    --
-100 Basis Points .................................                12,757                  138                 1.10
-200 Basis Points .................................                12,810                  191                 1.51
-300 Basis Points .................................                12,658                   39                  .31
-------------------------------------------------------------------------------------------------------------------------

                                                        QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

IMPACT OF YEAR 2000

At the close of 1998, QNB continued to actively address all issues surrounding the Year 2000. The Year 2000 challenge faces all users of automated systems, including information systems. Many computer systems process data using only two digits to represent the year of a transaction, rather than storing the full four-digit year. If renovations are not done to these systems, they may not operate properly when the last two digits become "00," as will occur on January 1, 2000. The problem could affect a wide variety of automated systems, including mainframe systems, personal computers, application processing systems, resource allocation systems, communications systems, environmental systems, and other information systems.

In 1997, QNB developed a five phase plan to address the Year 2000. The five phases include Awareness, Assessment, Renovation, Validation and Implementation.

The Awareness phase included the establishment of a team of employees, including Senior Management. The focus of this team was development and sharing of information to insure that our employees, systems providers, and customers were aware of the Bank's Year 2000 strategies. This team provides updates to the Bank's Board of Directors on a quarterly basis. While the initial Awareness effort was completed in 1997, the Bank continues to promote awareness by maintaining close contact with systems providers, key customers, vendors, and other stakeholders.

The Assessment phase included the identification of all systems on which QNB relies to provide the services our stakeholders rely upon. These systems were risk ranked according to their importance to providing uninterrupted services; they were further ranked to identify those systems that are mission critical for delivery of products and services. This phase also included the inventory of all hardware, software, and systems, as well as customer and vendor interdependencies. The Assessment phase has been completed.

The Renovation phase includes code enhancement, vendor validation, and hardware and software upgrades as needed. Largely, the systems used by QNB are purchased from outside vendors. The vendors are responsible for maintenance and upgrades to the systems as part of systems maintenance agreements; these upgrades include the modifications necessary to enable uninterrupted usage after December 31, 1999. In a few instances, vendors did not provide the Bank with assurance that their systems would be Year 2000-ready or available for the testing we required in a timely manner. In those cases, the Bank elected to replace those systems with others that were already Year 2000 certified. At year-end, anticipated replacements were scheduled for installation in early 1999. Renovation was about 75% complete and on target for completion during 1999.

The Validation phase includes testing of all impacted applications, both internally developed and third-party provided. Testing of systems began in 1998. A test system was purchased to replicate the mainframe hardware used to facilitate our mission critical core account processing systems. A test plan detailing plans to `validate' all inventoried systems was developed, reviewed by Senior Management and internal audit, adopted by the Board of Directors, and reviewed by the Office of the Comptroller of Currency for completeness, thoroughness, and value in validating the Year 2000 compliant nature of tested products.

Validation involves not only extensive in-house testing, but also interpretation and evaluation of vendor proxy tests and/or vendor certifications. Where appropriate, validation expands to testing systems that must integrate with other systems to effectively process. The Year 2000 team, including Senior Management in each division of the Bank, reviews the various components of each validation to measure its reliability and completeness. Only after passing this thorough review is a product deemed `compliant' with QNB's definition of Year 2000-ready. Mission critical systems are given the greatest scrutiny in this validation process.

Testing is anticipated to be nearly complete in the first quarter of 1999. As of year-end 1998, testing was substantially complete on all in-house mission critical systems. The Bank continues to review progress with utility companies providing services to the Bank to measure their progress for Year 2000 readiness.

Contingency plans for systems that are not expected to be Year 2000 ready by December 31, 1999 will be developed as necessary. As of year-end 1998, there were no systems for which contingency plans were necessary. In addition, business resumption plans are being developed to handle any unexpected situations that may arise on January 1, 2000.

The Implementation phase includes incorporating all changes, achieving certification of Year 2000 compliance, and implementing contingency plans, if necessary. QNB's plan also includes reviewing any potential risks associated with the loan, deposit, and investment portfolios due to Year 2000 issues.

Based on currently available information, management does not anticipate that the cost to address Year 2000 issues will have a significant impact on QNB's financial condition, results of operations, liquidity or capital resources. The total anticipated cost for Year 2000 compliance is under $100,000. A significant portion of the Bank's costs are not incremental, but rather represent the redeployment of existing information technology and management resources. The only major investment in technology made partially as a result of the Year 2000, is the purchase of an imaging system for item processing. QNB's item processing system was deemed not to be Year 2000 compliant after QNB had previously adopted a long range technology plan which included migrating to imaging during 1999. The new system is scheduled to be installed during the first quarter of 1999. The estimated cost of the imaging system is approximately $325,000.

Through QNB's Year 2000 team efforts, three areas of Year 2000 exposure have been identified: 1) customer uncertainty; 2) utility and communications companies; and 3) indirect debit and ATM gateways. QNB is addressing these areas through its business resumption plans. A Year 2000 business resumption program is being prepared and scheduled to be published in the first quarter of 1999.

OTHER ITEMS

Management is not aware of any current specific recommendations by regulatory authorities, or proposed legislation, which if they were implemented, would have a material adverse effect upon the liquidity, capital resources, or results of operations; although the general cost of compliance with numerous and multiple Federal and State laws and regulations does have, and in the future may have, a negative impact on QNB's results of operations.

                                                        QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS


CONSOLIDATED QUARTERLY FINANCIAL DATA

-------------------------------------------------------------------------------------------------------------------------------
                                                     Quarters Ending 1998                            Quarters Ending 1997
                                          March 31    June 30   Sept. 30   Dec. 31    March 31   June 30    Sept. 30    Dec. 31
-------------------------------------------------------------------------------------------------------------------------------
Interest income .......................   $5,455      $5,688     $5,582     $5,470     $5,063     $5,252     $5,398     $5,409
Interest expense ......................    2,320       2,412      2,491      2,351      2,162      2,247      2,301      2,356
-------------------------------------------------------------------------------------------------------------------------------
Net interest income ...................    3,135       3,276      3,091      3,119      2,901      3,005      3,097      3,053
Provision for loan losses .............      100         100        100        100        100        100        100        100
Non-interest income ...................      613         519        548        583        627        449        482        445
Non-interest expense ..................    2,268       2,408      2,348      2,740      2,279      2,254      2,238      2,504
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes ............    1,380       1,287      1,191        862      1,149      1,100      1,241        894
Provision for income taxes ............      403         346        327        196        328        319        361        245
-------------------------------------------------------------------------------------------------------------------------------
Net Income ............................   $  977      $  941     $  864     $  666     $  821     $  781     $  880     $  649
===============================================================================================================================
Net Income Per Share - basic ..........   $  .68      $  .66     $  .60     $  .47     $  .58     $  .55     $  .62     $  .45
===============================================================================================================================
Net Income Per Share - diluted ........   $  .68      $  .65     $  .60     $  .46     $  .57     $  .54     $  .61     $  .45
===============================================================================================================================


SELECTED FINANCIAL AND OTHER DATA

-------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                               1998           1997             1996          1995           1994
-------------------------------------------------------------------------------------------------------------------------
Income and Expense
Interest income ..........................           $22,195        $21,122         $19,816        $19,716        $17,865
Interest expense .........................             9,574          9,066           8,413          8,337          6,459
-------------------------------------------------------------------------------------------------------------------------
Net interest income ......................            12,621         12,056          11,403         11,379         11,406
Provision for loan losses ................               400            400             400          1,010            600
Non-interest income ......................             2,247          1,995           1,850          1,393          1,598
Non-interest expense .....................             9,748          9,267           9,004          9,539          9,719
-------------------------------------------------------------------------------------------------------------------------
Income before income taxes ...............             4,720          4,384           3,849          2,223          2,685
Provision for income taxes ...............             1,272          1,253           1,048            536            681
-------------------------------------------------------------------------------------------------------------------------
Net income ...............................           $ 3,448        $ 3,131         $ 2,801        $ 1,687        $ 2,004
=========================================================================================================================


Per Share Data
Net income - basic .................................     $     2.41      $     2.19      $     1.97      $     1.19      $     1.41
Net income - diluted ...............................           2.39            2.18            1.95            1.18            1.41
Book value .........................................          19.77           18.05           15.97           14.66           12.53
Cash dividends .....................................            .72             .64             .56             .50             .50
Average common shares outstanding - basic ..........      1,431,724       1,427,981       1,424,112       1,421,378       1,417,395
Average common shares outstanding - diluted ........      1,441,436       1,433,943       1,433,179       1,426,720       1,419,958

Balance Sheet at Year-end
Loans, net of unearned income ......................     $  176,443      $  167,720      $  159,278      $  155,957      $  153,993
Investment securities available-for-sale ...........         70,088          75,920          52,779          55,380          49,838
Investment securities held-to-maturity .............         50,065          40,400          42,699          42,515          35,636
Other earning assets ...............................          4,986           2,151           6,488           2,915           8,439
Total assets .......................................        324,672         305,772         280,447         276,049         268,260
Deposits ...........................................        279,223         267,166         246,744         242,887         240,896
Short-term borrowings ..............................         14,491          10,342           8,675          10,099           7,537
Shareholders' equity ...............................         28,338          25,832          22,775          20,866          17,784

Selected Financial Ratios
Net interest margin ................................           4.51%           4.60%           4.58%           4.64%           4.89%
Net income as a percentage of:
   Average total assets ............................           1.11            1.08            1.02             .63             .77
   Average shareholders' equity ....................          13.10           13.11           12.94            8.46           10.56
Average shareholders' equity to average
     total assets ..................................           8.48            8.27            7.89            7.39            7.32
Dividend payout ratio ..............................          29.90           29.22           28.47           42.13           35.36

                                                        QNB CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

                                                                                      (in thousands)
-------------------------------------------------------------------------------------------------------
December 31,                                                                          1998         1997
-------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks ......................................................   $  14,020    $  12,574
Federal funds sold ...........................................................       4,869        2,022
Investment securities
     available-for-sale ......................................................      70,088       75,920
     held-to-maturity (market value $50,473 and $40,713) .....................      50,065       40,400
Total loans, net of unearned income of $412 and $448 .........................     176,443      167,720
     Allowance for loan losses ...............................................      (2,951)      (2,670)
-------------------------------------------------------------------------------------------------------
         Net loans ...........................................................     173,492      165,050
Premises and equipment, net ..................................................       4,520        4,066
Other real estate owned ......................................................         696        1,564
Accrued interest receivable ..................................................       1,900        2,007
Other assets .................................................................       5,022        2,169
-------------------------------------------------------------------------------------------------------
Total assets .................................................................   $ 324,672    $ 305,772
=======================================================================================================

Liabilities
Deposits
     Demand, non-interest-bearing ............................................   $  39,083    $  38,692
     Interest-bearing demand accounts ........................................      46,411       42,176
     Money market accounts ...................................................      29,918       32,520
     Savings .................................................................      36,770       36,629
     Time ....................................................................     109,464      101,447
     Time over $100,000.......................................................      17,577       15,702
-------------------------------------------------------------------------------------------------------
         Total deposits ......................................................     279,223      267,166
Short-term borrowings ........................................................      14,491       10,342
Accrued interest payable .....................................................       1,185        1,057
Other liabilities ............................................................       1,435        1,375
-------------------------------------------------------------------------------------------------------
Total liabilities ............................................................     296,334      279,940
=======================================================================================================

Commitments and contingencies

Shareholders' Equity
Common stock, par value $1.25 per share;
     authorized 5,000,000 shares; issued 1,433,066 shares and 1,431,240 shares       1,791        1,789
Surplus ......................................................................       4,413        4,369
Retained earnings ............................................................      21,218       18,801
Accumulated other comprehensive income .......................................         916          873
-------------------------------------------------------------------------------------------------------
Total shareholders' equity ...................................................      28,338       25,832
-------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity ...................................   $ 324,672    $ 305,772
=======================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

                                                        QNB CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

                                                          (in thousands, except share data)
------------------------------------------------------------------------------------------
Year Ended December 31, ....................................      1998      1997      1996
------------------------------------------------------------------------------------------
Interest Income
Interest and fees on loans .................................   $14,568   $14,141   $13,470
Interest and dividends on investment securities:
     Taxable ...............................................     6,671     6,227     5,584
     Tax-exempt ............................................       638       532       509
Interest on Federal funds sold .............................       314       220       252
Interest on interest-bearing balances ......................         4         2         1
------------------------------------------------------------------------------------------
         Total interest income .............................    22,195    21,122    19,816
------------------------------------------------------------------------------------------
Interest Expense
Interest on deposits
     Interest-bearing demand accounts ......................       576       706       707
     Money market accounts .................................       921       951     1,011
     Savings ...............................................       789       765       772
     Time ..................................................     5,824     5,365     4,799
     Time over $100,000 ....................................     1,117       968       863
Interest on short-term borrowings ..........................       347       311       261
------------------------------------------------------------------------------------------
         Total interest expense ............................     9,574     9,066     8,413
------------------------------------------------------------------------------------------
         Net interest income ...............................    12,621    12,056    11,403
Provision for loan losses ..................................       400       400       400
------------------------------------------------------------------------------------------
         Net interest income after provision for loan losses    12,221    11,656    11,003
------------------------------------------------------------------------------------------
Non-Interest Income
Fees for services to customers .............................     1,088     1,076     1,095
Mortgage servicing fees ....................................       156       181       208
Net gain on investment securities available-for-sale .......        66       134       102
Net gain on sale of loans ..................................       290        81        89
Other operating income .....................................       647       523       356
------------------------------------------------------------------------------------------
         Total non-interest income .........................     2,247     1,995     1,850
------------------------------------------------------------------------------------------
Non-Interest Expense
Salaries and employee benefits .............................     5,561     5,411     5,185
Net occupancy expense ......................................       666       666       687
Furniture and equipment expense ............................       735       697       697
Marketing expense ..........................................       371       303       287
Other real estate owned expense ............................       312       273       253
Other expense ..............................................     2,103     1,917     1,895
------------------------------------------------------------------------------------------
         Total non-interest expense ........................     9,748     9,267     9,004
------------------------------------------------------------------------------------------
     Income before income taxes ............................     4,720     4,384     3,849
Provision for income taxes .................................     1,272     1,253     1,048
------------------------------------------------------------------------------------------
     Net Income ............................................   $ 3,448   $ 3,131   $ 2,801
==========================================================================================
     Net Income Per Share - Basic ..........................   $  2.41   $  2.19   $  1.97
==========================================================================================
     Net Income Per Share - Diluted ........................   $  2.39   $  2.18   $  1.95
==========================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

                                                        QNB CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------------------
                                                                                  Accumulated
                                                                                     Other
                                                      Number     Comprehensive   Comprehensive   Common
(in thousands, except share data)                  of Shares         Income         Income       Stock       Surplus
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995........................    1,423,838                      $ 222       $ 1,780    $ 4,283

Net income........................................           --     $ 2,801             --            --         --
Other comprehensive income, net of tax
     Unrealized holding (losses) on
       investment securities available-for-sale...           --         (43)            --            --         --
     Reclassification adjustment for
       gains included in net income...............           --         (67)
                                                                      -----
     Other comprehensive income...................           --        (110)          (110)           --         --
                                                                      -----
Comprehensive income..............................     $  2,691
                                                       ========
Cash dividends paid
     ($.56 per share).............................           --          --             --            --         --
Stock issue - 401(k) plan.........................          435          --             --            --         14
Stock issued for options exercised................        1,678          --             --             2         (1)
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996 .......................    1,425,951          --            112         1,782      4,296
---------------------------------------------------------------------------------------------------------------------
Net income........................................           --    $  3,131             --            --         --
Other comprehensive income, net of tax
     Unrealized holding gains on
       investment securities available-for-sale...           --         849             --            --         --
     Reclassification adjustment for
       gains included in net income...............           --         (88)
                                                                       ----
     Other comprehensive income...................           --         761            761            --         --
                                                                       ----
Comprehensive income..............................                 $  3,892
                                                                   ========
Cash dividends paid
     ($.64 per share).............................           --          --             --            --         --
Stock issued - 401(k) plan........................          311          --             --            --          9

Stock issued - Employee stock purchase plan.......        1,154          --             --             2         34
                                                                                                            --
Stock issued for options exercised................        3,824          --             --             5         30
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997........................    1,431,240          --            873         1,789      4,369
---------------------------------------------------------------------------------------------------------------------
Net income........................................           --    $  3,448             --            --         --
Other comprehensive income, net of tax
     Unrealized holding gains on
       investment securities available-for-sale...           --          87             --            --         --
     Reclassification adjustment for
       gains included in net income...............           --         (44)
                                                                       ----
     Other comprehensive income...................           --          43             43            --         --
                                                                       ----
Comprehensive income..............................                 $  3,491
                                                                   ========
Cash dividends paid
     ($.72 per share).............................           --          --             --            --         --

Stock issue -Employee stock purchase plan.........        1,226          --             --             1         44
Stock issued for options exercised................          600          --             --             1         --
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998 .......................    1,433,066          --          $ 916      $  1,791   $  4,413
---------------------------------------------------------------------------------------------------------------------



CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------


                                                           Retained
(in thousands, except share data)                          Earnings          Total
-----------------------------------------------------------------------------------
Balance, December 31, 1995........................         $ 14,581        $ 20,866

Net income........................................            2,801           2,801
Other comprehensive income, net of tax
     Unrealized holding (losses) on
       investment securities available-for-sale...               --              --
     Reclassification adjustment for
       gains included in net income...............

     Other comprehensive income...................               --            (110)

Comprehensive income..............................

Cash dividends paid
     ($.56 per share).............................             (797)           (797)
Stock issue - 401(k) plan.........................              --               14
Stock issued for options exercised................              --                1
-----------------------------------------------------------------------------------
Balance, December 31, 1996 .......................           16,585          22,775
-----------------------------------------------------------------------------------
Net income........................................            3,131           3,131
Other comprehensive income, net of tax
     Unrealized holding gains on
       investment securities available-for-sale...               --              --
     Reclassification adjustment for
       gains included in net income...............

     Other comprehensive income...................               --             761

Comprehensive income..............................

Cash dividends paid
     ($.64 per share).............................             (915)           (915)
Stock issued - 401(k) plan........................               --
                                                                 --               9
Stock issued - Employee stock purchase plan.......
                                                                 --              36
Stock issued for options exercised................               --              35
-----------------------------------------------------------------------------------
Balance, December 31, 1997........................           18,801          25,832
-----------------------------------------------------------------------------------
Net income........................................            3,448           3,448
Other comprehensive income, net of tax
     Unrealized holding gains on
       investment securities available-for-sale...               --              --
     Reclassification adjustment for
       gains included in net income...............

     Other comprehensive income...................               --              43

Comprehensive income..............................

Cash dividends paid
     ($.72 per share).............................           (1,031)         (1,031)

Stock issue -Employee stock purchase plan.........               --              45
Stock issued for options exercised................               --               1
-----------------------------------------------------------------------------------
Balance, December 31, 1998 .......................         $ 21,218        $ 28,338
-----------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                                                        QNB CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                  (in thousands)
------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                                    1998        1997        1996
------------------------------------------------------------------------------------------------------------------------
   Net income ......................................................................   $  3,448    $  3,131     $  2,801
   Adjustments to reconcile net income to net cash provided by operating activities
     Provision for loan losses .....................................................        400         400          400
     Depreciation and amortization .................................................        505         491          521
     Securities gains ..............................................................        (66)       (134)        (102)
     Net gain on sale of loans .....................................................       (290)        (81)         (89)
     Proceeds from sales of residential mortgages ..................................     13,603       2,539        3,569
     Originations of residential mortgages held-for-sale ...........................    (15,321)     (1,052)      (3,069)
     (Gain) loss on disposal of premises and equipment .............................         (2)          1           --
     Writedowns, net of losses (gains) on sales of other real estate owned .........        152          25          (67)
     Deferred income tax provision .................................................       (164)        (24)         (69)
     Change in income taxes payable ................................................         28         (10)        (183)
     Net decrease (increase) in accrued interest receivable ........................        107        (318)         254
     Net amortization of premiums and discounts ....................................         14           4           48
     Net increase (decrease) in accrued interest payable ...........................        128          45          (28)
     Increase in other assets ......................................................       (181)       (632)        (196)
     Increase in other liabilities .................................................         60         134          163
     Other .........................................................................          6           2           --
------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities .....................................      2,427       4,521        3,953
------------------------------------------------------------------------------------------------------------------------
Investing Activities
   Proceeds from maturities and calls of investment securities
     available-for-sale ............................................................     26,332      11,506       16,170
     held-to-maturity ..............................................................     16,578       6,170        7,531
   Proceeds from sales of investment securities
     available-for-sale ............................................................      6,227      13,919       18,526
   Purchase of investment securities
     available-for-sale ............................................................    (26,650)    (47,310)     (32,233
     held-to-maturity ..............................................................    (26,204)     (3,844)      (7,689)
   Net (increase) decrease in Federal funds sold ...................................     (2,847)      4,458       (3,573)
   Proceeds from sales of student loans ............................................      1,637       1,499        1,527
   Net increase in loans ...........................................................     (8,771)    (12,284)      (7,083)
   Net purchases of premises and equipment .........................................       (957)       (200)        (343)
   Proceeds from the sale of other real estate owned ...............................      1,016         428        1,072
   Purchase of single premium life insurance .......................................     (2,557)         --           --
------------------------------------------------------------------------------------------------------------------------
     Net cash used by investing activities .........................................    (16,196)    (25,658)      (6,095)
------------------------------------------------------------------------------------------------------------------------
Financing Activities
   Net increase in non-interest-bearing deposits ...................................        391       6,659          151
   Net increase (decrease) in interest-bearing deposits ............................     11,666      13,763        3,706
   Net increase (decrease) in short-term borrowings ................................      4,149       1,667       (1,424)
   Cash dividends paid .............................................................     (1,031)       (915)        (797)
   Proceeds from issuance of common stock ..........................................         40          78           15
------------------------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities .....................................     15,215      21,252        1,651
------------------------------------------------------------------------------------------------------------------------
     Increase (decrease) in cash and cash equivalents ..............................      1,446         115         (491)
     Cash and cash equivalents at beginning of year ................................     12,574      12,459       12,950
------------------------------------------------------------------------------------------------------------------------
     Cash and cash equivalents at end of year ......................................   $ 14,020    $ 12,574     $ 12,459
========================================================================================================================
Supplemental Cash Flow Disclosures
   Interest paid ...................................................................   $  9,446    $  9,021     $  8,441
   Income taxes paid ...............................................................      1,395       1,280        1,250
   Non-Cash Transactions
     Transfer of loans to other real estate owned ..................................        300         622        1,625
     Change in net unrealized holding gains (losses), net of taxes,
     on investment securities .....................................................          43         761         (110)

The accompanying notes are an integral part of the consolidated financial statements.

                                                        QNB CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

Business

QNB Corp. through its subsidiary bank, The Quakertown National Bank, provides a full range of banking services to individual and corporate customers through its branch banking system located in Upper Bucks, Northern Montgomery and Southern Lehigh Counties in Pennsylvania. QNB Corp. manages its business as a single operating segment. The Quakertown National Bank is subject to competition from other financial institutions and other financial services companies with respect to these services and customers. QNB Corp. is also subject to the regulations of certain federal agencies and undergoes periodic examinations by such regulatory authorities.

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

Non-Performing Assets

Non-performing assets are comprised of non-accrual loans and other real estate owned. Non-accrual loans are those on which the accrual of interest has ceased. Commercial loans are placed on non-accrual status immediately if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more and collateral is insufficient to cover principal and interest. Interest accrued, but not collected at the date a loan is placed on non-accrual status, is reversed and charged against interest income. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest income, depending on management's assessment of ultimate collectibility of principal and interest. Loans are returned to an accrual status when the borrower's ability to make periodic principal and interest payments has returned to normal (i.e. - brought current with respect to principal or interest or restructured) and the paying capacity of the borrower and/or the underlying collateral is deemed sufficient to cover principal and interest. Consumer loans are not automatically placed on non-accrual status when principal or interest payments are 90 days past due, but; in most instances, are charged-off when deemed uncollectible or after reaching 120 days past due.

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

                                                        QNB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Allowance for Loan Losses

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

Significant estimates are made by management in determining the allowance for loan losses. Consideration is given to a variety of factors in establishing these estimates including: current economic conditions, diversification of the loan portfolio, delinquency statistics, results of internal loan reviews, borrowers' perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or the present value of future cash flows. Since the allowance for loan losses is dependent, to a great extent, on conditions that may be beyond QNB's control, it is at least reasonably possible that management's estimates of the allowance for loan losses and actual results could differ in the near term.

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

Transfers and Servicing of Financial Assets

QNB continues to carry servicing assets, relating to mortgage loans it has sold. Such servicing assets are recorded based on the relative fair values of the servicing assets and loans sold at the date of transfer. The servicing asset is amortized in proportion to and over the period of net servicing income. Servicing assets are assessed for impairment based on their fair value.

Premises and Equipment

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

Comprehensive Income

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

SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The requirements of this Statement are disclosed in the Statements of Shareholders' Equity and in Note 17.

                                                        QNB CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Segment Reporting

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

SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. This Statement is a disclosure requirement and does not have an effect on QNB's financial position or results of operations. Since QNB operates its business as a single operating segment, no additional disclosure is required.

Employers' Disclosure about Pension
and Other Postretirement Benefits

In February 1998, the FASB issued Statement No. 132, "Employers' Disclosure about Pension and Other Postretirement Benefits," (SFAS No. 132) which amends the disclosure requirements of SFAS No. 87, "Employers' Accounting for Pensions", SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions". SFAS No. 132 is applicable to all entities. This Statement standardizes the disclosure requirements of SFAS Nos. 87 and 106 to the extent practicable and recommends a parallel format for presenting information about pensions and other postretirement benefits. SFAS No. 132 only addresses disclosure and does not change any of the measurement recognition provisions of Statement Nos. 87, 88, and 106. This Statement is effective for fiscal years beginning after December 15, 1997. Restatement of comparative period disclosures is required unless the information is not readily available, in which case the notes to the financial statements shall include all available information and a description of information not available. No additional disclosures were required since QNB does not currently offer postretirement benefits.

Derivative Instruments and Hedging Activities

In June 1998 the FASB issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). This Statement standardizes the accounting for derivative instruments, including certain derivative instruments imbedded in other contracts, and those used for hedging activities, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. The Statement categorizes derivatives used for hedging purposes as either fair value hedges, cash flow hedges, foreign currency fair value hedges, foreign currency cash flow hedges, or hedges of net investments in foreign operations. The Statement generally provides for matching of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk, so long as the hedge is effective. QNB has not yet determined the impact, if any, of this Statement, including its provisions for the potential reclassifications of investment securities on earnings, financial condition or equity.

Statement of Cash Flows

Cash and cash equivalents for purposes of this statement consist of cash and due from banks.

NOTE 2 - EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share (share and per share data not in thousands):
--------------------------------------------------------------------------------
                                         1998         1997         1996
--------------------------------------------------------------------------------
Numerator for basic
  and diluted earnings
    per share - net income .....   $    3,448   $    3,131   $    2,801
================================================================================
Denominator for basic
  earnings per share - weighted
    average shares outstanding .    1,431,724    1,427,981    1,424,112
Effect of dilutive securities -
  employee stock options .......        9,712        5,962        9,067
--------------------------------------------------------------------------------
Denominator for diluted earnings
  per share - adjusted weighted
    average shares outstanding .    1,441,436    1,433,943    1,433,179
================================================================================
Earnings per share - basic .....   $     2.41   $     2.19   $     1.97
Earnings per share - diluted ...   $     2.39   $     2.18   $     1.95
--------------------------------------------------------------------------------

NOTE 3 - ACQUISITION

On October 30, 1997, QNB completed its purchase of certain assets and liabilities of the Quakertown office of First Lehigh Bank. Included in the purchase were approximately $6,800,000 of deposits. The transaction was accounted for using the purchase method of accounting. The premium on deposits is being amortized over a 10 year period.

NOTE 4 - CASH AND DUE FROM BANKS

Included in cash and due from banks are reserves in the form of deposits with the Federal Reserve Bank of $2,212,000 and $1,481,000 to satisfy federal regulatory requirements as of December 31, 1998 and 1997.

                                                        QNB CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - INVESTMENT SECURITIES

Available-For-Sale

The amortized cost and estimated fair values of investment securities available-for-sale at December 31, 1998 and 1997 were as follows:
-----------------------------------------------------------------------------------------------------------------------
December 31,                                          1998                                       1997
                                                Gross      Gross                            Gross      Gross
                                 Aggregate unrealized unrealized            Aggregate  unrealized unrealized
                                      fair    holding    holding  Amortized      fair     holding    holding  Amortized
                                     value      gains     losses    cost        value       gains     losses       cost
-----------------------------------------------------------------------------------------------------------------------
U.S. Treasury ..................   $ 9,180   $   162      --     $ 9,018      $ 9,633   $    99         --      $ 9,534
U.S. Government agencies .......    47,356       620   $    20    46,756       55,586       497   $      42      55,131
State and municipal securities .       518        27      --         491          511        21         --          490
Mortgage-backed securities .....     9,338        53         9     9,294        8,152        55          17       8,114
Equity and other debt securities     3,696       554      --       3,142        2,038       710         --        1,328
-----------------------------------------------------------------------------------------------------------------------
Total investment securities
   available-for-sale ..........   $70,088   $ 1,416   $    29   $68,701      $75,920   $ 1,382     $    59     $74,597
=======================================================================================================================

The amortized cost and estimated fair value of securities available-for-sale by contractual maturity at December 31, 1998 are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.
--------------------------------------------------------------------------------

                                                   Aggregate
                                                        fair           Amortized
December 31, 1998                                      value                cost
--------------------------------------------------------------------------------
Due in one year or less ..............               $ 4,550             $ 4,512
Due after one year through five years                 19,306              19,019
Due after five years through ten years                32,732              32,293
Due after ten years ..................                   518                 491
Mortgage-backed securities ...........                 9,338               9,294
Equity securities ....................                 3,644               3,092
--------------------------------------------------------------------------------
Total securities available-for-sale...               $70,088             $68,701
================================================================================
Proceeds from sales of investment securities available-for-sale are as follows:
----------------------------------------------
                      1998      1997      1996
----------------------------------------------
Proceeds .......   $ 6,227   $13,919   $18,526
Gross gains ....       106       181       122
Gross losses ...        40        47        20


Held-To-Maturity

The amortized cost and estimated fair values of investment securities held-to-maturity at December 31, 1998 and 1997 were as follows:
------------------------------------------------------------------------------------------------------------------------
December 31,                                              1998                                           1997
                                              Gross      Gross                               Gross      Gross
                                         unrealized unrealized  Aggregate               unrealized unrealized  Aggregate
                               Amortized    holding    holding    fair        Amortized    holding    holding       fair
                                    cost      gains     losses    value            cost      gains     losses      value
------------------------------------------------------------------------------------------------------------------------

State and municipal securities   $14,668   $   360      --     $15,028          $10,136   $   171   $     1      $10,306
Mortgage-backed securities ...    35,319       110   $    62    35,367           30,186       193        50       30,329
Equity securities ............        78      --        --          78               78      --        --             78
------------------------------------------------------------------------------------------------------------------------
Total investment securities
   held-to-maturity ..........   $50,065   $   470   $    62   $50,473          $40,400   $   364   $    51      $40,713
========================================================================================================================

                                                        QNB CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The amortized cost and estimated fair values of securities held-to-maturity by contractual maturity at December 31, 1998 are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties. Mortgage-backed securities are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.
--------------------------------------------------------------------------------
                                                                       Aggregate
                                                  Amortized                 fair
December 31, 1998                                      cost                value
--------------------------------------------------------------------------------
Due in one year or less .................              --                    --
Due after one year through five years....          $ 5,108               $ 5,240
Due after five years through ten years...            9,391                 9,619
Due after ten years .....................              169                   169
Mortgage-backed securities ..............           35,319                35,367
Equity securities .......................               78                    78
--------------------------------------------------------------------------------
Total securities held-to-maturity .......          $50,065               $50,473
================================================================================
There were no sales of investment securities classified as held-to-maturity during 1998, 1997 or 1996. At December 31, 1998 and 1997, investment securities totaling $44,715,000 and $36,510,000 were pledged as collateral for repurchase agreements, public deposits and other deposits as provided by law.

NOTE 6 - LOANS
--------------------------------------------------------------------------------
December 31,                                          1998                  1997
--------------------------------------------------------------------------------
Commercial and industrial ............            $ 35,003              $ 32,794
Agricultural .........................               3,446                 2,845
Construction .........................                 782                   813
Real estate-commercial ...............              60,708                58,783
Real estate-residential ..............              71,052                67,621
Consumer .............................               5,864                 5,312
--------------------------------------------------------------------------------

Total loans ..........................             176,855               168,168
Less unearned income .................                 412                   448
--------------------------------------------------------------------------------
Total loans, net of unearned income...            $176,443              $167,720
================================================================================
Real estate commercial loans include all loans collateralized at least in part by commercial real estate. These loans may not be for the expressed purpose of conducting commercial real estate transactions.

Included in real estate residential loans at December 31, 1998 and 1997, are $3,601,000 and $481,000 of residential mortgage loans held-for-sale. Included in consumer loans at these same dates are $1,282,000 and $918,000 of student loans held-for-sale.

At December 31, 1998 and 1997, the recorded investment in loans for which impairment has been recognized totaled $439,000 and $1,123,000, respectively. The entire balance of loans defined as impaired as of December 31, 1997 required no valuation allowance while $430,000 of the loans identified as of December 31, 1998 required no valuation allowance. As of December 31, 1998, $9,000 of loans required a valuation allowance of approximately $9,000. Most of the loans identified as impaired are collateral-dependent. For the years ended December 31, 1998, 1997 and 1996, the average recorded investment in impaired loans was approximately $945,000, $2,105,000 and $4,288,000, respectively. QNB recognized $133,000, $86,000 and $50,000 of interest income on these loans in 1998, 1997 and 1996, respectively.

Included within the loan portfolio are loans on non-accrual status of $506,000 and $1,209,000 at December 31, 1998 and 1997, respectively. If interest on non-accrual loans had been accrued throughout the period, interest income for the years ended December 31, 1998, 1997 and 1996, would have increased approximately $70,000, $154,000 and $265,000, respectively. The amount of interest income on these loans that was included in net income in 1998, 1997 and 1996 was $17,000, $7,000 and $50,000, respectively.

QNB generally lends in its trade area which is comprised of Quakertown and surrounding communities. To a large extent QNB makes loans collateralized at least in part by real estate. Its lending activities could be affected by changes in the general economy, the regional economy, or real estate values. QNB's commercial loans are not considered to be concentrated, except those loans to real estate developers and investors which account for $25,289,000 or 14.3 percent of the loan portfolio at December 31, 1998. This is down slightly from
15.3 percent at December 31, 1997. Concentration is based upon Standard Industrial Classification codes used for bank regulatory purposes, and is considered to be 10 percent or more of total loans.




NOTE 7 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is shown below:
--------------------------------------------------------------------------------
December 31,                              1998           1997          1996
--------------------------------------------------------------------------------
Balance at beginning of year           $ 2,670        $ 2,585       $ 2,384
--------------------------------------------------------------------------------
Charge-offs ................              (152)          (344)         (259)
Recoveries .................                33             29            60
--------------------------------------------------------------------------------
Net charge-offs ............              (119)          (315)         (199)
Provision for loan losses ..               400            400           400
--------------------------------------------------------------------------------
Balance at end of year .....           $ 2,951        $ 2,670       $ 2,585
================================================================================

NOTE 8 - PREMISES AND EQUIPMENT

Premises and equipment, stated at cost less accumulated depreciation and amortization, are summarized below:
--------------------------------------------------------------------------------
December 31,                                 1998                   1997
--------------------------------------------------------------------------------
Land and buildings .....                  $ 4,838                $ 4,844
Furniture and equipment                     5,535                  4,835
Leasehold improvements .                      469                    469
--------------------------------------------------------------------------------
Book value .............                   10,842                 10,148
Accumulated depreciation
   and amortization ....                   (6,322)                (6,082)
--------------------------------------------------------------------------------
Net book value .........                  $ 4,520                $ 4,066
================================================================================

Depreciation and amortization expense on premises and equipment amounted to $505,000, $491,000 and $521,000, for the years ended December 31, 1998, 1997 and
1996, respectively.

Rental expense on operating leases amounted to approximately $135,000, $131,000 and $131,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Most leases have options for renewal. Future minimum annual rental payments due on non-cancelable leases for each of the years 1999 through 2003 are approximately $108,000, $72,000, $64,000, $30,000 and $0 respectively.

                                                        QNB CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - MORTGAGE SERVICING RIGHTS

The changes in mortgage servicing assets are as follows:
--------------------------------------------------------------------------------
December 31,                                 1998          1997           1996
--------------------------------------------------------------------------------
Balance, beginning of year                    $ 57         $38             --
Additions ................                     137          25            $40
Less: amortization .......                     (35)         (6)            (2)
--------------------------------------------------------------------------------
Balance, end of year .....                    $159         $57            $38
================================================================================

NOTE 10 - TIME DEPOSITS

The aggregate amount of time deposits including deposits in denominations of $100,000 or more was $127,041,000 and $117,149,000 at December 31, 1998 and
1997, respectively. The scheduled maturities of time deposits as of December 31, 1998 for the years 1999 through 2003 and thereafter are approximately $86,114,000, $18,416,000, $6,816,000, $15,297,000, $389,000 and $9,000,
respectively.

NOTE 11 - SHORT-TERM BORROWINGS
--------------------------------------------------------------------------------
                                              Securities
                                              Sold under            Other
                                              Agreements       Short-term
December 31,                               to Repurchase(a)     Borrowings(b)
--------------------------------------------------------------------------------
1998
Balance ..............................          $14,243          $ 248
Maximum indebtedness at any month end            14,243            633
Daily average indebtedness outstanding            8,842            626
Average rate paid for the year .......             3.54%          5.41%
Average rate on period-end borrowings              3.37           4.11
--------------------------------------------------------------------------------
1997
Balance ..............................          $ 9,742          $ 600
Maximum indebtedness at any month end            10,405            653
Daily average indebtedness outstanding            8,307            603
Average rate paid for the year .......             3.36%          5.20%
Average rate on period-end borrowings              3.59           5.25
--------------------------------------------------------------------------------
(a) Securities sold under agreements to repurchase mature within 30 days. The repurchase agreements were collateralized by U.S. Treasury and U.S. Government agency securities with an amortized cost of $17,388,000 and $11,060,000 and a fair value of $17,664,000 and $11,151,000 at December 31, 1998 and 1997,
respectively.

(b) Other short-term borrowings include Treasury tax and loan notes and Federal Reserve borrowings.

NOTE 12 - INCOME TAXES

The components of the provision for income taxes are as follows:
--------------------------------------------------------------------------------
Year Ended December 31,                       1998          1997           1996
--------------------------------------------------------------------------------
Federal income taxes
  currently payable . ....................  $1,436        $1,277         $1,117
Deferred income taxes ....................    (164)          (24)           (69)
--------------------------------------------------------------------------------
Net provision ............................  $1,272        $1,253         $1,048
================================================================================
At December 31, 1998, 1997 and 1996, the tax effects of temporary differences that represent the significant portion of deferred tax assets and liabilities are as follows:

--------------------------------------------------------------------------------
Year Ended December 31,                       1998          1997           1996
--------------------------------------------------------------------------------
Deferred tax assets
   Allowance for loan losses .............  $  762        $  666         $  637
   Other real estate owned reserves ......      86            35             21
   Deferred compensation .................     171           142            143
   Deferred loan fees ....................      19            32             40
   Other .................................      42             5             --
--------------------------------------------------------------------------------
     Total deferred tax assets ...........   1,080           880            841

Deferred tax liabilities
  Net unrealized holding gains on
    investment securities available-
    for-sale .............................     472           450             58
  Other ..................................     102            66             51
--------------------------------------------------------------------------------
  Total deferred tax liabilities .........     574           516            109
--------------------------------------------------------------------------------
Net deferred tax asset ...................  $  506        $  364         $  732
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

A reconciliation between the statutory and effective tax rate for net income was as follows:
--------------------------------------------------------------------------------
Year Ended December 31,                       1998          1997           1996
--------------------------------------------------------------------------------
Provision at statutory rate ..............   1,605        $1,491         $1,309
Tax-exempt interest income ...............    (323)         (276)          (270)
Other ....................................     (10)           38              9
--------------------------------------------------------------------------------
Total provision ..........................  $1,272        $1,253         $1,048
================================================================================

NOTE 13 - EMPLOYEE BENEFIT PLANS

QNB maintains a money purchase defined contribution plan which covers all employees who meet the age and service requirements. QNB makes contributions to the money purchase plan equivalent to 5 percent of total compensation (as defined by the plan). QNB contributed and expensed $201,776, $191,633 and $187,595 to this plan in 1998, 1997 and 1996, respectively. QNB also has a 401(k) profit sharing plan pursuant to the provisions of 401(k) of the Internal Revenue Code. The plan covers substantially all employees who meet the age and service requirements. The 401(k) plan provides for elective employee contributions up to 9 percent of compensation and a matching company contribution limited to 3 percent. QNB makes contributions to the profit sharing plan as directed by its Board of Directors. For 1998, 1997 and 1996, QNB contributed and expensed $106,567, $114,000 and $100,792, respectively, to the 401(k) profit sharing plan.

QNB's Employee Stock Purchase Plan (the "Plan") offers eligible employees an opportunity to purchase from the Corporation shares of QNB Corp. Common Stock at a 5 percent discount from the lesser of fair market value on the first or last day of each offering period (as defined by the plan). The Plan authorizes the issuance of 25,000 shares. In 1998, 672 shares were issued at $30.40 per share and 554 shares were issued at $35.15 per share. During 1997, 1,154 shares were issued at $29.69 per share.

                                                        QNB CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The initial offering period of the Plan commenced on December 1, 1996 and no shares were issued during 1996. The Plan is considered compensatory as defined by SFAS No. 123, "Accounting for Stock-Based Compensation," and as such, a charge to earnings of approximately $6,000 and $2,000 was recorded for the difference between the purchase price and the fair value on the date of issue in 1998 and 1997, respectively.

NOTE 14 - STOCK OPTION PLAN

QNB sponsors a Stock Option Plan (the "1988 Plan") administered by a committee which consists of three or more members of QNB's Board of Directors. The Plan provides to key employees the granting of either (i) Non-Qualified Stock Options (NQSOs) or (ii) Incentive Stock Options (ISOs). The exercise price of an option is the fair market value of QNB's common stock at the date of grant. The plan authorizes the issuance of 82,000 shares. ISOs expire 5 years from the date of grant. The 1988 Plan expired on February 23, 1998. No additional shares may be granted under the plan.

At QNB's 1998 Annual Meeting the shareholders approved the 1998 Stock Incentive Plan (the "1998 Plan"). The 1998 Plan, administered by the Board of Directors or a committee of two or more members of the Board, authorizes the issuance of 100,000 shares. The awards may be made in the form of either (i) Qualified Options or (ii) Non-Qualified Options. The exercise price of an option is the fair market value of QNB's common stock at the date of grant, as defined in the 1998 Plan. The time periods by which any Option is exercisable is determined by the Committee but shall not commence before the expiration of six months or continue beyond the expiration of ten years after the date the option is awarded. No options have been granted under the 1998 plan as of December 31, 1998.

Changes in total options outstanding during 1998, 1997 and 1996, were as follows:
--------------------------------------------------------------------------------
                             Number   Exercise Price         Average
                         of Options       per Option  Exercise Price
--------------------------------------------------------------------------------

December 31, 1995      22,960     $16.88  - $21.00            $19.17
     ISOs Exercised    (3,410)     16.88  -  17.63             16.89
     ISOs Granted       9,200                29.50             29.50
--------------------------------------------------------------------------------
December 31, 1996      28,750      17.63  -  29.50             22.75
     ISOs Exercised    (6,150)     17.63  -  29.50             18.09
     ISOs Granted      10,000                32.00             32.00
--------------------------------------------------------------------------------
December 31, 1997      32,600      19.50  -  32.00             26.46
     ISOs Exercised    (1,200)               19.50             19.50
     ISOs Granted      12,000                34.00             34.00
--------------------------------------------------------------------------------
December 31, 1998      43,400      $19.50 - $34.00            $28.74
================================================================================
The following table summarizes information about stock options outstanding at December 31, 1998:
                                                      Exercisable
                                     -------------------------------------------
                                                                     Average
Exercise Price Range         Options        Average Life(1)   Exercise Price
--------------------------------------------------------------------------------
$19.50 -  $ 21.00             12,300                .64              $ 20.39
 29.50 -    34.00             31,100               3.15                32.04
--------------------------------------------------------------------------------
 Total                        43,400               2.44              $ 28.74
================================================================================

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

QNB applies APB No. 25 and related Interpretations in accounting for the Plan. The following table sets forth pro forma net income and earnings per share as if compensation expense was recognized for stock options in accordance with SFAS No.123.
--------------------------------------------------------------------------------
                                                     Reported   Pro forma
--------------------------------------------------------------------------------
Net income:                     1998..............$   3,448   $   3,385
                                1997..............    3,131       3,082
                                1996..............    2,801       2,763
Basic earnings per share:       1998..............$    2.41       $2.36
                                1997..............     2.19        2.16
                                1996..............     1.97        1.94
Diluted earnings per share:     1998..............$    2.39       $2.35
                                1997..............     2.18        2.15
                                1996..............     1.95        1.93
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
--------------------------------------------------------------------------------
Year ended December 31,                         1998         1997        1996
--------------------------------------------------------------------------------
Risk free interest rate .............           5.49%        6.29%       5.32%
Dividend yield ......................           2.50         2.50        2.50
Volatility ..........................          23.00        20.00       20.00
Expected life .......................          5 yrs.       5 yrs.      5 yrs.
================================================================================
The weighted average fair value of options granted during 1998, 1997 and 1996 was $7.94, $7.34 and $6.19, respectively.

                                                        QNB CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - RELATED PARTY TRANSACTIONS
The following table presents activity in the amounts due from directors, principal officers, and their related interests. All of these transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Also, they did not involve a more than normal risk of collectibility or present any other unfavorable features.
--------------------------------------------------------------------------------
Balance, December 31, 1997 .......................     $ 6,734
New loans ........................................      13,335
Repayments and other changes .....................      13,517
--------------------------------------------------------------------------------
Balance, December 31, 1998 .......................     $ 6,552
================================================================================
QNB allowed its directors to defer a portion of their compensation. The amount of deferred compensation accrued as of December 31, 1998 and 1997, was $504,000 and $419,000, respectively.

NOTE 16 - COMMITMENTS AND CONTINGENCIES

In the normal course of business there are various legal proceedings, commitments, and contingent liabilities which are not reflected in the financial statements. Management does not anticipate any material losses as a result of these transactions and activities. They include, among other things, commitments to extend credit and standby letters of credit. Outstanding standby letters of credit amounted to $1,657,000 and $2,196,000 and commitments to extend credit totaled $36,422,000 and $34,925,000 at December 31, 1998 and 1997, respectively. The maximum exposure to credit loss, which represents the possibility of sustaining a loss due to the failure of the other parties to a financial instrument to perform according to the terms of the contract, is represented by the contractual amount of these instruments. QNB uses the same lending standards and policies in making credit commitments as it does for on-balance sheet instruments. The activity is controlled through credit approvals, control limits, and monitoring procedures.

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

NOTE 17 - OTHER COMPREHENSIVE INCOME

The tax effects allocated to each component of "Other Comprehensive Income" are as follows:
--------------------------------------------------------------------------------
                                                                Tax
                                              Before-Tax   (Expense)  Net-of-tax
Year Ended December 31, 1998                      Amount     Benefit      Amount
--------------------------------------------------------------------------------
Unrealized gains on securities
   Unrealized holding gains arising
     during the period ............              $   131     $ (45)    $  86
   Reclassification adjustment for
     gains included in net income .                  (66)       23       (43)
--------------------------------------------------------------------------------
Other comprehensive income ........              $    65     $ (22)    $  43
================================================================================
Year Ended December 31, 1997
----------------------------

Unrealized gains on securities
   Unrealized holding gains arising
     during the period ............              $ 1,287     $ 438)    $ 849
   Reclassification adjustment for
     gains included in net income .                 (134)       46       (88)
--------------------------------------------------------------------------------
Other comprehensive income ........              $ 1,153     $(392)    $ 761
================================================================================
Year Ended December 31, 1996
----------------------------
Unrealized gains on securities
   Unrealized holding losses arising
     during the period .......................   $   (65)    $  22     $ (43)
   Reclassification adjustment for
     gains included in net income ............      (102)       35       (67)
--------------------------------------------------------------------------------
Other comprehensive income ...................   $  (167)    $  57     $(110)
================================================================================

                                                        QNB CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The fair value of non-interest bearing demand deposits, interest-bearing demand accounts, money market accounts and savings accounts is equal to the carrying amount because these deposits have no stated maturity. This approach to estimating fair value excludes the significant benefit that results from the low-cost funding provided by such deposit liabilities, as compared to alternative sources of funding. As a consequence, the amounts disclosed may distort the actual fair value of a banking organization that is a going concern.

The estimated fair values and carrying amounts are summarized as follows:

------------------------------------------------------------------------------------------------------------------------------------
December 31,                                                               1998                                      1997
------------------------------------------------------------------------------------------------------------------------------------
                                                              Estimated           Carrying             Estimated      Carrying
                                                             Fair Value             Amount            Fair Value        Amount
------------------------------------------------------------------------------------------------------------------------------------

Financial Assets
       Cash and due from banks ..........................   $ 14,020             $ 14,020              $ 12,574      $ 12,574
       Federal funds sold ...............................      4,869                4,869                 2,022         2,022
       Investment securities available-for-sale .........     70,088               70,088                75,920        75,920
       Investment securities held-to-maturity ...........     50,473               50,065                40,713        40,400
       Net loans ........................................    179,015              173,492               166,449       165,050
       Accrued interest receivable ......................      1,900                1,900                 2,007         2,007

Financial Liabilities
       Deposits with no stated maturities ...............    152,182              152,182               150,017       150,017
       Deposits with stated maturities ..................    128,735              127,041               117,474       117,149
       Short-term borrowings ............................     14,490               14,491                10,339        10,342
       Accrued interest payable .........................      1,185                1,185                 1,057         1,057


The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at December 31, 1998 and 1997.

Cash and due from banks and Federal funds sold: Current carrying amounts approximate estimated fair value.

Investment securities:
Current quoted market prices were used to determine fair value.

Loans:
Fair values were estimated using the present value of the estimated cash flows, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Deposit liabilities:
The fair value of deposits with no stated maturity (e.g. demand deposits, interest-bearing demand accounts, money market accounts and savings accounts) are by definition, equal to the amount payable on demand at the reporting date (i.e. their carrying amounts). Deposits with a stated maturity (time deposits) have been valued using the present value of cash flows discounted at rates approximating the current market for similar deposits.

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

                                                        QNB CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - PARENT COMPANY FINANCIAL INFORMATION

Condensed financial statements of QNB Corp. only:

Balance Sheets
-------------------------------------------------------------
December 31,                                 1998       1997
-------------------------------------------------------------
Assets
Cash and due from banks ................   $    97   $   129
Investment securities available-for-sale     2,696     1,975
Investment in subsidiary ...............    25,706    24,000
Other assets............................        27       --
------------------------------------------------------------
Total assets............................   $28,526   $26,104
============================================================
Liabilities
Other liabilities ........................ $   188   $   272
Shareholders' equity
Common stock .............................   1,791     1,789
Surplus ..................................   4,413     4,369
Retained earnings ........................  21,218    18,801
Accumulated other comprehensive income ...     916       873
------------------------------------------------------------
Total liabilities and shareholders' equity $28,526   $26,104
============================================================
Statements of Income
--------------------------------------------------------------------
Year Ended December 31,                    1998       1997      1996
--------------------------------------------------------------------
Dividends from subsidiary ...........   $ 1,911    $ 1,664   $ 1,098
Interest and dividend income ........        56         31        14
Securities gains ....................        39        159        77
Other income ........................      --            1         2
--------------------------------------------------------------------
   Total income .....................     2,006      1,855     1,191

   Expenses .........................       121        106        99
--------------------------------------------------------------------
Income before applicable income
   taxes and equity in undistributed
     income of subsidiary ...........     1,885      1,749     1,092
Income taxes (benefit) ..............       (22)        22        (5)
--------------------------------------------------------------------
Income before equity in undistributed
   income of subsidiary .............     1,907      1,727     1,097
Equity in undistributed
   income of subsidiary .............     1,541      1,404     1,704
--------------------------------------------------------------------
   Net income .......................   $ 3,448    $ 3,131   $ 2,801
====================================================================


Statements of Cash Flows
-----------------------------------------------------------------------------------------
Year Ended December 31,                                  1998          1997        1996
-----------------------------------------------------------------------------------------
Operating Activities
   Net income .........................................   $ 3,448    $ 3,131    $ 2,801
     Adjustments to reconcile net income to net cash
     provided by operating activities:
     Equity in undistributed income from subsidiary ...    (1,541)    (1,404)    (1,704)
     Securities gains .................................       (39)      (159)       (77)
     (Increase) decrease in other assets ..............       (46)         5          5
     (Decrease) increase in other liabilities .........       (30)        20          9
     Other ............................................         6          3       --
-----------------------------------------------------------------------------------------
       Net cash provided by operating activities ......     1,798      1,596      1,034
-----------------------------------------------------------------------------------------
Investing Activities
   Purchase of investment securities ..................    (1,044)    (1,126)      (404)
   Proceeds from sale of investment securities ........       205        488        152
-----------------------------------------------------------------------------------------
       Net cash used by investing activities ..........      (839)      (638)      (252)
-----------------------------------------------------------------------------------------
Financing Activities
   Cash dividends paid ................................    (1,031)      (915)      (797)
   Stock issue ........................................        40         78         15
-----------------------------------------------------------------------------------------
       Net cash used by financing activities ..........      (991)      (837)      (782)
-----------------------------------------------------------------------------------------
       (Decrease) increase in cash and cash equivalents       (32)       121       --
       Cash and cash equivalents at beginning of year .       129          8          8
-----------------------------------------------------------------------------------------
       Cash and cash equivalents at end of year .......   $    97    $   129    $     8
=========================================================================================

                                       42

                                                        QNB CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20 - REGULATORY RESTRICTIONS

Dividends payable by QNB Corp. and its bank subsidiary are subject to various limitations imposed by statutes, regulations and policies adopted by bank regulatory agencies. Under current regulations regarding dividend availability, the bank subsidiary may declare dividends in 1999 to the holding company totaling $2,945,000, plus additional amounts equal to the net profit earned by the bank subsidiary for the period from January 1, 1999, through the date of declaration, less dividends previously declared in 1999.

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

                                                                                       Capital Levels
------------------------------------------------------------------------------------------------------------------------------------
                                                                       Actual        Adequately Capitalized     Well Capitalized
As of December 31, 1997                                          Amount      Ratio      Amount     Ratio         Amount   Ratio
------------------------------------------------------------------------------------------------------------------------------------
Total risk-based capital (to risk weighted assets):(1)
   Consolidated ..............................................   $29,382    15.28%    $15,388       8.00      $19,234      10.00%
   Bank ......................................................    27,069    14.24      15,211       8.00       19,014      10.00
Tier I capital (to risk weighted assets):(1)
   Consolidated ..............................................    26,971    14.02      7,694        4.00       11,541       6.00
   Bank ......................................................    24,685    12.98      7,605        4.00       11,408       6.00
Tier I capital (to average assets):(1)
   Consolidated ..............................................    26,971     8.58     12,575        4.00       15,719       5.00
   Bank ......................................................    24,685     7.91     12,484        4.00       15,606       5.00
------------------------------------------------------------------------------------------------------------------------------------
                                                                                       Capital Levels
------------------------------------------------------------------------------------------------------------------------------------
                                                                       Actual        Adequately Capitalized     Well Capitalized
As of December 31, 1997                                          Amount      Ratio      Amount     Ratio         Amount   Ratio
------------------------------------------------------------------------------------------------------------------------------------

Total risk-based capital (to risk weighted assets):(1)
   Consolidated ..............................................   $26,725   14.74      $14,500       8.00%     $18,125      10.00%
   Bank ......................................................    25,348   14.07       14,417       8.00       18,022      10.00
Tier I capital (to risk weighted assets):(1)
   Consolidated ..............................................    24,454   13.49        7,250       4.00       10,875       6.00
   Bank ......................................................    23,090   12.81        7,209       4.00       10,813       6.00
Tier I capital (to average assets):(1)
   Consolidated ..............................................    24,454    8.23       11,879       4.00       14,848       5.00
   Bank ......................................................    23,090    7.81       11,829       4.00       14,786       5.00
------------------------------------------------------------------------------------------------------------------------------------

(1) As defined by the regulators

                                                        QNB CORP. AND SUBSIDIARY

[LOGO]

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of QNB Corp:

We have audited the accompanying consolidated balance sheets of QNB Corp. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of QNB Corp. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

KPMG LLP
January 21, 1999


--------------------------------------------------------------------------------
CORPORATE INFORMATION

ANNUAL MEETING

The Annual Meeting of Shareholders of QNB Corp. will be held at the offices of The Quakertown National Bank, 320 West Broad Street, Quakertown, PA on May 4, 1999, at 11:00 a.m.

MARKET MAKERS

As of December 31, 1998, the following firms made a market in QNB Corp. common stock:

Legg Mason Wood Walker, Inc.        Ryan, Beck & Company
Allentown, PA 18105                 Shrewsbury, NJ 07702

Wheat First Union
Quakertown, PA 18951

TRANSFER AGENT

Registrar and Transfer Company
311 Cox Street
Roselle, NJ 07203
(800) 368-5948

FORM 10-K

A copy of QNB Corp.'s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, is available, without charge to shareholders, by writing L. Jane Mann, QNB Corp., P.O. Box 9005, Quakertown, PA 18951-9005.

The Annual Report and other Company reports are also filed electronically through the Electronic Data Gathering, Analysis, and Retrieval System ("EDGAR") which performs automated collection, validation, indexing, acceptance, and forwarding of submissions to the Securities and Exchange Commission (SEC) and is accessible by the public using the Internet at http://www.sec.gov./edgarhp.htm.

AUDITORS

KPMG LLP
1600 Market Street
Philadelphia, PA 19103

STOCK INFORMATION

QNB Corp. common stock is traded in the over-the-counter market. Quotations for QNB Corp. common stock appear in the pink sheets published by the National Quotations Bureau, Inc.

The following table sets forth representative high and low bid and ask stock prices for QNB Corp. common stock on a quarterly basis during 1998 and 1997:

--------------------------------------------------------------------------
                                                                    Cash
                             High                  Low            Dividend
                        Bid        Ask       Bid        Ask      Per Share
--------------------------------------------------------------------------
1998
First Quarter            $32       $34       $32         $34       $.18
Second Quarter            37        39        32          34        .18
Third Quarter             37        39        37          39        .18
Fourth Quarter            37        42        37          39        .18

1997
First Quarter            $32       $33       $31         $32       $.16
Second Quarter            31 1/4    33 1/4    31          32        .16
Third Quarter             32        33 3/4    31 1/4      33        .16
Fourth Quarter            32        34        29 1/2      33        .16
--------------------------------------------------------------------------

DIRECT DEPOSIT OF DIVIDENDS

Shareholders of record may elect to have dividends deposited directly to a checking or savings account at their financial institution. For additional information about Direct Deposit of Dividends, please write to:
L. Jane Mann, QNB Corp., P.O. Box 9005, Quakertown, PA 18951-9005.

                                                        QNB CORP. AND SUBSIDIARY

DIRECTORS, OFFICERS & OFFICE LOCATIONS

DIRECTORS OF QNB CORP. AND
THE QUAKERTOWN NATIONAL BANK

Norman L. Baringer
Thomas J. Bisko
Kenneth F. Brown, Jr.
Dennis Helf
Donald T. Knauss
G. Arden Link*
Charles M. Meredith, III
Gary S. Parzych
Henry L. Rosenberger
Edgar L. Stauffer

*  Director of The Quakertown National Bank only.

OFFICERS OF QNB CORP.

Thomas J. Bisko, President/Treasurer/CEO
Robert C. Werner, Vice President
Bret H. Krevolin, Chief Accounting Officer
Charles M. Meredith, III, Secretary
L. Jane Mann, Assistant Secretary

EXECUTIVE MANAGEMENT
OF THE QUAKERTOWN NATIONAL BANK

Thomas J. Bisko, President/Chief Executive Officer
Robert C. Werner, Executive Vice President/Chief Operating Officer
Bret H. Krevolin, Senior Vice President/Chief Financial Officer/Cashier Bryan S. Lebo, Senior Vice President/Senior Lending Officer
Mary Ann Smith, Senior Vice President/Chief Information Officer

OFFICERS OF THE QUAKERTOWN NATIONAL BANK

Mary A. Ackerman, Technical Services Officer
Stephen W. Bauder, Assistant Vice President, Commercial Lending Robert D. Beck, Assistant Vice President, Information Technology Barbara A. Crafton, Mortgage Loan Originator
Jane S. Cygan, Loan Origination Officer
Walter C. Derr, Senior Vice President, Commercial Lending
Paul T. Dotzman, Assistant Vice President, Commercial Lending Michael J. Fina, Esq., Vice President/Special Assets Officer
Lynn C. Geesaman, Assistant Vice President, Loan Services
Joseph C. Giacini, Programmer/Analyst, Technical Operations Officer Heather J. Gossler, Vice President, Branch Administration
Linda A. Grawe, Vice President, Retail Lending
Scott W. Groner, Director, Technical Services
Thomas S. Hartman, Credit Department Manager
Patrick D. Iampietro, Controller
Shari L. Jarrell, Loan Services Officer
Deborah E. Keller, Banking Officer, IRA/Savings
Carl P. Kessler, Assistant Vice President, Security/Compliance Thomas R. Klee, Assistant Vice President, Commercial Lending Christine S. Knerr, Banking Officer, Electronic Banking
Stacy A. Moyer, Human Resources Administrator
Ray C. Myers, Loan Review Officer
Scott G. Orzehoski, Vice President, Commercial Lending
Lisa A. Otery, Banking Officer, Deposit Services
David W. Quinn, Assistant Vice President/Internal Auditor
Charles E. Rairdon, Collection Officer
Shirley A. Rhodes, Assistant Cashier, General Ledger
Brian K. Schaffer, Marketing Director
Maryann S. Thompson, Commercial Documentation Officer
Cameron B. Wentzel, Retail Loan Officer
Robert L. Wieand, Vice President, Commercial Lending

OFFICE LOCATIONS

DOWNTOWN OFFICE
10 North Third Street
Quakertown, PA 18951
215-538-5651
Carol J. Schroding, Assistant Vice President/Branch Manager
April B. Donahue, Banking Officer

COUNTRY SQUARE OFFICE
Country Square Shopping Center
240 South West End Boulevard
Quakertown, PA 18951
215-538-5692
Jacquelin N. Kunsman, Assistant Vice President/Branch Manager

DUBLIN VILLAGE OFFICE
Dublin Village Plaza
161 North Main Street
Dublin, PA 18917
215-249-9600
Jeanette M. Shurow, Branch Manager

COOPERSBURG OFFICE
51 South Third Street
Coopersburg, PA 18036
610-282-1697
Sharon L. Rotenberger, Branch Manager

PENNSBURG OFFICE
Pennsburg Square Shopping Center
410-420 Pottstown Avenue
Pennsburg, PA 18073
215-679-0401
Brian L. Heilman, Branch Manager

PERKASIE OFFICE
607 Chestnut Street
Perkasie, PA 18944
215-257-0126
Deborah K. McDonald, Branch Manager

TOWNE BANK CENTER
320 West Broad Street
Quakertown, PA 18951
215-538-5600

320 West Broad Street
P.O. Box 9005
Quakertown, PA 18951-9005
215-538-5600 or 800-491-9070
www.QNB.com

Concept, design by R&D Communications
Photography by David Aretz
Cover Photo by Bill Moyer, QNB