Form 10-K, Exhibit 13
period 1999-12-31
QNB CORP
filed 2000-03-30
CIK 750558

p.1

                              FINANCIAL HIGHLIGHTS

                                                                               (in thousands, except per share data)
----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                          1999           1998           1997            1996           1995
----------------------------------------------------------------------------------------------------------------------------------
Financial Performance
Net interest income ................................          $12,891        $12,621        $12,056         $11,403        $11,379
Provision for loan losses ..........................              240            400            400             400          1,010
Non-interest income ................................            2,231          2,154          1,919           1,710          1,313
Non-interest expense ...............................            9,907          9,655          9,191           8,864          9,459
Net income .........................................            3,801          3,448          3,131           2,801          1,687

Per Share Data
Net income - basic .................................           $ 2.65         $ 2.41         $ 2.19          $ 1.97         $ 1.19
Net income - diluted ...............................             2.64           2.39           2.18            1.95           1.18
Book value .........................................            19.11          19.77          18.05           15.97          14.66
Cash dividends .....................................              .84            .72            .64             .56            .50
Selected Average Balances
Total assets .......................................         $344,543       $310,492       $288,698        $274,533       $269,833
Total earning assets ...............................          322,363        292,000        272,226         258,308        253,503
Investment securities ..............................          143,716        116,241        107,087          98,376         96,042
Loans, net of unearned income ......................          174,912        169,800        161,096         155,175        151,839
Deposits ...........................................          284,516        271,690        253,366         242,082        239,513
Borrowed funds .....................................           27,827          9,468          8,911           8,317          7,955
Shareholders' equity ...............................           28,880         26,323         23,886          21,653         19,933

Balance Sheet Data
Total assets .......................................         $350,489       $324,672       $305,772        $280,447       $276,049
Investment securities available-for-sale ...........           97,609         70,088         75,920          52,779         55,380
Investment securities held-to-maturity .............           48,302         50,065         40,400          42,699         42,515
Loans, net of unearned income ......................          173,764        176,443        167,720         159,278        155,957
Deposits ...........................................          286,166        279,223        267,166         246,744        242,887
Borrowed funds .....................................           33,925         14,491         10,342           8,675         10,099
Shareholders' equity ...............................           27,462         28,338         25,832          22,775         20,866

Selected Ratios
Return on average assets ...........................             1.10%          1.11%           1.08%          1.02%           .63%
Return on average shareholders' equity .............            13.16          13.10           13.11          12.94           8.46
Net interest margin ................................             4.23           4.51            4.60           4.58           4.64
Average shareholders' equity to average total assets             8.38           8.48            8.27           7.89           7.39

                                   [GRAPHICS]

          In the printed version of the document, a line graph appears which depicts the following plot points:


                                  1995      1996      1997      1998      1999
                                --------  --------  --------  --------  --------
Net Income Per Share - Diluted  $   1.18  $   1.95  $   2.18  $   2.39  $   2.64
Cash Dividends                  $   0.50  $   0.56  $   0.64  $   0.72  $   0.84
Total Assets (in thousands)     $276,049  $280,447  $305,772  $324,672  $350,489

p. 2

                             LETTER TO SHAREHOLDERS

I am pleased to report another record financial performance for the Company. Net income, at $3,801,000 exceeded the previous year's earnings of $3,448,000 by 10.24%. This represents a return on average assets of 1.10% and a return on average equity of 13.16%. As a result, we increased your cash dividend by 16.7% to $.84 per share.

Several factors contributed to the enhanced earnings performance. An increase in net interest income coupled with a decrease in the provision for loan losses offset an increase in non-interest expense to produce the favorable results.

It was also a year marked by faster than normal asset growth. Assets grew by 13% on average from the prior year. A large portion of the growth was the result of a wholesale funding transaction which transpired during the second quarter. We entered into this transaction for the purpose of increasing net interest income and earnings per share. The Company remains well capitalized.

I am disappointed to report, however, that the price of a share of our stock did not rise in proportion to the earnings increase. In fact, the price dropped. The bid price as of December 31, 1999 was $29. We can only speculate as to the reasons why banking stocks in general and QNB Corp. in particular declined in 1999. Fears of Y2K problems and rising interest rates may be part of the reason. Also, substantial amounts of investor funds have been diverted away from the financial sector and into the technology sector. Regardless, solid earnings performance has traditionally been rewarded by investors on a long term basis and our future remains bright.

Our commitment to technology remained a theme throughout the fiscal year. We successfully implemented a check imaging system. We also entered into a contract with an internet banking system provider. We anticipate offering this new internet banking product during the first half of the year 2000. It is important to note that all of the technological advancements of the last two years have been made during a period when we were preparing for any potential Y2K computer related problems. I am very pleased to report that the transition from 1999 to 2000 went very smoothly. I would like to thank all QNB employees for their tremendous collective effort during our Y2K testing program.

I am extremely pleased with the record performances of the last four years as well as the future direction of the company. As we look forward to 2000 and beyond, we will continue to examine opportunities to enhance our products and services while providing them through a balance of technology and personal attention.

As usual, thank you for your loyal support. And also I thank each and every employee for their ongoing contribution to the success of the company.



/s/Thomas J. Bisko
-----------------------------------
Thomas J. Bisko
President & CEO

                                                                            p. 3

                                 MARKETING PAGE

p. 4

                                 MARKETING PAGE

                                                                            p. 5

                                 MARKETING PAGE

p. 6

                                 MARKETING PAGE

                                                                            p. 7

Management's Discussion and Analysis                   7
Consolidated Balance Sheets                           29
Consolidated Statements of Income                     30
Consolidated Statements of Shareholders' Equity       31
Consolidated Statements of Cash Flows                 32
Notes to Consolidated Financial Statements            33
Independent Auditor's Report                          44
Corporate Information                                 44
Directors, Officers & Office Locations                45


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

AVERAGE BALANCES, RATES, AND INTEREST INCOME AND EXPENSE SUMMARY
(TAX-EQUIVALENT BASIS)

                                                   1999                             1998                             1997
------------------------------------------------------------------------------------------------------------------------------------
                                        Average Average                  Average Average                 Average  Average
                                        Balance    Rate   Interest       Balance    Rate   Interest      Balance     Rate   Interest
------------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-bearing balances              $    133     3.52%   $    5      $     87     4.83%  $     4     $     40     3.70%   $     2
Federal funds sold                        3,602     5.20       187         5,872     5.34       314        4,003     5.50        220
Investment securities available-for-sale:
   Taxable                               89,053     6.46     5,756        71,040     6.51     4,624       64,272     6.52      4,190
   Tax-exempt                             4,224     7.18       303           491     8.21        40          404     8.17         33
Investment securities held-to-maturity:
   Taxable                               32,231     6.39     2,058        31,778     6.44     2,048       31,862     6.39      2,038
   Tax-exempt                            18,208     6.94     1,264        12,932     7.17       926       10,549     7.33        773
------------------------------------------------------------------------------------------------------------------------------------
     Total investment securities        143,716     6.53     9,381       116,241     6.57     7,638      107,087     6.57      7,034
Loans, net of unearned income           174,912     8.22    14,380       169,800     8.71    14,796      161,096     8.90     14,342
------------------------------------------------------------------------------------------------------------------------------------
     Total earning assets               322,363     7.43    23,953       292,000     7.79    22,752      272,226     7.93     21,598
Cash and due from banks                  12,137                           10,395                           9,584
Allowance for loan losses                (3,065)                          (2,861)                         (2,673)
Other assets                             13,108                           10,958                           9,561
------------------------------------------------------------------------------------------------------------------------------------
     Total assets                      $344,543     6.95%               $310,492     7.33%              $288,698     7.48%
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Interest-bearing deposits
Interest-bearing demand accounts       $ 45,339     1.06%      481      $ 41,988     1.37%      576     $ 40,262     1.75%       706
Money market deposit accounts            30,684     2.58       793        32,981     2.79       921       33,218     2.86        951
Savings accounts                         37,312     1.86       693        37,216     2.12       789       35,215     2.17        765
Time deposits                           112,109     5.20     5,830       106,324     5.48     5,824       97,944     5.48      5,365
Time deposits of $100,000 or more        23,289     5.33     1,241        19,502     5.73     1,117       16,502     5.86        968
------------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits    248,733     3.63     9,038       238,011     3.88     9,227      223,141     3.92      8,755
Short-term borrowings                    10,813     3.50       378         9,468     3.66       347        8,911     3.48        311
Federal Home Loan Bank advances          17,014     5.22       888             -                  -            -                   -
------------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities 276,560     3.73    10,304       247,479     3.87     9,574      232,052     3.91      9,066
------------------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits            35,783                           33,679                          30,225
Other liabilities                         3,320                            3,011                           2,535
Shareholders' equity                     28,880                           26,323                          23,886
------------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and
       shareholders' equity            $344,543     2.99%               $310,492     3.08%              $288,698     3.14%
------------------------------------------------------------------------------------------------------------------------------------
Net interest rate spread                            3.70%                            3.92%                           4.02%
------------------------------------------------------------------------------------------------------------------------------------
Margin/net interest income                          4.23%  $13,649                   4.51%  $13,178                  4.60%   $12,532
------------------------------------------------------------------------------------------------------------------------------------

Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the marginal Federal corporate tax rate of 34 percent. Non-accrual loans are included in earning assets.

p. 8

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

CONSOLIDATED FINANCIAL REVIEW

The intent of this section is to provide the reader with a better understanding of the consolidated results of operations and financial condition of QNB Corp. and its wholly owned subsidiary, The Quakertown National Bank, for the years 1999, 1998 and 1997. The results of operations and financial condition are presented on a consolidated basis and the consolidated entity is referred to as "QNB." QNB's consolidated financial condition and results of operations consist almost entirely of The Quakertown National Bank's financial condition and results of operations. This section should be read in conjunction with the financial statements and notes beginning on page 29. Current performance may not be indicative of future performance. Tabular information is presented in thousands, except share data.

QNB Corp. (the "Corporation") is a bank holding company headquartered in Quakertown, Pennsylvania. The Corporation provides a full range of commercial and retail banking services through its banking subsidiary, The Quakertown National Bank (the "Bank"), a 122 year old community bank with locations in Upper Bucks, Northern Montgomery and Southern Lehigh Counties.

In addition to historical information, this management discussion and analysis contains forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Corporation undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Corporation files with the Securities and Exchange Commission. These include Quarterly Reports on Form 10-Q to be filed by the Corporation in 2000, and any Current Reports on Form 8-K filed by the Corporation.

RESULTS OF OPERATIONS

QNB had its fourth consecutive year of record earnings in 1999. QNB's earnings for 1999 were $3,801,000, a 10.2 percent increase from the $3,448,000 reported in 1998. This represents basic earnings per share of $2.65 for 1999, compared to $2.41 for 1998. On a diluted basis, earnings per share was $2.64 and $2.39 for 1999 and 1998. The results for 1999 reflect higher net interest income, a reduction in the provision for loan losses, and continued growth in non-interest income. Net income for 1997 was $3,131,000 or $2.19 per share basic and $2.18 per share on a diluted basis.

Two important measures of profitability in the banking industry are an institution's return on average assets and return on average shareholders' equity. Return on average assets and return on average shareholders' equity were
1.10 percent and 13.16 percent, respectively, in 1999 compared with 1.11 percent and 13.10 percent in 1998 and 1.08 percent and 13.11 percent in 1997.

NET INTEREST INCOME

Net interest income is the primary source of operating income for QNB. Net interest income is interest income, dividends, and fees on earning assets, less interest expense incurred for funding sources. Earning assets primarily include loans, investment securities and Federal funds sold. Sources used to fund these assets include deposits, borrowed funds and shareholders' equity. Net interest income is affected by changes in interest rates, the volume and mix of earning assets and interest-bearing liabilities, and the amount of earning assets funded by non-interest-bearing deposits.

For purposes of this discussion, interest income and the average yield earned on loans and investment securities is adjusted to a tax-equivalent basis as detailed in the table that appears on page 7. This adjustment to interest income is made for analysis purposes only. Interest income is increased by the amount of savings of Federal income taxes, which QNB realizes by investing in certain tax-exempt State and municipal securities and by making loans to certain tax-exempt organizations. In this way, the ultimate economic impact of earnings from various assets can be more easily compared.

The net interest rate spread is the difference between average rates received on earning assets and average rates paid on interest-bearing liabilities, while the net interest rate margin includes interest-free sources of funds.

On a fully tax-equivalent basis, net interest income for 1999 increased $471,000 or 3.6 percent to $13,649,000. A 10.4 percent increase in average earning assets offset a decrease in the net interest margin. The net interest margin declined by 28 basis points, while the net interest rate spread declined by 22 basis points. The net interest rate spread decreased to 3.70 percent in 1999 from 3.92 percent in 1998, while the net interest rate margin decreased to 4.23 percent in 1999 from 4.51 percent in 1998. Both the spread and the margin were impacted by several factors including a leverage transaction and the impact of the yield on earning assets, particularly loans, declining to a greater degree than the rate paid on interest bearing liabilities.

During the second quarter of 1999, QNB entered into a leverage transaction in which it borrowed $25,000,000 from the Federal Home Loan Bank (FHLB) at an average rate of 5.15 percent. These funds were invested in investment securities with an average yield of 6.52 percent for a spread of 137 basis points. This transaction had the impact of increasing tax-equivalent net interest income by approximately $222,000, but lowering the net interest rate spread and net interest rate margin. Excluding the impact of this transaction in 1999, the net interest rate spread would have declined by 7 basis points to 3.85 percent and the net interest rate margin would have declined by 11 basis points to 4.40 percent.

It is necessary to review the changes in market interest rates during 1999 and 1998 to understand the impact of changing interest rates on interest income and interest expense. A rapidly growing U.S. economy, potential inflation fears caused by tight labor markets, a stabilized global economy and concerns about year-2000 computer disruptions caused interest rates to increase rapidly during 1999. In response to these events the Federal Reserve Bank took back the Federal funds rate cuts they made during 1998 by increasing the target rate three times from 4.75 percent to 5.50 percent as of December 31, 1999. The 30-year Treasury bond, which began the year yielding 5.09 percent, ended the year at 6.48 percent while the two-year Treasury bond increased from 4.53 percent at December 31, 1998 to 6.24 percent at December 31, 1999.

                                                                            p. 9

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

During 1998, market interest rates, as represented by the U.S. Treasury yield curve, declined dramatically as signs of a global economic crisis created a flight to quality in the U.S. Treasury market. Adding to this decline was an environment of low inflation in the U.S. economy. In response to these events the Federal Reserve Bank lowered the Federal funds rate three times from 5.50 percent to 4.75 percent between the end of September and the middle of November. As rates declined during the year, the yield curve continued to flatten and even became inverted in the short-end. For example, at the end of June, 1998, the spread between the two-year Treasury bond and the 30-year Treasury bond was only 15 basis points, and the rate on the two-year bond was higher than the five and ten year bond. One result of the decline in rates and the flattening of the yield curve was the widening of the spread on other investment securities, especially mortgage-backed securities. The yield on these securities did not decline to nearly the degree that Treasury securities declined. In response, QNB increased its purchase of mortgage-backed securities during 1998.

Total interest income increased $1,201,000 in 1999 to $23,953,000. The Rate-Volume Analysis table below highlights the impact of changing rates and volumes on total interest income and interest expense. Growth in earning assets contributed $2,212,000 to the increase in interest income, with higher securities volume accounting for $1,886,000 of the increase and higher loan volume accounting for $445,000 of the increase. Average investments increased $27,475,000 or 23.6 percent, while average loans increased $5,112,000 or 3.0 percent. The majority of the increase in investment securities relates to the leverage transaction that had the impact of increasing interest income by approximately $1,110,000.

The impact of declining interest rates during 1998 had a negative result on interest income and the yield on earning assets, particularly loans during 1999. As rates hit historically low levels during 1998, many borrowers both commercial and consumer, selected fixed rate rather than variable rate loans. Therefore, the loan portfolio had minimal benefit from rising rates during 1999. The decline in interest income resulting from lower yields on earning assets was $1,011,000 during 1999, with loans responsible for $861,000 to the decline. The yield on earning assets decreased 36 basis points to 7.43 percent with the average rate on loans declining 49 basis points during 1999. The yield on loans declined from 8.71 percent in 1998 to 8.22 percent in 1999. Despite the 75 basis point increase in the prime rate during the course of 1999, the average prime rate for the year declined 36 basis points from 8.36 percent for 1998 to 8.00 percent in 1999. While QNB will see some benefit in 2000 from these prime rate increases, the overall yield on the loan portfolio will not increase proportionately, since only approximately 13 percent of the portfolio reprices immediately with changes in the prime rate. Another factor in the decline in the yield on loans is the current competitive environment for loans, both commercial and consumer, from both banks and non-banks, which had prevented the rates from increasing to the degree that Treasury rates have increased.

Non-accrual loans of $484,000 in 1999 and $506,000 in 1998 resulted in the nonrecognition of $55,000 and $70,000 in interest income for the respective periods. The impact of non-accrual loans is included in the change due to rate amount.

RATE-VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME                                         (TAX-EQUIVALENT BASIS)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        1999 vs. 1998                          1998 vs. 1997
-----------------------------------------------------------------------------------------------------------------------------------
                                                                 Change due to          Total          Change due to          Total
                                                               Volume        Rate      Change        Volume        Rate      Change
-----------------------------------------------------------------------------------------------------------------------------------
Interest income:
Interest-bearing balances ................................     $    3     $    (2)    $     1        $    2           -      $    2
Federal funds sold .......................................       (122)         (5)       (127)          104       $ (10)         94
Investment securities available-for-sale:
   Taxable ...............................................      1,172         (40)      1,132           441          (7)        434
   Tax-exempt ............................................        307         (44)        263             7           -           7
Investment securities held-to-maturity:
   Taxable ...............................................         28         (18)         10            (5)         15          10
   Tax-exempt ............................................        379         (41)        338           174         (21)        153
Loans ....................................................        445        (861)       (416)          775        (321)        454
-----------------------------------------------------------------------------------------------------------------------------------
         Total interest income ...........................      2,212      (1,011)      1,201         1,498        (344)      1,154
-----------------------------------------------------------------------------------------------------------------------------------
Interest expense:
Interest-bearing demand accounts .........................         46        (141)        (95)           30        (160)       (130)
Money market accounts ....................................        (64)        (64)       (128)           (7)        (23)        (30)
Savings ..................................................          2         (98)        (96)           44         (20)         24
Time .....................................................        317        (311)          6           459           -         459
Time over $100,000 .......................................        217         (93)        124           176         (27)        149
Short-term borrowings ....................................         49         (18)         31            19          17          36
Federal Home Loan Bank advances                                   558         330         888             -           -           -
-----------------------------------------------------------------------------------------------------------------------------------
         Total interest expense ..........................      1,125        (395)        730           721        (213)        508
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income ......................................     $1,087     $  (616)    $   471       $   777       $(131)     $  646
-----------------------------------------------------------------------------------------------------------------------------------

Variances which were not specifically attributed to volume or rate were allocated proportionately between volume and rate. Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the marginal Federal corporate tax rate of 34 percent. Non-performing assets are treated as a change due to rate.

p. 10


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

NET INTEREST INCOME (continued)

The yield on the total investment portfolio was 6.53 percent for 1999 and 6.57 percent in both 1998 and 1997. QNB has been able to maintain the yield on investment securities through various interest rate environments by actively managing its portfolio. When rates fell in 1998 and cash flow increased as a result of prepayments on mortgage-backed securities and callable agency securities, QNB was able to reduce the potential negative impact of falling rates on the yield in 1998 and 1999. They did this by purchasing mortgage-backed securities, whose yields did not decline to the same degree as Treasury securities and by lengthening the average life of the portfolio with the purchase of some higher yielding but longer term callable agency securities and tax-exempt municipal securities. With the rise in rates in 1999, cash flow from mortgage-backed securities and callable agency securities declined resulting in fewer dollars being reinvested at the higher rates. To take advantage of the higher interest rate environment, QNB, during the third and fourth quarters of 1999, sold, at a loss of $256,000, approximately $9,500,000 of securities yielding 6.25 percent, and reinvested the proceeds in securities yielding 7.50 percent. This transaction benefits QNB by increasing interest income going forward.

Total interest expense increased $730,000 or 7.6 percent in 1999 to $10,304,000. Interest expense on the borrowings from the FHLB contributed $888,000 to the increase. A 4.5 percent increase in average interest-bearing deposits resulted in an increase in interest expense of $518,000. This increase was primarily in the area of time deposits with average balances increasing by 7.6 percent and interest expense increasing by $534,000. An 8.0 percent increase in interest-bearing demand accounts contributed approximately $46,000 to the increase in interest expense while a 7.0 percent decrease in average money market accounts caused interest expense to decline by $64,000.

The average rates paid on deposit accounts and short-term borrowings lagged the increase in Treasury rates during 1999. These rates are likely to increase during the year 2000, as the increase in Treasury rates is passed on to the consumer in the form of higher deposit rates, particularly time deposit rates. The rate paid on total interest-bearing liabilities, including the borrowings from the FHLB, decreased to 3.73 percent in 1999 from 3.87 percent in 1998. The rate paid on interest-bearing deposit accounts decreased to 3.63 percent in 1999 from 3.88 percent in 1998.

The impact of changing interest rates resulted in interest expense declining by approximately $395,000 during 1999. The majority of this decline was in time deposits. Many of QNB's customers prefer time deposits with a maturity of one year or less. When rates declined during 1998 many of these deposits were repriced at significantly lower rates, accounting for the decline in yield during 1999. In anticipation of higher rates QNB promoted a competitive 36-month time deposit. The purpose was to decrease QNB's sensitivity to increases in short-term interest rates. The average rate paid on time deposits less than $100,000 decreased from 5.48 percent in 1998 to 5.20 percent in 1999 and the rate paid on time deposits of $100,000 or more decreased from 5.73 percent to
5.33 percent. Also positively impacting interest expense was the decline in yield on interest-bearing demand accounts. The average rate paid on these accounts declined from 1.37 percent in 1998 to 1.06 percent in 1999. QNB was able to reduce the rate on these accounts as they are deemed to be relatively insensitive to changing interest rates. An 8.0 percent increase in the average balance between 1998 and 1999 is an indication of this.

When comparing 1998 to 1997, net interest income on a fully tax-equivalent basis increased $646,000 or 5.2 percent to $13,178,000. A 7.3 percent increase in average earning assets offset a decrease in the net interest margin. The net interest margin declined by nine basis points, while the net interest rate spread declined by ten basis points. The net interest rate spread decreased to
3.92 percent in 1998 from 4.02 percent in 1997, while the net interest rate margin decreased to 4.51 percent in 1998 from 4.60 percent in 1997. The negative impact of rates paid on interest-bearing liabilities declining to a lesser degree than the rates earned on assets, especially loans, was reduced by an 11.4 percent increase in non-interest-bearing deposits.

Total interest income increased $1,154,000 in 1998 to $22,752,000. Growth in earning assets contributed $1,498,000 to the increase in interest income, with higher securities volume accounting for $617,000 of the increase and higher loan volume accounting for $775,000 of the increase. Average investments increased $9,154,000 or 8.5 percent, while average loans increased $8,704,000 or 5.4 percent.

                                   [GRAPHICS]

          In the printed version of the document, a line graph appears which depicts the following plot points:

                                  1995      1996      1997      1998      1999
                                  -----     -----     -----     -----     -----
Net Interest Income
  (tax-equivalent, in thousands)  11772     11871     12532     13178     13649



Declining interest rates had a negative impact on interest income and the yield on earning assets, particularly loans. The decline in interest income resulting from lower yields on earning assets was $344,000 during 1998. The yield on earning assets decreased 14 basis points to 7.79 percent with the average rate on Federal funds sold and loans declining 16 basis points and 19 basis points, respectively, during 1998. The decline in the average yield on Federal funds sold is a direct result of the action taken by the Federal Reserve Bank in reducing the Federal funds rate. The yield on loans declined from 8.90 percent in 1997 to 8.71 percent in 1998, partially as a result of declining market interest rates. A major factor in the decline in the yield on loans was the reduction in rates for existing commercial loan customers. The extreme competition for loans caused the rate on loans to decline significantly. Another result of the lower interest rate environment was the selection by customers of fixed rate rather than variable rate loans, both in the residential mortgage and commercial loan sectors.

                                                                           p. 11

                 MANAGEMENT'S DISCUSSION AND ANALYSIS

The yield on the total investment portfolio was 6.57 percent for both 1998 and 1997. QNB was able to maintain the yield on the investment portfolio for the year despite falling interest rates. The sale of approximately $9,000,000 in securities with a weighted average yield of 5.69 percent at the end of 1997 and the beginning of 1998 assisted in the maintenance of the yield. These funds were reinvested in higher yielding securities with slightly longer maturities. Also helping to maintain the yield on the portfolio was the increase in the percentage of mortgage-backed securities and tax-exempt municipal securities in the portfolio. These types of securities tend to have higher yields. The yields on these types of securities also did not decline to the same magnitude as Treasury securities during 1998. The yield on the portfolio did decline throughout 1998 as the lower interest rate environment increased the prepayments on mortgage-backed securities and callable agency securities. The reinvestment of these proceeds has been at lower rates.

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

Despite falling market interest rates in 1998 as indicated by the Treasury yield curve, the rates paid on deposits and short-term borrowings did not decline to the same degree as rates on earning assets. This was a function of the strong competition among financial institutions for consumer deposits. The rate paid on total interest-bearing liabilities decreased to 3.87 percent in 1998 from 3.91 percent in 1997. The impact of changing interest rates resulted in interest expense declining by approximately $213,000 during 1998. The majority of this decline was in interest-bearing demand accounts, which accounted for $160,000 of the savings. QNB was able to reduce the rate on these accounts as they are deemed to be relatively insensitive to changing interest rates. The average rate paid on interest-bearing demand accounts decreased from 1.75 percent in 1997 to
1.37 percent in 1998. The competition for funds is evidenced by the inability to reduce interest rates on certificates of deposit and short-term borrowings. The yield on time deposits less than $100,000 remained stable at 5.48 percent while the yield on short-term borrowings, primarily cash management accounts, actually increased from 3.48 percent in 1997 to 3.66 percent in 1998. During the third quarter of 1997, QNB changed the rate structure on money market accounts and cash management accounts to a tiered structure that pays a higher rate of interest on higher balances. The largest impact was on the cash management account, which was increased significantly to compete with brokerage accounts and mutual fund money market products.

Management expects the net interest margin to decline during 2000, as a result of higher funding costs and the full years' impact of the leverage transaction.

PROVISION FOR LOAN LOSSES

The provision for loan losses represents management's determination of the amount necessary to be charged to operations to bring the allowance for loan losses to a level considered adequate in relation to the risk of inherent losses in the loan portfolio. Actual loan losses, net of recoveries, serve to reduce the allowance. The provision for loan losses was $240,000 for 1999 compared to $400,000 for both 1998 and 1997. QNB was able to reduce the provision for loan losses in 1999 as a result of maintaining low levels of non-performing and delinquent loans as well as having net recoveries for 1999. Net recoveries were $5,000 for 1999 compared to net charge-offs of $119,000 in 1998 and $315,000 in 1997. This amounts to .003 percent, .07 percent and .20 percent of average loans during the corresponding three years.

NON-INTEREST INCOME

QNB, through its core banking business, generates various fees and service charges. Total non-interest income is composed of service charges on deposit accounts, mortgage servicing fees, gains or losses on the sale of investment securities, gains on the sale of residential mortgage loans and student loans, and other miscellaneous fee income. QNB reviews all service charges and fee schedules related to its products and services on an annual basis. Except for an increase in overdraft fees during 1999, QNB has not materially changed these fee schedules during 1999, 1998 or 1997. The development of new products and services should help generate additional non-interest income. Total non-interest income was $2,231,000 in 1999 compared to $2,154,000 in 1998, an increase of 3.6 percent. Excluding the gains and losses on the sale of investment securities and loans in both 1999 and 1998 non-interest income increased 21.9 percent. The increase in non-interest income in 1999 followed a 12.2 percent increase when comparing the $2,154,000 reported in 1998 to the $1,919,000 recorded in 1997.

Fees for services to customers are primarily comprised of service charges on deposit accounts. These fees increased $250,000 or 26.3 percent during 1999 to $1,202,000. An increase in overdraft fee income accounts for approximately $205,000 of the overall increase. An increase in both the fee and volume of overdrafts contributed to the higher overdraft income. During the first quarter of 1999, QNB increased its fee for overdrafts by 12.0 percent. Also positively impacting fee income in 1999 was an increase in income related to low balance savings accounts and an increase in income for charges related to the use of out-of-network Automated Teller Machines (ATMs). QNB does not currently surcharge for the use of its ATMs.

Fees for services to customers declined $12,000 or 1.2 percent to $952,000 when comparing 1998 to 1997. A decline in overdraft income resulting from a lower volume of overdrafts was partially offset by an increase in income related to low balance savings accounts and out-of-network ATM charges.

To date, when QNB sells its residential mortgages in the secondary market, it retains servicing rights. A normal servicing fee is retained on all loans sold and serviced. Mortgage servicing fees decreased $31,000 or 19.9 percent in 1999, to $125,000. This followed a decrease of $25,000 or 13.8 percent in 1998, to $156,000. The decline in mortgage servicing fees is primarily a result of an increase in the amortization of the mortgage servicing asset booked at the time the loan is sold. QNB recognizes its obligation to service financial assets that are retained in a transfer of assets in the form of a servicing asset. The servicing asset is amortized in proportion to and over the period of net servicing income or loss. Servicing assets are assessed for impairment based on their fair value. The impact of amortization and impairment of the mortgage servicing asset was $50,000, $35,000 and $6,000 in 1999, 1998 and 1997.

p. 12

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

NON-INTEREST INCOME (continued)

The volume of mortgages serviced as well as the timing of mortgage payments and the level of delinquent mortgages also impacts the amount of servicing fees recorded. The level of mortgages serviced decreased only $47,000 or .1 percent to $65,753,000 at December 31, 1999. The average balance of mortgages serviced for others increased .9 percent in 1999 to $67,619,000. The increase in interest rates during 1999 and the related slowdown in mortgage refinancing activity, particularly in the second half of 1999, significantly reduced the amount of loans originated and sold. During 1999, QNB originated $7,400,000 in mortgages held-for-sale and sold $10,890,000. This compares to $15,321,000 originated and $13,351,000 sold in 1998.

The .1 percent decrease in mortgages serviced from year-end 1998 to year-end 1999 followed a 2.9 percent decline between 1997 and 1998. The average balance of mortgages serviced decreased 4.7 percent between 1997 and 1998. The decrease in the volume of mortgages serviced for others during 1998 was a result of payments, both recurring and from refinances, outpacing the origination and sale of new residential mortgages. The volume of mortgages serviced for others declined in 1998 despite a significant increase in the amount of mortgages sold during the year. QNB sold approximately $13,351,000 in mortgages during 1998 compared to only $2,493,000 during 1997. Management's decision to retain more 15-year mortgages, which would have been sold in prior years, has also reduced the amount of mortgages sold and serviced.

Management anticipates that mortgage servicing fees may continue to decline as principal reductions outpace loans sold and the amount of amortization of the mortgage servicing asset increases.

QNB recorded a loss on the sale of investment securities of $139,000 during 1999. This compares to a gain of $66,000 in 1998. Net losses on the sale of debt securities were approximately $257,000, while net gains on the sale of equity securities were $118,000 in 1999. During the third and fourth quarters of 1999, in response to rising interest rates, QNB sold approximately $9,500,000 of securities yielding 6.25 percent, and reinvested the proceeds in securities yielding 7.50 percent. This transaction benefits QNB by increasing interest income going forward.

The net gain on the sale of investment securities of $66,000 in 1998 represents a decline of $68,000 from the gain recorded in 1997. Net gains on the sale of equity securities were $38,000, while net gains on debt securities were approximately $28,000 in 1998. The prepayment of agency securities that were originally purchased at a discount contributed approximately $22,000 to the gain on debt securities recorded in 1998. In addition, during the first quarter of 1998, QNB sold approximately $5,000,000 in lower yielding agency securities at a gain of $6,000. These securities had a weighted average yield of 5.61 percent. They were sold for liquidity purposes and to continue the repositioning of the portfolio that began in late 1997.

The net gain on the sale of investment securities was $134,000 in 1997. This amount represents gains on the sale of equity securities of $159,000 netted against a net loss of $25,000 on the sale of debt securities. During the fourth quarter of 1997, QNB sold approximately $4,000,000 in lower yielding securities at a loss of $31,000. These securities had an average yield of 5.80 percent. The proceeds of this sale were used to fund higher yielding loans that were booked near the end of the year. Earlier in 1997, approximately $9,500,000 of U.S. Treasury and agency securities were sold for liquidity purposes at a gain of $6,000.

The Corporation owns a portfolio of equity securities, consisting of stocks of other financial institutions. At December 31, 1999, these securities had an amortized cost of $2,715,000 and a market value of $2,656,000.

Student and residential mortgage loans to be sold are identified at origination. The net gain on the sale of loans was $178,000, $290,000 and $81,000 in 1999, 1998 and 1997. Included within these amounts are gains on the sale of student loans of $42,000, $38,000 and $35,000, respectively. QNB sold approximately $2,219,000, $1,599,000 and $1,464,000 of loans to SallieMae during these three years. The amount of the gain depends upon the size and type of loans originated. The reduced amount of the gain relative to the volume of the loans sold in 1999 and 1998 is a result of the change in pricing for student loans by the U.S. Government. The amount of income, both interest income and gains on the sale may continue to decline in the future depending upon action taken by the U.S. Government with regard to the allowable interest rate charged on student loans.

The net gain on residential mortgage sales is directly related to the volume of mortgages sold and the timing of the sales relative to the interest rate environment. Net gains on the sale of residential mortgages were $136,000 in 1999, $252,000 in 1998 and $46,000 in 1997. The implementation of SFAS No. 122 as superceded by SFAS No. 125 increased the gain on the sale of residential mortgages in these years by approximately $112,000, $137,000 and $25,000. Significant interest rate swings during the three years has had a major impact on the volume of mortgages originated and the gains recorded on the sale of these mortgages. QNB sold approximately $10,890,000, $13,351,000 and $2,493,000 of residential mortgages in the secondary market in 1999, 1998 and 1997. Of the amount of loans sold in 1999, approximately $3,601,000 had been originated in 1998. Rising interest rates during 1999 slowed the refinancing activity and reduced the origination of mortgage loans. QNB originated approximately

                                                                                                  Change from Prior Year
                                                                                                  ----------------------
NON-INTEREST INCOME COMPARISON                                                                 1999                   1998
------------------------------------------------------------------------------------------------------------------------------------
                                                1999         1998         1997           Amount    Percent       Amount   Percent
------------------------------------------------------------------------------------------------------------------------------------
Fees for services to customers ............   $1,202       $  952       $  964            $ 250        26.3%      $ (12)      (1.2)%
Mortgage servicing fees ...................      125          156          181              (31)      (19.9)        (25)     (13.8)
Net (loss) gain on investment securities ..     (139)          66          134             (205)     (310.6)        (68)     (50.7)
Net gain on sale of loans .................      178          290           81             (112)      (38.6)        209      258.0
Other operating income ....................      865          690          559              175        25.4         131       23.4
------------------------------------------------------------------------------------------------------------------------------------
     Total ................................   $2,231       $2,154       $1,919            $  77         3.6%      $ 235       12.2%
------------------------------------------------------------------------------------------------------------------------------------

                                                                           p. 13

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                                                                                  Change from Prior Year
                                                                                                  ----------------------
NON-INTEREST EXPENSE COMPARISON                                                                1999                   1998
------------------------------------------------------------------------------------------------------------------------------------
                                                1999         1998         1997            Amount    Percent       Amount   Percent
------------------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits ..........     $5,696       $5,561       $5,411            $ 135         2.4%      $ 150        2.8%
Net occupancy expense ...................        669          666          666                3          .5           -        -
Furniture and equipment expense .........        908          733          697              175        23.9          36        5.2
Marketing expense .......................        379          371          303                8         2.2          68       22.4
Other real estate owned expense .........         64          312          273             (248)      (79.5)         39       14.3
Other expense ...........................      2,191        2,012        1,841              179         8.9         171        9.3
------------------------------------------------------------------------------------------------------------------------------------
     Total ..............................     $9,907       $9,655       $9,191            $ 252         2.6%      $ 464        5.0%
------------------------------------------------------------------------------------------------------------------------------------

$7,400,000 in mortgages held-for-sale in 1999 compared to $15,321,000 in 1998. Rising rates also had the impact of reducing the net gains on the sales.

In contrast, declining interest rates to record low levels during 1998 presented an opportunity for many borrowers to refinance their mortgages at lower rates. This provided an opportunity for QNB to originate and sell more mortgages. During 1998, QNB originated approximately $15,321,000 in mortgages held-for-sale. This compares to $1,052,000 in 1997. During the third quarter of 1997, declining interest rates provided an opportunity to sell, at a gain, some lower yielding 15 and 20 year mortgages that had been in the portfolio since 1995.

As of December 31, 1999, there were no residential mortgage loans held-for sale, while as of December 31 1998, residential mortgages held for sale were approximately $3,601,000. These loans are accounted for at the lower of cost or market. The volume of mortgage originations and sales may continue to decrease during 2000 as a result of a slowdown in both new mortgages and refinancing activity caused by higher interest rates. Rising rates could also create a loss on the sale if rates increase prior to the sale of the originated mortgages.

Other operating income was $865,000, $690,000 and $559,000 in 1999, 1998 and
1997. The $175,000 or 25.4 percent increase in 1999 is primarily the result of increased earnings on the cash surrender value of single premium life insurance policies that went into effect in September, 1998. Also contributing to the increase in other operating income was higher debit card, merchant processing, check order and mutual fund income. The earnings on the cash surrender value of life insurance increased $121,000 when comparing 1999 to 1998. The $59,000 increase in debit card income and the $18,000 increase in merchant processing income were a result of the increase in the number of transactions.

Commissions on check orders increased $25,000 in 1999 as a result of a restructure in QNB's deposit products. During the third quarter of 1998, QNB restructured some of the features of its deposit products. One of the changes included the collection of fees on check reorders. Previously, many customers received free checks upon reorder. Also, as part of the product restructuring, many customers now receive a free QNB debit card. These customers previously paid an annual fee of $15. This change had the impact of reducing ATM card income by $14,000 in 1999. Also, negatively impacting other non-interest income was the sale of several revenue generating properties, which reduced the income from other real estate owned by $55,000 in 1999.

The $131,000 or 23.4 percent increase between 1998 and 1997 is partially the result of earnings on the cash surrender value of single premium life insurance policies. These policies provided approximately $38,000 in tax-exempt income in 1998. Also contributing to the increase in other operating income were increases in debit card and ATM interchange income of $39,000 and $16,000, respectively. These increases relate to higher usage of the debit card and an increased usage of QNB's ATMs by non-QNB customers. QNB does not currently surcharge for the use of its machines and as a result has experienced increased activity. Most other banks in QNB's market area surcharge for the use of ATMs by non-customers. QNB receives a fee from the owner of the ATM network when non-customers use a QNB machine. The recognition of fees from official checks increased approximately $18,000 when comparing 1998 to 1997. QNB entered an arrangement with a third party vendor for official check services in the latter part of 1997. A refund of State sales tax of $21,000, based on an appeal of previous years' payments, and a reimbursement of prior year's costs of approximately $15,000 related to a terminated bill pay product, also contributed to the increase in other operating income between 1997 and 1998. Partially offsetting these increases is a decline in rental income on other real estate owned of $28,000. Most of the properties that generated rental income were disposed of during 1998.

NON-INTEREST EXPENSE

Non-interest expense is comprised of costs related to salaries and employee benefits, net occupancy, furniture and equipment, marketing, other real estate owned and various other operating expenses. Total non-interest expense in 1999 increased $252,000 or 2.6 percent to $9,907,000. This followed an increase of
5.0 percent between 1997 and 1998. Total non-interest expense for 1998 and 1997 was $9,655,000 and $9,191,000, respectively. Despite the increase in non-interest expense, QNB's overhead efficiency ratio, which represents non-interest expense divided by net operating revenue on a tax-equivalent basis, remained stable over the past three years.

Salaries and benefits expense is the largest component of non-interest expense. Salary and benefits expense for 1999 was $5,696,000, an increase of $135,000 or
2.4 percent over 1998 levels. Salary expense for 1999 increased $155,000 or 3.4 percent to $4,649,000, while benefits expense decreased by $20,000 or 1.9 percent to $1,047,000. The decline in benefits expense is a result of a reduction in QNB's State unemployment tax rate and a reduced contribution to the Money Purchase Pension Plan resulting from an increase in employee forfeitures. The unemployment tax rate, based on unemployment experience, should continue to decline in 2000.

p. 14

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

NON-INTEREST EXPENSE (continued)

Salaries and benefits expense for 1998 compared to 1997 increased $150,000 or
2.8 percent to $5,561,000. Salary expense for 1998 increased by $182,000 or 4.2 percent to $4,494,000, while benefits expense decreased by $32,000 to $1,067,000. The increase in base salary expense is primarily related to performance increases and a slight increase in the number of full-time equivalent employees during 1998.

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

Net occupancy expense was $669,000 in 1999 compared to $666,000 for both 1998 and 1997. When comparing 1999 to 1998, reductions in insurance, utility and real estate taxes totaling $15,000 were offset by an increase in building repairs and maintenance costs of $18,000.

When comparing 1998 to 1997, utility costs declined by approximately $13,000 or
9.1 percent. These savings were a function of the relatively mild temperatures experienced during 1998. These savings were offset by small increases in branch rent expense, building taxes, maintenance and insurance.

Net occupancy expenses will likely increase in 2000 as a result of both higher depreciation expense and branch rent expense. These increased costs relate to the renovation and expansion of an existing branch location at the end of 1999, as well as the opening of a new branch location in Hilltown Township, Pennsylvania anticipated in the fall of 2000.

Furniture and equipment expense was $908,000 for 1999, an increase of $175,000 or 23.9 percent. Increased investment in technology, which began during 1998 with the implementation of the first three phases of a wide area network and the conversion to a new telephone system, continued in 1999 with the implementation of a check imaging system and the next phases of the wide area network. These projects were a major contributor to the $150,000 increase in depreciation expense when comparing 1999, to 1998. Another factor in the increase in furniture and equipment expense was a $25,000 increase in equipment maintenance costs.

Furniture and equipment expense was $733,000 in 1998, an increase of $36,000 or
5.2 percent when compared to 1997. The increase is a result of higher depreciation expense of $18,000 resulting primarily from the investment in technology described above. Also contributing to the increase in furniture and equipment expense were higher equipment maintenance costs of $23,000 or 7.8 percent. Some of this increase was a result of maintenance costs on a used mainframe system purchased for use in Year 2000 testing.

Furniture and equipment expense will continue to increase in 2000 as a result of higher depreciation expense associated with QNB's continued expansion of its investment in new technology. This will include the introduction of Internet banking during the second quarter of 2000, the conversion to a new core processing system in the fourth quarter as well as the completion of the final phases of the wide-area network. The addition of the new branch will also result in higher furniture and equipment expense in 2000.

Marketing expense for 1999 was $379,000, an increase of 2.2 percent from the $371,000 reported in 1998. An increase in expense related to promotional items, contributions and sponsorships was partially offset by a reduction in billboard advertising. During 1998, QNB used billboard advertising to promote specific products and QNB's image of being an independent community bank, in light of the merger activity taking place in the industry and specifically within our marketplace with the CoreStates/First Union merger.

                                   [GRAPHIC]

             In this printed version of the document, a line graph
                appears which depicts the following plot points:


                            1995      1996      1997      1998      1999
                          --------  --------  --------  --------  --------
Efficiency Ratio           72.29%    65.27%    63.60%    62.97%    62.39%



Marketing expense increased $68,000 or 22.4 percent in 1998 to $371,000 when compared to 1997. Included within this variance is an increase in donation expense of 96.1 percent. This increase in donations resulted from two significant pledges made during 1998, including a $40,000 donation to the Main Street Program, "Quakertown Alive", a program designed for the revitalization of downtown Quakertown. Also contributing to the increase in marketing expense was higher advertising expense of $18,000 or 14.7 percent. As mentioned above QNB used additional print, radio and billboard advertising for both image advertising and product advertising during 1998. QNB anticipates an increase in marketing expense in 2000 as a result of the introduction of a new variable rate money market product during the first quarter of 2000, an increased emphasis on lending promotions, the launching of Internet banking and the opening of the new branch.

Other real estate expense was $64,000 in 1999 compared to $312,000 in 1998 and $273,000 in 1997. Other real estate expense during 1999 was comprised of costs associated with maintaining the properties: taxes, utilities, insurance, maintenance, etc., of $128,000 and net gains on the sale and/or write-down of properties of $64,000. The majority of the maintenance expense relates to the environmental clean up of one property which was sold during the third quarter of 1999.

                                                                           p. 15

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

When comparing 1998 to 1997, the increase is primarily the result of the net loss on the disposition or write-down of properties during the year. Net losses amounted to $152,000 in 1998 compared to $25,000 in 1997. The loss in 1998 was primarily related to the write-down of two properties. Partially offsetting these losses were lower costs related to taxes, insurance and maintenance of the properties. Maintenance type costs were $160,000 in 1998 as compared to $248,000 in 1997. These costs decreased $88,000 from 1997 to 1998 as a result of owning fewer properties. Management anticipates other real estate expense to continue to decline in 2000 as the costs associated with the two remaining properties are eliminated when they are sold.

The major categories included in other expense are postage, supplies, professional services, telecommunications, insurance and state taxes. Other expense increased $179,000 or 8.9 percent in 1999 to $2,191,000. Higher professional services costs primarily related to the outsourcing of the internal audit function during the fourth quarter of 1999 and the use of a consultant to assist in the selection of a new core processing system contributed to $41,000 of the increase in 1999. A $37,000 increase in debit card expense and an $82,000 increase in losses on checking accounts also contributed to the variance between 1999 and 1998. The increase in debit card expense is related to the increase in usage of the card and costs associated with a mass reissue to replace cards expiring at the end of 1999. Telephone costs increased $29,000 while postage expense decreased $29,000 when comparing the two years. The increase in telephone expense primarily relates to the line costs associated with the wide area network while the reduction in postage expense relates to efficiencies gained through the check imaging process. State taxes consisting of sales and use tax and capital stock tax increased $25,000 while insurance costs increased by $18,000. Partially offsetting these increases was a reduction in the accrual of directors' deferred compensation of $82,000. The higher directors' deferred compensation expense in 1998 reflects an adjustment to the interest rate assumption caused by the decline in market interest rates.

Other expense was $2,012,000 in 1998 and $1,841,000 in 1997. One of the reasons for the increase between 1997 and 1998 was the increase in the accrual for a director's deferred compensation plan described above. The amortization of the deposit premium, relating to the acquisition completed during the fourth quarter of 1997, accounted for $43,000 of the increase. Increased supplies and postage expense accounted for $20,000 and $22,000, respectively, of the increase between 1997 and 1998.

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

Applicable income taxes and effective tax rates were $1,174,000 or 23.6 percent for 1999 compared to $1,272,000 or 26.9 percent for 1998, and $1,253,000 or 28.6 percent for 1997. The reduction in the effective tax rate over the past three years is a result of an increase in income from tax-exempt municipal securities and loans and an increase in tax-exempt income from earnings on single premium life insurance.

FINANCIAL CONDITION

Compared to the merger activities of the two previous years, 1999 was a relatively quiet year for the financial services industry. Year 2000 preparation was the main focus for most companies during 1999. In addition, a decline in stock values and market capitalization for many financial service companies kept them on the acquisition sideline during the year. Competition for both loans and deposits remained strong during 1999. QNB's primary competition in the banking segment of the financial services industry is comprised of a large super regional bank, several large community banks and a thrift institution. The consolidation of the banking industry that has taken place and the increased availability of loans from all types of companies in the financial services industry have led to increased price competition for both deposits and loans. Insurance companies have become a major competitor in the lending arena. Continued strong performances of sectors in the stock markets as well as record inflows of cash into mutual funds have also had a direct impact on the competition for deposits.

This competition did have an impact on QNB in 1999. Total assets at year-end 1999 were $350,489,000, compared with $324,672,000 at December 31, 1998, an increase of 8.0 percent. However, $25,000,000 of this growth was achieved through borrowings from the FHLB. Growth rates for 1998 and 1997 were 6.2 percent and 9.0 percent. The growth in 1997 was enhanced by the purchase of approximately $6,800,000 of deposits from the Quakertown office of First Lehigh Bank on October 30, 1997. Excluding this purchase, assets would have increased by 6.6 percent in 1997. Growth in both loans and deposits is one of the primary goals of QNB in 2000.

Average total assets increased 11.0 percent or $34,051,000 in 1999 to $344,543,000. Excluding the impact of the borrowings from the FHLB, average total assets would have increased 5.5 percent. Average total assets increased
7.5 percent or $21,794,000 in 1998. Total loans at December 31, 1999, was $173,764,000, a decrease of 1.5 percent from December 31, 1998. This followed a
5.2 percent increase from December 31, 1997 to December 31, 1998. Average total loans increased 3.0 percent in 1999 and 5.4 percent in 1998. Loan growth was and remains one of the primary goals of QNB. Funding sources, which include deposits and borrowed money, increased 9.0 percent from year-end 1998 to year-end 1999 and 5.8 percent from year-end 1997 to year-end 1998. Excluding the borrowings from the FHLB, funding sources would have increased by .5 percent in 1999. Average funding sources increased 11.1 percent in 1999 and 7.2 percent in 1998. Excluding the borrowings from the FHLB, average funding sources would have increased by 5.0 percent in 1999. The following discussion will further detail QNB's financial condition during 1999 and 1998.

p. 16
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

INVESTMENT PORTFOLIO HISTORY
-----------------------------------------------------------------------------------------------------------------
December 31,                                                                  1999            1998           1997
-----------------------------------------------------------------------------------------------------------------
Investment Securities Available-for-Sale
U.S. Treasuries ......................................................    $  6,499        $  9,180       $  9,633
U.S. Government agencies .............................................      40,396          47,356         55,586
State and municipal securities .......................................       6,371             518            511
Mortgage-backed securities ...........................................      37,485           9,338          8,152
Equity and other debt securities .....................................       6,858           3,696          2,038
-----------------------------------------------------------------------------------------------------------------
   Total investment securities available-for-sale ....................    $ 97,609        $ 70,088       $ 75,920
-----------------------------------------------------------------------------------------------------------------
Investment Securities Held-to-Maturity
State and municipal securities .......................................    $ 19,346        $ 14,668       $ 10,136
Mortgage-backed securities ...........................................      28,956          35,319         30,186
Equity securities ....................................................           -              78             78
-----------------------------------------------------------------------------------------------------------------
   Total investment securities held-to-maturity ......................    $ 48,302        $ 50,065       $ 40,400
-----------------------------------------------------------------------------------------------------------------
   Total investment securities .......................................    $145,911        $120,153       $116,320
-----------------------------------------------------------------------------------------------------------------



INVESTMENT PORTFOLIO WEIGHTED AVERAGE YIELDS
------------------------------------------------------------------------------------------------------------------------------------
                                                                        Under          1-5          5-10      Over 10
December 31, 1999                                                      1 Year        Years         Years        Years        Total
------------------------------------------------------------------------------------------------------------------------------------
Investment Securities Available-for-Sale
U.S. Treasuries:
   Fair value ..................................................      $ 3,507      $ 2,992             -            -      $ 6,499
   Weighted average yield ......................................         6.25%        5.79%                                   6.04%
U.S. Government agencies:
   Fair value ..................................................            -      $11,788       $28,608            -      $40,396
   Weighted average yield ......................................                      6.72%         6.65%                     6.67%
State and municipal securities:
   Fair value ..................................................            -            -             -       $6,371      $ 6,371
   Weighted average yield ......................................                                                 7.18%        7.18%
Mortgage-backed securities:
   Fair value ..................................................      $ 1,180      $ 5,326       $30,979            -      $37,485
   Weighted average yield ......................................         6.61%        6.65%         6.59%                     6.60%
Equity and other debt securities:
   Fair value ..................................................      $ 6,858            -             -            -      $ 6,858
   Weighted average yield ......................................         5.94%                                                5.94%
------------------------------------------------------------------------------------------------------------------------------------
Total fair value ...............................................      $11,545      $20,106       $59,587       $6,371      $97,609
Weighted average yield .........................................         6.10%        6.57%         6.62%        7.18%        6.58%
------------------------------------------------------------------------------------------------------------------------------------
Investment Securities Held-to-Maturity
State and municipal securities:
   Amortized cost ..............................................      $    55      $ 5,138       $14,153            -      $19,346
   Weighted average yield ......................................         8.64%        7.29%         6.74%                     6.89%
Mortgage-backed securities:
   Amortized cost ..............................................      $ 2,603      $14,744       $ 8,174       $3,435      $28,956
   Weighted average yield ......................................         6.32%        6.54%         6.41%        6.55%        6.48%
------------------------------------------------------------------------------------------------------------------------------------
Total amortized cost ...........................................      $ 2,658      $19,882       $22,327       $3,435      $48,302
Weighted average yield .........................................         6.37%        6.73%         6.62%        6.55%        6.64%
------------------------------------------------------------------------------------------------------------------------------------

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

                                                                           p. 17

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

INVESTMENT SECURITIES AND OTHER
SHORT-TERM INVESTMENTS

Investment policies, approved by QNB's Board of Directors, include standards regarding permissible investment categories, credit quality, maturity intervals and investment concentrations. Total investment securities at December 31, 1999 and 1998 were $145,911,000 and $120,153,000. At December 31, 1999 and 1998,
approximately 79.8 percent and 85.1 percent of QNB's investment securities were either U.S. Government or U.S. Government agency debt securities, or U.S. Government agency issued mortgage-backed securities.

                                   [GRAPHIC]

              In the printed version of the document, a line graph
                appears which depicts the following plot points:

Investment Portfolio
U.S. Treasuries                                   $ 6,499
U.S. Government agencies                          $40,396
State and municipal securities                    $ 6,371
Mortgage-backed securities                        $37,485
Equity securities                                 $ 6,858



QNB did not hold any securities which, in the aggregate from any issuer (excluding the U.S. Government and its agencies), were in excess of 10 percent of shareholders' equity. In addition, Federal funds sold, which would be affected by the economic status of the banking industry, are short-term in nature and sold to banks with a minimum "A" rating at the date of the sale.

Average investment securities increased $27,475,000 or 23.6 percent to $143,716,000 in 1999 compared with a $9,154,000 or 8.5 percent increase in 1998. The significant increase in the investment portfolio is primarily the result of the $25,000,000 wholesale funding transaction entered into with the FHLB during the second quarter of 1999. This transaction had the impact of increasing average investment securities by approximately $17,014,000 in 1999. The increase in the size of the investment portfolio in 1998 was fueled by the growth in average funding sources, which increased by $18,881,000. This growth was enhanced by the purchase of approximately $6,800,000 in deposits from another financial institution during the fourth quarter of 1997.

Average Federal funds sold decreased 38.7 percent in 1999 to $3,602,000, after increasing 46.7 percent between 1998 and 1997. The lower balance of Federal funds sold during 1999 was a result of QNB having access to additional sources of liquidity with both the FHLB and its correspondent bank, and the increase in vault cash in response to Year 2000 liquidity needs.

The amount of activity in the investment portfolio remained high with over $53,100,000 in maturities, calls, or sales and over $84,300,000 in purchases during 1999. In light of the activity the composition of the portfolio changed significantly. The strategy during 1999 was to increase the percentage of the portfolio in tax-exempt State and municipal securities and mortgage-backed securities and to reduce the reliance on callable U.S. Government agency securities. U.S. Government agency securities decreased to 27.7 percent of the portfolio at December 31, 1999, from 39.4 percent of the portfolio at December 31, 1998. Mortgage-backed securities increased to 45.5 percent from 37.2 percent of the portfolio and State and municipal securities increased to 17.6 percent from 12.6 percent of the portfolio at December 31, 1999 and 1998. The decrease in the percentage of the portfolio in U.S. Government agency securities and the offsetting increase in mortgage-backed securities and municipal securities is a result of management's opinion that these sectors provided more value than the callable agency sector.

Management anticipates that investment portfolio activity will slow during 2000 as a result of higher interest rates which causes the prepayments on mortgage-backed securities to slow and reduces the likelihood of the securities with call features to be exercised. These factors reduce the available funds for reinvestment. The anticipated strategy entering 2000 is to continue to focus on the purchase of mortgage-backed securities and tax-exempt State and municipal securities.

At December 31, 1999 and 1998, investment securities totaling $43,963,000 and $44,715,000 were pledged as collateral for repurchase agreements, public deposits and other deposits as provided by law.

QNB accounts for its investments by classifying its securities into three categories. Securities that QNB has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses, net of tax, excluded from earnings and reported as a separate component of shareholders' equity. Management determines the appropriate classification of securities at the time of purchase. QNB held no trading securities as of December 31, 1999 and 1998.

                                   [GRAPHIC]

              In the printed version of the document, a line graph
                appears which depicts the following plot points:

      T.E. Yield on Securities Portfolio vs. Average 5-Year Treasury Yield

                                  1995      1996      1997      1998      1999
                                --------  --------  --------  --------  --------
Total Investment Securities       5.38%     6.21%     5.71%     4.54%     6.34%
5-Year Treasury                   6.35%     6.45%     6.57%     6.57%     6.53%

p. 18

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

INVESTMENTS AVAILABLE-FOR-SALE

Available-for-sale investment securities include securities that management intends to use as part of its asset/liability management strategy. These securities may be sold in response to changes in market interest rates and related changes in the securities prepayment risk or in response to the need for liquidity. The available-for-sale portfolio is primarily comprised of U.S. Treasuries and U.S. Government agencies due to their high degree of liquidity. Also included are certain mortgage-backed securities to ensure QNB's ability to react to changes in prepayment activity and longer maturity State and municipal securities. At December 31, 1999, the fair value of investment securities available-for-sale was $97,609,000 or $3,947,000 below the amortized cost of $101,556,000. This compares to a fair value of $70,088,000 or $1,387,000 above the amortized cost of $68,701,000 at December 31, 1998. An unrealized holding loss of $2,604,000 was recorded as a decrease to shareholders' equity as of December 31, 1999, while an unrealized holding gain, net of taxes, of $916,000 was recorded as an increase to shareholders' equity at December 31, 1998. The available-for-sale portfolio had a weighted average maturity of approximately 7 years at December 31, 1999 and 4 years, 10 months at December 31, 1998. The weighted average tax-equivalent yield was 6.58 percent and 6.52 percent at December 31, 1999 and 1998. The purchase of some longer maturity mortgage-backed securities and State and municipal securities account for the increase in the average life of the portfolio. Rapidly rising interest rates during 1999, in conjunction with the purchase of some longer maturity investments, created the unrealized holding loss in the portfolio.

The weighted average maturity is based on the stated contractual maturity of all securities except for mortgage-backed securities, which are based on estimated average life. The maturity of the portfolio may be shorter because of call features in many of the debt securities and because of prepayments on mortgage-backed securities. The interest rate sensitivity analysis on page 25 reflects the expected maturity distribution of the securities portfolio based upon estimated call dates and anticipated cash flows assuming management's most likely interest rate environment. The expected weighted average life of the available-for-sale portfolio was 6 years and 6 months at December 31, 1999, and 1 year and 2 months at December 31, 1998, based on these assumptions. The small difference in weighted average life and expected weighted average life as of December 31, 1999 is due to the fact that most of the securities with call options are anticipated to go to their final maturity. The shorter expected weighted average life in 1998 was a result of the callable nature of the U.S. Government agency securities and the anticipated prepayments on mortgage-backed securities given the low interest rate environment entering 1999.

INVESTMENTS HELD-TO-MATURITY

Investment securities held-to-maturity are recorded at amortized cost. Included in this portfolio are State and municipal securities with original maturities primarily of 10 years or less and mortgage-backed securities, primarily collateralized mortgage obligations. They are designated as held-to-maturity as they are purchased with the intent and ability to hold to maturity. At December 31, 1999 and 1998, the amortized cost of investment securities held-to-maturity was $48,302,000 and $50,065,000, and the fair value was $46,572,000 and
$50,473,000, respectively. The held-to-maturity portfolio had a weighted average maturity of approximately 6 years at December 31 1999 and 3 years, 10 months at December 31 1998. The weighted average tax-equivalent yield was 6.64 percent and
6.70 percent at December 31, 1999 and 1998. The increase in the weighted average maturity is a function of rising rates, which caused the prepayments on the mortgage-backed securities to slow. It is anticipated that interest rates will continue to increase during 2000.

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

QNB has comprehensive policies and procedures that define and govern both commercial and retail loan origination and management of risk. All loans are underwritten in a manner that emphasizes the borrowers' capacity to pay. The measurement of capacity to pay delineates the potential risk of non-payment or default. The higher potential for default determines the need for and amount of collateral required. QNB makes unsecured loans when the capacity to pay is considered substantial. As capacity lessens, collateral is required to provide a secondary source of repayment and to mitigate the risk of loss. Various policies and procedures provide guidance to the lenders on such factors as amount, terms, price, maturity and appropriate collateral levels. Each risk factor is considered critical to assuring that QNB receives an adequate return for the risk undertaken, and that the risk of loss is minimized.

QNB effectively manages the risk associated with commercial loans, which generally have balances larger than retail loans, by having lenders work in tandem with credit underwriting personnel. In addition, a Loan Committee and a committee of the Board of Directors review loan requests, on a weekly basis, that meet certain qualifications.

QNB's commercial lending activity is focused on small businesses within the local community. Commercial and industrial loans represent commercial purpose loans that are either secured by collateral other than real estate or unsecured. Real estate commercial loans include commercial purpose loans collateralized at least in part by commercial real estate. These loans may not be for the express purpose of conducting commercial real estate transactions. Real estate residential loans include loans secured by one-to-four family units. These loans include home equity loans, loans to individuals for residential mortgages, and commercial purpose loans. Substantially all originations of loans to individuals for residential mortgages with maturities of 20 years or greater are sold in the secondary market. Included in real estate residential loans at December 31, 1998 were $3,601,000 of residential mortgage loans held-for-sale. These loans were carried at the lower of aggregate cost or market. There were no real estate residential mortgage loans held-for-sale at December 31, 1999.

Loans, net of unearned income, decreased $2,679,000 to $173,764,000 at December 31, 1999. The decline in loans when comparing outstanding loans at December 31, 1999 and 1998 is a result of several factors including: increasing interest rates which slowed residential mortgage and consumer loan originations, the sale of several of QNB's commercial customers' businesses, and the increase in the number of financial service companies competing for commercial loans. Also contributing to the decline was the sale in 1999, of $3,601,000 of residential mortgage loans classified as held for sale as of December 31, 1998.

The loan portfolio composition changed slightly from year-end 1998. Loans collateralized by commercial and residential properties increased to 76.9 percent of the portfolio at December 31, 1999, from 74.5 percent of the portfolio at December 31, 1998. Commercial and industrial loans

                                                                           p. 19

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


LOAN PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------
December 31,                                                                1999         1998         1997         1996         1995
------------------------------------------------------------------------------------------------------------------------------------
Commercial and industrial ......................................        $ 32,003     $ 35,003     $ 32,794     $ 22,973     $ 27,002
Agricultural ...................................................           1,935        3,446        2,845        2,828        2,451
Construction ...................................................             258          782          813        3,640        6,641
Real estate-commercial .........................................          64,853       60,708       58,783       57,589       51,368
Real estate-residential ........................................          68,945       71,052       67,621       66,203       61,339
Consumer .......................................................           6,005        5,864        5,312        6,477        7,538
------------------------------------------------------------------------------------------------------------------------------------
   Total loans .................................................         173,999      176,855      168,168      159,710      156,339
Less unearned income ...........................................             235          412          448          432          382
------------------------------------------------------------------------------------------------------------------------------------
   Total loans, net of unearned income .........................        $173,764     $ 76,443     $167,720     $159,278     $155,957
------------------------------------------------------------------------------------------------------------------------------------


LOAN MATURITIES AND INTEREST SENSITIVITY
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        Under          1-5         Over
December 31, 1999                                                                      1 Year        Years      5 Years        Total
------------------------------------------------------------------------------------------------------------------------------------
Commercial and industrial .................................................          $ 13,335     $ 17,075     $  1,593     $ 32,003
Agricultural ..............................................................               100          207        1,628        1,935
Construction ..............................................................               258            -            -          258
Real estate-commercial ....................................................             7,822       11,025       46,006       64,853
Real estate-residential ...................................................             6,571       18,473       43,901       68,945
Consumer ..................................................................             2,199        3,729           77        6,005
------------------------------------------------------------------------------------------------------------------------------------
   Total ..................................................................         $  30,285     $ 50,509     $ 93,205     $173,999
------------------------------------------------------------------------------------------------------------------------------------

Demand loans, loans having no stated schedule of repayment and no stated maturity, are included in under one year.

The following shows the amount of loans due after one year that have fixed, variable or adjustable interest rates at December 31, 1999:

Loans with fixed predetermined interest rates     $86,901
Loans with variable or adjustable interest rates  $56,813


NON-PERFORMING ASSETS
------------------------------------------------------------------------------------------------------------------------------------
December 31,                                                             1999         1998          1997         1996         1995
------------------------------------------------------------------------------------------------------------------------------------
Loans past due 90 days or more not on non-accrual status
   Commercial and industrial ......................................         -            -        $   99            -       $   66
   Construction ...................................................         -            -             -            -            -
   Real estate-commercial .........................................         -            -             -            -          107
   Real estate-residential ........................................      $ 33       $    4            60       $  162           96
   Consumer .......................................................         6            1             -            3            3
------------------------------------------------------------------------------------------------------------------------------------
     Total loans past due 90 days or more and accruing ............        39            5           159          165          272

Loans accounted for on a non-accrual basis
   Commercial and industrial ......................................        54            9            25           43          120
   Construction ...................................................         -            -             -            -          686
   Real estate-commercial .........................................       171          220           744        1,790        2,588
   Real estate-residential ........................................       259          277           440          867        1,084
   Consumer .......................................................         -            -             -            -           10
------------------------------------------------------------------------------------------------------------------------------------
     Total non-accrual loans ......................................       484          506         1,209        2,700        4,488

Other real estate owned ...........................................       348          696         1,564        1,395          775
------------------------------------------------------------------------------------------------------------------------------------
     Total non-performing assets ..................................      $871       $1,207        $2,932       $4,260       $5,535
------------------------------------------------------------------------------------------------------------------------------------
Total as a percent of total assets ................................       .25%         .37%          .96%        1.52%        2.01%

p. 20

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

ALLOWANCE FOR LOAN LOSS ALLOCATION
------------------------------------------------------------------------------------------------------------------------------------
December 31,                              1999                1998                1997                1996               1995
------------------------------------------------------------------------------------------------------------------------------------
                                            Percent             Percent            Percent             Percent             Percent
                                              Gross               Gross              Gross               Gross               Gross
                                    Amount    Loans     Amount    Loans     Amount   Loans     Amount    Loans     Amount    Loans
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of period applicable
 to:
   Commercial and industrial ....   $  684     18.4%   $   269     19.8%   $   205     19.5%   $  115      14.4%   $  792     17.3%
   Agricultural .................       31      1.1         14      2.0         13      1.7        13       1.8        13      1.6
Construction ....................       42       .1          3       .4          3       .5        34       2.3        43      4.2
Real estate-commercial ..........      902     37.3        262     34.3        354     34.9       643      36.1       363     32.9
Real estate-residential .........      494     39.6        273     40.2        215     40.2       378      41.4       547     39.2
Consumer ........................       64      3.5         33      3.3         37      3.2        39       4.0        44      4.8
Unallocated .....................      979               2,097               1,843              1,363                 582
------------------------------------------------------------------------------------------------------------------------------------
     Total ......................   $3,196    100.0%   $ 2,951    100.0%   $ 2,670    100.0%   $2,585     100.0%   $2,384    100.0%
------------------------------------------------------------------------------------------------------------------------------------

Gross loans represent loans before unamortized net loan fees. Percent gross loans lists the percentage of each loan type to total loans.


ALLOWANCE FOR LOAN LOSSES
------------------------------------------------------------------------------------------------------------------------------------
                                                                   1999           1998           1997            1996         1995
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses:
Balance, January 1 ........................................      $2,951         $2,670         $2,585          $2,384       $2,024

Charge-offs
   Commercial and industrial ..............................           3              8             16              44            4
   Construction ...........................................           -              -             10               -            -
   Real estate-commercial .................................           -             50             99             115          320
   Real estate-residential ................................           4             81            189              52          325
   Consumer ...............................................          15             13             30              48           54
------------------------------------------------------------------------------------------------------------------------------------
   Total charge-offs ......................................          22            152            344             259          703

Recoveries
   Commercial and industrial ..............................           -              8              7              35           12
   Construction ...........................................           -              -              1               -            -
   Real estate-commercial .................................           8              6              -               -           10
   Real estate-residential ................................          12             10              9               8            4
   Consumer ...............................................           7              9             12              17           27
------------------------------------------------------------------------------------------------------------------------------------
   Total recoveries .......................................          27             33             29              60           53
------------------------------------------------------------------------------------------------------------------------------------
Net recoveries (charge-offs) ..............................           5           (119)          (315)           (199)        (650)
Provision for loan losses .................................         240            400            400             400        1,010
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31 ......................................      $3,196         $2,951         $2,670          $2,585       $2,384
------------------------------------------------------------------------------------------------------------------------------------
Total loans:
   Average ................................................    $174,912       $169,800       $161,096        $155,175     $151,839
   Year-end ...............................................     173,764        176,443        167,720         159,278      155,957

Ratios:
Net (recoveries) charge-offs to:
   Average loans ..........................................           -            .07%           .20%            .13%         .43%
   Loans at year-end ......................................           -            .07            .19             .12          .42
   Allowance for loan losses ..............................        (.16)%         4.03          11.80            7.70        27.27
   Provision for loan losses ..............................       (2.08)         29.75          78.75           49.75        64.36

Allowance for loan losses to:
   Average loans ..........................................        1.83%          1.74%          1.66%           1.67%        1.57%
   Loans at year-end ......................................        1.84           1.67           1.59            1.62         1.53
   Non-performing loans ...................................      611.09         577.50         195.20           90.20        50.10

                                                                           p. 21

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

LOANS (continued)

decreased to 18.4 percent of the portfolio at year-end 1999 from 19.8 percent at December 31, 1998. Consumer loans increased slightly from 3.3 percent at year-end 1998 to 3.5 percent at December 31, 1999.

The commercial and industrial loan category, which had shown the largest amount of growth over the past two years, was impacted the most, decreasing $3,000,000 or 8.6 percent to $32,003,000 at December 31, 1999. Prior to 1999 commercial and industrial loans had increased 6.7 percent in 1998 and 42.8 percent in 1997. Although a certain amount of these loans are considered unsecured, the majority are secured by non-real estate collateral such as equipment, vehicles, accounts receivable and inventory. Loans secured by commercial real estate increased by $4,145,000 or 6.8 percent to $64,853,000 at December 31, 1999. QNB's commercial loans are not considered to be concentrated, except those loans to real estate developers and investors which account for $19,448,000 or 11.2 percent of the loan portfolio at December 31, 1999. This is down significantly from the $25,289,000 or 14.3 percent at December 31, 1998. Concentration is based upon Standard Industrial Classification codes used for bank regulatory purposes and is considered to be 10 percent or more of total loans. Diversification is achieved through lending to various industries located within the market area. This diversification is believed to reduce risk associated with changes in economic conditions.

Residential real estate loans decreased by $2,107,000 or 3.0 percent to $68,945,000 at December 31, 1999. Included in the balance as of December 31, 1998 were $3,601,000 in residential mortgages held-for-sale. These were sold early in 1999. Rising interest rates during 1999 slowed the amount of mortgage activity. There were no mortgages held-for-sale at December 31, 1999. Prior to 1999, residential mortgage loans had shown growth partially as a result of a change in strategy with respect to selling loans in the secondary market. A plan to accept a small percentage of quality loans that were nonconforming to Freddie Mac standards and therefore are not salable to them also contributed to the growth. These include loans that have excess land value, loans that exceed a dollar threshold or loans where the debt to income ratio slightly exceeds Freddie Mac's guidelines but where QNB has had an ongoing relationship with the customer.

Aggressive fixed rate home equity loan promotions and pricing during the past four years have also impacted the growth of loans secured by residential real estate. The increase in home equity loans has had a negative impact on the amount of consumer loans outstanding. Customers chose to benefit from the competitive rate of home equity loans as well as the tax deductibility of the interest by paying off other loans with home equity loans. Additionally, up until 1998, consumer loans outstanding had declined as a result of the decision made in 1995 to discontinue indirect vehicle lending through automobile dealers. The increase in consumer loans in both 1999 and 1998 is primarily the result of an increase in five-year automobile loans. QNB has priced these loans aggressively to compete with other financial institutions and directly with automobile dealers.

Management's primary focus during recent years has been asset quality and the reduction of non-performing assets. With the achievement of this goal during 1997 and 1998, management's focus switched to loan and deposit growth. To help achieve these goals QNB initiated a business development and calling program encompassing lending personnel, branch personnel and executive management. The focus of this program is to both develop new lending and deposit relationships as well as strengthen existing relationships. This program is the first step in developing a sales culture throughout the institution. The introduction of Internet banking, the development of a centralized customer service center as well as the anticipated opening of a branch in a new geographic market in 2000 are other strategies that will help achieve these goals.

NON-PERFORMING ASSETS

Non-performing assets include accruing loans past due 90 days or more, non-accruing loans, restructured loans and other real estate owned. QNB continues to reduce its level of non-performing assets. The chart below shows the improvement in non-performing assets over the past five years. Total non-performing assets were $871,000 at December 31, 1999, or .25 percent of total assets. This represents a reduction of 27.8 percent from the December 31, 1998 balance of $1,207,000. Non-performing assets at December 31, 1998 represented .37 percent of total assets. The percentage of non-performing assets at December 31, 1999 is at a historically low level for QNB. It is management's goal to continue to reduce the level of non-performing assets in 2000 through the sale of other real estate owned.

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

                                   [GRAPHIC]

              In the printed version of the document, a line graph
                appears which depicts the following plot points:


                               1995      1996      1997      1998      1999
                             --------  --------  --------  --------  --------
Non-performing Assets
  (in thousands)              $5,535    $4,260    $2,932    $1,207    $  871

p. 22

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

NON-PERFORMING ASSETS (continued)

Included in the loan portfolio are loans on non-accrual status of $484,000 and $506,000 at December 31, 1999 and 1998. If interest on non-accrual loans had been accrued throughout the period, interest income for the years ended December 31, 1999, 1998 and 1997 would have increased approximately $55,000, $70,000 and $154,000, respectively. The amount of interest income on these loans included in net income in 1999, 1998 and 1997 was $21,000, $17,000 and $7,000. There were no restructured loans as of December 31, 1999 or 1998, as defined in SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," that have not already been included in loans past due 90 days or more or non-accrual loans.

Other real estate owned totaled $348,000 at December 31, 1999 and $696,000 at December 31, 1998. This real estate is recorded at the fair value of the property less estimated costs to sell. At December 31, 1999, $244,000 of the balance is under agreement of sale.

Loans not included in past due, non-accrual or restructured categories, but where known information about possible credit problems causes management to be uncertain as to the ability of the borrowers to comply with the present loan repayment terms totaled $2,581,000 and $1,225,000 at December 31, 1999 and 1998, respectively.

ALLOWANCE FOR LOAN LOSSES

The determination of an appropriate level of the allowance for loan losses is based upon an analysis of the risk inherent in QNB's loan portfolio. Management uses various tools to assess the adequacy of the allowance for loan losses. One tool is a model recommended by the Office of the Comptroller of the Currency. This model considers a number of relevant factors including: historical loan loss experience, the assigned risk rating of the credit, current and projected credit worthiness of the borrower, current value of the underlying collateral, levels of and trends in delinquencies and non-accrual loans, trends in volume and terms of loans, concentrations of credit, and national and local economic trends and conditions. This model is supplemented with another analysis that also incorporates exceptions to QNB's loan policy and QNB's portfolio exposure to borrowers with large dollar concentration, defined as exceeding 25% of QNB's legal lending limit. Other tools include ratio analysis and peer group analysis.

QNB utilizes a risk weighting system that assigns a risk code to every commercial loan. This risk weighting system is supplemented with a program that encourages account officers to identify potentially deteriorating loan situations. The officer analysis program is used to complement the on-going analysis of the loan portfolio performed during the loan review function. In addition, QNB has a committee that meets quarterly to review the adequacy of the allowance for loan losses based on the current and projected status of all relevant factors pertaining to the loan portfolio. In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for loan losses. They may require additions to the allowance based upon their judgements using information available to them at the time of examination.

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

At December 31, 1999 and 1998, the recorded investment in loans for which impairment has been recognized totaled $379,000 and $439,000, of which $310,000 and $430,000 required no valuation allowance. As of December 31, 1999 and 1998, $69,000 and $9,000 of loans required a valuation allowance on the entire amount. Most of the loans identified as impaired are collateral-dependent. For the years ended December 31, 1999, 1998 and 1997, the average recorded investment in impaired loans was approximately $323,000, $945,000 and $2,105,000. QNB recognized $67,000, $133,000 and $86,000 of interest income on these loans in 1999, 1998 and 1997.

Net recoveries were $5,000 for 1999 compared to net charge-offs of $119,000 in 1998 and $315,000 in 1997. This level of charge-offs represents .07 percent of average loans in 1998, compared with .20 percent in 1997. Gross charge-offs in 1998 were $152,000. Approximately $81,000 of these charge-offs relate to a loan to one borrower. This loan was transferred into other real estate owned in 1998 and sold in 1999. The decline in net charge-offs in 1998 and the reporting of a net recovery in 1999 is a function of the dramatic improvement in loan quality. Non-performing loans, including delinquent loans, are at a historically low level for QNB.

The allowance for loan losses was $3,196,000 at December 31, 1999, which represents 1.84 percent of total loans, compared to $2,951,000 and 1.67 percent of total loans at December 31, 1998. While the allowance is allocated to specific loans or loan categories, the total allowance is considered available for losses in the entire loan portfolio. While QNB believes that its allowance is adequate to cover losses in the loan portfolio, inherent uncertainties remain regarding future economic events and their potential impact on asset quality.

DEPOSITS

QNB primarily attracts deposits from within its market area by offering various deposit products, including: demand deposits, interest-bearing demand accounts, money market accounts, savings accounts and certificates of deposit.

Total deposits increased 2.5 percent to $286,166,000 at December 31, 1999. As was the case in 1998, the increase was centered in time deposits, which increased $10,505,000 or 8.3 percent between 1998 and 1999. The continued popularity of the "Flex12" certificates of deposit as well as the promotion of a competitive "No Penalty" 36-month time deposit were the impetus behind the growth. The "Flex12" has a twelve-month maturity, allows for one no-penalty withdrawal, enables the holder to add funds to the account and pays a competitive rate. Total deposits increased 4.5 percent to $279,223,000 at December 31, 1998, from $267,166,000 at year-end 1997. The increase was primarily in time deposits, which increased $9,892,000 or 8.4 percent between 1997 and 1998. Attractive rates on time deposits relative to rates on other interest-bearing accounts along with the introduction of the "Flex12" certificate of deposit contributed to this increase.

                                                                           p. 23

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

AVERAGE DEPOSITS BY MAJOR CLASSIFICATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                1999                         1998                        1997
------------------------------------------------------------------------------------------------------------------------------------
                                                         Balance     Rate             Balance     Rate            Balance      Rate
------------------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits ......................    $ 35,783        -           $ 33,679         -           $ 30,225         -
Interest-bearing demand accounts ...................      45,339      1.06%           41,988      1.37%            40,262      1.75%
Money market accounts ..............................      30,684      2.58            32,981      2.79             33,218      2.86
Savings ............................................      37,312      1.86            37,216      2.12             35,215      2.17
Time ...............................................     112,109      5.20           106,324      5.48             97,944      5.48
Time deposits of $100,000 or more ..................      23,289      5.33            19,502      5.73             16,502      5.86
------------------------------------------------------------------------------------------------------------------------------------
     Total .........................................    $284,516      3.18%         $271,690      3.40%          $253,366      3.46%
------------------------------------------------------------------------------------------------------------------------------------


MATURITY OF TIME DEPOSITS OF $100,000 OR MORE
------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                     1999                         1998                        1997
------------------------------------------------------------------------------------------------------------------------------------
Three months or less ...............................     $ 3,627                      $ 3,204                     $ 3,189
Over three months through six months ...............       2,859                        3,610                       3,396
Over six months through twelve months ..............       4,350                        6,445                       4,665
Over twelve months .................................       9,550                        4,318                       4,452
------------------------------------------------------------------------------------------------------------------------------------
     Total .........................................     $20,386                      $17,577                     $15,702
------------------------------------------------------------------------------------------------------------------------------------

An analysis of the change in average deposits provides a more meaningful measure of deposit change. Average total deposits increased 4.7 percent in 1999 and 7.2 percent in 1998. Average non-interest-bearing deposits increased 6.2 percent to $35,783,000 in 1999. This followed an 11.4 percent increase in 1998. Non-interest-bearing and interest bearing demand deposits are important sources of funds for QNB because they are low cost. Average interest-bearing demand accounts increased 8.0 percent in 1999 to $45,339,000 and 4.3 percent in 1998 to $41,988,000. The increase in non-interest-bearing deposit accounts and interest-bearing demand accounts is a result of a number of factors, including: the successful results of the business development program, as well as the addition of new customers resulting from the merger activity. QNB has been able to capitalize on the frustration of some former CoreStates customers. Many of these customers wanted to return to a community bank for personalized customer service and reasonable fees.

Higher rates on time deposits as well as the flexibility of the "Flex12" account have had a negative affect on both money market accounts and savings accounts. Average money market accounts decreased 7.0 percent in 1999 to $30,684,000. QNB will introduce a variable rate money market account that is tied to the 91-day Treasury bill during the first quarter of 2000. This product is intended to be competitive with brokerage money market products. Average savings accounts increased slightly in 1999 to $37,312,000. This followed an increase of 5.7 percent between 1997 and 1998. The popularity of the "Youth Trek" children's savings program contributed to the increase in total savings accounts during 1998. This program stresses the importance of saving money and uses the motto "Your Future is Bright, When You Save For It." The program features are fun yet educational and have been embraced by numerous children in the community. As of December 31, 1999, there were 3,748 children participating in the program.

Average time deposits increased 7.6 percent in 1999 and 9.9 percent in 1998. Average time deposits represent approximately 47.6 percent and 46.3 percent of total average deposits for 1999 and 1998. As mentioned previously, the promotion of the 36-month certificate of deposit in 1999 and the introduction of the "Flex12" certificate of deposit in 1998 had a significant impact on the growth in time deposits. To continue to attract and retain deposits, QNB will have to be competitive with respect to rates and will have to continuously develop new products that appeal to customers.

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

Cash and due from banks, Federal funds sold, available-for-sale securities and loans held-for-sale totaled $118,196,000 at December 31, 1999 and $93,860,000 at December 31, 1998. These sources were adequate to meet seasonal deposit withdrawals during 1999 and should be adequate to meet normal fluctuations in loan demand and deposit withdrawals. Approximately $43,963,000 and $44,715,000 of available-for-sale securities at

p. 24

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

LIQUIDITY (continued)

December 31, 1999 and 1998 were pledged as collateral for repurchase agreements and deposits of public funds as required by law.

The consolidated statements of cash flows present the changes in cash and cash equivalents from operating, investing and financing activities. QNB's cash and cash equivalents increased $5,332,000 to $19,352,000 at December 31, 1999. This follows increases in 1998 and 1997 of $1,446,000 and $115,000. The large increase in 1999 is a result of liquidity planning for potential Year 2000 concerns. Most of the increase was achieved through the reduction of Federal funds sold. This excess cash was reinvested in investment securities in January and February of 2000 after Year 2000 concerns passed.

After adjusting net income for non-cash transactions, operating activities provided $10,070,000 in cash flow in 1999, compared to $4,064,000 in 1998 and $6,020,000 in 1997. Proceeds from the sale of residential mortgages in excess of mortgage originations provided $3,627,000 of the total from operating activities in 1999. Proceeds from the sale of student loans provided $2,261,000 in cash in 1999. The origination of residential mortgages held-for-sale in excess of the proceeds from the sale of residential mortgages of $1,718,000 were a use of cash in 1998. This cash was realized during the first quarter of 1999 with the sale of $3,601,000 in mortgages that had been classified as held-for-sale as of December 31, 1998. Proceeds from the sale of residential mortgages in excess of originations of mortgages held-for-sale of $1,487,000 contributed to the increase in cash provided by operating activities in 1997. Proceeds from the sale of student loans in 1998 and 1997 provided $1,637,000 and $1,499,000 of cash. Partially offsetting this inflow of cash in 1997 was an increase in interest receivable and an increase in other assets, primarily the deposit premium.

Net cash used by investing activities was $29,956,000 in 1999. The purchase of investment securities exceeded the maturity, call and sale of securities by $31,235,000 in 1999. The $25,000,000 wholesale funding transaction provided most of the additional cash for the purchases. An increase in loans, excluding residential mortgage originations, of $3,026,000 was also a use of cash during 1999. A decrease in Federal funds sold, as discussed above, and proceeds from the sale of other real estate owned provided $4,869,000 and $412,000 of cash during 1999. Net cash used by investing activities of $17,833,000 in 1998 was primarily the result of loan growth. The net increase in loans was $8,771,000 in 1998. The purchase of investment securities exceeding the maturity, call or sale of securities totaled $3,717,000 in 1998. An increase in Federal funds sold of $2,847,000 and the purchase of single premium life insurance for $2,557,000 were additional uses of cash. Proceeds from the sale of other real estate owned provided $1,016,000 in cash during 1998. Net cash used by investing activities of $27,157,000 in 1997 was primarily a result of the purchase of investment securities exceeding the maturity, call or sale of securities, and loan growth. Purchases of investment securities totaled over $51,000,000 while proceeds from securities were only $31,595,000. The net increase in loans, excluding residential mortgage originations, was over $12,000,000. A decrease in Federal funds sold of $4,458,000 funded some of this activity in 1997.

Cash provided by financing activities was $25,218,000 during 1999. Federal Home Loan Bank advances provided $25,000,000 in funding during the second quarter of 1999. Another source of funds in 1999 was time deposits, which increased $10,505,000 since December 31, 1998. An aggressive 36-month time deposit promotion during the third and fourth quarters of 1999 stimulated most of the growth. Time deposits over $100,000 accounted for $2,809,000 of the total increase. These deposits tend to be short-term in nature and pay a higher rate of interest. Non-interest bearing demand deposits and short-term borrowings, primarily cash management accounts, decreased $3,573,000 and $5,566,000 in 1999. Cash provided by financing activities of $15,215,000 in 1998 was primarily the result of an increase in time deposits and repurchase agreements during the year. Time deposits increased $9,892,000, while outstanding balances on repurchase agreements increased $4,501,000. The popularity of the "Flex12" certificate of deposit, as discussed previously, was the catalyst for the growth in time deposits. A more competitive interest rate on the repurchase agreements provided the impetus for the growth in this product in 1998. Cash provided by financing activities of $21,252,000 in 1997 was a result of strong deposit growth. Non-interest-bearing deposits increased $6,659,000 while interest-bearing deposits increased $13,763,000. Increased marketing and business development activities along with competitive rates and products contributed to the growth in deposits. The purchase of $6,800,000 in deposits also contributed to the increase in cash provided by financing activities during 1997.

CAPITAL ADEQUACY

A strong capital position is fundamental to support continued growth and profitability, to serve the needs of depositors, and to yield an attractive return for shareholders. QNB's shareholders' equity at December 31, 1999 was $27,462,000 or 7.84 percent of total assets, compared to shareholders' equity of $28,338,000 or 8.73 percent at December 31, 1998. At December 31, 1999, shareholders' equity included a negative adjustment of $2,604,000 related to the unrealized holding loss, net of taxes, on investment securities available-for-sale, while shareholders' equity at December 31, 1998 included a positive adjustment of $916,000. Without these adjustments, shareholders' equity to total assets would have been 8.58 percent and 8.45 percent at December 31, 1999 and 1998, respectively. Rising interest rates, combined with the purchase of some longer maturity investment securities, contributed to the swing from a gain position at the end of 1998 to a loss position at the end of 1999.


CAPITAL ANALYSIS
---------------------------------------------------------------------------------------
December 31,                                                        1999          1998
---------------------------------------------------------------------------------------
Tier I
Shareholders' equity .......................................    $ 27,462     $ 28,338
Net unrealized securities losses (gains) ...................       2,604         (916)
Net unrealized losses equity securities ....................         (39)           -
Intangible assets ..........................................        (400)        (451)
---------------------------------------------------------------------------------------
Total Tier I risk-based capital ............................      29,627       26,971


Tier II
Allowable portion of the allowance
  for loan losses ..........................................       2,438        2,411
---------------------------------------------------------------------------------------
Total risk-based capital ...................................    $ 32,065     $ 29,382
---------------------------------------------------------------------------------------
Risk-weighted assets .......................................    $194,299     $192,344
---------------------------------------------------------------------------------------


Capital Ratios
---------------------------------------------------------------------------------------
December 31,                                                        1999         1998
---------------------------------------------------------------------------------------
Tier I capital/risk-weighted assets ........................       15.25%       14.02%
Total risk-based capital/risk-weighted assets ..............       16.50        15.28
Tier I capital/average assets (leverage ratio) .............        8.38         8.58

                                                                           p. 25

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

INTEREST RATE SENSITIVITY
------------------------------------------------------------------------------------------------------------------------------------
                                               Within       3 to 6      6 months       1 to 3       3 to 5        After
December 31, 1999                            3 months       months     to 1 year        years        years      5 years        Total
------------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-bearing balances ................    $   281            -             -            -            -            -     $    281
Federal funds sold .......................          -            -             -            -            -            -            -
Investment securities* ...................     10,621     $  3,030     $   5,917    $  26,105    $  27,476    $  76,709      149,858
Loans ....................................     32,293        9,161        17,453       51,529       40,301       23,027      173,764
------------------------------------------------------------------------------------------------------------------------------------
Total rate sensitive assets ..............     43,195       12,191        23,370       77,634       67,777       99,736     $323,903
Total cumulative assets ..................    $43,195     $ 55,386     $  78,756    $ 156,390    $ 224,167    $ 323,903
------------------------------------------------------------------------------------------------------------------------------------
Liabilities
Interest-bearing non-maturing deposits ...    $12,703     $  4,664     $   9,215    $  59,295    $  15,000    $  12,233     $113,110
Time deposits less than $100,000 .........     20,507       13,714        23,015       55,876        4,039            9      117,160
Time deposits over $100,000 ..............      3,743        2,859         4,350        8,980          454            -       20,386
Short-term borrowings ....................      8,925            -             -            -            -            -        8,925
Federal Home Loan Bank advances ..........          -        5,000             -        5,000       15,000            -       25,000
------------------------------------------------------------------------------------------------------------------------------------
Total rate sensitive liabilities .........     45,878       26,237        36,580      129,151       34,493       12,242     $284,581
Total cumulative liabilities .............    $45,878     $ 72,115     $ 108,695    $ 237,846    $ 272,339    $ 284,581
------------------------------------------------------------------------------------------------------------------------------------
Gap during period ........................    $(2,683)    $(14,046)    $ (13,210)   $ (51,517)     $33,284    $  87,494     $ 39,322
------------------------------------------------------------------------------------------------------------------------------------
Cumulative gap ...........................    $(2,683)    $(16,729)    $ (29,939)   $ (81,456)   $ (48,172)   $  39,322
------------------------------------------------------------------------------------------------------------------------------------
Cumulative gap/earning assets ............       (.83)%      (5.16)%       (9.24)%     (25.15)%     (14.87)%      12.14%
------------------------------------------------------------------------------------------------------------------------------------
Cumulative gap ratio .....................        .94          .77           .72          .66          .82         1.14
------------------------------------------------------------------------------------------------------------------------------------

* Excludes unrealized holding loss on available-for-sale securities of $3,947.

Average shareholders' equity and average total assets were $28,880,000 and $344,543,000 during 1999, an increase of 9.7 percent and 11.0 percent compared to 1998. The ratio of average total equity to average total assets declined slightly to 8.38 percent for 1999, compared to 8.48 percent for 1998. The decline in the ratio is a result of the growth in assets exceeding the retention of capital, primarily as a result of the advance from the Federal Home Loan Bank. Excluding this transaction average assets would have increased by approximately 5.5 percent and the average total equity to average total assets ratio would have been approximately 8.82 percent in 1999.

The Corporation is subject to restrictions on the payment of dividends to its stockholders pursuant to the Pennsylvania Business Corporation Law as amended (the "BCL"). The BCL operates generally to preclude dividend payments if the effect thereof would render the Corporation insolvent, as defined. As a practical matter, the Corporation's payment of dividends is contingent upon its ability to obtain funding in the form of dividends from the Bank. Payment of dividends to the Corporation by the Bank is subject to the restrictions set forth in the National Bank Act. Generally, the National Bank Act would permit the Bank to declare dividends in 2000 of approximately $3,782,000, plus an amount equal to the net profits of the Bank in 2000 up to the date of any such dividend declaration. QNB Corp. paid dividends to its shareholders of $.84 per share in 1999, an increase of 16.7 percent from the $.72 per share paid in 1998.

QNB is subject to various regulatory capital requirements as issued by Federal regulatory authorities. Regulatory capital is defined in terms of Tier I capital (shareholders' equity excluding unrealized gains or losses on available-for-sale securities, and intangible assets), Tier II capital which includes a portion of the allowance for loan losses, and total capital (Tier I plus Tier II). Risk-based capital ratios are expressed as a percentage of risk-weighted assets. Risk-weighted assets are determined by assigning various weights to all assets and off-balance sheet arrangements, such as letters of credit and loan commitments, based on associated risk. Regulators have also adopted minimum Tier I leverage ratio standards, which measure the ratio of Tier I capital to total assets. The minimum regulatory capital ratios are 4.00 percent for Tier I, 8.00 percent for total risk-based capital and 4.00 percent for leverage. Under the requirements, QNB has a Tier I capital ratio of 15.25 percent and 14.02 percent, a total risk-based ratio of 16.50 percent and 15.28 percent, and a leverage ratio of 8.38 percent and 8.58 percent at December 31, 1999 and 1998, respectively. The increase in both the Tier I and total risk-based capital ratios in light of the decline in the leverage ratio is a function of the fact that most of the investments purchased with the borrowings from the Federal Home Loan Bank have a zero risk weighting and therefore did not increase risk-weighted assets.

The Federal Deposit Insurance Corporation Improvement Act of 1991 established five capital level designations ranging from "well capitalized" to "critically undercapitalized." At December 31, 1999 and 1998 QNB met the "well capitalized" criteria, which requires minimum Tier I and total risk-based capital ratios of
6.00 percent and 10.00 percent, respectively, and a leverage ratio of 5.00 percent.

INTEREST RATE SENSITIVITY

Since the assets and liabilities of QNB have diverse repricing characteristics that influence net interest income, management analyzes interest sensitivity through the use of gap analysis and simulation models. Interest rate sensitivity management seeks to minimize the effect of interest rate changes on net interest margins and interest rate spreads and to provide growth in net interest income through periods of changing interest rates. The Asset/Liability Management Committee (ALCO) is responsible for managing interest rate risk and for evaluating the impact of changing interest rate conditions on net interest income.

p. 26

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

INTEREST RATE SENSITIVITY (continued)

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

QNB primarily focuses on the management of the one-year interest rate sensitivity gap. At December 31, 1999, interest-earning assets scheduled to mature or likely to be called, repriced or repaid in one year were $78,756,000. Interest-sensitive liabilities scheduled to mature or reprice within one year were $108,695,000. The one year cumulative gap, which reflects QNB's interest sensitivity over a period of time, was a negative $29,939,000 at December 31, 1999. The cumulative one-year gap equals (9.24) percent of total earning assets. This negative or liability sensitive gap will generally benefit QNB in a falling interest rate environment, while rising interest rates could negatively impact QNB.

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

Actual results may differ from simulated results due to various factors including time, magnitude and frequency of interest rate changes, the relationship or spread between various rates, loan pricing and deposit sensitivity, and asset/liability strategies. Based on management's estimate of balance sheet growth and composition and interest rates for the next year, net interest income in 2000 is expected to remain near amounts reported in 1999. The forecasted growth in assets and deposits is offset by an anticipated decline in the net interest margin resulting from higher interest rates.

If interest rates are 100 basis points lower than management's most likely interest rate environment, the simulation model projects net interest income for the next twelve months to slightly exceed the most likely scenario. Conversely, if interest rates were 100 basis points higher, net interest income for the most likely scenario would decline slightly. These results are consistent with the results of the gap analysis previously described.

Management believes that the assumptions utilized in evaluating the vulnerability of QNB's net interest income to changes in interest rates approximate actual experience. However, the interest rate sensitivity of QNB's assets and liabilities as well as the estimated effect of changes in interest rates on net interest income could vary substantially if different assumptions are used or actual experience differs from the experience on which the assumptions were based.

In the event QNB should experience a mismatch in its desired gap ranges or an excessive decline in its net interest income subsequent to an immediate and sustained change in interest rates, it has a number of options that it could utilize to remedy such a mismatch. QNB could restructure its investment portfolio through the sale or purchase of securities with more favorable repricing attributes. It could also emphasize loan products with appropriate maturities or repricing attributes, or it could attract deposits or obtain borrowings with desired maturities. The 36-month certificate of deposit promotion during the third and fourth quarters of 1999 was partially in response to the desire to reduce QNB's liability sensitive position.

The nature of QNB's current operation is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Corporation nor the Bank owns trading assets. At December 31, 1999, QNB did not have any hedging transactions in place such as interest rate swaps, caps or floors.

                                                                           p. 27

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The table below summarizes estimated changes in net interest income over a twelve-month period, under various interest rate scenarios.

----------------------------------------------------------------------------------------------------------------
Change in Interest Rates                       Net Interest Income         Dollar Change         Percent Change
----------------------------------------------------------------------------------------------------------------
December 31, 1999
----------------------------------------------------------------------------------------------------------------
+300 Basis Points                                          $11,439               $(1,353)                (10.58)%
+200 Basis Points                                           11,893                  (899)                 (7.03)
+100 Basis Points                                           12,342                  (450)                 (3.52)
FLAT RATE                                                   12,792                     -                      -
-100 Basis Points                                           13,240                   448                   3.50
-200 Basis Points                                           13,278                   486                   3.80
-300 Basis Points                                           12,962                   170                   1.33
----------------------------------------------------------------------------------------------------------------
December 31, 1998
----------------------------------------------------------------------------------------------------------------
+300 Basis Points                                          $11,651               $(1,180)                 (9.20)%
+200 Basis Points                                           12,079                  (752)                 (5.86)
+100 Basis Points                                           12,507                  (324)                 (2.53)
FLAT RATE                                                   12,831                     -                      -
-100 Basis Points                                           13,018                   187                   1.46
-200 Basis Points                                           12,940                   109                    .85
-300 Basis Points                                           12,653                  (178)                 (1.39)

IMPACT OF YEAR 2000

All users of automated systems, including information systems, faced the Year 2000 challenge. Many computer systems process data using only two digits to represent the year of a transaction, rather than storing the full four-digit year. If renovations were not done to these systems, they may not operate properly when the last two digits become "00," which occurred on January 1, 2000. The problem could affect a wide variety of automated systems, including mainframe systems, personal computers, application processing systems, resource allocation systems, communications systems, environmental systems, and other information systems. These potential shortcomings could result in system failure or miscalculations causing disruptions of operations.

While lingering concern exists about certain dates during Year 2000, the most significant date, January 1, 2000, has passed without incident. As of the date of this filing QNB has not experienced any significant Year 2000 problems relating to its internal or third party computer systems. Nor has QNB experienced any issues regarding the ability of commercial customers to meet debt service as a result of Year 2000 issues. QNB will continue to monitor systems for problems in the future, however the costs related to that process are not expected to be significant. The total cost for Year 2000 compliance has been under $100,000 to date.

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

p. 28

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

CONSOLIDATED QUARTERLY FINANCIAL DATA
------------------------------------------------------------------------------------------------------------------------------------
                                                      Quarters Ended 1999                             Quarters Ended 1998
                                           March 31    June 30   Sept. 30    Dec. 31       March 31    June 30   Sept. 30    Dec. 31
------------------------------------------------------------------------------------------------------------------------------------
Interest income ......................      $ 5,513    $ 5,783    $ 6,011    $ 5,888         $5,455     $5,688     $5,582     $5,470
Interest expense .....................        2,279      2,539      2,731      2,755          2,320      2,412      2,491      2,351
------------------------------------------------------------------------------------------------------------------------------------
Net interest income ..................        3,234      3,244      3,280      3,133          3,135      3,276      3,091      3,119
Provision for loan losses ............           60         60         60         60            100        100        100        100
Non-interest income ..................          673        671        422        465            551        524        523        556
Non-interest expense .................        2,417      2,460      2,419      2,611          2,206      2,413      2,323      2,713
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes ...........        1,430      1,395      1,223        927          1,380      1,287      1,191        862
Provision for income taxes ...........          386        341        281        166            403        346        327        196
------------------------------------------------------------------------------------------------------------------------------------
Net Income ...........................      $ 1,044    $ 1,054    $   942    $   761         $  977     $  941     $  864     $  666
------------------------------------------------------------------------------------------------------------------------------------
Net Income Per Share - basic .........      $   .73    $   .73    $   .66    $   .53         $  .68     $  .66     $  .60     $  .47
------------------------------------------------------------------------------------------------------------------------------------
Net Income Per Share - diluted .......      $   .72    $   .73    $   .65    $   .53         $  .68     $  .65     $  .60     $  .46
------------------------------------------------------------------------------------------------------------------------------------


SELECTED FINANCIAL AND OTHER DATA
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                           1999           1998           1997            1996           1995
-----------------------------------------------------------------------------------------------------------------------------------
Income and Expense
Interest income ........................................      $ 23,195        $22,195        $21,122        $ 19,816        $19,716
Interest expense .......................................        10,304          9,574          9,066           8,413          8,337
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income ....................................        12,891         12,621         12,056          11,403         11,379
Provision for loan losses ..............................           240            400            400             400          1,010
Non-interest income ....................................         2,231          2,154          1,919           1,710          1,313
Non-interest expense ...................................         9,907          9,655          9,191           8,864          9,459
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes .............................         4,975          4,720          4,384           3,849          2,223
Provision for income taxes .............................         1,174          1,272          1,253           1,048            536
-----------------------------------------------------------------------------------------------------------------------------------
Net income .............................................      $  3,801        $ 3,448        $ 3,131        $  2,801        $ 1,687
-----------------------------------------------------------------------------------------------------------------------------------

Per Share Data
Net income - basic .....................................       $  2.65         $ 2.41         $ 2.19         $  1.97         $ 1.19
Net income - diluted ...................................          2.64           2.39           2.18            1.95           1.18
Book value .............................................         19.11          19.77          18.05           15.97          14.66
Cash dividends .........................................           .84            .72            .64             .56            .50
Average common shares outstanding - basic ..............     1,435,848      1,431,724      1,427,981       1,424,112      1,421,378
Average common shares outstanding - diluted ............     1,441,076      1,441,436      1,433,943       1,433,179      1,426,720

Balance Sheet at Year-end
Loans, net of unearned income ..........................    $  173,764     $  176,443     $  167,720      $  159,278      $ 155,957
Investment securities available-for-sale ...............        97,609         70,088         75,920          52,779         55,380
Investment securities held-to-maturity .................        48,302         50,065         40,400          42,699         42,515
Other earning assets ...................................           281          4,986          2,151           6,488          2,915
Total assets ...........................................       350,489        324,672        305,772         280,447        276,049
Deposits ...............................................       286,166        279,223        267,166         246,744        242,887
Borrowed funds .........................................        33,925         14,491         10,342           8,675         10,099
Shareholders' equity ...................................        27,462         28,338         25,832          22,775         20,866

Selected Financial Ratios
Net interest margin ....................................          4.23%          4.51%          4.60%           4.58%          4.64%
Net income as a percentage of:
   Average total assets ................................          1.10           1.11           1.08            1.02            .63
   Average shareholders' equity ........................         13.16          13.10          13.11           12.94           8.46
Average shareholders' equity to average total assets ...          8.38           8.48           8.27            7.89           7.39
Dividend payout ratio ..................................         31.74          29.90          29.22           28.47          42.13

                                                                           p. 29
                          CONSOLIDATED BALANCE SHEETS


---------------------------------------------------------------------------------------------------------------
                                                                                             (in thousands)
December 31,                                                                              1999            1998
---------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks .....................................................         $ 19,352        $ 14,020
Federal funds sold ..........................................................                -           4,869
Investment securities
     Available-for-sale .....................................................           97,609          70,088
     Held-to-maturity (market value $46,572 and $50,473) ....................           48,302          50,065
Total loans, net of unearned income of $235 and $412 ........................          173,764         176,443
     Allowance for loan losses ..............................................           (3,196)         (2,951)
---------------------------------------------------------------------------------------------------------------
         Net loans ..........................................................          170,568         173,492
Premises and equipment, net .................................................            4,840           4,520
Other real estate owned .....................................................              348             696
Accrued interest receivable .................................................            2,045           1,900
Other assets ................................................................            7,425           5,022
---------------------------------------------------------------------------------------------------------------
Total assets ................................................................         $350,489        $324,672
---------------------------------------------------------------------------------------------------------------

Liabilities
Deposits
     Demand, non-interest-bearing ...........................................         $ 35,510        $ 39,083
     Interest-bearing demand accounts .......................................           47,448          46,411
     Money market accounts ..................................................           30,002          29,918
     Savings ................................................................           35,660          36,770
     Time ...................................................................          117,160         109,464
     Time over 100,000 ......................................................           20,386          17,577
---------------------------------------------------------------------------------------------------------------
         Total deposits .....................................................          286,166         279,223
Short-term borrowings .......................................................            8,925          14,491
Federal Home Loan Bank advances .............................................           25,000               -
Accrued interest payable ....................................................            1,420           1,185
Other liabilities ...........................................................            1,516           1,435
---------------------------------------------------------------------------------------------------------------
Total liabilities ...........................................................          323,027         296,334
---------------------------------------------------------------------------------------------------------------

Commitments and contingencies

Shareholders' Equity
Common stock, par value $1.25 per share;
  authorized 5,000,000 shares; issued 1,437,171 shares
  and 1,433,066 shares ......................................................            1,796           1,791
Surplus .....................................................................            4,458           4,413
Retained earnings ...........................................................           23,812          21,218
Accumulated other comprehensive (loss) income ...............................           (2,604)            916
---------------------------------------------------------------------------------------------------------------
Total shareholders' equity ..................................................           27,462          28,338
---------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity ..................................         $350,489        $324,672
---------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

p. 30

                       CONSOLIDATED STATEMENTS OF INCOME

---------------------------------------------------------------------------------------------------------------------
                                                                                   (in thousands, except share data)
Year Ended December 31,                                                               1999         1998         1997
---------------------------------------------------------------------------------------------------------------------
Interest Income
Interest and fees on loans ..................................................      $14,154      $14,568      $14,141
Interest and dividends on investment securities:
     Taxable ................................................................        7,815        6,671        6,227
     Tax-exempt .............................................................        1,034          638          532
Interest on Federal funds sold ..............................................          187          314          220
Interest on interest-bearing balances .......................................            5            4            2
---------------------------------------------------------------------------------------------------------------------
         Total interest income ..............................................       23,195       22,195       21,122
---------------------------------------------------------------------------------------------------------------------
Interest Expense
Interest on deposits
     Interest-bearing demand accounts .......................................          481          576          706
     Money market accounts ..................................................          793          921          951
     Savings ................................................................          693          789          765
     Time ...................................................................        5,830        5,824        5,365
     Time over $100,000 .....................................................        1,241        1,117          968
Interest on short-term borrowings ...........................................          378          347          311
Interest on Federal Home Loan Bank advances .................................          888            -            -
---------------------------------------------------------------------------------------------------------------------
         Total interest expense .............................................       10,304        9,574        9,066
---------------------------------------------------------------------------------------------------------------------
         Net interest income ................................................       12,891       12,621       12,056
Provision for loan losses ...................................................          240          400          400
---------------------------------------------------------------------------------------------------------------------
         Net interest income after provision for loan losses ................       12,651       12,221       11,656
---------------------------------------------------------------------------------------------------------------------
Non-Interest Income
Fees for services to customers ..............................................        1,202          952          964
Mortgage servicing fees .....................................................          125          156          181
Net (loss) gain on investment securities available-for-sale .................         (139)          66          134
Net gain on sale of loans ...................................................          178          290           81
Other operating income ......................................................          865          690          559
---------------------------------------------------------------------------------------------------------------------
         Total non-interest income ..........................................        2,231        2,154        1,919
---------------------------------------------------------------------------------------------------------------------
Non-Interest Expense
Salaries and employee benefits ..............................................        5,696        5,561        5,411
Net occupancy expense .......................................................          669          666          666
Furniture and equipment expense .............................................          908          733          697
Marketing expense ...........................................................          379          371          303
Other real estate owned expense .............................................           64          312          273
Other expense                                                                        2,191        2,012        1,841
---------------------------------------------------------------------------------------------------------------------
         Total non-interest expense .........................................        9,907        9,655        9,191
---------------------------------------------------------------------------------------------------------------------
     Income before income taxes .............................................        4,975        4,720        4,384
Provision for income taxes ..................................................        1,174        1,272        1,253
---------------------------------------------------------------------------------------------------------------------
     Net Income .............................................................     $  3,801     $  3,448      $ 3,131
---------------------------------------------------------------------------------------------------------------------
     Net Income Per Share - Basic ...........................................     $   2.65     $   2.41      $  2.19
---------------------------------------------------------------------------------------------------------------------
     Net Income Per Share - Diluted .........................................     $   2.64     $   2.39      $  2.18
---------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                                                                           p. 31

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

------------------------------------------------------------------------------------------------------------------------------------
                                                                             Accumulated
                                                                                   Other
                                                 Number     Comprehensive  Comprehensive     Common              Retained
(in thousands, except share data)             of Shares            Income         Income      Stock    Surplus   Earnings     Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                    1,425,951                 -        $   112     $1,782     $4,296    $16,585   $22,775
------------------------------------------------------------------------------------------------------------------------------------

Net income .................................          -            $3,131              -          -          -      3,131     3,131
Other comprehensive income, net of tax
     Unrealized holding gains on
       investment securities
       available-for-sale ..................          -               849              -          -          -          -         -
     Reclassification adjustment for
       gains included in net income ........          -               (88)
                                                                   ------
     Other comprehensive income ............          -               761            761          -          -          -       761
                                                                   ------
Comprehensive income .......................                       $3,892
                                                                   ======
Cash dividends paid
     ($.64 per share) ......................          -                 -              -          -          -       (915)     (915)
Stock issued - 401(k) plan .................        311                 -              -          -          9          -         9
Stock issued - Employee stock purchase plan       1,154                 -              -          2         34          -        36
Stock issued for options exercised .........      3,824                 -              -          5         30          -        35
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997 .................  1,431,240                 -            873      1,789      4,369     18,801    25,832
------------------------------------------------------------------------------------------------------------------------------------

Net income .................................          -            $3,448              -          -          -      3,448     3,448
Other comprehensive income, net of tax
     Unrealized holding gains on
       investment securities
       available-for-sale ..................          -                87              -          -          -          -         -
     Reclassification adjustment for
       gains included in net income ........          -               (44)
                                                                   ------
     Other comprehensive income ............          -                43             43          -          -          -        43
                                                                   ------
Comprehensive income .......................                       $3,491
                                                                   ======
Cash dividends paid
     ($.72 per share) ......................          -                 -              -          -          -     (1,031)   (1,031)
Stock issue - Employee stock purchase plan .      1,226                 -              -          1         44          -        45
Stock issued for options exercised .........        600                 -              -          1          -          -         1
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998 .................  1,433,066                 -            916      1,791      4,413     21,218    28,338
------------------------------------------------------------------------------------------------------------------------------------

Net income .................................          -            $3,801              -          -          -      3,801     3,801
Other comprehensive income, net of tax
     Unrealized holding (losses) on
        investment securities
        available-for-sale .................          -            (3,612)             -          -          -          -         -
     Reclassification adjustment for
       losses included in net income .......          -                92
                                                                   ------
     Other comprehensive loss ..............          -            (3,520)        (3,520)         -          -          -    (3,520)
                                                                   ------
Comprehensive income .......................                       $  281
                                                                   ======
Cash dividends paid
     ($.84 per share)                                 -                 -              -          -          -     (1,207)   (1,207)
Stock issue - Employee stock purchase plan .      1,493                 -              -          2         46          -        48
Stock issued for options exercised .........      2,612                 -              -          3         (1)         -         2
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999 .................  1,437,171                 -        $(2,604)    $1,796     $4,458    $23,812   $27,462
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

p. 32


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                              (in thousands)
------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                                                1999        1998        1997
------------------------------------------------------------------------------------------------------------------------------------
Operating Activities
   Net income ...............................................................................      $  3,801    $  3,448    $  3,131
   Adjustments to reconcile net income to net cash provided by operating activities
     Provision for loan losses ..............................................................           240         400         400
     Depreciation and amortization ..........................................................           655         505         491
     Securities losses (gains) ..............................................................           139         (66)       (134)
     Net gain on sale of loans ..............................................................          (178)       (290)        (81)
     Proceeds from sales of residential mortgages ...........................................        11,027      13,603       2,539
     Originations of residential mortgages held-for-sale ....................................        (7,400)    (15,321)     (1,052)
     Proceeds from sales of student loans ...................................................         2,261       1,637       1,499
     Loss (gain) on disposal of premises and equipment ......................................             1          (2)          1
     Writedowns, net of (gains) losses on sales of other real estate owned ..................           (64)        152          25
     Deferred income tax provision ..........................................................           (16)       (164)        (24)
     Change in income taxes payable .........................................................             3          28         (10)
     Net (increase) decrease in accrued interest receivable .................................          (145)        107        (318)
     Net amortization of premiums and discounts .............................................             5          14           4
     Net increase in accrued interest payable ...............................................           235         128          45
     Increase in other assets ...............................................................          (577)       (181)       (632)
     Increase in other liabilities ..........................................................            81          60         134
     Other                                                                                                2           6           2
------------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities ..............................................        10,070       4,064       6,020
------------------------------------------------------------------------------------------------------------------------------------
Investing Activities
   Proceeds from maturities and calls of investment securities
     available-for-sale .....................................................................        22,548      26,332      11,506
     held-to-maturity .......................................................................        12,603      16,578       6,170
   Proceeds from sales of investment securities
     available-for-sale .....................................................................        17,976       6,227      13,919
   Purchase of investment securities
     available-for-sale .....................................................................       (73,453)    (26,650)    (47,310)
     held-to-maturity .......................................................................       (10,909)    (26,204)     (3,844)
   Net decrease (increase) in Federal funds sold ............................................         4,869      (2,847)      4,458
   Net increase in loans ....................................................................        (3,026)     (8,771)    (12,284)
   Net purchases of premises and equipment ..................................................          (976)       (957)       (200)
   Proceeds from the sale of other real estate owned ........................................           412       1,016         428
   Purchase of single premium life insurance ................................................             -      (2,557)          -
------------------------------------------------------------------------------------------------------------------------------------
     Net cash used by investing activities ..................................................       (29,956)    (17,833)    (27,157)
------------------------------------------------------------------------------------------------------------------------------------
Financing Activities
   Net (decrease) increase in non-interest-bearing deposits .................................        (3,573)        391       6,659
   Net increase in interest-bearing deposits ................................................        10,516      11,666      13,763
   Net (decrease) increase  in short-term borrowings ........................................        (5,566)      4,149       1,667
   Proceeds from Federal Home Loan Bank advances ............................................        25,000           -           -
   Cash dividends paid ......................................................................        (1,207)     (1,031)       (915)
   Proceeds from issuance of common stock ...................................................            48          40          78
------------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities ..............................................        25,218      15,215      21,252

------------------------------------------------------------------------------------------------------------------------------------
     Increase in cash and cash equivalents ..................................................         5,332       1,446         115
     Cash and cash equivalents at beginning of year .........................................        14,020      12,574      12,459
------------------------------------------------------------------------------------------------------------------------------------
     Cash and cash equivalents at end of year ...............................................      $ 19,352    $ 14,020    $ 12,574
------------------------------------------------------------------------------------------------------------------------------------
Supplemental Cash Flow Disclosures
   Interest paid ............................................................................      $ 10,069    $  9,446    $  9,021
   Income taxes paid ........................................................................         1,170       1,395       1,280
   Non-Cash Transactions
     Transfer of loans to other real estate owned ...........................................             -         300         622
     Change in net unrealized holding gains or losses, net of taxes, on investment securities        (3,520)         43         761

The accompanying notes are an integral part of the consolidated financial statements.

                                                                           p. 33

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business
--------
QNB Corp. through its subsidiary bank, The Quakertown National Bank, provides a full range of banking services to individual and corporate customers through its branch banking system located in Upper Bucks, Northern Montgomery and Southern Lehigh Counties in Pennsylvania. QNB Corp. manages its business as a single operating segment. The Quakertown National Bank is subject to competition from other financial institutions and other financial services companies with respect to these services and customers. QNB Corp. is also subject to the regulations of certain federal agencies and undergoes periodic examinations by such regulatory authorities.

Basis of Financial Statement Presentation
-----------------------------------------
The consolidated financial statements include the accounts of QNB Corp. (the "Corporation") and its wholly owned subsidiary, The Quakertown National Bank (the "Bank"). The consolidated entity is referred to herein as "QNB". Such statements have been prepared in accordance with generally accepted accounting principles and general practice within the banking industry. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. Tabular information other than share data is presented in thousands of dollars. Certain previously reported amounts have been reclassified to conform to current presentation standards. These reclassifications had no effect on net income.

Use of Estimates
----------------
In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates.

Investment Securities
---------------------
Investment securities that QNB has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses, net of tax, excluded from earnings and reported as a separate component of shareholders' equity. Management determines the appropriate classification of securities at the time of purchase.

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

Loans
-----
Loans are stated at the principal amount outstanding, net of deferred loan fees and costs. Interest income is accrued on the principal amount outstanding. Loan origination and commitment fees and related direct costs are deferred and amortized to income over the term of the respective loan and loan commitment period as a yield adjustment.

Loans held-for-sale primarily consist of residential mortgage loans and student loans and are carried at the lower of aggregate cost or market value. Gains and losses on residential mortgages held-for-sale are included in non-interest income.

Non-Performing Assets
---------------------
Non-performing assets are comprised of non-accrual loans and other real estate owned. Non-accrual loans are those on which the accrual of interest has ceased. Commercial loans are placed on non-accrual status immediately if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more and collateral is insufficient to cover principal and interest. Interest accrued, but not collected at the date a loan is placed on non-accrual status, is reversed and charged against interest income. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest income, depending on management's assessment of ultimate collectibility of principal and interest. Loans are returned to an accrual status when the borrower's ability to make periodic principal and interest payments has returned to normal (i.e. - brought current with respect to principal or interest or restructured) and the paying capacity of the borrower and/or the underlying collateral is deemed sufficient to cover principal and interest. Consumer loans are not automatically placed on non-accrual status when principal or interest payments are 90 days past due, but in most instances, are charged-off when deemed uncollectible or after reaching 120 days past due.

Other real estate owned is comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Other real estate owned is recorded at the lower of the carrying value of the loan or the fair value of the property. Loan losses arising from the acquisition of such properties are charged against the allowance for loan losses. Holding expenses related to the operation and maintenance of properties are expensed as incurred. Gains and losses upon disposition are reflected in earnings as realized.

p. 34

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Allowance for Loan Losses
-------------------------
The provision for loan losses charged to operating expense reflects the amount deemed appropriate by management to produce an adequate reserve to meet the present and foreseeable risk characteristics of the existing loan portfolio. Management's judgement is based on the evaluation of individual loans, past experience, the assessment of current economic conditions, and other relevant factors. Loan losses are charged directly against the allowance for loan losses and recoveries on previously charged-off loans are added to the allowance.

Significant estimates are made by management in determining the allowance for loan losses. Consideration is given to a variety of factors in establishing these estimates including: current economic conditions, diversification of the loan portfolio, delinquency statistics, results of loan reviews, borrowers' perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or the present value of future cash flows. Since the allowance for loan losses is dependent, to a great extent, on conditions that may be beyond QNB's control, it is at least reasonably possible that management's estimates of the allowance for loan losses and actual results could differ in the near term.

In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for loan losses. They may require additions to the allowance based upon their judgements about information available to them at the time of examination.

Accounting for impairment in the performance of a loan is required when it is probable that all amounts, including both principal and interest, will not be collected in accordance with the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loans' effective interest rate or, as a practical expedient, at the loans' observable market price or the fair value of the collateral if the loans are collateral dependent. Impairment criteria are applied to the loan portfolio exclusive of smaller homogeneous loans such as residential mortgage and consumer loans which are evaluated collectively for impairment.

Transfers and Servicing of
Financial Assets
--------------------------
QNB continues to carry servicing assets, relating to mortgage loans it has sold. Such servicing assets are recorded based on the relative fair values of the servicing assets and loans sold at the date of transfer. The servicing asset is amortized in proportion to and over the period of net servicing income. Servicing assets are assessed for impairment based on their fair value.

Premises and Equipment
----------------------
Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated principally on an accelerated or straight-line basis over the estimated useful lives of the assets as follows: buildings--10 to 40 years, and equipment--3 to 10 years, or, in the case of leasehold improvements, over the term of the lease. Expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses upon disposition are reflected in earnings as realized.

Income Taxes
------------
QNB Corp. and its subsidiary file a consolidated Federal income tax return and the amount of income tax expense or benefit is computed and allocated on a separate return basis. To provide for income taxes, QNB uses the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period which includes the enactment date.

Net Income Per Share
--------------------
Basic earnings per share excludes any dilutive effects of options and is computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per share gives effect to all dilutive potential common shares that were outstanding during the period.

Comprehensive Income
--------------------
Comprehensive income is defined as the change in equity of a business entity during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. For QNB, the primary component of comprehensive income is the unrealized holding gains or losses on available-for-sale investment securities. Comprehensive income must be shown either in a separate statement, or as part of a combined statement of income and comprehensive income in a full set of general-purpose financial statements.

                                                                           p. 35
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Segment Reporting
-----------------
SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" establishes standards for the reporting of information about operating segments by public business enterprises in their annual and interim reports issued to shareholders.

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

This Statement is a disclosure requirement and does not have an effect on QNB's financial position or results of operations. QNB operates its business as a single operating segment therefore no additional disclosure is required.

Derivative Instruments and
Hedging Activities
--------------------------
In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). This Statement standardizes the accounting for derivative instruments, including certain derivative instruments imbedded in other contracts, and those used for hedging activities, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. The Statement categorizes derivatives used for hedging purposes as either fair value hedges, cash flow hedges, foreign currency fair value hedges, foreign currency cash flow hedges, or hedges of net investments in foreign operations. The Statement generally provides for matching of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk, so long as the hedge is effective. QNB has not yet determined the impact, if any, of this Statement, including its provisions for the potential reclassifications of investment securities on earnings, financial condition or equity.

Statement of Cash Flows
-----------------------
Cash and cash equivalents for purposes of this statement consist of cash and due from banks.


NOTE 2 - EARNINGS PER SHARE
The following table sets forth the computation of basic and diluted earnings per share (share and per share data not in thousands):

------------------------------------------------------------------------
                                              1999       1998       1997
------------------------------------------------------------------------
Numerator for basic
  and diluted earnings
    per share - net income                   $3,801     $3,448     $3,131
-------------------------------------------------------------------------
Denominator for basic
  earnings per share - weighted
    average shares outstanding            1,435,848  1,431,724  1,427,981
Effect of dilutive securities -
  employee stock options                      5,228      9,712      5,962
-------------------------------------------------------------------------
Denominator for diluted earnings
  per share - adjusted weighted
    average shares outstanding            1,441,076  1,441,436  1,433,943
-------------------------------------------------------------------------
Earnings per share - basic                    $2.65      $2.41      $2.19
Earnings per share - diluted                  $2.64      $2.39      $2.18
-------------------------------------------------------------------------


Note 3 - CASH AND DUE FROM BANKS
Included in cash and due from banks are reserves in the form of deposits with the Federal Reserve Bank of $225,000 and $2,212,000 to satisfy federal regulatory requirements as of December 31, 1999 and 1998.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS p.36

NOTE 4 - INVESTMENT SECURITIES
Available-For-Sale
The amortized cost and estimated fair values of investment securities available-for-sale at December 31, 1999 and 1998 were as follows:

------------------------------------------------------------------------------------------------------------------------------------
December 31,                                              1999                                                 1998
                                                     Gross      Gross                                    Gross      Gross
                                      Aggregate unrealized unrealized                    Aggregate  unrealized unrealized
                                           fair    holding    holding  Amortized              fair     holding    holding  Amortized
                                          value      gains     losses       cost             value       gains     losses       cost

U.S. Treasury........................  $  6,499      $  10    $    27  $   6,516           $ 9,180      $  162          -    $ 9,018
U.S. Government agencies.............    40,396          2      1,479     41,873            47,356         620       $ 20     46,756
State and municipal securities.......     6,371          7        508      6,872               518          27          -        491
Mortgage-backed securities...........    37,485          2      1,894     39,377             9,338          53          9      9,294
Equity and other debt securities.....     6,858        306        366      6,918             3,696         554          -      3,142
------------------------------------------------------------------------------------------------------------------------------------
Total investment securities
   available-for-sale...............   $ 97,609      $ 327    $ 4,274  $ 101,556           $70,088      $1,416       $ 29    $68,701
------------------------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated fair value of securities available-for-sale by contractual maturity at December 31, 1999 are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.


--------------------------------------------------------------------------------
                                                       Aggregate
                                                            fair      Amortized
December 31, 1999                                          value         cost
--------------------------------------------------------------------------------
Due in one year or less.......................          $  3,557     $  3,550
Due after one year through five years.........            14,780       15,009
Due after five years through ten years........            28,608       29,880
Due after ten years...........................             6,371        6,872
Mortgage-backed securities....................            37,485       39,377
Equity securities.............................             6,808        6,868
--------------------------------------------------------------------------------
Total securities available-for-sale                     $ 97,609     $101,556
--------------------------------------------------------------------------------
Proceeds from sales of investment securities available-for-sale are as follows:
------------------------------------------------------------------------------------------
                                                            1999         1998         1997
------------------------------------------------------------------------------------------
Proceeds.......................................          $17,976      $ 6,227      $13,919
Gross gains....................................              192          106          181
Gross losses...................................              331           40           47

Held-To-Maturity
The amortized cost and estimated fair values of investment securities held-to-maturity at December 31, 1999 and 1998 were as follows:

------------------------------------------------------------------------------------------------------------------------------------
December 31,                                              1999                                                 1998
                                                     Gross      Gross                                    Gross      Gross
                                                unrealized unrealized  Aggregate                    unrealized unrealized  Aggregate
                                      Amortized    holding    holding       fair          Amortized    holding    holding       fair
                                           cost      gains     losses      value               cost      gains     losses      value
------------------------------------------------------------------------------------------------------------------------------------
State and municipal securities......   $ 19,346       $ 42     $  469   $ 18,919            $14,668       $360          -    $15,028
Mortgage-backed securities..........     28,956          -      1,303     27,653             35,319        110       $ 62     35,367
Equity securities...................          -          -          -          -                 78          -          -         78
------------------------------------------------------------------------------------------------------------------------------------
Total investment securities
   held-to-maturity.................   $ 48,302       $ 42     $1,772   $ 46,572            $50,065       $470       $ 62    $50,473
------------------------------------------------------------------------------------------------------------------------------------

                                                                            p.37

                   NOTES TO CONSOLIDATED FINIANCIAL STATEMENTS

The amortized cost and estimated fair values of securities held-to-maturity by contractual maturity at December 31, 1999, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties. Mortgage-backed securities are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.

--------------------------------------------------------------------------------
                                                                 Aggregate
December 31, 1999                               Amortized         fair
                                                     cost         value
--------------------------------------------------------------------------------
Due in one year or less....................     $     55      $    56
Due  after one year through five years.....        5,138        5,173
Due  after five years through ten years....       14,153       13,690
Due after ten years........................            -            -
Mortgage-backed securities.................       28,956       27,653
--------------------------------------------------------------------------------
Total securities held-to-maturity               $ 48,302      $46,572
--------------------------------------------------------------------------------

There were no sales of investment securities classified as held-to-maturity during 1999, 1998 or 1997. At December 31, 1999 and 1998, investment securities totaling $43,963,000 and $44,715,000 were pledged as collateral for repurchase agreements and deposits of public funds as required by law.


NOTE 5 - LOANS
--------------------------------------------------------------------------------
December 31,                                   1999         1998
--------------------------------------------------------------------------------
Commercial and industrial.................$  32,003    $  35,003
Agricultural..............................    1,935        3,446
Construction..............................      258          782
Real estate-commercial....................   64,853       60,708
Real estate-residential...................   68,945       71,052
Consumer..................................    6,005        5,864
--------------------------------------------------------------------------------
Total loans...............................  173,999      176,855
Less unearned income......................      235          412
--------------------------------------------------------------------------------
Total loans, net of unearned income.......$ 173,764    $ 176,443
--------------------------------------------------------------------------------

Real estate commercial loans include all loans collateralized at least in part by commercial real estate. These loans may not be for the expressed purpose of conducting commercial real estate transactions.

Included in real estate residential loans at December 31, 1998 are $3,601,000 of residential mortgage loans held-for-sale. There were no residential mortgage loans held-for-sale as of December 31, 1999. Included in consumer loans at December 31, 1999 and 1998 were $1,235,000 and $1,282,000 of student loans held-for-sale.

At December 31, 1999 and 1998, the recorded investment in loans for which impairment has been recognized totaled $379,000 and $439,000 of which $310,000 and $430,000 required no valuation allowance. As of December 31, 1999 and 1998, $69,000 and $9,000 of loans required a valuation allowance on the entire amount. Most of the loans identified as impaired are collateral-dependent. For the years ended December 31, 1999, 1998 and 1997, the average recorded investment in impaired loans was approximately $323,000, $945,000 and $2,105,000, respectively. QNB recognized $67,000, $133,000 and $86,000 of interest income on these loans in 1999, 1998 and 1997, respectively.

Included within the loan portfolio are loans on non-accrual status of $484,000 and $506,000 at December 31, 1999 and 1998, respectively. If interest on non-accrual loans had been accrued throughout the period, interest income for the years ended December 31, 1999, 1998 and 1997, would have increased approximately $55,000, $70,000 and $154,000, respectively. The amount of interest income on these loans that was included in net income in 1999, 1998 and 1997 was $21,000, $17,000 and $7,000, respectively.

QNB generally lends in its trade area which is comprised of Quakertown and surrounding communities. To a large extent QNB makes loans collateralized at least in part by real estate. Its lending activities could be affected by changes in the general economy, the regional economy, or real estate values. QNB's commercial loans are not considered to be concentrated, except those loans to real estate developers and investors which account for $19,448,000 or 11.2 percent of the loan portfolio at December 31, 1999. This is down from 14.3 percent at December 31, 1998. Concentration is based upon Standard Industrial Classification codes used for bank regulatory purposes and is considered to be 10 percent or more of total loans.


NOTE 6 - ALLOWANCE FOR LOAN LOSES
Activity in the allowance for loan losses is shown below:
--------------------------------------------------------------------------------
December 31,                          1999       1998      1997
--------------------------------------------------------------------------------
Balance at beginning of year....... $2,951     $2,670    $2,585
--------------------------------------------------------------------------------
Charge-offs........................    (22)      (152)     (344)
Recoveries.........................     27         33        29
--------------------------------------------------------------------------------
Net recoveries (charge-offs).......      5       (119)     (315)
Provision for loan losses..........    240        400       400
--------------------------------------------------------------------------------
Balance at end of year............. $3,196     $2,951    $2,670
--------------------------------------------------------------------------------

NOTE 7 - PREMISES AND EQUIPMENT
Premises and equipment, stated at cost less accumulated depreciation and amortization, are summarized below:
--------------------------------------------------------------------------------
December 31,                                     1999      1998
--------------------------------------------------------------------------------

Land and buildings........................    $ 4,837   $ 4,838
Furniture and equipment...................      5,649     5,535
Leasehold improvements                            844       469
--------------------------------------------------------------------------------
Book value................................     11,330    10,842
Accumulated depreciation
   and amortization.......................     (6,490)   (6,322)
--------------------------------------------------------------------------------
Net book value                                $ 4,840 $   4,520
--------------------------------------------------------------------------------

Depreciation and amortization expense on premises and equipment amounted to $655,000, $505,000 and $491,000, for the years ended December 31, 1999, 1998 and
1997, respectively.

Rental expense on operating leases amounted to approximately $139,000, $135,000 and $131,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Most leases have options for renewal. Future minimum annual rental payments due on non-cancelable leases for each of the years 2000 through 2004 are approximately $151,000, $151,000, $116,000, $84,000 and $82,000, respectively.

p.38


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - MORTGAGE SERVICING RIGHTS
The changes in mortgage servicing assets are as follows:
-------------------------------------------------------------------------------
December 31,                          1999       1998      1997
-------------------------------------------------------------------------------
Balance, beginning of year........ $   159    $    57   $    38
Additions.........................     112        137        25
Less: amortization................     (50)       (35)       (6)
-------------------------------------------------------------------------------
Balance, end of year                  $221       $159      $ 57
-------------------------------------------------------------------------------

NOTE 9 - TIME DEPOSITE
The aggregate amount of time deposits including deposits in denominations of $100,000 or more was $137,546,000 and $127,041,000 at December 31, 1999 and
1998, respectively. The scheduled maturities of time deposits as of December 31, 1999 for the years 2000 through 2004 and thereafter are approximately $66,699,000, $16,216,000, $50,127,000, $4,278,000, $216,000 and $10,000,
respectively.


NOTE 10 -SHORT TERM BORROWINGS
-------------------------------------------------------------------------------
                                       Securities
                                       Sold under        Other
                                       Agreements   Short-term
December 31,                        to Repurchase(a) Borrowings(b)
-------------------------------------------------------------------------------
1999
Balance.................................  $  7,849       $1,076
Maximum indebtedness at any month end..     14,359        1,165
Daily average indebtedness outstanding.      9,966          847
Average rate paid for the year.........       3.37%        5.04%
Average rate on period-end borrowings..       3.35         4.74
-------------------------------------------------------------------------------
1998
Balance................................   $ 14,243       $  248
Maximum indebtedness at any month end..     14,243          633
Daily average indebtedness outstanding.      8,842          626
Average rate paid for the year.........       3.54%        5.41%
Average rate on period-end borrowings..       3.37         4.11
-------------------------------------------------------------------------------

(a) Securities sold under agreements to repurchase mature within 30 days. The repurchase agreements were collateralized by U.S. Treasury and U.S. Government agency securities with an amortized cost of $11,986,493 and $17,388,000 and a fair value of $11,528,000 and $17,664,000 at December 31, 1999 and 1998,
respectively.

(b) Other short-term borrowings include Federal funds purchased, Treasury tax and loan notes and Federal Reserve discount window borrowings.


NOTE 11 - FHLB ADVANCES
Under terms of its agreement with the FHLB, QNB maintains otherwise unencumbered qualifying assets (principally 1-4 family residential mortgage loans and U.S. Government and Agency notes, bonds, and mortgage-backed securities) in the amount of at least as much as its advances from the FHLB. QNB's FHLB stock of $3,062,000 and $937,000 at December 31, 1999 and 1998 is also pledged to secure these advances.

At December 31, 1999 there were $25,000,000 in outstanding advances with a weighted average rate of 5.15%. These advances mature in 2009 but are convertible, whereby the FHLB has the option at a predetermined time to convert the fixed interest rate to an adjustable rate tied to LIBOR. QNB then has the option to prepay these advances if the FHLB converts the interest rate.

NOTE 12- INCOME TAXES
The components of the provision for income taxes are as follows:
-------------------------------------------------------------------------------
Year Ended December 31,                  1999     1998     1997
-------------------------------------------------------------------------------
Federal income taxes
  currently payable..................  $1,190  $ 1,436   $1,277
Deferred income taxes................     (16)    (164)     (24)
-------------------------------------------------------------------------------
Net provision........................  $1,174  $ 1,272   $1,253
-------------------------------------------------------------------------------

At December 31, 1999, 1998 and 1997, the tax effects of temporary differences that represent the significant portion of deferred tax assets and liabilities are as follows:

-------------------------------------------------------------------------------
Year Ended December 31,                              1999    1998     1997
-------------------------------------------------------------------------------
Deferred tax assets
   Allowance for loan losses.....................  $    843  $  762    $ 666
   Net unrealized holding losses on
     investment securities available-for-sale....     1,342       -        -
   Other real estate owned reserves..............        41      86       35
   Deferred compensation.........................       174     171      142
   Deferred loan fees............................        14      19       32
   Other.........................................        46      42        5
-------------------------------------------------------------------------------
     Total deferred tax assets...................     2,460   1,080      880

Deferred tax liabilities
   Net unrealized holding gains on
     investment securities available-for-sale             -     472      450
   Other........................................        125     102       66
-------------------------------------------------------------------------------
     Total deferred tax liabilities.............        125     574      516
-------------------------------------------------------------------------------
   Net deferred tax asset.......................   $  2,335  $  506    $ 364
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

A reconciliation between the statutory and effective tax rate for net income was as follows:

-------------------------------------------------------------------------------
Year Ended December 31,                  1999     1998     1997
-------------------------------------------------------------------------------
Provision at statutory rate..........   1,692  $ 1,605   $1,491
Tax-exempt interest income...........    (459)    (323)    (276)
Cash surrender value insurance.......     (55)     (20)      (6)
Other................................      (4)      10       44
-------------------------------------------------------------------------------
Total provision                       $ 1,174  $ 1,272   $1,253
-------------------------------------------------------------------------------

NOTE 13 - EMPLOYEE BENEFIT PLANS
QNB maintains a money purchase defined contribution plan which covers all employees who meet the age and service requirements. QNB makes contributions to the money purchase plan equivalent to 5 percent of total compensation (as defined by the plan). QNB contributed and expensed $187,046, $201,776 and $191,633 to this plan in 1999, 1998 and 1997, respectively. QNB also has a 401(k) profit sharing plan pursuant to the provisions of 401(k)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of the Internal Revenue Code. The plan covers substantially all employees who meet the age and service requirements. The 401(k) plan provides for elective employee contributions up to 9 percent of compensation and a matching company contribution limited to 3 percent. QNB makes contributions to the profit sharing plan as directed by its Board of Directors. For 1999, 1998 and 1997, QNB contributed and expensed $109,305, $106,567 and $114,000, respectively, to the 401(k) profit sharing plan.


QNB's Employee Stock Purchase Plan (the "Plan") offers eligible employees an opportunity to purchase from the Corporation shares of QNB Corp. Common Stock at a 5 percent discount from the lesser of fair market value on the first or last day of each offering period (as defined by the plan). The Plan authorizes the issuance of 25,000 shares. As of December 31, 1999 3,873 shares were issued under the plan. In 1999, 670 shares were issued at $33.73 per share and 823 shares were issued at $27.55 per share. In 1998, 672 shares were issued at $30.40 per share and 554 shares were issued at $35.15 per share. During 1997, 1,154 shares were issued at $29.69 per share. The Plan is considered compensatory as defined by SFAS No. 123, "Accounting for Stock-Based Compensation," and as such, a charge to earnings of approximately $2,000, $6,000 and $2,000 was recorded for the difference between the purchase price and the fair value on the date of issue in 1999, 1998 and 1997, respectively.


NOTE 14 - STOCK OPTION PLAN
QNB has two stock option plans (the "1988 Plan" and the "1998 Plan") administered by a committee which consists of three or more members of QNB's Board of Directors. Both the 1988 and 1998 Plans provide for the granting of either (i) Non-Qualified Stock Options (NQSOs) or (ii) Incentive Stock Options
(ISOs). The exercise price of an option is the fair market value of QNB's common stock at the date of grant, as defined by the plans.

The 1988 Plan authorizes the issuance of 82,000 shares. These options expire 5 years from the date of grant. The 1988 Plan expired on February 23, 1998. No additional shares may be granted under the 1988 Plan. As of December 31, 1999, there were 73,050 options granted and 38,400 outstanding under the 1988 Plan. The 1998 Plan authorizes the issuance of 100,000 shares. The time periods by which any option is exercisable under the 1998 Plan is determined by the Committee but shall not commence before the expiration of six months or continue beyond the expiration of ten years after the date the option is awarded. As of December 31, 1999, there were 17,600 options granted and outstanding under the 1998 Plan.

Changes in total options outstanding during 1999, 1998 and 1997, were as follows:

-------------------------------------------------------------------------------
                             Number        Exercise Price          Average
                         of Options            per Option   Exercise Price
-------------------------------------------------------------------------------
December 31, 1996            28,750         $17.63-$29.50           $22.75
     ISOs Exercised          (6,150)         17.63- 29.50            18.09
     ISOs Granted            10,000                 32.00            32.00
-------------------------------------------------------------------------------
December 31, 1997            32,600          19.50- 32.00            26.46
     ISOs Exercised          (1,200)                19.50            19.50
     ISOs Granted            12,000                 34.00            34.00
-------------------------------------------------------------------------------
December 31, 1998            43,400          19.50- 34.00            28.74
     ISOs Exercised          (5,000)                19.50            19.50
     ISOs Granted            17,600          29.00- 37.00            35.73
-------------------------------------------------------------------------------
December 31, 1999            56,000         $21.00-$37.00           $31.76
-------------------------------------------------------------------------------

The following table summarizes information about stock options outstanding at December 31, 1999:

                                            Exercisable
                                     -------------------------
                                                                  Average
Exercise Price Range        Options    Average Life(1)     Exercise Price
-------------------------------------------------------------------------------
  $21.00- $29.50             19,200            1.97                $26.20
   32.00-  37.00             36,800            5.18                 34.66
-------------------------------------------------------------------------------
   Total                     56,000            4.08                $31.76
-------------------------------------------------------------------------------

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

-------------------------------------------------------------------------------
                                                 Reported    Pro forma
-------------------------------------------------------------------------------
Net income:                   1999...........    $ 3,801      $ 3,670
                              1998...........      3,448        3,385
                              1997...........      3,131        3,082
Basic earnings per share:     1999...........    $  2.65      $  2.56
                              1998...........       2.41         2.36
                              1997...........       2.19         2.16
Diluted earnings per share:   1999...........    $  2.64      $  2.55
                              1998...........       2.39         2.35
                              1997...........       2.18         2.15
-------------------------------------------------------------------------------

For purposes of computing pro forma results QNB estimated the fair value of stock options on the date of the grant using the Black-Scholes option pricing model. The model requires the use of numerous assumptions, many of which are highly subjective in nature. Therefore, the pro forma results are, of necessity, estimates of results of operations as if compensation expense had been recognized for all stock-based compensation plans and are not indicative of the impact on future periods. The following assumptions were used in the option pricing model for purposes of estimating pro forma results.

-------------------------------------------------------------------------------
Year ended December 31,                  1999        1998        1997
-------------------------------------------------------------------------------
Risk free interest rate.............     5.04%       5.49%       6.29%
Dividend yield......................     2.44%       2.50%       2.50%
Volatility..........................    25.47       23.00       20.00
Expected life.......................  10 yrs.      5 yrs.      5 yrs.
-------------------------------------------------------------------------------

The weighted average fair value of options granted during 1999, 1998 and 1997 was $11.27, $7.94 and $7.34, respectively.

P.40

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

-------------------------------------------------------------------------------
Balance, December 31, 1998..................            $  6,552
New loans...................................              10,084
Repayments and other changes................              12,622
-------------------------------------------------------------------------------
Balance, December 31, 1999..................            $  4,014
-------------------------------------------------------------------------------

QNB allowed its directors to defer a portion of their compensation. The amount of deferred compensation accrued as of December 31, 1999 and 1998, was $512,000 and $504,000, respectively.

During 1999, QNB entered into an agreement, approved by the Board of Directors, with a director for the improvement and renovation of certain of the Bank's offices. The total paid during 1999 was $333,000.


NOTE 16 - COMMITMENTS AND CONTINGENCIES
In the normal course of business there are various legal proceedings, commitments, and contingent liabilities which are not reflected in the financial statements. Management does not anticipate any material losses as a result of these transactions and activities. They include, among other things, commitments to extend credit and standby letters of credit. Outstanding standby letters of credit amounted to $1,241,000 and $1,657,000 and commitments to extend credit totaled $38,760,000 and $36,422,000 at December 31, 1999 and 1998, respectively. The maximum exposure to credit loss, which represents the possibility of sustaining a loss due to the failure of the other parties to a financial instrument to perform according to the terms of the contract, is represented by the contractual amount of these instruments. QNB uses the same lending standards and policies in making credit commitments as it does for on-balance sheet instruments. The activity is controlled through credit approvals, control limits, and monitoring procedures.

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

NOTE 17 - OTHER COMPREHENSIVE INCOME
The tax effects allocated to each component of "Other Comprehensive Income" are as follows:

-------------------------------------------------------------------------------
                                                           Tax
                                        Before-Tax  (Expense)    Net-of-tax
                                             Amount    Benefit     Amount
-------------------------------------------------------------------------------
Year Ended December 31, 1999
----------------------------
Unrealized gains on securities
   Unrealized holding losses arising
     during the period...............    $(5,473)    $1,861   $ (3,612)
   Reclassification adjustment for
     losses included in net income..         139        (47)        92
-------------------------------------------------------------------------------
Other comprehensive income..........     $(5,334)    $1,814   $ (3,520)
-------------------------------------------------------------------------------
Year Ended December 31, 1998
----------------------------
Unrealized gains on securities
   Unrealized holding gains arising
     during the period...............    $   131     $  (44)     $  87
   Reclassification adjustment for
     gains included in net income....        (66)        22        (44)
-------------------------------------------------------------------------------
Other comprehensive income               $    65     $  (22)    $   43
-------------------------------------------------------------------------------
Year Ended December 31, 1997
----------------------------
Unrealized gains on securities
   Unrealized holding gains arising
     during the period..............     $ 1,287     $ (438)  $    849
   Reclassification adjustment for
     gains included in net income...        (134)        46        (88)
-------------------------------------------------------------------------------
Other comprehensive income               $ 1,153     $ (392)  $    761
-------------------------------------------------------------------------------

                                                                           p.41
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The estimated fair values and carrying amounts are summarized as follows:

------------------------------------------------------------------------------------------------------------------------------------
December 31,                                                               1999                                      1998
------------------------------------------------------------------------------------------------------------------------------------
                                                              Estimated           Carrying             Estimated            Carrying
                                                             Fair Value             Amount            Fair Value              Amount
------------------------------------------------------------------------------------------------------------------------------------
Financial Assets
       Cash and due from banks......................          $  19,352           $ 19,352              $ 14,020             $14,020
       Federal funds sold...........................                  -                  -                 4,869               4,869
       Investment securities available-for-sale.....             97,609             97,609                70,088              70,088
       Investment securities held-to-maturity.......             46,572             48,302                50,473              50,065
       Net loans....................................            171,286            170,568               179,015             173,492
       Accrued interest receivable..................              2,045              2,045                 1,900               1,900

Financial Liabilities
       Deposits with no stated maturities...........            148,620            148,620               152,182             152,182
       Deposits with stated maturities..............            136,822            137,546               128,735             127,041
       Short-term borrowings........................              8,925              8,925                14,490              14,491
       Federal Home Loan Bank advances..............             24,556             25,000                     -                   -
       Accrued interest payable.....................              1,420              1,420                 1,185               1,185

The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at December 31, 1999 and 1998.

Cash and due from banks, Federal funds sold, accrued interest receivable and accrued interest payable:
Current carrying amounts approximate estimated fair value.

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

Short-term borrowings and Federal Home Loan Bank advances:
Short-term borrowings and advances from the Federal Home Loan Bank have been valued using the present value of cash flows discounted at rates approximating the current market for similar liabilities.



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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - PARENT COMPANY FINANCIAL INFORMATION
Condensed financial statements of QNB Corp. only:

Balance Sheets
-------------------------------------------------------------------------------
December 31,                                     1999       1998
-------------------------------------------------------------------------------
Assets
Cash and due from banks...................    $    20      $  97
Investment securities available-for-sale..      2,656      2,696
Investment in subsidiary..................     24,812     25,706
Other assets..............................         20        27
-------------------------------------------------------------------------------
Total assets..............................    $27,508    $28,526
-------------------------------------------------------------------------------

Liabilities
Other liabilities.........................    $    46    $   188
Shareholders' equity
Common stock .............................      1,796      1,791
Surplus...................................      4,458      4,413
Retained earnings.........................     23,812     21,218
Accumulated other comprehensive income....     (2,604)       916
-------------------------------------------------------------------------------
Total liabilities and shareholders' equity    $27,508   $ 28,526
-------------------------------------------------------------------------------

Statements of Income

-------------------------------------------------------------------------------
Year Ended December 31,              1999       1998       1997
-------------------------------------------------------------------------------
Dividends from subsidiary.......   $1,506     $1,911     $1,664
Interest and dividend income....       78         56         31
Securities gains................      117         39        159
Other income....................        4          -          1
-------------------------------------------------------------------------------
   Total income.................    1,705      2,006      1,855

   Expenses.....................      145        121        106
-------------------------------------------------------------------------------
Income before applicable income
   taxes and equity in undistributed
     income of subsidiary.......    1,560      1,885      1,749
Income taxes (benefit)..........        -        (22)        22
-------------------------------------------------------------------------------
Income before equity in undistributed
   income of subsidiary.........    1,560      1,907      1,727
Equity in undistributed
   income of subsidiary.........    2,241      1,541      1,404
-------------------------------------------------------------------------------
   Net income...................   $3,801     $3,448     $3,131
-------------------------------------------------------------------------------

Statements of Cash Flows

-----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                                            1999          1998          1997
-----------------------------------------------------------------------------------------------------------------------------------
Operating Activities
   Net income .........................................................................         $ 3,801       $ 3,448       $ 3,131
   Adjustments to reconcile net income to net cash provided by operating activities:
          Equity in undistributed income from subsidiary ..............................          (2,241)       (1,541)       (1,404)
          Securities gain..............................................................            (117)          (39)         (159)
     Decrease (increase)  in other assets..............................................              46           (46)            5
          Increase (decrease) in other liabilities.....................................              46           (30)           20
          Other........................................................................               -             6             3
-----------------------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities.......................................           1,535         1,798         1,596
-----------------------------------------------------------------------------------------------------------------------------------
Investing Activities
   Purchase of investment securities...................................................          (1,200)       (1,044)       (1,126)
   Proceeds from sale of investment securities.........................................             747           205           488
------------------------------------------------------------------------------------------------------------------------------------
       Net cash used by investing activities                                                       (453)         (839)         (638)
------------------------------------------------------------------------------------------------------------------------------------
Financing Activities



   Cash dividends paid.................................................................          (1,207)       (1,031)         (915)
   Stock issue.........................................................................              48            40            78
------------------------------------------------------------------------------------------------------------------------------------
       Net cash used by financing activities                                                     (1,159)         (991)         (837)
------------------------------------------------------------------------------------------------------------------------------------
       (Decrease) increase in cash and cash equivalents................................             (77)          (32)          121
       Cash and cash equivalents at beginning of year..................................              97           129             8
------------------------------------------------------------------------------------------------------------------------------------
       Cash and cash equivalents at end of year                                                 $    20       $    97       $   129
------------------------------------------------------------------------------------------------------------------------------------
Supplemental Cash Flow Disclosure
   Non-Cash Transactions
     Change in net unrealized holding gains or losses, net of taxes on investment securities   $   (404)     $   (103)      $   320

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           p.43
NOTE 20 - REGULATORY RESTRICTIONS
Dividends payable by the Corporation and the Bank are subject to various limitations imposed by statutes, regulations and policies adopted by bank regulatory agencies. Under current regulations regarding dividend availability, the Bank may declare dividends in 2000 to the Corporation totaling $3,782,000, plus additional amounts equal to the net profit earned by the Bank for the period from January 1, 2000, through the date of declaration, less dividends previously declared in 2000.

Both the Corporation and the Bank are subject to regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate actions by regulators that could have an effect on the financial statements. Under the framework for prompt corrective action, both the Corporation and the Bank must meet capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items. The capital amounts and classification are also subject to qualitative judgements by the regulators. Management believes, as of December 31, 1999, that both the Corporation and the Bank meet all capital adequacy requirements to which it is subject.

As of the most recent notification, the Federal Reserve Bank and the Comptroller of the Currency considered the Corporation and the Bank to be "well capitalized" under the regulatory framework. There are no conditions or events since that notification that management believes have changed the classification. To be categorized as well capitalized, the Corporation and the Bank must maintain minimum ratios set forth in the table below. The Corporation and the Bank's actual capital amounts and ratios are presented below:

                                                                                                          Capital Levels
-----------------------------------------------------------------------------------------------------------------------------------
                                                             Actual               Adequately Capitalized         Well Capitalized
As of December 31, 1999                                   Amount    Ratio              Amount     Ratio            Amount    Ratio
-----------------------------------------------------------------------------------------------------------------------------------
Total risk-based capital (to risk weighted assets):(1)
   Consolidated......................................   $ 32,065     16.50%          $ 15,544     8.00%          $ 19,430    10.00%
   Bank..............................................     29,382     15.33             15,330     8.00             19,163    10.00
Tier I capital (to risk weighted assets):(1)
   Consolidated......................................     29,627     15.25              7,772     4.00             11,658     6.00
   Bank..............................................     26,977     14.08              7,665     4.00             11,498     6.00
Tier I capital (to average assets):(1)
   Consolidated......................................     29,627      8.38             14,145     4.00             17,681     5.00
   Bank..............................................     26,977      7.69             14,036     4.00             17,545     5.00
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                       Capital Levels
-----------------------------------------------------------------------------------------------------------------------------------
                                                              Actual               Adequately Capitalized         Well Capitalized
As of December 31, 1998                                   Amount    Ratio              Amount     Ratio            Amount    Ratio
-----------------------------------------------------------------------------------------------------------------------------------
Total risk-based capital (to risk weighted assets):(1)
   Consolidated......................................   $ 29,382     15.28%          $ 15,388     8.00%          $ 19,234    10.00%
   Bank..............................................     27,069     14.24             15,211     8.00             19,014    10.00
Tier I capital (to risk weighted assets):(1)
   Consolidated......................................     26,971     14.02              7,694     4.00             11,541     6.00
   Bank..............................................     24,685     12.98              7,605     4.00             11,408     6.00
Tier I capital (to average assets):(1)
   Consolidated......................................     26,971      8.58             12,575     4.00             15,719     5.00
   Bank..............................................     24,685      7.91             12,484     4.00             15,606     5.00
-----------------------------------------------------------------------------------------------------------------------------------

(1) As defined by the regulators
p.44

                                     {LOGO}
                          INDEPENDENT AUDITORS REPORT
To the Board of Directors and Shareholders of QNB Corp:

We have audited the accompanying consolidated balance sheets of QNB Corp. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of QNB Corp. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.



/s/KPMG LLP
----------------
January 21, 2000

                             CORPORATE INFORMATION
ANNUAL MEETING
The Annual Meeting of Shareholders of QNB Corp. will be held at the offices of The Quakertown National Bank, 320 West Broad Street, Quakertown, PA on May 16, 2000, at 11:00 a.m.

MARKET MAKERS
As of December 31, 1999, the following firms made a market in QNB Corp. common stock:

Legg Mason Wood Walker, Inc.        Ryan, Beck & Company
Allentown, PA 18105                 Shrewsbury, NJ 07702

First Union Securities
Quakertown, PA 18951

TRANFER AGENT
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572
(800) 368-5948

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






AUDITORS
KPMG LLP
1600 Market Street
Philadelphia, PA 19103

STOCK IMFORMATION
QNB Corp. common stock is traded in the over-the-counter market. Quotations for QNB Corp. common stock appear in the pink sheets published by the National Quotations Bureau, Inc.

The following table sets forth representative high and low bid and ask stock prices for QNB Corp. common stock on a quarterly basis during 1999 and 1998:

-------------------------------------------------------------------------------
                                                           Cash
                        High                Low          Dividend
                    Bid      Ask       Bid      Ask      Per Share
-------------------------------------------------------------------------------
1999
First Quarter     $ 37 1/2  $ 42      $ 37     $ 41        $.21
Second Quarter      37 1/4    40        32       35         .21
Third Quarter       33 1/4    35        29 1/2   32         .21
Fourth Quarter      29 1/2    32 1/2    29       30         .21

1998
First Quarter     $ 32      $ 34      $ 32     $ 34        $.18
Second Quarter      37        39        32       34         .18
Third Quarter       37        39        37       39         .18
Fourth Quarter      37        42        37       39         .18
-------------------------------------------------------------------------------

DIRECT DEPOSIT OF DIVIDENDS

Shareholders of record may elect to have dividends deposited directly to a checking or savings account at their financial institution. For additional information about Direct Deposit of Dividends, please write to: L. Jane Mann, QNB Corp., P.O. Box 9005, Quakertown, PA 18951-9005.

                                                                            P.45

DIRECTORS , OFFICERS & LOCATIONS

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

EXECUTIVE MANAGEMENT
OF THE QUAKERTOWN NATIONAL BANK
Thomas J. Bisko, President/Chief Executive Officer
Robert C. Werner, Executive Vice President/Chief Operating Officer
Bret H. Krevolin, Executive Vice President/Chief Financial Officer/Cashier Bryan S. Lebo, Senior Vice President, Senior Lending Officer
Mary Ann Smith, Senior Vice President/Chief Information Officer

OFFICERS OF THE QUAKERTOWN NATIONAL BANK
Mary A. Ackerman, Technical Services Officer
Stephen W. Bauder, Assistant Vice President, Commercial Lending
Robert D. Beck, Vice President, Information Technology
Barbara A. Crafton, Mortgage Loan Originator
Jane S. Cygan, Loan Origination Officer
Walter C. Derr, Senior Vice President, Commercial Lending
Paul T. Dotzman, Assistant Vice President, Commercial Lending
Michael J. Fina, Esq., Vice President/Special Assets Officer
Lynn C. Geesaman, Assistant Vice President, Loan Services
Joseph C. Giacini, Programmer/Analyst, Technical Operations Supervisor Heather J. Gossler, Vice President, Branch Administration
Linda A. Grawe, Vice President, Retail Lending
Scott W. Groner, Technical Services Director
Thomas S. Hartman, Credit Department Manager
Patrick D. Iampietro, Controller
Shari L. Jarrell, Loan Services Officer
Deborah E. Keller, Banking Officer, IRA/Savings
Carl P. Kessler, Assistant Vice President, Security/Compliance
Thomas R. Klee, Assistant Vice President, Commercial Lending
Christine S. Knerr, Banking Officer, Electronic Banking
Stacy A. Moyer, Human Resources Administrator
Ray C. Myers, Banking Officer
Scott G. Orzehoski, Vice President, Commercial Lending
Lisa A. Otery, Banking Officer, Deposit Services
David W. Quinn, Assistant Vice President/Operations Analyst
Shirley A. Rhodes, Assistant Cashier, General Ledger
Brian K. Schaffer, Marketing Director
Maryann S. Thompson, Commercial Documentation Supervisor
Robert S. Wehrheim, Facilities Director
Cameron B. Wentzel, Retail Loan Officer/Supervisor
Robert L. Wieand, Vice President, Commercial Lending

BRANCH LOCATIONS
DOWNTOWN OFFICE
3rd & West Broad Streets, Quakertown
Carol J. Schroding, Assistant Vice President/Branch Manager
Denise R. Kee, Banking Officer


COUNTRY SQUARE OFFICE
Country Square Shopping Center, Quakertown
Sharon L. Rotenberger, Assistant Vice President/Branch Manager
Doreen L. Little, Banking Officer


DUBLIN VILLAGE OFFICE
Dublin Village Plaza, Dublin
April B. Donahue, Branch Manager


COOPERSBURG OFFICE
Route 309, Coopersburg
Jeanette M. Shurow, Branch Manager


PENNSBURG OFFICE
Pennsburg Square Shopping Center, Pennsburg
Brian L. Heilman, Branch Manager


PERKASIE OFFICE
6th & Chestnut Streets, Perkasie
Deborah K. McDonald, Branch Manager


QNB-ONLINE INTERNET BANKING
www.QNB.com


ACCOUNT ACCESS 24-HOUR TELEPHONE BANKING
215-538-5760 or 800-491-9070