Form 10-K, Exhibit 13
period 2000-12-31
QNB CORP
filed 2001-03-30
CIK 750558

QNB Corp. 2000 ANNUAL REPORT

QNB Corp. & Subsidiary • 2000 Annual Report

Letter to Shareholders

“...a year marked by our fifth consecutive record financial performance, a successful Y2K conversion, new product and service offerings, technological enhancements and business expansion.”

The year 2000 was another excellent year for QNB Corp. and its subsidiary, The Quakertown National Bank. It was a year marked by our fifth consecutive record financial performance, a successful Y2K transition, new product and service offerings, technological enhancements and business expansion.

Net income, at $4,106,000 or $2.74 per share diluted represents an increase of 8.02% in net income and 9.16% in earnings per share over 1999. This converts to a return on average assets of 1.13% and a return on average equity of 13.25%. These results keep us on pace with our five year plan which targets 10% compounded earnings per share growth per year using 1996 as the base year.

Our financial success in 2000 was achieved as a result of several factors. The quality of the bank’s assets continued to have a positive impact on profitability. As a result of the high asset quality and the overall adequacy of the allowance for loan losses, we reduced the provision for loan losses by $240,000 to zero. Non-interest income, including a gain of $310,000 on the sale of investment securities, increased 26.3% while non-interest expense increased 3.5%.

We took several actions during the year in an attempt to enhance the value of your shares. In addition to the strong earnings performance, we increased the cash dividend by 20.0% to $.96 per share. We then announced a program to repurchase up to 4.99% of the outstanding shares to increase the return on equity and earnings per share on the remaining shares. We also issued a 5% stock dividend during the second quarter. It is disappointing to report that despite these actions the price of a share has remained flat. Regardless, solid earnings performance has traditionally been rewarded on a long-term basis and our future remains bright.

During 2000 we undertook another major technology project. In November, we converted our core processing system and all interfaces to a new state-of-the-art system. Now fully integrated, it will allow us to expand upon the high level of service that we believe differentiates us from the competition. Once again, our thanks go to all employees who helped make this project successful.

We also continued to improve and expand upon our products and services while utilizing the most up-to-date technology. The Treasury Select Indexed Money Market Account, our redesigned interactive web site, along with our QNB-Online banking and bill pay system represent major examples. We also introduced our Customer Service Center that provides a single point of contact for customers via the telephone or the internet.

We are looking forward to the challenges of 2001 and beyond. In this regard, we are anticipating a successful entry into the Souderton area market. The Souderton Branch, our seventh, opened on January 8, 2001. In order for us to meet our corporate goals for both growth and profitability, it is necessary to expand our banking market; this location is considered a natural extension of our existing market. Strategically, we also believe it is important to examine fee-producing opportunities that will enhance our traditional interest-margin-driven business. In this regard, we recently announced two initiatives. We are partnering with The Trust Company of Lehigh Valley to offer a broad spectrum of Trust and Investment Management services. Among the services to be offered are investment management, personal trust and estate services, estate and financial planning and employee benefit administration. We also joined in the formation of a multi-bank owned title insurance agency that will be known as Bankers Settlement Services of Eastern Pennsylvania, LLC. This line of business is a natural fit for us and should enhance the delivery of this financial service in our market. We will continue to examine opportunities that will enhance our product and service offerings while increasing the corporation’s profitability.

In closing, I want to acknowledge an important event of the year 2000. Walter Derr retired on December 31, 2000 after serving this bank and our community for 27 years. I am pleased to report that Walter will continue to make his expertise and experience available to us on a consultative basis.

Thank you for your continued loyal support.

/s/ Thomas J. Bisko
      ——————————————
      Thomas J. Bisko
      President & CEO

QNB Corp. & Subsidiary • 2000 Annual Report    1

The Quakertown National Bank Corps Values

Tradition: Our most compelling competitive strength is our team.

Change is not new to us. Through more than twelve decades of ever-changing economic conditions, our undeviating focus on personal service has defined -and will continue to define -our existence. The people of QNB are rooted in the communities they serve, and dedicated to maintaining the very best in our tradition of full service community banking services. Delivered daily. One to one.

Tradition
Trust
Technology

QNB Corp. & Subsidiary • 2000 Annual Report    2

The Quakertown National Bank Strengthening Relationships

Putting down new roots at the Hilltown Plaza Shopping Center in Souderton.

Our newest branch address: 750 Souderton Road.

Trust: Building on the past. Investing in the future.

The Quakertown National Bank shares the vision of the business community it serves: Focused on service. Working to establish stronger relationships. Seeking more opportunities to help our region grow.

•	Our spectrum of financial services includes:

•	Commercial Loans

•	Visa/MasterCard Merchant Processing

•	Business Checking

•	Cash Management Services

•	Treasury Select Indexed Money Market Account

•	QNB-Online

•	Trust & Investment Management Services

Tradition Trust Technology

QNB Corp. & Subsidiary • 2000 Annual Report    4

The Quakertown National Bank Call Center

Every incoming call is processed with quality, courtesy and consistency by a trained representative.	Each inquiry is handled by a customer service professional empowered by comprehensive knowledge of our products and services.	Any transaction problem is resolved for our customer by swift referral to an appropriate department.

Technology: Equips our team to provide meaningful customer care.

The new Customer Service Center offers a single point of contact for anyone seeking assistance with a question or concern about any of our banking products or services. Leading-edge core processing and communications technology has been put into place to facilitate personal interaction. Customers can communicate with a person who is trained to listen and empowered to respond appropriately to customer concerns.

QNB-Online offers our customers Internet-enabled, secure access to their personal accounts, together with general cash management services for their businesses. Now, with a few keystrokes, any customer can check balances, view histories, transfer funds, pay bills and payroll online, originate Automated Clearing House payments and receipts, or initiate wire transfers and EFT payments.

Tradition Trust Technology

6 QNB Corp. & Subsidiary • 2000 Annual Report

Financial Highlights

	(in thousands, except per share data)

Year Ended December 31,	2000	1999	1998	1997	1996

Financial Performance
Net interest income	$ 12,691	$ 12,891	$ 12,621	$ 12,056	$ 11,403
Provision for loan losses	—	240	400	400	400
Non-interest income	2,817	2,231	2,154	1,919	1,710
Non-interest expense	10,258	9,907	9,655	9,191	8,864
Net income	4,106	3,801	3,448	3,131	2,801

Per Share Data
Net income - basic	$ 2.74	$ 2.52	$ 2.29	$ 2.09	$ 1.87
Net income - diluted	2.74	2.51	2.28	2.08	1.86
Book value	21.48	18.15	18.78	17.15	15.17
Cash dividends	.96	.80	.68	.61	.53

Selected Average Balances
Total assets	$363,516	$344,543	$310,492	$288,698	$274,533
Total earning assets	341,011	322,363	292,000	272,226	258,308
Investment securities	158,389	143,716	116,241	107,087	98,376
Loans, net of unearned income	178,881	174,912	169,800	161,096	155,175
Deposits	292,273	284,516	271,690	253,366	242,082
Borrowed funds	37,245	27,827	9,468	8,911	8,317
Shareholders’ equity	30,991	28,880	26,323	23,886	21,653

Balance Sheet Data
Total assets	$371,671	$350,489	$324,672	$305,772	$280,447
Investment securities available-for-sale	114,245	97,609	70,088	75,920	52,779
Investment securities held-to-maturity	42,982	48,302	50,065	40,400	42,699
Loans, net of unearned income	185,234	173,764	176,443	167,720	159,278
Deposits	293,822	286,166	279,223	267,166	246,744
Borrowed funds	42,819	33,925	14,491	10,342	8,675
Shareholders’ equity	31,794	27,462	28,338	25,832	22,775

Selected Ratios
Return on average assets	1.13%	1.10%	1.11%	1.08%	1.02%
Return on average shareholders’ equity	13.25	13.16	13.10	13.11	12.94
Net interest margin	4.02	4.23	4.51	4.60	4.58
Average shareholders’ equity to average total assets	8.53	8.38	8.48	8.27	7.89

QNB Corp. & Subsidiary • 2000 Annual Report 7

Management’s Discussion and Analysis	7
Consolidated Balance Sheets	29
Consolidated Statements of Income	30
Consolidated Statements of Shareholders’ Equity	31
Consolidated Statements of Cash Flows	32
Notes to Consolidated Financial Statements	33
Independent Auditor’s Report	44
Corporate Information	44
Directors, Officers & Office Locations	45

Management’s Discussion and Analysis

Average Balances, Rates, and Interest Income and Expense Summary (Tax-Equivalent Basis)

	2000			1999			1998
	Average Balance	Average Rate	Interest	Average Balance	Average Rate	Interest	Average Balance	Average Rate	Interest
Assets
Interest-bearing balances	$ 381	5.40%	$ 21	$ 133	3.52%	$ 5	$ 87	4.83%	$ 4
Federal funds sold	3,360	6.43	216	3,602	5.20	187	5,872	5.34	314
Investment securities available-for-sale:
Taxable	103,715	6.66	6,908	89,053	6.46	5,756	71,040	6.51	4,624
Tax-exempt	8,772	7.46	654	4,224	7.18	303	491	8.21	40
Investment securities held-to-maturity:
Taxable	26,005	6.43	1,671	32,231	6.39	2,058	31,778	6.44	2,048
Tax-exempt	19,897	6.93	1,378	18,208	6.94	1,264	12,932	7.17	926

Total investment securities	158,389	6.70	10,611	143,716	6.53	9,381	116,241	6.57	7,638
Loans, net of unearned income	178,881	8.30	14,855	174,912	8.22	14,380	169,800	8.71	14,796

Total earning assets	341,011	7.54	25,703	322,363	7.43	23,953	292,000	7.79	22,752
Cash and due from banks	11,811			12,137			10,395
Allowance for loan losses	(3,096)			(3,065)			(2,861)
Other assets	13,790			13,108			10,958

Total assets	$ 363,516	7.07%		$ 344,543	6.95%		$ 310,492	7.33%

Liabilities and Shareholders’ Equity
Interest-bearing deposits
Interest-bearing demand accounts	$ 48,202	1.37%	659	$ 45,339	1.06%	481	$ 41,988	1.37%	576
Money market deposit accounts	36,273	3.64	1,320	30,684	2.58	793	32,981	2.79	921
Savings accounts	36,310	1.95	709	37,312	1.86	693	37,216	2.12	789
Time deposits	116,422	5.45	6,344	112,109	5.20	5,830	106,324	5.48	5,824
Time deposits of $100,000 or more	19,680	5.62	1,107	23,289	5.33	1,241	19,502	5.73	1,117

Total interest-bearing deposits	256,887	3.95	10,139	248,733	3.63	9,038	238,011	3.88	9,227
Short-term borrowings	12,245	4.21	516	10,813	3.50	378	9,468	3.66	347
Federal Home Loan Bank advances	25,000	5.41	1,352	17,014	5.22	888	—		—

Total interest-bearing liabilities	294,132	4.08	12,007	276,560	3.73	10,304	247,479	3.87	9,574

Non-interest-bearing deposits	35,386			35,783			3,679
Other liabilities	3,007			3,320			3,011
Shareholders’ equity	30,991			28,880			26,323

Total liabilities and shareholders’ equity	$ 363,516	3.30%		$ 344,543	2.99%		$ 310,492	3.08%

Net interest rate spread		3.46%			3.70%			3.92%

Margin/net interest income		4.02%	$13,696		4.23%	$13,649		4.51%	$13,178

Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the marginal Federal corporate tax rate of 34 percent. Non-accrual loans are included in earning assets.

8    QNB Corp. & Subsidiary • 2000 Annual Report

Management’s Discussion and Analysis

Consolidated Financial Review

The intent of this section is to provide the reader with a better understanding of the consolidated results of operations and financial condition of QNB Corp. and its wholly owned subsidiary, The Quakertown National Bank, for the years 2000, 1999 and 1998. The results of operations and financial condition are presented on a consolidated basis and the consolidated entity is referred to as “QNB.” QNB’s consolidated financial condition and results of operations consist almost entirely of The Quakertown National Bank’s financial condition and results of operations. This section should be read in conjunction with the financial statements and notes beginning on page 29. Tabular information is presented in thousands, except share data. Share and per share data have been restated to reflect the 5 percent stock dividend issued June 30, 2000.

QNB Corp. (the “Corporation”) is a bank holding company headquartered in Quakertown, Pennsylvania. The Corporation provides a full range of commercial, retail banking and trust and investment management services through its banking subsidiary, The Quakertown National Bank (the “Bank”), a 123 year-old community bank with locations in Upper Bucks, Northern Montgomery and Southern Lehigh Counties.

Forward-Looking Statements

This report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to financial performance and other financial and business matters. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “position” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, all of which change over time, and the Corporation assumes no duty to update forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements.

In addition to factors previously disclosed by the Corporation and those identified elsewhere herein, the following factors, among others, could cause actual results to differ materially from forward-looking statements: increased credit risk; the introduction, withdrawal, success and timing of business initiatives and strategies; changes in competitive conditions; the inability to sustain revenue and earnings growth; changes in economic conditions, interest rates and financial and capital markets; inflation; changes in investment performance; customer disintermediation; customer borrowing, repayment, investment and deposit practices; customer acceptance of QNB products and services; and the impact, extent and timing of technological changes, capital management activities, actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Results of Operations

QNB had its fifth consecutive year of record earnings in 2000. QNB’s earnings for 2000 were $4,106,000, an 8.0 percent increase from the $3,801,000 reported in 1999. This represents basic earnings per share of $2.74 for 2000, compared to $2.52 for 1999. On a diluted basis, earnings per share was $2.74 and $2.51 for 2000 and 1999, an increase of 9.2 percent. The results for 2000 reflect continued growth in non-interest income, a reduction in the provision for loan losses and a continued tightening of the net interest margin. The difference in the growth in net income and earnings per share reflects the impact of the stock repurchase plan announced in March 2000. Net income for 1998 was $3,448,000 or $2.29 per share basic and $2.28 per share on a diluted basis.

Two important measures of profitability in the banking industry are an institution’s return on average assets and return on average shareholders’ equity. Return on average assets and return on average shareholders’ equity were 1.13 percent and 13.25 percent, respectively, in 2000 compared with 1.10 percent and 13.16 percent in 1999 and 1.11 percent and 13.10 percent in 1998.

Net Interest Income

Net interest income is the primary source of operating income for QNB. Net interest income is interest income, dividends, and fees on earning assets, less interest expense incurred for funding sources. Earning assets primarily include loans, investment securities and Federal funds sold. Sources used to fund these assets include deposits, borrowed funds and shareholders’ equity. Net interest income is affected by changes in interest rates, the volume and mix of earning assets and interest-bearing liabilities, and the amount of earning assets funded by non-interest-bearing deposits.

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

On a fully tax-equivalent basis, net interest income for 2000 increased $47,000 or .3 percent to $13,696,000. A 5.8 percent increase in average earning assets offset a decrease in the net interest margin. The net interest margin declined by 21 basis points, while the net interest rate spread declined by 24 basis points. The net interest rate spread decreased to 3.46 percent in 2000 from 3.70 percent in 1999, while the net interest rate margin decreased to 4.02 percent in 2000 from 4.23 percent in 1999. Both the spread and the margin were impacted by several factors; including the leverage transaction entered into during the second quarter of 1999 and the increased cost of funds. The cost of acquiring and retaining deposits and short-term borrowings increased to a greater degree than the rates earned on loans and investments. The increased cost of funds was principally the result of a higher promotional rate paid during the introduction of a new money market product, the Treasury Select Money Market account, and the competitive nature of the local market for certificates of deposit.

During the second quarter of 1999, QNB entered into a leverage transaction in which it borrowed $25,000,000 from the Federal Home Loan Bank (FHLB) at an initial average rate of 5.15 percent. These funds were invested in investment securities with an average yield of 6.52 percent for an initial spread of 137 basis points. This transaction had the impact of increasing tax-equivalent net interest income by approximately $299,000 and $222,000 in 2000 and 1999, but lowering the net interest rate spread and net interest rate margin. Excluding the impact of this transaction in both 2000 and 1999, the net interest rate spread would have been 3.68 percent in 2000 and 3.85 percent in 1999, a decrease of 17 basis points; while the net interest rate margin would have been 4.24 percent in 2000 and 4.40 percent in 1999, a decline of 16 basis points.

QNB Corp. & Subsidiary • 2000 Annual Report    9

Management ’s Discussion and Analysis

It is necessary to review the changes in market interest rates during 2000 and 1999 to understand the impact of changing interest rates on interest income and interest expense. A rapidly growing U.S. economy, potential inflation fears caused by tight labor markets, a stabilized global economy and concerns about year-2000 computer disruptions caused interest rates to increase rapidly during 1999. In response to these events the Federal Reserve Bank took back the Federal funds rate cuts they made during 1998 by increasing the target rate three times from 4.75 percent to 5.50 percent as of December 31, 1999. The 30-year Treasury bond, which began 1999 yielding 5.09 percent, ended the year at 6.48 percent while the two-year Treasury bond increased from 4.53 percent at December 31, 1998 to 6.24 percent at December 31, 1999.

The fear of inflation caused by a rapidly expanding economy, continued tight labor markets and large increases in energy prices prompted the Federal Reserve Bank to raise the Federal funds rate three more times and 100 basis points to 6.50 percent by May 2000. Interest rates continued to increase during this period and the Treasury yield curve became inverted with short-term rates being higher than longer-term interest rates. During this time the 30-year Treasury bond reached 6.75 percent while the two-year Treasury bond increased to 6.91 percent.

Then in July 2000, signs of a moderation in the growth of economic activity emerged. Indications that the expansion had moderated from its earlier rapid pace accumulated during the summer and into the fall. Over the last few months of the year growth slowed even more. Spending on business capital slowed abruptly in the fourth quarter, while manufacturers reduced production to prevent a buildup of inventory. Consumer confidence deteriorated as concern over slower growth, worker layoffs and a plunging stock market reduced consumer spending. The major stock market indices, which had hit record highs during the first quarter of 2000 declined dramatically. The NASDAQ market, which broke through the 5000 point mark in March of 2000, declined 51.1 percent from its high to finish the year at 2,470. The falling stock market combined with the slowdown in the economy caused interest rates to decline rapidly during the third and fourth quarters of 2000. The 30-year Treasury bond ended the year at 5.46 percent, a decline of 129 basis points from its high, while the two-year Treasury bond ended 2000 at 5.09 percent, a decline of 182 basis points. The 10-year Treasury, the rate which many mortgage loans are based on, declined 168 basis points from it high during 2000 to finish the year at 5.11 percent. The concerns of a slowing economy, falling consumer confidence and a possibility of recession prompted the Federal Reserve Bank to cut the Federal funds target rate on January 3, 2001 by .50 percent and by another .50 percent on January 31, 2001.

Total interest income increased $1,750,000 in 2000 to $25,703,000. The Rate-Volume Analysis table below highlights the impact of changing rates and volumes on total interest income and interest expense. Growth in earning assets contributed $1,318,000 to the increase in interest income, with higher securities volume accounting for $995,000 of the increase and higher loan volume accounting for $326,000 of the increase. Average investments increased $14,673,000 or 10.2 percent, while average loans increased $3,969,000 or 2.3 percent. Approximately half of the increase in average investment securities relates to the leverage transaction entered into in April 1999. That transaction had an incremental impact on interest income of approximately $459,000 when comparing 2000 to 1999.

Rate-Volume Analysis of Changes in Net Interest Income (Tax-Equivalent Basis)

	2000 vs. 1999			1999 vs. 1998
	Change due to		Total	Change due to		Total
	Volume	Rate	Change	Volume	Rate	Change
Interest income:
Interest-bearing balances	$ 9	$ 7	$ 16	$ 3	$ (2)	$ 1
Federal funds sold	(12)	41	29	(122)	(5)	(127)
Investment securities available-for-sale:
Taxable	948	204	1,152	1,172	(40)	1,132
Tax-exempt	327	24	351	307	(44)	263
Investment securities held-to-maturity:
Taxable	(397)	10	(387)	28	(18)	10
Tax-exempt	117	(3)	114	379	(41)	338
Loans	326	149	475	445	(861)	(416)

Total interest income	1,318	432	1,750	2,212	(1,011)	1,201

Interest expense:
Interest-bearing demand accounts	31	147	178	46	(141)	(95)
Money market accounts	144	383	527	(64)	(64)	(128)
Savings	(19)	35	16	2	(98)	(96)
Time	225	289	514	317	(311)	6
Time over $100,000	(192)	58	(134)	217	(93)	124
Short-term borrowings	51	87	138	49	(18)	31
Federal Home Loan Bank advances	417	47	464	558	330	888

Total interest expense	657	1,046	1,703	1,125	(395)	730

Net interest income	$ 661	$ (614)	$ 47	$ 1,087	$ (616)	$ 471

Variances which were not specifically attributed to volume or rate were allocated proportionately between volume and rate. Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the marginal Federal corporate tax rate of 34 percent. Non-performing assets are treated as a change due to rate.

10    QNB Corp. & Subsidiary • 2000 Annual Report

Management Discussion and Analysis

Net Interest Income (continued)

The impact of increasing interest rates during 1999 and early 2000 had a positive result on interest income and the yield on earning assets during 2000. However, due to the fixed rate nature of many of QNB’s loans and investment securities interest income and the yield on earning assets did not increase to the same degree as market interest rates. The increase in interest income resulting from higher yields on earning assets was $432,000 during 2000, with loans and investment securities accounting for $149,000 and $235,000 of the increase. The yield on earning assets increased 11 basis points to 7.54 percent with the average rate on loans increasing 8 basis points during 2000. The average yield on loans increased from 8.22 percent in 1999 to 8.30 percent in 2000. However, since the end of the second quarter of 1999 through May of 2000, the Prime rate on loans increased 175 basis points from 7.75 percent to 9.50 percent. The average prime rate when comparing 2000 to 1999 increased 123 basis points, from 8.00 percent for 1999 to 9.23 percent in 2000. While QNB did see some benefit in 2000 from these prime rate increases, the overall yield on the loan portfolio did not increase proportionately, since only approximately 13 percent of the portfolio reprices immediately with changes in the prime rate. The current yield on loans continues to be negatively impacted by the decline in rates that occurred in 1998. As rates hit historically low levels during 1998, many borrowers, including commercial and consumer, selected fixed rate rather than variable rate loans. Therefore, the loan portfolio has yielded minimal benefit from rising rates during 1999 and early 2000. Another factor in limiting the increase on the yield on loans is the current competitive environment for loans, both commercial and consumer, from both banks and non-banks, which had prevented the rates from increasing to the degree that Treasury rates and the Prime rate have increased.

Non-accrual loans of $205,000 in 2000 and $484,000 in 1999 resulted in the nonrecognition of $40,000 and $55,000 in interest income for the respective periods. The impact of non-accrual loans is included in the change due to rate amount.

The yield on the total investment portfolio was 6.70 percent for 2000 and 6.53 percent in 1999. The yield on the portfolio increased both as a result of the investment of new funds and cashflow from existing securities into higher yielding securities as rates increased and through the active management of the portfolio during various interest rate environments. For example, with the rise in rates in 1999, cash flow from mortgage-backed securities and callable agency securities declined resulting in fewer dollars being reinvested at these higher rates. To take advantage of the higher interest rate environment, QNB, during the third and fourth quarters of 1999, sold, at a loss of $256,000, approximately $9,500,000 of securities yielding 6.25 percent, and reinvested the proceeds in securities yielding 7.50 percent. This transaction benefited QNB in 2000 by increasing interest income and the yield on the total portfolio. During the fourth quarter of 2000 QNB sold approximately $8,500,000 of agency issued mortgage-backed securities, callable agency securities and municipal securities. The proceeds of these funds were reinvested in non-agency issued mortgage-backed securities, corporate bonds and municipal securities. This transaction resulted in a gain of $94,000 and an increase in the yield between the securities purchases versus those sold. To accomplish this, QNB increased its weighted average maturity and credit risk in the portfolio to a small degree.

Total interest expense increased $1,703,000 or 16.5 percent in 2000 to $1,207,000. Growth in deposits and borrowed money contributed $657,000 to the increase in total expense. Interest expense on the borrowings from the FHLB contributed $464,000 to the total increase in interest expense. A 3.3 percent increase in average interest-bearing deposits resulted in an increase in interest expense of $189,000. This increase was primarily in the area of money market accounts. Average balances on money markets increased by 18.2 percent contributing $144,000 to the increase in interest expense. The Treasury Select Indexed Money Market account, introduced at the end of the first quarter of 2000, was the primary reason for the growth in money market balances. This product is a variable rate account indexed to a percentage of the monthly average of the 91-day Treasury bill rate based on balances in the account. This product paid a minimum 6.00 percent yield through the end of 2000 for accounts with balances over $25,000. A 6.3 percent increase in interest bearing demand accounts contributed approximately $31,000 to the increase in interest expense.

The average rates paid on deposit accounts and short-term borrowings, which had lagged the rate increases in Treasury rates during 1999, increased in 2000. As a result interest expense increased $1,046,000 in 2000. The rate paid on total interest-bearing liabilities, including the borrowings from the FHLB, increased to 4.08 percent in 2000 from 3.73 percent in 1999. The rate paid on interest-bearing deposit accounts increased to 3.95 percent in 2000 from 3.63 percent in 1999.

Higher rates paid on money market accounts, time deposits and interest-bearing demand accounts increased interest expense by $383,000, $347,000 and $147,000 in 2000. The average rate paid on money market accounts increased from 2.58 percent in 1999 to 3.64 percent in 2000. The guaranteed promotional rate of 6.00 percent on balances over $25,000 in the Treasury Select Money Market account was the reason for the increase. This guaranteed promotional yield ended at the end of 2000. This should result in a decline in interest expense and the yield on money markets in 2001. The average rate paid on time deposits was 5.47 percent in 2000 compared to 5.22 percent in 1999. The increase in the rate paid on time deposit accounts is a result of the competitive interest rate environment for deposits, especially time deposits, and the repricing of lower rate time deposits at higher rates upon renewal. Even with the decline in interest rates during the third and fourth quarters of 2000, the competitive environment for deposits kept rates on time deposits high. The yield on interest-bearing demand accounts increased from 1.06 percent in 1999 to 1.37 percent in 2000. Included in this type of account are the deposits of several municipalities that have rates that are tied to the Federal funds target rate that increased by 175 basis points during 1999 and 2000. The decline in the Federal funds rate in 2001 should result in this expense declining during the year.

The yield on short-term borrowings increased 71 basis points in 2000 to 4.21 percent while the yield on Federal Home Loan Bank borrowings increased from 5.22 percent in 1999 to 5.41 percent in 2000. The increase in the yield on short-term borrowings is a result of higher rates paid on cash management accounts, reflecting the higher rate environment in 1999 and 2000. The increase in the rate paid on Federal Home Loan Bank advances was a result of the repricing on $5,000,000 of the borrowings in April of 2000 from 4.60 percent to 5.86 percent. This also reflects the higher interest rate environment at the time the borrowing was scheduled to reprice.

QNB Corp. & Subsidiary • 2000 Annual Report    11

Management Discussion and Analysis

When comparing 1999 to 1998, net interest income on a fully tax-equivalent basis increased $471,000 or 3.6 percent to $13,649,000. A 10.4 percent increase in average earning assets offsets a decrease in the net interest margin. The net interest margin declined by 28 basis points, while the net interest rate spread declined by 22 basis points. The net interest rate spread decreased to 3.70 percent in 1999 from 3.92 percent in 1998, while the net interest rate margin decreased to 4.23 percent in 1999 from 4.51 percent in 1998. Both the spread and the margin were impacted by the leverage transaction and the impact of the yield on earning assets, particularly loans, declining to a greater degree than the rate paid on interest bearing liabilities.

The leverage transaction had the impact of increasing tax-equivalent net interest income by approximately $222,000, but lowering the net interest rate spread and net interest rate margin. Excluding the impact of this transaction in 1999, the net interest rate spread would have declined by 7 basis points to 3.85 percent and the net interest rate margin would have declined by 11 basis points to 4.40 percent.

Total interest income increased $1,201,000 in 1999 to $23,953,000. Growth in earning assets contributed $2,212,000 to the increase in interest income, with higher securities volume accounting for $1,886,000 of the increase and higher loan volume accounting for $445,000 of the increase. Average investments increased $27,475,000 or 23.6 percent, while average loans increased $5,112,000 or 3.0 percent. The majority of the increase in investment securities relates to the leverage transaction that had the impact of increasing interest income by approximately $1,110,000.

The impact of declining interest rates during 1998 had a negative result on interest income and the yield on earning assets, particularly loans during 1999. The decline in interest income resulting from lower yields on earning assets was $1,011,000 during 1999, with loans responsible for $861,000 to the decline. The yield on earning assets decreased 36 basis points to 7.43 percent with the average rate on loans declining 49 basis points during 1999. The yield on loans declined from 8.71 percent in 1998 to 8.22 percent in 1999. Despite the 75 basis point increase in the prime rate during the course of 1999, the average prime rate for the year declined 36 basis points from 8.36 percent for 1998 to 8.00 percent in 1999. Another factor contributing to the decline in the yield on loans was the competitive environment for loans that prevented the rates from increasing to the degree that Treasury rates had increased.

The yield on the total investment portfolio was 6.53 percent for 1999 and 6.57 percent in 1998. QNB actively manages its investment portfolio. When rates fell in 1998 and cash flow increased as a result of prepayments on mortgage-backed securities and callable agency securities, QNB was able to reduce the potential negative impact of falling rates on the yield in 1998 and 1999. They did this by purchasing mortgage-backed securities, with yields that did not decline to the same degree as Treasury securities and by lengthening the average life of the portfolio with the purchase of some higher yielding but longer term callable agency securities and tax-exempt municipal securities. Then with the rise in rates in 1999, cash flow from mortgage-backed securities and callable agency securities declined resulting in fewer dollars being reinvested at the higher rates. To take advantage of the higher interest rate environment, QNB, during the third and fourth quarters of 1999, sold, at a loss of $256,000, approximately $9,500,000 of securities yielding 6.25 percent, and reinvested the proceeds in securities yielding 7.50 percent.

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

The impact of changing interest rates resulted in interest expense declining by approximately $395,000 during 1999. The majority of this decline was in time deposits. Many of QNB’s customers prefer time deposits with a maturity of one year or less. When rates declined during 1998 many of these deposits were repriced at significantly lower rates, accounting for the decline in yield during 1999. In anticipation of higher rates in 1999, QNB promoted a competitive 36-month time deposit. The purpose was to decrease QNB’s sensitivity to increases in short-term interest rates. The average rate paid on time deposits less than $100,000 decreased from 5.48 percent in 1998 to 5.20 percent in 1999 and the rate paid on time deposits of $100,000 or more decreased from 5.73 percent to 5.33 percent. Also positively impacting interest expense was the decline in yield on interest-bearing demand accounts. The average rate paid on these accounts declined from 1.37 percent in 1998 to 1.06 percent in 1999. QNB was able to reduce the rate on these accounts as they are deemed to be relatively insensitive to changing interest rates. An 8.0 percent increase in the average balance between 1998 and 1999 is an indication of this.

12    QNB Corp. & Subsidiary • 2000 Annual Report

Management’s Discussion and Analysis

Net Interest Income (continued)

Management expects the net interest margin to continue to decline during 2001. However, it should not decline to the extent that it has over the past two years. Funding costs should decrease as interest rates fall during 2001. Also impacting the net interest margin during 2001 is an additional $25,000,000 leverage transaction entered into during the first quarter of 2001. This transaction will have the benefit of increasing net interest income but will result in a negative impact to the net interest margin.

Provision For Loan Losses

The provision for loan losses represents management’s determination of the amount necessary to be charged to operations to bring the allowance for loan losses to a level considered adequate in relation to the risk of inherent losses in the loan portfolio. Actual loan losses, net of recoveries, serve to reduce the allowance. QNB’s management determined no provision for loan losses was necessary in 2000. The provision for loan losses was $240,000 in 1999 and $400,000 in 1998. QNB was able to reduce the provision for loan losses in 1999 from 1998 and eliminate it in 2000 as a result of maintaining low levels of non-performing and delinquent loans. Net charge-offs were $246,000 in 2000. Approximately $154,000 of the total loans charged off in 2000 represents a loan to one borrower. Net recoveries were $5,000 for 1999 compared to net charge-offs of $119,000 in 1998. Net charge-offs in 2000 represent .14 percent of average loans. Net recoveries in 1999 and net charge-offs in 1998 amount to .003 percent and .07 percent of average loans during those years. QNB anticipates no provision for loan losses will be necessary in 2001 as long as credit quality remains high with non-performing assets, delinquent loans and charge-offs remaining low.

Non-Interest Income

QNB, through its core banking business, generates various fees and service charges. Total non-interest income is composed of service charges on deposit accounts, mortgage servicing fees, gains or losses on the sale of investment securities, gains on the sale of residential mortgage loans and student loans, and other miscellaneous fee income. QNB reviews all service charges and fee schedules related to its products and services on an annual basis. Except for an increase in overdraft fees during 1999, QNB has not materially changed these fee schedules during 2000, 1999 or 1998. The development of new products and services including the introduction of Trust services in 2001 should help generate additional non-interest income. Total non-interest income was $2,817,000 in 2000 compared to $2,231,000 in 1999, an increase of 26.3 percent. Excluding the gains and losses on the sale of investment securities and loans in both 2000 and 1999 non-interest income increased 10.9 percent. The increase in non-interest income in 2000 followed a 3.6 percent increase when comparing the $2,231,000 reported in 1999 to the $2,154,000 recorded in 1998. Excluding gains and losses on the sale of securities and loans, non-interest income increased 21.9 percent between 1998 and 1999.

Fees for services to customers are primarily comprised of service charges on deposit accounts. These fees increased $91,000 or 7.6 percent during 2000 to $1,293,000. Higher overdraft income resulting from an increase in both the volume of overdrafts and the fee, accounts for most of the overall increase in service charge income. During the first quarter of 1999, QNB increased its fee for overdrafts by 12.0 percent. Also positively impacting fee income in 2000 was a $15,000 increase in income related to the use of out-of-network Automated Teller Machines (ATMs). Partially offsetting these increases was a decline in fee income on business checking accounts of $14,000.

Fees for services to customers increased $250,000 or 26.3 percent to $1,202,000 when comparing 1999 to 1998. An increase in overdraft income resulting from both the 12.0 percent increase in the fee during the first quarter of 1999 and an increase in the volume of overdrafts accounts for approximately $205,000 of the overall increase in fees for services to customers.

To date, when QNB sells its residential mortgages in the secondary market, it retains servicing rights. A normal servicing fee is retained on all loans sold and serviced. Mortgage servicing fees decreased $13,000 or 10.4 percent in 2000, to $112,000. This followed a decrease of $31,000 or 19.9 percent in 1999, to $125,000. The decline in mortgage servicing fees in 2000 is primarily a result of servicing fewer mortgage loans, while the decline in mortgage servicing fees in 1999 is primarily a result of an increase in the amortization of the mortgage-servicing asset booked at the time the loan is sold. QNB recognizes its obligation to service financial assets that are retained in a transfer of assets in the form of a servicing asset. The servicing asset is amortized in proportion to and over the period of net servicing income or loss. Servicing assets are assessed for impairment based on their fair value. The impact of amortization and impairment of the mortgage-servicing asset was $50,000 in both 2000 and 1999 and $35,000 in 1998.

The volume of mortgages serviced as well as the timing of mortgage payments and the level of delinquent mortgages also impacts the amount of servicing fees recorded. The level of mortgages serviced decreased $5,087,000 or 7.7 percent to $60,666,000 at December 31, 2000. The average balance of mortgages serviced for others decreased 7.0 percent in 2000 to $62,876,000. The increase in interest rates during the second half of 1999 and early 2000 and the related slowdown in mortgage refinancing activity significantly reduced the amount of loans originated and sold in both 2000 and 1999.

				Change from Prior Year
Non-Interest Income Comparison				2000		1999
	2000	1999	1998	Amount	Percent	Amount	Percent
Fees for services to customers	$1,293	$ 1,202	$ 952	$ 91	7.6%	$ 250	26.3%
Mortgage servicing fees	112	125	156	(13)	(10.4)	(31)	(19.9)
Net gain (loss) on investment securities	310	(139)	66	449	323.0	(205)	(310.	6)
Net gain on sale of loans	76	178	290	(102)	(57.3)	(112)	(38.6)
Other operating income	1,026	865	690	161	18.6	175	25.4

Total	$2,817	$ 2,231	$2,154	$ 586	26.3%	$ 77	3.6%

QNB Corp. & Subsidiary • 2000 Annual Report    13

Management’s Discussion and Analysis

Management anticipates that mortgage-servicing income may continue to decline during 2001 despite an expected increase in the volume of mortgage loans sold and serviced. An increase in mortgage origination and sales activity should result from the decline in interest rates which has occurred during the first quarter of 2001 and which is expected to continue throughout the year. These lower interest rates lead to an increase in mortgage refinancing activity. However, lower interest rates also have the impact of increasing the amortization and impairment of the mortgage-servicing asset as existing loans are refinanced.

The net gain on the sale of investment securities was $310,000 in 2000. This compares to a loss on the sale of investment securities of $139,000 during 1999. QNB Corp. owns a diversified portfolio of marketable equity securities. During 2000, gains on the sale from this portfolio contributed $216,000. This compares to gains of $118,000 in 1999 on the sale of equity securities. During the fourth quarter of 2000, QNB sold approximately $8,500,000 of agency issued mortgage-backed securities, callable agency securities and municipal securities. The proceeds of these funds were reinvested in non-agency issued mortgage-backed securities, corporate bonds and municipal securities. This transaction resulted in a gain of $94,000 and an increase in the yield between the securities purchases versus those sold. To accomplish this, QNB increased its weighted average maturity and credit risk in the portfolio to a small degree. Net losses on the sale of debt securities were approximately $257,000 in 1999. During the third and fourth quarters of 1999, in response to rising interest rates, QNB sold approximately $9,500,000 of securities yielding 6.25 percent, and reinvested the proceeds in securities yielding 7.50 percent. The net gain on the sale of investment securities was $66,000 in 1998. Net gains on the sale of equity securities were $38,000, while net gains on debt securities were approximately $28,000 in 1998.

Student and residential mortgage loans to be sold are identified at origination. The net gain on the sale of loans was $76,000, $178,000 and $290,000 in 2000, 1999 and 1998. Included within these amounts are gains on the sale of student loans of $41,000, $42,000 and $38,000, respectively. QNB sold approximately $2,240,000, $2,219,000 and $1,599,000 of loans to SallieMae during these three years. The amount of the gain depends upon the size and type of loans originated. The amount of the gain in both 2000 and 1999 compared to 1998 relative to the volume of the loans sold during these years is a result of the change in pricing for student loans by the U.S. Government. The amount of income, both interest income and gains on the sale, may continue to decline in the future depending upon action taken by the U.S. Government with regard to the allowable interest rate charged on student loans.

The net gain on residential mortgage sales is directly related to the volume of mortgages sold and the timing of the sales relative to the interest rate environment. Net gains on the sale of residential mortgages were $35,000 in 2000, $136,000 in 1999 and $252,000 in 1998. Included in the gains on the sale of residential mortgages in these years were $20,000, $112,000 and $137,000 related to the recognition of the mortgage servicing assets. Significant interest rate swings during the three years has had a major impact on the volume of mortgages originated and the gains recorded on the sale of these mortgages. QNB sold approximately $1,921,000, $10,890,000 and $13,351,000 of residential mortgages in the secondary market in 2000, 1999 and 1998. Of the amount of loans sold in 1999, approximately $3,601,000 had been originated in 1998. Rising interest rates during the second half of 1999 and the first half of 2000 slowed the refinancing activity and reduced the origination of mortgage loans. QNB originated approximately $2,184,000 in mortgage loans held-for-sale in 2000 compared to $7,400,000 in 1999. Rising rates also had the impact of reducing the net gains on the sales.

In contrast, declining interest rates to record low levels during 1998 presented an opportunity for many borrowers to refinance their mortgages at lower rates. This provided an opportunity for QNB to originate and sell more mortgages. During 1998, QNB originated approximately $15,321,000 in mortgage loans held-for-sale.

As of December 31, 2000, there were $198,000 of residential mortgage loans held-for-sale. As of December 31, 1999, there were no residential mortgage loans held-for sale. These loans are accounted for at the lower of cost or market. With interest rates already having declined in 2001 and the expectation for further reductions during the year, QNB should have the opportunity to originate and sell more mortgage loans and increase the gain on the sale of these loans relative to 2000.

Other operating income was $1,026,000, $865,000 and $690,000 in 2000, 1999 and 1998. The $161,000 or 18.6 percent increase in 2000 is primarily the result of the following increases: $75,000 in ATM transaction income, $70,000 in debit card income, $22,000 in official check commissions, $16,000 in earnings on cash surrender value of life insurance and $11,000 in merchant processing income.

The increase in ATM transaction income is the result of the implementation of an ATM surcharge for non-QNB customers in June 2000. The implementation of an ATM surcharge has had the impact of decreasing the number of transactions by non-QNB customers at QNB ATM machines. This has resulted in a reduction in interchange income of approximately $30,000. The increase in debit card income is a result of an increase in acceptance and usage of the card.

Partially offsetting the above increases in other non-interest income were reductions in rental income on other real estate owned of $35,000 and mutual fund and annuity commission income of $12,000. The sale, during both 1999 and 2000, of the remaining properties classified as other real estate owned resulted in the elimination of rental income on these properties. The reduction in mutual fund income is a result of changing third party providers during the third quarter of 2000. The implementation in the fourth quarter of 2000 of a new retail non-deposit program in affiliation with Paragon Capital, Inc. and Raymond James Financial Services, Inc. should result in an increase in mutual fund and annuity income in 2001.

When comparing 1999 to 1998, the $175,000 or 25.4 percent increase is primarily the result of increased earnings on the cash surrender value of single premium life insurance policies that went into effect in September 1998. Also contributing to the increase in other operating income was higher debit card, merchant processing and check order income. The earnings on the cash surrender value of life insurance increased $121,000 when comparing 1999 to 1998. The $59,000 increase in debit card income and the $18,000 increase in merchant processing income were a result of the increase in the number of transactions.

Commissions on check orders increased $25,000 in 1999 as a result of a restructure in QNB’s deposit products. During the third quarter of 1998, QNB restructured some of the features of its deposit products. One of the changes included the collection of fees on check reorders. Previously, many customers received free checks upon reorder. Also, as part of the product restructuring, many customers now receive a free QNB debit card. These customers previously paid an annual fee of $15. This change had the impact of reducing ATM card income by $14,000 in 1999. Also, negatively impacting other non-interest income was the sale of several revenue generating properties which reduced the income from other real estate owned by $55,000 in 1999. Most of the properties that generated rental income were disposed of during 1998.

14    QNB Corp. & Subsidiary • 2000 Annual Report

Management Discussion and Analysis

Non-Interest Income (continued)

Financial service organizations, including QNB, are challenged to demonstrate that they can generate an increased contribution to revenue from non-interest sources. To help accomplish this QNB, in January 2001, announced affiliations with both The Trust Company of Lehigh Valley which will enable QNB to offer a broad range of Trust and Investment Management Services, and Bankers Settlement Services of Eastern Pennsylvania, LLC, a multi-bank owned title insurance agency. QNB will continue to analyze other opportunities and products that could enhance its fee-based businesses.

Non-Interest Expense

Non-interest expense is comprised of costs related to salaries and employee benefits, net occupancy, furniture and equipment, marketing, other real estate owned and various other operating expenses. Total non-interest expense in 2000 increased $351,000 or 3.5 percent to $10,258,000. Included in total non-interest expense in 2000 were expenses related to the cost of conversion to and installation of a new computer system of $240,000. Excluding these one-time costs, total non-interest expense increased 1.1 percent between 1999 and 2000. This followed an increase of 2.6 percent between 1998 and 1999. Total non-interest expense for 1999 and 1998 was $9,907,000 and $9,655,000, respectively. Despite the increase in non-interest expense, QNB’s overhead efficiency ratio, which represents non-interest expense divided by net operating revenue on a tax-equivalent basis, remained stable over the past three years.

Salaries and benefits expense is the largest component of non-interest expense. Salary and benefits expense for 2000 was $5,753,000, an increase of $57,000 or 1.0 percent over 1999 levels. Salary expense for 2000 increased $55,000 or 1.2 percent to $4,704,000. Excluding the impact of incentive compensation in both 2000 and 1999 salary expense increased $194,000 or 4.4 percent. Benefits expense increased by $2,000 or .2 percent to $1,049,000 in 2000. Lower state unemployment tax expense and lower life and disability insurance premiums offset higher medical insurance premiums and retirement plan expense when comparing 2000 to 1999.

Other events also had an impact on salary and benefit expense when comparing 2000 to 1999. The outsourcing of several functions, including internal audit, loan review and courier service reduced salary and benefit expense, while the startup of the customer service center, the additional hours worked during the computer conversion and the tight labor market during the year 2000 increased these expenses. QNB had to increase wages in certain areas of the bank to retain and attract employees.

Salaries and benefits expense for 1999 compared to 1998 increased $135,000 or 2.4 percent to $5,696,000. Salary expense for 1999 increased $155,000 or 3.4 percent to $4,649,000, while benefits expense decreased by $20,000 or 1.9 percent to $1,047,000. The increase in salary expense is related to an increase in incentive compensation, performance increases and a slight increase in the number of full-time equivalent employees. The decline in benefits expense is a result of a reduction in QNB’s State unemployment rate and a reduced contribution to the Money Purchase Pension Plan resulting from an increase in employee forfeitures.

Salary and employee benefit expense will likely increase in 2001 because of a number of factors including an increase in the number of full-time equivalent employees resulting from the opening of the Souderton branch and the Trust Department. The continued double-digit percentage increase in medical premium expense will also negatively impact benefits expense.

Net occupancy expense was $710,000 in 2000 compared to $669,000 in 1999 and $666,000 in 1998. The increase in net occupancy expense in 2000 is primarily the result of the expansion and renovation of the Country Square branch at the end of 1999. Rent expense increased $39,000 and depreciation expense on leasehold improvements increased $17,000. Utility costs increased $12,000 or 9.8 percent when comparing 2000 to 1999. Partially offsetting these increases were decreases in building security expense and building insurance expense. When comparing 1999 to 1998, reductions in insurance, utility and real estate taxes totaling $15,000 were offset by an increase in building repairs and maintenance costs of $18,000.

Net occupancy expenses will likely increase in 2001 as a result of both higher depreciation expense for leasehold improvements and branch rent expense. These increased costs relate to the opening of the Souderton branch in Hilltown Township.

Furniture and equipment expense was $976,000 in 2000, an increase of $68,000 or 7.5 percent when compared to 1999. This followed an increase of $175,000 or 23.9 percent from 1998 to 1999. Increased investment in technology, which began during 1998 with the implementation of the first three phases of a wide area network and the conversion to a new telephone system, continued in 1999 with the implementation of a check imaging system and the next phases of the wide area network. These projects were a major contributor to the $150,000 increase in depreciation expense when comparing 1999 to 1998.

				Change from Prior Year
Non-Interest Expense Comparison				2000			1999
	2000	1999	1998	Amount	Percent		Amount	Percent
Salaries and employee benefits	$ 5,753	$5,696	$5,561	$ 57	1.0%		$ 135	2.4%
Net occupancy expense	710	669	666	41	6.1		3.5
Furniture and equipment expense	976	908	733	68	7.5		175	23.9
Marketing expense	361	379	371	(18)	(4.7)		8	2.2
Other real estate owned expense	9	64	312	(55)	(85.	9)	(248)	(79.	5)
Other expense	2,449	2,191	2,012	258	11.8		179	8.9

Total	$10,258	$9,907	$9,655	$ 351	3.5%		$ 252	2.6%

QNB Corp. & Subsidiary • 2000 Annual Report    15

Management’s Discussion and Analysis

The execution of QNB’s technology plan continued in 2000 with the enhancement of QNB’s web site, QNB.com, with an exciting new look and the launching of QNB-Online, the Internet banking and online bill pay product. During the fourth quarter of 2000, QNB completed the installation and conversion to a new computer system. These items contributed to a $62,000 increase in depreciation expense when comparing 2000 to 1999. Equipment maintenance costs increased $17,000 in 2000 and $25,000 in 1999 primarily as a result of maintenance contracts on these technologies.

Furniture and equipment expense will continue to increase in 2001 as a result of higher depreciation expense associated with the technology enhancements discussed above. Also contributing to higher furniture and equipment expense in 2001 is the addition of the new branch and its related costs.

Marketing expense for 2000 was $361,000, a decrease of $18,000 or 4.7 percent from 1999. Advertising expense increased $32,000 during 2000. The introduction of QNB-Online and the Treasury Select Money Market Product along with an increase in advertising of loan products and time deposit promotions contributed to the increase in advertising expense. Offsetting these increases were a reduction in costs related to promotional items as well as a decrease in contributions and sponsorships.

Marketing expense for 1999 was $379,000, an increase of 2.2 percent from the $371,000 reported in 1998. An increase in expense related to promotional items, contributions and sponsorships was partially offset by a reduction in billboard advertising. During 1998, QNB used billboard advertising to promote specific products and QNB’s image as an independent community bank, in light of the merger activity taking place in the industry and specifically within our marketplace.

QNB anticipates an increase in marketing expense in 2001 as a result of increased advertising and promotion expense related to the opening of the Trust Department and the Souderton branch.

Other real estate expense was $9,000 in 2000 compared to $64,000 in 1999 and $312,000 in 1998. Other real estate expense in 2000 included costs associated with properties of $27,000 netted against gains on the sale of the real estate of $18,000. As of December 31, 2000, QNB had no other real estate owned on its balance sheet. Other real estate expense during 1999 was comprised of costs associated with maintaining the properties: taxes, utilities, insurance, maintenance, etc., of $128,000 and net gains on the sale and/or write-down of properties of $64,000. The majority of the maintenance expense relates to the environmental clean up of one property which was sold during the third quarter of 1999.

Other real estate expense in 1998 is partially the result of the net loss on the disposition or write-down of two properties during the year. Net losses amounted to $152,000 in 1998. Maintenance type costs were $160,000 in 1998.

The major components of other expense are postage, supplies, professional services, telecommunications, insurance and state non-income taxes. Other expense increased $258,000 or 11.8 percent in 2000 to $2,449,000. Included in this increase were $240,000 of one-time expenses related to the installation, conversion and training for the new computer system. The outsourcing of the internal audit function during the fourth quarter of 1999 and the courier function in 2000 also contributed to the increase in other expense. The savings associated with these outsourcing decisions are reflected in lower salary and benefit costs. Partially offsetting the expense associated with the computer conversion and the cost of outsourcing were reduced expenses related to supplies, telephone costs and losses on checking accounts.

When comparing 1999 to 1998, other expense increased $179,000 or 8.9 percent to $2,191,000. Higher professional services costs primarily related to the outsourcing of the internal audit function during the fourth quarter of 1999 and the use of a consultant to assist in the selection of a new computer system contributed to $41,000 of the increase in 1999. A $37,000 increase in debit card expense and an $82,000 increase in losses on checking accounts also contributed to the variance between 1999 and 1998. The increase in debit card expense is related to the increase in usage of the card and costs associated with a mass reissue to replace cards expiring at the end of 1999. Telephone costs increased $29,000 while postage expense decreased $29,000 when comparing the two years. The increase in telephone expense primarily relates to the line costs associated with the wide area network while the reduction in postage expense relates to efficiencies gained through the check imaging process. State taxes consisting of sales and use tax and capital stock tax increased $25,000 while insurance costs increased by $18,000. Partially offsetting these increases was a reduction in the accrual of directors’ deferred compensation of $82,000. The higher directors’ deferred compensation expense in 1998 reflects an adjustment to the interest rate assumption caused by the decline in market interest rates in 1998.

16    QNB Corp. & Subsidiary • 2000 Annual Report

Management’s Discussion and Analysis

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

Applicable income taxes and effective tax rates were $1,144,000 or 21.8 percent for 2000 compared to $1,174,000 or 23.6 percent for 1999, and $1,272,000 or 26.9 percent for 1998. The reduction in the effective tax rate over the past three years is a result of an increase in income from tax-exempt municipal securities and loans and an increase in tax-exempt income from earnings on single premium life insurance and investment security dividend income subject to the 70% dividend exclusion.

Financial Condition

Financial service organizations today are challenged to demonstrate that they can generate sustainable and consistent earnings growth in an increasingly competitive and volatile environment. Competition for both loans and deposits remained strong during 2000. QNB’s primary competition in the banking segment of the financial services industry is comprised of a large super regional bank, several large community banks and a thrift institution. The consolidation of the banking industry that has taken place and the increased availability of loans from all types of companies in the financial services industry have led to increased price competition for both deposits and loans. Insurance companies have also become a major competitor in the lending arena.

Total assets at year-end 2000 were $371,671,000, compared with $350,489,000 at December 31, 1999, an increase of 6.0 percent. This followed growth during 1999 of 8.0 percent. However, most of this growth in 1999 was achieved by the $25,000,000 of borrowings from the Federal Home Loan Bank.

Average total assets increased 5.5 percent or $18,973,000 in 2000 to $363,516,000 and 11.0 percent or $34,051,000 in 1999. Total loans at December 31, 2000 were $185,234,000, an increase of 6.6 percent from December 31, 1999. This followed a 1.5 percent decrease from December 31, 1998 to December 31, 1999. Average total loans increased 2.3 percent in 2000 and 3.0 percent in 1999. Loan growth remains one of the primary goals of QNB. Funding sources, which include deposits and borrowed money, increased 5.2 percent from year-end 1999 to year-end 2000 and 9.0 percent from year-end 1998 to year-end 1999. Excluding the borrowings from the FHLB, funding sources would have increased by .5 percent in 1999. Average funding sources increased 5.5 percent in 2000 and 11.1 percent in 1999. Excluding the borrowings from the FHLB, average funding sources would have increased by 3.1 percent and 5.0 percent in 2000 and 1999. The following discussion will further detail QNB’s financial condition during 2000 and 1999.

Investment Securities and Other Short-Term Investments

Investment policies, approved by QNB’s Board of Directors, include standards regarding permissible investment categories, credit quality, maturity intervals and investment concentrations. Total investment securities at December 31, 2000 and 1999 were $157,227,000 and $145,911,000. At December 31, 2000 and 1999, approximately 68.2 percent and 79.8 percent of QNB’s investment securities were either U.S. Government or U.S. Government agency debt securities, or U.S. Government agency issued mortgage-backed securities. During 2000, QNB increased its investments in non-agency issued mortgage-backed securities, tax-exempt State and municipal securities and U.S. Government agency equity securities.

QNB did not hold any securities from any issuer (excluding the U.S. Government and its agencies) that were in excess of 10 percent of shareholders’ equity. In addition, Federal funds sold, which would be affected by the economic status of the banking industry, are short-term in nature and sold to banks with a minimum “A” rating at the date of the sale.

Average investment securities increased $14,673,000 or 10.2 percent to $158,389,000 in 2000 compared with a $27,475,000 or 23.6 percent increase in 1999. The significant increase in the investment portfolio in both years is primarily the result of the $25,000,000 wholesale funding transaction entered into with the FHLB during the second quarter of 1999. This transaction had the impact of increasing average investment securities by approximately $7,986,000 in 2000 and $17,014,000 in 1999. The increase in the size of the investment portfolio in 2000 was also the result of average deposits and short-term borrowings growing at a faster rate than average loans.

Average Federal funds sold decreased 6.7 percent in 2000 to $3,360,000, after decreasing 38.7 percent between 1999 and 1998. The lower balance of Federal funds sold during 2000 and 1999 was a result of QNB having access to additional sources of liquidity with both the Federal Home Loan Bank and its correspondent bank. The large decrease in 1999 was also a result of an increase in vault cash in response to Year 2000 liquidity needs.

QNB Corp. & Subsidiary • 2000 Annual Report    17

Management’s Discussion and Analysis

Investment Portfolio History
December 31,	2000	1999	1998
Investment Securities Available-for-Sale
U.S. Treasuries	$ 6,561	$ 6,499	$ 9,180
U.S. Government agencies	42,469	40,396	47,356
State and municipal securities	10,171	6,371	518
Mortgage-backed securities	43,241	37,485	9,338
Other debt securities	1,024	50	52
Equity securities	10,779	6,808	3,644

Total investment securities available-for-sale	$114,245	$ 97,609	$ 70,088

Investment Securities Held-to-Maturity
State and municipal securities	$ 19,974	$ 19,346	$ 14,668
Mortgage-backed securities	23,008	28,956	35,319
Equity securities	—	—	78

Total investment securities held-to-maturity	$ 42,982	$ 48,302	$ 50,065

Total investment securities	$157,227	$145,911	$120,153

Investment Portfolio Weighted Average Yields
December 31, 2000	Under 1 Year	1-5 Years	5-10 Years	Over 10 Years	Total
Investment Securities Available-for-Sale
U.S. Treasuries:
Fair value	$ 3,014	$ 3,547	—	—	$ 6,561
Weighted average yield	5.83%	6.33%	—	—	6.10%
U.S. Government agencies:
Fair value	$ 501	$ 16,030	$ 25,938	—	$ 42,469
Weighted average yield	6.23%	6.78%	6.71%	—	6.73%
State and municipal securities:
Fair value	—	—	$ 75	$ 10,096	$ 10,171
Weighted average yield	—	—	8.47%	7.44%	7.46%
Mortgage-backed securities:
Fair value	$ 939	$ 20,617	$ 21,685	—	$ 43,241
Weighted average yield	6.50%	7.07%	6.56%	—	6.80%
Other debt securities:
Fair value	—	—	$ 1,024	—	$ 1,024
Weighted average yield	—	—	7.78%		7.78%
Equity securities
Fair value	—	—	—	$ 10,779	$ 10,779
Weighted average yield	—	—	—	6.10%	6.10%

Total fair value	$ 4,454	$ 40,194	$ 48,722	$ 20,875	$114,245
Weighted average yield	6.02%	6.89%	6.67%	6.75%	6.73%

Investment Securities Held-to-Maturity
State and municipal securities:
Amortized cost	$ 431	$ 6,999	$ 12,544	—	$ 19,974
Weighted average yield	7.08%	7.27%	6.69%	—	6.90%
Mortgage-backed securities:
Amortized cost	$ 3,073	$ 15,166	$ 3,354	$ 1,415	$ 23,008
Weighted average yield	6.57%	6.49%	6.39%	6.50%	6.49%

Total amortized cost	$ 3,504	$ 22,165	$ 15,898	$ 1,415	$ 42,982
Weighted average yield	6.64%	6.74%	6.63%	6.50%	6.68%

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

18    QNB Corp. & Subsidiary • 2000 Annual Report

Management’s Discussion and Analysis

Investments (continued)

The amount of activity in the investment portfolio, while reduced from 1999 levels, remained high with over $42,600,000 in maturities, calls, or sales and over $49,700,000 in purchases during 2000. Despite the amount of activity, the composition of the portfolio did not change significantly between 1999 and 2000. U.S. Government agency securities decreased to 27.0 percent of the portfolio at December 31, 2000 from 27.7 percent of the portfolio at December 31, 1999. Mortgage-backed securities decreased to 42.1 percent of the portfolio from 45.5 percent of the portfolio and State and municipal securities increased to 19.2 percent from 17.6 percent of the portfolio at December 31, 2000 and 1999.

Management anticipates that investment portfolio activity will increase during 2001 as a result of lower interest rates which causes the prepayments on mortgage-backed securities to increase and improves the likelihood of the securities with call features to be exercised. These factors increase the available funds for reinvestment. The anticipated strategy entering 2001 is to reduce QNB’s exposure to callable agency securities by investing proceeds from new funds and reinvesting cash flow from the existing portfolio into mortgage-backed securities, tax-exempt State and municipal securities and AAA and AA-rated corporate bonds. The lower interest rate environment will likely lead to a lower yield on the investment portfolio in 2001 compared to 2000.

At December 31, 2000 and 1999, investment securities totaling $43,019,000 and $43,963,000 were pledged as collateral for repurchase agreements, public deposits and other deposits as provided by law.

QNB accounts for its investments by classifying its securities into three categories. Securities that QNB has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses, net of tax, excluded from earnings and reported as a separate component of shareholders’ equity. Management determines the appropriate classification of securities at the time of purchase. QNB has increased the percentage of securities classified as available-for sale over the years as it provides more flexibility to manage the portfolio in different interest rate environments. QNB held no trading securities as of December 31, 2000 and 1999.

Investments Available-For-Sale

Available-for-sale investment securities include securities that management intends to use as part of its asset/liability management strategy. These securities may be sold in response to changes in market interest rates and related changes in the securities prepayment risk or in response to the need for liquidity. The available-for-sale portfolio is primarily comprised of U.S. Treasuries and U.S. Government agencies due to their high degree of liquidity. Also included are certain mortgage-backed securities to ensure QNB’s ability to react to changes in prepayment activity and longer maturity State and municipal securities. At December 31, 2000, the fair value of investment securities available-for-sale was $114,245,000 or $98,000 below the amortized cost of $114,343,000. This compares to a fair value of $97,609,000 or $3,947,000 below the amortized cost of $101,556,000 at December 31, 1999. An unrealized holding loss of $64,000 and $2,604,000 was recorded as a decrease to shareholders’ equity as of December 31, 2000 and 1999. The available-for-sale portfolio had a weighted average maturity of approximately 5 years, 4 months at December 31, 2000 and 7 years at December 31, 1999. The weighted average tax-equivalent yield was 6.73 percent and 6.58 percent at December 31, 2000 and 1999. Falling interest rates during the end of 2000 had the impact of reducing the unrealized holding loss and the weighted average maturity of the portfolio.

The weighted average maturity is based on the stated contractual maturity of all securities except for mortgage-backed securities, which are based on estimated average life. The maturity of the portfolio may be shorter because of call features in many of the debt securities and because of prepayments on mortgage-backed securities. The interest rate sensitivity analysis on page 26 reflects the expected maturity distribution of the securities portfolio based upon estimated call dates and anticipated cash flows assuming management’s most likely interest rate environment. The expected weighted average life of the available-for-sale portfolio was 4 years, 2 months at December 31, 2000, and 6 years, 6 months at December 31, 1999, based on these assumptions. The difference in weighted average life and expected weighted average life as of December 31, 2000 is due to the fact that many of the securities with call options are anticipated to be called prior to maturity due to the decline in interest rates. The shorter expected weighted average life in 2000 compared to 1999 is also a result of the callable nature of the U.S. Government agency securities and the anticipated prepayments on mortgage-backed securities given the lower interest rate environment entering 2001.

Investments Held-To-Maturity

Investment securities held-to-maturity are recorded at amortized cost. Included in this portfolio are State and municipal securities with original maturities primarily of 10 years or less and mortgage-backed securities, primarily collateralized mortgage obligations. They are designated as held-to-maturity as they are purchased with the intent and ability to hold to maturity. At December 31, 2000 and 1999, the amortized cost of investment securities held-to-maturity was $42,982,000 and $48,302,000, and the fair value was $42,815,000 and $46,572,000, respectively. The held-to-maturity portfolio had a weighted average maturity of approximately 4 years, 8 months at December 31, 2000 and 6 years at December 31 1999. The weighted average tax-equivalent yield was 6.68 percent and 6.64 percent at December 31, 2000 and 1999. The decrease in the weighted average maturity is a result of the shortening of the average life of the mortgage-backed portfolio caused by falling interest rates during the third and fourth quarters of 2000. As interest rates decrease, mortgage prepayments and mortgage refinance activity increases creating additional cash flow and reducing the average life. Interest rates have continued to fall during early 2001 and are anticipated to decrease further during the year.

QNB Corp. & Subsidiary • 2000 Annual Report    19

Management’s Discussion and Analysis

Loans

QNB’s primary functions and responsibility are to accept deposits and to make loans to meet the credit needs of the communities it serves. Loans are the most significant component of earning assets. Inherent within the lending function is the evaluation and acceptance of credit risk and interest rate risk along with the opportunity cost of alternative deployment of funds. QNB manages credit risk associated with its lending activities through portfolio diversification, underwriting policies and procedures, and loan monitoring practices.

QNB has comprehensive policies and procedures that define and govern both commercial and retail loan origination and management of risk. All loans are underwritten in a manner that emphasizes the borrowers’ capacity to pay. The measurement of capacity to pay delineates the potential risk of non-payment or default. The higher potential for default determines the need for and amount of collateral required. QNB makes unsecured loans when the capacity to pay is considered substantial. As capacity lessens, collateral is required to provide a secondary source of repayment and to mitigate the risk of loss. Various policies and procedures provide guidance to the lenders on such factors as amount, terms, price, maturity and appropriate collateral levels. Each risk factor is considered critical to assuring that QNB receives an adequate return for the risk undertaken, and that the risk of loss is minimized.

QNB effectively manages the risk associated with commercial loans, which generally have balances larger than retail loans, by having lenders work in tandem with credit underwriting personnel. In addition, a Loan Committee and a committee of the Board of Directors review loan requests, on a weekly basis, that meet certain qualifications.

QNB’s commercial lending activity is focused on small businesses within the local community. Commercial and industrial loans represent commercial purpose loans that are either secured by collateral other than real estate or unsecured. Real estate commercial loans include commercial purpose loans collateralized at least in part by commercial real estate. These loans may not be for the express purpose of conducting commercial real estate transactions. Real estate residential loans include loans secured by one-to-four family units. These loans include home equity loans, loans to individuals for residential mortgages, and commercial purpose loans. Substantially all originations of loans to individuals for residential mortgages with maturities of 20 years or greater are sold in the secondary market. Included in real estate residential loans at December 31, 2000 were $198,000 of residential mortgage loans held-for-sale. These loans were carried at the lower of aggregate cost or market. There were no real estate residential mortgage loans held-for-sale at December 31, 1999.

Loans, net of unearned income, increased $11,470,000 or 6.6 percent to $185,234,000 at December 31, 2000. A more focused business development program in the commercial loan area and competitive rates on home equity loans contributed to the growth in total loans. Residential mortgage loan growth was minimal as higher interest rates in the first half of 2000 limited the amount of mortgage loan originations.

The loan portfolio composition changed slightly from year-end 1999. Loans collateralized by commercial and residential properties decreased to 73.5 percent of the portfolio at December 31, 2000, from 76.9 percent of the portfolio at December 31, 1999. Commercial and industrial loans increased to 21.1 percent of the portfolio at year-end 2000 from 18.4 percent at December 31, 1999. Consumer loans increased slightly from 3.5 percent at year-end 1999 to 3.6 percent at December 31, 2000.

The commercial and industrial loan category increased $7,097,000 or 22.2 percent to end the year 2000 at $39,100,000. This growth followed a year in which commercial and industrial loans decreased by 8.6 percent or $3,000,000. Although a certain number of these loans are considered unsecured, the majority are secured by non-real estate collateral such as equipment, vehicles, accounts receivable and inventory. The growth in this category of loans in 2000 is a result of the development of new customer relationships as well as the expansion of existing relationships. Loans secured by commercial real estate increased by only .6 percent in 2000, following a $4,145,000 or 6.8 percent increase between December 31, 1998 and 1999. QNB’s commercial loans are not considered to be concentrated, except those loans to real estate developers and investors which account for $23,685,000 or 12.8 percent of the loan portfolio at December 31, 2000. This represents an increase from the $19,448,000 or 11.2 percent at December 31, 1999. Concentration is based upon Standard Industrial Classification codes used for bank regulatory purposes and is considered to be 10 percent or more of total loans. Diversification is achieved through lending to various industries located within the market area. This diversification is believed to reduce risk associated with changes in economic conditions.

Residential real estate loans increased by $1,998,000 or 2.9 percent to $70,943,000 at December 31, 2000. This followed a decrease of 3.0 percent between 1998 and 1999. The growth in this category of loans is solely due to the growth in home equity loans, as residential mortgage loan activity was slow in both 1999 and 2000 due to rising mortgage interest rates. Included in the balance as of December 31, 2000 were $198,000 in residential mortgages held-for-sale. There were no mortgages held-for-sale at December 31, 1999. The growth in home equity loans is a result of aggressive fixed rate home equity loan promotions and pricing.

Prior to 1998, the increase in home equity loans had a negative impact on the amount of consumer loans outstanding. Customers chose to benefit from the competitive rate of home equity loans as well as the tax deductibility of the interest by paying off other loans with home equity loan proceeds. The increase in consumer loans in the past three years is primarily the result of an increase in five-year automobile loans. QNB has priced these loans aggressively to compete with other financial institutions and directly with automobile dealers. To help increase consumer loan balances in 2001, QNB is looking at increasing its indirect lending activity.

20    QNB Corp. & Subsidiary • 2000 Annual Report

Management’s Discussion and Analysis

Loans (continued)

Management’s primary focus entering 2001 is deposit and loan growth. To help achieve these goals QNB initiated a business development and calling program encompassing lending personnel, branch personnel and executive management. The focus of this program is to both develop new lending and deposit relationships as well as strengthen existing relationships. This program is the first step in developing a sales culture throughout the institution. Internet banking, the centralized customer service center, the opening of a branch in a new geographic market and the offering of trust and investment management services in 2001 are other strategies that will help achieve these growth goals.

Non-Performing Assets

Non-performing assets include accruing loans past due 90 days or more, non-accruing loans, restructured loans and other real estate owned. QNB continued to reduce its level of non-performing assets. The chart on page 21 shows the improvement in non-performing assets over the past five years. Total non-performing assets were $209,000 at December 31, 2000, or .06 percent of total assets. This represents a reduction of 76.0 percent from the December 31, 1999 balance of $871,000. Non-performing assets at December 31, 1999 represented .25 percent of total assets. The percentage of non-performing assets at December 31, 2000 is at a historically low level for QNB.

Non-accrual loans are those on which the accrual of interest has ceased. Commercial loans are placed on non-accrual status immediately if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more and collateral is insufficient to protect principal and interest. Interest accrued, but not collected at the date a loan is placed on non-accrual status, is reversed and charged against interest income. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest income, depending on management’s assessment of ultimate collectibility of principal and interest. Loans are returned to an accrual status when the borrower’s ability to make periodic principal and interest payments has returned to normal (i.e. — brought current with respect to principal and interest or restructured) and the paying capacity of the borrower and/or the underlying collateral is deemed sufficient to protect principal and interest. Consumer loans are not automatically placed on non-accrual status when principal or interest payments are 90 days past due, but in most instances are charged-off when deemed uncollectible or after reaching 120 days past due.

Included in the loan portfolio are loans on non-accrual status of $205,000 and $484,000 at December 31, 2000 and 1999. If interest on non-accrual loans had been accrued throughout the period, interest income for the years ended December 31, 2000, 1999 and 1998 would have increased approximately $40,000, $55,000 and $70,000, respectively. The amount of interest income on these loans included in net income in 2000, 1999 and 1998 was $0, $21,000 and $17,000. There were no restructured loans as of December 31, 2000 or 1999, as defined in SFAS No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings,” that have not already been included in loans past due 90 days or more or non-accrual loans.

There was no other real estate owned as of December 31, 2000. Other real estate owned totaled $348,000 at December 31, 1999. This real estate is recorded at the fair value of the property less estimated costs to sell.

Loans not included in past due, non-accrual or restructured categories, but where known information about possible credit problems causes management to be uncertain as to the ability of the borrowers to comply with the present loan repayment terms totaled $3,886,000 and $2,581,000 at December 31, 2000 and 1999, respectively.

As the year 2000 came to a close there were many economic indications that the economy was slowing down and possibly heading into a recession. As with any economic slowdown, the potential exists for an increase in non-performing loans.

Allowance For Loan Losses

The determination of an appropriate level of the allowance for loan losses is based upon an analysis of the risk inherent in QNB’s loan portfolio. Management uses various tools to assess the adequacy of the allowance for loan losses. One tool is a model recommended by the Office of the Comptroller of the Currency. This model considers a number of relevant factors including: historical loan loss experience, the assigned risk rating of the credit, current and projected credit worthiness of the borrower, current value of the underlying collateral, levels of and trends in delinquencies and non-accrual loans, trends in volume and terms of loans, concentrations of credit, and national and local economic trends and conditions. This model is supplemented with another analysis that also incorporates exceptions to QNB’s loan policy and QNB’s portfolio exposure to borrowers with large dollar concentration, defined as exceeding 25% of QNB’s legal lending limit. Other tools include ratio analysis and peer group analysis.

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

At December 31, 2000 and 1999, the recorded investment in loans for which impairment has been recognized totaled $145,000 and $379,000, of which $103,000 and $310,000 required no valuation allowance. As of December 31, 2000 and 1999, $42,000 and $69,000 of loans required a valuation allowance on the entire amount. Most of the loans identified as impaired are collateral-dependent. For the years ended December 31, 2000, 1999 and 1998, the average recorded investment in impaired loans was approximately $397,000, $323,000 and $945,000. QNB recognized $67,000, $67,000 and $133,000 of interest income on these loans in 2000, 1999 and 1998.

QNB Corp. & Subsidiary • 2000 Annual Report    21

Management’s Discussion and Analysis

Loan Portfolio
December 31,	2000	1999	1998	1997	1996
Commercial and industrial	$ 39,100	$ 32,003	$ 35,003	$ 32,794	$ 22,973
Agricultural	3,027	1,935	3,446	2,845	2,828
Construction	380	258	782	813	3,640
Real estate-commercial	65,271	64,853	60,708	58,783	57,589
Real estate-residential	70,943	68,945	71,052	67,621	66,203
Consumer	6,708	6,005	5,864	5,312	6,477

Total loans	185,429	173,999	176,855	168,168	159,710
Less unearned income	195	235	412	448	432

Total loans, net of unearned income	$185,234	$173,764	$176,443	$167,720	$159,278

Loan Maturities and Interest Sensitivity
December 31, 2000	Under 1 Year	1-5 Years	Over 5 Years	Total
Commercial and industrial	$12,869	$21,261	$ 4,970	$ 39,100
Agricultural	1,500	27	1,500	3,027
Construction	380	—	—	380
Real estate-commercial	5,509	12,823	46,939	65,271
Real estate-residential	6,473	19,026	45,444	70,943
Consumer	2,614	3,989	105	6,708

Total	$29,345	$57,126	$98,958	$185,429

Demand loans, loans having no stated schedule of repayment and no stated maturity, are included in under one year.

The following shows the amount of loans due after one year that have fixed, variable or adjustable interest rates at December 31, 2000:

Loans with fixed predetermined interest rates	$97,029
Loans with variable or adjustable interest rates	$59,055

Non-Performing Assets
December 31,	2000	1999	1998	1997	1996
Loans past due 90 days or more not on non-accrual status
Commercial and industrial	—	—	—	$ 99	—
Construction	—	—	—	—	—
Real estate-commercial	—	—	—	—	—
Real estate-residential	—	$ 33	$ 4	60	$ 162
Consumer	$ 4	6	1	—	3

Total loans past due 90 days or more and accruing	4	39	5	159	165

Loans accounted for on a non-accrual basis
Commercial and industrial	42	54	9	25	43
Construction	—	—	—	—	—
Real estate-commercial	—	171	220	744	1,790
Real estate-residential	163	259	277	440	867
Consumer	—	—	—	—	—

Total non-accrual loans	205	484	506	1,209	2,700

Other real estate owned	—	348	696	1,564	1,395

Total non-performing assets	$209	$871	$1,207	$2,932	$4,260

Total as a percent of total assets	.06%	.25%	.37%	.96%	1.52%

22    QNB Corp. & Subsidiary • 2000 Annual Report

Management’s Discussion and Analysis

Allowance for Loan Loss Allocation
December 31,	2000		1999		1998		1997		1996
	Amount	Percent Gross Loans	Amount	Percent Gross Loans	Amount	Percent Gross Loans	Amount	Percent Gross Loans	Amount	Percent Gross Loans
Balance at end of period applicable to:
Commercial and industrial	$ 892	21.1%	$ 684	18.4%	$ 269	19.8%	$ 205	19.5%	$ 115	14.4%
Agricultural	41	1.6	31	1.1	14	2.0	13	1.7	13	1.8
Construction	10.2		42.1		3.4		3.5		34	2.3
Real estate-commercial	975	35.2	902	37.3	262	34.3	354	34.9	643	36.1
Real estate-residential	412	38.3	494	39.6	273	40.2	215	40.2	378	41.4
Consumer	42	3.6	64	3.5	33	3.3	37	3.2	39	4.0
Unallocated	578		979		2,097		1,843		1,363

Total	$2,950	100.0%	$3,196	100.0%	$2,951	100.0%	$2,670	100.0%	$2,585	100.0%

Gross loans represent loans before unamortized net loan fees. Percent gross loans lists the percentage of each loan type to total loans.

Allowance for Loan Losses
	2000	1999	1998	1997	1996
Allowance for loan losses:
Balance, January 1	$ 3,196	$ 2,951	$ 2,670	$ 2,585	$ 2,384

Charge-offs
Commercial and industrial	163	3	8	16	44
Construction	—	—	—	10	—
Real estate-commercial	67	—	50	99	115
Real estate-residential	27	4	81	189	52
Consumer	7	15	13	30	48

Total charge-offs	264	22	152	344	259

Recoveries
Commercial and industrial	2	—	8	7	35
Construction	—	—	—	1	—
Real estate-commercial	10	8	6	—	—
Real estate-residential	4	12	10	9	8
Consumer	2	7	9	12	17

Total recoveries	18	27	33	29	60

Net (charge-offs) recoveries	(246)	5	(119)	(315)	(199)
Provision for loan losses	—	240	400	400	400

Balance, December 31	$ 2,950	$ 3,196	$ 2,951	$ 2,670	$ 2,585

Total loans:
Average	$ 178,881	$ 174,912	$ 169,800	$ 161,096	$ 155,175
Year-end	185,234	173,764	176,443	167,720	159,278

Ratios:
Net charge-offs (recoveries) to:
Average loans	.14%	—	.07%	.20%	.13%
Loans at year-end	.13	—	.07	.19	.12
Allowance for loan losses	8.34	(.16)%	4.03	11.80	7.70
Provision for loan losses	—	(2.08)	29.75	78.75	49.75

Allowance for loan losses to:
Average loans	1.65%	1.83%	1.74%	1.66%	1.67%
Loans at year-end	1.59	1.84	1.67	1.59	1.62
Non-performing loans	1411.48	611.09	577.50	195.20	90.20

QNB Corp. & Subsidiary • 2000 Annual Report    23

Management’s Discussion and Analysis

Average Deposits by Major Classification
	2000		1999		1998
	Balance	Rate	Balance	Rate	Balance	Rate
Non-interest-bearing deposits	$ 35,386	—	$ 35,783	—	$ 33,679	—
Interest-bearing demand accounts	48,202	1.37%	45,339	1.06%	41,988	1.37%
Money market accounts	36,273	3.64	30,684	2.58	32,981	2.79
Savings	36,310	1.95	37,312	1.86	37,216	2.12
Time	116,422	5.45	112,109	5.20	106,324	5.48
Time deposits of $100,000 or more	19,680	5.62	23,289	5.33	19,502	5.73

Total	$292,273	3.47%	$284,516	3.18%	$271,690	3.40%

Maturity of Time Deposits of $100,000 or More
Year Ended December 31,	2000	1999	1998
Three months or less	$ 3,624	$ 3,627	$ 3,204
Over three months through six months	1,664	2,859	3,610
Over six months through twelve months	3,404	4,350	6,445
Over twelve months	8,967	9,550	4,318

Total	$17,659	$20,386	$17,577

Allowance For Loan Losses (continued)

Net charge-offs during 2000 were $246,000. This compares to net recoveries of $5,000 in 1999 and net charge-offs of $119,000 in 1998. This level of charge-offs represents .14 percent of average loans in 2000 and .07 percent in 1998. Gross charge-offs in 2000 were $264,000. Approximately $154,000 of the total loans charged off in 2000 represents a loan to one borrower.

The allowance for loan losses was $2,950,000 at December 31, 2000, which represents 1.59 percent of total loans, compared to $3,196,000 and 1.84 percent of total loans at December 31, 1999. QNB did not add to the allowance for loan losses, with a provision for loan losses, during 2000 because of the continued low levels of non-performing assets and charge-offs. While the allowance is allocated to specific loans or loan categories, the total allowance is considered available for losses in the entire loan portfolio. While QNB believes that its allowance is adequate to cover losses in the loan portfolio, inherent uncertainties remain regarding future economic events and their potential impact on asset quality.

Deposits

QNB primarily attracts deposits from within its market area by offering various deposit products including: demand deposits, interest-bearing demand accounts, money market accounts, savings accounts and certificates of deposit.

Total deposits increased 2.7 percent to $293,822,000 at December 31, 2000. In contrast to prior years, where the growth was mainly in time deposits, growth during 2000 was mainly in money market accounts. Money market accounts increased $9,224,000 or 30.7 percent to finish 2000 at $39,226,000. The Treasury Select Indexed Money Market account introduced at the end of the first quarter of 2000 was the primary reason for the growth in money market balances. This product is a variable rate account indexed to the monthly average of the 91-day Treasury bill rate based on balances in the account. This product paid a minimum 6.00 percent yield through the end of 2000 for accounts with balances over $25,000. This product is intended to be competitive with brokerage money market products. This money market product with its guaranteed minimum rate and its liquidity feature replaced short-term time deposits as the preferred account for many customers. Non-interest bearing deposit accounts also increased 3.6 percent when comparing December 31, 2000 to December 31, 1999.

Total deposits increased 2.5 percent to $286,166,000 at December 31, 1999, from $279,223,000 at year-end 1998. As was the case in 1998, the increase was centered in time deposits, which increased $10,505,000 or 8.3 percent between 1998 and 1999. The popularity of the “Flex12” certificates of deposit as well as the promotion of a competitive “No Penalty” 36-month time deposit were the impetus behind the growth. The “Flex12” has a twelve-month maturity, allows for one no-penalty withdrawal, enables the holder to add funds to the account and pays a competitive rate.

An analysis of the change in average deposits provides a more meaningful measure of deposit change. Average total deposits increased 2.7 percent in 2000 and 4.7 percent in 1999. Average non-interest-bearing deposits decreased 1.1 percent to $35,386,000 in 2000. This followed a 6.2 percent increase in 1999. Average interest-bearing demand accounts increased 6.3 percent in 2000 to $48,202,000 and 8.0 percent in 1999 to $45,339,000. Non-interest-bearing and interest-bearing demand deposits are important sources of funds for QNB because they are low cost. The increase in interest-bearing demand accounts in both years and non-interest bearing accounts in 1999 is a result of a number of factors, including: the successful results of the business development program, as well as the addition of new customers resulting from merger activity in our market.

Average money market accounts increased 18.2 percent when comparing 2000 to 1999. This increase is a result of the Treasury Select Money Market account mentioned previously. This product had a direct impact on time deposits, as average time deposits increased by only .5 percent between 2000 and 1999. This reverses the trend from prior years when time deposits grew at the expense of money market accounts. Average time deposits increased 7.6 percent in 1999 and 9.9 percent in 1998. Average money market accounts decreased 7.0 percent in 1999. The promotion of the 36-month certificate of deposit in 1999 and the introduction of the “Flex12”certificate of deposit in 1998 had a significant impact on the growth in time deposits during these years.

24    QNB Corp. & Subsidiary • 2000 Annual Report

Management’s Discussion and Analysis

Deposits (continued)

Attracting deposits is a major issue facing the banking industry. To continue to attract and retain deposits, QNB will have to be competitive with respect to rates and will have to continuously develop new products that appeal to customers.

Liquidity

Liquidity represents an institution’s ability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and demands of depositors. QNB manages its mix of cash, Federal funds sold, investment securities and loans in order to match the volatility, seasonality, interest sensitivity and growth trends of its deposit funds. Liquidity is provided from asset sources through maturities and repayments of loans and investment securities, net interest income and fee income. The portfolio of investment securities available-for-sale and QNB’s policy of selling certain residential mortgage originations and student loans in the secondary market also provide sources of liquidity. Additional sources of liquidity are provided by the Bank’s membership in the Federal Home Loan Bank and a $5,000,000 unsecured Federal funds line granted by the Bank’s correspondent.

Cash and due from banks, Federal funds sold, available-for-sale securities and loans held-for-sale totaled $131,587,000 at December 31, 2000 and $118,196,000 at December 31, 1999. These sources were adequate to meet seasonal deposit withdrawals during the year 2000 and should be adequate to meet normal fluctuations in loan demand and deposit withdrawals. QNB has been able to fund the growth in earning assets during 2000 through increased deposits and short-term borrowings. On several occasions, QNB used both its Federal funds line and overnight borrowings from The Federal Home loan bank to fund loan growth. Management determined it was more beneficial to use these short-term borrowing vehicles to fund demand than to sell investment securities. Approximately $43,019,000 and $43,963,000 of available-for-sale securities at December 31, 2000 and 1999 were pledged as collateral for repurchase agreements and deposits of public funds as required by law.

The consolidated statements of cash flows present the changes in cash and cash equivalents from operating, investing and financing activities. QNB’s cash and cash equivalents decreased $4,886,000 to $14,466,000 at December 31, 2000. This follows an increase in 1999 of $5,332,000. The large decrease in cash in 2000 is a result of liquidity planning for potential Year 2000 demands. QNB increased cash at the end of 1999 as a contingency plan for any potential Year 2000 cash requirements. This excess cash was reinvested in investment securities in January and February of 2000 after Year 2000 concerns passed.

After adjusting net income for non-cash transactions, operating activities provided $6,055,000 in cash flow in 2000, compared to $10,070,000 in 1999. Proceeds from the sale of student loans provided $2,281,000 and $2,261,000 in cash in 2000 and 1999. Net mortgage activity of $228,000 was a use of cash during 2000. Proceeds from the sale of residential mortgages in excess of mortgage originations provided $3,627,000 of the total from operating activities in 1999.

Net cash used by investing activities was $25,177,000 in 2000 compared to $29,956,000 in 1999. The purchase of investment securities exceeded the maturity, call and sale of securities by $6,419,000 in 2000 and $31,235,000 in 1999. The $25,000,000 in Federal Home Loan Bank advances provided most of the additional cash for the purchases in 1999. An increase in loans, excluding residential mortgage originations, of $13,693,000 and $3,026,000 was also a use of cash during 2000 and 1999. The purchase of fixed assets and an increase in Federal funds sold were a use of cash of $2,067,000 and $2,678,000 in 2000. The new computer system and the building of the new branch were the major fixed asset purchases in 2000. A decrease in Federal funds sold and proceeds from the sale of other real estate owned provided $4,869,000 and $412,000 of cash during 1999.

Cash provided by financing activities was $14,236,000 during 2000. Increases in interest-bearing deposit accounts and short-term borrowings provided $8,393,000 and $8,894,000 in cash during the year. The increase in interest-bearing deposit accounts was primarily centered in the Treasury Select Money Market Account that was introduced in 2000. As of December 31, 2000 the balance in these accounts was $14,332,000. These accounts paid a higher promotional rate guaranteed through December 31, 2000. Interest-bearing demand accounts increased $1,706,000 during 2000, while time deposits over $100,000 decreased $2,727,000. The decrease in time deposits over $100,000 is partially a result of the competitive rate paid on the Treasury Select Money Market account. The balance in cash management accounts increased $9,371,000 during 2000 and account for the increase in short-term borrowings. The cash dividend of $1,426,000 and the purchase of $933,000 in treasury stock during the year were both uses of cash and reductions to shareholders’ equity.

Cash provided by financing activities was $25,218,000 during 1999. Federal Home Loan Bank advances provided $25,000,000 in funding during the second quarter of 1999. Another source of funds in 1999 was time deposits, which increased $10,505,000 from December 31, 1998. An aggressive 36-month time deposit promotion during the third and fourth quarters of 1999 stimulated most of the growth. Time deposits over $100,000 accounted for $2,809,000 of the total increase. These deposits tend to be short-term in nature and pay a higher rate of interest. Non-interest bearing demand deposits and short-term borrowings, primarily cash management accounts, decreased $3,573,000 and $5,566,000 in 1999.

QNB Corp. & Subsidiary • 2000 Annual Report    25

Management’s Discussion and Analysis

Capital Adequacy

A strong capital position is fundamental to support continued growth and profitability, to serve the needs of depositors, and to yield an attractive return for shareholders. QNB’s shareholders’ equity at December 31, 2000 was $31,794,000 or 8.55 percent of total assets, compared to shareholders’ equity of $27,462,000 or 7.84 percent at December 31, 1999. At December 31, 2000, shareholders’ equity included a negative adjustment of $64,000 related to the unrealized holding loss, net of taxes, on investment securities available-for-sale, while shareholders’ equity at December 31, 1999 included a negative adjustment of $2,604,000. Without these adjustments, shareholders’ equity to total assets would have been 8.57 percent and 8.58 percent at December 31, 2000 and 1999, respectively.

On March 30, 2000, the Board of Directors of QNB Corp. approved a plan to repurchase up to 4.99 percent or 75,410 shares of QNB Corp.‘s outstanding common stock in open market and privately negotiated transactions. As of December 31, 2000, 32,646 shares had been repurchased at average cost of $28.58 per share. These shares are recorded as Treasury stock at cost and reduce total shareholders’ equity. During the second quarter the Board of Directors declared a 5 percent stock dividend paid June 30, 2000. Per share information has been adjusted to reflect the impact of the stock dividend.

Average shareholders’ equity and average total assets were $30,991,000 and $363,516,000 during 2000, an increase of 7.3 percent and 5.5 percent compared to 1999. The ratio of average total equity to average total assets increased to 8.53 percent for 2000, compared to 8.38 percent for 1999. The increase in the ratio is a result of the retention of capital, despite the repurchase plan and the increase in the cash dividend, outpacing the growth in assets.

The Corporation is subject to restrictions on the payment of dividends to its stockholders pursuant to the Pennsylvania Business Corporation Law as amended (the “BCL”). The BCL operates generally to preclude dividend payments if the effect thereof would render the Corporation insolvent, as defined. As a practical matter, the Corporation’s payment of dividends is contingent upon its ability to obtain funding in the form of dividends from the Bank. Payment of dividends to the Corporation by the Bank is subject to the restrictions set forth in the National Bank Act. Generally, the National Bank Act would permit the Bank to declare dividends in 2001 of approximately $3,541,000, plus an amount equal to the net profits of the Bank in 2001 up to the date of any such dividend declaration. QNB Corp. paid dividends to its shareholders of $.96 per share in 2000, an increase of 20.0 percent from the $.80 per share paid in 1999.

QNB is subject to various regulatory capital requirements as issued by Federal regulatory authorities. Regulatory capital is defined in terms of Tier I capital (shareholders’ equity excluding unrealized gains or losses on available-for-sale securities and intangible assets), Tier II capital which includes a portion of the allowance for loan losses, and total capital (Tier I plus Tier II). Risk-based capital ratios are expressed as a percentage of risk-weighted assets. Risk-weighted assets are determined by assigning various weights to all assets and off-balance sheet arrangements, such as letters of credit and loan commitments, based on associated risk. Regulators have also adopted minimum Tier I leverage ratio standards, which measure the ratio of Tier I capital to total average assets. The minimum regulatory capital ratios are 4.00 percent for Tier I, 8.00 percent for total risk-based capital and 4.00 percent for leverage.

Based on the requirements, QNB has a Tier I capital ratio of 13.99 percent and 15.25 percent, a total risk-based ratio of 15.24 percent and 16.50 percent, and a leverage ratio of 8.60 percent and 8.38 percent at December 31, 2000 and 1999, respectively. The decrease in both the Tier I and total risk-based capital ratios is primarily the result of the increase in loans outstanding and the increase in the purchase of non-agency issued mortgage-backed securities and agency issued equity securities. These assets have a higher risk weighting than U.S. Treasury or U.S. Government Agency issued debt securities. The increase in the leverage ratio is a result of Tier I capital increasing at a faster rate than average assets.

The Federal Deposit Insurance Corporation Improvement Act of 1991 established five capital level designations ranging from “well capitalized” to “critically undercapitalized.” At December 31, 2000 and 1999 QNB met the “well capitalized” criteria, which requires minimum Tier I and total risk-based capital ratios of 6.00 percent and 10.00 percent, respectively, and a leverage ratio of 5.00 percent.

Capital Analysis
December 31,	2000	1999
Tier I
Shareholders’ equity	$ 31,794	$ 27,462
Net unrealized securities losses	64	2,604
Net unrealized losses equity securities	(26)	(39)
Intangible assets	(349)	(400)

Total Tier I risk-based capital	31,483	29,627

Tier II
Allowable portion of the allowance
for loan losses	2,815	2,438

Total risk-based capital	$ 34,298	$ 32,065

Risk-weighted assets	$ 225,038	$ 194,299

Capital Ratios
December 31,	2000	1999
Tier I capital/risk-weighted assets	13.99%	15.25%
Total risk-based capital/risk-weighted assets	15.24	16.50
Tier I capital/average assets (leverage ratio)	8.60	8.38

26    QNB Corp. & Subsidiary • 2000 Annual Report

Management’s Discussion and Analysis

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

Gap analysis measures the difference between volumes of rate-sensitive assets and liabilities and quantifies these repricing differences for various time intervals. Static gap analysis describes interest rate sensitivity at a point in time. However, it alone does not accurately measure the magnitude of changes in net interest income since changes in interest rates do not impact all categories of assets and liabilities equally or simultaneously. Interest rate sensitivity analysis also involves assumptions on certain categories of assets and deposits. For purposes of interest rate sensitivity analysis, assets and liabilities are stated at their contractual maturity, estimated likely call date, or earliest repricing opportunity. Mortgage-backed securities and amortizing loans are scheduled based on their anticipated cash flow. Savings accounts, including passbook, statement savings, money market, and interest-bearing demand accounts, do not have a stated maturity or repricing term and can be withdrawn or repriced at any time. This may impact QNB’s margin if more expensive alternative sources of deposits are required to fund loans or deposit runoff. Management projects the repricing characteristics of these accounts based on historical performance and assumptions that it believes reflect their rate sensitivity. The Treasury Select Indexed Money Market account reprices monthly based on a percentage of the average of the 91-day Treasury bill.

A positive gap results when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A negative gap results when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets.

QNB primarily focuses on the management of the one-year interest rate sensitivity gap. At December 31, 2000, interest-earning assets scheduled to mature or likely to be called, repriced or repaid in one year were $119,373,000. Interest-sensitive liabilities scheduled to mature or reprice within one year were $118,841,000. The one year cumulative gap, which reflects QNB’s interest sensitivity over a period of time, was a positive $532,000 at December 31, 2000. The cumulative one-year gap equals .15 percent of total earning assets. This slightly positive or asset sensitive gap will generally benefit QNB in a rising interest rate environment, while falling interest rates could negatively impact QNB.

As of December 31, 1999 and throughout most of 2000, QNB was in a negative gap position. The decline in interest rates, particularly during the fourth quarter of 2000 increased the potential for cash flow from callable agency securities and mortgage-backed securities during 2001.

QNB also uses a simulation model to assess the impact of changes in interest rates on net interest income. The model reflects management’s assumptions related to asset yields and rates paid on liabilities, deposit sensitivity, and the size, composition and maturity or repricing characteristics of the balance sheet. The assumptions are based on what management believes at that time to be the most likely interest rate environment. Management also evaluates the impact of higher and lower interest rates.

Actual results may differ from simulated results due to various factors including time, magnitude and frequency of interest rate changes, the relationship or spread between various rates, loan pricing and deposit sensitivity, and asset/liability strategies. Based on the simulation model, net interest income in 2001 is expected to decrease slightly compared to amounts reported in 2000. This is the result of a forecasted decline in the net interest margin during 2001.

Interest Rate Sensitivity
December 31, 2000	Within 3 months	3 to 6 months	6 months to 1 year	1 to 3 years	3 to 5 years	After 5 years	Total
Assets
Interest-bearing balances	$ 548	—	—	—	—	—	$ 548
Federal funds sold	2,678	—	—	—	—	—	2,678
Investment securities*	17,543	$14,210	$ 12,790	$ 39,406	$ 25,474	$ 47,902	157,325
Loans	33,589	16,215	21,800	63,279	31,447	18,904	185,234

Total rate sensitive assets	54,358	30,425	34,590	102,685	56,921	66,806	$345,785
Total cumulative assets	$ 54,358	$84,783	$ 119,373	$222,058	$278,979	$ 345,785

Liabilities
Interest-bearing non-maturing deposits	$ 26,000	$ 3,734	$ 3,905	$ 3,008	$ 3,438	$ 83,683	$123,768
Time deposits less than $100,000	15,475	15,175	28,041	56,474	2,457	—	117,622
Time deposits over $100,000	3,945	1,456	3,291	8,967	—	—	17,659
Short-term borrowings	17,819	—	—	—	—	—	17,819
Federal Home Loan Bank advances	—	—	—	5,000	—	20,000	25,000

Total rate sensitive liabilities	63,239	20,365	35,237	73,449	5,895	103,683	$301,868
Total cumulative liabilities	$ 63,239	$83,604	$ 118,841	$192,290	$198,185	$ 301,868

Gap during period	$ (8,881)	$10,060	$ (647)	$ 29,236	$ 51,026	$(36,877)	$ 43,917

Cumulative gap	$ (8,881)	$ 1,179	$ 532	$ 29,768	$ 80,794	$ 43,917

Cumulative gap/earning assets	(2.57)%	.34%	.15%	8.61%	23.37%	12.70%

Cumulative gap ratio	.86	1.01	1.00	1.15	1.41	1.15

*  Excludes unrealized holding loss on available-for-sale securities of $98.

QNB Corp. & Subsidiary • 2000 Annual Report    27

Management’s Discussion and Analysis

The table below summarizes estimated changes in net interest income over a twelve-month period, under various interest rate scenarios.

Change in Interest Rates	Net Interest Income	Dollar Change	Percent Change
December 31, 2000
+300 Basis Points	$11,874	$ (648)	(5.17)%
+200 Basis Points	12,120	(402)	(3.21)
+100 Basis Points	12,334	(188)	(1.50)
FLAT RATE	12,522	—	—
-100 Basis Points	12,360	(162)	(1.29)
-200 Basis Points	11,949	(573)	(4.58)
-300 Basis Points	11,442	(1,080)	(8.62)

December 31, 1999

+300 Basis Points	$11,439	$(1,353)	(10.58)%
+200 Basis Points	11,893	(899)	(7.03)
+100 Basis Points	12,342	(450)	(3.52)
FLAT RATE	12,792	—	—
-100 Basis Points	13,240	448	3.50
-200 Basis Points	13,278	486	3.80
-300 Basis Points	12,962	170	1.33

If interest rates are 100 basis points lower or higher than management’s most likely interest rate environment, the simulation model projects net interest income for the next twelve months to slightly fall short of the most likely scenario. Net interest income declines in both a higher or lower interest rate environment primarily as a result of the optionality found in the investment portfolio. When rates decline, cash flow from the investment portfolio increases as bonds are called. These funds are reinvested in lower rate instruments. This, when combined with the inability for interest rates on non-maturity deposits to decline to the same degree as rates on loans and investment securities in a falling rate scenario, leads to a potential decline in net interest income. When rates increase, QNB, because of the fixed rate nature of its earning assets, both loans and investments, does not benefit to the same degree. Rates on deposits, particularly time deposits, will likely increase by a greater magnitude.

Management believes that the assumptions utilized in evaluating the vulnerability of QNB’s net interest income to changes in interest rates approximate actual experience. However, the interest rate sensitivity of QNB’s assets and liabilities as well as the estimated effect of changes in interest rates on net interest income could vary substantially if different assumptions are used or actual experience differs from the experience on which the assumptions were based.

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

The nature of QNB’s current operation is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Corporation nor the Bank owns trading assets. At December 31, 2000, QNB did not have any hedging transactions in place such as interest rate swaps, caps or floors.

Other Items

Management is not aware of any current specific recommendations by regulatory authorities, or proposed legislation, which if they were implemented, would have a material adverse effect upon the liquidity, capital resources, or results of operations; although the general cost of compliance with numerous and multiple Federal and State laws and regulations does have, and in the future may have, a negative impact on QNB’s results of operations.

28    QNB Corp. & Subsidiary • 2000 Annual Report

Management’s Discussion and Analysis

Consolidated Quarterly Financial Data
	Quarters Ended 2000				Quarters Ended 1999
	March 31	June 30	Sept. 30	Dec. 31	March 31	June 30	Sept. 30	Dec. 31
Interest income	$5,907	$6,135	$6,375	$6,281	$5,513	$5,783	$6,011	$5,888
Interest expense	2,741	2,903	3,200	3,163	2,279	2,539	2,731	2,755

Net interest income	3,166	3,232	3,175	3,118	3,234	3,244	3,280	3,133
Provision for loan losses	—	—	—	—	60	60	60	60
Non-interest income	617	691	669	840	673	671	422	465
Non-interest expense	2,372	2,506	2,536	2,844	2,417	2,460	2,419	2,611

Income before income taxes	1,411	1,417	1,308	1,114	1,430	1,395	1,223	927
Provision for income taxes	316	332	288	208	386	341	281	166

Net Income	$1,095	$1,085	$1,020	$ 906	$1,044	$1,054	$ 942	$ 761

Net Income Per Share - basic	$ .72	$ .72	$ .68	$ .61	$ .69	$ .69	$ .63	$ .50

Net Income Per Share - diluted	$ .72	$ .72	$ .68	$ .61	$ .68	$ .69	$ .62	$ .50

Selected Financial and Other Data
Year Ended December 31,	2000	1999	1998	1997	1996
Income and Expense
Interest income	$ 24,698	$ 23,195	$ 22,195	$ 21,122	$ 19,816
Interest expense	12,007	10,304	9,574	9,066	8,413

Net interest income	12,691	12,891	12,621	12,056	11,403
Provision for loan losses	—	240	400	400	400
Non-interest income	2,817	2,231	2,154	1,919	1,710
Non-interest expense	10,258	9,907	9,655	9,191	8,864

Income before income taxes	5,250	4,975	4,720	4,384	3,849
Provision for income taxes	1,144	1,174	1,272	1,253	1,048

Net income	$ 4,106	$ 3,801	$ 3,448	$ 3,131	$ 2,801

Per Share Data
Net income - basic	$ 2.74	$ 2.52	$ 2.29	$ 2.09	$ 1.87
Net income - diluted	2.74	2.51	2.28	2.08	1.86
Book value	21.48	18.15	18.78	17.15	15.17
Cash dividends	.96	.80	.68	.61	.53
Average common shares outstanding - basic	1,498,401	1,507,640	1,503,310	1,499,380	1,495,318
Average common shares outstanding - diluted	1,498,685	1,513,130	1,513,508	1,505,640	1,504,838

Balance Sheet at Year-end
Loans, net of unearned income	$ 185,234	$ 173,764	$ 176,443	$ 167,720	$ 159,278
Investment securities available-for-sale	114,245	97,609	70,088	75,920	52,779
Investment securities held-to-maturity	42,982	48,302	50,065	40,400	42,699
Other earning assets	3,226	281	4,986	2,151	6,488
Total assets	371,671	350,489	324,672	305,772	280,447
Deposits	293,822	286,166	279,223	267,166	246,744
Borrowed funds	42,819	33,925	14,491	10,342	8,675
Shareholders’ equity	31,794	27,462	28,338	25,832	22,775

Selected Financial Ratios
Net interest margin	4.02%	4.23%	4.51%	4.60%	4.58%
Net income as a percentage of:
Average total assets	1.13	1.10	1.11	1.08	1.02
Average shareholders’ equity	13.25	13.16	13.10	13.11	12.94
Average shareholders’ equity to
average total assets	8.53	8.38	8.48	8.27	7.89
Dividend payout ratio	34.75	31.74	29.90	29.22	28.47

QNB Corp. & Subsidiary • 2000 Annual Report    29

Consolidated Balance Sheets

	(in thousands)
December 31,	2000	1999
Assets
Cash and due from banks	$ 14,466	$ 19,352
Federal funds sold	2,678	—
Investment securities
Available-for-sale	114,245	97,609
Held-to-maturity (market value $42,815 and $46,572)	42,982	48,302
Total loans, net of unearned income of $195 and $235	185,234	173,764
Allowance for loan losses	(2,950)	(3,196)

Net loans	182,284	170,568
Premises and equipment, net	6,173	4,840
Other real estate owned	—	348
Accrued interest receivable	2,213	2,045
Other assets	6,630	7,425

Total assets	$ 371,671	$ 350,489

Liabilities
Deposits
Demand, non-interest-bearing	$ 34,773	$ 35,510
Interest-bearing demand accounts	49,154	47,448
Money market accounts	39,226	30,002
Savings	35,388	35,660
Time	117,622	117,160
Time over $100,000	17,659	20,386

Total deposits	293,822	286,166
Short-term borrowings	17,819	8,925
Federal Home Loan Bank advances	25,000	25,000
Accrued interest payable	1,409	1,420
Other liabilities	1,827	1,516

Total liabilities	339,877	323,027

Commitments and contingencies

Shareholders’ Equity
Common stock, par value $1.25 per share;
authorized 5,000,000 shares; 1,512,755 shares and 1,437,171 shares issued;
1,480,109 and 1,437,171 shares outstanding	1,891	1,796
Surplus	6,491	4,458
Retained earnings	24,409	23,812
Accumulated other comprehensive loss	(64)	(2,604)
Treasury stock, at cost; 32,646 shares at December 31, 2000	(933)	—

Total shareholders’ equity	31,794	27,462

Total liabilities and shareholders’ equity	$ 371,671	$ 350,489

The accompanying notes are an integral part of the consolidated financial statements.

30    QNB Corp. & Subsidiary • 2000 Annual Report

Consolidated Statements of Income

	(in thousands, except share data)
Year Ended December 31,	2000	1999	1998
Interest Income
Interest and fees on loans	$14,625	$ 14,154	$14,568
Interest and dividends on investment securities:
Taxable	8,495	7,815	6,671
Tax-exempt	1,341	1,034	638
Interest on Federal funds sold	216	187	314
Interest on interest-bearing balances	21	5	4

Total interest income	24,698	23,195	22,195

Interest Expense
Interest on deposits
Interest-bearing demand accounts	659	481	576
Money market accounts	1,320	793	921
Savings	709	693	789
Time	6,344	5,830	5,824
Time over $100,000	1,107	1,241	1,117
Interest on short-term borrowings	516	378	347
Interest on Federal Home Loan Bank advances	1,352	888	—

Total interest expense	12,007	10,304	9,574

Net interest income	12,691	12,891	12,621
Provision for loan losses	—	240	400

Net interest income after provision for loan losses	12,691	12,651	12,221

Non-Interest Income
Fees for services to customers	1,293	1,202	952
Mortgage servicing fees	112	125	156
Net (loss) gain on investment securities available-for-sale	310	(139)	66
Net gain on sale of loans	76	178	290
Other operating income	1,026	865	690

Total non-interest income	2,817	2,231	2,154

Non-Interest Expense
Salaries and employee benefits	5,753	5,696	5,561
Net occupancy expense	710	669	666
Furniture and equipment expense	976	908	733
Marketing expense	361	379	371
Other real estate owned expense	9	64	312
Other expense	2,449	2,191	2,012

Total non-interest expense	10,258	9,907	9,655

Income before income taxes	5,250	4,975	4,720
Provision for income taxes	1,144	1,174	1,272

Net Income	$ 4,106	$ 3,801	$ 3,448

Net Income Per Share - Basic	$ 2.74	$ 2.52	$ 2.29

Net Income Per Share - Diluted	$ 2.74	$ 2.51	$ 2.28

The accompanying notes are an integral part of the consolidated financial statements.

QNB Corp. & Subsidiary • 2000 Annual Report    31

Consolidated Statements of Shareholders’ Equity

(in thousands, except share data)	Number of Shares	Comprehensive Income	Accumulated Other Comprehensive Income	Common Stock	Surplus	Retained Earnings	Treasury Stock	Total
Balance, December 31, 1997	1,431,240	—	$ 873	$1,789	$ 4,369	$ 18,801	—	25,832

Net income	—	$ 3,448	—	—	—	3,448	—	3,448
Other comprehensive income, net of tax
Unrealized holding gains on
investment securities
available-for-sale	—	87	—	—	—	—	—	—
Reclassification adjustment for
gains included in net income	—	(44)

Other comprehensive income	—	43	43	—	—	—	—	43

Comprehensive income		$ 3,491

Cash dividends paid
($.68 per share)	—	—	—	—	—	(1,031)	—	(1,031)
Stock issue - Employee stock
purchase plan	1,226	—	—	1	44	—	—	45
Stock issued for options exercised	600	—	—	1	—	—	—	1

Balance, December 31, 1998	1,433,066	—	916	1,791	4,413	21,218	—	28,338

Net income	—	$ 3,801	—	—	—	3,801	—	3,801
Other comprehensive income, net of tax
Unrealized holding (losses) on
investment securities
available-for-sale	—	(3,612)	—	—	—	—	—	—
Reclassification adjustment for
losses included in net income	—	92

Other comprehensive loss	—	(3,520)	(3,520)	—	—	—	—	(3,520)

Comprehensive income		$ 281

Cash dividends paid
($.80 per share)	—	—	—	—	—	(1,207)	—	(1,207)
Stock issue - Employee stock
purchase plan	1,493	—	—	2	46	—	—	48
Stock issued for options exercised	2,612	—	—	3	(1)	—	—	2

Balance, December 31, 1999	1,437,171	—	(2,604)	1,796	4,458	23,812	—	27,462

Net income	—	$ 4,106	—	—	—	4,106	—	4,106
Other comprehensive income, net of tax
Unrealized holding gains on
investment securities
available-for-sale	—	2,744	—	—	—	—	—	—
Reclassification adjustment for
gains included in net income	—	(204)

Other comprehensive income	—	2,540	2,540	—	—	—	—	2,540

Comprehensive income		$ 6,646

Cash dividends paid
($.96 per share)	—	—	—	—	—	(1,426)	—	(1,426)
Stock dividend 5%	71,807	—	—	90	1,993	(2,083)	—	—
Stock issue - Employee stock
purchase plan	1,675	—	—	2	43	—	—	45
Stock issued for options exercised	2,102	—	—	3	(3)	—	—	—
Treasury stock purchased	(32,646)	—	—	—	—	—	(933)	(933)

Balance, December 31, 2000	1,480,109	—	$ (64)	$1,891	$ 6,491	$ 24,409	$(933)	$ 31,794

The accompanying notes are an integral part of the consolidated financial statements.

32    QNB Corp. & Subsidiary • 2000 Annual Report

Consolidated Statements of Cash Flows

	(in thousands)
Year Ended December 31,	2000	1999	1998
Operating Activities
Net income	$ 4,106	$ 3,801	$ 3,448
Adjustments to reconcile net income to net cash
provided by operating activities
Provision for loan losses	—	240	400
Depreciation and amortization	735	655	505
Securities (gains) losses	(310)	139	(66)
Net gain on sale of loans	(76)	(178)	(290)
Proceeds from sales of residential mortgages	1,956	11,027	13,603
Originations of residential mortgages held-for-sale	(2,184)	(7,400)	(15,321)
Proceeds from sales of student loans	2,281	2,261	1,637
Loss (gain) on disposal of premises and equipment	—	1	(2)
Writedowns, net of (gains) losses on sales of other real estate owned	(18)	(64)	152
Deferred income tax provision	149	(16)	(164)
Change in income taxes payable	18	3	28
Net (increase) decrease in accrued interest receivable	(168)	(145)	107
Net amortization of premiums and discounts	(53)	5	14
Net (decrease) increase in accrued interest payable	(11)	235	128
Increase in other assets	(680)	(577)	(181)
Increase in other liabilities	311	81	60
Other	(1)	2	6

Net cash provided by operating activities	6,055	10,070	4,064

Investing Activities
Proceeds from maturities and calls of investment securities
available-for-sale	23,802	22,548	26,332
held-to-maturity	5,998	12,603	16,578
Proceeds from sales of investment securities
available-for-sale	12,878	17,976	6,227
Purchase of investment securities
available-for-sale	(49,097)	(73,453)	(26,650)
held-to-maturity	(686)	(10,909)	(26,204)
Net (increase) decrease in Federal funds sold	(2,678)	4,869	(2,847)
Net increase in loans	(13,693)	(3,026)	(8,771)
Net purchases of premises and equipment	(2,067)	(976)	(957)
Proceeds from the sale of other real estate owned	366	412	1,016
Purchase of single premium life insurance	—	—	(2,557)

Net cash used by investing activities	(25,177)	(29,956)	(17,833)

Financing Activities
Net (decrease) increase in non-interest-bearing deposits	(737)	(3,573)	391
Net increase in interest-bearing deposits	8,393	10,516	11,666
Net increase (decrease) in short-term borrowings	8,894	(5,566)	4,149
Proceeds from Federal Home Loan Bank advances	—	25,000	—
Cash dividends paid	(1,426)	(1,207)	(1,031)
Proceeds from issuance of common stock	45	48	40
Purchases of treasury stock	(933)	—	—

Net cash provided by financing activities	14,236	25,218	15,215

(Decrease) increase in cash and cash equivalents	(4,886)	5,332	1,446
Cash and cash equivalents at beginning of year	19,352	14,020	12,574

Cash and cash equivalents at end of year	14,466	$ 19,352	$ 14,020

Supplemental Cash Flow Disclosures
Interest paid	$ 12,018	$ 10,069	$ 9,446
Income taxes paid	961	1,170	1,395
Non-Cash Transactions
Transfer of loans to other real estate owned	—	—	300
Change in net unrealized holding gains or losses,
net of taxes, on investment securities	2,540	(3,520)	43

The accompanying notes are an integral part of the consolidated financial statements.

QNB Corp. & Subsidiary • 2000 Annual Report    33

Notes to Consolidated Financial Statements

Note 1 —  Summary of Significant Accounting Policies

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

Basis of Financial Statement Presentation

The consolidated financial statements include the accounts of QNB Corp. (the “Corporation”) and its wholly owned subsidiary, The Quakertown National Bank (the “Bank”). The consolidated entity is referred to herein as “QNB”. Such statements have been prepared in accordance with generally accepted accounting principles applicable to the banking industry. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. Tabular information other than share data is presented in thousands of dollars. Certain previously reported amounts have been reclassified to conform to current presentation standards. These reclassifications had no effect on net income.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates.

Investment Securities

Investment securities that QNB has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses, net of tax, excluded from earnings and reported as a separate component of shareholders’ equity. Management determines the appropriate classification of securities at the time of purchase.

Available-for-sale securities include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in market interest rates and related changes in the securities’ prepayment risk or to meet liquidity needs.

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

Non-Performing Assets

Non-performing assets are comprised of non-accrual loans and other real estate owned. Non-accrual loans are those on which the accrual of interest has ceased. Commercial loans are placed on non-accrual status immediately if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more and collateral is insufficient to cover principal and interest. Interest accrued, but not collected at the date a loan is placed on non-accrual status, is reversed and charged against interest income. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest income, depending on management’s assessment of ultimate collectibility of principal and interest. Loans are returned to an accrual status when the borrower’s ability to make periodic principal and interest payments has returned to normal (i.e. — brought current with respect to principal or interest or restructured) and the paying capacity of the borrower and/or the underlying collateral is deemed sufficient to cover principal and interest. Consumer loans are not automatically placed on non-accrual status when principal or interest payments are 90 days past due, but in most instances, are charged-off when deemed uncollectible or after reaching 120 days past due.

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

34    QNB Corp. & Subsidiary • 2000 Annual Report

Notes to Consolidated Financial Statements

Allowance for Loan Losses

The provision for loan losses charged to operating expense reflects the amount deemed appropriate by management to produce an adequate reserve to meet the present and foreseeable risk characteristics of the existing loan portfolio. Management’s judgement is based on the evaluation of individual loans, past experience, the assessment of current economic conditions, and other relevant factors. Loan losses are charged directly against the allowance for loan losses and recoveries on previously charged-off loans are added to the allowance.

Significant estimates are made by management in determining the allowance for loan losses. Consideration is given to a variety of factors in establishing these estimates including: current economic conditions, diversification of the loan portfolio, delinquency statistics, results of loan reviews, borrowers’ perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or the present value of future cash flows. Since the allowance for loan losses is dependent, to a great extent, on conditions that may be beyond QNB’s control, it is at least reasonably possible that management’s estimates of the allowance for loan losses and actual results could differ in the near term.

In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for loan losses. They may require additions to the allowance based upon their judgements about information available to them at the time of examination.

Accounting for impairment in the performance of a loan is required when it is probable that all amounts, including both principal and interest, will not be collected in accordance with the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loans’ effective interest rate or, as a practical expedient, at the loans’ observable market price or the fair value of the collateral if the loans are collateral dependent. Impairment criteria are applied to the loan portfolio exclusive of smaller homogeneous loans such as residential mortgage and consumer loans which are evaluated collectively for impairment.

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

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated principally on an accelerated or straight-line basis over the estimated useful lives of the assets as follows: buildings—10 to 40 years, and equipment—3 to 10 years. Expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses upon disposition are reflected in earnings as realized.

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

Net Income Per Share

Basic earnings per share excludes any dilutive effects of options and is computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per share gives effect to all dilutive potential common shares that were outstanding during the period. Share and per share data have been restated to reflect the 5% stock dividend issued June 30, 2000.

Comprehensive Income

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

QNB Corp. & Subsidiary • 2000 Annual Report    35

Notes to Consolidated Financial Statements

Segment Reporting

SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information” establishes standards for the reporting of information about operating segments by public business enterprises in their annual and interim reports issued to shareholders.

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

This Statement is a disclosure requirement and does not have an effect on QNB’s financial position or results of operations. QNB operates its business as a single operating segment, therefore, no additional disclosure is required.

Derivative Instruments and Hedging Activities

In June 1998, the FASB issued Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133). This Statement standardizes the accounting for derivative instruments, including certain derivative instruments imbedded in other contracts, and those used for hedging activities, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. The Statement categorizes derivatives used for hedging purposes as either fair value hedges, cash flow hedges, foreign currency fair value hedges, foreign currency cash flow hedges, or hedges of net investments in foreign operations. The Statement generally provides for matching of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk, so long as the hedge is effective. QNB adopted SFAS 133 on January 1, 2001. QNB typically has not used derivative instruments and currently holds no positions that had a significant impact upon the adoption of SFAS 133 on earnings, financial condition or equity.

Recent Accounting Pronouncements

In September 2000, the Financial Accounting Standards Board (FASB) issued SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This statement supercedes and replaces the guidance in Statement 125. It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, although it carries over most of Statement 125‘s provisions without reconsideration.

The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. This Statement is to be applied prospectively with certain exceptions. Other than those exceptions, earlier or retroactive application of its accounting provisions is not permitted. The Company does not expect SFAS No. 140 to have a material income statement, equity, balance sheet or disclosure impact upon full adoption.

Statement of Cash Flows

Cash and cash equivalents for purposes of this statement consist of cash and due from banks.

Note 2 — Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share (share and per share data have been restated to reflect the 5% stock dividend issued June 30, 2000 and are not in thousands):

	2000	1999	1998
Numerator for basic
and diluted earnings
per share - net income	$ 4,106	$ 3,801	$ 3,448

Denominator for basic
earnings per share - weighted
average shares outstanding	1,498,401	1,507,640	1,503,310
Effect of dilutive securities -
employee stock options	284	5,490	10,198

Denominator for diluted earnings
per share - adjusted weighted
average shares outstanding	1,498,685	1,513,130	1,513,508

Earnings per share - basic	$ 2.74	$ 2.52	$ 2.29
Earnings per share - diluted	2.74	2.51	2.28

Note 3 —  Cash And Due From Banks

Included in cash and due from banks are reserves in the form of deposits with the Federal Reserve Bank of $2,074,000 and $225,000 to satisfy federal regulatory requirements as of December 31, 2000 and 1999.

Note 4 —  Stock Repurchase Plan

In March of 2000, the Board of Directors of QNB Corp. authorized the repurchase of up to 4.99 percent or 75,410 shares of QNB Corp’s outstanding common stock. Such repurchases may be made in open market or privately negotiated transactions. The repurchased shares will be held in treasury and will be available for general corporate purposes. As of December 31, 2000, QNB Corp. repurchased 32,646 shares at an average cost of $28.58 per share.

36    QNB Corp. & Subsidiary • 2000 Annual Report

Notes to Consolidated Financial Statements

Note 5 —  Investment Securities
Available-For-Sale

The amortized cost and estimated fair values of investment securities available-for-sale at December 31, 2000 and 1999 were as follows:

December 31,	2000				1999
	Aggregate fair value	Gross unrealized holding gains	Gross unrealized holding losses	Amortized cost	Aggregate fair value	Gross unrealized holding gains	Gross unrealized holding losses	Amortized cost
U.S. Treasury	$ 6,561	$ 66	$ 4	$ 6,499	$ 6,499	$ 10	$ 27	$ 6,516
U.S. Government agencies	42,469	131	141	42,479	40,396	2	1,479	41,873
State and municipal securities	10,171	140	92	10,123	6,371	7	508	6,872
Mortgage-backed securities	43,241	220	405	43,426	37,485	2	1,894	39,377
Other debt securities	1,024	26	—	998	50	—	—	50
Equity securities	10,779	12	51	10,818	6,808	306	366	6,868

Total investment securities
available-for-sale	$114,245	$595	$693	$114,343	$97,609	$327	$4,274	$101,556

The amortized cost and estimated fair value of securities available-for-sale by contractual maturity at December 31, 2000 are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.

December 31, 2000	Aggregate fair value	Amortized cost
Due in one year or less	$ 3,515	$ 3,509
Due after one year through five years	19,577	19,489
Due after five years through ten years	27,037	27,050
Due after ten years	10,096	10,051
Mortgage-backed securities	43,241	43,426
Equity securities	10,779	10,818

Total securities available-for-sale	$114,245	$114,343

Proceeds from sales of investment securities available-for-sale are as follows:

	2000	1999	1998
Proceeds	$12,878	$17,976	$6,227
Gross gains	406	192	106
Gross losses	96	331	40

Held-To-Maturity

The amortized cost and estimated fair values of investment securities held-to-maturity at December 31, 2000 and 1999 were as follows:

December 31,	2000				1999
	Amortized cost	Gross unrealized holding gains	Gross unrealized holding losses	Aggregate fair value	Amortized cost	Gross unrealized holding gains	Gross unrealized holding losses	Aggregate fair value
State and municipal securities	$19,974	$118	$ 42	$20,050	$19,346	$42	$ 469	$18,919
Mortgage-backed securities	23,008	26	269	22,765	28,956	—	1,303	27,653

Total investment securities
held-to-maturity	$42,982	$144	$311	$42,815	$48,302	$42	$1,772	$46,572

QNB Corp. & Subsidiary • 2000 Annual Report    37

Notes to Consolidated Financial Statements

The amortized cost and estimated fair values of securities held-to-maturity by contractual maturity at December 31, 2000, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties. Mortgage-backed securities are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.

December 31, 2000	Amortized cost	Aggregate fair value
Due in one year or less	$ 431	$ 432
Due after one year through five years	6,999	7,058
Due after five years through ten years .	12,544	12,560
Due after ten years	—	—
Mortgage-backed securities	23,008	22,765

Total securities held-to-maturity	$42,982	$42,815

There were no sales of investment securities classified as held-to-maturity during 2000, 1999 or 1998. At December 31, 2000 and 1999, investment securities totaling $43,019,000 and $43,963,000 were pledged as collateral for repurchase agreements and deposits of public funds as required by law.

Note 6 —  Loans

December 31,	2000	1999
Commercial and industrial	$ 39,100	$ 32,003
Agricultural	3,027	1,935
Construction	380	258
Real estate-commercial	65,271	64,853
Real estate-residential	70,943	68,945
Consumer	6,708	6,005

Total loans	185,429	173,999
Less unearned income	195	235

Total loans, net of unearned income	$185,234	$173,764

Real estate commercial loans include all loans collateralized at least in part by commercial real estate. These loans may not be for the expressed purpose of conducting commercial real estate transactions.

Included in real estate residential loans at December 31, 2000 are $198,000 of residential mortgage loans held-for-sale. There were no residential mortgage loans held-for-sale as of December 31, 1999. Included in consumer loans at December 31, 2000 and 1999 were $1,444,000 and $1,235,000 of student loans held-for-sale.

At December 31, 2000 and 1999, the recorded investment in loans for which impairment has been recognized totaled $145,000 and $379,000 of which $103,000 and $310,000 required no valuation allowance. As of December 31, 2000 and 1999, $42,000 and $69,000 of loans required a valuation allowance on the entire amount. Most of the loans identified as impaired are collateral-dependent. For the years ended December 31, 2000, 1999 and 1998, the average recorded investment in impaired loans was approximately $397,000, $323,000 and $945,000, respectively. QNB recognized $67,000, $67,000 and $133,000 of interest income on these loans in 2000, 1999 and 1998, respectively.

Included within the loan portfolio are loans on non-accrual status of $205,000 and $484,000 at December 31, 2000 and 1999, respectively. If interest on non-accrual loans had been accrued throughout the period, interest income for the years ended December 31, 2000, 1999 and 1998, would have increased approximately $40,000, $55,000 and $70,000, respectively. The amount of interest income on these loans that was included in net income in 2000, 1999 and 1998 was $0, $21,000 and $17,000, respectively.

QNB generally lends in its trade area which is comprised of Quakertown and surrounding communities. To a large extent QNB makes loans collateralized at least in part by real estate. Its lending activities could be affected by changes in the general economy, the regional economy, or real estate values. QNB’s commercial loans are not considered to be concentrated, except those loans to real estate developers and investors which account for $23,685,000 or 12.8 percent of the loan portfolio at December 31, 2000. This is an increase from 11.2 percent at December 31, 1999. Concentration is based upon Standard Industrial Classification codes used for bank regulatory purposes and is considered to be 10 percent or more of total loans.

Note 7 —  Allowance For Loan Losses

Activity in the allowance for loan losses is shown below:

December 31,	2000	1999	1998
Balance at beginning of year	$ 3,196	$ 2,951	$ 2,670

Charge-offs	(264)	(22)	(152)
Recoveries	18	27	33

Net recoveries (charge-offs)	(246)	5	(119)
Provision for loan losses	—	240	400

Balance at end of year	$ 2,950	$ 3,196	$ 2,951

Note 8 —  Premises And Equipment

Premises and equipment, stated at cost less accumulated depreciation and amortization, are summarized below:

December 31,	2000	1999
Land and buildings	$ 4,835	$ 4,837
Furniture and equipment	6,799	5,649
Leasehold improvements	1,709	844

Book value	13,343	11,330
Accumulated depreciation
and amortization	(7,170)	(6,490)

Net book value	$ 6,173	$ 4,840

Depreciation and amortization expense on premises and equipment amounted to $735,000, $655,000 and $505,000, for the years ended December 31, 2000, 1999 and 1998, respectively.

Rental expense on operating leases amounted to approximately $172,000, $139,000 and $135,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Most leases have options for renewal. Future minimum annual rental payments due on non-cancelable leases for each of the years 2001 through 2005 are approximately $222,000, $176,000, $144,000, $142,000 and $140,000, respectively.

38    QNB Corp. & Subsidiary • 2000 Annual Report

Notes to Consolidated Financial Statements

Note 9 — Mortgage Servicing Rights

The changes in mortgage servicing assets are as follows:

December 31,	2000	1999	1998

Balance, beginning of year	$ 221	$ 159	$ 57
Additions	20	112	137
Less: amortization	(50)	(50)	(35)

Balance, end of year	$ 191	$ 221	$ 159

Note 10 — Time Deposits

The aggregate amount of time deposits including deposits in denominations of $100,000 or more was $135,281,000 and $137,546,000 at December 31, 2000 and 1999, respectively. The scheduled maturities of time deposits as of December 31, 2000 for the years 2001 through 2005 and thereafter are approximately $66,080,000, $56,710,000, $10,018,000, $2,124,000, $338,000 and $11,000, respectively.

Note 11 — Short-Term Borrowings

December 31,	Securities Sold under Agreements to Repurchase(a)	Other Short-term Borrowings(b)

2000
Balance	$17,219	$ 600
Maximum indebtedness at any month end	17,219	5,600
Daily average indebtedness outstanding	10,977	1,268
Average rate paid for the year	3.94%	6.54%
Average rate on period-end borrowings	4.31	5.72

1999
Balance	$ 7,849	$1,076
Maximum indebtedness at any month end	14,359	1,165
Daily average indebtedness outstanding	9,966	847
Average rate paid for the year	3.37%	5.04%
Average rate on period-end borrowings	3.35	4.74

(a) Securities sold under agreements to repurchase mature within 30 days. The repurchase agreements were collateralized by U.S. Treasury and U.S. Government agency securities with an amortized cost of $18,489,000 and $11,986,000 and a fair value of $18,502,000 and $11,528,000 at December 31, 2000 and 1999, respectively.

(b) Other short-term borrowings include Federal funds purchased, Treasury tax and loan notes and Federal Reserve discount window borrowings.

Note 12 — FHLB Advances

Under terms of its agreement with the FHLB, QNB maintains otherwise unencumbered qualifying assets (principally 1-4 family residential mortgage loans and U.S. Government and Agency notes, bonds, and mortgage-backed securities) in the amount of at least as much as its advances from the FHLB. QNB’s FHLB stock of $3,062,000 at December 31, 2000 and 1999 is also pledged to secure these advances.

At December 31, 2000 and 1999 there were $25,000,000 in outstanding advances with a weighted average rate of 5.40% and 5.15%, respectively. These advances mature in 2009 and 2010 and are convertible, whereby the FHLB has the option at a predetermined time to convert the fixed interest rate to an adjustable rate tied to LIBOR. QNB then has the option to prepay these advances if the FHLB converts the interest rate.

Note 13 — Income Taxes

The components of the provision for income taxes are as follows:

Year Ended December 31,	2000	1999	1998

Current:
Federal income taxes	$990	$ 1,190	$ 1,436
State income taxes	5	—	—
Deferred Federal income taxes	149	(16)	(164)

Net provision	$1,144	$1,174	$ 1,272

At December 31, 2000 , 1999 and 1998, the tax effects of temporary differences that represent the significant portion of deferred tax assets and liabilities are as follows:

Year Ended December 31,	2000	1999	1998

Deferred tax assets
Allowance for loan losses	$ 761	$ 843	$ 762
Net unrealized holding losses on
investment securities available-for-sale	33	1,342	—
Other real estate owned reserves	—	41	86
Deferred compensation	179	174	171
Deposit premium	18	13	7
Deferred loan fees	9	14	19
Other	13	33	35

Total deferred tax assets	1,013	2,460	1,080

Deferred tax liabilities
Depreciation	10	—	—
Mortgage servicing rights	65	75	54
Net unrealized holding gains on
investment securities available-for-sale	—	—	472
Other	61	50	48

Total deferred tax liabilities	136	125	574

Net deferred tax asset	$ 877	$2,335	$ 506

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

A reconciliation between the statutory and effective tax rate for net income was as follows:

Year Ended December 31,	2000	1999	1998

Provision at statutory rate	$ 1,785	$ 1,692	$ 1,605
Tax-exempt interest income	(580)	(459)	(323)
Cash surrender value insurance	(59)	(55)	(20)
Other	(2)	(4)	10

Total provision	$ 1,144	$ 1,174	$ 1,272

QNB Corp. & Subsidiary • 2000 Annual Report    39

Notes to Consolidated Financial Statements

Note 14 — Employee Benefit Plans

QNB maintains a money purchase defined contribution plan which covers all employees who meet the age and service requirements. QNB makes contributions to the money purchase plan equivalent to 5 percent of total compensation (as defined by the plan). QNB contributed and expensed $205,377, $187,046 and $201,776 to this plan in 2000, 1999 and 1998, respectively. QNB also has a 401(k) profit sharing plan pursuant to the provisions of 401(k) of the Internal Revenue Code. The plan covers substantially all employees who meet the age and service requirements. The 401(k) plan provides for elective employee contributions up to 9 percent of compensation and a matching company contribution limited to 3 percent. QNB makes contributions to the profit sharing plan as directed by its Board of Directors. For 2000, 1999 and 1998, QNB contributed and expensed $112,775, $109,305 and $106,567 respectively, to the 401(k) profit sharing plan.

QNB’s Employee Stock Purchase Plan (the “Plan”) offers eligible employees an opportunity to purchase from the Corporation shares of QNB Corp. Common Stock at a 5 percent discount from the lesser of fair market value on the first or last day of each offering period (as defined by the plan). The Plan authorizes the issuance of 26,250 shares. As of December 31, 2000 5,785 shares were issued under the plan. Prior to 2000, the Plan was considered compensatory as defined by SFAS No. 123, “Accounting for Stock-Based Compensation,” and as such, a charge to earnings of approximately $2,000 and $6,000 was recorded for the difference between the purchase price and the fair value on the date of issue in 1999 and 1998, respectively. No charge to earnings was recorded in 2000. Shares issued pursuant to the Plan were as follows:

Year Ended Dec. 31,	Shares		Price per Share

2000	1,719	$26.17	and	$26.60
1999	1,567	26.17	and	32.04
1998	1,287	28.88	and	33.39

Note 15 — Stock Option Plan

QNB has two stock option plans (the “1988 Plan” and the “1998 Plan”) administered by a committee which consists of three or more members of QNB’s Board of Directors. Both the 1988 and 1998 Plans provide for the granting of either (i) Non-Qualified Stock Options (NQSOs) or (ii) Incentive Stock Options (ISOs). The exercise price of an option is the fair market value of QNB’s common stock at the date of grant, as defined by the plans.

The 1988 Plan authorizes the issuance of 86,100 shares. These options expire 5 years from the date of grant. The 1988 Plan expired on February 23, 1998. No additional shares may be granted under the 1988 Plan. As of December 31, 2000, there were 76,698 options granted and 32,652 outstanding under the 1988 Plan. The 1998 Plan authorizes the issuance of 105,000 shares. The time periods by which any option is exercisable under the 1998 Plan is determined by the Committee but shall not commence before the expiration of six months or continue beyond the expiration of ten years after the date the option is awarded. As of December 31, 2000, there were 31,078 options granted and outstanding under the 1998 Plan.

Changes in total options outstanding during 2000, 1999 and 1998, were as follows:

	Number of Options	Exercise Price per Option	Average Exercise Price

December 31, 1997	34,228	$18.53 - $30.40	$25.14
ISOs Exercised	(1,260)	18.53	18.53
ISOs Granted	12,599	32.30	32.30

December 31, 1998	45,567	18.53 - 32.30	27.30
ISOs Exercised	(5,250)	18.53	18.53
ISOs Granted	18,478	27.55 - 35.15	33.94

December 31, 1999	58,795	19.95 - 35.15	30.17
ISOs Exercised	(7,665)	19.95	19.95
ISOs Granted	12,600	27.55	27.55

December 31, 2000	63,730	$27.55 - $35.15	$30.88

The following table summarizes information about stock options outstanding at December 31, 2000:

	Exercisable
Exercise Price Range	Options	Average Life(1)	Exercise Price

$27.55-$28.03	25,094	5.62	$27.73
30.40-35.15	38,636	4.21	32.93

Total	63,730	4.77	$30.88

(1)  Average contractual life remaining in years

SFAS No. 123 provides an alternative method of accounting for stock-based compensation arrangements. This method is based on fair value of the stock-based compensation determined by an option pricing model utilizing various assumptions regarding the underlying attributes of the options and QNB’s stock, rather than the existing method of accounting for stock-based compensation which is provided in Accounting Principles Board Opinion No. 25 (APB No. 25), “Accounting for Stock Issued to Employees.” The Financial Accounting Standards Board encourages entities to adopt the fair value based method, but does not require the adoption of this method.

QNB applies APB No. 25 and related Interpretations in accounting for the Plan. The following table sets forth pro forma net income and earnings per share as if compensation expense was recognized for stock options in accordance with SFAS No. 123.

		Reported	Pro forma

Net income:	2000	$ 4,106	$ 4,032
	1999	3,801	3,670
	1998	3,448	3,385
Basic earnings per share:	2000	$ 2.74	$ 2.69
	1999	2.52	2.43
	1998	2.29	2.24
Diluted earnings per share:	2000	$ 2.74	$ 2.69
	1999	2.51	2.42
	1998	2.28	2.23

40    QNB Corp. & Subsidiary • 2000 Annual Report

Notes to Consolidated Financial Statements

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

Year ended December 31,	2000	1999	1998

Risk free interest rate	6.75%	5.04%	5.49%
Dividend yield	3.48%	2.44%	2.50%
Volatility	28.61	25.47	23.00
Expected life	10yrs.	10yrs.	5yrs.

The weighted average fair value per share of options granted during 2000, 1999 and 1998 was $8.85, $11.27 and $7.94, respectively.

Note 16 — Related Party Transactions

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

Balance, December 31, 1999	$4,014
New loans	7,246
Repayments and other changes	6,918

Balance, December 31, 2000	$4,342

QNB allowed its directors to defer a portion of their compensation. The amount of deferred compensation accrued as of December 31, 2000 and 1999, was $528,000 and $512,000, respectively.

During 1999, QNB entered into an agreement, approved by the Board of Directors, with a director for the improvement and renovation of certain of the Bank’s offices. The total paid during 2000 and 1999 was $167,000 and $333,000, respectively.

Note 17 — Commitments And Contingencies

In the normal course of business there are various legal proceedings, commitments, and contingent liabilities which are not reflected in the financial statements. Management does not anticipate any material losses as a result of these transactions and activities. They include, among other things, commitments to extend credit and standby letters of credit. Outstanding standby letters of credit amounted to $751,000 and $1,241,000 and commitments to extend credit totaled $40,878,000 and $38,760,000 at December 31, 2000 and 1999, respectively. The maximum exposure to credit loss, which represents the possibility of sustaining a loss due to the failure of the other parties to a financial instrument to perform according to the terms of the contract, is represented by the contractual amount of these instruments. QNB uses the same lending standards and policies in making credit commitments as it does for on-balance sheet instruments. The activity is controlled through credit approvals, control limits, and monitoring procedures.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. QNB evaluates each customer’s creditworthiness on a case-by-case basis.

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk and collateral policy involved in issuing letters of credit are essentially the same as those involved in extending loan commitments.

The amount of collateral obtained for letters of credit and commitments to extend credit is based on management’s credit evaluation of the customer. Collateral varies but may include real estate, accounts receivable, marketable securities, pledged deposits, inventory or equipment.

Note 18 — Other Comprehensive Income

The tax effects allocated to each component of “Other Comprehensive Income” are as follows:

	Before-Tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount

Year Ended December 31, 2000
Unrealized gains on securities
Unrealized holding gains arising
during the period	$ 4,159	$(1,415)	$ 2,744
Reclassification adjustment for
gains included in net income	(310)	106	(204)

Other comprehensive income	$ 3,849	$(1,309)	$ 2,540

Year Ended December 31, 1999
Unrealized gains on securities
Unrealized holding losses arising
during the period	$(5,473)	$ 1,861	$(3,612)
Reclassification adjustment for
losses included in net income	139	(47)	92

Other comprehensive income	$(5,334)	$ 1,814	$(3,520)

Year Ended December 31, 1998
Unrealized gains on securities
Unrealized holding gains arising
during the period	$ 131	$ (44)	$ 87
Reclassification adjustment for
gains included in net income	(66)	22	(44)

Other comprehensive income	$ 65	$ (22)	$ 43

QNB Corp. & Subsidiary • 2000 Annual Report    41

Notes to Consolidated Financial Statements

Note 19 - Disclosures About Fair Value of Financial Instruments

All entities are required to disclose estimated fair values for their financial instruments, whether or not recognized in the balance sheet. For QNB, as for most financial institutions, substantially all of its assets and liabilities are considered financial instruments.

Estimates of fair value are made at a specific point in time, based upon, where available, relevant market prices and information about the financial instrument. Such estimates do not include any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. For a substantial portion of the Company’s financial instruments, no quoted market exists. Therefore, estimates of fair value are necessarily based on a number of significant assumptions regarding the amount and timing of estimated future cash flows which are discounted to reflect varying degrees of risk. Given the uncertainties surrounding these assumptions, the reported fair values may not represent actual values of financial instruments that could have been realized as of year-end or that will be realized in the future. Use of different assumptions or methodologies is likely to result in significantly different fair value estimates.

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

The estimated fair values and carrying amounts are summarized as follows:

December 31,	2000		1999

	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount

Financial Assets
Cash and due from banks	$ 14,466	$ 14,466	$ 19,352	$ 19,352
Federal funds sold	2,678	2,678	--	--
Investment securities available-for-sale	114,245	114,245	97,609	97,609
Investment securities held-to-maturity	42,815	42,982	46,572	48,302
Net loans	181,232	182,284	171,286	170,568
Accrued interest receivable	2,213	2,213	2,045	2,045

Financial Liabilities
Deposits with no stated maturities	158,541	158,541	148,620	148,620
Deposits with stated maturities	135,060	135,281	136,822	137,546
Short-term borrowings	17,847	17,819	8,925	8,925
Federal Home Loan Bank advances	24,162	25,000	24,556	25,000
Accrued interest payable	1,409	1,409	1,420	1,420

The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at December 31, 2000 and 1999.

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

42    QNB Corp. & Subsidiary • 2000 Annual Report

Notes to Consolidated Financial Statements

Note 20 — Parent Company Financial Information

Condensed financial statements of QNB Corp. only:

Balance Sheets

December 31,	2000	1999

Assets
Cash and due from banks	$ 57	$ 20
Investment securities available-for-sale .	3,115	2,656
Investment in subsidiary	28,642	24,812
Other assets	15	20

Total assets	$ 31,829	$ 27,508

Liabilities
Other liabilities	$ 35	$ 46
Shareholders’ equity
Common stock	1,891	1,796
Surplus	6,491	4,458
Retained earnings	24,409	23,812
Accumulated other comprehensive income	(64)	(2,604)
Treasury stock	(933)	—

Total liabilities and shareholders’ equity	$ 31,829	$ 27,508

Statements of Income

Year Ended December 31,	2000	1999	1998

Dividends from subsidiary	$2,685	$1,506	$ 1,911
Interest and dividend income	78	78	56
Securities gains	216	117	39
Other income	—	4	—

Total income	2,979	1,705	2,006

Expenses	138	145	121

Income before applicable income
taxes and equity in undistributed
income of subsidiary	2,841	1,560	1,885
Income taxes (benefit)	35	—	(22)

Income before equity in undistributed
income of subsidiary	2,806	1,560	1,907
Equity in undistributed
income of subsidiary	1,300	2,241	1,541

Net income	$4,106	$3,801	$ 3,448

Statements of Cash Flows

Year Ended December 31,	2000	1999	1998

Operating Activities
Net income	$ 4,106	$ 3,801	$ 3,448
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income from subsidiary	(1,300)	(2,241)	(1,541)
Securities gains	(216)	(117)	(39)
Decrease (increase) in other assets	—	46	(46)
(Decrease) increase in other liabilities	(11)	46	(30)
Other	—	—	6

Net cash provided by operating activities	2,579	1,535	1,798

Investing Activities
Purchase of investment securities	(1,986)	(1,200)	(1,044)
Proceeds from sale of investment securities	1,758	747	205

Net cash used by investing activities	(228)	(453)	(839)

Financing Activities
Cash dividends paid	(1,426)	(1,207)	(1,031)
Stock issue	45	48	40
Treasury stock purchased	(933)	—	—

Net cash used by financing activities	(2,314)	(1,159)	(991)

Increase (decrease) in cash and cash equivalents	37	(77)	(32)
Cash and cash equivalents at beginning of year	20	97	129

Cash and cash equivalents at end of year	$ 57	$ 20	$ 97

Supplemental Cash Flow Disclosure
Non-Cash Transactions
Change in net unrealized holding gains or losses, net of taxes on investment securities	$ 10	$ (404)	$ (103)

QNB Corp. & Subsidiary • 2000 Annual Report    43

Notes to Consolidated Financial Statements

Note 21 — Regulatory Restrictions

Dividends payable by the Corporation and the Bank are subject to various limitations imposed by statutes, regulations and policies adopted by bank regulatory agencies. Under current regulations regarding dividend availability, the Bank may declare dividends in 2001to the Corporation totaling $3,541,000, plus additional amounts equal to the net profit earned by the Bank for the period from January 1, 2001, through the date of declaration, less dividends previously declared in 2001.

Both the Corporation and the Bank are subject to regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate actions by regulators that could have an effect on the financial statements. Under the framework for prompt corrective action, both the Corporation and the Bank must meet capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items. The capital amounts and classification are also subject to qualitative judgements by the regulators. Management believes, as of December 31, 2000, that both the Corporation and the Bank meet all capital adequacy requirements to which it is subject.

As of the most recent notification, the Federal Reserve Bank and the Comptroller of the Currency considered the Corporation and the Bank to be “well capitalized” under the regulatory framework. There are no conditions or events since that notification that management believes have changed the classification. To be categorized as well capitalized, the Corporation and the Bank must maintain minimum ratios set forth in the table below. The Corporation and the Bank’s actual capital amounts and ratios are presented below:

	Capital Levels

	Actual		Adequately	Capitalized	Well Capitalized
As of December 31, 2000	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total risk-based capital (to risk weighted assets):(1)
Consolidated	$34,298	15.24%	$18,003	8.00%	$22,504	10.00%
Bank	31,106	14.02	17,748	8.00	22,185	10.00
Tier I capital (to risk weighted assets):(1)
Consolidated	31,483	13.99	9,002	4.00	13,502	6.00
Bank	28,328	12.77	8,874	4.00	13,311	6.00
Tier I capital (to average assets):(1)
Consolidated	31,483	8.60	14,648	4.00	18,310	5.00
Bank	28,328	7.80	14,524	4.00	18,155	5.00

	Capital Levels

	Actual		Adequately	Capitalized	Well Capitalized
As of December 31, 1999	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total risk-based capital (to risk weighted assets):(1)
Consolidated	$32,065	16.50%	$15,544	8.00%	$19,430	10.00%
Bank	29,382	15.33	15,330	8.00	19,163	10.00
Tier I capital (to risk weighted assets):(1)
Consolidated	29,627	15.25	7,772	4.00	11,658	6.00
Bank	26,977	14.08	7,665	4.00	11,498	6.00
Tier I capital (to average assets):(1)
Consolidated	29,627	8.38	14,145	4.00	17,681	5.00
Bank	26,977	7.69	14,036	4.00	17,545	5.00

(1)	As defined by the regulators

QNB Corp. & Subsidiary • 2000 Annual Report    44

[LOGO]

Independent Auditors Report

To the Board of Directors and Shareholders of QNB Corp:

We have audited the accompanying consolidated balance sheets of QNB Corp. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of QNB Corp. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

/S/ KPMG LLP

KPMG LLP
January 25, 2001

Corporate Information

Annual Meeting
The Annual Meeting of Shareholders of QNB Corp. will be held at the offices of The Quakertown National Bank, 320 West Broad Street, Quakertown, PA on May 15, 2001, at 11:00 a.m.

Market Makers
As of December 31, 2000, the following firms made a market in QNB Corp. common stock:

Legg Mason Wood Walker, Inc.	Ryan, Beck & Company
Allentown, PA 18105	Shrewsbury, NJ 07702

Monroe Securities, Inc.
Rochester, NY 14614

Transfer Agent
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572
800-368-5948

Form 10-K
A copy of QNB Corp.'s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, is available, without charge to shareholders, by writing L. Jane Mann, QNB Corp., P.O. Box 9005, Quakertown, PA 18951-9005.

The Annual Report and other Company reports are also filed electronically through the Electronic Data Gathering, Analysis, and Retrieval System (“EDGAR”) which performs automated collection, validation, indexing, acceptance, and forwarding of submissions to the Securities and Exchange Commission (SEC) and is accessible by the public using the Internet at http://www.sec.gov./edgar.shtml.

Auditors
KPMG LLP
1600 Market Street
Philadelphia, PA  19103

Stock Information
QNB Corp. common stock is traded in the over-the-counter market. Quotations for QNB Corp. common stock appear in the pink sheets published by the National Quotations Bureau, Inc.

The following table sets forth representative high and low bid and ask stock prices for QNB Corp. common stock on a quarterly basis during 2000 and 1999:

	High		Low		Cash Dividend
	Bid	Ask	Bid	Ask	Per Share

2000
First Quarter	$27.619	$28.571	$24.286	$26.429	$.24
Second Quarter	27.619	34.500	22.857	24.524	.24
Third Quarter	27.500	29.500	26.625	27.750	.24
Fourth Quarter	29.000	30.000	27.375	28.000	.24

1999
First Quarter	$35.625	$39.900	$35.150	$38.950	$.20
Second Quarter	35.388	38.000	30.400	33.250	.20
Third Quarter	31.578	33.250	28.025	30.400	.20
Fourth Quarter	28.025	30.875	27.550	28.500	.20

Direct Deposit of Dividends
Shareholders of record may elect to have dividends deposited directly to a checking or savings account at their financial institution. For additional information about Direct Deposit of Dividends, please write to:
L. Jane Mann, QNB Corp., P.O. Box 9005, Quakertown, PA 18951-9005.

QNB Corp. & Subsidiary • 2000 Annual Report    45

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
Mary Ann Smith, Senior Vice President/Chief Information Officer

Officers of The Quakertown National Bank
Mary A. Ackerman, Technical Services Officer
Stephen W. Bauder, Assistant Vice President, Commercial Lending
Robert D. Beck, Vice President, InformationTechnology
Barbara A. Crafton, Mortgage Loan Originator
Jane S. Cygan, Loan Origination Officer
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
Maryann S. Thompson, Commercial Documentation Supervisor
Robert S. Wehrheim, Facilities Director
Cameron B. Wentzel, Retail Loan Officer/Supervisor
Robert L. Wieand, Vice President, Commercial Lending

Trust & Investment Management
Joseph J. Olenick, Senior Vice President, Trust & Investment Management

Branch Locations
DOWNTOWN OFFICE
3rd & West Broad Streets, Quakertown
Carol J. Schroding, Assistant Vice President/Branch Manager
Denise R. Kee, Banking Officer

COUNTRY SQUARE OFFICE
Country Square Shopping Center, Quakertown
Sharon L. Rotenberger, Assistant Vice President/Branch Manager
Doreen L. Little, Banking Officer

DUBLIN VILLAGE OFFICE
Dublin Village Plaza, Dublin
April B. Donahue, Branch Manager
Phyllis C. McKinley, Assistant to Branch Manager

COOPERSBURG OFFICE
Route 309, Coopersburg
Gale L. Pendrak, Assistant to Branch Manager

PENNSBURG OFFICE
Pennsburg Square Shopping Center, Pennsburg
Brian L. Heilman, Branch Manager
Lisa S. Levy, Assistant to Branch Manager

PERKASIE OFFICE
6th & Chestnut Streets, Perkasie
Deborah K. McDonald, Branch Manager
Leslie A. Baughman, Assistant to Branch Manager

SOUDERTON OFFICE
Hilltown Plaza Shopping Center, Souderton
Bruce D. Kenworthy, Branch Manager
Ray C. Myers, Banking Officer

CUSTOMER SERVICE CENTER
215-538-5600 or 800-491-9070

QNB-ONLINE INTERNET BANKING
www.QNB.com

ACCOUNT ACCESS 24-HOUR TELEPHONE BANKING
215-538-5760 or 800-491-9070

QNB Corp. [LOGO] 320 West Broad Street P.O. Box 9005 Quakertown, PA 18951-9005 215-538-5600 or 800-491-9070 www.QNB.com	Concept, design by R&D Communications Photography by Sashane Photography