Form 10-K, Exhibit 13
period 2003-12-31
QNB CORP
filed 2004-03-30
CIK 750558

2003 ANNUAL REPORT                          SINCERE INTEREST IN YOUR SUCCESS

Letter to Shareholders

[GRAPHIC OMMITTED]
"We thank all QNB personnel for their dedication and ongoing contribution to our success" Dennis Helf, Chairman of the Board
Thomas J. Bisko, President & CEO


We are pleased to present the 2003 Annual Report for QNB Corp. and its subsidiary, The Quakertown National Bank.

It was an incredible year. Your company once again achieved record earnings - for the eighth consecutive time. Net income of $5,648,000 represents a 14 percent increase over net income for 2002 and equates to a return on average assets of 1.07 percent and a return on average equity of 14.38 percent. Many factors contributed to our financial success this past year, with fundamental deposit growth having the greatest impact. Average deposits increased 12.7 percent during the year, partially as a result of our success in winning the deposit relationships of several municipalities and school districts. Enhancing the returns on those deposits was another solid year for loan demand. Average loans outstanding increased 10.5 percent during the year in a slowly recovering economy.

The record low interest rates which prevailed during the year also created an opportunity for many of our customers to refinance their mortgage to either a lower rate, shorter term or both. Due to both the volume of loans refinanced and the continuing decline in interest rates, we recognized $923,000 in gains on the sale of residential mortgages in 2003.

Your organization also continues to focus on booking quality assets which contribute to profitability. Given the high quality of the loan portfolio, the Allowance for Loan Losses remained adequate to protect against probable losses without the need for an additional provision. Please refer to the "Management's Discussion and Analysis" section of the report for more detail regarding earnings.

We again took actions during the year to enhance the value of your investment in QNB. During the first quarter of 2003, we increased the quarterly cash dividend from $.15 to $.165 per share, an increase of 10 percent. The dividend increase also marks the eighth consecutive year in which the cash dividend has been increased by a minimum of 10 percent. During the third quarter, we announced a two-for-one stock split in an effort to increase the liquidity of your shares. Both actions were well received by investors as evidenced by the December 31, 2003 closing bid price of $33.60. The total return on a share of QNB stock for 2003 was approximately 55 percent.

As a result of the strong earnings performance, the company remained well capitalized despite the significant growth in assets and the dividend increase. The year end capital to asset ratio was 7.9 percent.

Our organization, however, doesn't judge our success solely on financial results. It is part of our mission to enhance all the communities in which we operate. This is partially achieved through corporate donations, but is primarily accomplished through our employee volunteers. QNB employees are involved in community events throughout the year and are also key volunteers for many non-profit organizations. We recognize and applaud them for their contributions to the total success of our company, and the communities they help.

During the year, the talents of several employees were recognized and rewarded with promotions: Stephen M. Rick, Commercial Loan Officer; Bruce D. Kenworthy, Business Development Officer/Market Manager; Paul T. Dotzman, Vice President; Lisa Otery, Assistant Vice President/ Deposit Services; and Thomas R. Klee, Vice President. In addition to the promotions, we welcomed Debra A. Werkheiser to the organization. Debra accepted the position of Senior Vice President/Director of Wealth Management. In other news relating to QNB personnel, we are pleased to note that two employees achieved national certifications in their respective fields. Brian Schaffer, Vice President of Marketing, earned the designation of Certified Financial Marketing Professional (CFMP) and Linda Helverson, an employee in our Deposit Services Department earned the designation of Accredited ACH Professional (AAP). Our congratulations and encouragement for continued success go out to each employee. Unfortunately for the company, Ray Myers announced his retirement and left in early 2004. Ray had been with QNB for over 32 years and was an integral part of our success during his tenure with the company. We wish Ray good luck and thank him for his contributions to QNB.

As we turn our attention to the challenges of 2004 and beyond, we do so with high expectations. We will continue to rely upon our strategic planning process for guidance in the areas of technology, employee development, branching strategies, and product development. Special attention will be paid to the net interest margin which continued to constrict in 2003. Loan growth will remain a primary focus; also, we will constantly evaluate product and market opportunities which we believe may enhance the value of your investment over the long term. One such exciting opportunity is our recently announced supermarket branch in the new GIANT Food Store in Quakertown. The branch will be open seven days a week with extended hours, thereby providing additional convenience for our existing customers. It also positions the company well for prospective customers as the GIANT Food Store is located in one of Quakertown's primary growth areas.

QNB also measures itself through its customers' satisfaction and success. On the following pages, we showcase three customer experiences that we feel exemplify our corporate philosophy of "Sincere Interest In Your Success."

In closing, we thank all QNB personnel for their dedication and ongoing contribution to our success. We also thank you, our shareholders, for your loyal and continued support.

/ s / Thomas J. Bisko
Thomas J. Bisko, President & CEO

/ s / Dennis Helf
Dennis Helf
Chairman of the Board

QNB CORP. AND SUBSIDIARY

"People" People

Sincere Interest in Your Success. It's not a catchphrase. It's the way we do business. On these pages are a few unsolicited comments from customers that reveal how they feel about our willingness to go the extra mile for them.


"I am writing to tell you of the wonderful experience my family had at the Country Square branch. I was in the Bank transacting business and talking with Mary Lou about my grandchildren. She told me of the Bank's Youth Trek savings program for kids. She gave me the paperwork and the money holder. She told me to tell my grandson she would take him into the vault as a special treat. When my grandson, who is four, came over that weekend, I told him all about the QNB savings program. I told him he had to earn his quarters and when he had $5 we would go to the Bank and open his own savings account. For the next three weeks when he came to visit he asked to do jobs so he could earn his quarters as he wanted to see the vault.

[When] we came to QNB to open his savings account... the ladies gave him the royal treatment. Doreen opened up his account. She asked him questions and let him pick out a special sticker. Mary Lou took him into the vault - he was thrilled. He picked out the toy robot, he was given stickers and a bubble pen. When we got home he told us that was the best and asked to do some jobs so he could save more money and go back to the Bank. My daughter-in-law agrees that it was a great learning experience for children.

I bank at QNB because it is a friendly hometown Bank and the service is excellent. When you walk into the Bank everyone knows who you are and they all welcome you. They put the customer first. Everyone is there to offer help and assistance - always with a smile. They make banking fun. Mary Lou & Doreen's professional demeanor is a credit to your banking institution. When my seven month old grandson is old enough I will bring him to QNB to open up his savings account." -- MRS. BARBARA COULTER



[GRAPHIC OMMITTED] ...the ladies gave him the royal treatment. Doreen opened up his account. She asked him questions and let him pick out a special sticker.

[GRAPHIC OMMITTED]
I told him he had to earn his quarters and when he had $5 we would go to the Bank and open his own savings account.

2003 ANNUAL REPORT                  SINCERE INTEREST IN YOUR SUCCESS

[GRAPHICS OMMITTED]
Mary Lou took him into the vault - he was thrilled. He picked out the toy robot, he was given stickers and a bubble pen.

QNB CORP. AND SUBSIDIARY

Business Builders

Canaan Cabinetry was established in 1981. For the first 20 years of the firm's existence Neal Hange worked "hands-on" as a company employee involved in every aspect of the business. Not long ago the owner offered Neal the opportunity to buy the company. He accepted.

"I knew everything about the company," Neal said. "But the one thing I was not really prepared for was the feeling I experienced when I opened the door and entered the business the first time as the owner. Suddenly I realized that I couldn't call the boss if a tough decision had to be made. I was the boss."

One of his first decisions was to invite his wife Sue to join him. Shortly afterward they began their search for a solid banking relationship. That's when they discovered how the enthusiasm and expertise of Steve and Bruce at QNB could help them grow the business.

Today this appealing husband-and-wife team is working to bring a new level of quality cabinetry design to Bucks County homeowners.

[GRAPHICS OMMITTED]
 "We were very impressed with the
service provided by Bruce Kenworthy
and Steve Rick. They made the financing
process simple and stress-free."

[GRAPHIC OMMITTED]
Pictured left to right, Steve Rick, Commercial Lender; Bruce Kenworthy, Asst. Vice President/Business Development Manager; Neal and Sue Hange.

2003 ANNUAL REPORT                  SINCERE INTEREST IN YOUR SUCCESS

Customer Advocates

On a wintry day in 2003, QNB Banking Officer, Deb Keller, had an appointment on her calendar to meet a customer who comes in once a year to sign IRA paperwork. This customer plans a trip to a local garage to have his car serviced then walks to the Bank to conduct his IRA business.

The day of his visit was particularly icy and cold. Deb became concerned for her customer's well-being when the time for the appointment arrived but her customer had not. Deb phoned his wife to find out what time he left and if he was really going to attempt the walk. His wife confirmed that he was planning on making the walk. Deb phoned the garage to find out if the customer was there or had already left.

Because of the terrible ice, the customer took longer to walk the distance, making him late for his appointment. After the customer arrived and completed his IRA paperwork, Deb offered to drive him back to the garage instead of having him risk the return walk. (She did this on her own time - her lunch hour.)

The customer was extremely grateful for the offer. He commented to Deb that "the caring concern of Bank employees is why I continue to do business with QNB."

[GRAPHICS OMMITTED] The day of his visit was particularly icy and cold.

[GRAPHIC OMMITTED]
Deb offered to drive him back to the garage instead of having him risk the return walk.

QNB CORP. AND SUBSIDIARY




TABLE OF CONTENTS

Financial Highlights                                      7
Management's Discussion and Analysis                      8
Consolidated Balance Sheets                              36
Consolidated Statements of Income                        37
Consolidated Statements of Shareholders' Equity          38
Consolidated Statements of Cash Flows                    39
Notes to Consolidated Financial Statements               40
Independent Auditors' Report                             54
Corporate Information                                    55
Directors, Officers & Office Locations                   56

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT


FINANCIAL HIGHLIGHTS

                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
---------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                   2003        2002       2001         2000        1999
---------------------------------------------------------------------------------------------------------------
FINANCIAL PERFORMANCE
Net interest income ................................   $ 15,646    $ 15,115    $ 13,524    $ 12,691    $ 12,891
Provision for loan losses ..........................          -           -           -           -         240
Non-interest income ................................      4,200       2,989       3,070       2,791       2,208
Non-interest expense ...............................     12,944      11,945      11,080      10,232       9,884
Net income .........................................      5,648       4,955       4,436       4,106       3,801

PER SHARE DATA*
Net income - basic .................................   $   1.83    $   1.61    $   1.44    $   1.30    $   1.20
Net income - diluted ...............................       1.79        1.59        1.43        1.30        1.20
Book value .........................................      14.03       13.28       11.46       10.21        8.62
Cash dividends .....................................        .66         .60         .54         .46         .38

SELECTED AVERAGE BALANCES
Total assets .......................................   $526,774    $479,494    $412,899    $363,516    $344,543
Total earning assets ...............................    493,238     448,917     387,650     341,011     322,363
Investment securities ..............................    250,414     230,434     187,984     158,389     143,716
Loans held-for-sale ................................      1,527       1,544       1,704       1,203       1,983
Loans, net of unearned income ......................    229,001     207,238     190,290     177,678     172,929
Deposits ...........................................    419,098     371,718     312,509     292,273     284,516
Borrowed funds .....................................     65,226      68,420      64,337      37,245      27,827
Shareholders' equity ...............................     39,286      35,707      32,756      30,991      28,880

BALANCE SHEET DATA
Total assets .......................................   $550,831    $503,430    $451,274    $371,671    $350,489
Investment securities available-for-sale ...........    264,441     214,741     168,102     114,245      97,609
Investment securities held-to-maturity .............     12,012      29,736      42,798      42,982      48,302
Loans held-for-sale ................................      1,439       4,159       2,122       1,642       1,235
Loans, net of unearned income ......................    232,127     212,691     200,089     183,592     172,529
Deposits ...........................................    438,639     388,913     344,731     293,822     286,166
Borrowed funds .....................................     65,416      69,485      66,451      42,819      33,925
Shareholders' equity ...............................     43,440      40,914      35,219      31,794      27,462

SELECTED RATIOS
Return on average assets ...........................       1.07%       1.03%       1.07%       1.13%       1.10%
Return on average shareholders' equity .............      14.38       13.88       13.54       13.25       13.16
Net interest margin ................................       3.45        3.68        3.81        4.02        4.23
Average shareholders' equity to average total assets       7.46        7.45        7.93        8.53        8.38


*ADJUSTED FOR TWO-FOR-ONE STOCK SPLIT DISTRIBUTED OCTOBER 14, 2003


Net Income Per Share - Diluted

[Bar chart omitted--plot points as follows:]

1999    $1.20
2000    $1.30
2001    $1.43
2002    $1.59
2003    $1.79


Cash Dividend

[Bar chart omitted--plot points as follows:]

1999    $0.38
2000    $0.46
2001    $0.54
2002    $0.60
2003    $0.66


Stock Price (12/31 CLOSING BID)

[Bar chart omitted--plot points as follows:]

1999    $13.16
2000    $13.34
2001    $16.13
2002    $20.00
2003    $33.60

QNB CORP. AND SUBSIDIARY



MANAGEMENT'S DISCUSSION AND ANALYSIS

AVERAGE BALANCES, RATES, AND INTEREST INCOME AND EXPENSE SUMMARY
(TAX-EQUIVALENT BASIS)


                                                     2003                              2002
---------------------------------------------------------------------------------------------------------------
                                        AVERAGE   AVERAGE                   AVERAGE   AVERAGE
                                        BALANCE      RATE      INTEREST     BALANCE      RATE      INTEREST
---------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing balances ...........  $  1,060       .57%      $     6    $    338      1.53%      $     5
Federal funds sold ..................    11,236      1.12           126       9,363      1.63           152
Investment securities
available-for-sale:
   Taxable ..........................   199,558      4.29         8,565     169,179      5.48         9,267
   Tax-exempt .......................    32,037      6.81         2,181      21,716      7.30         1,586
Investment securities held-to-maturity:
   Taxable ..........................     4,224      4.86           205      19,020      5.39         1,026
   Tax-exempt .......................    14,595      6.98         1,018      20,519      6.88         1,412
---------------------------------------------------------------------------------------------------------------
     Total investment securities ....   250,414      4.78        11,969     230,434      5.77        13,291
Loans, net of unearned income* ......   230,528      6.37        14,684     208,782      7.26        15,155
---------------------------------------------------------------------------------------------------------------
     Total earning assets ...........   493,238      5.43        26,785     448,917      6.37        28,603
Cash and due from banks .............    18,207                              15,495
Allowance for loan losses ...........    (2,937)                             (2,887)
Other assets ........................    18,266                              17,969
---------------------------------------------------------------------------------------------------------------
     Total assets ...................  $526,774      5.08%                 $479,494      5.97%
===============================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits
Interest-bearing demand accounts ....  $ 87,570       .63%          554    $ 61,006       .64%          393
Money market deposit accounts .......    36,138       .83           298      37,171      1.51           559
Savings accounts ....................    50,616       .64           324      41,764      1.19           497
Time deposits .......................   152,321      2.96         4,511     141,854      4.12         5,843
Time deposits of $100,000 or more ...    43,289      2.49         1,080      46,354      3.48         1,614
---------------------------------------------------------------------------------------------------------------
    Total interest-bearing
      deposits ......................   369,934      1.83         6,767     328,149      2.71         8,906
Short-term borrowings ...............    10,226      1.04           106      13,880      1.90           264
Federal Home Loan Bank advances .....    55,000      5.24         2,881      54,540      5.33         2,906
---------------------------------------------------------------------------------------------------------------
    Total interest-bearing
      liabilities ...................   435,160      2.24         9,754     396,569      3.05        12,076
---------------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits .......    49,164                              43,569
Other liabilities ...................     3,164                               3,649
Shareholders' equity ................    39,286                              35,707
---------------------------------------------------------------------------------------------------------------
    Total liabilities and
      shareholders' equity ..........  $526,774      1.85%                 $479,494      2.52%
===============================================================================================================
Net interest rate spread ............                3.19%                               3.32%
===============================================================================================================
Margin/net interest income ..........                3.45%    $  17,031                  3.68%     $ 16,527
===============================================================================================================




                                                          2001
------------------------------------------------------------------------
                                            AVERAGE    AVERAGE
                                            BALANCE       RATE  INTEREST
------------------------------------------------------------------------
ASSETS
Interest-bearing balances ...........      $    306      4.49%   $    14
Federal funds sold ..................         7,366      3.83        282
Investment securities
available-for-sale:
   Taxable ..........................       129,284      6.51      8,411
   Tax-exempt .......................        15,828      7.36      1,165
Investment securities held-to-maturity:
   Taxable ..........................        24,197      6.20      1,500
   Tax-exempt .......................        18,675      6.90      1,288
------------------------------------------------------------------------
     Total investment securities ....       187,984      6.58     12,364
Loans, net of unearned income* ......       191,994      8.08     15,512
------------------------------------------------------------------------
     Total earning assets ...........       387,650      7.27     28,172
Cash and due from banks .............        12,882
Allowance for loan losses ...........        (2,931)
Other assets ........................        15,298
------------------------------------------------------------------------
     Total assets ...................      $412,899      6.82%
========================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits
Interest-bearing demand accounts ....      $ 50,106       .91%       455
Money market deposit accounts .......        37,982      2.78      1,056
Savings accounts ....................        36,684      1.63        596
Time deposits .......................       126,629      5.32      6,731
Time deposits of $100,000 or more ...        25,915      5.10      1,321
------------------------------------------------------------------------
    Total interest-bearing
      deposits ......................       277,316      3.66     10,159
Short-term borrowings ...............        16,195      3.33        539
Federal Home Loan Bank advances .....        48,142      5.62      2,706
------------------------------------------------------------------------
    Total interest-bearing
      liabilities ...................       341,653      3.92     13,404
------------------------------------------------------------------------
Non-interest-bearing deposits .......        35,193
Other liabilities ...................         3,297
Shareholders' equity ................        32,756
------------------------------------------------------------------------
    Total liabilities and
      shareholders' equity ..........      $412,899      3.25%
========================================================================
Net interest rate spread ............                    3.35%
========================================================================
Margin/net interest income ..........                    3.81%   $14,768
========================================================================

Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the marginal Federal corporate tax rate of 34 percent.
Non-accrual loans are included in earning assets.
* Includes loans held-for-sale.

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

CONSOLIDATED FINANCIAL REVIEW
The intent of this section is to provide the reader with a better understanding of the consolidated results of operations and financial condition of QNB Corp. and its wholly owned subsidiary, The Quakertown National Bank, for the years 2003, 2002 and 2001. The results of operations and financial condition are presented on a consolidated basis and the consolidated entity is referred to as "QNB." QNB's consolidated financial condition and results of operations consist almost entirely of The Quakertown National Bank's financial condition and results of operations. This section should be read in conjunction with the financial statements and notes beginning on page 36. Tabular information is presented in thousands, except share data. Share and per share data have been restated to reflect the two-for one stock split distributed October 14, 2003.

QNB Corp. (the "Corporation") is a bank holding company headquartered in Quakertown, Pennsylvania. The Corporation through its wholly owned subsidiary, The Quakertown National Bank (the "Bank"), has been serving the residents and businesses of Upper Bucks, Northern Montgomery and Southern Lehigh Counties in Pennsylvania since 1877. The Bank is locally managed and provides a full range of commercial banking, retail banking, and trust and investment management services.

FORWARD-LOOKING STATEMENTS
This report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to financial performance and other financial and business matters. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "position" and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may" or similar expressions. QNB cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, all of which change over time, and QNB assumes no duty to update forward looking statements.

In addition to factors previously disclosed by the Corporation and those identified elsewhere herein, the following factors, among others, could cause actual results to differ materially from forward looking statements: increased credit risk; the introduction, withdrawal, success and timing of business initiatives and strategies; changes in competitive conditions; the inability to sustain revenue and earnings growth; changes in economic conditions, interest rates and financial and capital markets; inflation; changes in investment performance; customer disintermediation; customer borrowing, repayment, investment and deposit practices; customer acceptance of QNB products and services; and, the impact, extent and timing of technological changes, capital management activities, actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Discussion and analysis of the financial condition and results of operations are based on the consolidated financial statements of QNB, which are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of these financial statements requires QNB to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. QNB evaluates estimates on an on-going basis, including those related to the allowance for loan losses, non-accrual loans, other real estate owned, other-than-temporary investment impairments, intangible assets, stock option plan and income taxes. QNB bases its estimates on historical experience and various other factors and assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

QNB believes the following critical accounting policies affect its more significant judgments and estimates used in preparation of its consolidated financial statements: allowance for loan losses, income taxes and other-than-temporary investment security impairment. Each estimate is discussed below. The financial impact of each estimate is discussed in the applicable sections of Management's Discussion and Analysis.

ALLOWANCE FOR LOAN LOSSES
QNB maintains an allowance for loan losses which is intended to absorb probable known and inherent losses in the outstanding loan portfolio. The allowance is reduced by actual credit losses and is increased by the provision for loan losses and recoveries of previous losses. The provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level considered necessary by management.

The allowance for loan losses is based on management's continuing review and evaluation of the loan portfolio. The level of the allowance is determined by assigning specific reserves to individually identified problem credits and general reserves to all other loans. The portion of the allowance that is allocated to internally criticized and non-accrual loans is determined by estimating the inherent loss on each credit after giving consideration to the value of underlying collateral. The general reserves are based on the composition and risk characteristics of the loan portfolio, including the nature of the loan portfolio, credit concentration trends, historic loss and delinquency experience, as well as other qualitative factors such as current economic trends.

Management emphasizes loan quality and close monitoring of potential problem credits. Credit risk identification and review processes are utilized in order to assess and monitor the degree of risk in the loan portfolio. QNB's lending and loan administration staff are charged with reviewing the loan portfolio and identifying changes in the economy or in a borrower's circumstances which may affect the ability to repay debt or the value of pledged collateral. A loan classification and review system exists that identifies those loans with a higher than normal risk of collectibility. Each commercial loan is assigned a grade based upon an

QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

ALLOWANCE FOR LOAN LOSSES (CONTINUED)
assessment of the borrower's financial capacity to service the debt and the presence and value of collateral for the loan. An independent loan review group tests risk assessments and evaluates the adequacy of the allowance for loan losses. Management meets monthly to review the credit quality of the loan portfolio and quarterly to review the allowance for loan losses.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review QNB's allowance for losses on loans. Such agencies may require QNB to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Management believes that it uses the best information available to make determinations about the adequacy of the allowance and that it has established its existing allowance for loan losses in accordance with GAAP. If circumstances differ substantially from the assumptions used in making determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be affected. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above.

INCOME TAXES
QNB accounts for income taxes under the asset/liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become available. Because the judgment about the level of future taxable income is dependent to a great extent on matters that may, at least in part go beyond QNB's control, it is at least reasonably possible that management's judgment about the need for a valuation allowance for deferred taxes could change in the near term. At December 31, 2002, QNB had a $95,000 valuation allowance for deferred taxes. This valuation allowance was reversed during 2003 as a result of the ability to realize tax benefits associated with certain impaired securities, due to the increase in unrealized gains of certain equity securities.

OTHER THAN TEMPORARY IMPAIRMENT OF INVESTMENT SECURITIES
Securities are evaluated periodically to determine whether a decline in their value is other than temporary. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term "other than temporary" is not intended to indicate that the decline is permanent, but indicates that the prospect for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support realizable value equal to or greater than carrying value of the investment. Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

RESULTS OF OPERATIONS
QNB had its eighth consecutive year of record earnings in 2003. QNB's earnings for 2003 were $5,648,000, a 14.0 percent increase from the $4,955,000 reported in 2002. This reported net income represents basic earnings per share of $1.83 and $1.61 for 2003 and 2002, an increase of 13.7 percent. On a diluted basis, net income per share was $1.79 and $1.59 for 2003 and 2002. Net income for 2001 was $4,436,000 or $1.44 and $1.43 per share on a basic and diluted basis, respectively.

Two important measures of profitability in the banking industry are an institution's return on average assets and return on average shareholders' equity. Return on average assets and return on average shareholders' equity were
1.07 percent and 14.38 percent, respectively, in 2003 compared with 1.03 percent and 13.88 percent in 2002 and 1.07 percent and 13.54 percent in 2001.

Contributing to the results for 2003 were the following:

   * $531,000 increase in net interest income, resulting from a 9.9 percent increase in average earning assets, offsetting a 23 basis point reduction in the net interest margin to 3.45 percent.
   * Record low interest rate environment resulting in significant mortgage refinance activity. Activity resulted in increased gain on sale of residential mortgage loans, but also negatively impacts prepayment activity in the investment portfolio.
   * 12.7 percent increase in average deposits centered in growth of interest-bearing demand accounts and savings accounts. Increase in interest-bearing demand accounts was primarily a result of municipal and school district deposits.
   * 10.5 percent increase in average loans, primarily commercial.
   * 8.7 percent increase in average investment securities.
   * Non-interest income increased $1,211,000.
   * Gain on the sale of loans was $923,000 in 2003 compared to $676,000 in 2002.
   * Loss on investment securities was $134,000 in 2003 compared to loss of $779,000 in 2002.
   * Tax-exempt life insurance proceeds of $109,000.
   * Non-interest expense increased $999,000.
   * Personnel expense increased $803,000. New incentive compensation plan, "Stakeholders", resulted in a payout of $457,000 in 2003 compared to $200,000 under the previous incentive plan. Medical insurance premiums increased $68,000.
   * Reversal of a $95,000 tax valuation allowance recorded in 2002.

These items as well as others will be explained more thoroughly in the next sections.

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

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

For purposes of this discussion, interest income and the average yield earned on loans and investment securities are adjusted to a tax-equivalent basis as detailed in the table that appears on page 8. This adjustment to interest income is made for analysis purposes only. Interest income is increased by the amount of savings of Federal income taxes, which QNB realizes by investing in certain tax-exempt State and municipal securities and by making loans to certain tax-exempt organizations. In this way the ultimate economic impact of earnings from various assets can be more easily compared.

The net interest rate spread is the difference between average rates received on earning assets and average rates paid on interest-bearing liabilities, while the net interest rate margin includes interest-free sources of funds.

On a fully tax-equivalent basis, net interest income for 2003 increased $504,000 or 3.0 percent to $17,031,000. As has been the trend for the past three years, the ability to increase net interest income is a result of the tremendous growth in deposits and the investment of these deposits into profitable loans and investment securities. Deposit growth in 2003 was once again aided by economic uncertainty, the conflict in Iraq and the threat of terrorism. Funds continued to look to the safety of bank deposits and the U.S. Government bond market. However, for the first time since 1999, stock indices finished the year higher with funds beginning to flow back into stocks and mutual funds as evidence slowly supported that the economy had hit bottom and began a recovery. Also contributing to the growth in deposits in 2003 was significant increases in deposits of local municipalities and school districts. The majority of the growth in these deposits is seasonal and will likely be withdrawn during the first and second quarters of 2004. These deposits were primarily invested in securities whose cash flow will closely match the anticipated run-off of the deposits.

Average earning assets increased 9.9 percent in 2003. This growth continues to offset a declining net interest margin resulting from the historically low interest rate environment of the past three years. The net interest margin declined by 23 basis points, while the net interest rate spread declined by 13 basis points. The net interest rate spread decreased to 3.19 percent in 2003 from 3.32 percent in 2002, while the net interest rate margin decreased to 3.45 percent in 2003 from 3.68 percent in 2002. Included in net interest income for 2002 is the recognition of $200,000 in interest on non-accrual loans that have been paid in full. Excluding the impact of the recognition of interest on non-accrual loans, the net interest margin would have been 3.64 percent for 2002.

It is necessary to review the changes in market interest rates during the period 2001-2003 to understand the impact of changing interest rates on interest income and interest expense. The year 2001 presented many unexpected events starting with a .50 percent cut in the Federal funds target rate on January 3, 2001. This would be the first of 11 rate cuts by the Federal Reserve Board during 2001. The Federal funds rate declined 475 basis points during the year to 1.75 percent. The economy that had slowed during the end of 2000 and early 2001, showed signs of bottoming in the spring of 2001. In response, bond yields, which had fallen sharply through late March, rose in April and May to the point that five-year and longer yields were higher than at year-end 2000. During the summer however, it became evident that the economy was still struggling, and the U.S. economy was in recession. The Federal Reserve resumed its aggressive easing which was made possible by the absence of inflationary pressures. In early September bond yields were at their lowest of the year. Then the tragic events of September 11 occurred, and the already fragile economy was hit hard. Unemployment, which had been historically low, rose sharply. The Federal Reserve continued to cut rates, and interest rates declined sharply with the two-year Treasury, 10-year Treasury and 30-year bond hitting lows of 2.29 percent, 4.18 percent and 4.80 percent, respectively, in early November. The sharp decline in the 10-year Treasury rate ignited a boom of residential mortgage loan refinancing. By the end of 2001, the economic data showed signs of improvement. Consumer confidence, employment and manufacturing appeared to be stabilizing. As a result, interest rates in the 10-year and longer part of the curve increased. This created a very steep yield curve with shorter-term interest rates remaining well below end of 2000 levels. However, 10-year and longer rates were nearly unchanged from where they were at the end of 2000. The two-year Treasury, 10-year Treasury and 30-year bond ended 2001 at 3.06 percent, 5.03 percent and 5.47 percent, respectively.

The year 2002 began with most economists predicting a slow, steady recovery for the U.S. economy. The growing expectation for a recovery sent interest rates higher. The two-year, 10-year and 30-year Treasury bonds reached their highs for the year at the end of the first quarter of 2002 at 3.73 percent, 5.43 percent and 5.83 percent, respectively. As it turned out, the economic data showed mixed results, corporate scandals came to light and the stock market tumbled again. As a result, investors looked for the safety of U.S. bonds again sending yields falling. The 10-year Treasury note hit a 44-year low in October 2002 of 3.57 percent before finishing the year at 3.81 percent. The rate on the 30-year bond around the same time got as low as 4.63 percent before ending 2002 at 4.78 percent. In response to the uncertainty of the recovery, the lack of corporate spending, and the decline in consumer confidence, all partially attributable to heightened geopolitical risks, the Federal Reserve Board lowered the target Federal funds rate in November by 50 basis points to 1.25 percent. The two-year Treasury ended 2002 at its low of 1.60 percent.

QNB CORP. AND SUBSIDIARY


MANAGEMENT'S DISCUSSION AND ANALYSIS

NET INTEREST INCOME (CONTINUED)
Once again, 2003 began with expectations of a slowly improving economy and rising interest rates. While the economy did show signs of growth, the uncertainty created by the war in Iraq as well as concerns over the lack of job growth and deflation kept interest rates at historically low levels. Interest rates were extremely volatile over the course of 2003. The two-year, 10-year and 30-year Treasury bonds all reached historic lows on June 13, 2003 of 1.10 percent, 3.13 percent and 4.17 percent, respectively. At the end of June, the Federal Reserve Board dropped the Federal funds rate by 25 basis points to 1.00 percent. One result of these record low rates was a sharp increase in residential mortgage loan activity, both purchase mortgages and refinances. Interest rates rebounded quickly with the 10-year hitting its high for the year of 4.61 percent in early September and the 30-year hitting its high of 5.45 percent in August. The shorter end of the yield curve was slower to react as a result of indications by the Federal Reserve Board that it would be patient in raising the Federal funds rate. The two-year Treasury bond reached its high for the year of 2.12 percent in early December before finishing the year at 1.82 percent. The 10-year and 30-year bonds ended the year at 4.25 percent and 5.07 percent, respectively.

The Rate-Volume Analysis table, as presented on a tax-equivalent basis, below, highlights the impact of changing rates and volumes on total interest income and interest expense. Total interest income decreased $1,818,000 or 6.4 percent in 2003 to $26,785,000. The extended period of low interest rates has resulted in interest income decreasing by $4,650,000 in 2003 and the yield on earning assets decreasing by 94 basis points to 5.43 percent for 2003. As a result of lower interest rates, interest income on investment securities decreased by $2,534,000 in 2003, with the yield on investment securities decreasing 99 basis points to
4.78 percent. The decline in interest income and the yield from investment securities is also a result of heavy cash flow from callable agency and municipal securities, mortgage-backed securities and collateralized mortgage obligations (CMOs). These funds as well as new funds from deposit growth were reinvested in lower-yielding securities. Another result of the increase in prepayments on mortgage backed securities and CMOs purchased at a premium was an increase in the amortization of the premium on these securities. The net amortization on investment securities was $1,204,000 in 2003 compared to $793,000 in 2002. The increase in premium amortization has the impact of reducing interest income and the yield on the portfolio. QNB has attempted to manage the prepayment situation by selling certain faster paying CMOs and mortgage-backed securities and purchasing lower coupon, lower premium mortgage-backed securities and CMOs that will not pay as quickly should rates stay low or decline further. During the fourth quarter of 2003, QNB sold some lower yielding securities at a loss, reinvesting the proceeds into higher yielding securities in an effort to increase the overall yield of the portfolio. The yield on the portfolio as of December 31, 2003, was 4.67 percent, a decrease of 70 basis points from the portfolio yield of 5.37 percent at December 31, 2002.


RATE-VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME (TAX-EQUIVALENT BASIS)

----------------------------------------------------------------------------------------------------------------------------
                                                                2003 VS. 2002                          2002 VS. 2001
----------------------------------------------------------------------------------------------------------------------------
                                                        CHANGE DUE TO             TOTAL         CHANGE DUE TO          TOTAL
                                                    VOLUME          RATE         CHANGE      VOLUME         RATE      CHANGE
----------------------------------------------------------------------------------------------------------------------------
Interest income:
Interest-bearing balances .......................  $   11         $   (10)      $     1      $    1       $   (10)    $   (9)
Federal funds sold ..............................      31             (57)          (26)         77          (207)      (130)
Investment securities available-for-sale:
    Taxable .....................................   1,664          (2,366)         (702)      2,595        (1,739)       856
    Tax-exempt ..................................     754            (159)          595         434           (13)       421
Investment securities held-to-maturity:
    Taxable .....................................    (798)            (23)         (821)       (321)         (153)      (474)
    Tax-exempt ..................................    (408)             14          (394)        127            (3)       124
Loans ...........................................   1,578          (2,049)         (471)      1,356        (1,713)      (357)
----------------------------------------------------------------------------------------------------------------------------
       Total interest income ....................   2,832          (4,650)       (1,818)      4,269        (3,838)       431
----------------------------------------------------------------------------------------------------------------------------
Interest expense:
Interest-bearing demand accounts ................     171             (10)          161          99          (161)       (62)
Money market accounts ...........................     (15)           (246)         (261)        (23)         (474)      (497)
Savings .........................................     106            (279)         (173)         83          (182)       (99)
Time ............................................     431          (1,763)       (1,332)        809        (1,697)      (888)
Time over $100,000 ..............................    (107)           (427)         (534)      1,041          (748)       293
Short-term borrowings ...........................     (70)            (88)         (158)        (77)         (198)      (275)
Federal Home Loan Bank advances .................      24             (49)          (25)        360          (160)       200
----------------------------------------------------------------------------------------------------------------------------
       Total interest expense ...................     540          (2,862)       (2,322)      2,292        (3,620)    (1,328)
----------------------------------------------------------------------------------------------------------------------------
Net interest income .............................  $2,292         $(1,788)      $   504      $1,977       $  (218)   $ 1,759
============================================================================================================================

Variances that were not specifically attributed to volume or rate were allocated proportionately between volume and rate. Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the marginal Federal corporate tax rate of 34 percent.

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

Interest income on loans declined by $2,049,000 as a result of lower interest rates. Contributing to the decline in interest income on loans was the reduction in the prime rate. When the Federal Reserve Board lowered the Federal funds rate at the end of June, banks lowered their prime lending rate by .25 percent to
4.00 percent. The prime rate on loans has dropped 13 times during the period 2001 through 2003 from 9.50 percent to 4.00 percent. The average prime rate, when comparing 2003 to 2002, decreased 55 basis points from 4.67 percent for 2002 to 4.12 percent in 2003. A greater contributor to the decline in interest income on loans was the impact of the refinancing of residential mortgage, home equity and commercial loans into lower yielding loans. The average rate decreased 89 basis points during 2003. The average yield decreased from 7.26 percent in 2002 to 6.37 percent in 2003. The yield on the loan portfolio may continue to decline in 2004 as fixed rate loans continue to be refinanced at lower rates, adjustable rate loans reprice down as they reach their reset date and new loans are booked at the current lower rates. In anticipation of rising rates in 2004 and 2005, QNB, particularly with regard to commercial loans, has attempted to originate more floating rate loans indexed to the prime rate. This should help increase the yield on the loan portfolio as the prime rate increases.

Helping to partially offset the negative impact of lower interest rates on interest income was strong growth in earning assets. An increase in earning assets contributed an additional $2,832,000 to interest income, with higher securities volume accounting for $1,212,000 of the increase and higher loan volume accounting for $1,578,000 of the increase. Average investment securities increased $19,980,000 or 8.7 percent, while average loans increased $21,746,000 or 10.4 percent. The increase in loans was primarily a result of growth in commercial loans, both real estate secured and those secured by business assets. This increase is significant given the slow growing economy and the current competitive environment for commercial loans.

Non-accrual loans of $818,000 in 2003 and $650,000 in 2002 resulted in the non-recognition of $40,000 and $19,000 in interest income for the respective periods.

Total interest expense decreased $2,322,000 or 19.2 percent in 2003 to $9,754,000. The impact of falling interest rates on interest expense offset the impact of the growth in deposits. Volume growth resulted in interest expense increasing by $540,000 while lower interest rates on deposits and borrowings reduced interest expense by $2,862,000. A 12.7 percent increase in average interest-bearing deposits resulted in an increase in interest expense of $586,000. A $26,564,000 or 43.5 percent increase in average interest-bearing demand accounts contributed $171,000 to the increase in interest expense while an $8,852,000 or 21.2 percent increase in average savings accounts contributed $106,000 in additional expense. As discussed previously, the majority of the growth in interest bearing demand deposits can be attributed to the successful development of relationships with several municipal organizations. The continued growth in savings deposits can be attributed to consumers looking for the relative safety of bank deposits despite the low interest rate environment. Average balances on time deposits increased by 3.9 percent contributing $324,000 to the increase in interest expense. A $10,467,000 increase in average time deposits with balances less than $100,000 offset a $3,065,000 decrease in average time deposits with balances of $100,000 or more.

Net Interest Income
(TAX EQUIVALENT, IN THOUSANDS)

[Bar chart omitted--plot points as follows:]

1999    $13,649
2000    $13,696
2001    $14,768
2002    $16,527
2003    $17,031

The average rates paid on deposit accounts, short-term borrowings and Federal Home Loan Bank (FHLB) advances decreased in 2003. The rate paid on total interest-bearing liabilities, including the borrowings from the FHLB, decreased to 2.24 percent in 2003 from 3.05 percent in 2002. The rate paid on interest-bearing deposit accounts decreased to 1.83 percent in 2003 from 2.71 percent in 2002. Lower rates paid on money market accounts and savings accounts decreased interest expense by $246,000 and $279,000, respectively in 2003. Among these transaction accounts, the average rate paid on money market accounts was impacted the most by the decline in interest rates. The yield on money market accounts declined 68 basis points from 1.51 percent in 2002 to .83 percent in 2003. Contributing to the decline in the yield on money market accounts was the sharp decline in the yield on the Treasury Select Money Market Account. This product is a variable rate account, indexed to the monthly average of the 91-day Treasury bill based on balances in the account. The continued decline in the 91-day Treasury rate in 2003 resulted in significantly lower rates on this product as compared to 2002. The average rate paid on savings accounts decreased from 1.19 percent in 2002 to .64 percent in 2003. Management does not expect the yield on non-maturity interest-bearing deposits, which reprice immediately when their rates are changed, to decline significantly as they have reached levels where only minimal reduction in rates is possible.

QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

NET INTEREST INCOME (CONTINUED)
The continuing low interest rate environment had a greater impact on time deposits in 2003 as many time deposits with longer original maturities repriced lower during the year. Interest expense on time deposits was $2,190,000 lower in 2003 as a result of lower interest rates. The average rate paid on time deposits decreased from 3.96 percent in 2002 to 2.86 percent in 2003. Like fixed-rate loans, certificates of deposit reprice over time and therefore have less of an immediate impact on yield in either a rising or falling rate environment. However, given the extended period of low interest rates, most time deposits have already repriced lower and therefore the yield on time deposits will likely not decline much further.

Interest expense on FHLB advances decreased only $49,000, as a result of lower rates, between 2002 and 2003. The average rate paid on FHLB advances declined from 5.33 percent in 2002 to 5.24 percent in 2003. The decline is primarily a result of the lower rate paid on the $5,000,000 in advances that are variable in nature and are tied to three-month LIBOR. Most of the advances from the FHLB have fixed rates and; therefore, the rate paid on the FHLB advances will remain relatively stable in either a rising or falling rate environment. Some of the advances have convertible features; however, interest rates would have to increase considerably for this conversion feature to be exercised and therefore increase the cost of the borrowings.

When comparing 2002 to 2001, net interest income on a fully tax-equivalent basis increased $1,759,000 or 11.9 percent to $16,527,000. The growth in net interest income was the result of the tremendous growth in deposits and the investment of these deposits into profitable loans and investment securities. Average earning assets increased 15.8 percent in 2002. This growth helped minimize the impact on net interest income resulting from a decline in the net interest margin. The net interest margin declined by 13 basis points, while the net interest rate spread declined by 3 basis points. The net interest rate spread decreased to 3.32 percent in 2002 from 3.35 percent in 2001, while the net interest rate margin decreased to 3.68 percent in 2002 from 3.81 percent in 2001.

Total interest income increased $431,000 or 1.5 percent in 2002 to $28,603,000. Growth in earning assets contributed $4,269,000 to the increase in interest income, with higher securities volume accounting for $2,835,000 of the increase and higher loan volume accounting for $1,356,000 of the increase. Average investment securities increased $42,450,000 or 22.6 percent, while average loans increased $16,788,000 or 8.7 percent. A $1,997,000 increase in average Federal funds sold increased interest income by approximately $77,000 in 2002. Management increased its balances of Federal funds sold and shorter maturity amortizing investment securities in order to keep a higher level of liquidity in light of the significant increase in deposits.

The low interest rate environment experienced in 2002 had a negative impact on interest income and the yield on earning assets during 2002. The decrease in interest income resulting from lower yields on earning assets was $3,838,000 during 2002, with loans and investment securities accounting for $1,713,000 and $1,908,000 of the decrease. The impact of the 12 Federal Reserve rate cuts during 2001 and 2002 reduced interest on Federal funds sold by approximately $207,000.

The prime rate on loans also dropped 12 times during 2001 and 2002 from 9.50 percent to 4.25 percent. The average prime rate, when comparing 2002 to 2001, decreased 224 basis points, from 6.91 percent for 2001 to 4.67 percent in 2002. The yield on earning assets decreased 90 basis points to 6.37 percent with the average rate on loans decreasing 82 basis points during 2002. The average yield on loans decreased from 8.08 percent in 2001 to 7.26 percent in 2002. While QNB was negatively impacted in 2002 from the decline in the prime rate, the overall yield on the loan portfolio did not decrease proportionately, because only a small percentage of the loan portfolio repriced immediately with changes in the prime rate.

The yield on the total investment portfolio was 5.77 percent for 2002 and 6.58 percent in 2001. With the decline in interest rates, cash flow from callable agency bonds, mortgage-backed securities and CMOs increased. These funds as well as new funds from deposit growth were reinvested in lower-yielding securities. Another result of the increase in the prepayments on mortgage backed securities and CMOs purchased at a premium was an increase in the amortization of the premium on these securities. The net amortization on investment securities was $793,000 in 2002 compared with $51,000 in 2001. The increase in premium amortization has the impact of reducing interest income and the yield on the portfolio. The yield on the portfolio as of December 31, 2002, was 5.37 percent, a decrease of 92 basis points from the portfolio yield of 6.29 percent at December 31, 2001.

Total interest expense decreased $1,328,000 or 9.9 percent in 2002 to $12,076,000. The impact of falling interest rates on interest expense offset the impact of the growth in deposits and borrowings. Volume growth resulted in interest expense increasing by $2,292,000 while lower interest rates on deposits and borrowings reduced interest expense by $3,620,000. An 18.3 percent increase in average interest-bearing deposits resulted in an increase in interest expense of $2,009,000. This increase was primarily in the area of time deposits. Average balances on time deposits increased by 23.4 percent contributing $1,850,000 to the increase in interest expense. A $10,900,000 or 21.8 percent increase in average interest-bearing demand accounts contributed $99,000 to the increase in interest expense, while a $5,080,000 or 13.8 percent increase in average savings accounts contributed $83,000 in additional expense. The impact of the volume growth on interest expense was not greater because of the relatively low rates currently being paid. Average advances from the FHLB increased $6,398,000 or
13.3 percent and resulted in an additional $360,000 in interest expense.

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS
The average rates paid on deposit accounts, short-term borrowings and FHLB advances decreased in 2002. The rate paid on total interest-bearing liabilities, including the borrowings from the FHLB, decreased to 3.05 percent in 2002 from
3.92 percent in 2001. The rate paid on interest-bearing deposit accounts decreased to 2.71 percent in 2002 from 3.66 percent in 2001. Lower rates paid on interest-bearing demand accounts, money market accounts and savings accounts decreased interest expense by $161,000, $474,000 and $182,000, respectively in 2002. Among these transaction accounts, the average rate paid on money market accounts was impacted the most by the decline in interest rates. The yield on money market accounts declined 127 basis points from 2.78 percent in 2001 to
1.51 percent in 2002. Contributing to the decline in the yield on money market accounts was the sharp decline in the yield on the Treasury Select Money Market Account. The sharp decline in the 91-day Treasury rate resulted in significantly lower rates on this product as compared to 2001. The yield on interest-bearing demand accounts decreased from .91 percent in 2001 to .64 percent in 2002. Included in this type of account are the deposits of several municipalities that have rates that are tied to the Federal funds target rate. The average rate paid on savings accounts decreased from 1.63 percent in 2001 to 1.19 percent in 2002.

The lower interest rate environment had the greatest impact on time deposits in 2002 as many time deposits with longer original maturities repriced lower during the year, particularly in the fourth quarter of 2002. Interest expense on time deposits was $2,445,000 lower in 2002 as a result of lower interest rates. The average rate paid on time deposits decreased from 5.28 percent in 2001 to 3.96 percent in 2002. Like fixed-rate loans, certificates of deposit reprice over time and therefore have less of an immediate impact on yield in either a rising or falling rate environment.

Interest expense on FHLB advances decreased only $160,000, as a result of lower rates, between 2001 and 2002. The average rate paid on FHLB advances declined from 5.62 percent in 2001 to 5.33 percent in 2002. The decline in expense and rate is primarily a result of the lower rate paid on the $5,000,000 in advances that are variable in nature and are tied to three-month LIBOR. Most of the advances from the FHLB have fixed rates.


Management expects net interest income to increase slightly in 2004 as a result of the growth in earning assets offsetting a net interest margin that will likely be stable or decline slightly. Given the current structure of the balance sheet with significant cash flow from the investment portfolio expected and the amount of loans indexed to the prime rate in the loan portfolio, QNB, like many financial institutions, would benefit from rising interest rates. As mentioned previously, on the deposit side, interest-bearing transaction accounts have little ability to reprice lower while the rates paid on time deposits may decline slightly as some of the time deposits that have not matured and repriced in the past year will do so. As discussed in the Interest Rate Sensitivity section, an increase in rates should have a positive impact on net interest income, as earning assets will reprice faster than interest-bearing liabilities while a further reduction in rates should have a negative impact on net interest income.

PROVISION FOR LOAN LOSSES
The provision for loan losses represents management's determination of the amount necessary to be charged to operations to bring the allowance for loan losses to a level that represents management's best estimate of the known and inherent losses in the loan portfolio. Actual loan losses, net of recoveries, serve to reduce the allowance. QNB's management determined no provision for loan losses was necessary in 2003, 2002 or 2001 as charged off loans, non-performing assets and delinquent loans remained at low levels relative to the allowance for loan losses. QNB had net charge-offs of $9,000 in 2003. These charge-offs were related to consumer loans. QNB had net recoveries of $93,000 during 2002. Most of the recovery relates to a loan charged off in 2001. Net charge-offs were $105,000 in 2001. Approximately $83,000 of the total loans charged off in 2001 represents a loan to one borrower. While QNB has not recorded a provision for loan losses in the past four years, strong growth in the loan portfolio as well as deterioration in credit quality could impact the need for a provision for loan losses in the future.

Management, in determining the allowance for loan losses, makes significant estimates. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, results of loan reviews, borrowers' financial and managerial strengths, the adequacy of underlying collateral if collateral dependent, or the present value of future cash flows. The allowance for loan losses is dependent, to a great extent, on conditions that are beyond QNB's control; therefore, it is at least reasonably possible that management's estimates of the allowance for loan losses and actual results could differ in the near term. In addition, various regulatory agencies, as an integral part of their examination process, periodically review QNB's allowance for losses on loans. These agencies may require QNB to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

NON-INTEREST INCOME
QNB, through its core banking business, generates various fees and service charges. Total non-interest income is composed of service charges on deposit accounts, ATM and check card income, income on bank owned life insurance, mortgage servicing fees, gains or losses on the sale of investment securities, gains on the sale of residential mortgage loans and student loans, and other miscellaneous fee income. QNB reviews all service charges and fee schedules related to its products and services on an annual basis. In December 2001, QNB implemented "Free Checking" for personal non-interest bearing checking accounts and "No-Bounce", an overdraft protection service that will pay overdrafts up to a predetermined level on all eligible checking accounts. During the third quarter of 2002, QNB increased its overdraft fee by 7.1 percent.

Total non-interest income was $4,200,000 in 2003 compared to $2,989,000 in 2002, an increase of 40.5 percent. Excluding gains and losses on the sale of investment securities and loans in both years, non-interest income increased $319,000 or 10.3 percent. Included in the results for 2003 was the recognition of $109,000 from life insurance proceeds.

QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

NON-INTEREST INCOME (CONTINUED)
When comparing 2002 to 2001, non-interest income decreased 2.6 percent from $3,070,000 to $2,989,000. Excluding gains and losses on the sale of securities and loans, non-interest income increased 22.0 percent between 2001 and 2002.

Fees for services to customers, the largest component of non-interest income, are primarily comprised of service charges on deposit accounts. These fees increased $215,000 or 13.2 percent during 2003 to $1,849,000. Overdraft income increased 16.1 percent and accounted for $213,000 of the total increase in service charge income. The increase in the overdraft fee mentioned earlier, as well as an increase in the volume of overdrafts, partially as a result of "No-Bounce", contributed to the increase in overdraft income.

When comparing 2002 to 2001, fees for services to customers increased $197,000 or 13.7 percent during 2002 to $1,634,000. Overdraft income increased $233,000 or 21.4 percent during 2002. Fees for services to customers was also positively impacted by a $51,000 or 31.6 percent increase in service charges on business checking accounts. This increase is a function of the lower earnings credit rate, resulting from the decline in interest rates, applied against balances to offset service charges incurred, as well as an increase in the number of business checking accounts.

Partially offsetting these positive variances was a $70,000 reduction in service charges on personal non-interest bearing checking accounts resulting from the implementation of "Free Checking". Management believes that the impact of the loss of this income in 2002 was reduced by the benefit of an increase in low costing deposit balances and an increase in fees as a result of "No-Bounce". Average personal non-interest bearing checking account balances increased 11.5 percent when comparing 2002 to 2001 while average business non-interest bearing checking account balances increased $7,413,000 or 27.7 percent during the same period.

ATM and check card income is primarily comprised of income on debit cards and ATM surcharge income for the use of QNB ATM machines by non-QNB customers. ATM and debit card income was $541,000 for 2003, an increase of $32,000 or 6.3 percent from the amount recorded in 2002. This followed an increase of $40,000 or 8.5 percent between 2001 and 2002. Debit card income increased $36,000 or
10.1 percent to $391,000 in 2003. Debit card income was $355,000 in 2002 and $299,000 in 2001. The increase in debit card income is a result of increased acceptance by consumers of the card as a means of paying for goods and services. Debit card income was negatively impacted in the second half of 2003 as a result of the legal settlement between the card companies and the retailers. This settlement resulted in a reduction in the amount earned per transaction. QNB expects to see a further reduction in debit card income in 2004 as a result of this settlement. In the first quarter of 2004, QNB introduced a commercial debit card that will be issued to businesses. This should help generate additional income to offset the reduction of income on the consumer card.

After increasing for two years, ATM transaction surcharge income decreased $14,000 or 10.5 percent in 2002 and $19,000 or 15.2 percent in 2003. ATM transaction surcharge income was $106,000, $125,000 and $139,000 in 2003, 2002 and 2001, respectively. The decline in ATM transaction surcharge income in the past two years is a result of a reduction in the number of transactions by non-QNB customers at QNB machines. The increased use of the debit card, the ability to get cash back at some retailers and the availability of surcharge-free machines at a convenience store chain, all contribute to the reduction in the number of transactions.

Income on cash surrender value of insurance represents the earnings on life insurance policies in which the Bank is the beneficiary. The earnings on these policies were $330,000, $372,000 and $206,000 for 2003, 2002 and 2001,
respectively. The insurance carriers reset the rates on these policies annually. The decline in income during 2003 is a result of a lower earnings rate resulting from the lower interest rate environment. The increase between 2001 and 2002 is primarily the result of the purchase of an additional $3,000,000 of insurance during the fourth quarter of 2001. An increase in the earnings rate on another policy also contributed to the increase in income in 2002.

When QNB sells its residential mortgages in the secondary market, it retains servicing rights. A normal servicing fee is retained on all loans sold and serviced. QNB recognizes its obligation to service financial assets that are retained in a transfer of assets in the form of a servicing asset. The servicing


                                                                                              CHANGE FROM PRIOR YEAR
                                                                                              ----------------------
NON-INTEREST INCOME COMPARISON                                                           2003                       2002
---------------------------------------------------------------------------------------------------------------------------------
                                                  2003       2002       2001      AMOUNT      PERCENT         AMOUNT      PERCENT
---------------------------------------------------------------------------------------------------------------------------------
Fees for services to customers ................  $1,849     $1,634     $1,437     $  215        13.2%        $   197        13.7%
ATM and debit card income .....................     541        509        469         32         6.3              40         8.5
Income on cash surrender value of insurance ...     330        372        206        (42)      (11.3)            166        80.6
Mortgage servicing fees .......................      12         97         36        (85)      (87.6)             61       169.4
Net (loss) gain on investment securities ......    (134)      (779)       292        645        82.8          (1,071)     (366.8)
Net gain on sale of loans .....................     923        676        244        247        36.5             432       177.0
Other operating income ........................     679        480        386        199        41.5              94        24.4
---------------------------------------------------------------------------------------------------------------------------------
Total .........................................  $4,200     $2,989     $3,070     $1,211        40.5%        $   (81)       (2.6)%
=================================================================================================================================

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

asset is amortized in proportion to and over the period of net servicing income or loss. Servicing assets are assessed for impairment based on their fair value. Mortgage servicing fees were $12,000 in 2003 compared to $97,000 in 2002 and $36,000 in 2001. Included in mortgage servicing income in 2003 and 2001 was a valuation allowance of $18,000 and $48,000 for the impairment of mortgage servicing rights. In 2002, QNB realized a partial reversal of $34,000 of the valuation allowance recorded in 2001. A valuation allowance is usually a result of an increase in prepayment speeds on residential mortgage loans caused by declining interest rates and an increase in mortgage refinancing activity. Excluding the valuation adjustments, mortgage servicing income was $30,000 in 2003, $63,000 in 2002 and $84,000 in 2001. The decline over the past three years is a result of an increase in amortization expense resulting from the significant amount of refinancing activity. When a loan is paid off, the servicing asset related to that mortgage must be expensed. Amortization expense was $174,000, $91,000 and $62,000 in 2003, 2002 and 2001, respectively.

The volume of mortgages serviced, as well as the timing of mortgage payments and the level of delinquent mortgages, also impacts the amount of servicing fees recorded. Another result of the significant refinancing activity is an increase in the amount of mortgages serviced. The amount of mortgages serviced for others increased $13,236,000 or 18.5 percent to $84,857,000 at December 31, 2003. The average balance of mortgages serviced increased $14,532,000 or 21.6 percent to $81,934,000 when comparing 2003 to 2002. This followed an increase in average balances of mortgages serviced of 12.7 percent between 2002 and 2001.

QNB recorded a net loss on investment securities of $134,000 in 2003. Included in this loss was a $105,000 write-down of marketable equity securities whose decline in market value below cost was deemed to be other than temporary. These securities were determined to be impaired. During 2003, QNB realized net gains of $128,000 on the sale of equity securities. In the fixed income portfolio, QNB recorded losses of $157,000 during 2003. Over the course of the year, several transactions were entered into in an effort to reposition the portfolio. The goals of these transactions are to reduce the amount of current cash flow from the portfolio, reduce the impact of premium amortization and to increase the overall yield in the portfolio. Management will continue to evaluate strategies that will result in an increase in the yield on the portfolio.

QNB recorded a net loss on investment securities of $779,000 in 2002. Included in this loss was a $702,000 write-down of marketable equity securities whose decline in market value below cost was deemed to be other than temporary. These securities were determined to be impaired. During 2002, QNB realized net gains of $39,000 on the sale of equity securities. In the fixed income portfolio, QNB recorded losses of $116,000 during 2002. During the third quarter of 2002, QNB sold approximately $3,000,000 in corporate bonds at a net loss of $67,000. These bonds were sold because of concerns over credit quality. During the fourth quarter, QNB sold $12,500,000 in collateralized mortgage obligations (CMO) at a loss of $49,000. These securities were originally purchased at a premium. The increase in prepayment speeds resulting from the increase in mortgage refinancing activity caused the premium to be amortized quicker. This has the impact of reducing the yield on the security. To combat the increase in cashflow and reduction in yield, QNB sold these securities and used the proceeds to purchase lower coupon mortgage-backed securities and CMOs.

Net gains on the sale of investment securities were $292,000 in 2001. Included in the net gains in 2001 is a loss of $683,000 related to the impairment of marketable equity securities. Several of these securities were subsequently sold during the fourth quarter of 2001. Offsetting this loss were net gains on marketable equity securities of $613,000 in 2001. In addition, QNB sold approximately $15,000,000 in callable agency securities and CMOs at a gain of $362,000. Mortgage-backed securities were purchased with the proceeds from this transaction. The purpose of this transaction was to reduce the exposure to callable agency securities and increased cash flow from the CMOs, in a falling interest rate environment.

Student and residential mortgage loans to be sold are identified at origination. The net gain on the sale of loans was $923,000, $676,000 and $244,000 in 2003, 2002 and 2001, respectively. Included within these amounts are gains on the sale of student loans of $7,000, $35,000 and $49,000, respectively. The decrease in the gain on the sale relates to the lower volume of loans sold. QNB sold approximately $403,000, $1,896,000 and $2,680,000 of loans to the Student Loan Marketing Association (SLMA) during these three years. Effective June 30, 2002, QNB terminated its agreement with SLMA. QNB no longer originates student loans for sale, but originates on a referral basis. The balance in the portfolio was sold during the second quarter of 2003.

The net gain on residential mortgage sales is directly related to the volume of mortgages sold and the timing of the sales relative to the interest rate environment. Net gains on the sale of residential mortgages were $916,000 in 2003, $641,000 in 2002 and $195,000 in 2001. Included in the gains on the sale of residential mortgages in these years were $345,000, $245,000 and $159,000 related to the recognition of mortgage servicing assets. Also included in the net gain for 2001 was an unrealized loss of $24,000 for loans classified as held-for-sale as of December 31, 2001.

As discussed earlier, the historically low interest rate environment experienced over the past three years has provided an opportunity for consumers to purchase homes or to refinance existing mortgages at significantly lower interest rates. QNB sold $41,904,000, $24,472,000 and $15,598,000 of residential mortgages in the secondary market in 2003, 2002 and 2001, respectively. QNB originated $39,244,000 in mortgage loans held-for-sale in 2003 compared to $27,276,000 and

QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

NON-INTEREST INCOME (CONTINUED)

$16,830,000 in 2002 and 2001. Selling into a falling interest rate market tends to increase the gains recorded while selling into a rising interest rate environment reduces the profitability of the sales.

As of December 31, 2003 and 2002, there were $1,439,000 and $3,924,000 of residential mortgage loans held-for-sale. These loans are accounted for at lower of cost or market.

Other operating income was $679,000, $480,000 and $386,000 in 2003, 2002 and
2001, respectively. Included in the results for 2003 was the recognition of $109,000 from life insurance proceeds. These proceeds are also exempt from Federal income taxes. In 2001, QNB began offering two new services: trust and investment management, through an affiliation with the Trust Company of The Lehigh Valley, and title insurance, through its partnership in Bankers Settlement Services of Eastern Pennsylvania. Also in 2001, QNB strengthened its retail non-deposit program by affiliating with Raymond James Financial Services, Inc. and by retaining its own in-house licensed employee. When comparing 2003 to 2002, retail brokerage income increased $38,000 while dividends from the title insurance company increased $41,000. Merchant processing income increased $43,000 when comparing 2003 to 2002. This is a result from an increase in both the number of merchants and the number of transactions processed. Partially offsetting these positive variances was a $35,000 decrease in commissions from consumer loan insurance premiums, the result of rebates on early payoffs.

When comparing 2002 to 2001, trust income and retail brokerage income increased $26,000 and $50,000, respectively. Income from QNB's investment in Banker's Settlement Services, Inc. increased $13,000. Included in other operating income in 2002 was a $21,000 recovery of a check card transaction that had been charged off in 2001. Partially offsetting these positive variances was a $30,000 decline in income from official checks. This decline is a function of the lower interest rate environment.

Financial service organizations, including QNB, are challenged to demonstrate that they can generate an increased contribution to revenue from non-interest sources. QNB will continue to analyze other opportunities and products that could enhance its fee-based businesses.

NON-INTEREST EXPENSE
Non-interest expense is comprised of costs related to salaries and employee benefits, net occupancy, furniture and equipment, marketing, third party services and various other operating expenses. Total non-interest expense in 2003 increased $999,000 or 8.4 percent to $12,944,000. This followed an increase in non-interest expense of $865,000 or 7.8 percent between 2001 and 2002. Total non-interest expense for 2002 and 2001 was $11,945,000 and $11,080,000, respectively. Despite the increase in non-interest expense, QNB's overhead efficiency ratio, which represents non-interest expense divided by net operating revenue on a tax-equivalent basis, declined from approximately 62.1 percent in 2001 to 61.0 percent in 2003.

Salaries and benefits expense is the largest component of non-interest expense. Salary and benefits expense for 2003 was $7,334,000, an increase of $803,000 or
12.3 percent over 2002. Salary expense for 2003 increased $597,000 or 11.2 percent to $5,939,000. A significant portion of the increase relates to the implementation of a new bank-wide incentive compensation plan called "Stakeholders". This plan provides for the sharing with all employees (excluding senior management) of incremental income above a Board determined level. This incremental income is created by increasing net interest income by growing deposits and originating quality loans at rates that will improve the net interest margin, or by increasing non-interest income or decreasing non-interest expense. This plan resulted in a payout of $457,000 or 10.5 percent of eligible salary. This compares to a payout of $200,000 in 2002 under the previous incentive plan. Merit increases and an increase in the number of employees also contributed to the increase in salary expense. The number of full time equivalent employees increased by five when comparing 2003 to 2002. QNB monitors, through the use of various surveys, the competitive salary information in its markets and makes adjustments where appropriate. In addition, in 2002 with the assistance of a consultant, QNB performed a complete analysis of its compensation program, resulting in pay adjustments for certain positions.

Non-Interest Income

[Bar chart omitted--plot points as follows:]

1999    $ 9,884
2000    $10,232
2001    $11,080
2002    $11,945
2003    $12,944

Non-Interest Expense (IN THOUSANDS)

[Bar chart omitted--plot points as follows:]

1999    $2,208
2000    $2,791
2001    $3,070
2002    $2,989
2003    $4,200

Benefits expense increased by $206,000 or 17.3 percent to $1,395,000 in 2003. Payroll taxes increased $56,000 or 13.9 percent primarily as a result of the increase in salary expense. Medical and dental premiums increased $68,000 or
17.9 percent. This is a result of the general increase in medical insurance cost as well as increase in the number of employees covered by the plan. Retirement plan expense increased $63,000 or 18.9 percent between 2002 and 2003. This expense was impacted by an extra pay period in 2003. There were 27 pay periods in 2003 compared to 26 pay periods in a normal year. This accounts for approximately $15,000 of the increase. Also impacting retirement plan expense was the increase in eligible salary. When comparing 2003 to 2002, workers compensation insurance premiums increased $12,000 or 47.2 percent.

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

Salary and benefits expense for 2002 was $6,531,000, an increase of $357,000 or
5.8 percent over 2001. Salary expense for 2002 increased $293,000 or 5.8 percent to $5,342,000. The increase in salary expense is related to merit increases, an increase in the number of employees and the impact of an incentive-based sales program. The number of full time equivalent employees increased by four when comparing 2002 to 2001.

Benefits expense increased by $64,000 or 5.7% to $1,189,000 in 2002. Payroll taxes increased $33,000 and retirement plan expense increased $7,000 primarily as a result of the increase in salary expense. Also contributing to the increase in benefits expense, when comparing 2002 to 2001, was a $14,000 increase in dental insurance premiums and a $7,000 increase in tuition reimbursement programs. Partially offsetting these increases was a decline in medical insurance premiums of $14,000. The decline in medical insurance premiums is a result of employees either opting out of coverage or switching to lower cost coverage.

Furniture and equipment expense was $1,111,000 in 2003, $1,060,000 in 2002 and $1,008,000 in 2001. Depreciation and amortization expense increased $38,000 between 2003 and 2002 and $47,000 when comparing 2002 to 2001. QNB uses an accelerated method of depreciation that results in a higher expense the year after an item is put in service. Contributing to the increase in depreciation expense in 2003 and 2002 was the installation of a new air conditioning system, in the main operations building, the implementation of a document imaging system, the furnishing of a new boardroom and the ongoing replacement of desktop computers. The Souderton branch was opened in 2001 with the resulting higher depreciation expense occurring in 2002.

Marketing expense decreased $62,000 or 10.4 percent in 2003 to $536,000. This followed an increase of $161,000 or 36.8 percent between 2001 and 2002. These variances are primarily a result of the timing of long-term pledges. During 2002, QNB made several large long-term charitable pledges as well as other contributions and sponsorships to not-for-profit organizations, clubs and community events in the local communities we serve. These additional contributions resulted in a $140,000 increase in expense between 2001 and 2002. This expense decreased $90,000 between 2002 and 2003. In 2003, QNB increased its use of outdoor and direct mail advertising to promote its products and services resulting in an increase of $22,000 in advertising expense. Advertising and research expense increased $11,000 when comparing 2002 to 2001. The increase in research expense is the result of additional customer survey activities and the purchase of data for use in the Marketing Customer Information System (MCIF). The MCIF system provides valuable information that can be used to target market existing and potential customers.

Third party services are comprised of professional services including legal, accounting and auditing, and consulting services, as well as fees paid to outside vendors for support services of day-to-day operations. These support services include trust services, retail non-deposit services, correspondent banking services, statement printing and mailing, investment security safekeeping and supply management services, to name a few. Third party services expense was $741,000 in 2003 compared to $640,000 in 2002 and $502,000 in 2001.
Contributing to the increase in third party services between 2002 and 2003 was the outsourcing of the statement printing and mailing function beginning in the second quarter of 2003.

Also contributing to the increase in 2003 were consulting and training costs related to the installation of an upgrade to the item processing system. The use of an executive search firm to fill an open Trust officer position was also a major contributor to the increase in third party services when comparing the two years. The increase in corporate governance as required under the Sarbanes-Oxley Act of 2002 has also resulted in an increase in both auditing and legal costs.

When comparing 2002 to 2001, consultant expense increased $98,000. QNB used a consultant to assist in the implementation of a bank-wide sales initiative that is focused on sales training. In conjunction with this program is a service initiative that will work to enhance the exceptional personal service that our customers deserve. As mentioned previously, consultants were used to help review QNB's base compensation program as well as assist in the implementation of the "Stakeholders" incentive compensation program in 2003. Increased expenses related to correspondent banking activity, security safekeeping and auditing and accounting fees also contributed to the increase in third party services between 2002 and 2001.


                                                                                          CHANGE FROM PRIOR YEAR
                                                                                          ----------------------
NON-INTEREST EXPENSE COMPARISON                                                      2003                       2002
-----------------------------------------------------------------------------------------------------------------------------
                                       2003       2002         2001           AMOUNT      PERCENT         AMOUNT      PERCENT
-----------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits ..... $ 7,334      $ 6,531      $ 6,174      $ 803          12.3%           $357          5.8%
Net occupancy expense ..............     859          861          854         (2)          (.2)              7           .8
Furniture and equipment expense ....   1,111        1,060        1,008         51           4.8              52          5.2
Marketing expense ..................     536          598          437        (62)        (10.4)            161         36.8
Third party services ...............     741          640          502        101          15.8             138         27.5
Telephone, postage and supplies ....     556          545          525         11           2.0              20          3.8
State taxes ........................     331          335          294         (4)         (1.2)             41         13.9
Other expense ......................   1,476        1,375        1,286        101           7.3              89          6.9
-----------------------------------------------------------------------------------------------------------------------------
Total .............................. $12,944      $11,945      $11,080      $ 999           8.4%           $865          7.8%
=============================================================================================================================

QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

NON-INTEREST EXPENSE (CONTINUED)
The major components of other expense are regulatory costs, insurance costs, membership fees, courier expense, ATM and debit card expense and directors fees. Other expense for 2003 was $1,476,000, an increase of $101,000 or 7.3 percent. Contributing to the variance was a $41,000 increase in debit card expense related to both costs associated with the production of cards as well as costs related to increased usage. Expense for directors fees and a director deferred compensation plan increased $41,000 when comparing 2003 to 2002. Federal Deposit Insurance premiums and Comptroller of the Currency assessment increased $13,000 in 2003. These costs are calculated on deposit and asset size and increased as a result of the growth achieved in both.

Other expense increased $89,000 or 6.9 percent to $1,375,000 in 2002. Contributing to this increase was a $26,000 increase in charged-off deposit accounts, an $18,000 increase in the Comptroller of the Currency assessment, a $26,000 increase in ATM and debit card expenses, an $18,000 increase in membership fees and an $11,000 increase in employee training. Partially offsetting these increases was a $26,000 decrease in expense related to a director deferred compensation plan.

INCOME TAXES
Applicable income taxes and effective tax rates were $1,254,000 or 18.2 percent for 2003 compared to $1,204,000 or 19.5 percent for 2002, and $1,078,000 or 19.6 percent for 2001. Positively impacting the effective tax rate in 2003 was the reversal of a $95,000 tax valuation recorded in previous periods. The reversal of the valuation allowance was a result of the ability to realize tax benefits associated with certain impaired securities, due to the increase in unrealized gains of certain equity securities held by QNB Corp. The receipt of $109,000 in tax-exempt life insurance proceeds also had a positive impact on the effective tax rate in 2003.

FINANCIAL CONDITION
Financial service organizations today are challenged to demonstrate that they can generate sustainable and consistent earnings growth in an increasingly competitive and volatile environment. Managing the balance sheet in a dramatically declining, sometimes volatile, low interest rate environment has been a major challenge during the past three years. This challenge will likely continue during 2004, as indications are that interest rates may remain low for the entire year. It appears that the Federal Reserve Board will remain patient and not increase the Federal funds rate until they see sustainable employment growth. Market interest rates will likely move within a range of 50 to 75 basis points, with the yield curve remaining steep.

QNB's primary competition in the banking segment of the financial services industry ranges from a mutual thrift institution, to several large community banks, to a super regional bank. The landscape in which QNB operates continues to change as several community banks in the area have merged with larger locally or regionally headquartered community banks. In addition, other strong competitors continue to move into QNB's market area. The weak economy, which has reduced the demand for loans, and the increased availability of loans from a variety of financial service providers has led to increased price competition for loans. Deposit growth, which for years was a concern of the banking industry, remained strong. The challenge in 2004 will be to retain and grow these deposits in a low interest rate environment, particularly if the stock market continues its rebound. Another challenge will be to maintain or improve the net interest margin in this extended period of low interest rates.

Total assets at year-end 2003 were $550,831,000, compared with $503,430,000 at December 31, 2002, an increase of $47,401,000 or 9.4 percent. This followed growth during 2002 of 11.6 percent. The growth in assets during both years was fueled by the continued strong inflow of deposits that began in 2001. Lackluster performance of the stock market since 2000, a slow growing United States economy, and geopolitical uncertainty have contributed to the inflow of funds into the banking system. Consumers are looking for the relative safety of bank deposits despite the low interest rate environment. Also, in 2003, QNB was able to increase its deposit relationships with several school districts.

Average total assets increased 9.9 percent or $47,280,000 in 2003 to $526,774,000 and 16.1 percent or $66,595,000 in 2002. Total loans, excluding loans held-for-sale at December 31, 2003 were $232,127,000, an increase of 9.1 percent from December 31, 2002. This followed a 6.3 percent increase from December 31, 2002 to December 31, 2001. Average total loans increased 10.5 percent in 2003 and 8.9 percent in 2002. This loan growth was achieved despite the slow growing economy and the extreme competitive environment for both commercial and consumer loans. Loan growth remains one of the primary goals of QNB. Funding sources, which include deposits and borrowed money, increased 10.0 percent from year-end 2002 to year-end 2003 and 11.5 percent from year-end 2001 to year-end 2002. Average funding sources increased 10.0 percent in 2003 and
16.8 percent in 2002. The following discussion will further detail QNB's financial condition during 2003 and 2002.

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

INVESTMENT SECURITIES AND OTHER SHORT-TERM INVESTMENTS
Investment policies, approved by QNB's Board of Directors, include standards regarding permissible investment categories, credit quality, maturity intervals and investment concentrations. Total investment securities at December 31, 2003 and 2002 were $276,453,000 and $244,477,000. For the same periods, approximately
65.0 percent and 63.2 percent of QNB's investment securities were either U.S. Government or U.S. Government agency debt securities, or U.S. Government agency issued mortgage-backed securities or collateralized mortgage obligation securities (CMO).

As of December 31, 2003, QNB held no securities of any one issue or any one issuer (excluding the U.S. Government and its agencies) that were in excess of 10 percent of shareholders' equity. In addition, Federal funds sold, which would be affected by the economic status of the banking industry, and are short-term in nature and were only sold to banks with a minimum Sheshunoff rating of "B" at the date of the sale.

Average investment securities increased $19,980,000 or 8.7 percent to $250,414,000 in 2003 compared with a $42,450,000 or a 22.6 percent increase in 2002. The significant increase in the investment portfolio in both years was primarily the result of average deposits growing at a faster rate than average loans. Approximately $6,398,000 of the average growth in 2002 was the result of wholesale funding from the FHLB in 2001. These borrowings were used to fund specific investment strategies.

Average Federal funds sold increased 20.0 percent in 2003 to $11,236,000. This followed a 27.1 percent increase during 2002 to $9,363,000. The increase in Federal funds sold is a result of the desire to have more liquidity in light of the large increase in deposits, particularly short-term time deposits and transaction accounts.

There was a significant amount of activity in the investment portfolio during both 2003 and 2002. The historically low interest rate environment has resulted in a significant amount of prepayments on mortgage-backed securities and CMOs and increased the calls on agency securities. Proceeds from maturities, prepayments and calls of investment securities provided $105,086,000 in funds to invest, while the sale of securities provided another $54,591,000. These funds, along with the growth in deposits, were used to purchase $194,968,000 in investment securities during 2003. The strategy entering 2003 was to purchase mortgage-backed securities and CMOs that would provide cash flow in anticipation of rising rates. While rates did rise briefly in the beginning of 2003, they quickly turned around and headed to record lows in June. With this drop in rates, prepayments on CMOs and mortgage-backed securities increased substantially resulting in a significant increase in proceeds to invest at lower interest rates and a large amount of amortization on bonds purchased at a premium, with a corresponding drop in yield. QNB has attempted to manage the prepayment situation over the course of the year with several transactions in an effort to reposition the portfolio. QNB sold certain faster paying CMOs and mortgage-backed securities and purchased lower coupon, lower premium mortgage-backed securities and CMOs that will not pay as quickly should rates stay low or decline further. QNB also sold some 20 and 30 year mortgage-backed securities whose average life could extend should rates increase. CMOs were purchased with characteristics that would not produce current cash flow, but would still have limited extension risk and an average life and duration profile of less than five years. The goal of these transactions was to reduce the amount of current cash flow from the portfolio, reduce the impact of premium amortization, reduce average life extension risk and to increase the overall yield in the portfolio. In addition, callable agency securities and short average life CMOs were purchased in an attempt to closely match the anticipated run-off of municipal deposits received during the third quarter of 2003.

In light of this activity, the composition of the portfolio changed slightly between 2002 and 2003. Mortgage-backed securities decreased to 24.0 percent of the portfolio at December 31, 2003, from 28.9 percent while CMOs increased to
25.2 percent of the portfolio from 22.3 percent at December 31, 2002. U.S. Government agency securities increased to 15.7 percent of the portfolio at December 31, 2003, from 12.1 percent of the portfolio at December 31, 2002.


Investment Portfolio

[Pie chart omitted--breakdown as follows:]

Mortgage backed
Collateralized mortgage obligations (CMOs)
U.S. Government Agencies
Other Debt Securities
State and Municipal
Equity Securites
U.S. Treasuries


Management anticipates that investment portfolio activity will slow during 2004 as a result of the restructuring transactions previously discussed, as well as the slowdown in prepayment activity as interest rates have increased from their lows and refinance activity has slowed. Based on prepayment projections, QNB estimates that approximately $57,000,000 in cash flow from the portfolio will be reinvested. These securities have a book yield of approximately 4.27 percent. This amount could increase if rates decline again and prepayment activity increases. The anticipated strategy entering 2004, in light of the low interest rate environment, is to continue to purchase mortgage-backed securities and CMOs with short average lives and duration. These will provide cash flow to reinvest when interest rates increase. QNB will also continue to purchase tax-exempt State and municipal securities with 10 to 15 year maturities because of the relative value of this sector. The low interest rate environment experienced over

QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

INVESTMENT SECURITIES AND OTHER SHORT-TERM INVESTMENTS (CONTINUED)

the past three years has resulted in a significant decline in the yield on the investment portfolio. The portfolio yield will likely continue to decline in 2004, but at a slower rate, as higher yielding bonds continue to be replaced with ones having lower yields.

At December 31, 2003 and 2002, investment securities totaling $84,425,000 and $65,871,000 were pledged as collateral to secure repurchase agreements and public deposits. The significant increase is a result of successfully acquiring large deposit relationships from municipalities and school districts.

QNB accounts for its investments by classifying its securities into three categories. Securities that QNB has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses, net of tax, excluded from earnings and reported as a separate component of shareholders' equity. Management determines the appropriate classification of securities at the time of purchase. During the second quarter of 2002, management and the Board of Directors approved that all future purchases of investment securities will be categorized as available-for-sale. While there is the potential for increased volatility of shareholders' equity due to market value changes, management believes it will provide for more flexibility in managing the portfolio. QNB held no trading securities as of December 31, 2003 and 2002.

INVESTMENTS AVAILABLE-FOR-SALE
Available-for-sale investment securities include securities that management intends to use as part of its asset/liability management strategy. These securities may be sold in response to changes in market interest rates and related changes in the securities prepayment risk or in response to the need for liquidity. At December 31, 2003, the fair value of investment securities available-for-sale was $264,441,000 or $3,547,000 above the amortized cost of $260,894,000. This compares to a fair value of $214,741,000 or $5,524,000 above the amortized cost of $209,217,000 at December 31, 2002. An unrealized holding gain of $2,341,000 was recorded as an increase to shareholders' equity as of December 31, 2003, while an unrealized holding gain of $3,603,000 was recorded as an increase to shareholders' equity as of December 31, 2002. The available-for-sale portfolio had a weighted average maturity of approximately 4 years, 1 month at December 31, 2003, and 4 years, 7 months at December 31, 2002. The weighted average tax-equivalent yield was 4.61 percent and 5.35 percent at December 31, 2003 and 2002.

The weighted average maturity is based on the stated contractual maturity of all securities except for mortgage-backed securities and CMOs, which are based on estimated average life. The maturity of the portfolio may be shorter because of call features in many of the debt securities and because of prepayments on mortgage-backed securities and CMOs. However, the estimated average life could be longer if rates were to increase and principal payments on mortgage-backed securities and CMOs would slow. The interest rate sensitivity analysis on page 33 reflects the repricing term of the securities portfolio based upon estimated call dates and anticipated cash flows assuming management's most likely interest rate environment. The expected repricing term of the available-for-sale portfolio was 3 years, 7 months at December 31, 2003, and 2 years, 11 months at December 31, 2002, based on these assumptions.

INVESTMENTS HELD-TO-MATURITY
Investment securities held-to-maturity are recorded at amortized cost. Included in this portfolio are State and municipal securities and CMOs. They are designated as held-to-maturity as they are purchased with the intent and ability to hold to maturity. At December 31, 2003 and 2002, the amortized cost of investment securities held-to-maturity was $12,012,000 and $29,736,000, and the fair value was $12,334,000 and $30,386,000, respectively. The held-to-maturity portfolio had a weighted average maturity of approximately 2 years, 11 months at December 31, 2003, and 2 years, 1 month at December 31, 2002. The weighted average tax-equivalent yield was 6.59 percent and 6.14 percent at December 31, 2003 and 2002. The increase in the weighted average maturity and the yield is primarily a result of the principal reductions on the CMOs during 2003. Approximately 93.1 percent of the held-to-maturity portfolio is comprised of State and municipal securities at December 31, 2003.

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS


INVESTMENT PORTFOLIO HISTORY
--------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                              2003           2002           2001
--------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES AVAILABLE-FOR-SALE
U.S. Treasuries ...................................................   $    6,792     $    6,641      $   6,693
U.S. Government agencies ..........................................       43,279         29,480         29,367
State and municipal securities ....................................       41,076         26,783         17,751
Mortgage-backed securities ........................................       66,476         70,748         49,055
Collateralized mortgage obligations (CMO) .........................       68,761         44,409         32,316
Other debt securities .............................................       25,214         24,530         20,486
Equity securities .................................................       12,843         12,150         12,434
--------------------------------------------------------------------------------------------------------------
   Total investment securities available-for-sale .................   $  264,441     $  214,741      $ 168,102
--------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES HELD-TO-MATURITY
State and municipal securities ....................................   $   11,180     $   19,745      $  18,629
Collateralized mortgage obligations (CMO) .........................          832          9,991         24,169
--------------------------------------------------------------------------------------------------------------
   Total investment securities held-to-maturity ...................   $   12,012     $   29,736      $  42,798
--------------------------------------------------------------------------------------------------------------
   Total investment securities ....................................   $  276,453     $  244,477      $ 210,900
==============================================================================================================

INVESTMENT PORTFOLIO WEIGHTED AVERAGE YIELDS
--------------------------------------------------------------------------------------------------------------------
                                                      UNDER       1-5          5-10         OVER 10
DECEMBER 31, 2003                                    1 YEAR      YEARS        YEARS          YEARS           TOTAL
--------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES AVAILABLE-FOR-SALE
U.S. Treasuries:
  Fair value ...................................   $  2,519    $  4,273             -             -        $  6,792
  Weighted average yield .......................       2.02%       1.94%            -             -            1.97%
U.S. Government agencies:
  Fair value ...................................          -    $ 16,703     $  26,576             -        $ 43,279
  Weighted average yield .......................          -        3.98%         3.67%            -            3.79%
State and municipal securities:
  Fair value ...................................          -           -     $   9,239     $  31,837        $ 41,076
  Weighted average yield .......................          -           -          4.79%         6.65%           6.22%
Mortgage-backed securities:
  Fair value ...................................          -    $ 53,164     $  13,312             -        $ 66,476
  Weighted average yield .......................          -        4.91%         4.55%            -            4.84%
Collateralized mortgage obligations (CMO):
  Fair value ...................................   $    417    $ 57,763     $  10,581             -        $ 68,761
  Weighted average yield .......................       6.03%       4.25%         3.74%            -            4.18%
Other debt securities:
  Fair value ...................................          -    $  2,860     $  17,339     $   5,015        $ 25,214
  Weighted average yield .......................          -        4.13%         7.38%         3.25%           6.09%
Equity securities:
  Fair value ...................................          -           -             -     $  12,843        $ 12,843
  Weighted average yield .......................          -           -             -          2.78%           2.78%
--------------------------------------------------------------------------------------------------------------------
Total fair value ...............................   $  2,936    $ 134,763    $  77,047     $  49,695        $264,441
Weighted average yield .........................       2.59%       4.40%         4.72%         5.28%           4.61%
--------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES HELD-TO-MATURITY
State and municipal securities:
  Amortized cost ...............................   $    225    $  3,494      $  2,669     $   4,792        $ 11,180
  Weighted average yield .......................       6.96%       6.27%         6.48%         6.99%           6.64%
Collateralized mortgage obligations (CMO):
  Amortized cost ...............................   $    832           -             -             -        $    832
  Weighted average yield .......................       5.91%          -             -             -            5.91%
--------------------------------------------------------------------------------------------------------------------
Total amortized cost ...........................   $  1,057    $  3,494      $  2,669     $   4,792        $ 12,012
Weighted average yield .........................       6.13%       6.27%         6.48%         6.99%           6.59%
--------------------------------------------------------------------------------------------------------------------

Securities are assigned to categories based on stated contractual maturity except for mortgage-backed securities and CMOs which are based on anticipated payment periods. See interest rate sensitivity section for practical payment and repricing characteristics. Tax-exempt securities were adjusted to a tax-equivalent basis and are based on the marginal Federal corporate tax rate of 34 percent and a TEFRA adjustment of .13%. Weighted average yields on investment securities available-for-sale are based on historical cost.

QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

LOANS
QNB's primary functions and responsibilities are to accept deposits and to make loans to meet the credit needs of the communities it serves. Loans are a significant component of earning assets. Inherent within the lending function is the evaluation and acceptance of credit risk and interest rate risk along with the opportunity cost of alternative deployment of funds. QNB manages credit risk associated with its lending activities through portfolio diversification, underwriting policies and procedures, and loan monitoring practices.

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

QNB manages the risk associated with commercial loans, which generally have balances larger than retail loans, by having lenders work in tandem with credit underwriting personnel. In addition, a bank loan committee and a committee of the Board of Directors review certain loan requests on a weekly basis.

QNB's commercial lending activity is focused on small businesses within the local community. Commercial and industrial loans represent commercial purpose loans that are either secured by collateral other than real estate or unsecured. Real estate commercial loans include commercial purpose loans collateralized at least in part by commercial real estate. These loans may not be for the express purpose of conducting commercial real estate transactions. Real estate residential loans include loans secured by one-to-four family units. These loans include fixed rate home equity loans, floating rate home equity lines of credit, loans to individuals for residential mortgages, and commercial purpose loans.

Substantially all originations of loans to individuals for residential mortgages with maturities of 20 years or greater are sold in the secondary market. At December 31, 2003 and 2002, real estate residential loans held-for-sale were $1,439,000 and $3,924,000. These loans are carried at the lower of aggregate cost or market.

As mentioned previously, loan growth remains a major objective for 2004. Loan growth is to be achieved through the use of a formal business development and calling program encompassing lending personnel, branch personnel and executive management. This program was strengthened in 2003 by the appointment of a business development officer. The focus of this program is to both develop new lending and deposit relationships as well as to strengthen existing relationships. The initial business development process was enhanced in 2002 with the development of a bank-wide sales initiative that concentrated on sales training, particularly with regard to identifying lending opportunities. This program was further expanded in 2003 to include the new incentive compensation program that rewards employees not only for loan growth, but also for asset quality and profitability. Despite the weak economy and extremely competitive environment, QNB was successful in increasing total loans. Loans, net of unearned income, increased $19,436,000 or 9.1 percent to $232,127,000 at December 31, 2003. This followed growth of 6.3 percent in 2002. The addition of the new branch location and geographic market as well as renewed activity, both commercial and residential, in the Quakertown market have been key to the growth in loans, especially commercial loans. The entrance into the Souderton market has provided an opportunity to develop new relationships. QNB will continue to cultivate all of its market areas for new opportunities.

Total Loans (IN THOUSANDS)

[Bar chart omitted--plot points as follows:]

1999    $172,529
2000    $183,592
2001    $200,089
2002    $212,691
2003    $232,127

The loan portfolio composition changed slightly from year-end 2002. Commercial and industrial loans increased to 20.3 percent of the portfolio at year-end 2003 from 18.6 percent at December 31, 2002. Construction loans increased from 3.6 percent of the portfolio at December 31, 2002 to 3.9 percent of the portfolio at December 31, 2003. Loans collateralized by commercial properties increased to
37.3 percent of the portfolio from 34.8 percent, while loans secured by residential properties decreased to 36.1 percent of the portfolio from 39.9 percent. Consumer loans decreased slightly from 3.0 percent at year-end 2002 to
2.4 percent at December 31, 2003. Consumer loans, especially auto loans, remain difficult to originate profitably because of the zero rate or low rate loans offered by the automobile manufacturers.

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS


LOAN PORTFOLIO
---------------------------------------------------------------------------------------------
DECEMBER 31,                                2003      2002        2001      2000       1999
---------------------------------------------------------------------------------------------
Commercial and industrial ............   $ 47,196   $ 39,546   $ 39,694   $ 39,100   $ 32,003
Agricultural .........................         14        176      2,622      3,027      1,935
Construction .........................      9,056      7,687      3,989        380        258
Real estate-commercial ...............     86,707     74,125     71,112     65,271     64,853
Real estate-residential ..............     83,703     84,907     77,273     70,745     68,945
Consumer .............................      5,604      6,513      5,669      5,264      4,770
---------------------------------------------------------------------------------------------
   Total loans .......................    232,280    212,954    200,359    183,787    172,764
Less unearned income .................        153        263        270        195        235
---------------------------------------------------------------------------------------------
   Total loans, net of unearned income   $232,127   $212,691   $200,089   $183,592   $172,529
=============================================================================================


LOAN MATURITIES AND INTEREST SENSITIVITY
---------------------------------------------------------------------
                              UNDER       1-5        OVER
DECEMBER 31, 2003            1 YEAR      YEARS     5 YEARS     TOTAL
---------------------------------------------------------------------
Commercial and industrial   $ 21,763   $ 21,336   $  4,097   $ 47,196
Agricultural ............         --         14         --         14
Construction ............      2,152      6,904         --      9,056
Real estate-commercial ..      7,498      9,734     69,475     86,707
Real estate-residential .      8,746     16,621     58,336     83,703
Consumer ................      1,001      4,410        193      5,604
---------------------------------------------------------------------
    Total ...............   $ 41,160   $ 59,019   $132,101   $232,280
=====================================================================

Demand loans, loans having no stated schedule of repayment and no stated maturity, are included in under one year.

The following shows the amount of loans due after one year that have fixed, variable or adjustable interest rates at December 31, 2003:

Loans with fixed predetermined interest rates           $ 72,796
Loans with variable or adjustable interest rates        $118,324


NON-PERFORMING ASSETS
---------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                 2003     2002      2001     2000      1999
---------------------------------------------------------------------------------------------------------
Loans past due 90 days or more not on non-accrual status
   Commercial and industrial ..........................    $     -   $   -    $    -    $    -     $   -
   Construction .......................................          -       -         -         -         -
   Real estate-commercial .............................          -       -         -         -         -
   Real estate-residential ............................          -       -       305         -        33
   Consumer ...........................................         11       7        11         4         6
---------------------------------------------------------------------------------------------------------
      Total loans past due 90 days or more and accruing         11       7       316         4        39

Loans accounted for on a non-accrual basis
   Commercial and industrial ..........................        392       -         -        42        54
   Construction .......................................          -       -         -         -         -
   Real estate-commercial .............................         17       -         -         -       171
   Real estate-residential ............................        409     650       280       163       259
   Consumer ...........................................          -       -         -         -         -
---------------------------------------------------------------------------------------------------------
      Total non-accrual loans .........................        818     650       280       205       484

Other real estate owned ...............................          -       -         -         -       348
Repossessed assets ....................................          -      11         -         -         -
---------------------------------------------------------------------------------------------------------
      Total non-performing assets .....................       $829    $668      $596      $209      $871
=========================================================================================================
Total as a percent of total assets ....................        .15%    .13%      .13%      .06%      .25%


QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

LOANS (CONTINUED)
The commercial and industrial loan category experienced strong growth, increasing $7,650,000 or 19.3 percent to end the year 2003 at $47,196,000. Although a certain number of these loans are considered unsecured, the majority are secured by non-real estate collateral such as equipment, vehicles, accounts receivable and inventory. Loans secured by commercial real estate increased by $12,582,000 or 17.0 percent in 2003, following a 4.2 percent increase between December 31, 2001 and 2002. QNB's commercial loans are not considered to be concentrated within any one industry, except those loans to real estate developers and investors that account for $40,106,000 or 17.3 percent of the loan portfolio at December 31, 2003. This is an increase from the $28,914,000 or
13.6 percent of the loan portfolio at December 31, 2002. Concentration is based upon Standard Industrial Classification codes used for bank regulatory purposes and is considered to be 10.0 percent or more of total loans. Diversification is achieved through lending to various industries located within the market area. This diversification is believed to reduce risk associated with changes in economic conditions.

Residential real estate loans decreased by $1,204,000 or 1.4 percent to $83,703,000 at December 31, 2003. The growth in home equity loans of $5,180,000, both fixed rate and lines of credit, while strong, could not offset the reduction of residential mortgage loans of $8,849,000 during the year. Home equity loans have been popular with consumers; especially those refinancing existing residential mortgage loans, because they have lower origination costs than residential mortgage loans. The decrease in loans secured by residential properties is a result of the decision by management to sell most residential mortgage loan production in the secondary market because of the interest rate risk associated with the low rates.

NON-PERFORMING ASSETS
Non-performing assets include accruing loans past due 90 days or more, non-accruing loans, restructured loans, other real estate owned and other repossessed assets. The chart on page 25 shows the history of non-performing assets over the past five years. Total non-performing assets were $829,000 at December 31, 2003, or .15 percent of total assets. This represents a slight increase from the December 31, 2002 balance of $668,000. Non-performing assets at December 31, 2002 represented .13 percent of total assets. Despite the small increase in 2003, non-performing assets as a percent of total assets remain at low levels historically and compared to peer groups.

Non-accrual loans are those on which the accrual of interest has ceased. Commercial loans are placed on non-accrual status immediately if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more and collateral is insufficient to protect principal and interest. Interest accrued, but not collected at the date a loan is placed on non-accrual status, is reversed and charged against interest income. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest income, depending on management's assessment of ultimate collectibility of principal and interest. Loans are returned to an accrual status when the borrower's ability to make periodic principal and interest payments has returned to normal (i.e. brought current with respect to principal and interest, or restructured) and the paying capacity of the borrower and/or the underlying collateral is deemed sufficient to protect principal and interest. Consumer loans are not automatically placed on non-accrual status when principal or interest payments are 90 days past due, but, in most instances, are charged-off when deemed uncollectible or after reaching 120 days past due.

Included in the loan portfolio are loans on non-accrual status of $818,000 and $650,000 at December 31, 2003 and 2002. If interest on non-accrual loans had been accrued throughout the period, interest income for the years ended December 31, 2003, 2002 and 2001 would have increased approximately $40,000, $19,000 and $21,000, respectively. The amount of interest income on these loans included in net income in 2003, 2002 and 2001 was $55,000, $31,000 and $19,000,
respectively. There were no restructured loans as of December 31, 2003 or 2002, as defined in SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," that have not already been included in loans past due 90 days or more or in non-accrual loans. There was no other real estate owned as of December 31, 2003 or 2002. Repossessed assets at December 31, 2002 amounted to $11,000. There were no repossessed assets at December 31, 2003.

Loans not included in past due, non-accrual or restructured categories, but where known information about possible credit problems causes management to be uncertain as to the ability of the borrowers to comply with the present loan repayment terms, totaled $5,348,000 and $6,373,000 at December 31, 2003 and 2002, respectively.

The economic data during 2003, while mixed, showed signs of an improving economy. However, with the continued threat of terrorism and the reluctance of corporations to spend or hire, the economy could continue to be sluggish in 2004. Therefore, the potential exists for an increase in non-performing loans if the economy does not improve in 2004.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses represents management's best estimate of the known and inherent losses in the existing loan portfolio. The determination of an appropriate level of the allowance for loan losses is based upon an analysis of the risks inherent in QNB's loan portfolio. Management uses various tools to assess the appropriateness of the allowance for loan losses. One tool is a model recommended by the Office of the Comptroller of the Currency. This model considers a number of relevant factors including: historical loan loss experience, the assigned risk rating of the credit, current and projected credit worthiness of the borrower, current value of the underlying collateral, levels of and trends in delinquencies and non-accrual loans, trends in volume and terms of loans, concentrations of credit, and national and local economic trends and conditions. This model is supplemented with another analysis that also incorporates commercial loan risk ratings, exceptions to QNB's loan policy, and QNB's portfolio exposure to borrowers with large dollar concentration. Other tools include ratio analysis and peer group analysis.

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS


ALLOWANCE FOR LOAN LOSS ALLOCATION
--------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                               2003              2002               2001               2000              1999
--------------------------------------------------------------------------------------------------------------------------------
                                              PERCENT           PERCENT           PERCENT             PERCENT          PERCENT
                                                GROSS             GROSS             GROSS               GROSS            GROSS
                                    AMOUNT      LOANS   AMOUNT    LOANS    AMOUNT   LOANS     AMOUNT    LOANS    AMOUNT  LOANS
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of period applicable to:
    Commercial and industrial .... $   685      20.3%   $ 521      18.6%   $   531   19.8%    $  892     21.3%   $  684   18.5%
    Agricultural .................       -         -         2       .1         32    1.3         41      1.6        31    1.1
    Construction .................     123       3.9       103      3.6         62    2.0         10       .2        42     .2
    Real estate-commercial .......   1,277      37.3     1,140     34.8      1,148   35.5        975     35.5       902   37.5
    Real estate-residential ......     256      36.1       358     39.9        306   38.6        412     38.5       494   39.9
    Consumer .....................      21       2.4        25      3.0         23    2.8         42      2.9        64    2.8
    Unallocated ..................     567                 789                 743               578                979
--------------------------------------------------------------------------------------------------------------------------------
       Total ..................... $ 2,929   100.0%     $2,938    100.0%   $ 2,845  100.0%    $2,950    100.0%   $3,196   100.0%
================================================================================================================================

Gross loans represent loans before unamortized net loan fees. Percent gross loans lists the percentage of each loan type to total loans.


ALLOWANCE FOR LOAN LOSSES
----------------------------------------------------------------------------------------------------------------
                                                 2003         2002           2001            2000         1999
----------------------------------------------------------------------------------------------------------------
Allowance for loan losses:
Balance, January 1 .........................   $  2,938     $  2,845       $  2,950        $  3,196     $  2,951
Charge-offs
   Commercial and industrial ...............          -            -             86             163            3
   Construction ............................          -            -              -               -            -
   Real estate-commercial ..................          -            -              -              67            -
   Real estate-residential .................          -            6             32              27            4
   Consumer ................................         28           33             31               7           15
----------------------------------------------------------------------------------------------------------------
   Total charge-offs .......................         28           39            149             264           22

Recoveries
   Commercial and industrial ...............          -           83              6               2            -
   Construction ............................          -            -              -               -            -
   Real estate-commercial ..................          -            -             22              10            8
   Real estate-residential .................          1           35              8               4           12
   Consumer ................................         18           14              8               2            7
----------------------------------------------------------------------------------------------------------------
   Total recoveries ........................         19          132             44              18           27
----------------------------------------------------------------------------------------------------------------
Net recoveries (charge-offs) ...............         (9)          93           (105)           (246)           5
Provision for loan losses ..................          -            -             -                -          240
----------------------------------------------------------------------------------------------------------------
Balance, December 31 .......................   $  2,929     $  2,938       $  2,845        $  2,950     $  3,196
================================================================================================================
TOTAL LOANS:
   Average .................................   $229,001      207,238        190,290         177,678      172,929
   Year-end ................................    232,127      212,691        200,089         183,592      172,529

RATIOS:
Net charge-offs (recoveries) to:
   Average loans ...........................          -         (.04)%          .06%            .14%           -
   Loans at year-end .......................          -         (.04)           .05             .13            -
   Allowance for loan losses ...............         .3%       (3.17)          3.69            8.34         (.16)%
   Provision for loan losses ...............          -            -              -               -        (2.08)
Allowance for loan losses to:
   Average loans ...........................       1.28%        1.42%          1.50%           1.66%        1.88%
   Loans at year-end .......................       1.26         1.38           1.42            1.61         1.85
   Non-performing loans ....................     353.32       447.18         477.35         1411.48       611.09


QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

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

At December 31, 2003 and 2002, the recorded investment in loans for which impairment has been recognized totaled $796,000 and $579,000 of which $404,000 and $579,000 required no allowance for loan loss. As of December 31, 2003, $392,000 of loans required an allowance for loan loss of $100,000. Most of the loans identified as impaired are collateral-dependent. For the years ended December 31, 2003, 2002 and 2001, the average recorded investment in impaired loans was approximately $508,000, $699,000 and $207,000, respectively. QNB recognized $56,000, $68,000 and $100,000 of interest income on these loans in those years.

QNB had net charge-offs related to consumer loans of $9,000 in 2003. QNB had net recoveries of $93,000 during 2002. Most of the recovery relates to a loan charged off in 2001. Net charge-offs were $105,000 in 2001. Approximately $83,000 of the total loans charged off in 2001 represents a loan to one borrower.

The allowance for loan losses was $2,929,000 at December 31, 2003, which represents 1.26 percent of total loans, compared to $2,938,000 or 1.38 percent of total loans at December 31, 2002. QNB did not add to the allowance for loan losses, with a provision for loan losses, during any of the past four years because of the continued low levels of non-performing assets, delinquent loans, and charge-offs.

Management, in determining the allowance for loan losses, makes significant estimates. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, results of loan reviews, borrowers' perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or the present value of future cash flows. The allowance for loan losses is dependent, to a great extent, on conditions beyond QNB's control. It is therefore possible that management's estimates of the allowance for loan losses and actual results could differ in the near term. In addition, various regulatory agencies, as an integral part of their examination process, periodically review QNB's allowance for losses on loans. These agencies may require QNB to recognize additions to the allowance based on their judgments using information available to them at the time of their examination.

DEPOSITS
QNB primarily attracts deposits from within its market area by offering various deposit products including demand deposits, interest-bearing demand accounts, money market accounts, savings accounts and certificates of deposit.

Total deposits increased $49,726,000 or 12.8 percent to $438,639,000 at December 31, 2003. This marked the third consecutive year of double-digit growth as deposits in 2002 and 2001 increased by 12.8 percent and 17.3 percent, respectively. The growth achieved in 2003 was somewhat different than what occurred in 2002 and 2001. A significant portion of the growth in 2003 was a result of the ability of QNB to increase its relationships with several school districts. Deposit growth in both 2002 and 2001 was more consumer driven and was aided by continued lackluster performance in the stock market. Consumers were looking for the relative safety of bank deposits despite the relatively low interest rate environment. The tragic events of September 11 may have played a part in the growth in 2001, as approximately 40.0 percent of the growth in deposits occurred during the fourth quarter. Growth in deposits during 2002 occurred across all product lines while most of the growth in 2003 was in non-interest bearing demand accounts and savings accounts.

Interest bearing demand accounts increased $37,170,000 or 52.7 percent to $107,648,000 at December 31, 2003. This followed growth of 27.9 percent between December 31, 2001 and 2002. Much of the growth over the past two years can be attributed to the development of relationships with several school districts and municipalities. Most of these deposits are seasonal and will likely be withdrawn during the first half of 2004. It is anticipated that these funds will flow back in during the third quarter of 2004.

Savings accounts increased $6,670,000 or 14.7 percent to $52,008,000 at December 31, 2003 and $8,178,000 or 22.0 percent during 2002. It appears that consumers are looking for the relative safety of bank deposits and the flexibility of savings accounts despite the low interest rates.

The "Free Checking" promotion, as well as the acquisition of new business accounts were significant factors in the increase in non-interest bearing deposits over the past two years. Non-interest bearing demand accounts increased
7.2 percent in 2003 to $50,468,000. When comparing 2002 to 2001, non-interest bearing demand deposits increased $7,001,000 or 17.5 percent to $47,079,000.

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

Average Deposits (IN THOUSANDS)

[Bar chart omitted--plot points as follows:]

1999    $284,516
2000    $292,273
2001    $312,509
2002    $371,718
2003    $419,089

Time deposit accounts continued to increase in 2003 but at a much slower rate than in either 2002 or 2001. Total time deposits increased only 1.9 percent or $3,465,000 to $190,142,000 at December 31, 2003. This compares to a 5.6 percent or $9,866,000 increase in 2002 and 30.7 percent or $41,530,000 increase in 2001. Another difference in the growth pattern of time deposits between the past two years and 2001 was the maturity time frame selected by customers. In 2001, the majority of the new time deposits were opened with maturities under one year, while in 2002 and 2003 customers extended the maturities and opened accounts with three to five year maturities. It appears that customers were looking to achieve the highest yields possible in this low interest rate environment.

An analysis of the change in average deposits provides a more meaningful measure of deposit change. Average total deposits increased 12.7 percent in 2003 and
18.9 percent in 2002. Average non-interest bearing deposits increased 12.8 percent to $49,164,000 in 2003. This followed a 23.8 percent increase in 2002. Average interest-bearing demand accounts increased 43.5 percent in 2003 to $87,570,000 and 21.8 percent in 2002 to $61,006,000. Most of the growth in non-interest bearing demand deposits occurred during the third quarter of 2003. Non-interest bearing and interest-bearing demand deposits are important sources of funds for QNB because they are low cost. Average money market accounts decreased 2.8 percent in 2003. This followed a decrease of 2.1 percent when comparing 2002 to 2001. Average time deposits increased 3.9 percent in 2003 compared to an increase of 23.4 percent in 2002. The growth in time deposits at the end of 2001 had a significant impact on the averages for 2002.

Attracting and retaining deposits, while not a significant concern in any of the past three years, may once again become an issue facing the banking industry. The equity markets rebounded in 2003 from three down years and may once again be an attractive alternative to low rate bank deposits. To continue to attract and retain deposits, QNB plans to be competitive with respect to rates and to continue to deliver products that appeal to customers.


AVERAGE DEPOSITS BY MAJOR CLASSIFICATION


---------------------------------------------------------------------------------------------------
                                            2003                  2002                  2001
---------------------------------------------------------------------------------------------------
                                     BALANCE      RATE     BALANCE      RATE     BALANCE      RATE
---------------------------------------------------------------------------------------------------
Non-interest bearing deposits ...   $ 49,164         -    $ 43,569         -    $ 35,193         -
Interest-bearing demand accounts      87,570       .63%     61,006       .64%     50,106       .91%
Money market accounts ...........     36,138       .83      37,171      1.51      37,982      2.78
Savings .........................     50,616       .64      41,764      1.19      36,684      1.63
Time ............................    152,321      2.96     141,854      4.12     126,629      5.32
Time deposits of $100,000
  or more .......................     43,289      2.49      46,354      3.48      25,915      5.10
---------------------------------------------------------------------------------------------------
   Total ........................   $419,098      1.61%   $371,718      2.40%   $312,509      3.25%
===================================================================================================

MATURITY OF TIME DEPOSITS OF $100,000 OR MORE
-------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                   2003     2002       2001
-------------------------------------------------------------------
Three months or less ................   $11,004   $13,322   $ 8,769
Over three months through six months      4,949     7,074     8,845
Over six months through twelve months     7,906    11,667    19,360
Over twelve months ..................    14,979     8,765     4,870
-------------------------------------------------------------------
   Total ............................   $38,838   $40,828   $41,844
===================================================================

QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

LIQUIDITY
Liquidity represents an institution's ability to generate cash or otherwise obtain funds at reasonable rates to satisfy our commitments to borrowers and demands of our depositors. QNB manages its mix of cash, Federal funds sold, investment securities and loans, in order to match the volatility, seasonality and growth trends of its deposit funds. Liquidity is provided from asset sources through maturities and repayments of loans and investment securities, net interest income and fee income. The portfolio of investment securities available-for-sale and QNB's policy of selling certain residential mortgage originations and student loans in the secondary market also provide sources of liquidity. Additional sources of liquidity are provided by the Bank's membership in the Federal Home Loan Bank and a $5,000,000 unsecured Federal funds line granted by a correspondent bank.

Cash and due from banks, Federal funds sold, available-for-sale securities and loans held-for-sale totaled $291,946,000 at December 31, 2003 and $246,377,000 at December 31, 2002. These sources were adequate to meet seasonal deposit withdrawals during the year 2003 and should be adequate to meet normal fluctuations in loan demand and deposit withdrawals. QNB has been able to fund the growth in earning assets during 2003 and 2002 through increased deposits. QNB used its Federal funds line several times during the month of December 2003, but did not require any overnight borrowings from either the FHLB or the Federal Reserve discount window to fund loan growth or deposit withdrawals during 2003. The overnight borrowings in December 2003 resulted from some short-term timing differences between the receipt of cash flow from investment securities and deposit withdrawals from both time deposit accounts with balances greater than $100,000 and municipal deposits.

Approximately $82,982,000 and $65,871,000 of available-for-sale securities at December 31, 2003 and 2002 were pledged as collateral for repurchase agreements and deposits of public funds. In addition, under terms of its agreement with the Federal Home Loan Bank, QNB maintains otherwise unencumbered qualifying assets (principally 1-4 family residential mortgage loans and U.S. Government and Agency notes, bonds, and mortgage-backed securities) in the amount of at least as much as its advances from the Federal Home Loan Bank. The significant increase in both liquidity sources and pledged amounts relate to the municipal deposits received during the third quarter of 2003. These deposits were used to purchase available-for-sale securities that were used to pledge against the deposits of the municipalities.

The consolidated statements of cash flows present the changes in cash and cash equivalents from operating, investing and financing activities. QNB's cash and cash equivalents decreased $1,411,000 to $26,066,000 at December 31, 2003. This follows an increase in 2002 of $3,596,000.

After adjusting net income for non-cash transactions, operating activities provided $9,652,000 in cash flow in 2003, compared to $2,089,000 in 2002. The primary difference between the two years relates to the held-for-sale mortgage activity. Net mortgage activity of $2,660,000 was a source of cash in 2003 but a use of $2,804,000 in 2002. This is partially a function of the timing of loan originations and sales as the amount of mortgages held-for-sale at the end of 2003 decreased by $2,485,000 compared to the end of 2002. A decrease in other liabilities of $1,336,000 was a use of cash in 2002. The decrease in other liabilities relates to the purchase of a security in December 2001 that the broker failed to deliver until January 2002. The purchase was booked as an investment since QNB was the owner and a liability was recorded.

Net cash used by investing activities was $54,820,000 in 2003 compared to $43,945,000 in 2002. The purchase of investment securities exceeded the maturity, call and sale of securities by $35,291,000 in 2003 and $31,291,000 in 2002. Most of the investment activity in 2003 and 2002 was funded by deposit growth. An increase in loans, excluding loans held-for-sale, of $19,050,000 and $11,934,000 was also a use of cash during 2003 and 2002.

Cash provided by financing activities was $43,757,000 and $45,452,000 in 2003 and 2002. Increases in non-interest bearing and interest-bearing non-maturity deposits provided $3,389,000 and $42,872,000 in cash during 2003 and $7,001,000 and $27,315,000 during 2002. Total time deposits increased $3,465,000 during 2003 with time deposits less than $100,000 increasing $5,455,000 and time deposits greater than $100,000 decreasing $1,990,000. In 2002, total time deposits increased $9,866,000 with time deposits less than $100,000 increasing $10,882,000. Time deposits provide the highest yielding alternative for QNB's customers. Short-term borrowings, primarily cash management accounts, decreased $4,069,000 in 2003. The decrease in short-term borrowings is primarily the reduction of balances held by one repurchase agreement customer. An additional $2,000,000 advance from the FHLB was a source of cash in 2002. The cash dividend of $2,042,000 in 2003 and $1,848,000 in 2002 were both uses of cash and reductions to shareholders' equity in 2003 and 2002.

CAPITAL ADEQUACY
A strong capital position is fundamental to support continued growth and profitability, to serve the needs of depositors, and to yield an attractive return for shareholders. QNB's shareholders' equity at December 31, 2003 was $43,440,000 or 7.89 percent of total assets, compared to shareholders' equity of $40,914,000 or 8.13 percent at December 31, 2002. At December 31, 2003, shareholders' equity included a positive adjustment of $2,341,000 related to the unrealized holding gain, net of taxes, on investment securities available-for-sale,

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

while shareholders' equity at December 31, 2002 included a positive adjustment of $3,603,000. Without these adjustments, shareholders' equity to total assets would have been 7.46 percent and 7.41 percent at December 31, 2003 and 2002, respectively. The increase in the ratio is a result of the rate of capital retention exceeding the rate of asset growth. Total assets increased 9.4 percent between December 31, 2002 and December 31, 2003 while shareholders' equity, excluding the net unrealized holding gains, increased 10.2 percent.

Average shareholders' equity and average total assets were $39,286,000 and $526,774,000 during 2003, an increase of 10.0 percent and 9.9 percent compared to 2002. The ratio of average total equity to average total assets was 7.46 percent for 2003, compared to 7.45 percent for 2002.


Shareholders' Equity (IN THOUSANDS)

[Bar chart omitted--plot points as follows:]

1999    $27,462
2000    $31,794
2001    $35,219
2002    $40,914
2003    $43,440


The Corporation is subject to restrictions on the payment of dividends to its shareholders pursuant to the Pennsylvania Business Corporation Law as amended (the "BCL"). The BCL operates generally to preclude dividend payments, if the effect thereof would render the Corporation insolvent, as defined. As a practical matter, the Corporation's payment of dividends is contingent upon its ability to obtain funding in the form of dividends from the Bank. Payment of dividends to the Corporation by the Bank is subject to the restrictions in the National Bank Act. Generally, the National Bank Act permits the Bank to declare dividends in 2003 of approximately $7,171,000, plus an amount equal to the net profits of the Bank in 2004 up to the date of any such dividend declaration. QNB Corp. paid dividends to its shareholders of $.66 per share in 2003, an increase of 10.0 percent from the $.60 per share paid in 2002.

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

Based on the requirements, QNB has a Tier I capital ratio of 12.49 percent and
12.40 percent, a total risk-based ratio of 13.39 percent and 13.39 percent, and a leverage ratio of 7.38 percent and 7.44 percent at December 31, 2003 and 2002, respectively. The decrease in the leverage ratio is a result of average assets increasing at a faster rate than Tier I capital.

The Federal Deposit Insurance Corporation Improvement Act of 1991 established five capital level designations ranging from "well capitalized" to "critically undercapitalized." At December 31, 2003 and 2002, QNB met the "well capitalized" criteria, which requires minimum Tier I and total risk-based capital ratios of
6.00 percent and 10.00 percent, respectively, and a leverage ratio of 5.00 percent.

CAPITAL ANALYSIS
--------------------------------------------------------------
DECEMBER 31,                                  2003       2002
--------------------------------------------------------------
TIER I
Shareholders' equity .....................  $43,440    $40,914
Net unrealized securities gains ..........   (2,341)    (3,603)
Net unrealized losses equity securities ..      (14)      (321)
Intangible assets ........................     (208)      (275)
--------------------------------------------------------------
Total Tier I risk-based capital ..........   40,877     36,715


TIER II
Allowable portion of the allowance
  for loan losses ........................ $  2,929   $  2,938
--------------------------------------------------------------
Total risk-based capital ................. $ 43,806   $ 39,653
==============================================================
Risk-weighted assets ..................... $327,243   $296,146
==============================================================

CAPITAL RATIOS
--------------------------------------------------------------
DECEMBER 31,                                   2003      2002
--------------------------------------------------------------
Tier I capital/risk-weighted assets ......    12.49%     12.40%
Total risk-based capital/
  risk-weighted assets ...................    13.39      13.39
Tier I capital/average assets
  (leverage ratio) .......................     7.38       7.44

QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

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

Gap analysis measures the difference between volumes of rate sensitive assets and liabilities and quantifies these repricing differences for various time intervals. Static gap analysis describes interest rate sensitivity at a point in time. However, it alone does not accurately measure the magnitude of changes in net interest income because changes in interest rates do not impact all categories of assets and liabilities equally or simultaneously. Interest rate sensitivity analysis also involves assumptions on certain categories of assets and deposits. For purposes of interest rate sensitivity analysis, assets and liabilities are stated at their contractual maturity, estimated likely call date, or earliest repricing opportunity. Mortgage-backed securities, CMOs and amortizing loans are scheduled based on their anticipated cash flow. Savings accounts, including passbook, statement savings, money market, and interest-bearing demand accounts, do not have a stated maturity or repricing term and can be withdrawn or repriced at any time. This may impact QNB's margin, if more expensive alternative sources of deposits are required to fund loans or deposit run-off. Management projects the repricing characteristics of these accounts based on historical performance and assumptions that it believes reflect their rate sensitivity. The Treasury Select Indexed Money Market account reprices monthly, based on a percentage of the average of the 91-day Treasury bill.

A positive gap results when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A negative gap results when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets.

QNB primarily focuses on the management of the one-year interest rate sensitivity gap. At December 31, 2003, interest earning assets scheduled to mature or likely to be called, repriced or repaid in one year were $228,699,000. Interest sensitive liabilities scheduled to mature or reprice within one year were $187,010,000. The one-year cumulative gap, which reflects QNB's interest sensitivity over a period of time, was a positive $31,796,000 at December 31, 2003. The cumulative one-year gap equals 8.03 percent of total rate sensitive assets. This positive or asset sensitive gap will generally benefit QNB in a rising interest rate environment, while falling interest rates could negatively impact QNB. QNB's one-year cumulative gap position at December 31, 2002 was a positive $56,001,000. This reduction in the positive gap position is primarily a result of repositioning of the investment portfolio to reduce current cash flow. The increase in municipal deposits in 2003, which are assumed to be short-term also had the impact of reducing the positive gap position. Partially offsetting this was the continued lengthening of the maturities of time deposits. As of December 31, 2003, $93,807,000 or 49.3 percent of time deposits mature or reprice within the next twelve months. This compares to $113,024,000 or 60.5 percent at December 31, 2002. QNB has been able to extend the maturity of its time deposits by promoting time deposits with maturities of 30 months or longer. It appears that customers are looking to achieve the highest yields possible in this low interest rate environment.

QNB also uses a simulation model to assess the impact of changes in interest rates on net interest income. The model reflects management's assumptions related to asset yields and rates paid on liabilities, deposit sensitivity, and the size, composition and maturity or repricing characteristics of the balance sheet. The assumptions are based on what management believes, at that time, to be the most likely interest rate environment. Management also evaluates the impact of higher and lower interest rates by simulating the impact on net interest income of changing rates 100, 200 and 300 basis points.

Actual results may differ from simulated results due to various factors including time, magnitude and frequency of interest rate changes, the relationship or spread between various rates, loan pricing and deposit sensitivity, and asset/liability strategies. Based on the simulation model, net interest income in 2004 is expected to increase slightly compared to amounts reported in 2003. The projected increase in net interest income is principally the result of the growth in earning assets offsetting the impact of a further decline in the net interest margin.

If interest rates are 100 basis points higher than management's most likely interest rate environment, the simulation model projects net interest income for the next twelve months to be higher than the most likely scenario. If interest rates are 100 basis points lower than management's most likely interest rate environment, the model projects net interest income to be significantly lower for the next twelve months than the most likely scenario. The reduction in net interest income is a result of floors built into the deposit assumptions because management believes it would be difficult to reduce rates paid on deposits much further. However, rates on earning assets would reprice lower. The direction of these results is consistent with the results anticipated from the gap analysis. While management performs a downward rate shock of 100, 200 and 300 basis points, it believes, given the current level of interest rates, that it is unlikely that interest rates would decline by 200 or 300 basis points.

Management believes that the assumptions utilized in evaluating the vulnerability of QNB's net interest income to changes in interest rates approximate actual experience. However, the interest rate sensitivity of QNB's assets and liabilities, as well as the estimated effect of changes in interest rates on net interest income, could vary substantially if different assumptions are used or actual experience differs from the experience on which the assumptions were based.

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS


INTEREST RATE SENSITIVITY
-------------------------------------------------------------------------------------------------------------------------
                                           WITHIN     3 TO 6    6 MONTHS      1 TO 3       3 TO 5      AFTER
DECEMBER 31, 2003                        3 MONTHS     MONTHS    TO 1 YEAR     YEARS        YEARS      5 YEARS      TOTAL
-------------------------------------------------------------------------------------------------------------------------
Assets
Interest-bearing balances ............   $    849           -           -           -           -           -    $    849
Federal funds sold ...................      4,532           -           -           -           -           -       4,532
Investment securities* ...............     28,727    $ 13,949    $ 22,983    $ 63,086    $ 67,847    $ 76,314     272,906
Loans, including loans held-for-sale .     87,766      20,639      41,669      61,083      17,426       4,983     233,566
Cash surrender value of life insurance          -           -       7,585           -           -           -       7,585
-------------------------------------------------------------------------------------------------------------------------
Total rate sensitive assets ..........    121,874      34,588      72,237     124,169      85,273      81,297    $519,438
Total cumulative assets ..............   $121,874    $156,462    $228,699    $352,868    $438,141    $519,438
=========================================================================================================================
Liabilities
Interest-bearing non-maturing deposits   $ 70,343    $  3,218    $  4,226    $  6,231    $  2,774    $111,237    $198,029
Time deposits less than $100,000 .....     24,922      16,717      28,309      63,790      17,566           -     151,304
Time deposits over $100,000 ..........     11,004       4,949       7,906      11,059       3,920           -      38,838
Short-term borrowings ................     10,416           -           -           -           -           -      10,416
Federal Home Loan Bank advances ......      5,000           -           -           -           -      50,000      55,000
-------------------------------------------------------------------------------------------------------------------------
Total rate sensitive liabilities .....    121,685      24,884      40,441      81,080      24,260     161,237    $453,587
Total cumulative liabilities .........   $121,685    $146,569    $187,010    $268,090    $292,350    $453,587
=========================================================================================================================
Gap during period ....................   $    189    $  9,704    $ 31,796    $ 43,089    $ 61,013    $ (79,940)  $ 65,851
=========================================================================================================================
Cumulative gap .......................   $    189    $  9,893    $ 41,689    $ 84,778    $145,791    $ 65,851
=========================================================================================================================
Cumulative gap/rate sensitive assets .       0.04%       1.90%       8.03%      16.32%      28.07%      12.68%
=========================================================================================================================
Cumulative gap ratio .................       1.00        1.07        1.22        1.32        1.50        1.15
=========================================================================================================================

* Excludes unrealized holding gain on available-for-sale securities of $3,547.

The table below summarizes estimated changes in net interest income over the next twelve-month period, under various interest rate scenarios.

--------------------------------------------------------------------------------
CHANGE IN INTEREST RATES     NET INTEREST INCOME  DOLLAR CHANGE  PERCENT CHANGE
================================================================================
DECEMBER 31, 2003
--------------------------------------------------------------------------------
+300 Basis Points ..............   $15,887            $   146          .93%
+200 Basis Points ..............    16,209                468         2.97
+100 Basis Points ..............    16,182                441         2.80
FLAT RATE ......................    15,741                  -            -
-100 Basis Points ..............    13,890             (1,851)      (11.76)
-200 Basis Points ..............    11,802             (3,939)      (25.02)
-300 Basis Points ..............    10,076             (5,665)      (35.99)
================================================================================
DECEMBER 31, 2002
--------------------------------------------------------------------------------
+300 Basis Points ..............   $16,804            $ 1,719        11.40%
+200 Basis Points ..............    16,646              1,561        10.35
+100 Basis Points ..............    16,480              1,395         9.25
FLAT RATE ......................    15,085                  -            -
-100 Basis Points ..............    14,250               (835)       (5.54)
-200 Basis Points ..............    13,459             (1,626)      (10.78)
-300 Basis Points ..............    12,476             (2,609)      (17.30)

QNB CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

INTEREST RATE SENSITIVITY (CONTINUED)
In the event QNB should experience a mismatch in its desired gap ranges or an excessive decline in its net interest income subsequent to an immediate and sustained change in interest rates, it has a number of options that it could utilize to remedy such a mismatch. QNB could restructure its investment portfolio through the sale or purchase of securities with more favorable repricing attributes. It could also emphasize loan products with appropriate maturities or repricing attributes, or it could attract deposits or obtain borrowings with desired maturities.

QNB's business is not subject to foreign currency exchange or commodity price risk. Neither the Corporation nor the Bank owns trading assets. At December 31, 2003, QNB did not have any hedging transactions in place such as interest rate swaps, caps or floors.

CONTRACTUAL OBLIGATIONS, COMMITMENTS, AND OFF-BALANCE SHEET ARRANGEMENTS
QNB has various financial obligations, including contractual obligations and commitments, that may require future cash payments.

CONTRACTUAL OBLIGATIONS:
The following table presents, as of December 31, 2003, significant contractual obligations to third parties by payment date. Further discussion of the nature of each obligation can be found in the notes to the consolidated financial statements


----------------------------------------------------------------------------------------------------------
                                    UNDER 1 YEAR   1 TO 3 YEARS   3 TO 5 YEARS   OVER 5 YEARS       TOTAL
----------------------------------------------------------------------------------------------------------
Time Deposits .....................   $ 92,903       $ 75,736       $ 21,503              -       $190,142
Short-term borrowings .............     10,416              -              -              -         10,416
Federal Home Loan Bank advances....      3,000          2,000              -        $50,000         55,000
Operating leases ..................        234            454            420          2,286          3,394
----------------------------------------------------------------------------------------------------------
Total .............................   $106,553       $ 78,190       $ 21,923        $52,286       $258,952
==========================================================================================================

COMMITMENTS:
The following table presents, as of December 31, 2003, the amounts and expected maturities of significant commitments. Discussion of the obligations can be found in the notes to the consolidated financial statements.


----------------------------------------------------------------------------------------------------------
                                    UNDER 1 YEAR   1 TO 3 YEARS   3 TO 5 YEARS   OVER 5 YEARS       TOTAL
----------------------------------------------------------------------------------------------------------
Commitments to extend credit
  Commercial ......................     $39,706       $ 3,871        $     -        $     -        $43,577
  Residential real estate .........         660             -              -              -            660
  Other ...........................           -             -              -         15,169         15,169
Standby letters of credit .........       4,930           676             26              -          5,632
----------------------------------------------------------------------------------------------------------
Total .............................     $45,296       $ 4,547        $    26        $15,169        $65,038
==========================================================================================================

Commitments to extend credit, inclulding loan commitments, standby letters of credit, and commercial letters of credit do not necessarily represent future cash requirements, as these commitments often expire without being drawn upon.

OTHER ITEMS
Management is not aware of any current specific recommendations by regulatory authorities, or proposed legislation, which, if they were implemented, would have a material adverse effect upon the liquidity, capital resources, or results of operations; although the general cost of compliance with numerous Federal and State laws and regulations does have, and in the future may have, a negative impact on QNB's results of operations.

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS


CONSOLIDATED QUARTERLY FINANCIAL DATA
-----------------------------------------------------------------------------------------------------------------------
                                              QUARTERS ENDED 2003                        QUARTERS ENDED 2002
                                  MARCH 31    JUNE 30   SEPT. 30    DEC. 31   MARCH 31   JUNE 30    SEPT. 30    DEC. 31
-----------------------------------------------------------------------------------------------------------------------
Interest income ................   $6,392     $6,307     $6,261     $6,440     $6,796     $6,974     $6,900     $6,521
Interest expense ...............    2,505      2,471      2,405      2,373      3,171      3,102      3,026      2,777
-----------------------------------------------------------------------------------------------------------------------
Net interest income ............    3,887      3,836      3,856      4,067      3,625      3,872      3,874      3,744
Provision for loan losses ......        -          -          -          -          -          -          -          -
Non-interest income ............    1,238      1,426        938        598        734        709        525      1,021
Non-interest expense ...........    3,138      3,143      3,264      3,399      2,794      2,886      2,861      3,404
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes .....    1,987      2,119      1,530      1,266      1,565      1,695      1,538      1,361
Provision for income taxes .....      456        489        118        191        290        341        282        291
-----------------------------------------------------------------------------------------------------------------------
NET INCOME .....................   $1,531     $1,630     $1,412     $1,075     $1,275     $1,354     $1,256     $1,070
=======================================================================================================================
NET INCOME PER SHARE - BASIC ...   $  .50     $  .53     $  .46     $  .35     $  .41     $  .44     $  .41     $  .35
=======================================================================================================================
NET INCOME PER SHARE - DILUTED..   $  .49     $  .52     $  .45     $  .34     $  .41     $  .44     $  .40     $  .34
=======================================================================================================================


SELECTED FINANCIAL AND OTHER DATA
-------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                    2003          2002          2001          2000         1999
-------------------------------------------------------------------------------------------------------------------------
INCOME AND EXPENSE
Interest income ....................................   $   25,400    $   27,191    $   26,928    $   24,698    $   23,195
Interest expense ...................................        9,754        12,076        13,404        12,007        10,304
-------------------------------------------------------------------------------------------------------------------------
Net interest income ................................       15,646        15,115        13,524        12,691        12,891
Provision for loan losses ..........................            -             -             -             -           240
Non-interest income ................................        4,200         2,989         3,070         2,791         2,208
Non-interest expense ...............................       12,944        11,945        11,080        10,232         9,884
-------------------------------------------------------------------------------------------------------------------------
Income before income taxes .........................        6,902         6,159         5,514         5,250         4,975
Provision for income taxes .........................        1,254         1,204         1,078         1,144         1,174
-------------------------------------------------------------------------------------------------------------------------
Net income .........................................   $    5,648    $    4,955    $    4,436    $    4,106    $    3,801
=========================================================================================================================

PER SHARE DATA
Net income - basic .................................   $     1.83    $     1.61    $     1.44    $     1.30    $     1.20
Net income - diluted ...............................         1.79          1.59          1.43          1.30          1.20
Book value .........................................        14.03         13.28         11.46         10.21          8.62
Cash dividends .....................................          .66           .60           .54           .46           .38
Average common shares outstanding - basic ..........    3,091,640     3,078,550     3,088,020     3,146,642     3,166,044
Average common shares outstanding - diluted ........    3,153,305     3,109,353     3,094,735     3,147,239     3,177,571

BALANCE SHEET AT YEAR-END
Investment securities available-for-sale ...........   $  264,441    $  214,741    $  168,102    $  114,245    $   97,609
Investment securities held-to-maturity .............       12,012        29,736        42,798        42,982        48,302
Loans held-for-sale ................................        1,439         4,159         2,122         1,642         1,235
Loans, net of unearned income ......................      232,127       212,691       200,089       183,592       172,529
Other earning assets ...............................        5,381        10,310         5,888         3,226           281
Total assets .......................................      550,831       503,430       451,274       371,671       350,489
Deposits ...........................................      438,639       388,913       344,731       293,822       286,166
Borrowed funds .....................................       65,416        69,485        66,541        42,819        33,925
Shareholders' equity ...............................       43,440        40,914        35,219        31,794        27,462

SELECTED FINANCIAL RATIOS
Net interest margin ................................         3.45%         3.68%         3.81%         4.02%         4.23%
Net income as a percentage of:
  Average total assets .............................         1.07          1.03          1.07          1.13          1.10
  Average shareholders' equity .....................        14.38         13.88         13.54         13.25         13.16
Average shareholders' equity to
  average total assets                                       7.46          7.45          7.93          8.53          8.38
Dividend payout ratio ..............................        36.15         37.29         37.32         34.75         31.74


QNB CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

                                                               (in thousands)
-------------------------------------------------------------------------------
DECEMBER 31,                                                 2003        2002
-------------------------------------------------------------------------------
ASSETS
Cash and due from banks ...............................   $  21,534   $  17,476
Federal funds sold ....................................       4,532      10,001
-------------------------------------------------------------------------------
        Total cash and cash equivalents ...............      26,066      27,477

Investment securities
    Available-for-sale (cost $260,894 and $209,217) ...     264,441     214,741
    Held-to-maturity (market value $12,334 and $30,386)      12,012      29,736
Loans held-for-sale ...................................       1,439       4,159
Total loans, net of unearned income of $153 and $263 ..     232,127     212,691
    Allowance for loan losses .........................      (2,929)     (2,938)
-------------------------------------------------------------------------------
        Net loans .....................................     229,198     209,753
Cash surrender value of insurance .....................       7,585       7,397
Premises and equipment, net ...........................       5,090       5,497
Accrued interest receivable ...........................       2,823       2,710
Other assets ..........................................       2,177       1,960
-------------------------------------------------------------------------------
Total assets ..........................................   $ 550,831   $ 503,430
===============================================================================

LIABILITIES
Deposits
    Demand, non-interest-bearing ......................   $  50,468   $  47,079
    Interest-bearing demand accounts ..................     107,648      70,478
    Money market accounts .............................      38,373      39,341
    Savings ...........................................      52,008      45,338
    Time ..............................................     151,304     145,849
    Time over $100,000 ................................      38,838      40,828
-------------------------------------------------------------------------------
        Total deposits ................................     438,639     388,913
Short-term borrowings .................................      10,416      14,485
Federal Home Loan Bank advances .......................      55,000      55,000
Accrued interest payable ..............................       1,285       1,555
Other liabilities .....................................       2,051       2,563
-------------------------------------------------------------------------------
Total liabilities .....................................     507,391     462,516
-------------------------------------------------------------------------------

Commitments and contingencies

SHAREHOLDERS' EQUITY
Common stock, par value $0.625 per share;
    authorized 10,000,000 shares; 3,202,065 shares and
    3,188,280 shares issued; 3,095,379 and 3,081,594
    shares outstanding ................................       2,001       1,993
Surplus ...............................................       8,933       8,759
Retained earnings .....................................      31,659      28,053
Accumulated other comprehensive income, net ...........       2,341       3,603
Treasury stock, at cost; 106,686 shares ...............      (1,494)     (1,494)
-------------------------------------------------------------------------------
Total shareholders' equity ............................      43,440      40,914
-------------------------------------------------------------------------------
Total liabilities and shareholders' equity ............   $ 550,831   $ 503,430
===============================================================================
THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF INCOME


                                                   (in thousands, except share data)
------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                               2003        2002        2001
------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans .....................   $ 14,469    $ 14,892    $ 15,250
Interest and dividends on investment securities:
    Taxable ....................................      8,687      10,163       9,763
    Tax-exempt .................................      2,112       1,979       1,619
Interest on Federal funds sold .................        126         152         282
Interest on interest-bearing balances ..........          6           5          14
------------------------------------------------------------------------------------
        Total interest income ..................     25,400      27,191      26,928
------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits
    Interest-bearing demand accounts ...........        554         393         455
    Money market accounts ......................        298         559       1,056
    Savings ....................................        324         497         596
    Time .......................................      4,511       5,843       6,731
    Time over $100,000 .........................      1,080       1,614       1,321
Interest on short-term borrowings ..............        106         264         539
Interest on Federal Home Loan Bank advances ....      2,881       2,906       2,706
------------------------------------------------------------------------------------
        Total interest expense .................      9,754      12,076      13,404
------------------------------------------------------------------------------------
        Net interest income ....................     15,646      15,115      13,524
Provision for loan losses ......................          -           -           -
------------------------------------------------------------------------------------
        Net interest income after provision
           for loan losses .....................     15,646      15,115      13,524
------------------------------------------------------------------------------------
NON-INTEREST INCOME
Fees for services to customers .................      1,849       1,634       1,437
ATM and debit card income ......................        541         509         469
Income on cash surrender value of insurance ....        330         372         206
Mortgage servicing fees ........................         12          97          36
Net (loss) gain on investment securities
   available-for-sale ..........................       (134)       (779)        292
Net gain on sale of loans ......................        923         676         244
Other operating income .........................        679         480         386
------------------------------------------------------------------------------------
        Total non-interest income ..............      4,200       2,989       3,070
------------------------------------------------------------------------------------
NON-INTEREST EXPENSE
Salaries and employee benefits .................      7,334       6,531       6,174
Net occupancy expense ..........................        859         861         854
Furniture and equipment expense ................      1,111       1,060       1,008
Marketing expense ..............................        536         598         437
Third party services ...........................        741         640         502
Telephone, postage and supplies expense ........        556         545         525
State taxes ....................................        331         335         294
Other expense ..................................      1,476       1,375       1,286
------------------------------------------------------------------------------------
        Total non-interest expense .............     12,944      11,945      11,080
------------------------------------------------------------------------------------
    Income before income taxes .................      6,902       6,159       5,514
Provision for income taxes .....................      1,254       1,204       1,078
------------------------------------------------------------------------------------
    NET INCOME .................................   $  5,648    $  4,955    $  4,436
====================================================================================
    NET INCOME PER SHARE - BASIC ...............   $   1.83    $   1.61    $   1.44
====================================================================================
    NET INCOME PER SHARE - DILUTED .............   $   1.79    $   1.59    $   1.43
====================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

QNB CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

------------------------------------------------------------------------------------------------------------------------------------
                                                                        ACCUMULATED
                                                                              OTHER
                                             NUMBER   COMPREHENSIVE   COMPREHENSIVE   COMMON            RETAINED TREASURY
(in thousands, except share data)         OF SHARES          INCOME   INCOME (LOSS)    STOCK   SURPLUS  EARNINGS    STOCK     TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000 .............. 2,960,218               -        $    (64) $ 1,891   $ 6,491  $ 24,409   $ (933) $ 31,794
------------------------------------------------------------------------------------------------------------------------------------
Net income ..............................         -         $ 4,436               -        -         -     4,436        -     4,436
Other comprehensive income, net of tax
   Unrealized holding gains on
      investment securities available-
         for-sale .......................         -           1,356               -        -         -         -        -         -
                                                            -------
   Reclassification adjustment for
      gains included in net income ......         -            (193)
                                                            -------
   Other comprehensive income ...........         -           1,163           1,163        -         -         -        -     1,163
Comprehensive income ....................                   $ 5,599
                                                            =======
Cash dividends paid
   ($.54 per share) .....................         -               -               -        -         -    (1,655)       -    (1,655)
Stock dividend 5% .......................   150,728               -               -       94     2,150    (2,244)       -         -
Stock issue - Employee stock purchase
         plan ...........................     3,166               -               -        2        40         -        -        42
Treasury stock purchased ................   (41,394)              -               -        -         -         -     (561)     (561)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001 .............. 3,072,718               -           1,099    1,987     8,681    24,946   (1,494)   35,219
====================================================================================================================================
Net income ..............................         -         $ 4,955               -        -         -     4,955        -     4,955
Other comprehensive income, net of tax
   Unrealized holding gains on
      investment securities available-
         for-sale .......................         -           1,990               -        -         -         -        -         -
   Reclassification adjustment for
      losses included in net income .....         -             514
                                                            -------
   Other comprehensive income ...........         -           2,504           2,504        -         -         -        -     2,504
                                                            -------
Comprehensive income ....................                   $ 7,459
                                                            =======
Cash dividends paid
   ($.60 per share) .....................         -               -               -        -         -    (1,848)       -    (1,848)
Stock issue - Employee stock purchase
         plan ...........................     3,304               -               -        2        50         -        -        52
Stock issued for options exercised ......     5,572               -               -        4        28         -        -        32
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002 .............. 3,081,594               -           3,603    1,993     8,759    28,053   (1,494)   40,914
====================================================================================================================================
Net income ..............................         -         $ 5,648               -        -         -     5,648        -     5,648
Other comprehensive income, net of tax
   Unrealized holding losses on
      investment securities available-
         for-sale .......................         -          (1,350)              -        -         -         -        -         -
   Reclassification adjustment for
      losses included in net income .....         -              88
                                                            -------
   Other comprehensive income ...........         -          (1,262)         (1,262)       -         -         -        -    (1,262)
                                                            -------
Comprehensive income ....................                   $ 4,386
                                                            =======
Cash dividends paid
   ($.66 per share) .....................         -               -               -        -         -    (2,042)       -    (2,042)
Stock issue - Employee stock purchase
         plan ...........................     3,415               -               -        2        62         -        -        64
Stock issued for options exercised ......    10,370               -               -        6        72         -        -        78
Tax benefits from stock plans ...........                         -               -        -        40         -                 40
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2003 .............. 3,095,379               -          $2,341  $ 2,001   $ 8,933   $31,659 $ (1,494)  $43,440
====================================================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT


CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                 (in thousands)
------------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                                    2003          2002        2001
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income ..........................................................................  $  5,648      $  4,955     $ 4,436
Adjustments to reconcile net income to net cash provided by operating activities
   Depreciation and amortization ....................................................       873           835         788
   Securities losses (gains) ........................................................       134           779        (292)
   Net gain on sale of loans ........................................................      (923)         (676)       (244)
   Loss on disposal of premises and equipment .......................................        13             2          12
   Proceeds from sales of residential mortgages .....................................    41,904        24,472      15,598
   Originations of residential mortgages held-for-sale ..............................   (39,244)      (27,276)    (16,830)
   Proceeds from sales of student loans .............................................       403         1,896       2,680
   Originations of student loans ....................................................      (160)       (1,121)     (2,163)
   Income on cash surrender value of insurance ......................................      (330)         (372)       (206)
   Life insurance proceeds/premiums, net ............................................       142           (27)        (29)
   Deferred income tax provision ....................................................        (2)          (79)          6
   Change in income taxes payable ...................................................      (121)         (132)        125
   Net increase in accrued interest receivable ......................................      (113)         (213)       (284)
   Net amortization of premiums and discounts .......................................     1,447           901         211
   Net (decrease) increase in accrued interest payable ..............................      (270)         (588)        734
   Decrease in other assets .........................................................        45            69          65
   Increase (decrease) in other liabilities .........................................       206        (1,336)        797
------------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities ........................................     9,652         2,089       5,404
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
  Proceeds from maturities and calls of investment securities
    available-for-sale ..............................................................    87,380        63,296      47,809
    held-to-maturity ................................................................    17,706        18,877      15,757
  Proceeds from sales of investment securities
    available-for-sale ..............................................................    54,591        17,245      17,484
  Purchase of investment securities
    available-for-sale ..............................................................  (194,968      (124,754)   (117,104)
    held-to-maturity ................................................................         -        (5,955)    (15,615)
  Net increase in loans .............................................................   (19,050)      (11,934)    (16,123)
  Net purchases of premises and equipment ...........................................      (479)         (720)       (242)
  Purchase of single premium life insurance .........................................         -             -      (3,000)
------------------------------------------------------------------------------------------------------------------------------------
  Net cash used by investing activities .............................................   (54,820)      (43,945)    (71,034)
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Net increase in non-interest-bearing deposits .....................................     3,389         7,001       5,305
  Net increase in interest-bearing non-maturity deposits ............................    42,872        27,315       4,074
  Net increase in time deposits .....................................................     3,465         9,866      41,530
  Net (decrease) increase in short-term borrowings ..................................    (4,069)        1,034      (4,368)
  Proceeds from Federal Home Loan Bank advances .....................................         -         2,000      28,000
  Cash dividends paid ...............................................................    (2,042)       (1,848)     (1,655)
  Proceeds from issuance of common stock ............................................       142            84          42
  Purchases of treasury stock .......................................................         -             -        (561)
------------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities ......................................    43,757        45,452      72,367
------------------------------------------------------------------------------------------------------------------------------------
     (Decrease) increase in cash and cash equivalents ...............................    (1,411)        3,596       6,737
     Cash and cash equivalents at beginning of year .................................    27,477        23,881      17,144

     Cash and cash equivalents at end of year .......................................  $ 26,066     $  27,477    $ 23,881
====================================================================================================================================
SUPPLEMENTAL CASH FLOW DISCLOSURES
  Interest paid .....................................................................  $ 10,024     $  12,664    $ 12,670
  Income taxes paid .................................................................     1,430         1,400         930
  Non-Cash Transactions
     Change in net unrealized holding gains, net of taxes, on investment securities .    (1,262)        2,504       1,163

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

QNB CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES BUSINESS

--------------------------------------------------------------------------------
QNB Corp. (the "Corporation"), through its wholly-owned subsidiary, The Quakertown National Bank (the "Bank"), has been serving the residents and businesses of Upper Bucks, Northern Montgomery and Southern Lehigh Counties in Pennsylvania since 1877. The Bank is a locally managed community bank that provides a full range of commercial, retail banking and trust and investment management services. The Bank encounters vigorous competition for market share in the communities it serves from bank holding companies, other community banks, thrift institutions, credit unions and other non-bank financial organizations such as mutual fund companies, insurance companies and brokerage companies. QNB Corp. manages its business as a single operating segment.

The Corporation and the Bank are subject to regulations of certain state and federal agencies. These regulatory agencies periodically examine the Corporation and the Bank for adherence to laws and regulations.

USE OF ESTIMATES
--------------------------------------------------------------------------------
The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiary, the "Bank". The consolidated entity is referred to herein as "QNB". These statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and predominant practices within the banking industry. The preparation of these financial statements requires QNB to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. QNB evaluates estimates on an on-going basis, including those related to the allowance for loan losses, non-accrual loans, other real estate owned, other-than-temporary investment impairments, intangible assets, stock option plans and income taxes. QNB bases its estimates on historical experience and various other factors and assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements. Tabular information other than share data is presented in thousands of dollars.

STOCK SPLIT
--------------------------------------------------------------------------------
On August 19, 2003, the Board of Directors authorized a two-for-one split of the Corporation's common stock, effected by a distribution on October 14, 2003 of one share for each one share held of record at the close of business on September 30, 2003. All earnings per share and common stock information is presented as if the stock split occurred prior to the earliest year included in these financial statements.

INVESTMENT SECURITIES
--------------------------------------------------------------------------------
Investment securities that QNB has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses, net of tax, excluded from earnings and reported as accumulated other comprehensive gain, a separate component of shareholders' equity. Management determines the appropriate classification of securities at the time of purchase.

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

OTHER THAN TEMPORARY IMPAIRMENT OF INVESTMENT SECURITIES
--------------------------------------------------------------------------------
Securities are evaluated periodically to determine whether a decline in their value is other than temporary. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term "other than temporary" is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support realizable value equal to or greater than carrying value of the investment. Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

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

NON-PERFORMING ASSETS
--------------------------------------------------------------------------------
Non-performing assets are comprised of non-accrual loans and other real estate owned. Non-accrual loans are those on which the accrual of interest

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

has ceased. Commercial loans are placed on non-accrual status immediately if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more and collateral is insufficient to cover principal and interest. Interest accrued, but not collected at the date a loan is placed on non-accrual status, is reversed and charged against interest income. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest income, depending on management's assessment of the ultimate collectibility of principal and interest. Loans are returned to an accrual status when the borrower's ability to make periodic principal and interest payments has returned to normal (i.e. brought current with respect to principal or interest or restructured) and the paying capacity of the borrower and/or the underlying collateral is deemed sufficient to cover principal and interest. Consumer loans are not automatically placed on non-accrual status when principal or interest payments are 90 days past due, but in most instances, are charged-off when deemed uncollectible or after reaching 120 days past due.

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

ALLOWANCE FOR LOAN LOSSES
--------------------------------------------------------------------------------
QNB maintains an allowance for loan losses, which is intended to absorb probable known and inherent losses in the outstanding loan portfolio. The allowance is reduced by actual credit losses and is increased by the provision for loan losses and recoveries of previous losses. The provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level considered necessary by management.

The allowance for loan losses is based on management's continuing review and evaluation of the loan portfolio. The level of the allowance is determined by assigning specific reserves to individually identified problem credits and general reserves to all other loans. The portion of the allowance that is allocated to internally criticized and non-accrual loans is determined by estimating the inherent loss on each credit after giving consideration to the value of underlying collateral. The general reserves are based on the composition and risk characteristics of the loan portfolio, including the nature of the loan portfolio, credit concentration trends, historic and anticipated delinquency and loss experience, as well as other qualitative factors such as current economic trends.

Management emphasizes loan quality and close monitoring of potential problem credits. Credit risk identification and review processes are utilized in order to assess and monitor the degree of risk in the loan portfolio. QNB's lending and loan administration staff are charged with reviewing the loan portfolio and identifying changes in the economy or in a borrower's circumstances which may affect the ability to repay debt or the value of pledged collateral. A loan classification and review system exists that identifies those loans with a higher than normal risk of uncollectibility. Each commercial loan is assigned a grade based upon an assessment of the borrower's financial capacity to service the debt and the presence and value of collateral for the loan. An independent loan review group tests risk assessments and evaluates the adequacy of the allowance for loan losses. Management meets monthly to review the credit quality of the loan portfolio and quarterly to review the allowance for loan losses.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review QNB's allowance for losses on loans. Such agencies may require QNB to recognize additions to the allowance based on their judgments using information available to them at the time of their examination.

Management believes that it uses the best information available to make determinations about the adequacy of the allowance and that it has established its existing allowance for loan losses in accordance with GAAP. If circumstances differ substantially from the assumptions used in making determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be affected. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above.

TRANSFERS AND SERVICING OF FINANCIAL ASSETS
--------------------------------------------------------------------------------
QNB continues to carry servicing assets, relating to mortgage loans it has sold. Such servicing assets are recorded based on the relative fair values of the servicing assets and loans sold at the date of transfer. The servicing asset is amortized in proportion to and over the period of net servicing income. Servicing assets are assessed for impairment based on their disaggregated fair value.

PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------
Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated principally on an accelerated or straight-line basis over the estimated useful lives of the assets as follows: buildings--10 to 40 years, and equipment--3 to 10 years. Expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses upon disposition are reflected in earnings as realized.

QNB CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STOCK BASED COMPENSATION
--------------------------------------------------------------------------------
At December 31, 2003, QNB has a stock-based employee compensation plan, which is described more fully in Note 14. QNB accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect of net income and earnings per share if the Corporation had applied the fair value recognition provisions of FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, to stock-based employee compensation.

--------------------------------------------------------------------------------
DECEMBER 31,                             2003       2002     2001
--------------------------------------------------------------------------------
Net income, as reported ................  $5,648     $4,955   $4,436
Deduct: Total stock-based employee
  compensation expense determined under
  fair value based method for all
  awards, net of related tax effects ...     104         91       98
--------------------------------------------------------------------------------
Pro forma net income ...................  $5,544     $4,864   $4,338
================================================================================
Earnings per share
  Basic - as reported ..................  $ 1.83     $ 1.61   $ 1.44
================================================================================
  Basic - pro forma ....................  $ 1.79     $ 1.58   $ 1.41
================================================================================
  Diluted - as reported ................  $ 1.79     $ 1.59   $ 1.43
================================================================================
  Diluted - pro forma ..................  $ 1.76     $ 1.57   $ 1.40
================================================================================

INCOME TAXES
--------------------------------------------------------------------------------
QNB accounts for income taxes under the asset/liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become available. Because the judgment about the level of future taxable income is dependent to a great extent on matters that may, at least in part, go beyond QNB's control, it is at least reasonably possible that management's judgment about the need for a valuation allowance for deferred taxes could change in the near term.

NET INCOME PER SHARE
--------------------------------------------------------------------------------
Basic earnings per share excludes any dilutive effects of options and is computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per share gives effect to all dilutive potential common shares that were outstanding during the period. For the purpose of earnings per share, share and per share data, for all periods presented, have been restated to reflect the two-for-one stock split distributed October 14, 2003.

COMPREHENSIVE INCOME
--------------------------------------------------------------------------------
Comprehensive income is defined as the change in equity of a business entity during a period due to transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. For QNB, the primary component of other comprehensive income is the unrealized holding gains or losses on available-for-sale investment securities.

RECENT ACCOUNTING PRONOUNCEMENTS
--------------------------------------------------------------------------------
STOCK-BASED COMPENSATION

In December, 2002, the FASB issued SFAS No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION- TRANSITION AND DISCLOSURE. This Statement amends SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this statement amends APB Opinion No. 28, INTERIM FINANCIAL REPORTING, to require disclosure about those effects in interim financial information. The requirements for SFAS No. 148 are effective for financial statements for fiscal years ended and interim periods beginning after December 15, 2002. QNB uses the "intrinsic value" approach to accounting for stock-based compensation to account for stock-based compensation as permitted under APB Opinion No. 25. QNB has adopted the disclosure provisions of SFAS No. 148. The disclosure provisions had no impact on QNB's consolidated earnings, financial condition, or equity.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In April 2003, the FASB issued SFAS No. 149, AMENDMENTS OF STATEMENT 133 ON DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which establishes accounting and reporting standards for derivative instruments, including derivatives embedded in other contracts and hedging activities. This Statement amends Statement No. 133 for decisions made by the FASB as part of its Derivative Implementations Group process. The Statement also amends Statement No. 133 to incorporate clarifications of the definition of a derivative. The Statement is effective for contracts entered into or modified and hedging relationships designated after June 30, 2003. The provisions of this Statement did not have a material impact on QNB's consolidated earnings, financial condition, or equity.

CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS
OF BOTH LIABILITIES AND EQUITY

In May 2003, the FASB issued FASB No. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY. This Statement establishes standards for how an issuer classifies financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify these financial instruments as a liability (or, in certain circumstances, an asset). Previously, these financial instruments would have been classified entirely as equity, or between the liabilities section and

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

equity section of the statement of financial condition. This Statement also addresses questions about the classification of certain financial instruments that embody obligations to issue equity shares. The provisions of this Statement are effective for interim periods beginning after June 15, 2003. The adoption of this Statement did not have an impact on QNB's consolidated earnings, financial condition, or equity.

GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES In November 2002, the FASB issued Interpretation No. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS TO OTHERS, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. QNB adopted the recognition and measurement provisions of this Interpretation effective on January 1, 2003, with an immaterial impact on QNB's financial condition or results of operations.

CONSOLIDATION OF VARIABLE INTEREST ENTITIES

In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), CONSOLIDATION OF VARIABLE INTEREST ENTITIES, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46 Revised (FIN 46R), issued in December 2003, replaces FIN 46. FIN 46R requires public entities to apply FIN 46 or FIN 46R to all entities that are considered special-purpose entities in practice and under the FASB literature that was applied before the issuance of FIN 46 by the end of the first reporting period that ends after December 15, 2003. For any variable interest entities (VIE) that must be consolidated under FIN 46R, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The adoption of FIN 46R did not have a material impact on QNB's consolidated earnings, financial condition, or equity, nor has there been any additional requirement for disclosure.

OTHER-THAN-TEMPORARY IMPAIRMENT OF INVESTMENT SECURITIES

In December 2003, the Emerging Issues Task Force issued EITF 03-1, THE MEANING OF OTHER-THAN-TEMPORARY IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS. The EITF addresses disclosure requirements regarding information about temporarily impaired investments. The requirements are effective for fiscal years ending after December 15, 2003 for all entities that have debt or marketable equity securities with market values below carrying values. The requirements apply to investments in debt and marketable equity securities that are accounted for under SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. The requirements apply only to annual financial statements. As of December 31, 2003, QNB has included the required disclosures in their financial statements.

STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------
Cash and cash equivalents for purposes of this statement consist of cash on hand, cash items in process of collection, amounts due from banks, interest earning deposits in other financial institutions and Federal funds sold.


NOTE 2 - EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share (share and per share data have been restated to reflect the two-for-one stock split paid October 14, 2003 and are not in thousands):

--------------------------------------------------------------------------------
                                         2003         2002        2001
--------------------------------------------------------------------------------
Numerator for basic
  and diluted earnings
  per share - net income ..........    $5,648       $4,955      $4,436
================================================================================
Denominator for basic
  earnings per share - weighted
    average shares outstanding .... 3,091,640    3,078,550   3,088,020
Effect of dilutive securities -
  employee stock options ..........    61,665       30,803       6,715
--------------------------------------------------------------------------------
Denominator for diluted earnings
  per share - adjusted weighted ... 3,153,305    3,109,353   3,094,735
================================================================================
Earnings per share - basic ........    $ 1.83       $ 1.61     $  1.44
Earnings per share - diluted ......      1.79         1.59        1.43
--------------------------------------------------------------------------------


There were 54,890 stock options that were anti-dilutive as of December
31, 2001.


NOTE 3 - CASH AND DUE FROM BANKS

Included in cash and due from banks are reserves in the form of deposits with the Federal Reserve Bank of $9,165,000 and $5,032,000 to satisfy federal regulatory requirements as of December 31, 2003 and 2002.

QNB CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - INVESTMENT SECURITIES AVAILABLE-FOR-SALE

The amortized cost and estimated fair values of investment securities available-for-sale at December 31, 2003 and 2002 were as follows:

------------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                               2003                                              2002
                                                     GROSS       GROSS                                 GROSS      GROSS
                                     AGGREGATE  UNREALIZED  UNREALIZED                 AGGREGATE  UNREALIZED UNREALIZED
                                          FAIR     HOLDING     HOLDING     AMORTIZED        FAIR     HOLDING    HOLDING    AMORTIZED
                                         VALUE       GAINS      LOSSES          COST       VALUE       GAINS     LOSSES         COST
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury .....................   $  6,792      $   19      $    1      $  6,774    $  6,641      $   90       $  3     $  6,554
U.S. Government agencies ..........     43,279         339          67        43,007      29,480         728          -       28,752
State and municipal securities ....     41,076       1,162         217        40,131      26,783         970         70       25,883
Mortgage-backed securities ........     66,476         835         159        65,800      70,748       1,820          -       68,928
Collateralized mortgage obligations     68,761         364       1,086        69,483      44,409         759          -       43,650
(CMOs)
Other debt securities .............     25,214       2,379           -        22,835      24,530       1,705         53       22,878
Equity securities .................     12,843         951         972        12,864      12,150         118        540       12,572
------------------------------------------------------------------------------------------------------------------------------------
Total investment securities
  available-for-sale ..............   $264,441      $6,049      $2,502      $260,894    $214,741      $6,190       $666     $209,217
====================================================================================================================================

Included in equity securities at December 31, 2003 and 2002 are $3,810,000 and $3,585,000 of equity securities that do not have readily determinable fair values. These equity securities are primarily comprised of Federal Home Loan Bank stock. Fair value is recorded at cost.

The amortized cost and estimated fair value of securities available-for-sale by contractual maturity at December 31, 2003 are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities and CMOs are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.

--------------------------------------------------------------------------------
                                                         Aggregate     Amortized
DECEMBER 31, 2003                                       fair value         cost
--------------------------------------------------------------------------------
Due in one year or less ..............................     $ 2,519       $ 2,509
Due after one year through five years ................      23,836        23,594
Due after five years through ten years ...............      53,154        50,799
Due after ten years ..................................      36,852        35,845
 Mortgage-backed securities
and CMOs .............................................     135,237       135,283
Equity securities ....................................      12,843        12,864
--------------------------------------------------------------------------------
Total securities available-for-sale ..................   $ 264,441     $ 260,894
================================================================================

Proceeds from sales of investment securities available-for-sale are as follows:

--------------------------------------------------------------------------------
                                            2003            2002            2001
--------------------------------------------------------------------------------
Proceeds .......................         $54,591         $17,245         $17,484
Gross gains ....................             455             165             979
Gross losses ...................             589             944             687

Included in gross losses for 2003, 2002 and 2001 were other than temporary impairment charges of $126,000, $702,000 and $684,000.

HELD-TO-MATURITY

The amortized cost and estimated fair values of investment securities held-to-maturity at December 31, 2003 and 2002 were as follows:

------------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                   2003                                         2002
                                                         GROSS       GROSS                             GROSS      GROSS
                                                    UNREALIZED  UNREALIZED  AGGREGATE             UNREALIZED  UNREALIZED  AGGREGATE
                                         AMORTIZED     HOLDING     HOLDING       FAIR  AMORTIZED     HOLDING     HOLDING       FAIR
                                              COST       GAINS      LOSSES      VALUE       COST       GAINS      LOSSES      VALUE

State and municipal securities ....        $11,180        $317         $ -    $11,497    $19,745        $439          $1    $20,183
Collateralized mortgage obligations
  (CMOs) ..........................            832           5           -        837      9,991         212           -     10,203
------------------------------------------------------------------------------------------------------------------------------------
Total investment securities
  held-to-maturity ................        $12,012        $322         $ -    $12,334    $29,736        $651          $1    $30,386
====================================================================================================================================

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and estimated fair values of securities held-to-maturity by contractual maturity at December 31, 2003, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties. CMOs are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.
                                                         AGGREGATE
                                             AMORTIZED        FAIR
DECEMBER 31, 2003                                COST        VALUE
------------------------------------------------------------------
Due in one year or less ....................   $  225      $   228
Due after one year through five years ......    3,494        3,589
Due after five years through ten years .....    2,669        2,693
Due after ten years ........................    4,792        4,987
Collateralized mortgage obligations (CMOs) .      832          837
------------------------------------------------------------------
Total securities held-to-maturity            $ 12,012     $ 12,334
==================================================================

There were no sales of investment securities classified as held-to-maturity during 2003, 2002 or 2001. At December 31, 2003 and 2002, investment securities totaling $84,425,000 and $65,871,000 were pledged as collateral for repurchase agreements and deposits of public funds.

                                             LESS THAN 12 MONTHS  12 MONTHS OR LONGER       TOTAL
                                                FAIR  UNREALIZED   FAIR  UNREALIZED      FAIR  UNREALIZED
                                               VALUE      LOSSES  VALUE      LOSSES     VALUE      LOSSES
---------------------------------------------------------------------------------------------------------
U.S. Treasury ............................   $ 2,121     $    1  $    -      $    -   $ 2,121      $    1
U.S. Government agencies .................     2,227         67       -           -     2,227          67
State and municipal securities ...........     9,199        184   1,075          33    10,274         217
Mortgage-backed securities ...............    14,017        159       -           -    14,017         159
Collateralized mortgage obligations (CMOs)    40,083      1,086       -           -    40,083       1,086
Other debt securities ....................         -          -       -           -         -           -
Equity securities ........................         -          -   4,528         972     4,528         972
---------------------------------------------------------------------------------------------------------
Total temporary impaired securities ......   $67,647     $1,497  $5,603      $1,005   $73,250      $2,502
=========================================================================================================

The unrealized losses in QNB's investment holdings are related to the dynamic nature of interest rates. One of QNB's prime objectives with the investment portfolio is to invest excess liquidity that is not needed to fund loans. As a result, QNB adds new investments throughout the year as they become available through deposit inflows or roll-off from loans and securities. The unrealized losses in certain holdings are the result of these being purchased when market interest rates were lower than at year end. As interest rates increase, fixed rate securities generally fall in market price to reflect the higher market yield. If held to maturity, all of the bonds will mature at par and QNB will not realize a loss.

A portion of the unrealized losses is also related to four adjustable rate Fannie Mae and Freddie Mac preferred stocks. The dividend on these holdings resets at regular intervals at a specific spread to a predetermined index (such as the two year Treasury yield). The dividend is also eligible for the dividend received deduction (DRD), which exempts 70% of the dividend from federal taxes. As interest rates fell sharply and the dividends on these decreased, the benefit of the DRD decreased as well. As a result, the market price fell to compensate buyers for the decreased tax benefit. As interest rates rise and the tax benefit widens, we expect the market price of these stocks to rise as well.

QNB CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS
--------------------------------------------------------------------------------
DECEMBER 31,                                            2003               2002
--------------------------------------------------------------------------------
Commercial and industrial ..................          $ 47,196          $ 39,546
Agricultural ...............................                14               176
Construction ...............................             9,056             7,687
Real estate-commercial .....................            86,707            74,125
Real estate-residential ....................            83,703            84,907
Consumer ...................................             5,604             6,513
--------------------------------------------------------------------------------
Total loans ................................           232,280           212,954
Less unearned income .......................               153               263
--------------------------------------------------------------------------------
Total loans, net of unearned income ........          $232,127          $212,691
================================================================================

Real estate commercial loans include all loans collateralized at least in part by commercial real estate. These loans may not be for the expressed purpose of conducting commercial real estate transactions.

At December 31, 2003 and 2002, the recorded investment in loans for which impairment has been recognized totaled $796,000 and $579,000 of which $404,000 and $579,000 required no allowance for loan loss. As of December 31, 2003, $392,000 of loans required an allowance for loan loss of $100,000. Most of the loans identified as impaired are collateral-dependent. For the years ended December 31, 2003, 2002 and 2001, the average recorded investment in impaired loans was approximately $508,000, $699,000 and $207,000, respectively. QNB recognized $56,000, $68,000 and $100,000 of interest income on these loans in 2003, 2002 and 2001, respectively.

Included within the loan portfolio are loans on non-accrual status of $818,000 and $650,000 at December 31, 2003 and 2002, respectively. If interest on non-accrual loans had been accrued throughout the period, interest income for the years ended December 31, 2003, 2002 and 2001, would have increased approximately $40,000, $19,000 and $21,000, respectively. The amount of interest income on these loans that was included in net income in 2003, 2002 and 2001 was $55,000, $31,000 and $19,000, respectively.

QNB generally lends in its trade area which is comprised of Quakertown and the surrounding communities. To a large extent, QNB makes loans collateralized at least in part by real estate. Its lending activities could be affected by changes in the general economy, the regional economy, or real estate values. QNB's commercial loans are not considered to be concentrated within any one industry, except those loans to real estate developers and investors which account for $40,106,000 or 17.3 percent of the loan portfolio at December 31, 2003. This is an increase from the $28,914,000 or 13.6 percent at December 31, 2002. Concentration is based upon Standard Industrial Classification codes used for bank regulatory purposes and is considered to be 10 percent or more of total loans.

NOTE 6 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is shown below:

--------------------------------------------------------------------------------
DECEMBER 31,                                  2003          2002          2001
--------------------------------------------------------------------------------
Balance at beginning of year .........      $ 2,938       $ 2,845       $ 2,950
--------------------------------------------------------------------------------
Charge-offs ..........................          (28)          (39)         (149)
Recoveries ...........................           19           132            44
--------------------------------------------------------------------------------
Net (charge-offs) recoveries .........           (9)           93          (105)
Provision for loan losses ............            -             -             -
--------------------------------------------------------------------------------
Balance at end of year ...............      $ 2,929       $ 2,938       $ 2,845
================================================================================

NOTE 7 - PREMISES AND EQUIPMENT
Premises and equipment, stated at cost less accumulated depreciation and amortization, are summarized below:


--------------------------------------------------------------------------------
DECEMBER 31,                                            2003              2002
--------------------------------------------------------------------------------
Land and buildings .........................          $ 4,928           $ 4,877
Furniture and equipment ....................            7,162             6,889
Leasehold improvements .....................            1,593             1,593
--------------------------------------------------------------------------------
Book value .................................           13,683            13,359
Accumulated depreciation
  and amortization .........................           (8,593)           (7,862)
--------------------------------------------------------------------------------
Net book value .............................          $ 5,090           $ 5,497
================================================================================

Depreciation and amortization expense on premises and equipment amounted to $873,000, $835,000 and $788,000, for the years ended December 31, 2003,
2002 and 2001, respectively.

NOTE 8 - INTANGIBLE ASSETS
A summary of intangible assets at December 31, is as follows:


-----------------------------------------------------------------------
                                                    2003
-----------------------------------------------------------------------
                                    GROSS                           NET
                                 CARRYING       ACCUMULATED    CARRYING
                                   AMOUNT      AMORTIZATION      AMOUNT
-----------------------------------------------------------------------
Amortizing
Purchased deposit premium .......  $  511              $315        $196
Mortgage servicing rights .......     741               159         582
-----------------------------------------------------------------------
  Total other intangibles .......  $1,252              $474        $778
=======================================================================


-----------------------------------------------------------------------
                                                    2002
-----------------------------------------------------------------------
                                    GROSS                           NET
                                 CARRYING       ACCUMULATED    CARRYING
                                   AMOUNT      AMORTIZATION      AMOUNT
-----------------------------------------------------------------------
Amortizing
Purchased deposit premium .......  $  511              $264        $247
Mortgage servicing rights .......     679               250         429
-----------------------------------------------------------------------
  Total other intangibles .......  $1,190              $514        $676
=======================================================================

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amortizing expense of intangible assets for the years ended December 31 is as follows:

-------------------------------------------------
                         2003       2002     2001
-------------------------------------------------
Amortization expense     $243       $142     $161
=================================================

The estimated amortization expense of intangible asets for each of the five succeeding fiscal years is as follows:


Estimated annual amortization expense
for the year ended December 31, 2004             $186
for the year ended December 31, 2005              159
for the year ended December 31, 2006              137
for the year ended December 31, 2007              111
for the year ended December 31, 2008               54

Intangible assets acquired during the year ended December 31, 2003 are as follows:

                                                           Weighted
                                                            Average
                               Amount    Residual      amortization
                             Assigned       Value   period in years
-------------------------------------------------------------------
Mortgage servicing rights        $345        $ -                4.8
===================================================================

The amount of mortgages serviced was $84,857,000 and $71,621,000 at December 31, 2003 and 2002, respectively.



NOTE 9 - TIME DEPOSITS

The aggregate amount of time deposits including deposits in denominations of $100,000 or more was $190,142,000 and $186,677,000 at December 31, 2003 and
2002, respectively. The scheduled maturities of time deposits as of December 31, 2003 for the years 2004 through 2008 and thereafter are approximately $92,903,000, $53,265,000, $22,471,000, $17,320,000, $4,167,000 and $16,000,
respectively.

NOTE 10 - SHORT-TERM BORROWINGS

--------------------------------------------------------------------------------
                                           SECURITIES SOLD UNDER        OTHER
                                                      AGREEMENTS     SHORT-TERM
DECEMBER 31,                                    TO REPURCHASE(A)  BORROWINGS (B)
-------------------------------------------------------------------------------
2003
Balance ............................................     $ 9,816          $600
Maximum indebtedness at any month end ..............      11,550           600
Daily average indebtedness outstanding .............       9,802           424
Average rate paid for the year .....................        1.04%         1.10%
Average rate on period-end borrowings ..............         .85           .73
-------------------------------------------------------------------------------
2002
Balance ............................................     $13,885          $600
Maximum indebtedness at any month end ..............      19,287           600
Daily average indebtedness outstanding .............      13,461           419
Average rate paid for the year .....................        1.91%         1.68%
Average rate on period-end borrowings ..............        1.53           .99
===============================================================================

(a) Securities sold under agreements to repurchase mature within 30 days. The repurchase agreements were collateralized by U.S. Government agency securities, mortgage-backed securities and CMOs with an amortized cost of $14,827,000 and $16,457,000 and a fair value of $14,814,000 and $16,776,000 at December 31, 2003 and 2002, respectively. These securities are held in safekeeping at the Federal Reserve Bank.

(b) Other short-term borrowings include Federal funds purchased and Treasury tax and loan notes.

NOTE 11 - FHLB ADVANCES

Under terms of its agreement with the FHLB, QNB maintains otherwise unencumbered qualifying assets (principally 1-4 family residential mortgage loans and U.S. Government and Agency notes, bonds, and mortgage-backed securities) in the amount of at least as much as its advances from the FHLB. QNB's FHLB stock of $3,720,000 and $3,495,000 at December 31, 2003 and 2002 is also pledged to secure these advances.

At December 31, 2003 and 2002, there were $55,000,000 in outstanding advances with a weighted average rate of 5.16% and 5.18%, respectively. Advances are made pursuant to several different credit programs offered by the FHLB. At December 31, 2003, $35,000,000 of these advances are convertible, whereby the FHLB has the option at a predetermined time to convert the fixed interest rate to an adjustable rate tied to LIBOR. QNB then has the option to prepay these advances if the FHLB converts the interest rate.


Outstanding borrowings as of December 31, 2003 mature as follows:

------------------------------------------------
2004 ..................................  $ 3,000
2005 ..................................    2,000
2006 ..................................        -
2007 ..................................        -
2008 ..................................        -
2009 - 2011 ...........................   50,000
------------------------------------------------
Total FHLB advances ...................  $55,000
================================================

QNB CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - INCOME TAXES

The components of the provision for income taxes are as follows:

--------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                         2003          2002        2001
--------------------------------------------------------------------------------
Current:
  Federal income taxes .................      $ 1,256       $ 1,283       $1,064
  State income taxes ...................            -             -            8
Deferred Federal income taxes ..........           (2)          (79)           6
--------------------------------------------------------------------------------
Net provision ..........................      $ 1,254       $ 1,204       $1,078
================================================================================

At December 31, 2003, 2002 and 2001, the tax effects of temporary differences that represent the significant portion of deferred tax assets and liabilities are as follows:

--------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                   2003            2002
--------------------------------------------------------------------------------
DEFERRED TAX ASSETS
  Allowance for loan losses ....................         $  750         $   726
  Impaired equity securities ...................            272             341
  Deferred compensation ........................            202             195
  Deposit premium ..............................             36              30
  Other ........................................             35              68
    Total deferred tax assets ..................          1,295           1,360
  Valuation allowance ..........................              -             (95)
--------------------------------------------------------------------------------
  Net deferred tax assets ......................          1,295           1,265

DEFERRED TAX LIABILITIES
  Depreciation .................................            138             143
  Mortgage servicing rights ....................            198             146
  Net unrealized holding gains on
   investment securities available-for-sale ....          1,206           1,921
  Other ........................................             39              58
--------------------------------------------------------------------------------
    Total deferred tax liabilities .............          1,581            2,268
--------------------------------------------------------------------------------
  Net deferred tax (liability) asset ...........         $ (286)        $(1,003)
================================================================================

The realizability of deferred tax assets is dependent upon a variety of factors, including the generation of future taxable income, the existence of taxes paid and recoverable, the reversal of deferred tax liabilities and tax planning strategies. A valuation allowance of $95,000 was established during the year ended December 31, 2002 to offset a portion of the tax benefits associated with certain impaired securities that management believed may not be realizable. This valuation allowance was reversed during 2003 as a result of the ability to realize tax benefits associated with certain impaired securities, due to the increase in unrealized gains of certain equity securities. Based upon these and other factors, management believes it is more likely than not that QNB will realize the benefits of these remaining deferred tax assets. The net deferred tax (liability) asset is included in other (liabilities) assets on the consolidated balance sheet.

A reconciliation between the statutory and effective tax rate for net income was as follows:

-----------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                      2003         2002         2001
-----------------------------------------------------------------------------
Provision at statutory rate ..........      $2,347       $2,094       $1,875
Tax-exempt interest income ...........        (843)        (840)        (724)
Cash surrender value insurance .......        (112)        (126)         (70)
Life insurance proceeds ..............         (37)           -            -
Change in valuation allowance ........         (95)          95            -
Other ................................          (6)         (19)          (3)
-----------------------------------------------------------------------------
Total provision ......................      $1,254       $1,204       $1,078
=============================================================================

NOTE 13 - EMPLOYEE BENEFIT PLANS

Until December 31, 2002, QNB maintained a money purchase defined contribution plan which covered all employees who met the age and service requirements. QNB made contributions to the money purchase plan equivalent to 5 percent of total compensation (as defined by the plan). QNB contributed and expensed $217,039 and $215,639 to this plan in 2002 and 2001. QNB also had a 401(k) profit sharing plan pursuant to the provisions of 401(k) of the Internal Revenue Code. The plan covered substantially all employees who met the age and service requirements. The 401(k) plan provided for elective employee contributions up to 9 percent of compensation and a matching company contribution limited to 3 percent. QNB made contributions to the profit sharing plan as directed by its Board of Directors. For 2002 and 2001, QNB contributed and expensed $119,063 and $113,798 to the 401(k) profit sharing plan.

Effective January 1, 2003, these two plans were merged and restated into the Quakertown National Bank Retirement Savings Plan. The plan provides for elective employee contributions up to 15 percent of compensation and a matching company contribution limited to 3 percent. In addition, the plan provides for Safe Harbor Nonelective Contributions of 5 percent of total compensation by QNB. For 2003, QNB contributed $141,597 as a matching contribution and $257,927 as a Safe Harbor contribution to the plan.

QNB's Employee Stock Purchase Plan (the "Plan") offers eligible employees an opportunity to purchase shares of QNB Corp. Common Stock at a 10 percent discount from the lesser of fair market value on the first or last day of each offering period (as defined by the plan). The Plan authorizes the issuance of 42,000 shares. As of December 31, 2003, 8,433 shares were issued under the plan.

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Shares issued pursuant to the Plan, were as follows:

----------------------------------------------------------
YEAR ENDED DEC. 31,           SHARES       PRICE PER SHARE
----------------------------------------------------------
2003 ........................  3,415     $18.00 and $19.82
2002 ........................  3,304      14.85 and  17.10
2001 ........................  3,166      13.05 and  13.30
==========================================================

NOTE 14 - STOCK OPTION PLAN

QNB has a stock option plan (the "Plan") administered by a committee which consists of three or more members of QNB's Board of Directors. The Plan provides for the granting of either (i) Non-Qualified Stock Options (NQSOs) or (ii) Incentive Stock Options (ISOs). The exercise price of an option is the fair market value of QNB's common stock at the date of grant, as defined by the Plan. The Plan provides for the exercise either in cash or in securites of the Corporation or in any combination thereof.

The Plan authorizes the issuance of 220,500 shares. The time period by which any option is exercisable under the Plan is determined by the Committee but shall not commence before the expiration of six months or continue beyond the expiration of ten years after the date the option is awarded. As of December 31, 2003, there were 176,558 options granted and 162,412 options outstanding under the Plan.


Changes in total options outstanding during 2003, 2002 and 2001, were as follows:

                          NUMBER      EXERCISE PRICE         AVERAGE
                      OF OPTIONS          PER OPTION  EXERCISE PRICE
--------------------------------------------------------------------
December 31, 2000        133,816       $13.09-$16.70          $14.67
   Expired               (27,228)       13.30- 16.70           13.79
   Granted               31,372                13.30           13.30
--------------------------------------------------------------------
December 31, 2001        137,960        13.09- 16.70           14.53
   Exercised             (28,100)       13.09- 16.70           14.58
   Expired               (1,654)               13.30           13.30
   Granted               40,000                16.13           16.13
--------------------------------------------------------------------
December 31, 2002        148,206        13.09- 16.70           14.97
   Exercised             (25,794)       13.09- 16.70           15.30
   Granted                40,000               20.00           20.00
--------------------------------------------------------------------
December 31, 2003        162,412       $13.09-$20.00          $16.15
====================================================================

The following table summarizes information about stock options outstanding at December 31, 2003:

                                              EXERCISABLE
                           ------------------------------------------
                                                              AVERAGE
EXERCISE PRICE RANGE       OPTIONS      AVERAGE LIFE1  EXERCISE PRICE
---------------------------------------------------------------------
$13.09 - $ 13.30            56,398              6.55           $13.20
 16.13 -   20.00           106,014              7.68            17.73
---------------------------------------------------------------------
 Total                     162,412              7.29           $16.15
=====================================================================

1 Average contractual life remaining in years

SFAS No. 123 provides an alternative method of accounting for stock-based compensation arrangements. This method is based on fair value of the stock-based compensation determined by an option pricing model utilizing various assumptions regarding the underlying attributes of the options and QNB's stock, rather than the existing method of accounting for stock-based compensation which is provided in Accounting Principles Board Opinion No. 25 (APB No. 25), ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. The Financial Accounting Standards Board encourages entities to adopt the fair value based method, but does not require the adoption of this method. QNB applies APB No. 25 and related Interpretations in accounting for the Plan.

For purposes of computing pro forma results, as presented in Note 1, QNB estimated the fair value of stock options on the date of the grant using the Black-Scholes option pricing model. The model requires the use of numerous assumptions, many of which are highly subjective in nature. Therefore, the pro forma results are, of necessity, estimates of results of operations as if compensation expense had been recognized for all stock-based compensation plans and are not indicative of the impact on future periods. The following assumptions were used in the option pricing model for purposes of estimating pro forma results.

----------------------------------------------------------------------
Year ended December 31,              2003            2002         2001
----------------------------------------------------------------------
Risk free interest rate .........    3.97%           4.83%       5.23%
Dividend yield ..................    3.30%           3.72%       3.50%
Volatility ......................   24.53%          21.63%      38.56%
Expected life ...................  10 yrs.         10 yrs.     10 yrs.
======================================================================

The weighted average fair value per share of options granted during 2003, 2002 and 2001 was $4.67, $3.43 and $4.72, respectively.

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

---------------------------------------------------
Balance, December 31, 2002 ................. $1,450
New loans ..................................  6,409
Repayments .................................  6,119
---------------------------------------------------
Balance, December 31, 2003 ................. $1,740
===================================================

QNB allowed its directors to defer a portion of their compensation. The amount of deferred compensation accrued as of December 31, 2003 and 2002, was $593,000 and $572,000, respectively.

During 2003, QNB entered into an agreement with a Director for the renovation of the Bank's operation center. This agreement was approved by the Board of Directors. The total paid during 2003 was $62,000.

NOTE 16 - COMMITMENTS AND CONTINGENCIES

Financial instruments with off-balance-sheet risk: In the normal course of business there are various legal proceedings, commitments, and contingent liabilities which are not reflected in the financial statements. Management does not anticipate any material losses as a result of these transactions and activities. They include, among other things, commitments to extend credit and standby letters of credit. Outstanding standby letters of credit amounted to $5,632,000 and $2,093,000 and commitments to extend credit and unused lines of credit totaled $59,406,000 and $57,913,000 at December 31, 2003 and 2002,
respectively. The maximum exposure to credit loss, which represents the possibility of sustaining a loss due to the failure of the other parties to a financial instrument to perform according to the terms of the contract, is represented by the contractual amount of these instruments. QNB uses the same lending standards and policies in making credit commitments as it does for on-balance sheet instruments. The activity is controlled through credit approvals, control limits, and monitoring procedures.

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

The amount of collateral obtained for letters of credit and commitments to extend credit is based on management's credit evaluation of the customer. Collateral varies, but may include real estate, accounts receivable, marketable securities, pledged deposits, inventory or equipment.

Other commitments: QNB has committed to various operating leases for several of their branch and office facilities. The minimum annual rental commitments under these leases outstanding at December 31, 2003 are as follows:

                                            Minimum Lease Payments
------------------------------------------------------------------
2004 .....................................................  $  234
2005 .....................................................     228
2006 .....................................................     226
2007 .....................................................     210
2008 .....................................................     210
Thereafter ...............................................   2,286
------------------------------------------------------------------

Rent expense under leases for each of the years ended December 31, 2003, 2002 and 2001, was $264,000, $273,000 and $250,000, respectively.

QNB has an employment agreement with one executive officer and change in control agreements with two other executive officers that provides severance pay benefits if there is a change in control of QNB. Upon a change in control and termination, QNB shall continue to pay the executive's salary as provided in the agreements. The maximum contingent liability under the agreements at December 31, 2003 was approximately $1,226,000 and at December 31, 2002 was approximately $1,154,000.

NOTE 17 - OTHER COMPREHENSIVE INCOME

The tax effects allocated to each component of "Other Comprehensive Income" are as follows:

--------------------------------------------------------------------------------
                                                              TAX
                                           BEFORE-TAX     (EXPENSE)  NET-OF-TAX
                                               AMOUNT      BENEFIT       AMOUNT
--------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2003
----------------------------
Unrealized losses on securities
 Unrealized holding losses arising
  during the period .....................     $(2,111)     $   761      $(1,350)
 Reclassification adjustment for
  losses included in net income .........         134          (46)          88
--------------------------------------------------------------------------------
Other comprehensive income ..............     $(1,977)     $   715      $(1,262)
================================================================================

YEAR ENDED DECEMBER 31, 2002
----------------------------
Unrealized gains on securities
 Unrealized holding gains arising
  during the period .....................     $ 3,079      $(1,089)     $ 1,990
 Reclassification adjustment for
  losses included in net income .........         779         (265)         514
--------------------------------------------------------------------------------
Other comprehensive income ..............     $ 3,858      $(1,354)     $ 2,504
================================================================================

YEAR ENDED DECEMBER 31, 2001
----------------------------
Unrealized gains on securities
 Unrealized holding gains arising
  during the period .....................     $ 2,055      $  (699)     $ 1,356
Reclassification adjustment for
  gains included in net income ..........        (292)          99         (193)
--------------------------------------------------------------------------------
Other comprehensive income ..............     $ 1,763      $  (600)     $ 1,163
================================================================================

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  18 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
All entities are required to disclose estimated fair values for their financial instruments, whether or not recognized in the balance sheet. For QNB, as for most financial institutions, substantially all of its assets and liabilities are considered financial instruments.

Estimates of fair value are made at a specific point in time, based upon, where available, relevant market prices and information about the financial instrument. Such estimates do not include any premium or discount that could result from offering for sale at one time QNB's entire holdings of a particular financial instrument. For a substantial portion of QNB's financial instruments, no quoted market exists. Therefore, estimates of fair value are necessarily based on a number of significant assumptions regarding the amount and timing of estimated future cash flows, which are discounted to reflect varying degrees of risk. Given the uncertainties surrounding these assumptions, the reported fair values may not represent actual values of financial instruments that could have been realized as of year-end or that will be realized in the future. Use of different assumptions or methodologies is likely to result in significantly different fair value estimates.

The estimated fair values and carrying amounts are summarized as follows:

----------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                            2003                                        2002
----------------------------------------------------------------------------------------------------------------------------
                                             CARRYING AMOUNT  ESTIMATED FAIR VALUE   CARRYING AMOUNT    ESTIMATED FAIR VALUE
----------------------------------------------------------------------------------------------------------------------------
Financial Assets
    Cash and due from banks ................        $ 21,534             $ 21,534           $ 17,476                $ 17,476
    Federal funds sold .....................           4,532                4,532             10,001                  10,001
    Investment securities available-for-sale         264,441              264,441            214,741                 214,741
    Investment securities held-to-maturity .          12,012               12,334             29,736                  30,386
    Loans held-for-sale ....................           1,439                1,462              4,159                   4,254
    Net loans ..............................         229,198              232,404            209,753                 214,498
    Accrued interest receivable ............           2,823                2,823              2,710                   2,710

Financial Liabilities
    Deposits with no stated maturities .....         248,497              248,497            202,236                 202,236
    Deposits with stated maturities ........         190,142              193,253            186,677                 192,622
    Short-term borrowings ..................          10,416               10,416             14,485                  14,485
    Federal Home Loan Bank advances ........          55,000               58,751             55,000                  61,927
    Accrued interest payable ...............           1,285                1,285              1,555                   1,555

The estimated fair value of QNB's off-balance sheet financial instruments is as follows:

-----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                               2003                                      2002
-----------------------------------------------------------------------------------------------------------------------------------
                                                 NOTIONAL AMOUNT   ESTIMATED FAIR VALUE      NOTIONAL AMOUNT   ESTIMATED FAIR VALUE
-----------------------------------------------------------------------------------------------------------------------------------
Commitments to extend credit .....................        58,770                      -              $57,913                      -
Standby letters of credit ........................         5,632                      -                2,093                      -

The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at December 31, 2003 and 2002.

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

QNB CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - PARENT COMPANY FINANCIAL INFORMATION
Condensed financial statements of QNB Corp. only:

BALANCE SHEETS
--------------------------------------------------------------------------------
DECEMBER 31,                                                2003           2002
--------------------------------------------------------------------------------
Assets
Cash and due from banks ............................      $     26       $    32
Investment securities available-for-sale ...........         3,501         2,595
Investment in subsidiary ...........................        39,864        38,169
Other assets .......................................           173           167
--------------------------------------------------------------------------------
Total assets .......................................      $ 43,564       $40,963
================================================================================

Liabilities
Other liabilities ..................................      $    124       $    49
Shareholders' equity
Common stock .......................................         2,001         1,993
Surplus ............................................         8,933         8,759
Retained earnings ..................................        31,659        28,053
Accumulated other comprehensive income .............         2,341         3,603
Treasury stock .....................................        (1,494)       (1,494
--------------------------------------------------------------------------------
Total liabilities and shareholders' equity .........      $ 43,564       $40,963
================================================================================

STATEMENTS OF INCOME
--------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                           2003        2002        2001
--------------------------------------------------------------------------------
Dividends from subsidiary ..................    $ 2,050     $ 1,913     $ 2,275
Interest and dividend income ...............         39          40          49
Securities gains (losses) ..................         23        (663)       (124)
--------------------------------------------------------------------------------
  Total income .............................      2,112       1,290       2,200

  Expenses .................................        153         149         154
--------------------------------------------------------------------------------
Income before applicable income
  taxes and equity in undistributed
   income of subsidiary ....................      1,959       1,141       2,046
Income taxes (benefit) .....................       (135)       (197)        (89)
--------------------------------------------------------------------------------
Income before equity in undistributed
  income of subsidiary .....................      2,094       1,338       2,135
Equity in undistributed
  income of subsidiary .....................      3,554       3,617       2,301
--------------------------------------------------------------------------------
Net income .................................    $ 5,648     $ 4,955     $ 4,436
================================================================================

STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                                         2003       2002       2001
----------------------------------------------------------------------------------------------------------------------------
Operating Activities
  Net income ..............................................................................   $ 5,648    $ 4,955    $ 4,436
  Adjustments to reconcile net income to net cash provided by operating activities:
    Equity in undistributed income from subsidiary ........................................    (3,554)    (3,617)    (2,301)
    Securities (gains) losses .............................................................       (23)       663        124
    Increase in other assets ..............................................................      (173)         -          -
    (Decrease) increase in other liabilities ..............................................        (9)       (61)        75
    Deferred income tax provision .........................................................        50       (136)      (110)
----------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities ...........................................     1,939      1,804      2,224
----------------------------------------------------------------------------------------------------------------------------
Investing Activities
  Purchase of investment securities .......................................................      (744)      (695)    (1,886)
  Proceeds from sale of investment securities .............................................       699        686      1,780
----------------------------------------------------------------------------------------------------------------------------
     Net cash used by investing activities ................................................       (45)        (9)      (106)
----------------------------------------------------------------------------------------------------------------------------
Financing Activities
  Cash dividends paid .....................................................................    (2,042)    (1,848)    (1,655)
  Stock issue .............................................................................       142         84         42
  Treasury stock purchased ................................................................         -          -       (561)
----------------------------------------------------------------------------------------------------------------------------
     Net cash used by financing activities ................................................    (1,900)    (1,764)    (2,174)
----------------------------------------------------------------------------------------------------------------------------
     (Decrease) increase in cash and cash equivalents .....................................        (6)        31        (56)
     Cash and cash equivalents at beginning of year .......................................        32          1         57
----------------------------------------------------------------------------------------------------------------------------
     Cash and cash equivalents at end of year .............................................   $    26    $    32    $     1
============================================================================================================================
Supplemental Cash Flow Disclosure
  Non-Cash Transactions
    Change in net unrealized holding gains or losses, net of taxes on investment securities   $   596    $   (51)   $   109

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - REGULATORY RESTRICTIONS
Dividends payable by the Corporation and the Bank are subject to various limitations imposed by statutes, regulations and policies adopted by bank regulatory agencies. Under current regulations regarding dividend availability, the Bank may declare dividends in 2004 to the Corporation totaling $7,171,000, plus additional amounts equal to the net profit earned by the Bank for the period from January 1, 2004, through the date of declaration, less dividends previously declared in 2004.

Both the Corporation and the Bank are subject to regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate actions by regulators that could have an effect on the financial statements. Under the framework for prompt corrective action, both the Corporation and the Bank must meet capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items. The capital amounts and classification are also subject to qualitative judgments by the regulators. Management believes, as of December 31, 2003, that both the Corporation and the Bank meet all capital adequacy requirements to which it is subject.



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

                                                                                 CAPITAL LEVELS
------------------------------------------------------------------------------------------------------------------------------------
                                                             ACTUAL              ADEQUATELY CAPITALIZED       WELL CAPITALIZED
AS OF DECEMBER 31, 2003                              AMOUNT           RATIO      AMOUNT          RATIO        AMOUNT         RATIO
------------------------------------------------------------------------------------------------------------------------------------
Total risk-based capital (to risk weighted assets):1
  Consolidated ....................................   $43,806           13.39%    $26,179          8.00%       $32,724        10.00%
  Bank ............................................    40,230           12.43      25,885          8.00         32,356        10.00
Tier I capital (to risk weighted assets):1
  Consolidated ....................................    40,877           12.49      13,090          4.00         19,635         6.00
  Bank ............................................    37,301           11.53      12,943          4.00         19,414         6.00
Tier I capital (to average assets):1
  Consolidated ....................................    40,877           7.38       22,169          4.00         27,711         5.00
  Bank ............................................    37,301           6.77       22,045          4.00         27,556         5.00
------------------------------------------------------------------------------------------------------------------------------------

                                                                                 CAPITAL LEVELS
------------------------------------------------------------------------------------------------------------------------------------
                                                             ACTUAL              ADEQUATELY CAPITALIZED       WELL CAPITALIZED
AS OF DECEMBER 31, 2002                              AMOUNT           RATIO      AMOUNT          RATIO        AMOUNT         RATIO
------------------------------------------------------------------------------------------------------------------------------------
Total risk-based capital (to risk weighted assets):1
  Consolidated ....................................   $39,653           13.39%    $23,692          8.00%       $29,615        10.00%
  Bank ............................................    36,908           12.57      23,487          8.00         29,359        10.00
Tier I capital (to risk weighted assets):1
  Consolidated ....................................    36,715           12.40      11,846          4.00         17,769         6.00
  Bank ............................................    33,970           11.57      11,744          4.00         17,616         6.00
Tier I capital (to average assets):1
  Consolidated ....................................    36,715           7.44       19,728          4.00         24,659         5.00
  Bank ............................................    33,970           6.93       19,614          4.00         24,517         5.00
------------------------------------------------------------------------------------------------------------------------------------

1 As defined by the regulators

QNB CORP. AND SUBSIDIARY
INDEPENDENT AUDITORS' REPORT
The Board of Directors QNB Corp:


We have audited the accompanying consolidated balance sheets of QNB Corp. and subsidiary (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of QNB Corp. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/S/KPMG LLP

KPMG LLP
February 20, 2004
Philadelphia, Pennsylvania

SINCERE INTEREST IN YOUR SUCCESS                              2003 ANNUAL REPORT


CORPORATE INFORMATION

ANNUAL MEETING

The Annual Meeting of Shareholders of QNB Corp. will be held at the offices of The Quakertown National Bank, 320 West Broad Street, Quakertown, PA on May 18, 2004, at 11:00 a.m.



MARKET MAKERS

As of December 31, 2003, the following firms made a market in QNB Corp. common stock:

Janney Montgomery Scott, LLC            Ryan, Beck & Company
Philadelphia, PA 19103                  Livingston, NJ 07039

Monroe Securities, Inc.                 F.J. Morrissey & Co., Inc.
Rochester, NY 14614                     West Conshohocken, PA 19428



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



AUDITORS

KPMG LLP
1601 Market Street
Philadelphia, PA 19103



STOCK INFORMATION

QNB Corp. common stock is traded in the over-the-counter market.
Quotations for QNB Corp. common stock appear in the pink sheets published by the National Quotations Bureau, Inc.


The following table sets forth representative high and low bid and ask stock prices for QNB Corp. common stock on a quarterly basis during 2003 and 2002:

--------------------------------------------------------------------------------
                                                              CASH
                         HIGH                 LOW         DIVIDEND
                    BID        ASK        BID     ASK    PER SHARE
--------------------------------------------------------------------------------
2003
First Quarter    $ 20.500   $ 24.500  $ 20.000 $ 20.625     $ .165
Second Quarter     22.750     24.500    20.300   21.500       .165
Third Quarter      31.375     35.000    22.750   23.375       .165
Fourth Quarter     34.750     39.000    31.000   32.000       .165

2002
First Quarter    $ 16.625   $ 17.430  $ 16.125 $ 16.750     $ .15
Second Quarter     19.000     20.000    16.375   17.000       .15
Third Quarter      19.125     20.000    18.375   19.375       .15
Fourth Quarter     20.000     22.500    19.250   20.000       .15
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


OFFICERS OF QNB CORP.

Dennis Helf, CHAIRMAN
Thomas J. Bisko, PRESIDENT/TREASURER/CEO
Robert C. Werner, VICE PRESIDENT
Bret H. Krevolin, CHIEF FINANCIAL OFFICER
Charles M. Meredith, III, SECRETARY
Jean M. Scholl, ASSISTANT SECRETARY


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


OFFICERS OF THE QUAKERTOWN NATIONAL BANK

Stephen W. Bauder, VICE PRESIDENT, COMMERCIAL LENDING
Robert D. Beck, VICE PRESIDENT, INFORMATIONTECHNOLOGY
Steven T. Cobb, NETWORK ADMINISTRATOR
Jane S. Cygan, LOAN ORIGINATION OFFICER
Stephen R. Donchez, ASSISTANT VICE PRESIDENT/ACCOUNTING OPERATIONS
Paul T. Dotzman, VICE PRESIDENT, COMMERCIAL LENDING
Dolores A. Fesmire, BANKING OFFICER
Michael J. Fina, Esq., VICE PRESIDENT
Lynn C. Geesaman, ASSISTANT VICE PRESIDENT, LOAN SERVICES
Joseph C. Giacini, PROGRAMMER/ANALYST, TECHNICAL OPERATIONS SUPERVISOR Linda A. Grawe, VICE PRESIDENT, RETAIL LENDING
Dennis Helf, CHAIRMAN
Patrick D. Iampietro, ASSISTANT VICE PRESIDENT/SENIOR FINANCIAL ANALYST Deborah E. Keller, BANKING OFFICER, IRA/SAVINGS
Bruce D. Kenworthy, ASSISTANT VICE PRESIDENT/BUSINESS DEVELOPMENT MANAGER Carl P. Kessler, VICE PRESIDENT, SECURITY/COMPLIANCE
Thomas R. Klee, VICE PRESIDENT, COMMERCIAL LENDING
Christine S. Knerr, BANKING OFFICER, ELECTRONIC BANKING
Stacy A. Moyer, HUMAN RESOURCES ADMINISTRATOR
Shari L. Orzehoski, MORTGAGE LOAN ORIGINATOR
Lisa A. Otery, ASSISTANT VICE PRESIDENT/DEPOSIT SERVICES
Stephen M. Rick, COMMERCIAL LENDER
Brian K. Schaffer, VICE PRESIDENT, MARKETING
Jean M. Scholl, GENERAL LEDGER SUPERVISOR
Connie S. Stepan, VICE PRESIDENT/FINANCIAL ADVISOR
Maryann S. Thompson, COMMERCIAL DOCUMENTATION SUPERVISOR
Cameron B. Wentzel, RETAIL LOAN OFFICER/SUPERVISOR
Debra A. Werkheiser, SENIOR VICE PRESIDENT, DIRECTOR OF WEALTH MANAGEMENT Robert L. Wieand, SENIOR VICE PRESIDENT, COMMERCIAL LENDING


BRANCH LOCATIONS

DOWNTOWN OFFICE
3rd & West Broad Streets, Quakertown
Carol J. Schroding, ASSISTANT VICE PRESIDENT/BRANCH MANAGER
Denise R. Landis, BANKING OFFICER


COUNTRY SQUARE OFFICE
Country Square Shopping Center, Quakertown
Sharon L. Rotenberger, ASSISTANT VICE PRESIDENT/BRANCH MANAGER
Doreen L. Little, BANKING OFFICER

DUBLIN VILLAGE OFFICE
Dublin Village
Plaza, Dublin
April B. Donahue, ASSISTANT VICE PRESIDENT/BRANCH MANAGER

COOPERSBURG OFFICE Route 309, Coopersburg
Deborah K. McDonald, ASSISTANT VICE PRESIDENT/BRANCH MANAGER

PENNSBURG OFFICE
Pennsburg Square Shopping Center, Pennsburg
Brian L. Heilman, ASSISTANT VICE PRESIDENT/BRANCH MANAGER

PERKASIE OFFICE
6th & Chestnut Streets, Perkasie
April B. Donahue, ASSISTANT VICE PRESIDENT/BRANCH MANAGER

SOUDERTON OFFICE
Hilltown Plaza Shopping Center, Souderton Lisa S.
Heffentrager, BANKING OFFICER

CUSTOMER SERVICE CENTER 215-538-5605 or
800-491-9070

QNB ON THE WEB
www.QNB.com

ACCOUNT ACCESS 24-HOUR TELEPHONE BANKING
215-538-5760 or 800-491-9070

56